As filed with the Securities and Exchange Commission on December 23, 2021
Registration
No. 333-259375

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM
S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENVIRONMENTAL IMPACT ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	6770	85-1914700
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
535 Madison Avenue
New York, New York 10022
Telephone: (212)
389-8109
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Coyne
Environmental Impact Acquisition Corp.
535 Madison Avenue
New York, New York 10022
Telephone: (212)
389-8109
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Steven B. Stokdyk Brian Duff Brent T. Epstein Latham & Watkins LLP 355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560 Tel: (213) 485-1234	David A. Broadwin Adrienne Ellman John D. Hancock Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210 Tel: (617) 832-1000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a
post-effective
amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.  ☐

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act
Rule 13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act
Rule 14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED DECEMBER 23, 2021
PROXY STATEMENT FOR
SPECIAL MEETING OF
ENVIRONMENTAL IMPACT ACQUISITION CORP.
PROSPECTUS FOR
SHARES OF CLASS A COMMON STOCK, PAR VALUE $0.0001 PER SHARE, OF
ENVIRONMENTAL IMPACT ACQUISITION CORP.

The board of directors of Environmental Impact Acquisition Corp., a Delaware corporation (“
ENVI
”), has unanimously approved the transactions (collectively, the “
Business Combination
”) contemplated by the Business Combination Agreement, dated August 9, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “
Business Combination Agreement
”), by and among ENVI, Honey Bee Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), and GreenLight Biosciences, Inc., a Delaware corporation (“
GreenLight
”), a copy of which is attached to this proxy statement/prospectus as Annex A. As described in this proxy statement/prospectus, ENVI’s stockholders are being asked to consider and vote upon the Business Combination and other items. As used in this proxy statement/prospectus, “
New GreenLight
” refers to ENVI after giving effect to the consummation of the Business Combination.
On the date of the closing of the Business Combination (the “
Closing
”), Merger Sub will merge with and into GreenLight (the “
Merger
”), with GreenLight as the surviving company in the Merger and, after giving effect to the Merger, GreenLight will be a wholly owned subsidiary of ENVI (the time that the Merger becomes effective being referred to as the “
Effective Time
”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of capital stock of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the Delaware General Corporation Law are properly exercised and not withdrawn) will be exchanged for shares of Class A common stock, par value $0.0001 per share, of ENVI (“
ENVI Class
 A Common Stock
”) and outstanding GreenLight options and warrants to purchase shares of capital stock of GreenLight (whether vested or unvested) will be converted into comparable options and warrants to purchase ENVI Class A Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion. In connection with the consummation of the Business Combination, all of the issued and outstanding shares of ENVI Class A Common Stock, and all of the issued and outstanding shares of ENVI Class B common stock, par value $0.0001 per share, of ENVI (“
ENVI Class
 B Common Stock
”), will become shares of common stock, par value $0.0001 per share, of New GreenLight (“
New GreenLight Common Stock
”).
This proxy statement/prospectus covers 120,000,000 shares of ENVI Class A Common Stock. The number of shares of ENVI Class A Common Stock that this proxy statement/prospectus covers represents the maximum number of shares that may be issued to holders of shares of capital stock, options and warrants of GreenLight in connection with the Business Combination (as more fully described in this proxy statement/prospectus).
The ENVI Class A Common Stock is currently listed on the Nasdaq Capital Market (“
Nasdaq
”) under the symbol “ENVI.” ENVI will apply for listing, to be effective at the Effective Time, of New GreenLight Common Stock on Nasdaq under the proposed symbol “     ”. It is a condition of the Closing that New GreenLight’s initial listing application with Nasdaq be conditionally approved, that New GreenLight, following the consummation of the Business Combination, satisfy any initial and continuing Nasdaq listing requirements and that New GreenLight not fail to immediately cure any notice of noncompliance, but there can be no assurance that such conditions will be met or that ENVI will obtain such conditional approval from Nasdaq. If these conditions are not met or if such conditional approval is not obtained, the Business Combination will not be consummated unless these Nasdaq conditions set forth in the Business Combination Agreement are waived by the applicable parties.

This proxy statement/prospectus provides stockholders of ENVI with detailed information about the Business Combination and other matters to be considered at the special meeting of ENVI. We encourage you to read this entire proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
” beginning on page 25 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated                 , 2022, and
is first being mailed to ENVI’s stockholders on or about                 , 2022.

ENVIRONMENTAL IMPACT ACQUISITION CORP.
535 Madison Avenue
New York, New York 10022
NOTICE OF SPECIAL MEETING
TO BE HELD ON                 , 2022
TO THE STOCKHOLDERS OF ENVIRONMENTAL IMPACT ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “
special meeting
”) of Environmental Impact Acquisition Corp., a Delaware corporation, will be held virtually at 9:00 a.m., Eastern Time, on                 , 2022, at the following address:      , or at such other time, on such other date and at such other place to which the meeting may be adjourned. In light of ongoing developments related to the novel coronavirus, after careful consideration, ENVI has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the special meeting by visiting the website address above and using a control number assigned by Continental Stock Transfer & Trust Company (“
Continental
”). To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
You are cordially invited to attend the special meeting, which will be held for the following purposes:

•
Proposal No.
 1: The Business Combination Proposal
—to approve and adopt the Business Combination Agreement, by and among ENVI, Merger Sub, and GreenLight, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, (a) Merger Sub will merge with and into GreenLight, with GreenLight as the surviving company in the Merger and, after giving effect to such Merger, GreenLight will be a wholly owned subsidiary of ENVI and (b) at the time that the Merger becomes effective, each outstanding share of capital stock of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the Delaware General Corporation Law are properly exercised and not withdrawn) will be exchanged for shares of ENVI Class A Common Stock and outstanding GreenLight options and warrants to purchase shares of GreenLight (whether vested or unvested) will be exchanged for comparable options and warrants to purchase ENVI Class A Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement, and the Investor Rights Agreement, each in the form attached to this proxy statement/prospectus as Annex E, Annex G, Annex D and Annex F, respectively), and the transactions contemplated thereby. In connection with the consummation of the Business Combination, all of the issued and outstanding shares of ENVI Class A Common Stock and ENVI Class B Common Stock, will become shares of New GreenLight Common Stock (the “
Business Combination Proposal
”).

•
Proposal No.
 2: The Public Benefit Corporation Proposal
—to approve the conversion of ENVI into a Delaware public benefit corporation, effective at the Effective Time, by adopting the Public Benefit Corporation Charter, which is identical to the Proposed Charter, except that it also contains the provisions necessary or desirable for the conversion of ENVI to a public benefit corporation (the
Public Benefit Corporation Proposal
”).

•
Proposal No.
 3: The Charter Amendment Proposal
—to approve and adopt the second amended and restated certificate of incorporation of New GreenLight (the “
Proposed Charter
”) to be in effect following the Business Combination, which, if approved, would take effect at the effective time of the Merger, as further described in this proxy statement/prospectus (the “
Charter Amendment Proposal
”).

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•
Proposal No. 4(A)-(C): Advisory Charter Amendment Proposals
—to approve and adopt, on a
non-binding
advisory basis, each of the following governance proposals regarding the Proposed Charter (such proposals, collectively, the “
Advisory Charter Amendment Proposals
”) and the following material differences between the Amended and Restated Certificate of Incorporation of ENVI currently in effect (the “
Existing Charter
”) and the Proposed Charter (the “
Advisory Charter Amendment Proposals
”):

•
Proposal No. 4(A): Advisory Charter Amendment Proposal A
—to change the authorized capital stock of ENVI from (a) 100,000,000 shares of ENVI Class A Common Stock, 20,000,000 shares of ENVI Class B Common Stock and 1,000,000 shares of undesignated preferred stock of ENVI to (b) 500,000,000 shares of New GreenLight Common Stock and 10,000,000 shares of undesignated preferred stock of New GreenLight;

•
Proposal No. 4(B): Advisory Charter Amendment Proposal B
— to provide that, in addition to any vote required by applicable law or the certificate of incorporation or bylaws of New GreenLight, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to reduce the total number of shares of New GreenLight Preferred Stock authorized to be issued by New GreenLight or to amend, alter, change or repeal, or adopt any provision of the Proposed Charter inconsistent with, specified provisions of the Proposed Charter; and

•
Proposal No. 4(C): Advisory Charter Amendment Proposal C
—to provide that provisions of the Proposed Bylaws may be adopted, amended, altered or repealed either (x) by the approval of the majority of the New GreenLight Board or (y) the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, provided that the voting requirement is reduced to a majority if the New GreenLight Board recommends that stockholders approve the adoption, amendment, alteration or repeal.

•
Proposal No.
 5: The Nasdaq Proposal
—for the purposes of complying with the applicable provisions of Nasdaq Stock Market Listing Rule 5635, to approve the issuance of shares of New GreenLight Common Stock in connection with the Business Combination Agreement (the “
Nasdaq Proposal
”).

•
Proposal No.
 6: The Incentive Award Plan Proposal—
to approve and adopt the New GreenLight 2021 Equity and Incentive Plan (the “
New GreenLight 2021 Plan
”), a copy of which is attached to this proxy statement/prospectus as Annex H (the “
Incentive Award Plan Proposal
”).

•
Proposal No.
 7: The Employee Stock Purchase Plan Proposal—
to approve and adopt the New GreenLight 2021 Employee Stock Purchase Plan (the “
New GreenLight ESPP
”), a copy of which is attached to this proxy statement/prospectus as Annex J (the “
Employee Stock Purchase Plan Proposal
”).

•
Proposal No.
 8: The Director Election Proposal—
to elect seven directors, effective upon the Closing, divided into three classes designated Class I, Class II and Class III, each to serve a term on the New GreenLight Board until the annual meeting for the year in which such director’s term expires, and thereafter until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal (the “
Director Election Proposal
”).

•
Proposal No.
 9: The Adjournment Proposal—
to adjourn the special meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to ENVI stockholders, (B) if as of the time for which the special meeting is scheduled, there are insufficient shares of ENVI Class A Common Stock and ENVI Class B Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting, (C) in order to solicit additional proxies from ENVI stockholders to vote in favor of one or more of the proposals at the special meeting or (D) if ENVI stockholders redeem an amount of the public common stock such that the condition to consummation of the

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Business Combination that the aggregate cash proceeds to be received by ENVI from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $105.0 million (after deducting ENVI’s unpaid expenses, liabilities, and any amounts paid to ENVI stockholders that exercise their redemption rights in connection with the Business Combination) would not be satisfied (the “
Adjournment Proposal
”).

The Business Combination will be consummated only if the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal (collectively, the “
Condition Precedent Proposals
”) are approved at the special meeting. The Public Benefit Corporation Proposal and the Advisory Charter Amendment Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
These items of business are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only ENVI’s stockholders of record at the close of business on December 10, 2021 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournment of the special meeting.
This notice of special meeting and this proxy statement/prospectus and accompanying proxy card are being provided to ENVI’s stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournment of the special meeting.
Whether or not you plan to attend the special meeting, all of ENVI’s stockholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
” beginning on page 24 of this proxy statement/prospectus.
After careful consideration, the board of directors of ENVI has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that stockholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to ENVI’s stockholders pursuant to this notice of special meeting. When you consider the recommendation of these proposals by the board of directors of ENVI, you should keep in mind that ENVI’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal—Interests of ENVI’s Directors and Officers in the Business Combination
” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Organizational Documents, a public stockholder may request of ENVI that New GreenLight redeem all or a portion of its shares of public common stock for cash if the Business Combination is consummated. As a holder of shares of public common stock, you will be entitled to receive cash for any shares of public common stock to be redeemed only if you:
(i) hold shares of public common stock;
(ii) submit a written request to Continental, ENVI’s transfer agent, in which you (i) request that New GreenLight redeem all or a specified portion of your shares of public common stock for cash, and (ii) identify yourself as the beneficial holder of the shares of public common stock and provide your legal name, phone number and address; and
(iii) deliver your shares of public common stock to be redeemed to Continental, ENVI’s transfer agent, physically or electronically through The Depository Trust Company.

3

Holders must complete the procedures for electing to redeem their shares of public common stock in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the special meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public stockholders may elect to redeem shares of public common stock regardless of whether or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the shares of public common stock will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the shares of public common stock that it holds and timely delivers its shares to Continental, New GreenLight will redeem such shares of public common stock for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ENVI’s initial public offering (the “
trust account
”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                 , 2022, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its shares of public common stock for cash and will no longer own public common stock. See “
Special Meeting of ENVI—Redemption Rights
” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares of public common stock for cash.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“
Exchange Act
”)), will be restricted from redeeming its shares of public common stock with respect to more than an aggregate of 20% of the outstanding shares of public common stock. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the outstanding public common stock, then any such shares in excess of that 20% limit would not be redeemed for cash.
Our sponsor, CG Investments Inc. VI (our “
Sponsor
”), HB Strategies, LLC (“
HB Strategies
”) and certain of our directors (collectively, the “
initial stockholders
”), pursuant to the Sponsor Letter Agreement (as defined in this proxy statement / prospectus), have agreed to, among other things, vote all of their founder shares (as defined in this proxy statement / prospectus) in favor of the proposals being presented at the special meeting and waive their anti-dilution
rights with respect to their shares of ENVI Class B Common Stock in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the founder shares owned by the initial stockholders represent approximately 20% of the issued and outstanding ENVI common stock. See “
Business Combination Proposal—Related Agreements
—
Sponsor Letter Agreement
” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will ENVI redeem shares of public common stock in an amount that would cause New GreenLight’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as defined in this proxy statement / prospectus).
Your vote is very important
. Whether or not you plan to attend the special meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the special meeting. Each of the Condition Precedent Proposals is cross-conditioned
on the approval of each other.

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The Public Benefit Corporation Proposal and the Advisory Charter Amendment Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to this proxy statement/prospectus following this notice of special meeting (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your shares, please contact D.F. King, our proxy solicitor, by calling (866) 620-2535, or for banks and brokers call collect (212) 269-5550, or by emailing ENVI@dfking.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Environmental Impact Acquisition Corp.,
Daniel Coyne
Chief Executive Officer and President
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR SHARES OF ENVI PUBLIC COMMON STOCK BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ENVI’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

5

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ADDITIONAL INFORMATION
You may request copies of this proxy statement/prospectus and any other publicly available information concerning ENVI, without charge, by written request to Environmental Impact Acquisition Corp., 535 Madison Avenue, New York, New York 10022, or by telephone request at (212)
389-8109;
or D.F. King, our proxy solicitor, by calling (866) 620-2535, or for banks and brokers call collect
(212) 269-5550,
or by emailing ENVI@dfking.com or from the SEC through the SEC website at http://www.sec.gov.
In order for ENVI’s stockholders to receive timely delivery of the documents in advance of the special meeting of ENVI to be held on                 , 2022, you must request the information no later than five business days prior to the date of the special meeting, by                 , 2022.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the
®
or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•
“50% Redemption Scenario” are to a scenario in which it is assumed that 10,187,589 shares of ENVI Class A Common Stock are redeemed by public stockholders for an aggregate payment of approximately $101.9 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account;

•
“Aggregate Transaction Proceeds” are to the amount equal to (a) the sum of (i) the aggregate cash proceeds available to ENVI from the Trust Account in connection with the Business Combination (calculated after giving effect to any redemption of shares of ENVI Class A Common Stock) and (ii) the aggregate proceeds from the PIPE Financing, less (b) unpaid expenses and liabilities of ENVI;

•	“Aggregate Transaction Proceeds Condition” are to an amount of Aggregate Transaction Proceeds no less than $105.0 million;

•	“Business Combination” are to the Merger and the other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•	“Business Combination Agreement” are to that certain Business Combination Agreement, dated August 9, 2021, by and among ENVI, Merger Sub and GreenLight;

•	“Canaccord” are to Canaccord Genuity LLC, our financial advisor and an affiliate of the Sponsor;

•	“Closing” are to the closing of the Business Combination;

•
“Closing Date” are to that date that is in no event later than the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the sections titled “
Business Combination Proposal
—
Business Combination Agreement
” and “
Business Combination Proposal
—
Conditions to Closing of the Business Combination
” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or such other date as ENVI and GreenLight may agree upon in writing;

•
“Condition Precedent Proposals” are to the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DGCL” are to the Delaware General Corporation Law;

•	“Effective Time” are to the time at which the Merger becomes effective;

•	“ENVI,” “we,” “us” or “our” are to Environmental Impact Acquisition Corp., a Delaware corporation, prior to the consummation of the Business Combination;

•
“ENVI Acquisition Proposal” are to (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which ENVI or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), (b) any equity, debt or similar investment in ENVI or any of its controlled affiliates or (c) any other Business Combination;

•	“ENVI Board” are to ENVI’s board of directors;

•	“ENVI Class A Common Stock” are to the Class A common stock, par value $0.0001 per share, of ENVI, which will automatically convert, on a one-for-one basis, into shares of New GreenLight Common Stock;

•
“ENVI Class B Common Stock” or “founder shares” are to the Class B common stock, par value $0.0001 per share, of ENVI outstanding as of the date of this proxy statement/prospectus that were initially issued to the Sponsor, HB Strategies, and certain directors of ENVI in private placement transactions prior to and in connection with our initial public offering;

•	“ENVI common stock” are to the ENVI Class A Common Stock and the ENVI Class B Common Stock;

•	“ENVI Parties” are to, collectively, ENVI and Merger Sub;

•
“ENVI Units” are to the units offered at ENVI’s initial public offering at a price of $10.00 per unit, with each unit consisting of one share of ENVI Class A Common Stock and one-half
of one redeemable warrant entitling the holder of such warrant to purchase one share of ENVI Class A Common Stock at a price of $11.50 per share;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Existing Bylaws” are to ENVI’s Bylaws currently in effect as of the date of this proxy statement/prospectus;

•	“Existing Charter” are to ENVI’s Amended and Restated Certificate of Incorporation currently in effect as of the date of this proxy statement/prospectus;

•	“Existing Organizational Documents” are to the Existing Charter and the Existing Bylaws;

•
“GreenLight” are to GreenLight Biosciences, Inc., a Delaware corporation, prior to the consummation of the Business Combination and, following the consummation of the Business Combination, are to the surviving company in the Merger;

•	“GreenLight 2012 Equity Plan” are to the GreenLight Biosciences, Inc. 2012 Stock Incentive Plan;

•
“GreenLight Acquisition Proposal” are to (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, (i) of the equity securities of GreenLight, in each case, that, if consummated, would result in a person acquiring beneficial ownership of 15% or more of any class of outstanding voting equity securities of GreenLight or 15% or more of the outstanding voting equity securities of GreenLight (regardless of class) or (ii) of all or a portion of assets or businesses of GreenLight which constitute 15% or more of the fair market value of GreenLight, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any direct or indirect acquisition, in one or a series of related transactions, of 15% or more of any class of outstanding voting equity securities of GreenLight or 15% or more of the outstanding voting equity securities of the GreenLight (regardless of class) (in each case of clauses (a) and (b) other than pursuant to the exercise or conversion of any GreenLight options or warrants in accordance with the terms of the GreenLight 2012 Equity Plan, the underlying grant, award or similar agreement or GreenLight’s warrant agreement (as applicable));

•	“GreenLight Common Stock” are to shares of common stock, par value $0.001 per share, of GreenLight;

•	“GreenLight Preferred Stock” are to the GreenLight Series A Preferred Stock, GreenLight Series B Preferred Stock, GreenLight Series C Preferred Stock and GreenLight Series D Preferred Stock;

•
“GreenLight Series A Preferred Stock” are to shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, in each case with a par value $0.001 per share, of GreenLight;

•	“GreenLight Series B Preferred Stock” are to shares of Series B Preferred Stock, par value $0.001 per share, of GreenLight;

•	“GreenLight Series C Preferred Stock” are to shares of Series C Preferred Stock, par value $0.001 per share, of GreenLight;

•	“GreenLight Series D Preferred Stock” are to shares of Series D Preferred Stock, par value $0.001 per share, of GreenLight;

•
“GreenLight Shares” are, as the context requires, to the GreenLight Common Stock, GreenLight Series A Preferred Stock, GreenLight Series B Preferred Stock, GreenLight Series C Preferred Stock and GreenLight Series D Preferred Stock;

•	“GreenLight stockholders” are to holders of GreenLight capital stock prior to the consummation of the Business Combination;

•	“HB Strategies” are to HB Strategies, LLC, a Delaware limited liability company and an affiliate of Hudson Bay Capital Management, LP;

•	“initial public offering” are to ENVI’s initial public offering that was consummated on January 19, 2021;

•	“initial stockholders” are to the Sponsor, HB Strategies and any other holders of ENVI Class B Common Stock prior to the consummation of ENVI’s initial public offering;

•
“Insider Warrants” are to the 750,000 private placement warrants issued simultaneously with the closing of ENVI’s initial public offering, of which 600,000 warrants were issued to the Sponsor and 50,000 warrants were issued to each of Gov. Patrick and Messrs. Brewster and Seavers, entitling such warrant holder the right to purchase one share of ENVI Class A Common Stock on terms identical to the warrants included in the ENVI Units;

•
“Merger” are to the merger of Merger Sub with and into GreenLight pursuant to the Business Combination Agreement, with GreenLight as the surviving company in the Merger and, after giving effect to such Merger, GreenLight becoming a wholly owned subsidiary of ENVI, which itself will be renamed “GreenLight Biosciences, Inc.”;

•	“Merger Sub” are to Honey Bee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENVI prior to the consummation of the Business Combination;

•	“Nasdaq” are to the Nasdaq Capital Market;

•
“New GreenLight” are to Environmental Impact Acquisition Corp. following the filing of the Proposed Charter or the PBC Proposed Charter, as applicable, the consummation of the Business Combination and the change of ENVI’s name to “GreenLight Biosciences, Inc.” or “GreenLight Biosciences, PBC”, as applicable;

•	“New GreenLight Board” are to the board of directors of New GreenLight;

•	“New GreenLight Common Stock” are to the common stock, par value $0.0001 per share, of New GreenLight upon the effectiveness of the Proposed Charter;

•
“New GreenLight Equity Plan” are to the New GreenLight Biosciences, Inc. 2021 Equity and Incentive Plan to be considered for adoption and approval by the stockholders pursuant to the Incentive Award Plan Proposal, a form of which is attached to this proxy statement / prospectus as Annex H;

•
“New GreenLight ESPP” are to the New GreenLight 2021 Employee Stock Purchase Plan, a form of which is attached to this proxy statement/prospectus as Annex I, to be considered for adoption and approval by the stockholders pursuant to the Employee Stock Purchase Plan Proposal;

•	“PBC” are to a public benefit corporation;

•	“PBC Purpose” are to the public benefit corporation purpose of ENVI, as provided in the PBC Proposed Charter;

v

•
“PBC Proposed Charter” are to the proposed second amended and restated certificate of incorporation, to be approved and adopted by the ENVI stockholders pursuant to the Public Benefit Corporation Proposal, and attached as Annex J hereto;

•
“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 12,425,000 shares of ENVI Class A Common Stock for an aggregate purchase price of $124,250,000 to be consummated in connection with the Closing;

•
“PIPE Investors” are to the investors party to the Subscription Agreements who have agreed to subscribe for and purchase on the date of the Closing a number of shares of ENVI Class A Common Stock set forth in the applicable Subscription Agreement;

•
“private placement warrants” are to the warrants entitling such warrant holder the right to purchase one share of ENVI Class A Common Stock on terms identical to the warrants included in the ENVI Units offered in ENVI’s initial public offering;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

•	“Proposed Bylaws” are to the proposed bylaws of New GreenLight attached to this proxy statement/prospectus as Annex C;

•
“Proposed Charter” are to the proposed second amended and restated certificate of incorporation of New GreenLight to be effective upon the Closing, a copy of which is attached to this proxy statement/prospectus as Annex B and, except where the context otherwise requires, the PBC Proposed Charter;

•	“Proposed Organizational Documents” are to the Proposed Charter and the Proposed Bylaws;

•
“public common stock” are to the 20,700,000 shares of ENVI Class A Common Stock outstanding as of the date of this proxy statement/prospectus, whether acquired in ENVI’s initial public offering or acquired in the secondary market;

•	“public stockholders” are to holders of public common stock, whether acquired in ENVI’s initial public offering or acquired in the secondary market;

•	“public warrants” are to the currently outstanding warrants to purchase 10,350,000 shares of ENVI Class A Common Shares for an exercise price of $11.50 per share;

•	“redemption” are to each redemption of public common stock for cash pursuant to the Existing Organizational Documents;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•
“special meeting” are to the special meeting of ENVI at 9:00 a.m., Eastern Time, held virtually at 9:00 a.m., Eastern Time, on                , 2022, at the following address:                , or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“Sponsor” are to CG Investments Inc. VI, a Canadian corporation;

•	“Subscription Agreements” are to the subscription agreements, entered into by ENVI and each of the PIPE Investors in connection with the PIPE Financing;

•	“transfer agent” are to Continental, ENVI’s transfer agent; and

•
“trust account” are to the trust account established at the consummation of ENVI’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF ENVI
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ENVI’s stockholders. We urge stockholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the special meeting, which will be held virtually at 9:00 a.m., Eastern Time, on                , 2022, at the following address:      , or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q.	Why am I receiving this proxy statement/prospectus?

A.
ENVI stockholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, (i) ENVI will be renamed “GreenLight Biosciences, Inc.” if the Charter Amendment Proposal is approved (or “GreenLight Biosciences, PBC” if the Public Benefit Corporation Proposal is also approved), and (ii) each outstanding share of capital stock of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New GreenLight Common Stock and outstanding GreenLight options and warrants to purchase shares of GreenLight (whether vested or unvested) will be exchanged for comparable options or warrants, as applicable, to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion. See “
Business Combination Proposal
.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.
The provisions of the Proposed Organizational Documents will differ in certain material respects from the Existing Organizational Documents.
THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q.	What proposals are stockholders of ENVI being asked to vote upon?

A.	At the special meeting, ENVI is asking its stockholders to consider and vote upon the following separate proposals:

•	a proposal to approve and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to adopt and approve the PBC Proposed Charter;

•	a proposal to adopt and approve the Proposed Charter;

•	the following governance proposals to approve, on a non-binding advisory basis, the following material differences between the Existing Charter and the Proposed Charter:

•
to change the authorized capital stock of ENVI from (a) 121,000,000 shares, par value $0.0001 per share, consisting of 100,000,000 shares of ENVI Class A Common Stock, 20,000,000 shares of ENVI Class B Common Stock, and 1,000,000 shares of undesignated preferred stock, to (b) 510,000,000 shares, par value $0.0001 per share, consisting of 500,000,000 shares of common stock of New GreenLight and 10,000,000 shares of undesignated preferred stock of New GreenLight;

•
to provide that, in addition to any vote required by applicable law or the certificate of incorporation or bylaws of New GreenLight, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to reduce the total number of shares of New GreenLight Preferred Stock authorized to be issued by New GreenLight or to amend, alter, change or repeal, or adopt any provision of the charter of New GreenLight inconsistent with, specified provisions of the charter of New GreenLight; and

•
to provide that the bylaws of New GreenLight may be adopted, amended, altered or repealed with the approval of a majority of the New GreenLight Board or by the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, provided that the voting requirement is reduced to a majority if the New GreenLight Board recommends that stockholders approve the adoption, amendment, alteration or repeal;

•	a proposal to approve the issuance of shares of New GreenLight Common Stock in connection with the Business Combination in compliance with the Nasdaq listing rules;

•	a proposal to approve and adopt the New GreenLight Equity Plan;

•	a proposal to approve and adopt the New GreenLight ESPP;

•	to elect seven directors to serve on the New GreenLight Board, effective upon the closing of the Business Combination; and

•
a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and voting of proxies in the event that there are insufficient votes for the approval of one or more proposals at the special meeting.

If our stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.
For more information, please see “
The Business Combination Proposal
,” “The Public Benefit Corporation Proposal,” “The Charter Amendment Proposal,” “The Advisory Charter Amendment Proposals,” “The Nasdaq Proposal,” “The Incentive Award Plan Proposal,” “The Employee Stock Purchase Plan Proposal,” “The Director Election Proposal” and “The Adjournment Proposal.”
ENVI will hold the special meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the special meeting. Stockholders of ENVI should read it carefully.
After careful consideration, the ENVI Board has determined that the Business Combination Proposal, the Public Benefit Corporation Proposal, the Charter Amendment Proposal, each of the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of ENVI and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of

ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

Q.	Why is ENVI proposing the Business Combination?

A.
ENVI is a blank check company incorporated in Delaware on July 2, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ENVI is authorized to pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination. ENVI is not permitted under its Existing Organizational Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

Before entering into the Business Combination Agreement, ENVI identified several criteria and guidelines it believed were important for evaluating acquisition opportunities. ENVI sought to acquire one or more companies that: have an enterprise value between $750 million and $2 billion; offer innovative and unique products, services and technology solutions that promote and profit from sustainability, including energy efficiency, decarbonization, resource efficiency and productivity improvement, and/or help their customers achieve their sustainability objectives; have a defensible position with its target market(s) as a result of differentiated technology, distribution capabilities, customer service or other capabilities; have a history of, or potential for, strong and stable cash flow generation with predictable and recurring revenue streams; have strong long-term growth prospects and will benefit from access to additional capital to accelerate organic growth and/or inorganic growth through future add-on acquisitions; have strong management teams with a proven track record of driving revenue growth, enhancing profitability and generating strong free cash flow; could leverage from our management, board and sponsor to tangibly improve operations and market position; will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company; and can offer attractive risk-adjusted return on investments for ENVI stockholders.
Based on its due diligence investigations of GreenLight and the industry in which it operates, including the financial and other information provided by GreenLight in the course of negotiations, the ENVI Board believes that GreenLight meets the criteria and guidelines listed above. However, there is no assurance of this. See “
Business Combination Proposal—The ENVI Board’s Reasons for the Business Combination
.”
Although the ENVI Board believes that the Business Combination with GreenLight presents a unique business combination opportunity and is in the best interests of ENVI and its stockholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “
Business Combination Proposal—The ENVI Board’s Reasons for the Business Combination
” and “
Risk Factors—Risks Related to the Business Combination and ENVI.
”

Q.	Did the ENVI Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A.
Yes. The ENVI Board obtained a fairness opinion from Duff & Phelps in connection with its determination to approve the Business Combination. See the section titled “
The Business Combination Proposal—Opinion of Duff
 & Phelps
, Financial Adviser to the ENVI Board
” and the Opinion (as described below) attached hereto as an exhibit.

Q.	What will GreenLight’s equityholders receive in return for the Business Combination with ENVI?

A.
On the date of Closing, Merger Sub will merge with and into GreenLight, with GreenLight as the surviving company in the Merger and, after giving effect to such Merger, GreenLight will be a wholly owned subsidiary of ENVI. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, outstanding shares of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New GreenLight Common Stock and outstanding GreenLight options and warrants to purchase shares of GreenLight (whether vested or unvested) will be exchanged for comparable options or warrants, as applicable, to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion.

Q.	How will the combined company be managed following the Business Combination?

A.
Following the Closing, it is expected that the current management of GreenLight will become the management of New GreenLight, and the New GreenLight Board will consist of seven (7) directors, which will be divided into three classes (Class I, II and III) with each class initially consisting of two (2) or three (3) directors. Pursuant to the Business Combination Agreement, the New GreenLight Board will consist of four (4) individuals designated by GreenLight, GreenLight’s chief executive officer and, prior to the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, one (1) individual determined by ENVI and one (1) individual determined by GreenLight. Please see the section titled “
Management Following the Business Combination
” for further information.

Q.	What equity stake will current ENVI stockholders and current equityholders of GreenLight hold in New GreenLight immediately after the consummation of the Business Combination?

A.
As of September 30, 2021, there were outstanding 25,875,000 shares of ENVI common stock, consisting of 20,700,000 shares of ENVI Class A Common Stock, all of which were issued in ENVI’s initial public offering, and 5,175,000 shares of ENVI Class B Common Stock, all of which were issued to ENVI’s initial stockholders. These amounts do not include 10,350,000 public warrants or 2,750,000 private placement warrants (including the Insider Warrants).

It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Business Combination Agreement), (1) ENVI’s public stockholders will own approximately 14% of the outstanding New GreenLight Common Stock, (2) GreenLight stockholders will own approximately 73% of the outstanding New GreenLight Common Stock and (3) the initial stockholders of ENVI will own approximately 4% of the outstanding New GreenLight Common Stock. These percentages assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination, (ii) 103,470,217 shares of New GreenLight Common Stock will be issued to the holders of outstanding shares of capital stock of GreenLight at Closing (including shares issuable upon the conversion of certain notes and the exercise of certain warrants), (iii) 12,425,000 shares of ENVI Class A Common Stock will be issued in the PIPE Financing, and (iv) that no options to purchase New GreenLight Common Stock are exercised. If the actual facts are different from these assumptions, the percentage ownership retained by ENVI’s existing shareholders in New GreenLight will be different.

The following table illustrates different ownership levels in New GreenLight Common Stock immediately following the consummation of the Business Combination based on the capitalization of ENVI and GreenLight as of September 30, 2021 and either no redemptions, 50% redemptions or maximum redemptions by the public stockholders, assuming: (i) 103,470,217 shares of New GreenLight Common Stock will be issued to the holders of outstanding shares of capital stock of GreenLight at Closing (including shares issuable upon the conversion of certain notes and the exercise of certain warrants); (ii) 12,425,000 shares of ENVI Class A Common Stock will be issued in the PIPE Financing; and (iii) no outstanding

x

options to purchase New GreenLight Common Stock are exercised. If the actual facts differ from these assumptions, the ownership percentages in New GreenLight will be different.

	Assuming No Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%	Shares	%
	(percentages represent percentages of pro forma outstanding shares)
Public shares (a)	20,700,000	14%	10,512,411	8%	324,821	*
Founder shares	5,175,000	4%	5,175,000	4%	5,175,000	4%
GreenLight stockholders (b)(c)	103,470,217	73%	103,470,217	79%	103,470,217	85%
PIPE shares	12,425,000	9%	12,425,000	9%	12,425,000	10%
Pro forma common stock outstanding as of September 30, 2021 (d)	141,770,217	100%	131,582,628	100%	121,395,038	100%

Potential sources of dilution
Public Warrants	10,350,000	7%	10,350,000	8%	10,350,000	9%
Private Placement Warrants	2,000,000	1%	1,500,000	1%	1,500,000	1%
Insider Warrants	750,000	*	600,000	*	600,000	*
Rollover Options	17,555,928	12%	17,555,928	13%	17,555,928	14%

*	Less than 1%
(a)
Amount includes 1,000,000 shares of ENVI Class A Common Stock held by HB Strategies, a founder, all of which shares carry the same redemption rights as other shares of ENVI Class A Common Stock. The 50% Redemption Scenario and the Maximum Redemption Scenario assume that HB Strategies will redeem 50% and 100%, respectively, of its shares of ENVI Class A Common Stock. Amount excludes 13,100,000 warrants to purchase ENVI Class A Common Stock, which is made up of 10,350,000 public warrants, 2,000,000 private placement warrants and 750,000 Insider Warrants. Additionally, under each of the 50% Redemption Scenario and the Maximum Redemption Scenario, an aggregate of 650,000 Warrants comprised of 500,000 Private Placement Warrants owned by HB Strategies and 150,000 Insider Warrants owned by the Sponsor will be forfeited pursuant to the Sponsor Letter Agreement.

(b)
In accordance with the terms and subject to the conditions of the Business Combination Agreement, each outstanding share of capital stock of GreenLight will be exchanged for shares of New GreenLight Common Stock and outstanding GreenLight Options (whether vested or unvested) will be exchanged for comparable options to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion. The number of shares of New GreenLight Common Stock issued to the holders of shares of capital stock of GreenLight at Closing will fluctuate based on the number of shares underlying GreenLight Options and GreenLight Warrants, whether vested or unvested (and the exercise prices of such options and warrants), outstanding at Closing.

(c)
Amount includes 6,583,549 shares issuable upon conversion of the GreenLight Convertible Notes and 872,667 shares underlying GreenLight Warrants that are assumed to be exercised immediately prior to the consummation of the Business Combination and excludes 17,555,928 shares underlying Rollover Options to be issued to holders of GreenLight Options, assuming such GreenLight Options remain unexercised as of the Closing.

(d)
Amount excludes 31,750,000 shares (which amount includes shares underlying Rollover Options) and 2,000,000 shares of New GreenLight Common Stock that are expected to be available for issuance under the New GreenLight Equity Plan and the New GreenLight ESPP, respectively, after the consummation of the Business Combination, assuming approval of the Condition Precedent Proposals.

For further details, see the section titled “
Business Combination Proposal—Consideration to GreenLight Equityholders in the Business Combination
.”

Q.	Do I have redemption rights?

A.
If you are a holder of shares public common stock, you have the right to request that we redeem all or a portion of your shares of public common stock for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus.
Public stockholders may elect to redeem all or a portion of the shares of public common stock held by them regardless of whether or how they vote in respect of the Business Combination Proposal.
If you wish to exercise your redemption rights, please see the answer to the next question: “
How do I exercise my redemption rights?
”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its shares of public common stock with respect to more than an aggregate of 20% of the outstanding shares of public common stock. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the outstanding shares of public common stock, then any such shares in excess of that 20% limit would not be redeemed for cash.

The initial stockholders have agreed to waive their redemption rights with respect to certain of their common stock in connection with the consummation of the Business Combination.

Q.	How do I exercise my redemption rights?

A.	If you are a public stockholder and wish to exercise your right to redeem your shares of public common stock, you must:

(i)	hold shares of public common stock;

(ii)
submit a written request to Continental, ENVI’s transfer agent, in which you (i) request that we redeem all or a specified portion of your shares of public common stock for cash, and (ii) identify yourself as the beneficial holder of the shares of public common stock and provide your legal name, phone number and address; and

(iii)	deliver your shares of public common stock to be redeemed to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“ DTC ”).
Holders must complete the procedures for electing to redeem their shares of public common stock in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the special meeting) in order for their shares to be redeemed.
The address of Continental, ENVI’s transfer agent, is listed under the question “
Who can help answer my questions?
” below.
Public stockholders will be entitled to request that their shares of public common stock be redeemed for a pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote or, if they do vote, irrespective of whether they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of shares of public common stock, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the special meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the special meeting.
No request for redemption will be honored unless the holder’s shares of public common stock have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the special meeting.
If a holder of shares of public common stock properly makes a request for redemption and the shares of public common stock are delivered as described above, then, if the Business Combination is consummated, we will redeem the shares of public common stock for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. It is expected that the funds to be distributed to public stockholders electing to redeem their shares of public common stock will be distributed promptly after the consummation of the Business Combination.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
The receipt of cash by a holder of public common stock in redemption of such stock will generally be a taxable event for U.S. federal income tax purposes that could result in the recognition of income or gain in the case of a U.S. holder (as defined below), and could be a taxable event for U.S. federal income tax purposes in the case of a
Non-U.S.
holder (as defined below). Please see the discussion below under the caption “
Material U.S. Federal Income Tax Consequences
” for additional information.

All holders of our public common stock considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q.	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A.
Following the closing of our initial public offering, an amount equal to $207,000,000 of the net proceeds from our initial public offering was placed in the trust account. As of September 30, 2021, funds in the trust account totaled approximately $207.0 million and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public common stock if we are unable to complete a business combination by July 19, 2022 (or by January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public common stock, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New GreenLight, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “
Summary of the Proxy Statement/Prospectus
—
Sources and Uses of Funds for the Business Combination
.”

Q.	What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.
Our public stockholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

In no event will New GreenLight redeem public common stock in an amount that would cause our net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing or if we would not have funds legally available therefor.
Additionally, as a result of redemptions, the trading market for New GreenLight Common Stock may be less liquid than the market for the public common stock prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q.	What conditions must be satisfied to complete the Business Combination?

A.
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our stockholders of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination Agreement and the Merger by the GreenLight stockholders; (iii) each applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iv) ENVI having at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (v) the Aggregate Transaction Proceeds Condition; (vi) the approval by Nasdaq of our initial listing application in connection with the Business Combination (also see “
Risk Factors—Nasdaq may not list New GreenLight’s securities on its exchange, which could limit investors’ ability to make transactions in New GreenLight’s securities and subject New GreenLight to additional trading restrictions
.”); and (vii) the effectiveness of the registration statement of which this registration statement/proxy statement forms a part. Therefore, unless these conditions are satisfied or waived by both ENVI and GreenLight in the case of (i), (ii), (iii), (iv), (vi), (vii) and by GreenLight in the case of (v) and (vii), the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “
Business Combination Proposal—Conditions to Closing of the Business Combination.
”

Q.	When do you expect the Business Combination to be completed?

A.
It is currently expected that the Business Combination will be consummated in the fourth quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to ENVI stockholders at the special meeting. However, such special meeting could be adjourned if the Adjournment Proposal is adopted by our stockholders at the special meeting and we elect to adjourn the special meeting to a later date or dates to consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to ENVI stockholders, (B) if as of the time for which the special meeting is scheduled, there are insufficient shares of ENVI Class A Common Stock and ENVI Class B Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting, (C) in order to solicit additional proxies from ENVI stockholders in favor of one or more of the proposals at the special meeting or (D) if ENVI stockholders redeem an amount of public common stock such that the Aggregate Transaction Proceeds Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “
Business Combination Proposal—Conditions to Closing of the Business Combination.
”

Q.	What happens if the Business Combination is not consummated?

A.
If ENVI is not able to consummate the Business Combination with GreenLight nor able to complete another business combination by July 19, 2022 (or by January 19, 2023 if the Company, by resolution of its board, extends the period of time by an additional six months), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public common stock, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of public common stock, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ENVI’s remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Q.	Do I have appraisal rights in connection with the proposed Business Combination?

A.	Our stockholders have no appraisal rights in connection with the Business Combination under the DGCL.

Q.	What do I need to do now?

A.
We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a stockholder. Our stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.
If you are a holder of record of common stock on the record date for the special meeting, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed
postage paid envelope.
If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker, bank or nominee on a particular proposal on which your broker, bank or nominee does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”
Abstentions and broker
non-votes
will be counted as present for the purpose of determining the presence of a quorum on all matters. Abstentions and broker non-votes will not count as votes cast at the special meeting and will have no effect on the outcome of a proposal, other than the Charter Amendment Proposal and the Public Benefit Corporation Proposal. For the Charter Amendment Proposal and the Public Benefit

Corporation Proposal, abstentions and broker non-votes will have the same effect as votes “AGAINST” such proposal. If you hold shares in street name and decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q.	When and where will the special meeting be held?

A.
The special meeting will be held virtually at 9:00 a.m., Eastern Time, on                , 2022, at the following address:                , or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q.	Will stockholders of ENVI be able to ask questions during the general meeting?

A.	Stockholders of ENVI will be able to ask questions about the Business Combination during the special meeting, as time permits.

Q.	What impact will the COVID-19 pandemic have on the Business Combination?

A.
Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus pandemic on the business of ENVI and GreenLight, and there is no guarantee that efforts by ENVI and GreenLight to address the adverse impacts of the coronavirus pandemic will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If ENVI or GreenLight is unable to recover from a business disruption on a timely basis, the Business Combination and New GreenLight’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic and become more costly. Each of ENVI and GreenLight may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q.	Who is entitled to vote at the special meeting?

A.
We have fixed December 10, 2021 as the record date for the special meeting. If you were a stockholder of ENVI at the close of business on the record date, you are entitled to vote on matters that come before the special meeting. However, a stockholder may only vote his, her or their shares if he, she or they are present in person or is represented by proxy at the special meeting.

Q.	How many votes do I have?

A.
ENVI stockholders are entitled to one vote at the special meeting for each share of ENVI Class A Common Stock or ENVI Class B Common Stock held of record as of the record date. As of the close of business on the record date for the special meeting, there were 20,700,000 shares of ENVI Class A Common Stock issued and outstanding and 5,175,000 shares of ENVI Class B Common Stock issued and outstanding. Under the Existing Charter, prior to the consummation of the Business Combination, only holders of ENVI Class B Common Stock will have the right vote on the election or removal of a director of ENVI.

Q.	What constitutes a quorum?

A.
A quorum of ENVI stockholders is necessary to hold a valid meeting. For each proposal, a quorum will be present at the special meeting if one or more stockholders who together hold a majority of the voting power of the outstanding shares of each class (or group of classes voting as a single class) of ENVI common stock entitled to vote on such proposal at the special meeting are represented in person or by proxy at the special meeting.

Q.	What vote is required to approve each proposal at the special meeting?

A.
The proposals at the special meeting each involve a vote by holders of ENVI Class A Common Stock and holders of ENVI Class B Common Stock. As of the date of this proxy statement/prospectus, there are 20,700,000 shares of ENVI Class A Common Stock outstanding, all of which were issued in ENVI’s initial public offering, and 5,175,000 shares of ENVI Class B Common Stock outstanding, all of which were issued to ENVI’s initial stockholders. In connection with the Business Combination, ENVI’s initial stockholders have agreed to vote all shares of ENVI Class B Common Stock owned by them in favor of the proposals at the special special meeting. Thus, any approval requiring the affirmative vote of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, would require only 7,762,501 more shares of ENVI Class A Common Stock, or approximately 37.5% of the total outstanding shares of ENVI Class A Common Stock, voting in favor of the proposal. The following votes are required for each proposal at the special meeting:

(i)
The Business Combination Proposal
: The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

(ii)
The Public Benefit Corporation Proposal
: The approval of the Public Benefit Corporation Proposal requires (i) the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, (ii) the affirmative vote of the holders of a majority of the ENVI Class A Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class.

(iii)
The Charter Amendment Proposal
: The approval of the Charter Amendment Proposal requires (i) the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, (ii) the affirmative vote of the holders of a majority of the ENVI Class A Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class.

(iv)
The Advisory Charter Amendment Proposals
: The approval, on a
non-binding
advisory basis, of each of the Advisory Charter Amendment Proposals the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote on such matter and actually cast thereon at the special meeting, voting as a single class.

(v)
The Nasdaq Proposal
: The approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

(vi)
The Incentive Award Plan Proposal
: The approval of the Incentive Award Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

(vii)	The Employee Stock Purchase Plan Proposal : The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

(viii)
The Director Election Proposal
: The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote (in person or by proxy) of a plurality of the outstanding shares of ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting. As the holder of a majority of the outstanding shares of ENVI Class B Common Stock, HB Strategies controls the outcome of the Director Election Proposal. See the section titled “
The Director Election Proposal
.”

(ix)
The Adjournment Proposal
: The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

Q.	What are the recommendations of the ENVI Board?

A.
The ENVI Board believes that the Business Combination Proposal and the other proposals to be presented at the special meeting are in the best interest of ENVI and its stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Public Benefit Corporation Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Amendment Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal—Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

Q.	How do the Sponsor and the other initial stockholders intend to vote their shares?

A.
Our initial stockholders have agreed to vote all their founders shares in favor of all the proposals being presented at the special meeting. As of the date of this proxy statement/prospectus, our initial stockholders own approximately 5% of the outstanding shares of ENVI Class A Common Stock and 100% of the shares of ENVI Class B Common Stock. As the holder of a majority of the outstanding shares of ENVI Class B Common Stock, our initial stockholders control the outcome of the Director Election Proposal. See the section titled “
The Director Election Proposal
.”

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial stockholders, GreenLight and/or their directors, officers, advisors or respective affiliates may purchase public common stock from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public common stock or vote their public common stock in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that our initial stockholders, GreenLight and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirements that each of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite vote at the special meeting, (ii) otherwise limit the number of shares of public common stock to be redeemed and (iii) ensure that New GreenLight’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the special meeting.
Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q.	What do I need to know about the conflicts of interest that the directors and officers of ENVI may have?

A.
When you consider the recommendation of the ENVI Board in favor of approval of the Business Combination and the other proposals to be presented at the special meeting, you should keep in mind that the initial stockholders, which include the Sponsor, HB Strategies and ENVI’s directors and officers, have interests in such proposals that are different from, or in addition to, those of ENVI stockholders generally. These interests include, among other things, the fact that the initial stockholders paid an aggregate of $25,000 for the 5,175,000 shares of ENVI Class B Common Stock currently owned by them and such securities will have a significantly higher value as a result of the Business Combination and the fact that the private placement warrants purchased by HB Strategies, as well as the Insider Warrants, in connection with our initial public offering would be worthless if a business combination is not consummated by July 19, 2022 (or by January 19, 2023 if we, by resolution of the ENVI Board, elects to extend the period of time by an additional six months). As a result of the lower price paid by our initial stockholders for their shares of ENVI Class B Common Stock, the initial stockholders may generate a profit on those shares even at prices that would generate a significant loss for the public stockholders on their shares of public common stock. Additionally, at the election of the Sponsor, any amounts outstanding under any loan made by the Sponsor, any of its affiliates or HB Strategies to ENVI in an aggregate amount of up to $1,500,000 may be converted into ENVI Units in connection with the consummation of the Business Combination. For more information regarding certain conflicts of interests of ENVI and its affiliates relating to the Business Combination and the other proposals to be presented at the special meeting, see “
Summary of the Proxy Statement/Prospectus—Interests of ENVI Directors and Officers in the Business Combination
”.

Q.	What happens if I sell my ENVI common stock before the special meeting?

A.
The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public common stock after the applicable record date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.
Yes. ENVI stockholders may send a
later-dated,
signed proxy card to our Secretary at our address set forth below so that it is received by our Secretary prior to the vote at the special meeting or attend the special meeting and vote. ENVI stockholders also may revoke their proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the vote at the special meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the special meeting?

A.
If you fail to vote with respect to the special meeting and the Business Combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder of New GreenLight. If you fail to vote with respect to the special meeting and the Business Combination is not approved, you will remain a stockholder of ENVI. However, if you fail to vote with respect to the special meeting, you will nonetheless be able to elect to redeem your public common stock in connection with the Business Combination in accordance with the procedures described in this proxy statement/prospectus.

Q.	What should I do if I receive more than one set of voting materials?

A.
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your common stock.

Q.	Who will solicit and pay the cost of soliciting proxies for the special meeting?

A.
ENVI will pay the cost of soliciting proxies for the special meeting. ENVI has engaged D.F. King to assist in the solicitation of proxies for the special meeting. ENVI has agreed to pay the proxy solicitor a fee of                 , plus disbursements, and will reimburse the proxy solicitor for its reasonable out-of-pocket
expenses and indemnify the proxy solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. ENVI will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ENVI Class A Common Stock for their expenses in forwarding soliciting materials to beneficial owners of ENVI Class A Common Stock and in obtaining voting instructions from those owners. ENVI’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the special meeting?

A.
The preliminary voting results will be announced at the special meeting. ENVI will also publish the voting results of the special meeting in a Current Report on Form
8-K
within four business days after the special meeting.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
You also may obtain additional information about ENVI from documents filed with the SEC by following the instructions in the section titled “
Where You Can Find More Information; Incorporation by Reference.
” If you are a holder of public common stock and you intend to seek redemption of your public common stock, you will need to deliver your public common stock (either physically or electronically) to Continental, ENVI’s transfer agent, at the address below prior to the special meeting.
Holders must complete the procedures for electing to redeem their public common stock in the manner described above prior to 5:00 p.m., Eastern Time, on

, 2022 (two business days before the
special meeting) in order for their shares to be redeemed.
If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention:
E-mail:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section titled “Business Combination Proposal—The Business Combination Agreement.”
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to GreenLight and its subsidiaries prior to the Business Combination and to New GreenLight and its consolidated subsidiaries after giving effect to the Business Combination.
Company Overview
GreenLight has a clear mission: To create products addressing some of humanity’s greatest challenges through the rigorous application of science.
We aim to achieve this goal through our cell-free biomanufacturing platform. This platform enables us to make complex biological molecules—nucleic acids, peptides, carbohydrates, and many others—in a manner that we believe will allow us to manufacture high-quality products at a lower cost (below $1.00 per gram) than traditional methods using fermentation. We are using this platform to develop and commercialize products that, if they receive appropriate regulatory approvals, address a variety of agricultural, human health, and animal health issues. For more information on our manufacturing platform, see “
Information about Greenlight
—
Our
Manufacturing Platform
.”
Humanity faces numerous challenges. There are more than seven and a half billion people sharing the diminishing resources of Earth. This growing population needs to produce more food with the same amount of land and, at the same time, honor the global desire—and increasing technical need—to replace chemical pesticides. Not only are these pesticides facing increased consumer opposition and threat of outright bans due to environmental damage, many are losing their effectiveness.
More than half the world’s population now lives in cities, breathing the same air that carries pathogens and causes infections. Humanity needs to adapt and tackle pandemics both for those who have and for those who do not have access to good health care around the planet.
To address these issues, we need to develop high-quality, cost-effective products that can be widely deployed, including to developing countries. We believe RNA can be the critical aspect to these products.
Ribonucleic acid, or RNA, recently gained broad global prominence as the
COVID-19
pandemic swept through the world’s population, prompting messenger RNA, or mRNA, vaccines to move from a scientific theory to a medical reality. Vaccines made using mRNA proved among the fastest to develop and the easiest to update for newer strains of
COVID-19.
While the fast rollout of mRNA vaccines helped change the course of the pandemic, this is just one part of the story. The full potential for RNA in human health has not yet been realized. Beyond human health,
RNA-based
technology can also be deployed to address other global issues, including agricultural needs for crop protection.

Our technology platform, which was initially developed to produce agricultural crop protection products and is protected by patents and know-how, is capable of synthesizing building blocks (nucleotides), building tools (enzymes), and instructions (DNA templates) to make dsRNA within an integrated process. The manufacturing process know-how that we gained from our experience making dsRNA allows us to understand some of the key aspects of producing mRNAs. For more information on our manufacturing platform and technology, see “
Information
about Greenlight
—
Our Manufacturing Platform
.”
We have several dsRNA-based products in our agricultural pipeline that, if commercialized, we believe can change the way in which farmers protect crops, allowing them to better utilize the land dedicated to agriculture and produce foods with less or no pesticide residue. One of these products, which is designed to manage Colorado potato beetles, has been submitted to the EPA for approval. Our other dsRNA-based agricultural products are in various earlier stages of development as compared to our Colorado potato beetle product, ranging from proof of concept in the lab to proof of technology in the greenhouse and proof of scale in the field. See “
Information About GreenLight — Plant Health Product Pipeline — Process for developing new products
” for additional information on the development process. In order to commercialize a product for the U.S. agricultural market, we must complete specified toxicology studies, submit a registration dossier to the EPA demonstrating that the product does not pose unreasonable risks to human health or the environment, respond adequately to any deficiencies identified by the EPA through its risk assessment process and obtain the EPA’s approval of our labeling. The EPA must also establish a tolerance level for the product or issue a tolerance exemption. We must separately obtain any applicable state or foreign regulatory approvals. For more information regarding the regulatory process, see “
Information About GreenLight – Government Regulation –
Agricultural Products
” and “
Risk Factors – Risks Related to Our Plant Health Program
”.
We are also in pre-clinical development of RNA-based vaccines directed at arresting the damage of the current viral pandemic and addressing emerging pathogens. The first candidate in this product pipeline that we hope to bring to market is a COVID-19 vaccine, which is currently being tested on animals in toxicity studies in anticipation of filing an Investigational New Drug, or IND, application with the FDA, which, if approved, will allow clinical testing on human subjects. Other product candidates in the human health pipeline have yet to reach the Pre-IND phase. To get to the Pre-IND phase for our other product candidates in our human health pipeline, we must successfully design and test the product candidates in animal models, achieve positive results, select the product candidates to progress to IND-enabling toxicology studies, develop chemistry, manufacturing, and controls protocols and create a development plan to discuss with the FDA as part of pre-IND consultations.
The Parties to the Business Combination
ENVI
ENVI is a blank check company incorporated on July 2, 2020 as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ENVI has neither engaged in any operations nor generated any revenue to date. Based on ENVI’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets other than cash and cash equivalents.
On January 19, 2021, ENVI consummated an initial public offering of 20,700,000 ENVI Units at an offering price of $10.00 per share, and a private placement with Sponsor of 2,000,000 private placement warrants at a price of $1.00 per share. Additionally, ENVI issued the 750,000 Insider Warrants in connection with the initial public offering.
Following the closing of ENVI’s initial public offering, an amount equal to $207,000,000 of the net proceeds from our initial public offering was placed in the trust account. The trust account may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “
Investment Company Act
”) with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by ENVI meeting certain conditions of Rule
2a-7
of the Investment Company Act, as determined ENVI. As of September 30, 2021, funds in the trust account totaled approximately $207.0 million and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of ENVI’s initial business combination, (ii) the redemption of any public common stock properly tendered in connection with a stockholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the public common stock if ENVI does not complete a business combination by July 19, 2022 (or by January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months), or (iii) the redemption of all of the public common stock if ENVI is unable to complete a business combination by July 19, 2022 (or by January 19, 2023 if we elect to extend), subject to applicable law.
ENVI’s public common stock is currently listed on Nasdaq under the symbol “ENVI”.
ENVI’s principal executive office is located at 535 Madison Avenue, New York, NY 10022, and its telephone number is (212)
389-8109.
ENVI’s corporate website address is https://www.eiacorp.com. ENVI’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
GreenLight
GreenLight was incorporated in 2008 as GreenLight Biosciences, Inc., a Delaware corporation, and has its principal place of business at 200 Boston Avenue, Medford, Massachusetts 02155. GreenLight’s telephone number is (888)
262-0893.
GreenLight’s website address is
www.greenlightbio.com
. GreenLight’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub
Merger Sub is a Delaware corporation and wholly owned subsidiary of ENVI formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.
Merger Sub’s principal executive office is located at 535 Madison Avenue, New York, NY 10022, and its telephone number is (212)
389-8109.
Proposals to be put to the Stockholders of ENVI at the Special Meeting
The following is a summary of the proposals to be put to the special meeting of ENVI and certain transactions contemplated by the Business Combination Agreement. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Public Benefit Corporation Proposal and the Advisory Charter Amendment Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the special meeting.
The Business Combination Proposal
As discussed in this proxy statement/prospectus, ENVI is asking its stockholders to approve the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, Merger Sub will merge with and into GreenLight, with GreenLight as the surviving company in the Merger and, after giving effect to such Merger, GreenLight will be a wholly owned subsidiary of ENVI. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each outstanding share of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically cancelled and extinguished and converted into New GreenLight Common Stock and (ii) each outstanding GreenLight option and warrant to purchase shares of GreenLight capital stock (whether vested or unvested) will be converted into an option or warrant to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion.
After consideration of the factors identified and discussed in the section titled “
Business Combination Proposal
—
The ENVI Board’s Reasons for the Business Combination
,” the ENVI Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for ENVI’s initial public offering, including that the business of GreenLight had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “
Business Combination Proposal
.”
Conditions to Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our stockholders of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination Agreement and the Merger by the GreenLight stockholders; (iii) each applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iv) ENVI having at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (v) the Aggregate Transaction Proceeds Condition; (vi) the approval by Nasdaq of our initial listing application in connection with the Business Combination and the PIPE Financing (also see “
Risk Factors
-Nasdaq
may not list New GreenLight’s securities on its exchange, which could limit investors’ ability to make transactions in New GreenLight’s securities and subject New GreenLight to additional trading restrictions
.”); and (vii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Therefore, unless these conditions are satisfied or waived by both ENVI and GreenLight in the case of (i), (ii), (iii), (iv), (vi), (vii) and by GreenLight in the case of (v) and (vii), the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “
Business Combination Proposal
-Conditions
to Closing of the Business Combination
.”
The Public Benefit Corporation Proposal
ENVI is asking its stockholders to approve the conversion of ENVI into a Delaware public benefit corporation, effective at the Effective Time, by adopting the Public Benefit Corporation Charter, which is identical to the Proposed Charter, except that it also contains the provisions necessary or desirable for the conversion of ENVI to a public benefit corporation. We encourage stockholders to carefully consider the information set out below in the section titled “
The Public Benefit Corporation Proposal
.”
The Charter Amendment Proposal
ENVI is asking its stockholders to approve the amendment and restatement of the Amended and Restated Certificate of Incorporation of ENVI currently in effect to be in the form of the proposed second amended and restated certificate of incorporation of New GreenLight, to be in effect following the Business Combination, including the authorization of the change in authorized capital stock as indicated therein and the change of the name of ENVI to “GreenLight Biosciences, Inc.” if the Charter Amendment Proposal is approved (or “GreenLight Biosciences, PBC” if the Public Benefit Corporation Proposal is also approved). We encourage stockholders to carefully consult the information set out below under “The Charter Amendment Proposal” of this proxy statement/prospectus and a complete copy of the Proposed Charter that is attached hereto as Annex C.
Advisory Charter Amendment Proposals
ENVI is asking its stockholders to approve, on a
non-binding
advisory basis, the following governance proposals in connection with the replacement of the Existing Charter with the Proposed Charter. The ENVI Board has unanimously approved each of the Advisory Charter Amendment Proposals and believes such proposals are necessary to adequately address the needs of New GreenLight after the Business Combination. A brief summary of each of the Advisory Charter Amendment Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Charter included in this proxy statement/prospectus.

•
Advisory Charter Amendment Proposal A
—to change the authorized capital stock of ENVI from (a) 100,000,000 shares of ENVI Class A Common Stock, 20,000,000 shares of ENVI Class B Common Stock and 1,000,000 shares of undesignated preferred stock to (b) 500,000,000 shares of common stock of New GreenLight and 10,000,000 shares of undesignated preferred stock of New GreenLight.

•
Advisory Charter Amendment Proposal B
—to provide that, in addition to any vote required by applicable law or the certificate of incorporation or bylaws of New GreenLight, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to reduce the total number of shares of New GreenLight Preferred Stock authorized to be issued by New GreenLight or to amend, alter, change or repeal, or adopt any provision of Proposed Charter inconsistent with, specified provisions of the Proposed Charter
.

•
Advisory Charter Amendment Proposal C
—to provide that provisions of the Proposed Bylaws may be adopted, amended, altered or repealed either (x) by the approval of the majority of the New GreenLight Board or (y) the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, provided that the voting requirement is reduced to a majority if the New GreenLight Board recommends that stockholders approve the adoption, amendment, alteration or repeal.

The Proposed Charter differs in certain material respects from the Existing Charter, and we encourage stockholders to carefully consult the information set out in the section titled “
Advisory
Charter Amendment Proposals
” and the full text of the Proposed Charter of New GreenLight, attached hereto as Annex B.
The Nasdaq Proposal
ENVI is asking its stockholders to approve, for the purposes of complying with the applicable provisions of Nasdaq Stock Market Listing Rule 5635, the issuance of shares of New GreenLight Common Stock in connection with the Business Combination Agreement in connection with the Merger. For additional information, see “
The
Nasdaq Proposal
.”
Incentive Award Plan Proposal
ENVI is asking its stockholders to approve and adopt the Incentive Award Plan Proposal. Pursuant to the New GreenLight Equity Plan, 31,750,000 shares of New GreenLight Common Stock will be reserved for issuance, including upon exercise of the Rollover Options. The New GreenLight Equity Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by 4% of the outstanding number of shares of New GreenLight Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New GreenLight Board. For additional information, see “
Incentive Award Plan Proposal
.” The full text of the New GreenLight Equity Plan is attached hereto as Annex H.
Employee Stock Purchase Plan Proposal
ENVI is asking its stockholders to approve and adopt the Employee Stock Purchase Plan Proposal. A total of 2,000,000 shares of New GreenLight Common Stock will be reserved for issuance under the New GreenLight ESPP. The New GreenLight ESPP provides that the number of shares reserved and available for issuance under the New GreenLight ESPP will automatically increase each January 1, beginning on January 1, 2022, by 4% of the outstanding number of shares of New GreenLight Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New GreenLight Board. For additional information, see “
Employee Stock Purchase Plan Proposal
.” The full text of the New GreenLight ESPP is attached hereto as Annex I.
Director Election Proposal
ENVI is asking its Class B stockholders to elect seven directors, effective upon the Closing, divided into three classes designated Class I, Class II and Class III, to serve terms on the New GreenLight Board until the annual meeting for the year in which such director’s term expires, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. For additional information, see “
Director Election Proposal
.”
Adjournment Proposal
ENVI is asking its stockholders to adjourn the special meeting to a later date or dates, if necessary, (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to ENVI stockholders, (B) if as of the time for which the special meeting is scheduled, there are insufficient shares of ENVI Class A Common Stock and ENVI Class B Common Stock represented to constitute a quorum necessary to conduct business at the special meeting, (C) in order to solicit additional proxies from ENVI stockholders in favor of one or more of the proposals at the special meeting or (D) if ENVI stockholders redeem an amount of public common stock such that the Aggregate Transaction Proceeds Condition would not be satisfied. For additional information, see “
Adjournment Proposal
.”
Each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Public Benefit Corporation Proposal and the Advisory Charter Amendment Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
The ENVI Board’s Reasons for the Business Combination
ENVI was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The ENVI Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the ENVI Board and management to identify, acquire and operate one or more businesses. The members of the ENVI Board and management have extensive transactional experience.

In particular, the ENVI Board considered the following attributes of GreenLight as positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

•	synthetic biology and biomanufacturing platform with flexible technology;

•	leadership in RNA-based product development;

•	near-term adoption of GreenLight’s products;

•	experienced, diverse, mission-driven and multidisciplinary management team;

•	development of products through a strong commitment to research and development and new partnerships and collaborations;

•	efficient and scalable biomanufacturing processes;

•	results of due diligence and attractive valuation;

•	strong alignment with sustainability and ESG focus;

•	continued participation by leading private investors and a strong balance sheet; and

•	the fairness opinion of Duff & Phelps.
The ENVI Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	the risk that the potential benefits of the Business Combination may not be fully achieved;

•	the risks and costs to ENVI if the Business Combination is not completed;

•	the fact that the Business Combination Agreement includes an exclusivity provision that prohibits ENVI from soliciting other business combination proposals;

•	the risk that ENVI’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•	the post-business combination corporate governance and the terms of the Investor Rights Agreement;

•	the fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ENVI’s control;

•	potential litigation challenging the Business Combination;

•	the fees and expenses associated with completing the Business Combination; and

•	various other risks associated with the Business Combination, the business of ENVI and the business of GreenLight described under the section titled “ Risk Factors .”
In addition to considering the factors described above, the ENVI Board also considered that certain of the officers and directors of ENVI may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ENVI’s stockholders. You should be aware that the interests described above and presented in more detail in the section titled “—
Interests of ENVI Directors and Officers in the Business Combination
” present a risk that the Sponsor, HB Strategies and each of their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public stockholders—as such, the Sponsor and HB Strategies may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. ENVI’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the ENVI Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The ENVI Board concluded that the potential benefits that it expected ENVI and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the ENVI Board determined that the Business Combination Agreement, the Business Combination and the Merger, were advisable, fair to, and in the best interests of, ENVI and its stockholders.
For more information about the ENVI Board’s
decision-making
process concerning the Business Combination, please see the section titled “
The
Business Combination Proposal
—
the ENVI Board’s Reasons for the Business Combination
.”
Opinion of the Financial Advisor to ENVI
On June 25, 2021, ENVI retained Duff & Phelps to serve as an independent financial advisor to the ENVI Board, specifically to provide to the ENVI Board a fairness opinion in connection with the Business Combination. On August 9, 2021, Duff & Phelps delivered its opinion, dated August 9, 2021 (the “
Opinion
”), to the ENVI Board (solely in their capacity as members of the ENVI Board) that, as of the date of the Opinion and subject to and based on the procedures followed, assumptions made, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by ENVI pursuant to the Business Combination Agreement was fair, from a financial point of view, to ENVI.
The full text of the Opinion is attached hereto as an exhibit and is incorporated into this proxy statement/prospectus by reference. The summary of the Opinion set forth here and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion. ENVI’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Duff & Phelps in connection with such Opinion as well as other qualifications contained in such Opinion.
Related Agreements
This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “
The Business Combination Proposal
—
Related Agreements
.”
PIPE Financing
Concurrently with the execution of the Business Combination Agreement and subsequently in November 2021, ENVI entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ENVI has agreed to issue and sell to the PIPE Investors, immediately prior to the Closing, an aggregate of 12,425,000 shares of ENVI Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $124,525,000 on terms identical in all material respects to the Class A Common Stock issued in the initial public offering. The shares of ENVI Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
The Subscription Agreements grant the PIPE Investors certain resale registration rights in connection with the PIPE Financing. ENVI agreed to file a registration statement with the SEC within 30 days after the Closing to register the resale of the shares acquired in the PIPE Financing. ENVI agreed to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing but no later than the earlier of (i) the 60th day (or 90th day if the SEC notifies ENVI that it will “review” the registration statement)

following the Closing and (ii) the 10th business day after the date ENVI is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. For additional information, see “
Business Combination Proposal
—
Related Agreements
—
PIPE Financing
.”
Investor Rights Agreement
Concurrently with the execution of the Business Combination Agreement, ENVI, the initial stockholders and certain stockholders of GreenLight entered into the Investor Rights Agreement, dated August 9, 2021 (the “
Investor Rights Agreement
”), pursuant to which, among other things, the initial stockholders and such stockholders of GreenLight agreed not to effect any sale or distribution of any equity securities of ENVI during the lock-up
period described therein and will be granted certain registration rights, in each case subject to, and conditioned upon and effective as of, the effective time of the Merger. For additional information, see “
The
Business Combination Proposal
—
Related Agreements
—
Investor Rights Agreement
.”
Transaction Support Agreement
Concurrently with the execution of the Business Combination Agreement, ENVI and certain stockholders of GreenLight entered into the Transaction Support Agreement, dated August 9, 2021 (the “
Transaction Support
Agreement
”), pursuant to which each such holder agreed, subject to the terms and conditions of the Transaction Support Agreement, to (i) vote in favor of and consent to the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive his, her or its appraisal rights with respect to the Merger, (iii) effective immediately prior to, and contingent upon, the Effective Time, to terminate (a) the Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 15, 2020, by and among GreenLight and the investor parties thereto, as amended, (b) the Fifth Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of June 15, 2020, by and among the Company, the investor and key holder parties thereto, as amended, (c) the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020, by and among the Company, the investor and key holder parties thereto, as amended, and (d) any management rights letter, investor side letter or other investor agreement providing for board observer rights, information rights, inspection rights or other rights of investors, in each case between or among the Company and such holder (and/or other persons), and all rights and obligations contained therein and (iv) be bound by certain other covenants and agreements related to the Business Combination, including an agreement to be bound by the exclusive dealing provisions of the Business Combination Agreement and restrictions on transfers with respect to his, her or its securities of GreenLight capital stock prior to the closing of the Business Combination. For additional information, see “
The
Business Combination Proposal
—
Related Agreements
—
Transaction Support Agreement
.”
The approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) by the GreenLight stockholders will require the approval of the holders of (a) a majority of the voting power of the outstanding GreenLight Shares, voting together on an as-converted basis, (b) a majority of the outstanding shares of GreenLight Common Stock, (c) a majority of the outstanding shares of GreenLight Preferred Stock, voting together on an as-converted basis, (d) a majority of the outstanding shares of GreenLight Series C Preferred Stock, voting as a separate class, and (e) a majority of the outstanding shares of GreenLight Series D Preferred Stock, voting as a separate class. The parties to the Transaction Support Agreement hold in the aggregate (a) 92,514,094 GreenLight Shares, or 64% of the total GreenLight Shares, (b) 1,846,446 shares of GreenLight Common Stock, or 54% of the total outstanding shares of GreenLight Common Stock, (c) 90,667,648 shares of GreenLight Preferred Stock on an as-converted basis, representing 64% of the total outstanding shares of GreenLight Preferred Stock on an as-converted basis, (d) 19,362,221 shares of GreenLight Series C Preferred Stock, representing 55% of the total outstanding shares of GreenLight Series C Preferred Stock and (e) 37,021,189 shares of GreenLight Series D Preferred Stock, representing 62% of the total outstanding shares of GreenLight Series D Preferred Stock. Accordingly, it is expected that, as of the relevant record date for the vote, the parties to the Transaction Support Agreement will hold in the aggregate a sufficient number of GreenLight Shares to provide the requisite approval from the GreenLight stockholders of the Business Combination Agreement and the transactions contemplated thereby (including the Merger).
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the initial stockholders and GreenLight entered into the Sponsor Letter Agreement, dated August 9, 2021 (the “
Sponsor Letter Agreement
”), pursuant to which the initial stockholders have agreed to, among other things, (i) vote all of their founder shares in favor of, and consent to, the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents or any other anti-dilution or similar protection with respect to the Class B Shares, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise, and (iii) be bound by certain other covenants and agreements related to the Business Combination, including an agreement to deal exclusively with GreenLight and restrictions on transfers with respect to his, her or its founder shares and private placement warrants prior to the Closing. However, shares of ENVI Class A Common Stock owned by HB Strategies are not subject to certain of the transfer restrictions under the Sponsor Letter Agreement. In addition, HB Strategies and the Sponsor agreed that, if more than 25% of the shares of ENVI Class A Common Stock are redeemed pursuant to the Existing Charter, then they will forfeit 25% of their respective private placement warrants immediately and Insider Warrants before the closing of the Business Combination. For additional information, see “
Business Combination Proposal
—
Related Agreements
—
Sponsor Letter Agreement
.”
Lock-up
Bylaw
The Proposed Bylaws will contain a provision (the “
Lock-up
”) that will prevent the transfer of
Lock-up
Securities until the end of the
Lock-up
Period. The
“Lock-up
Securities” are (i) the shares of New GreenLight Common Stock issuable as consideration pursuant to the terms of the Business Combination Agreement, (ii) the options issuable by New GreenLight pursuant to the Business Combination Agreement in respect of the Rollover Options and (iii) the shares of New GreenLight Common Stock issuable upon the exercise, conversion, exchange or other settlement of such options. The
“Lock-up
Period” means the period beginning on the Closing and ending on the date that is the earlier of (a) 180 days after the Closing and (b) the date that the last sale price of New GreenLight Common Stock equals or exceeds $15.00 per share for any 20 trading days within any
30-trading
day period commencing at least 120 days after the Effective Time or the date on which New GreenLight completes a merger, reorganization or other similar transaction that results in all of New GreenLight’s stockholders having the right to exchange their shares of New GreenLight Common Stock for cash, securities or other property.
Ownership of New GreenLight
As of September 30, 2021, there were outstanding 25,875,000 shares of ENVI common stock, consisting of 20,700,000 shares of ENVI Class A Common Stock, all of which were issued in ENVI’s initial public offering, and 5,175,000 shares of ENVI Class B Common Stock, all of which were issued to ENVI’s initial stockholders. These amounts do not include 10,350,000 public warrants or 2,750,000 private placement warrants (including the Insider Warrants).
The following table illustrates different ownership levels in New GreenLight Common Stock immediately following the consummation of the Business Combination based on the capitalization of ENVI and GreenLight as of September 30, 2021 and either no redemptions, 50% redemptions or maximum redemptions by the public stockholders, assuming: (i) 103,470,217 shares of New GreenLight Common Stock will be issued to the holders of outstanding shares of capital stock of GreenLight at Closing (including shares issuable upon the conversion of certain notes and the exercise of certain warrants); (ii) 12,425,000 shares of ENVI Class A Common Stock will be issued in the PIPE Financing; and (iii) no outstanding options to purchase New GreenLight Common Stock are exercised. If the actual facts differ from these assumptions, the ownership percentages in New GreenLight will be different.

	Assuming No Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%	Shares	%
	(percentages represent percentages of pro forma outstanding shares)
Public shares (a)	20,700,000	14%	10,512,411	8%	324,821	*
Founder shares	5,175,000	4%	5,175,000	4%	5,175,000	4%
GreenLight stockholders (b)(c)	103,470,217	73%	103,470,217	79%	103,470,217	85%
PIPE shares	12,425,000	9%	12,425,000	9%	12,425,000	10%

Pro forma common stock outstanding as of September 30, 2021 (d)	141,770,217	100%	131,582,628	100%	121,395,038	100%

Potential sources of dilution
Public Warrants	10,350,000	7%	10,350,000	8%	10,350,000	9%
Private Placement Warrants	2,000,000	1%	1,500,000	1%	1,500,000	1%
Insider Warrants	750,000	*	600,000	*	600,000	*
Rollover Options	17,555,928	12%	17,555,928	13%	17,555,928	14%

*	Less than 1%
(a)
Amount includes 1,000,000 shares of ENVI Class A Common Stock held by HB Strategies, a founder, all of which shares carry the same redemption rights as other shares of ENVI Class A Common Stock. The 50% Redemption Scenario and the Maximum Redemption Scenario assume that HB Strategies will redeem 50% and 100%, respectively, of its shares of ENVI Class A Common Stock. Amount excludes 13,100,000 warrants to purchase ENVI Class A Common Stock, which is made up of 10,350,000 public warrants, 2,000,000 private placement warrants and 750,000 Insider Warrants. Additionally, under each of the 50% Redemption Scenario and the Maximum Redemption Scenario, an aggregate of 650,000 Warrants comprised of 500,000 private placement warrants owned by HB Strategies and 150,000 Insider Warrants owned by the Sponsor will be forfeited pursuant to the Sponsor Letter Agreement.

(b)
In accordance with the terms and subject to the conditions of the Business Combination Agreement, each outstanding share of capital stock of GreenLight will be exchanged for shares of New GreenLight Common Stock and outstanding GreenLight Options (whether vested or unvested) will be exchanged for comparable options to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion. The number of shares of New GreenLight Common Stock issued to the holders of shares of capital stock of GreenLight at Closing will fluctuate based on the number of shares underlying GreenLight Options and GreenLight Warrants, whether vested or unvested (and the exercise prices of such options and warrants), outstanding at Closing.

(c)
Amount includes 6,583,549 shares issuable upon conversion of the GreenLight Convertible Notes and 872,667 shares underlying GreenLight Warrants that are assumed to be exercised immediately prior to the consummation of the Business Combination and excludes 17,555,928 shares underlying Rollover Options to be issued to holders of GreenLight Options, assuming such GreenLight Options remain unexercised as of the Closing.

(d)
Amount excludes 31,750,000 shares (which amount includes shares underlying Rollover Options) and 2,000,000 shares of New GreenLight Common Stock that are expected to be available for issuance under the New GreenLight Equity Plan and the New GreenLight ESPP, respectively, after the consummation of the Business Combination, assuming approval of the Condition Precedent Proposals.

The following table presents as an underwriting fee certain marketing fees payable by ENVI to Canaccord in an amount equal to 3.76% of the gross proceeds received by ENVI in its initial public offering, or a total of $7.8 million, for advisory services in connection with the Business Combination. The fee will not be adjusted on the basis of the number of redemptions by public stockholders in connection with the closing of the Business Combination. The fee is presented as a percentage of ENVI’s total stockholders’ equity and on a per share basis attributable to common stockholders.

	Assuming No Redemption	Assuming 50% of Maximum Redemption	Assuming Maximum Redemption
Underwriting fee as % of total stockholders’ equity	2.5%	3.6%	6.8%
Underwriting fee per share attributable to common stockholders	$(0.05)	$(0.06)	$(0.06)
For further details, see “
Business Combination Proposal
—
Consideration to GreenLight Equityholders in the Business Combination
.”
Date, Time and Place of Special Meeting of ENVI’s stockholders
The special meeting of ENVI will be held virtually at 9:00 a.m., Eastern Time, on                , 2022, at the following address:                 , or at such other time, on such other date and at such other place to which the meeting may be adjourned.
Voting Power; Record Date
ENVI stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned ENVI common stock at the close of business on December 10, 2021, which is the “record date” for the special meeting. ENVI stockholders will have one vote for each share of ENVI Class A Common Stock or ENVI Class B Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 20,700,000 shares of ENVI Class A Common Stock and 5,175,000 shares of ENVI Class B Common Stock issued and outstanding.
Quorum and Vote of ENVI Stockholders
A quorum of ENVI stockholders is necessary to hold a valid meeting. For each proposal, a quorum will be present at the special meeting if one or more stockholders who together hold not less than a majority of the voting power of the outstanding shares of each class (or group of classes voting as a single class) of ENVI common stock entitled to vote on such proposal at the special meeting are represented in person or by proxy at the special meeting.
The initial stockholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their founder shares in favor of the proposals being presented at the special meeting. As of the date of this proxy statement/prospectus, the founder shares owned by the initial stockholders represent approximately 20% of the issued and outstanding common stock. Thus, any approval requiring the affirmative vote of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, would require only 7,762,501 more shares of ENVI Class A Common Stock, or approximately 37.5% of the total outstanding shares of ENVI Class A Common Stock, voting in favor of the proposal. See “
The Business Combination Proposal
—
Related Agreements
—
Sponsor Letter Agreement
” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The proposals presented at the special meeting require the following votes:

(i)
Business Combination Proposal
: The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

(ii)
Public Benefit Corporation Proposal
: The approval of the Public Benefit Corporation Proposal requires (i) the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, (ii) the affirmative vote of the holders of a majority of the ENVI Class A Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class.

(iii)
Charter Amendment Proposal
: The approval of the Charter Amendment Proposal requires (i) the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, (ii) the affirmative vote of the holders of a majority of the ENVI Class A Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class.

(iv)
Advisory Charter Amendment Proposals
: The approval, on a
non-binding
advisory basis, of each of the Advisory Charter Amendment Proposals the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote on such matter and actually cast thereon at the special meeting, voting as a single class.

(v)
Nasdaq Proposal
: The approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

(vi)
Incentive Award Plan Proposal
: The approval of the Incentive Award Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

(vii)
Employee Stock Purchase Plan Proposal
: The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

(viii)
Director Election Proposal
: The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote (in person or by proxy) of a plurality of the outstanding shares of ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting. As the holder of a majority of the outstanding shares of ENVI Class B Common Stock, HB Strategies controls the outcome of the Director Election Proposal. See the section “
The Director Election Proposal
.”.

(ix)
Adjournment Proposal
: The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

Redemption Rights
Pursuant to the Existing Organizational Documents, a public stockholder may request of ENVI that New GreenLight redeem all or a portion of its shares of public common stock for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of shares of public common stock, you will be entitled to receive cash for any shares of public common stock to be redeemed only if you:

(i)	hold shares of public common stock;

(ii)
submit a written request to Continental, ENVI’s transfer agent, in which you (i) request that New GreenLight redeem all or a specified portion of your shares of public common stock for cash, and (ii) identify yourself as the beneficial holder of the shares of public common stock and provide your legal name, phone number and address; and

(iii)	deliver your shares of public common stock to be redeemed to Continental, ENVI’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their shares of public common stock in the manner described above prior to 5:00 p.m. Eastern Time on                 , 2022 (two business days before the special meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public stockholders may elect to redeem all or a portion of the shares of public common stock held by them regardless of whether or how they vote in respect of the Business Combination Proposal.
If the Business Combination is not consummated, the shares of public common stock will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the shares of public common stock that it holds and timely delivers its shares to Continental, ENVI’s transfer agent, New GreenLight will redeem such shares of public common stock for a per-share
price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of
September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its shares of public common stock for cash and will no longer own public common stock. See “
Special Meeting of ENVI
—
Redemption Rights
” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares of public common stock for cash.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its shares of public common stock with respect to more than an aggregate of 20% of the outstanding shares of public common stock. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the outstanding shares of public common stock, then any such shares in excess of that 20% limit would not be redeemed for cash.
Appraisal Rights
ENVI stockholders have no appraisal rights in connection with the Business Combination under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, by telephone or in person. ENVI has engaged D.F. King to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated
proxy as described in the section titled “
Special Meeting of ENVI
-Revoking
Your Proxy
.”
Interests of ENVI Directors and Officers in the Business Combination
When you consider the recommendation of the ENVI Board in favor of approval of the Business Combination Proposal and the other proposals to be presented at the special meeting, you should keep in mind that the initial stockholders, including ENVI’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of ENVI stockholders generally. As a result of the disparate outcomes dependent on the consummation of the Business Combination, particularly those discussed in the third, fourth and fifth bullets below, the Sponsor may therefore be economically incentivized to recommend a business combination with a riskier, weaker-performing or less-established target business than would be the case if the Sponsor had paid the same per share price for the founder shares that the public shareholders paid for the public ENVI Units. You should be aware that the interests set forth in more detail below present a risk that the Sponsor, HB Strategies and each of their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public stockholders—as such, the Sponsor and HB Strategies may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. These interests include, among other things, the interests listed below:

•
the fact that our initial stockholders, and in the case of HB Strategies solely with respect to their founder shares, have agreed not to redeem any founders shares or any shares of ENVI Class A Common Stock held by them in connection with a stockholder vote to approve a proposed initial business combination, including all 5,175,000 shares of ENVI Class B Common Stock held by them as of the date of this proxy statement/prospectus;

•
the fact that our initial stockholders and their affiliates would receive approximately $8.3 million in aggregate proceeds comprised of (i) fees to Canaccord, an affiliate of the Sponsor, who will receive a fee of $7.8 million in connection with the closing of the proposed business combination and (ii) the repayment of a promissory note issued to HB Strategies in an aggregate principal amount of $500,000, the entire amount of which remains outstanding as of the date of this prospectus;

•
the fact that the initial stockholders paid an aggregate of $25,000 for the 5,175,000 shares of ENVI Class B Common Stock currently owned by them, or approximately $0.005 per share, and such securities will have a significantly higher value at the time of the Business Combination, which may generate a profit on their shares even at prices that would generate a significant loss for the public stockholders on their shares of public common stock (which potential profit is quantified in the below bullet);

•
As a result of the lower price paid by our initial stockholders for their shares as compared to, for example, the price per share of our public shares of $10.00 at our initial public offering (which price is $9.995 above the price per share paid by our initial stockholders), the initial stockholders may realize profit of approximately $51.8 million upon a sale of their shares at such price;

•
the fact that HB Strategies paid $2,000,000 for its private placement warrants, and that ENVI issued the 750,000 Insider Warrants (which investment would result in a loss of $2.0 million at a price per share of our public shares of $10.00, and a profit of approximately $7.6 million at a price per share of $15.00), and that these private placement warrants would be worthless if a business combination is not consummated by July 19, 2022 (or by January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months);

•
the fact that the initial stockholders and ENVI’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any common stock (other than public common stock) held by them if ENVI fails to complete an initial business combination by July 19, 2022 (or by January 19, 2023 if we elect to extend);

•	the fact that the Investor Rights Agreement has been entered into by the initial stockholders;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ENVI in an aggregate amount of up to $1,500,000 may be converted into ENVI Units in connection with the consummation of the Business Combination;

•	the fact that HB Strategies has made a $500,000 working capital loan to ENVI;

•	the continued indemnification of ENVI’s directors and officers and the continuation of ENVI’s directors’ and officers’ liability insurance after the Business Combination ( i.e. , a “tail policy”);

•
the fact that the Sponsor and ENVI’s officers and directors will lose their entire investment in ENVI and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by July 19, 2022 (or by January 19, 2023 if we elect to extend), and further, the fact that the lower price paid by our initial stockholders for their shares of ENVI Class B Common Stock described above may generate a profit on those shares even at prices that would generate a significant loss for the public stockholders on their shares of public common stock;

•
the fact that if the trust account is liquidated, including in the event ENVI is unable to complete an initial business combination by July 19, 2022 (or by January 19, 2023 if we elect to extend), the Sponsor has agreed to indemnify ENVI to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ENVI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ENVI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that ENVI may be entitled to distribute or pay over funds held by ENVI outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.
As of the date of this proxy statement/prospectus, none of the Sponsor, or any officer or director, has loaned any money to ENVI or incurred any fees or out-of-pocket expenses on behalf of ENVI for which such party will be seeking reimbursement, and there are no outstanding amounts for which such parties are awaiting reimbursement.
The initial stockholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their founder shares in favor of the proposals being presented at the special meeting. As of the date of this proxy statement/prospectus, the founder shares owned by the initial stockholders represent approximately 20% of the issued and outstanding shares of common stock. See “
Business Combination Proposal
—
Related Agreements
—
Sponsor Letter Agreement
” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial stockholders, GreenLight and/or their directors, officers, advisors or respective affiliates may purchase public common stock from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public common stock or vote their public common stock in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial stockholders, GreenLight and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirements that each of the Business Combination Proposal, the Charter Amendment Proposal, the

Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite vote at the special meeting, (ii) otherwise limit the number of shares of public common stock to be redeemed and (iii) ensure that New GreenLight’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Recommendation to Stockholders of ENVI
The ENVI Board believes that the Business Combination Proposal and the other proposals to be presented at the special meeting are in the best interest of ENVI and its stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Public Benefit Corporation Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Amendment Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
The Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent ENVI’s good faith estimate of such amounts.

	No Redemption (1)	Maximum Redemption (2)
	( in millions)
Sources
Cash Held in Trust Account(3)	$207.0	$—
PIPE Financing(4)	124.3	124.3
Seller Rollover Equity	1,200.0	1,200.0

Total Sources	$1,531.3	$1,324.3

	No Redemption (1)	Maximum Redemption (2)
	( in millions)
Uses
Seller Rollover Equity	$1,200.0	$1,200.0
Net Cash to Balance Sheet	301.3	97.9
Estimated Transaction Costs	30.0	26.4

Total Uses	$1,531.3	$1,324.3

(1)	Assumes that none of the holders of Class A Common Stock exercise their redemption rights.
(2)
Assumes that holders of 20,375,179 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Aggregate Transaction Proceeds Condition).

(3)	Represents the expected amount of the cash held in ENVI’s trust account prior to the Closing (and prior to any redemption by ENVI stockholders), excluding any interest earned on the funds.
(4)	Represents the proceeds from the PIPE Financing as of the consummation of the Business Combination.
Material U.S. Federal Income Tax Consequences
For a discussion summarizing material U.S. federal income tax consequences in connection with the Merger and of the exercise of redemption rights, please see “
Material U.S. Federal Income Tax Consequences
.”
Expected Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, ENVI will be treated as the “acquired” company for financial reporting purposes. The determination is primarily based on the evaluation of the following facts and circumstances, taking into consideration both the no-redemption
and the maximum-redemption scenario:

•	The pre-combination equityholders of GreenLight will hold the majority of voting rights in New GreenLight;

•	The pre-combination equityholders of GreenLight will have the right to appoint six of the seven directors on the New GreenLight Board;

•	Senior management of GreenLight will comprise the senior management of New GreenLight; and

•	Operations of GreenLight will comprise the ongoing operations of New GreenLight.
Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of GreenLight, with the Business Combination being treated as the equivalent of GreenLight issuing stock for the net assets of ENVI, accompanied by a recapitalization. The net assets of ENVI will be stated at historical costs, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“
FTC
”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“
Antitrust Division
”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On August 23, 2021

ENVI and GreenLight filed the required forms under the HSR Act with the Antitrust Division and the FTC and on September 22, 2021, the applicable
30-day
waiting period expired.
At any time, notwithstanding the expiration or termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New GreenLight’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ENVI cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ENVI cannot assure you as to its result.
Neither of ENVI and GreenLight is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
ENVI is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “
JOBS Act
”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the
Sarbanes-Oxley
Act of 2002 (the “
Sarbanes
-Oxley
Act
”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective, have not filed and not withdrawn a Securities Act registration statement that has not become effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. ENVI has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ENVI, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ENVI’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ENVI’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates
exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible
debt securities during the prior
three-year
period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates
exceeds $250 million as of the prior June 30, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates
exceeds $700 million as of the prior June 30.
Summary Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 24. Some of the risks relating to GreenLight include, but are not limited to:

•	GreenLight may not be successful in its efforts to develop or bring products or services to market, to introduce new products, or to achieve market acceptance;

•	GreenLight has a limited operating history and funding, which may make it difficult to evaluate its product development, product prospects and overall likelihood of success;

•	GreenLight may fail to obtain regulatory approval for some or all of its products;

•
GreenLight will require substantial additional funds to complete its research and development activities and fund its other operations. Its current available funds are not sufficient for all of these activities and, as a result, there is substantial doubt about its ability to continue as a going concern;

•
GreenLight has identified material weaknesses in its internal controls of financial reporting, which may result in material misstatements or restatements of its consolidated financial statements or cause it to fail to meet New GreenLight’s periodic reporting obligations;

•
GreenLight’s product candidates may be more complex and more difficult to manufacture than initially anticipated, and GreenLight may encounter difficulties in manufacturing, product release, shelf life, testing, storage, supply chain management or shipping of any of its product candidates;

•
GreenLight depends on relationships with third parties for revenues, and for the development, regulatory approval, commercialization and marketing of certain of its products and product candidates, which are outside of its full control;

•
GreenLight’s product candidates are extremely temperature sensitive, may have other attributes that lead to limited shelf life, and may pose other risks to supply, inventory and waste management and increased cost of goods;

•
Even if any product candidates developed by GreenLight receives regulatory approval, GreenLight may nonetheless fail to achieve the degree of market acceptance by physicians, patients, healthcare payors, and others in the medical community necessary for commercial success;

•	GreenLight faces significant competition, and its competitors may develop and market technologies or products more rapidly than it does or that are more effective, safer or less expensive;

•
GreenLight’s preclinical studies may not succeed or achieve positive results, and, even if such preclinical studies are successful, the resulting clinical trials of GreenLight’s human health product candidates may nevertheless reveal significant adverse events, including negative immune system responses, and may result in a safety profile that could prevent or delay regulatory approval, licensure or market acceptance;

•
The time and expense required to obtain regulatory approvals for preclinical and clinical trials could be significantly greater than for more conventional therapeutic technologies or products. If preclinical studies or clinical trials of any product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, GreenLight may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates;

•	GreenLight, its service providers or any third-party manufacturers may fail to comply with regulatory requirements which could subject GreenLight to enforcement actions;

•	If field trials are unsuccessful, GreenLight may fail to obtain regulatory approval of, or commercialize, its products on a timely basis;

•	U.S. agricultural production could decline;

•	GreenLight’s plant health program is susceptible to risks relating to weather conditions, seasonal variations and other factors;

•
Crop protection products must be extensively tested for safety, efficacy and environmental impact before they can be registered for production, use, sale or commercialization in a given market, and there can be no guaranty that such testing will be successful;

•
The agricultural products may fail to meet the criteria for desirable certifications such as
“non-GMO”
or “organic” and may cause the plants or products to which they are applied also to lose these certifications, reducing the addressable market for and value of our products;

•
The honeybee ecosystem is complex and it is difficult to measure the overall efficacy of GreenLight’s product candidate since there are multiple factors other than Varroa mites contributing to the decline in honeybee populations;

•
At the dose safety factor typically required by the EPA for approval, our Varroa mite control product causes significant bee mortality, and our dose control system may not convince the EPA to waive its customary dose safety factor requirement;

•	GreenLight’s product will need to be evaluated by the EPA without a precedent product, the process of which may incur additional time needed for further field trials;

•
The intellectual property related to GreenLight’s RNA honeybee product was purchased from Bayer Crop Science, a subsidiary of Bayer, which now owns Monsanto which has had significant pushback from environmental groups regarding its technology and practices, which may affect GreenLight’s ability to market its products;

•
The research and development process for our Varroa mite control product is expensive with little immediate return, and the field trials associated with honeybees in general are susceptible to circumstances outside of GreenLight’s control;

•	If our Varroa mite control product is used inappropriately and is consumed by invertebrates other than the Varroa destructor mite, it could be harmful to those invertebrates;

•	The raw materials used in GreenLight’s manufacturing process may become difficult to obtain in the quality or quantity required for its business plans or at prices that are currently projected;

•	Single or limited sources for some materials may impact GreenLight’s ability to secure supply;

•	Any disruption to the supply chain for, or any malfunction of, the highly specialized equipment and consumables on which GreenLight relies may adversely impact GreenLight’s operations;

•	GreenLight may be unable to protect and maintain sufficient intellectual property protection for its products, platform, methods, trademarks, and technology, or the scope of the intellectual property protection obtained may not be sufficiently broad, and as a result, competitors could develop and commercialize similar or identical products;

•
GreenLight may lose its existing licenses, or may be unable to obtain licenses to patent rights it may need in the future, or if they are able to obtain such licenses, such third-party owners may not properly maintain or enforce the patents underlying such licenses; and

•
GreenLight may become involved in lawsuits to enforce its intellectual property or defend against third-party claims of infringement, misappropriation or other violations of intellectual property in the U.S. or internationally.

CAUTIONARY NOTE REGARDING
FORWARD-LOOKING
STATEMENTS
Certain statements in this proxy statement/prospectus may constitute
“forward-looking
statements” for purposes of the federal securities laws. Our forward-looking
statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to GreenLight has been provided by GreenLight and its management, and forward-looking
statements include statements relating to our and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking
statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking
statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or GreenLight. There can be no assurance that future developments affecting us and/or GreenLight will be those that we and/or GreenLight have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of GreenLight) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties (some of which are beyond our control) or other factors:

•	the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of ENVI’s securities;

•
the failure to satisfy the conditions to the consummation of the transaction, including the approval of the business combination agreement by the stockholders of ENVI, the satisfaction of the Aggregate Transaction Proceeds Condition by ENVI following any redemptions by its public stockholders and the receipt of certain governmental and regulatory approvals;

•	potential changes to the proposed structure of the business combination that may be required or appropriate to achieve the intended tax treatment or to satisfy other legal or regulatory requirements;

•	the potential inability to complete the PIPE Financing;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement;

•	the potential inability to maintain the listing of ENVI’s securities with Nasdaq;

•	the outcome of any legal proceedings that may be instituted against GreenLight or ENVI related to the business combination agreement or the proposed transaction;

•
unanticipated costs related to the transaction and the potential failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions;

•	potential exercise of appraisal rights by some GreenLight stockholders, which may reduce available cash;

•	the effect of the announcement or pendency of the transaction on GreenLight’s business relationships, operating results, and business generally;

•	risks that the proposed transaction disrupts current plans and operations of GreenLight;

•	the need to obtain regulatory approval for GreenLight’s product candidates;

•	the risk that preclinical studies and any ensuing clinical trials will not demonstrate that GreenLight’s product candidates are safe and effective;

•	the risk that GreenLight’s product candidates will have adverse side effects or other unintended consequences, which could impair their marketability;

•	the risk that GreenLight’s product candidates do not satisfy other legal and regulatory requirements for marketability in one or more jurisdictions;

•	the risks of enhanced regulatory scrutiny of solutions utilizing messenger ribonucleic acid (“ mRNA ”) as a basis;

•	the potential inability to achieve GreenLight’s goals regarding scalability, affordability and speed of commercialization of its product candidates;

•	the anticipated need for additional capital to achieve GreenLight’s business goals;

•	changes in the industries in which GreenLight operates;

•	changes in laws and regulations affecting the business of GreenLight;

•	the potential inability to implement or achieve business plans, forecasts, and other expectations after the completion of the proposed transaction; and

•	other factors detailed under the section titled “ Risk Factors .”
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking
statements. Some of these risks and uncertainties may in the future be amplified by the
COVID-19
outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor GreenLight undertake any obligation to update or revise any forward-looking
statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any stockholder grants its proxy, instructs how its vote should be cast or votes on the proposals to be put to the special meeting, such stockholder should be aware that the occurrence of the events described in the “
Risk Factors
” section and elsewhere in this proxy statement/prospectus may adversely affect us.

RISK FACTORS
ENVI stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.
Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to ENVI and its consolidated subsidiaries prior to the consummation of the Business Combination and to New GreenLight and its consolidated subsidiaries following the Business Combination. The references to GreenLight in this “Risk Factors” section will apply to New GreenLight upon Closing. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking
information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking
statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding
Forward-Looking
Statements,” “GreenLight Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “ENVI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Risks Relating to Our Business and Industry
We are an early-stage biotechnology company without any products or services currently available for sale and we may not be able to successfully develop or bring products or services to market.
In our human health program, we have five pre-IND product candidates, while in our plant health program, we have seven product candidates we hope to bring to market by 2027; however, there is no assurance that our future operations will generate any revenue. If we cannot develop a marketable product or generate sufficient revenues, we may be required to suspend or cease operations.
We have not generated any product revenues to date and expect to incur losses and negative cash flow for the foreseeable future.
We have generated substantial accumulated losses since inception. Our net losses were $28.7 million and $53.3 million for the years ended December 31, 2019, and 2020, respectively, and were $35.8 million and $77.6 million for the nine months ended September 30, 2020, and 2021, respectively. As of December 31, 2020, and September 30, 2021, we had an accumulated deficit of $141.3 million and $218.9 million, respectively. We will need to generate significant revenues to achieve profitability, and we may not be able to achieve and maintain profitability in the near future. We have derived substantially all of our revenues through grants and research partnerships with third parties and we are unable to accurately predict whether these sources of revenue will be available to us in the future. Our future success will depend on our ability to bring products to market for the first time and grow consistent revenue associated with those products. The research, testing and regulatory pathways for each of the products in our product pipeline are complex and we can offer no assurance that we will bring the products in our pipeline to market, that any of those products will be profitable or that we will generate overall profit or positive cash flow in the future. The net losses we incur may fluctuate significantly from year-to-year
and
quarter-to-quarter,
such that a
period-to-period
comparison of our results of operations may not be a good indication of our future performance. These fluctuations may cause our stock to be volatile compared to other stocks in the market.
We will require substantial additional funds to complete our research and development activities, and, if additional funds are not available, we may need to significantly scale back or cease our business.
Between our founding and September 30, 2021, we have raised approximately $235.4 million, through the sale of equity and convertible notes, which we have dedicated to the development of our RNA platform, human health product pipelines and plant health product pipelines. We have invested and will continue to invest in property, plant and equipment, and human capital and will require substantial funds to bring the current products in our product pipeline to market and to grow our business by researching, developing, and protecting products not currently in our product pipeline. As of September 30, 2021, we held approximately $34.8 million in cash and cash equivalents. Our current available funds are not sufficient for all of these activities and as a result, there is substantial doubt about our ability to continue as a going concern.
Based on our history of losses, we do not expect that we will be able to fund our longer-term capital and liquidity needs through our cash balances and operating cash flow alone. To fund our longer-term capital and liquidity needs, we expect to use the proceeds of the Business Combination and will need to secure additional capital. The amount of capital we will need will be subject to change depending on, among other things, the success of our efforts to grow revenue and our efforts to continue to effectively manage expenses.
When we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.
Our financing needs may also increase substantially depending on the results of our research, trials and development for products and costs arising from additional regulatory approvals. We may not succeed in raising additional funds in a timely manner. The timing of our need for additional funds will depend on a number of factors, which are difficult to predict or may be outside of our control, including:

•
the resources, time and costs required to initiate and complete our research and development and to initiate and complete studies and trials and to obtain regulatory approvals for additions to our product pipeline;

•	progress in our research and development programs;

•	the timing and amount of milestone, royalty and other payments; and

•	costs necessary to protect any intellectual property rights.
If our estimates and predictions relating to any of these factors are incorrect, we may need to modify our business plans.
Our ability to raise funds will depend upon many factors, including conditions in the debt and equity capital markets, as well as investor perception of our creditworthiness and prospects. If we are unable to raise funds on acceptable terms, we may not be able to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations. If we are not able to continue operations, investors may suffer a complete loss of their investments in our securities.
Our strategy assumes that we will collaborate with larger companies to develop and commercialize the products in our pipeline and if those collaborations are not successful or available to us at all, we may not be able to successfully commercialize our products.
We are seeking and will continue to seek collaboration arrangements with third parties for the development or commercialization of our products. These arrangements are complex and time-consuming to negotiate, document, implement and maintain and, as a small company, we may not have the same bargaining power as the larger companies we seek to collaborate with and the terms of any collaborations or other arrangements that we may establish may not be favorable to us.
Due to our limited resources and access to capital, we must make decisions on the allocation of resources to certain programs and product candidates; these decisions may prove to be wrong and may adversely affect our business.
We have limited financial and human resources and intend to initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success.
It is difficult to predict the time and cost of development of our pipeline products, which are produced by or based on a relatively novel and complex technology and are subject to many risks, any of which could prevent or delay revenue growth and adversely impact our market acceptance, business and results of operations. We may also determine not to pursue, or change the timing or order of, our product candidates.
Our company has product candidates with very complex and different sales and marketing channels, the development of which will put significant burdens on us and which we may not be able to develop as effectively as competitors.
We will have very different sales and marketing channels if the products in our pipeline are to reach customers in their respective markets, requiring us to develop distinct sales, marketing, and distribution methods. In particular, the human, agricultural and plant health markets have different customers and distribution channels. Building, managing and maintaining such a sales and marketing infrastructure will require us to hire experts in the field, implement complex systems, establish collaborations with third parties effectively across various geographies and understand disparate regulatory regimes. Our ability to effectively engage in these steps is untested, making it impossible for us to accurately predict the level of success we will achieve.
We have a limited operating history and funding, which may make it difficult to evaluate our product development, product prospects and overall likelihood of success.
We were incorporated in 2008. We have a limited operating history as a company, which makes it difficult to predict future operations. The product candidates and the markets we hope to serve have shifted since we were incorporated and as such, our operational experience with our current product pipeline and target markets is shorter than the period of our incorporation. We have been operating our plant health product pipelines since 2016 and our human health product pipelines since 2019. Our approach to the discovery and development of product candidates had not been validated by the commercial introduction of products and we cannot guarantee that the products currently in our product pipeline, or any other products or services, will have future commercial value. Our programs will require substantial additional development and research, both in time and resources, before we are in a position to receive regulatory approvals and begin generating revenue in connection with the sale of product candidates. We have not yet demonstrated the ability to successfully manufacture RNA at commercial scale, complete a large-scale, pivotal clinical trial, obtain regulatory approval for any product, manufacture a product at commercial scale, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing products.
All of our products require rigorous, time-consuming and expensive regulatory examination and approval before they can be commercialized and some or all of our products may not receive this approval.
Any products that we are currently developing or may develop in the future will be subject to extensive governmental regulations relating to development, trials, manufacturing and commercialization. Rigorous studies, clinical trials and extensive regulatory licensure and approval processes are required to be successfully completed in the United States and in many foreign jurisdictions, such as the European Union and Japan, before a new product may be offered and sold in any of these countries or regions. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays.
Studies and trials for regulatory licensure and approval are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because any product that we develop in the future will be based on new technologies, we expect that it will require extensive research and development and necessitate substantial manufacturing and processing costs. In addition, costs to treat potential side effects that may result from a product we develop may be significant.
Please refer to risk factor sections on our human health and animal health products for more regulatory risk information.
We have yet to establish sales, marketing or distribution capabilities, and if we are unable to establish these capabilities, we may not be successful in commercializing our product candidates if they are approved.
We have not yet established a sales, marketing or product distribution infrastructure for our product candidates, which are still in various stages of development. To achieve commercial success for any product for which we obtain marketing approval, we will need to establish a sales and marketing organization within the United States and develop a strategy for sales outside of the United States. In addition, as we begin to commercialize our products, we will need to hire, develop, train personnel with expertise in marketing and selling products in each of those markets.
Our growth strategy requires us to introduce new products, in addition to those in our current pipeline, that achieve market acceptance.
In order to reach our growth objectives, we must introduce new products in addition to our current pipeline of product candidates, and future new products. Research, development and regulatory approval for our products involve risks of failure inherent in the development of novel and complex products. These risks include the possibility that:

•	our products may not perform as expected;

•
we may be unable to capitalize on successful innovation because we may choose not to incur the expense of patenting our discoveries in all jurisdictions or may be unable to obtain patents in the jurisdictions in which we wish to obtain patents;

•	any strategy of discovering additional vertical markets beyond plant, animal and human health for the use of RNA may be infeasible, limiting our growth;

•	our products may not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;

•	our competitors may develop new products or improve existing products that may make our products uncompetitive;

•	the lower cost of RNA produced by us may not translate equally or at all into lower prices for the products that use it;

•	our products may be difficult to produce on a large scale;

•	intellectual property and other proprietary rights of third parties may prevent us or our collaborators from making, marketing or selling our products;

•	we or our collaborators may be unable to fully develop or commercialize products in a timely manner or at all; and

•	third parties may develop superior or equivalent products.

Accordingly, if we experience any significant delays in the development or introduction of new products or if our new products do not achieve market acceptance, our business, operating results and financial condition would be adversely affected.
We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt operations.
As of September 30, 2021, we had 280 full-time employees, an increase in headcount of over 250% since December 31, 2019. We expect we will continue to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of product candidate development, regulatory affairs and manufacturing. We draw our talent from geographic and subject matter markets where the demand for the skills we seek are in the highest demand of any global labor market and we may have difficulty identifying, hiring and integrating and retaining new personnel. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate, integrate and retain additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of our attention away from our day-to-day
activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.
Many of the companies that we compete against for qualified personnel and consultants have greater financial and other resources, different risk profiles, more established brands and a longer history in the industry than we do. If we are unable to continue to attract and retain high-quality personnel and consultants, the rate and success at which we can discover and develop product candidates and operate our business will be limited.
We use
RNA-based
molecular biology triggers for many of the products in our product pipeline and the successful commercialization of these products will depend on public perceptions of
RNA-based
products.
The successful commercialization of our product candidates depends, in part, on public acceptance of modern biotechnology techniques and the use of RNA to regulate the expression of genes and production of proteins in human health and agricultural products. Negative public perceptions about RNA and molecular regulation of gene expression can also affect the regulatory environment in the jurisdictions in which we are targeting the sale of our products and the commercialization of our product candidates. Any increase in such negative perceptions or any restrictive government regulations in response to
RNA-based
products could have a negative effect on our business and may delay or impair the sale of our products or the development or commercialization of our product candidates. Public pressure may lead to increased regulation and legislation for products produced using biotechnology and this could adversely affect our ability to sell our product or commercialize our product candidates.
GreenLight has identified material weaknesses in its internal controls of financial reporting. If it is unable to remediate the material weakness, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet New GreenLight’s periodic reporting obligations.
As a public company, New GreenLight will be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence.
In connection with the preparation and audit of our consolidated financial statements as of December 31, 2020, two material weaknesses were identified in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The two material weaknesses identified in our internal controls result from:

•
The failure to maintain a sufficient complement of personnel in our accounting and reporting department to ensure adequate segregation of duties such that appropriate review and monitoring of our financial records is executed.

•	The failure to design and implemented adequate information systems controls, including access and change management controls
We have begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and selecting and implementing new systems for our financial and enterprise resource planning. In order to maintain and improve the effectiveness of our internal control over financial reporting, we have expended, and anticipate we will continue to expend, significant resources, including accounting-related costs and significant management oversight.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of our common stock.
Under applicable employment laws, we may not be able to enforce covenants not to compete.
Our employment agreements generally include covenants not to compete. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work.
Our business may be affected by litigation and government investigations.
We may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and we may become subject to claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, costs and significant payments, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
Many of our employees, including our senior management, were previously employed at other biotechnology or pharmaceutical companies, including our potential competitors. Some of these employees may have executed proprietary rights, non-disclosure
and
non-competition
agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how
of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
We are exposed to a risk of substantial loss due to claims that may be filed against us in the future because our insurance policies may not fully cover the risk of loss associated with our operations.
We are exposed to the risk of having claims seeking monetary damages being filed against us for loss or harm suffered by participants of our preclinical and clinical studies or for loss or harm suffered by users of any products that may receive approval for commercialization in the future, or in connection with loss or harm from any other product, for example, agricultural products, that may be tested or receive approval for commercialization in the future. In either event, the FDA, EPA or the regulatory authorities of other countries or regions may commence investigations of the safety and effectiveness of any such trial or commercialized product, the manufacturing processes and facilities or marketing programs utilized in respect of any such trial or products, which may result in mandatory or voluntary recalls of any commercialized product or other significant enforcement action such as limiting the indications for which any such product may be used, or suspension or withdrawal of approval for any such product. Similar risks exist in connection with the testing, use, or sale of any product we may develop or commercialize. If our products are used for an application they are not intended for, become adulterated or mislabeled we may need to recall such products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of confidence in our products, which could have an adverse effect on our business,
Significant disruptions of information technology systems or security breaches could adversely affect our operations.
We are increasingly dependent upon information technology systems, infrastructure and data to operate our business ourselves and on vendors who operate aspects of our technology infrastructure for us. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, among other things, trade secrets or other intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information.
Attacks on information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and they are being conducted by increasingly sophisticated and organized groups that include state actors, criminal organizations and individuals who can bring significant resources and expertise to bear. Public reports indicate that state actors have specifically targeted companies developing
COVID-19
vaccines with the intent of stealing trade secrets or disabling information technology systems associated with vaccine development and we may be unable to defend against these state actors who have significantly more resources at their disposal than we do.

Our information technology systems, and those of third-party vendors with whom we contract are also vulnerable to service interruptions, security breaches from inadvertent or intentional actions by our employees, third-party vendors, and/or business partners, or from cyber-attacks by malicious third parties. Cyber-attacks could include the deployment of harmful malware, ransomware, denial-of-service
attacks, social engineering and other means to affect service reliability, and could threaten the confidentiality, integrity, and availability of information. For example, we recently experienced a ransomware attack that briefly interrupted access to two of our servers. Although in this instance we were able to rely our backup systems to restore access promptly, without making a ransom payment and without loss of data, our defenses against future cyber-attacks may not be successful.
Significant disruptions of our information technology systems, or those of our third-party vendors, or security breaches could adversely affect our business operations and/or result in the loss, adulteration, misappropriation and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information, including, among other things, trade secrets or other intellectual property, proprietary business information and personal information, and could result in financial, legal, business, and reputational harm to us.
Any failure or perceived failure by us or any third-party collaborators, service providers, contractors or consultants to comply with our privacy, confidentiality, data security or similar obligations to third parties, or any data security incidents or other security breaches that result in the unauthorized access, release or transfer of sensitive information, including personally identifiable information, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us, could cause third parties to lose trust in us or could result in claims by third parties asserting that we have breached our privacy, confidentiality, data security, or similar obligations, any of which could have a material adverse effect on our reputation, business, financial condition, or results of operations. Moreover, data security incidents and other security breaches can be difficult to detect, and any delay in identifying them may lead to increased harm. While we have implemented data security measures intended to protect our information technology systems and infrastructure, there can be no assurance that such measures will successfully prevent service interruptions or data security incidents.
We are subject to anti-corruption, anti-bribery and anti-money laundering laws and regulations in various jurisdictions around the world which are subject to rigorous enforcement, and we can face serious consequences for violations.
We expect our
non-U.S.
activities to increase over time and to include countries that have more prevalent corruption than found in the U.S., increasing our exposure to anti-corruption, anti-bribery and anti-money laundering laws and regulations. These include the U.S. Foreign Corrupt Practices Act of 1977, and as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the U.K. Bribery Act and possibly other anti-corruption, anti-bribery and anti-money laundering laws and regulations in the jurisdictions in which we do business, both domestic and abroad. The FCPA and other anti-corruption laws generally prohibit companies, their employees, agents, representatives, business partners and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, anything of value to government officials, political parties, or candidates for public office for the purpose of obtaining or retaining business or securing an improper business advantage. The UK Bribery Act and other anti-corruption laws also prohibit commercial bribery not involving government officials, and requesting or accepting bribes; and anti-money laundering laws prohibit engaging in certain transactions involving criminally-derived property or the proceeds of criminal activity.
We and third parties we do business with, as well as our representatives and agents, will have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated universities or other entities (for example, to obtain necessary permits, licenses, patent registrations and other regulatory approvals), which increases our risks under the FCPA and other anti-corruption laws. We also engage contractors, consultants and other third parties from time to time to conduct business development activities abroad. We may be held liable for the corrupt or other illegal activities of our employees or third parties even if we do not explicitly authorize such activities.
The FCPA also requires that we keep accurate books and records and maintain a system of adequate internal controls. We have recognized two material weaknesses in our internal control over financial reporting, which may compromise our ability to detect inappropriate payments (see the risk factor associated with “material weaknesses in its internal control over financial reporting”). Furthermore, we cannot assure you that our employees, agents, representatives, business partners or third-party intermediaries will always comply with our policies and applicable law, for which we may be ultimately held responsible.
Any allegations or violation of the FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws may result in whistleblower complaints, sanctions, settlements, investigations, prosecution, enforcement actions, substantial criminal fines and civil penalties, disgorgement of profits, imprisonment, debarment, tax reassessments, breach of contract and fraud litigation, loss of export privileges, suspension or debarment from U.S. government contracts, adverse media coverage, reputational harm and other consequences, all of which may have an adverse effect on our reputation, business, financial condition, results of operations and prospects. Responding to an investigation or action can also result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Risks Related to GreenLight’s Manufacturing Platform
GreenLight is designing its mRNA commercial manufacturing process in parallel with its product and process development. GreenLight currently intends to use contract development and manufacturing organizations (“CDMOs”), such as Samsung Biologics Co., Ltd., to produce material for its COVID-19 product candidate for late-stage clinical trials and commercial launch. There is risk that the final manufacturing process and facility could be incompatible with the CDMO facility, requiring modification and resulting in delays and inefficient deployment of capital.
In an effort to bring GreenLight’s mRNA-related product candidates, particularly its pre-clinical COVID-19 vaccine candidate, to market more quickly, GreenLight is designing some aspects of its manufacturing process in parallel with selecting the exact manufacturing equipment and CDMO for that process. Steps to build the infrastructure include design, engineering, site selection and equipment procurement.
As GreenLight seeks to increase its the manufacturing output for commercial production and particular programs from the smaller quantities needed for IND-enabling studies to the larger quantities needed for commercial production, it intends to seek to continuously improve the manufacturability of its product candidates. Accordingly, GreenLight may change its manufacturing processes for a particular program during the course of development. However, any change in the manufacturing process may require resupplying clinical material to trial sites, which could increase our expenses, delay completion of clinical trials or otherwise adversely affect commercialization of the product.
GreenLight plans to acquire additional laboratory, manufacturing and other space to accommodate its expected growth. If GreenLight is not able to access appropriate or sufficient space at reasonable cost, its business and results of operations could be adversely affected.
GreenLight’s business and results of operations are dependent on locating and successfully negotiating leases for adequate access to laboratory and office space and suitable physical infrastructure, including electrical, plumbing, HVAC and network infrastructure, to conduct its operations and accommodate its growth. These resources are constrained and expensive in the areas in which GreenLight operates. If GreenLight is unable to access enough space or it experiences failures of its physical infrastructure, its business and results of operations could be adversely affected.
In order to properly conduct its business, GreenLight needs access to sufficient laboratory space and equipment to perform the activities necessary to advance and complete its programs. Additionally, GreenLight needs to ensure that its laboratories and corporate offices remain operational at all times, which includes maintaining suitable physical infrastructure, including electrical, plumbing and HVAC, logistics and transportation systems and network infrastructure. GreenLight lease its laboratories and office spaces and GreenLight relies on the landlords for basic maintenance of its leased laboratories and office buildings. If one of GreenLight’s landlords has not maintained a leased property sufficiently, it may be forced into an early exit from the facility, which could be disruptive to GreenLight’s business.
GreenLight’s dsRNA and mRNA product candidates are based on innovative technologies and any product candidates GreenLight develops may be more complex and more difficult to manufacture than initially anticipated. GreenLight may encounter difficulties with manufacturing processes, manufacturing at higher volumes, product releases, product shelf life and storage, supply chain management, or shipping for any of its medicines, for both its agricultural or human health product candidates, including its COVID-19 vaccine. If GreenLight or any of its third-party vendors encounters such difficulties, its ability to supply commercial product or material for clinical trials could be delayed or stopped.
The manufacturing processes for GreenLight’s product candidates using its dsRNA and mRNA platforms are innovative and complex. There are no mRNA medicines currently manufactured at commercial scale utilizing GreenLight’s manufacturing process. Due to the nature of this technology and GreenLight’s limited experience at commercial scale production, we could encounter difficulties with manufacturing processes, manufacturing at higher volumes, product releases, product shelf life and storage, supply chain management, or shipping.
These difficulties could be due to any number of reasons including, but not limited to, complexities of producing batches at any volume, equipment failure, choice and quality of raw materials and excipients, analytical testing technology, and product instability. In an effort to optimize product features, GreenLight may make changes to a product candidate in its manufacturing and stability formulation and conditions, which may result in GreenLight having to resupply batches for pre-clinical or clinical activities when there is insufficient product stability during storage and insufficient supply. Insufficient stability or shelf life of its product candidates could materially delay GreenLight’s or its strategic collaborators’ ability to continue the clinical trial for that product candidate or require us to begin a new clinical trial with a newly formulated drug product, due to the need to manufacture additional pre-clinical or clinical supply.
Due to the nature of GreenLight’s products and manufacturing platform, there may also be a high degree of technological change that can negatively impact product comparability during and after clinical development. Furthermore, technology changes may drive the need for changes in, modification to, or the sourcing of new manufacturing infrastructure or may adversely affect third-party relationships.
The process to generate dsRNA or mRNA product candidates encapsulated in LNPs is complex and, if not developed and manufactured under well-controlled conditions, can adversely impact pharmacological activity and may result in one or more of GreenLight’s product candidates’ failure.
GreenLight has limited experience in manufacturing or commercializing proposed product candidates and may encounter difficulties, delays or other unanticipated hurdles before GreenLight is able to begin manufacturing its product candidates in the quantities needed to achieve its business plans.
GreenLight has limited experience in manufacturing or commercializing its proposed product candidates. As it increases manufacturing volume, it may encounter unexpected difficulties and delays that require adjustments or changes to its manufacturing process. Changes in GreenLight’s manufacturing processes may lead to failure of batches, which could lead to a substantial delay in pre-clinical studies and clinical trials or the delivery of commercial product. Any such changes could adversely affect clinical or commercial supply of GreenLight’s products. Such changes might also cause delays in or increase the cost of commissioning GreenLight’s facility and adversely affect its commercialization plans.

GreenLight has increased the batch size for its mRNA production to accommodate the supply requirements of some of its current and anticipated pre-clinical and clinical programs. However, in some cases, GreenLight may have to utilize multiple batches of substance and product to meet the clinical supply requirement of a single clinical trial. If GreenLight or its contract manufacturers fail to successfully and consistently produce mRNA at larger batch sizes, it could lead to a substantial delay in its clinical trials or in the commercialization of any products that may receive regulatory approval.
If GreenLight’s cell-free manufacturing platform does not perform as expected, or if GreenLight’s competitors develop and market technologies or products more rapidly than GreenLight or that are more effective, outperform, safer or less expensive than GreenLight’s manufacturing platform technology, its commercial opportunities will be negatively impacted.
It is anticipated that GreenLight will face increased competition in the future as new companies enter the markets and as scientific developments progress. If GreenLight is unable to compete effectively, its opportunity to discover new products or generate revenue from the sale of such new products or its existing product candidates could be adversely affected.
GreenLight has established laboratory, clean room, and manufacturing facilities in Massachusetts, North Carolina and New York to support its activities, which is resulting in the incurrence of significant investment with no assurance that such investment will be recouped.
In order to support its future growth and its agriculture and human health product pipeline, GreenLight has invested in facilities to develop products or produce materials. This investment has significantly increased GreenLight’s capital and operating expenses. Moreover, based on its current business plan, GreenLight anticipates that in the future it will need to expand its facilities for research and development and production capacity, which it currently expects to accomplish by expanding the capacity of existing facilities. GreenLight may need to, or decide to, build additional commercial mRNA manufacturing facilities using its platform technology in the U.S. and in countries outside of the U.S. There can be no assurance that any additional manufacturing capacity that GreenLight may acquire will be necessary or that this investment will be recouped.
If GreenLight is unable to adequately and timely manufacture and supply its products and product candidates or if GreenLight does not fully utilize its manufacturing facilities, its business may be adversely affected. Charges resulting from excess capacity would have a negative effect on GreenLight’s financial condition and results of operations.
GreenLight will depend on relationships with third parties for revenues, and for the development, regulatory approval, commercialization and marketing of certain of its products and product candidates, which are outside of its full control.
GreenLight relies on a number of third-party relationships for the development, regulatory approval and commercialization of certain of its product candidates, including, but not limited to, the Azzur Group for its cleanroom. Certain aspects of GreenLight’s regulatory affairs and clinical development relating to its products and product candidates are also outsourced to third parties. Reliance on third parties subjects GreenLight to a number of risks, including:

•	the inability to control the resources such third parties devote to GreenLight’s programs, products or product candidates;

•	disputes may arise under an agreement and the underlying agreement may fail to provide us with significant protection or may fail to be effectively enforced if such third parties fail to perform;

•
the interests of such third parties may not always be aligned with the interests of GreenLight, and such parties may not pursue regulatory approvals or market a product in the same manner or to the same extent as GreenLight, which could adversely affect revenues, or may adopt tax strategies that could have an adverse effect on GreenLight’s business, results of operations or financial condition;

•
third-party relationships require the parties to cooperate, and failure to do so effectively could adversely affect product development or the clinical development or regulatory approvals of product candidates under collaborative control, could result in termination of the research, development or commercialization of product candidates or could result in litigation or arbitration;

•
any failure on the part of such third parties to comply with applicable laws, including tax laws, regulatory requirements and/or applicable contractual obligations or to fulfill any responsibilities they may have to protect and enforce any intellectual property rights underlying product candidates could have an adverse effect on revenues as well as give rise to possible legal proceedings; and

•
any improper conduct or actions on the part of such third parties could subject us to civil or criminal investigations and monetary and injunctive penalties, impact the accuracy and timing of financial reporting and/or adversely impact GreenLight’s ability to conduct business, operating results and reputation.

Given these risks, there is considerable uncertainty regarding the success of current and future collaborative efforts. If these efforts fail, GreenLight’s product development or commercialization of product candidates could be delayed, revenues from products could decline and/or the anticipated benefits of these arrangements may not be realized.
Manufacturing issues could substantially increase costs, limit supply of products and/or reduce revenues.
The process of manufacturing GreenLight’s products is complex, highly regulated and subject to numerous risks, including:

•
Risks of Reliance on Third Parties and Single Source Providers.
GreenLight relies on third-party suppliers and manufacturers for many aspects of its manufacturing process for products and product candidates. In some cases, due to the unique manner in which its products and product candidates are manufactured, GreenLight relies on single source providers of raw materials and manufacturing supplies. For example, the dsRNA processes use specific yeast microbial RNA, the most effective forms of which are sourced from suppliers in China. These third parties, as well as our other suppliers, are independent entities subject to their own operational, geopolitical and financial risks that are outside of GreenLight’s control, including the impact of the
COVID-19
pandemic and intellectual property protection. These third parties may not perform their obligations in a timely and cost-effective manner or in compliance with applicable regulations, and they may be unable or unwilling to increase production capacity commensurate with demand for existing or future products. Finding alternative providers could take a significant amount of time and involve significant expense due to the specialized nature of the services and the need to obtain regulatory approval of any significant changes to suppliers or manufacturing methods. GreenLight cannot be certain that it could reach an agreement with alternative providers or that the FDA or other regulatory authorities would approve the use of such alternatives.

•
Risks Relating to Compliance with cGMP.
GreenLight and its third-party providers, such as Azzur Group, are generally required to maintain compliance with cGMP and other stringent requirements and are subject to inspections by the FDA and other regulatory authorities to confirm compliance. Any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging or storage of products or product candidates as a result of a failure of GreenLight’s facility or operations or those of third parties to pass any regulatory agency inspection could significantly impair GreenLight’s ability to develop and commercialize its products and product candidates. Significant noncompliance could also result in the imposition of monetary penalties or other civil or criminal sanctions and damage GreenLight’s reputation.

•
Global Supply Risks.
GreenLight relies on its laboratories and manufacturing facility for the production of drug substance for its product candidates. The supply of these products and product candidates depends on the uninterrupted and efficient operation of its facility and laboratory, which could be adversely affected by equipment failures, labor shortages, public health epidemics, natural disasters, power failures, cyber-attacks and many other factors. Additionally, there can be no assurance that GreenLight will be able to meet expected timelines or that there will not be any direct or indirect delays resulting from the
COVID-19
pandemic. GreenLight has had delays, and if there are additional delays, in bringing its current and planned facilities online and it may not have sufficient manufacturing capacity to meet its long-term manufacturing requirements.

•
Risk of Product Loss.
The manufacturing process for GreenLight’s products is susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment or vendor or operator error. Even minor deviations from planned manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in its products and product candidates, laboratory or manufacturing facility, GreenLight may need to close its laboratory or manufacturing facility for an extended period of time to investigate and remediate the contaminant.

Any adverse developments affecting manufacturing operations or the operations of third-party suppliers and manufacturers may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls or other interruptions in the commercial supply of GreenLight’s products. Additionally, GreenLight may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Such developments could increase manufacturing costs, cause revenue loss or market share as patients and physicians turn to competing therapeutics, diminish profitability or damage GreenLight’s reputation.
In addition, although GreenLight has business continuity plans to reduce the potential for manufacturing disruptions or delays and reduce the severity of a disruptive event, there is no guarantee that these plans will be adequate, which could adversely affect its business and operations.
Risks Related to the Production of dsRNA and mRNA
GreenLight’s proposed products are temperature sensitive and may have other attributes that lead to limited shelf life. These attributes may pose risks to supply, inventory and waste management and increased cost of goods.
GreenLight’s mRNA and dsRNA product candidates may prove to have a stability profile that leads to a lower than desired shelf life of the final approved mRNA medicine. This poses risk in supply requirements, wasted stock, and higher cost of goods.
GreenLight’s products and product candidates are temperature sensitive, and it may learn that any or all of its product candidates are less stable than desired. It is also possible that GreenLight may find that transportation conditions negatively impact product quality. This may require changes to the formulation or manufacturing process for one or more of GreenLight’s product candidates and result in delays or interruptions to clinical or commercial supply. In addition, the cost associated with such transportation services and the limited pool of vendors may also add additional risks of supply disruptions.
GreenLight has established a number of analytical assays, and may have to establish several more, to assess the quality of its dsRNA and mRNA product candidates. GreenLight may identify gaps in its analytical testing strategy that might prevent release of product or could require product withdrawal or recall. For example, new impurities that have an impact on product safety, efficacy, or stability may be discovered. This may lead to an inability to release mRNA product candidates until the manufacturing or testing process is rectified.

Risks Related to Raw Materials and Reliance on Third Parties
The materials used in the processes by which GreenLight manufactures RNA and its derivative products, such as dsRNA or mRNA, may become difficult to obtain in the quality or quantity required for GreenLight’s business plans or at the prices that are currently projected.
Many of GreenLight’s processes and products rely on materials purchased from third parties and should these materials increase in prices, have supply constraints, or become unavailable, it could impact GreenLight’s ability to develop products or bring them to market either on time, at competitive prices or at all. For example, GreenLight’s dsRNA processes uses specific yeast microbial RNA, the most effective forms of which are sourced from suppliers in China. Should that particular yeast become unavailable, it could impair the effectiveness, yield or availability of the dsRNA produced for the agricultural markets.
Moreover, some enzymes that are used in GreenLight’s RNA platform and its down-stream products are specific in nature and sourced from third parties some of whom have proprietary processes which give them an advantage in cost or effectiveness that they pass on to us. Some materials come from single sources, such as LNPs which is licensed from a third party and which is used to produce mRNA. GreenLight may need to license other materials from third parties, and if it is unable to do so on reasonable terms, or at all, it could have a material adverse effect on GreenLight’s business.
Some of the raw materials are being employed in an innovative manner and may not have been scaled to a level to support commercial supply and could experience unexpected manufacturing or testing failures, or supply shortages. Such issues with raw materials and excipients could cause delays or interruptions to clinical and commercial supply of products or product candidates.
Single or limited sources for some materials may impact GreenLight’s ability to secure supply.
GreenLight’s dependence on single-source, limited-source or preferred suppliers exposes it to certain risks, such as:

•	a disruption to suppliers’ operations which could leave GreenLight with no other means of continuing the research, development, or manufacturing operations for which the supplier provides inputs;

•	the inability to locate a suitable replacement on acceptable terms or on a timely basis, if at all;

•	existing suppliers may cease or reduce production or deliveries, raise prices, or renegotiate terms;

•	delays caused by supply issues may harm GreenLight’s reputation, frustrate customers, and cause them to turn to GreenLight’s competitors; and

•
GreenLight’s ability to progress the development of existing programs and the expansion of capacity to begin future programs could be materially and adversely impacted if the single-source, limited-source or preferred suppliers upon which GreenLight relies were to experience a significant business challenge, disruption, or failure due to issues such as financial difficulties or bankruptcy, issues relating to other customers such as regulatory or quality compliance issues, or other financial, legal, regulatory, or reputational issues.

Should any of the above risks, or should any consequences of unpredictable risks, come to fruition, such events could have a material adverse effect on operations.
GreenLight relies on highly specialized equipment and consumables for the production of RNA and its derivative products, dsRNA and mRNA, and any disruption to the supply chain or any malfunction of that equipment may adversely impact GreenLight’s operations.
The equipment and consumables used to produce RNA and its derivative products, dsRNA and mRNA are currently supply constrained across all suppliers which may cause delays in development, testing or marketing of GreenLight’s human health products and may require it to ultimately increases prices should GreenLight’s products become available to consumers.

Additionally, GreenLight will be dependent on a number of equipment providers and CMOs who are also implementing innovative technology. If such equipment malfunctions or if GreenLight encounters unexpected performance issues, it could encounter delays or interruptions to clinical and commercial supply. Due to the number of different programs, GreenLight may have cross contamination of product candidates inside of its factories, CROs, suppliers, or in the clinic that affect the integrity of GreenLight’s product candidates.
Delay or unavailability of products, services, or equipment provided by suppliers could require GreenLight to change the design of its research, development, and manufacturing processes based on the functions, limitations, features, and specifications of the replacement items or seek out a new supplier to provide these items. Additionally, as GreenLight grows, its existing suppliers may not be able to meet its increasing demand, and additional suppliers may need to be found. GreenLight may not be able to secure suppliers who provide lab supplies at, or equipment and services to, the specification, quantity, and quality levels that it demands (or at all) or be able to negotiate acceptable fees and terms of services with such suppliers.
Risks Related to Market Acceptance
Even if any product candidates developed by GreenLight receives regulatory approval, GreenLight may nonetheless fail to achieve the degree of market acceptance by physicians, patients, healthcare payors, and others in the medical community necessary for commercial success.
The commercial success of any of GreenLight’s product candidates will depend upon its degree of market acceptance by physicians, patients, third party payors, and others in the medical community. Even if any product candidates developed by GreenLight receives regulatory approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors, and others in the medical community. The degree of market acceptance of any product candidates GreenLight may develop, if approved for commercial sale, will depend on a number of factors, including:

•	the wider acceptance by patients of products derived from RNA manufacturing processes;

•	the efficacy and safety of such product candidates as demonstrated in pivotal clinical trials published in peer-reviewed journals;

•	the potential and perceived advantages compared to alternative treatments;

•	the ability to offer GreenLight’s products for sale at competitive prices;

•	the ability to offer appropriate patient access programs, such as co-pay assistance;

•	the extent to which physicians recommend GreenLight’s products to their patients;

•	convenience and ease of dosing and administration compared to alternative treatments;

•	the clinical indications for which the product candidate is approved by the FDA, EMA or other comparable foreign regulatory agencies;

•
product labeling or product insert requirements of the FDA, EMA or other comparable foreign regulatory authorities, including any limitations, contraindications or warnings contained in a product’s approved labeling;

•	restrictions on how the product is distributed;

•	the timing of market introduction of competitive products;

•	publicity concerning GreenLight’s products or competing products and treatments;

•	the effectiveness of marketing and distribution efforts by us and other licenses and distributors;

•	sufficient governmental third party coverage or reimbursement; and

•	the prevalence and severity of any side effects.

If any product candidates developed by GreenLight does not achieve an adequate level of acceptance by physicians, healthcare payors, patients and the medical community, GreenLight will not be able to generate significant revenue, and may not become or remain profitable. The failure of any product candidates to find market acceptance could harm GreenLight’s business prospects.
Legal requirements as well as ethical and social concerns about synthetic biology and genetic engineering could limit or prevent the use of GreenLight’s technologies and limit revenues.
GreenLight’s platform technology, including how dsRNA and mRNA is extracted, includes the use of synthetic biology and genetic engineering. In some countries, drugs made using genetically modified organisms may be subject to a more stringent legal regime, which could prove to be complex and very challenging. For example, in the European Union, the rules on genetically modified organisms could apply in addition to the general rules on medicinal products or cosmetic products. The rules on advanced therapy medicinal products may also apply.
Additionally, public perception about the safety and environmental hazards of, and ethical concerns over, synthetic biology and genetic engineering could influence public acceptance of GreenLight’s technologies, product candidates and processes, particularly in the case of human medicines such as GreenLight’s COVID-19 vaccine product candidate. If GreenLight and its collaborators or other third parties are not able to overcome the legal challenges as well as the social concerns relating to synthetic biology and genetic engineering, GreenLight’s technologies, product candidates and processes may not be accepted. These challenges and concerns could result in increased expenses, regulatory scrutiny and increased regulation, trade restrictions on imports of GreenLight’s product candidates, delays or other impediments to GreenLight’s programs or the public acceptance and commercialization of its products. GreenLight designs and produces product candidates with characteristics comparable or superior to those found in naturally occurring organisms or enzymes in a controlled laboratory; however, the release of such organisms into uncontrolled environments could have unintended consequences. Any adverse effect resulting from such a release could have a material adverse effect on GreenLight’s business, financial condition or results of operations, and may expose GreenLight to liability for any resulting harm.
Risks Related to Global Expansion
GreenLight’s planned manufacturing, sales and operations are subject to the risks of doing business internationally.
In the future, GreenLight intends to expand the reach of its platform technology into international markets, including certain countries in Africa, Asia and Latin America where the need for locally produced vaccines is high, subjecting GreenLight to many risks that could adversely affect its business and revenues. There is no guarantee that GreenLight’s efforts and strategies to expand manufacturing and sales in international markets will succeed. Emerging market countries may be especially vulnerable to periods of global and local political, legal, regulatory and financial instability and may have a higher incidence of corruption and fraudulent business practices. Certain countries may require local clinical trial data as part of the drug registration process in addition to global clinical trials, which can add to overall drug development and registration timelines. GreenLight may also be required to increase our reliance on third-party agents and unfamiliar operations and arrangements previously utilized by companies it collaborates with or acquire in emerging markets.
GreenLight’s manufacturing, sales and operations are subject to the risks of doing business internationally, including:

•	difficulties and challenges relating to the building, commissioning and complying with regulatory requirements related to manufacturing facilities in foreign countries;

•	the inability to obtain necessary foreign regulatory or pricing approvals of products in a timely manner;

•	limitations and additional pressures on GreenLight’s ability to obtain and maintain product pricing or receive price increases, including those resulting from governmental or regulatory requirements;

•	the inability to successfully complete preclinical studies or subsequent or confirmatory clinical trials in countries where GreenLight’s experience is limited;

•	longer payment and reimbursement cycles and uncertainties regarding the collectability of accounts receivable;

•	fluctuations in foreign currency exchange rates that may adversely impact GreenLight’s revenues, net income and value of certain of its investments;

•	the imposition of governmental controls;

•	diverse data privacy and protection requirements;

•	increasingly complex standards for complying with foreign laws and regulations that may differ substantially from country to country and may conflict with corresponding U.S. laws and regulations;

•	the far-reaching anti-bribery and anti-corruption legislation in the U.K., including the Bribery Act, and elsewhere and escalation of investigations and prosecutions pursuant to such laws;

•	compliance with complex import and export control laws;

•	changes in tax laws;

•	the imposition of tariffs or embargoes and other trade restrictions;

•	the impact of public health epidemics, such as the COVID-19 pandemic, on the global economy and the delivery of healthcare treatments;

•	less favorable intellectual property or other applicable laws; and

•	known and unknown risks related to local and geopolitical unrest;
In addition, GreenLight’s future potential international operations are subject to regulation under U.S. law, and non-compliance
with those laws may subject it to severe criminal and civil penalties. For example, the FCPA prohibits U.S. companies and their representatives from paying, offering to pay, promising to pay or authorizing the payment of anything of value to any foreign government official, government staff member, political party or political candidate for the purpose of obtaining or retaining business or to otherwise obtain favorable treatment or influence a person working in an official capacity. In many countries, the health care professionals with whom GreenLight may regularly interact may meet the FCPA’s definition of a foreign government official. Failure to comply with domestic or foreign laws could result in various adverse consequences, including possible delay in approval or refusal to approve a product, recalls, seizures or withdrawal of an approved product from the market, disruption in the supply or availability of GreenLight’s products or suspension of export or import privileges, the imposition of civil or criminal sanctions, the prosecution of executives overseeing GreenLight’s international operations and damage to GreenLight’s reputation. Any significant impairment of GreenLight’s ability to sell products outside of the U.S. could adversely impact its business and financial results.
GreenLight’s goal of expanding outside the U.S. will depend on its ability to successfully manage the complexity of multiple global supply chains in countries with poor infrastructure, in which GreenLight has limited experience.
Logistics, regulatory environments, business customs, local and geopolitical concerns and end user markets differ country by country. As GreenLight expands globally to enable the production of its dsRNA and mRNA products in countries outside the U.S., GreenLight will face material risks that could cause it to expend significant resources. There can be no guarantee when such efforts will be successful, if at all. As GreenLight expands its platform globally, it will have to familiarize itself with the regulatory environment in that country, which could significantly diverge from the regulatory regimes in the U.S. and which may not necessarily approve GreenLight’s product candidates, even if such product candidates achieve regulatory approval in the U.S.

In each country in which GreenLight intends to utilize its manufacturing platform it may also be necessary to create partnerships with local enterprises which come with inherent risks, including corruption, violation of U.S. laws and regulations relating to anti-corruption laws, intellectual property theft, divergence from GreenLight’s quality and health standards and a number of unknown risks that could delay or cause its international expansion to fail entirely.
GreenLight will have to become familiar with these and other factors in order to be effective; however, its ability to do so is untested as is its ability to obtain and retain experts in these areas to implement an international supply chain serving any facility other than those in the United states. Moreover, any of GreenLight’s suppliers could go out of business, lose operating licenses, be subject to regulatory actions and be unable to supply GreenLight, which could result in production delays or stoppages.
Risks Related to Competition
GreenLight faces significant competition, and if its competitors develop and market technologies or products more rapidly than it does or that are more effective, safer or less expensive than the product candidates developed by GreenLight, its commercial opportunities will be negatively impacted.
GreenLight believes one of its key competitive advantages is the cost and quality at which it can make RNA and recover dsRNA from it for use in agricultural products or mRNA for use in human health products. Should other processes match or beat that cost or quality, GreenLight could lose a key competitive advantage as an RNA producer which could in turn have negative effects on the products in GreenLight’s pipeline which depend on the quality and cost of the RNA produced by GreenLight to be competitive. Fermentation is currently the most popular method competing with GreenLight’s process for the production of RNA. While GreenLight believes fermentation is currently more expensive and tends to produce more down-stream impurities than its proprietary process, innovation or scale in the fermentation process could cause these drawbacks to be overcome to produce a product that is cost competitive with GreenLight’s. Conventional cell-free processes, such as in-vitro
transcription are cost prohibitive for agricultural applications and require special inputs. New innovations in cell-free processes could outperform GreenLight’s cell-free processes and make GreenLight’s technology obsolete.
Rapidly changing technology and emerging competition in the synthetic biology industry could make the platform, programs, and products GreenLight is developing obsolete or non-competitive
unless development of its platform and pursuit of new market opportunities continues.
The synthetic biology industry is still emerging and is characterized by rapid and significant technological changes, frequent new product introductions and enhancements, and evolving industry demands and standards. GreenLight’s future success will depend on its ability to develop, manufacture and commercialize its product candidates on a timely and cost-effective basis.
GreenLight’s competitors, either alone or together with collaborators, may have significantly greater financial, manufacturing, marketing, drug development, technical and human resources and commercial expertise than GreenLight does. GreenLight’s competitors may also have more experience:

•	developing drug candidates;

•	conducting preclinical and clinical trials;

•	obtaining regulatory approvals; and

•	commercializing product candidates.

Risks Related to our Human Health Program
Even if we successfully design and complete our preclinical studies, our preclinical human health product candidates, and similar products in the future, must still go through clinical studies, which may reveal significant adverse events, including negative immune system responses, and may result in a safety profile that could prevent or delay regulatory approval or licensure or market acceptance of candidate products.
There is typically an extremely high rate of attrition for product candidates across categories of medicines proceeding through clinical trials. These product candidates may fail to show the desired safety and efficacy profile in later stages of clinical trials despite having progressed through nonclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in later stage clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. Most investigational medicines that commence clinical trials are never approved as products and there can be no assurance that any of our current or future clinical trials will ultimately be successful or support further clinical development of any of our investigational medicines. Certain aspects of our investigational medicines may induce immune reactions from either the mRNA or the lipid as well as adverse reactions within liver pathways or degradation of the mRNA or the lipid nanoparticle LNP, any of which could lead to significant adverse events in one or more of our clinical trials. Many of these types of side effects have been seen for previously developed LNPs. There may be resulting uncertainty as to the underlying cause of any such adverse event, which would make it difficult to accurately predict side effects in future clinical trials and would result in significant delays in our programs.
If unacceptable side effects, including materialized risks of immunogenicity, arise in the development of our product candidates, the FDA or the Institutional Review Boards (IRBs) at the institutions in which its studies are conducted, or the Data Safety Monitoring Board, if constituted for its clinical studies could recommend a suspension or termination of our clinical studies, or the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny licensure or approval of a product candidate. In addition, side effects could affect patient recruitment or the ability of enrolled patients to complete a trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We expect to have to train medical personnel using our product candidates to understand the side effect profiles for our clinical studies and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death.
Even if such side effects do not preclude the drug from obtaining or maintaining marketing approval, any such approval may be for a more narrow indication than we seek or an unfavorable benefit risk ratio may inhibit market acceptance of the approved product due to its tolerability versus other therapies. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of any product candidates we develop. Consequently, the commercial prospects of such product candidates may be harmed, and our ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm our business, financial condition and prospects significantly.
Additionally, if one or more of our product candidates receives marketing licensure and/or approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw licensures and/or approvals of such product;

•	regulatory authorities may require additional warnings on the label, such as a “black box” warning or contraindication;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any product component;

•	we may be required to restrict the conductions under which the product may be distributed, including through implementation a Risk Evaluation and Mitigation Strategy, or REMS;

•	we may be required to change the way a product candidate is administered or conduct additional clinical trials;

•	we could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	our reputation may suffer.
Any of these events could prevent us from achieving or maintaining market acceptance of a product candidate, if approved, and could significantly harm our business, results of operations and prospects.
Our human health markets are highly competitive. If we are unable to compete effectively with existing products, new treatment methods and new technologies, we may be unable to commercialize any products that we may develop in the future.
The biotechnology market is highly competitive, is subject to rapid technological change and is significantly affected by existing rival products and medical procedures, new product introductions and the market activities of other participants. Pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations may pursue the research and development of technologies, products or other therapeutic products for the treatment of some or all of the diseases that we are target. We also may face competition from products that have already been approved or licensed and accepted by the medical community for the treatment of these same indications. Our competitors may develop products more rapidly or more effectively than us. Many of our competitors have:

•	much greater experience, financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;

•	more extensive experience in preclinical studies, conducting clinical trials, obtaining and maintaining regulatory approvals or licensures and manufacturing and marketing products;

•	products that have been approved or licensed or are in late stages of development;

•	established distribution networks;

•	collaborative arrangements with leading companies and research institutions; and

•	entrenched and established relationships with healthcare providers and payors.
In addition, many of these companies, in contrast to us, are well-capitalized. As a result of any of the foregoing factors, our competitors may develop or commercialize products with significant advantages over any product that we may develop in the future. If our competitors are more successful in commercializing their products than us, their success could adversely affect our competitive position and harm our business prospects.
If we encounter difficulties enrolling patients in our clinical studies, including due to
COVID-19,
our clinical development activities could be delayed or otherwise adversely affected.
We may experience difficulties in patient enrollment in our clinical studies for a variety of reasons. The timely completion of clinical studies in accordance with its protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. The enrollment of patients depends on many factors, including:

•	the patient eligibility and exclusion criteria defined in the protocol;

•	the severity of the disease under investigation;

•	the size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;

•	the proximity of patients to trial sites;

•	the design of the trial;

•	our ability to recruit clinical study investigators with the appropriate competencies and experience;

•
clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied with respect to other available therapies, including any new products that may be approved for the indications we are investigating;

•	the availability of competing commercially available therapies and other competing product candidates’ clinical studies;

•	the ability to monitor patients adequately during and after treatment;

•	efforts to facilitate timely enrollment in clinical trials;

•	our ability to obtain and maintain patient informed consents; and

•	the risk that patients enrolled in clinical studies will drop out of the trials before completion.
Further, timely enrollment in clinical studies is reliant on clinical study sites, which may be delayed or otherwise adversely affected by disruptions due to global health matters, including
COVID-19
and other pandemics.
If successfully released for sale, our
COVID-19
vaccine candidate may fail to gain market acceptance.
Even if our mRNA vaccine for
COVID-19
successfully completes clinical trials and is approved for commercial marketing, it may fail to meet the same high level of efficacy demonstrated by competitors and our ability to obtain revenues from the vaccine may be diminished or eliminated altogether. Moreover, the addressable market for our
COVID-19
candidate may be limited if competing products have saturated some or all markets, particularly the most profitable markets.
We may incur additional costs or experience delays in completing the development and commercialization product candidates.
Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to timing and outcome. A failure of one or more clinical studies can occur at any stage in the process. We may experience delays in initiating or completing clinical studies. We may also experience numerous unforeseen events during, or as a result of, any future clinical studies that could delay or prevent our ability to receive marketing licensure and approval to commercialize our product candidates, including:

•	regulators or IRBs, or ethics committees may not authorize us or our investigators to commence a clinical study or conduct a clinical study at a prospective trial site;

•
the FDA or other comparable regulatory authorities may disagree with our clinical study design, including with respect to dosing levels administered in its planned clinical studies, which may delay or prevent us from initiating its clinical studies with its originally intended trial design;

•
we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective Contract Research Organizations (CROs), which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•
the number of subjects required for clinical studies of any product candidates may be larger than we anticipate or subjects may drop out of these clinical studies or fail to return for post-treatment follow-up
at a higher rate than it anticipates;

•
our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical study protocol or drop out of the trial, which may require that we add new clinical study sites or investigators;

•
we may experience delays and interruptions to clinical studies, we may experience delays or interruptions to our manufacturing supply chain, or we could suffer delays in reaching, or we may fail to reach, agreement on acceptable terms with third-party service providers on whom we rely;

•
additional delays and interruptions to our clinical studies could extend the duration of the trials and increase the overall costs to finish the trials as its fixed costs are not substantially reduced during delays;

•
we may elect to, or regulators, IRBs, Data Safety Monitoring Boards or ethics committees may require that it or its investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	we may need to amend or submit new clinical protocols because of changes in regulatory requirements and guidance;

•	we may not have the financial resources available to begin and complete the planned trials, or the cost of clinical studies of any product candidates may be greater than it anticipates; and

•
the supply or quality of our product candidates or other materials necessary to conduct clinical studies of our product candidates may be insufficient or inadequate to initiate or complete a given clinical study.

Our product development costs will increase if we experience additional delays in clinical testing or in obtaining marketing approvals or licensure. We do not know whether any of its clinical studies will begin as planned, will need to be restructured or will be completed on schedule, or at all. If we do not achieve our product development goals in the time-frames we announce and expect, the approval, licensure, and commercialization of our product candidates may be delayed or prevented entirely. Significant clinical study delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations. Any delays in our clinical development programs may harm our business, financial condition and results of operations significantly.
The time and expense required to obtain regulatory approvals for our preclinical and clinical trials could be significantly greater than for more conventional therapeutic technologies or products. If clinical trials of any product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates.
In the United States, the products that we intend to develop and market are regulated by the FDA under its drug and biologic development and review processes. The time required to obtain FDA and other approvals or licensures for any product that we develop in the future is inherently unpredictable. Before such products can be marketed, we must obtain multiple authorizations and licensures from the FDA, first through submission and authorization of an investigational new drug application, or IND, then through successful completion of human testing under three phases of clinical trials and finally through submission of a biologics license application, or BLA. Even after successful completion of clinical testing, there is a risk that the FDA may request further information from us, disagree with our findings or otherwise undertake a lengthy review of our BLA submissions.
The time required to obtain approval or licensure by the FDA and other comparable regulatory authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval and licensure policies, regulations or the type and amount of clinical data necessary to gain approval or licensure may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained marketing approval or licensure for any product candidate and it is possible that none of our existing product candidates, or any product candidates we may seek to develop in the future, will ever obtain marketing approval or licensure.
Our product candidates could fail to receive BLA licensure in the United States for many reasons, including the following:

•	the FDA may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe, pure, and potent;

•	results of clinical trials may not meet the level of statistical significance required by the FDA for licensure;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;

•
data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA to the FDA or other submission or to obtain marketing licensure in the United States;

•	the FDA may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the licensure policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for licensure.
This lengthy licensure process as well as the unpredictability of future clinical trial results may result in our failing to obtain BLA licensure to market any of our product candidates, which would significantly harm our business, results of operations, financial condition and prospects. The FDA has substantial discretion in the licensure process and determining when or whether regulatory licensure will be obtained for any of our product candidates. Even if we believe the data collected from clinical trials of our product candidates are promising, such data may not be sufficient to support licensure by the FDA.
In addition, even if we were to obtain licensure, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant a license contingent on the performance of costly post marketing clinical trials, or may approve or license a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.
If we decide to market any product that we develop in jurisdictions in addition to the United States, we may incur the same costs or more in satisfying foreign regulatory requirements governing the conduct of preclinical and clinical trials, manufacturing and marketing and commercialization of any product that we develop in the future. Approval or licensure by the FDA by itself does not assure approval by regulatory authorities outside the United States. Each of these foreign regulatory approval processes includes all of the risks associated with the FDA approval or licensing process, as well as risks attributable to having to satisfy local regulations within each of these foreign jurisdictions. Our inability to obtain regulatory approval outside the United States may also adversely compromise our business prospects.

We may have difficulties convincing the medical community and third-party payors to accept and use any product that we are able to develop in the future even following our receipt of regulatory approval or licensure for commercialization. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept a product that we develop. Even if such a product is accepted by these participants, the medical community may not consider effectiveness and safety alone as a sufficient basis for prescribing such as product in lieu of other alternative treatment methods and medications that are available.
We may not be successful in our efforts to identify, develop, or commercialize potential product candidates.
The success of our business depends primarily upon our ability to identify, develop, and commercialize products based on our mRNA platform. Research programs to identify new product candidates require substantial technical, financial, and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. As our development candidates and investigational medicines progress, we or others may determine that: certain of our risk allocation decisions were incorrect or insufficient; we made platform level technology mistakes; individual programs or our mRNA science in general has technology or biology risks that were unknown or under-appreciated; our choices on how to develop our infrastructure to support our needs will result in an inability to manufacture our investigational medicines for clinical trials or otherwise impair our manufacturing; or we have allocated resources in such a way that large investments are not recovered and capital allocation is not subject to rapid re-direction.
All of these risks may relate to our current and future programs sharing similar science (including mRNA science) and infrastructure, and in the event material decisions in any of these areas turn out to have been incorrect or under-optimized, we may experience a material adverse impact on our business and ability to fund our operations and we may never realize what we believe is the potential of mRNA. If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business, financial condition, results of operations, and prospects.
The successful commercialization of our human health product candidates will depend in part on the extent to which third-party insurers and payors establish adequate coverage, reimbursement levels and pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.
The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of such product candidates will be covered and reimbursed by third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.
There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, for example, principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.
Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and biologics and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products.
We cannot predict the likelihood, nature, or extent of health reform initiatives that may arise from future legislation or administrative action, particularly as a result of the recent presidential election.
As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay or prevent completion of clinical trials, require conducting bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay or prevent approval of our product candidates and jeopardize its ability to commence sales and generate revenue.
We are and will be dependent on third parties for strategically important tasks and our ability to develop our products, obtain regulatory approval or bring products to market may fail if these third parties do not perform as we expect.
We are subject to risks related to our reliance on third parties in that we will:

•	seek to enter into collaboration arrangements to fund development and commercialization of our products;

•	rely on CROs to conduct key elements of research by which our products are developed;

•	rely on Contract Development Organizations (“ CDOs ”) to develop key components of our products;

•	retain individual contractors or contracting organizations to perform critical functions in our company, including functions associated with senior management positions.

•	seek to enter into joint development agreements for the manufacture of both our RNA materials and human health products with partners outside the U.S.;
The activities performed by these third parties may be delayed or suspended in light of the ongoing
COVID-19
pandemic, which may impact our ability to successfully develop and test our product candidates and research programs in a timely manner.
Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity, and civil and criminal sanctions.
The FDA enforces GCP regulations through periodic inspections of clinical trial sponsors, principal investigators, and trial sites. If we or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials will comply with GCPs. In addition, our clinical trials must be conducted with investigational medicines produced in accordance with the requirements in cGMP regulations. Our failure or the failure of our CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action.
Communicating with outside parties can also potentially lead to mistakes as well as difficulties in coordinating activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors.
If any of these third parties, or others we have business relationships with, fail to meet their obligations to us it will increase our expenses, damage our reputation and could result in the delay or shutdown of the projects they support and result in our inability to bring some or all of our products to market.
Our collaboration arrangements may restrict or prevent our future business activity in certain markets or industries, which could harm our ability to grow our business.
We will seek to enter into collaborations by which, in exchange for funding of infrastructure, development or marketing of our products, we will grant to other parties exclusive rights to the development, production, marketing or distribution of selected products in specific geographies. These rights may keep us from entering into alternative collaborations which may keep us from using capital effectively and limit our ability to grow our business.
If we bring our human health products to market as planned, our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, program exclusion, contractual damages, reputational harm and diminished profits and future earnings.
Healthcare providers, physicians and third-party payors play a primary role in the recommendation of any product for which we obtain marketing licensure or approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute products for which we obtain marketing approval. Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines and exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

We are subject to significant regulation with respect to manufacturing our products. The manufacturing facilities on which we will rely may not continue to meet regulatory requirements and have limited capacity.
All entities involved in the preparation of vaccines and products for clinical studies or commercial sale, including Azzar Group or any other contract manufacturers we may use, are subject to extensive regulation. Components of a finished therapeutic product approved or licensed for commercial sale or used in late-stage clinical studies must be manufactured in accordance with applicable good manufacturing practice requirements, or GMP. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved or licensed for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We or our contract manufacturers must supply all necessary documentation in support of a BLA on a timely basis and must adhere to the FDA’s good laboratory practices, or GLP, and GMP regulations enforced by the FDA through its facilities inspection program. Our facilities and quality systems and the facilities and quality systems of some or all our third-party contractors must pass a pre-approval
inspection for compliance with the applicable regulations as a condition of regulatory licensure and approval of our product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or the associated quality systems for compliance with GMP and other regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval
plant inspection or do not have a GMP compliance status acceptable for the FDA, FDA approval or licensure of the products will not be granted.
The regulatory authorities also may, at any time following licensure or approval of a product for sale, audit our manufacturing facilities or those of our third- party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us or a third-party to implement and that may include the temporary or permanent suspension of a clinical study or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.
If we or any of our third-party manufacturers fail to maintain regulatory compliance with applicable GMP requirements, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new product or biologic product, or revocation of a pre-existing
approval. As a result, our business, financial condition and results of operations may be materially harmed.
Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in commercial supply. An alternative manufacturer would need to be qualified through a BLA supplement which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.
These factors could cause the delay of clinical studies, regulatory submissions, required approvals or commercialization of our product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully. Furthermore, if our suppliers fail to meet contractual requirements, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical studies may be delayed, or we could lose potential revenue.
If we, or if our service providers or any third-party manufacturers, fail to comply with regulatory requirements, we or they could be subject to enforcement actions, which could adversely affect our ability to market and sell a product we develop in the future.
We have a limited ability to manufacture materials for our research programs and preclinical studies and we do not operate any significant manufacturing facilities. We primarily rely on third-party contract manufacturing organizations (“
CMOs
”) for the manufacture of our materials for preclinical and clinical studies and expect to continue to do so and for commercial supply of any product candidates that we develop and for which we or our collaborators obtain marketing approval. Additionally, the activities performed by our CMOs may be delayed or suspended in light of the ongoing
COVID-19
pandemic, which may impact our ability to successfully develop and test our product candidates, including in clinical trials, and research programs in a timely manner.
Reliance on third-party manufacturers entails additional risks, including: the possible breach of the manufacturing agreement by the third party; the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and reliance on the third party for regulatory compliance, quality assurance, safety, and pharmacovigilance and related reporting. Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside the United States.
If we, or if our service providers or any third-party manufacturers, fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could adversely affect our ability to successfully develop, market and sell a product we develop in the future and could harm our reputation. These enforcement actions may include:

•	restrictions on, or prohibitions against, marketing;

•	restrictions on importation;

•	suspension of review or refusal to approve new or pending applications;

•	suspension or withdrawal of product approvals;

•	product seizures or recalls;

•	operating restrictions;

•	injunctions; and

•	civil and criminal penalties and fines.
Risks related to creating a new class of mRNA products
Relatively few mRNA-based therapeutic product candidates have been tested in animals or humans, and the data underlying the feasibility of developing mRNA-based therapeutic products is both preliminary and limited. We have not yet succeeded and may not succeed in demonstrating the efficacy and safety of any of our product candidates in clinical trials or in obtaining marketing approval thereafter. We have not yet completed a clinical trial of any product candidate and we have not yet assessed safety of any product candidate in humans. As such, there may be adverse effects from treatment with any of our current or future product candidates that we cannot predict at this time.
Other than the recent approval of the
Pfizer-BioNTech
COVID-19
Vaccine and the Emergency Use Authorizations for other
COVID-19
vaccines, no mRNA medicines have been granted EUA or have been granted full approval or licensure to date by the FDA or other regulatory agencies. Moreover, it is possible that FDA will decline to accept new EUA submissions for COVID-19 vaccine candidates if it determines that the underlying health emergency no longer exists or warrants such authorization. Successful discovery and development of other mRNA medicines by us or our strategic collaborators is highly uncertain and depends on numerous factors, many of which are beyond our or their control. We have made and will continue to make a series of business decisions and take calculated risks to advance our development efforts and pipeline, including those related to mRNA technology, delivery technology, and manufacturing processes, which may be shown to be incorrect based on further work by us, our strategic collaborators, or others. Our products that appear promising in the early phases of development may fail to advance, experience delays in the clinic, experience clinical holds, or fail to reach the market for many reasons, including:

•	discovery efforts at identifying potential mRNA medicines may not be successful;

•	nonclinical or preclinical study results may show potential mRNA medicines to be less effective than desired or to have harmful or problematic side effects;

•
clinical trial results may show potential mRNA medicines to be less effective than expected (e.g., a clinical trial could fail to meet one or more endpoint(s)) or to have unacceptable side effects or toxicities;

•	adverse effects in any one of our clinical programs or adverse effects relating to our mRNA, or our lipid nanoparticles (“ LNPs ”), may lead to delays in or termination of one or more of our programs;

•
the insufficient ability of translational models to reduce risk or predict outcomes in humans, particularly given that each component of investigational medicines and development candidates may have a dependent or independent effect on safety, tolerability, and efficacy, which may, among other things, be species-dependent;

•
manufacturing failures or insufficient supply of cGMP materials for clinical trials, or higher than expected cost could delay or set back clinical trials, or make mRNA-based medicines commercially unattractive;

•
our improvements in the manufacturing processes for this new class of medicines and potential medicines may not be sufficient to satisfy the clinical or commercial demand of our investigational medicines or regulatory requirements for clinical trials;

•
changes that we make to optimize our manufacturing, testing or formulating of cGMP (current good manufacturing process regulations as enforced by the FDA) materials could impact the safety, tolerability, and efficacy of our investigational medicines and development candidates;

•	pricing or reimbursement issues or other factors may delay clinical trials or make any mRNA medicine uneconomical or noncompetitive with other therapies;

•
failure to timely advance our programs or receive the necessary regulatory approvals or a delay in receiving such approvals, due to, among other reasons, slow or failure to complete enrollment in clinical trials, withdrawal by trial participants from trials, failure to achieve trial endpoints, additional time requirements for data analysis, data integrity issues, preparation of a BLA, or the equivalent application, discussions with the FDA or EMA, a regulatory request for additional nonclinical or clinical data, or safety formulation or manufacturing issues may lead to our inability to obtain sufficient funding; and

•	the proprietary rights of others and their competing products and technologies that may prevent our mRNA medicines from being commercialized.
Currently, mRNA is considered a gene therapy product by the FDA. Unlike certain gene therapies that irreversibly alter cell DNA and could act as a source of side effects, mRNA-based medicines are designed to not irreversibly change cell DNA; however, side effects observed in gene therapy could negatively impact the perception of mRNA medicines despite the differences in mechanism. In addition, because no product in which mRNA is the primary active ingredient has been approved without first being authorized for emergency use, the regulatory pathway for approval is uncertain. The number and design of the clinical trials and preclinical studies required for the approval of these types of medicines have not been established, may be different from those required for gene therapy products, or may require safety testing like gene therapy products. Moreover, the length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one pharmaceutical product to the next, and may be difficult to predict.
Adverse events in clinical trials of our investigational medicines or in clinical trials of others developing similar products and the resulting publicity, as well as any other adverse events in the field of mRNA medicine, or other products that are perceived to be similar to mRNA medicines, such as those related to gene therapy or gene editing, could result in a decrease in the perceived benefit of one or more of our programs, increased regulatory scrutiny, decreased confidence by patients and clinical trial collaborators in our investigational medicines, and less demand for any product that we may develop. In addition, responses by U.S., state, or foreign governments to negative public perception may result in new legislation or regulations that could limit our ability to develop any investigational medicines or commercialize any approved products, obtain or maintain regulatory approval, or otherwise achieve profitability. More restrictive statutory regimes, government regulations, or negative public opinion would have an adverse effect on our business, financial condition, results of operations, and prospects and may delay or impair the development of our investigational medicines and commercialization of any approved products or demand for any products we may develop.
Risks Related to Our Plant Health Program
Our inability to obtain regulatory approvals, or to comply with ongoing and changing regulatory requirements, could delay or prevent sales of the products we are developing and commercializing.
The field testing, manufacture, sale and use of crop protection, plant health and plant nutrition products are extensively regulated by the EPA and other state, local and foreign governmental authorities. These regulations substantially increase the time and cost associated with bringing our products to market. If we do not receive the necessary governmental approvals to test, manufacture and market our products, or if regulatory authorities revoke our approvals, do not grant approvals in a timely manner or grant approvals subject to restrictions on their use, we may be unable to sell our products in the United States or other jurisdictions, which could result in a reduction in our future revenues.
As we introduce new formulations of and applications for our products, we may need to seek EPA approval prior to commercial sale. For any such approval, the EPA may require us to fulfill certain conditions within a specified period of time following initial approval. We will also be required to obtain regulatory approval from other state and foreign regulatory authorities before we market our products in their jurisdictions, some of which have taken, and may take, longer than anticipated.
Some of these states and foreign countries may apply different criteria than the EPA in their approval processes. Although federal pesticide law preempts separate state and local pesticide registration requirements to some extent, state and local governments retain authority to control pesticide use within their borders.
There can be no assurance that we will be able to obtain regulatory approval for marketing our additional products or new product formulations and applications we are developing. Although the EPA has in place a registration procedure for biopesticides there can be no assurance that all of our products or product extensions will be eligible for this streamlined procedure or that additional requirements will not be mandated by the EPA that could make the procedure more time consuming and costly for our future products.
Additionally, for certain state registration and registration in jurisdictions outside of the United States, all products need to be proven efficacious for each proposed crop-pest combination, which can require costly field trial testing, and a favorable result is not assured. Because many of the products that may be sold by us must be registered with one or more government agencies, the registration process can be time consuming and expensive, and there is no guarantee that the product will obtain all required registrations. We may seek registration in some jurisdictions and not in others. California is one of the largest and most important producers of agricultural products in the world. As such, we view California as one of the most natural and attractive markets for our products, but it is also very stringent in its regulations, generally requiring more time and effort, and lacking legally mandated deadlines for its reviews of reduced-risk biopesticides. Therefore, gaining concurrent approvals with the EPA, other states and other countries may not always be achievable. Even if we obtain all necessary regulatory approvals to market and sell our products, they will be subject to continuing review and extensive regulatory requirements, including periodic re-registrations.
The EPA, as well as state and foreign regulatory authorities, could withdraw a previously approved product from the market upon receipt of newly discovered information, including an inability to comply with their regulatory requirements or the occurrence of unanticipated problems with our products, or for other reasons.

If our field trials are unsuccessful, we may be unable to obtain regulatory approval of, or commercialize, our products on a timely basis.
The successful completion of multiple field trials in domestic and foreign locations on various crops is critical to the success of our product development and marketing efforts. If our ongoing or future field trials are unsuccessful or produce inconsistent results or unanticipated adverse side effects on crops or on non-target
organisms, or if we are unable to collect reliable data, regulatory approval of our products could be delayed, or we may be unable to commercialize our products. In addition, more than one growing or treatment season may be required to collect sufficient data and we may need to collect data from different geographies to prove performance for customer adoption. Although we have conducted many successful field trials we cannot be certain that additional field trials conducted on a greater number of acres, or on crops for which we have not yet conducted field trials, will be successful. Moreover, the results of our ongoing and future field trials are subject to a number of conditions beyond our control, including weather-related events such as drought or floods, severe heat or frost, hail, tornadoes and hurricanes, or low or no natural occurrence of the pests intended for testing. Generally, we pay third parties, such as growers, consultants and universities to conduct field tests on our behalf. Incompatible crop treatment practices or misapplication of our products by these third parties or lack of sufficient occurrence of the identified pests in nature for a particular trial could impair the success of our field trials.
Crop protection products must be extensively tested for safety, efficacy and environmental impact before they can be registered for production, use, sale or commercialization in a given market.
The regulatory approvals process is lengthy, costly, complex and in some markets unpredictable, with requirements that can vary by product, technology, industry and country. The regulatory approvals process for products that incorporate novel modes of action or new technologies can be particularly unpredictable and uncertain due to the then-current state of regulatory guidelines and objectives, as well as governmental policy considerations and non-governmental
organization and other stakeholder considerations. In certain jurisdictions, we will need to periodically renew any regulatory approvals which may require us to demonstrate compliance with shifting or more stringent requirements as time passes.
The markets for biological agricultural products are intensely competitive, rapidly changing and undergoing consolidation. We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products.
Many entities with significantly greater resources than us are engaged in developing biological agricultural products, including BASF SE, Valent BioSciences Corporation, Corteva Agriscience, UPL Limited, and FMC Corporation. Each of these competitors is a major multinational agrichemical company with longer operating histories, significantly greater resources, greater brand recognition, established global sales channels and a larger base of customers than we have. As a result, they may be able to devote greater resources to the manufacture, promotion or sale of their products, receive greater resources and support from independent distributors, initiate or withstand substantial price competition, offer full-line discounts we cannot match, or more readily take advantage of acquisition or other opportunities. Further, many of the large agrichemical companies have a more diversified product offering, which may give these companies an advantage in meeting customers’ needs by enabling them to offer a broader range of crop protection, plant nutrition and plant health products. In addition, we could face competition in the future from new, well-financed start-up
companies.
Customers in the agricultural sector tend to be loyal to major brands and distributors and are generally cautious in adopting new products and technologies, making the barriers to entry high in this market. If new products or technologies fail to achieve immediate results, they may never achieve significant customer adoption and, even if immediate and positive results are achieved, adoption may take several growing seasons as multi-year purchasing agreements expire and product-specific equipment is replaced.
Products incorporating biotechnology-derived traits and crop protection products must be extensively tested for safety, efficacy and environmental impact before they can be registered for production, use, sale or commercialization in a given market. In certain jurisdictions, we must periodically renew our approvals for both biotechnology and crop protection products, which typically require us to demonstrate compliance with then-current standards which generally are more stringent since the prior registration. The regulatory approvals process is lengthy, costly, complex and in some markets unpredictable, with requirements that can vary by product, technology, industry and country. The regulatory approvals process for products that incorporate novel modes of action or new technologies can be particularly unpredictable and uncertain due to the then-current state of regulatory guidelines and objectives, as well as governmental policy considerations and non-governmental
organization and other stakeholder considerations.
Changes in the regulatory environment could adversely impact our ability to produce and/or sell certain products in domestic and foreign markets or could increase the cost of doing so.
Changes in the regulatory environment, particularly in the U.S., Brazil, China, India, Argentina and the European Union, could adversely impact our ability to produce and/or sell certain products in domestic and foreign markets or could increase the cost of doing so. Additionally, changes to the regulatory environment may be influenced by non-government
public pressure as a result of negative perception regarding the use of our crop protection products. We are sensitive to this regulatory risk given the need to obtain and maintain pesticide registrations in every country in which we sell our products. Many countries require re-registration
of pesticides to meet new and more challenging requirements; while we defend our products vigorously, these re-registration
processes may result in significant additional data costs, reduced number of permitted product uses, or potential product cancellation. Compliance with changing laws and regulations may involve significant costs or capital expenditures or require changes in business practice that could result in reduced profitability. In the European Union, the regulatory risk specifically includes the chemicals regulation known as REACH (Registration, Evaluation, and Authorization of Chemicals), which requires manufacturers to verify through a special registration system that their chemicals can be marketed safely, as well as Regulation (EC) No 1107/2009, governing plant protection products, which sets forth rules for the authorization, sale, use, and control of plant protection products.
Customers have historically perceived biological agricultural products as more expensive and less effective than conventional products. To succeed, we will need to continue to change that perception. To the extent that the market for biological agricultural products does not further develop or customers elect to continue to purchase and rely on conventional chemical products, our market opportunity will be limited.
Any decline in U.S. agricultural production could have a material adverse effect on the market for biopesticides and on our results of operations and financial position.
Conditions in the U.S. agricultural industry will significantly impact demand for our products. The U.S. agricultural industry has contracted in recent periods, and can be affected by a number of factors, including weather patterns and field conditions, current and projected grain inventories and prices, domestic and international demand for U.S. agricultural products and U.S. and foreign policies regarding trade in agricultural products. State and federal governmental policies, including farm subsidies and commodity support programs, as well as the prices of fertilizer products and the prices at which produce may be sold, may also directly or indirectly influence the number of acres planted, the mix of crops planted and the use of pesticides for particular agricultural applications.
Sales of our plant health products will depend upon weather conditions, seasonal variation and other factors
We expect to commercially launch our RNAi Colorado potato beetle product in 2022 following EPA approval, assuming we are able to obtain EPA and state approvals according to our current plans. If and when we do begin selling our product to farmers, our sales will be subject to weather conditions and other factors beyond our control, which may cause our operating results to fluctuate significantly quarterly and annually.

Weather conditions, natural disasters and other factors affect planting and growing seasons and incidence of pests and plant disease, and accordingly affect decisions by our distributors, direct customers and end users about the types and amounts of pest management and plant health products to purchase and the timing of use of such products. In addition, disruptions that cause delays by growers in harvesting or planting can result in the movement of orders to a future quarter, which would negatively affect the quarter and cause fluctuations in our operating results. Customers also may purchase large quantities of our products in a particular quarter to store and use over long periods of time or time their purchases to manage their inventories, which may cause significant fluctuations in our operating results for a particular quarter or year.
Our activities are subject to extensive federal, state, local and foreign governmental regulations. These regulations may prevent us or our collaborators from developing or commercializing products in a timely manner or under technically or commercially feasible conditions and may impose expenses, delays and other impediments to our product development and registration efforts.
In the United States, the EPA regulates our bio-based pest management products under the Federal Food, Drug and Cosmetics Act (“FFDCA”), the Food Quality Protection Act (“FQPA”) and the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”). In addition, some of our plant health products are regulated as fertilizers, auxiliary plant substances, soil amendments, beneficial substances and/or biostimulants in each of the fifty states.
In general, FIFRA prohibits the sale or distribution of any pesticide, a product category that includes the insecticides, fungicides, and acaricides we are developing, unless that pesticide is registered with the EPA. To register a pesticide with the EPA, the applicant must demonstrate that the product will not cause unreasonable adverse effects on human health or the environment. These adverse effects include any unreasonable risk to man or the environment, taking into account the economic, social, and environmental costs and benefits of the use of the pesticide, as well as any human dietary risk from residues that result from use of the pesticide in or on any food consistent with the FFDCA. In the course of its evaluation of a pesticide, EPA assesses the impact that a pesticide may have on endangered species and non-target organisms.
In order to commercialize a product for the U.S. agricultural market, we must complete specified toxicology studies, submit a registration dossier to the EPA demonstrating that the product does not pose unreasonable risks to human health or the environment, respond adequately to any deficiencies identified by the EPA through its risk assessment process and obtain the EPA’s approval of our labeling. The EPA must also establish a tolerance level for the product or issue a tolerance exemption. We must separately obtain any applicable state or foreign regulatory approvals. Moreover, because our products contain novel RNA-based active ingredients, there will generally be no previously registered pesticide product containing that active ingredient and, as a result, the use of each of our products will require a new registration under FIFRA and the establishment of a tolerance under Section 408 of the FFDCA or the issuance of a tolerance exemption.
We have not previously obtained any EPA approvals for our biopesticides, and it is uncertain whether the EPA will approve any of our products or whether it will place conditions of approval that adversely impact our ability to sell them. Although the EPA has evaluated and approved other companies’ RNA products before, our products may differ materially from the products that have previously received approval, and the lack of precedent makes it more difficult to predict whether or when the EPA will grant approval or the conditions that it might impose on approval.
Even if our biopesticide product candidates are approved by the EPA, as with any pesticide, they would continue to be subject to review by the EPA and state regulatory agencies. The EPA has the authority to revoke the registration or impose limitations on the use of any of our pest management products if we do not comply with the regulatory requirements, if unexpected problems occur with a product or if the EPA receives other newly discovered adverse information. Our inability to obtain regulatory approvals, or to comply with ongoing and changing regulatory requirements, could delay or prevent sales of the products we are developing and commercializing.

Inadequate funding, staffing or shutdowns of the government agencies that regulate us could prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
Our research and development activities are also subject to federal, state and local worker safety, air pollution, water pollution and solid and hazardous waste regulatory programs, ongoing compliance requirements, permitting requirements, and periodic inspection. Any significant noncompliance could impact our ability to operate. In addition, any future expansion of our manufacturing capabilities may require additional or expanded permitting, and such permitting requirements may impede or prevent our ability to operate.
Our agricultural products may fail to meet the criteria for desirable certifications such as
“non-GMO”
or “organic” and may cause the plants or products to which they are applied also to lose these certifications, reducing the addressable market for and value of our products.
The use of products created through synthetic biology processes is generally prohibited in organic food supply chains and the U.S. Department of Agriculture and similar regulators outside the U.S. will not permit an “organic” certification unless the supply chain from field to table is free of such products. We do not currently expect any of our agricultural products to qualify for “organic” certifications, which will keep us from selling into a market with potentially higher returns and which will limit the size of the addressable market for which our products can be used. In addition, the standards associated with certifications such as
“non-GMO”
and “organic” can differ significantly between countries and jurisdictions within countries (such as states and cities) and, even when these standards are clearly established, the application of the standards for certification may differ depending on the third-party organizations conducting verification.
Genetically modified products are currently subject to public debate and heightened regulatory scrutiny, either of which could prevent or delay the adoption of our products. Claims that genetically modified products are unsafe or pose a danger to the environment may influence public attitudes and lead to our product not gaining public acceptance. The subject of genetically modified organisms has received negative publicity in the United States and particularly in Europe, and such publicity has aroused public debate. The adverse publicity in Europe could lead to greater regulation and trade restrictions.
We may have product liability claims if our agricultural products damage individuals or property and may need to recall items which do or could cause such damage.
Our agricultural products are intended to be used to improve yield in the human food supply chain. If our products are used for an application they are not intended for, become adulterated or mislabeled we may need to recall such products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of confidence in our products, which could have an adverse effect on our business, results of operations and financial condition and the value of our brands.
Risks Related to our Animal Health Program
We currently have one animal health product which is intended to control the Varroa destructor mite, a honeybee parasite; however, the honeybee ecosystem is complex and it difficult to measure the overall efficacy of this product since there are multiple factors other than Varroa mites contributing to the decline in honeybee populations.
The one animal health product in our product pipeline, which we call GS15, is intended to support the health of honeybees by using dsRNA to discourage the spread of the Varroa destructor mite, a honeybee parasite. A multitude of stressors can contribute to declines in honeybee health, making it difficult to determine whether or the degree to which GS15 benefits honeybees and, by implication, beekeepers. Other factors that impact honeybee health include pesticides, environmental stressors, inadequate nutrition, parasites, pathogens, and poor management practices. No one factor has been identified as the primary cause of honeybee health decline or “bee colony collapse,” including the Varroa destructor mite parasite which GS15 is designed to control. Determining dominating stressors to honeybee health is challenging to characterize and pinpoint. To complicate matters, many of the factors contributing to honeybee health decline interact, making it difficult in some circumstances to identify dominant factors. Unless we are able to develop clear correlations between GS15 use and specific successful outcomes in beehives, GS15 (assuming it obtains regularly approval) may not have strong or any commercial prospects.
Delivering the active ingredient in our bee health product effectively to Varroa mites is challenging.
Until we complete our field trials, it is unclear whether we will be able to deliver our product first to bees and, through bees, to Varroa mites, in a manner that will effectively impede mite function. Challenges in active ingredient delivery may interfere with the effectiveness of our product.
When testing our Varroa mite product under the high-dose conditions commonly required by the EPA for pesticide approval, we have observed a dose response in bees and an increase in bee mortality.
Although our product is intended to impact Varroa mites and not bees, it may have unanticipated impacts on bee health. The EPA typically seeks a 10x dose safety factor in order to approve a product for commercial use. We tested our product at this concentration and observed significant bee mortality. At the concentrations we would expect under normal conditions, however, our recent field trials demonstrated no negative effects. Our most recent data indicates that bee mortality at the 10x dose safety factor likely results from the extremely high viscosity of RNA when administered at that concentration, which prevents bees from feeding. If there is a significant relationship between our product and bee mortality, that relationship may undercut our product’s intended function of protecting bees and may impair our ability to obtain regulatory approval of our product.
The EPA will evaluate our Varroa mite product without a precedent product, which may result in the need to conduct additional field trials and lengthen the regulatory review period. If we cannot reduce bee mortality experienced in high-dose safety factor testing, the EPA may not approve our product or may impose labeling requirements that materially limit the commercial attractiveness of the product.
Our Varroa mite product is subject to EPA approval under FIFRA. Although the EPA has evaluated and approved RNA products before, our product may differ materially from previously approved products. After we perform our planned field trials and studies, the EPA may request further studies and data to effectively evaluate and approve our product. We anticipate that this process will require additional time to complete and may delay regulatory approval and commercialization. Moreover, other markets, such as those in the European Union, may require additional data or information prior to granting approval, and they may impose more stringent conditions on any approval.
One challenge we face in securing EPA approval for our Varroa mite product is that EPA typically seeks to ensure that a product does not cause adverse effects even when administered at a dose equal to ten times the dose that bees and other organisms would likely receive in typical use. Ordinarily, pesticides are applied at high doses in the field to account for anticipated losses to the environment resulting from degradation, runoff and other factors, and these losses are anticipated to reach as high as 95%. As a result, in a conventional field application scenario, organisms are generally expected to receive the actual field use rate, even when the product is applied at ten times that rate. When we tested our Varroa mite product in the laboratory at the required level of ten times the field use rate, the higher concentration of the product caused the treated bee food to become highly viscous, which limited consumption and resulted in bee starvation. We did not observe these adverse effects either when our product was administered at the field use rate or when our product was administered at the high-dose rate in the field. Because our product is delivered in a ready-to-use formulation through a pre-measured pouch delivery system, rather than through conventional spraying, we do not believe that our product presents a material risk that bees will be exposed to concentrations greater than the field use rate. We are negotiating with the EPA to modify its customary 10x safety factor protocol for both bees and non-target organisms to account for differences between the delivery system for our product and traditional field application methods. We may not be successful in these negotiations, and extended negotiations, even if ultimately successful, could delay regulatory approval and commercial introduction of the product. If the EPA does not modify its safety factor protocol for our Varroa mite product, we may be unable to obtain regulatory approval to commercialize the product in the United States, which would limit our growth opportunities. Even if the product receives EPA approval, it may receive labeling with warnings of potentially harmful effects on bees or other organisms, which would materially limit the commercial attractiveness of the product to potential customers.
We purchased some of the intellectual property related to our RNA honeybee product from Bayer Crop Science, a subsidiary of Bayer, which now owns Monsanto. It is well known that Monsanto has had significant pushback from environmental groups regarding its technology and practices, and our product may be hard to market since it was purchased from Bayer.
Despite rigorous testing during the
pre-commercialization
phase, if GS15 comes to market, there may be opponents of our RNA technology or synthetic biology generally who raise concerns about the potential for adverse effects of our products on human or animal health, plants and the environment. Because GS15 in part originated with Monsanto, the many negative public perceptions associated with Monsanto could impair our ability to bring GS15 to market and can affect the timing of, and whether we are able to obtain, government approvals for our products.
Even after approvals are granted for GS15, public concern may lead to increased regulation or legislation or litigation against government regulators concerning prior regulatory approvals, which could affect our sales and results of operations, and which may adversely affect sales of GS15 to beekeepers, including due to their concerns about available markets for the sale of crops or other products including those derived from biotechnology. Genetically modified products are currently subject to public debate and heightened regulatory scrutiny, either of which could prevent or delay the adoption of GS15. Claims that genetically modified products are unsafe or pose a danger to the environment may influence public attitudes and lead to our product not gaining public acceptance. The subject of genetically modified organisms has received negative publicity in the United States and particularly in Europe, and such publicity has aroused public debate. The adverse publicity in Europe could lead to greater regulation and trade restrictions.
In addition, opponents of agricultural synthetic biology have attacked facilities used by agricultural biotechnology companies, and may launch future attacks against beekeepers’ hives and our field testing sites and research, production, or other facilities, which could affect our sales and our costs.
The research and development process for GS15 is expensive with little immediate return, and the field trials associated with honeybees in general are susceptible to circumstances outside of our control.
Although our field trial operators are under agreement not to extract honey from their hives during field trials, there is the risk that honey could be extracted impermissibly and find their way into the commercial market thereby impairing our ability to meet regulatory requirements or obtain regulatory approval.
Furthermore, beekeepers tend to be migratory as they serve the needs of seasonal crops and the environments in which the hives are placed can vary. These variables introduce the risk that hives could be damaged or otherwise compromised so as to require their removal from the field trials or field trial results which make it difficult for us to accurately measure the effects of GS15.
Beekeeping practices and results also vary and are subject to factors outside of our control. For example, the overall health and productivity of a beehive is dependent on the queen, how she is mated, how well the nurse bees are taking care of her and larvae, and how well forager bees are able to bring back food to the hive. One hive may have bees that go north and a hive right next to it may have bees that go south to look for food, which causes variability in food sources and potentially in test results. This variability in testing can make it difficult or impossible for us to accurately isolate the effects of GS15 which may in turn increase the cost of field testing, the length and likelihood of regulatory approval and the commercial viability of the GS15 product.
Our GS15 product is intended to be used in commercial beehives and used in a fashion which will expose the product only to bees and the Varroa destructor mite. If GS15 is used inappropriately and is consumed by invertebrates other than the Varroa destructor mite, it could be harmful to those invertebrates.
According to a September 2020 report published by the Environmental Directorate of the Organization for Economic Cooperation and Development (“OECD”) entitled
Considerations
for the Environmental Risk Assessment of the Application of Sprayed or Externally Applied ds-RNA-Based Pesticides
, there is a long-established view that dietary intake of nucleic acids, including dsRNAs from plant viruses, does not present a health risk to humans and other vertebrates, and, as a result, the adoption of RNAi technology in agriculture is likely to present a lower human health risk than the use of conventional pesticides. Notwithstanding this history of safe consumption in vertebrates like humans, our GS15 product negatively impacts ladybugs and could also negatively impact other invertebrates if our use instructions are ignored and the invertebrates gain access to and consume the GS15 product. Moreover the honey from hives using GS15 may have trace elements of GS15 which could have the potential to be harmful to invertebrates consuming that honey in extreme circumstances.
It may be difficult to convince beekeepers to adopt our product, and to use it in the way prescribed for maximum effect.
Although we foresee that our product will be effective in controlling mites that impact bees, beekeepers may ultimately perceive shortcomings in treatment efficacy. This may result in reduced demand for our product or the selection of other treatment options.
Additionally, we will not be able to control how beekeepers will ultimately use our product, and misuse may result in reduced product efficacy, and thus reduced demand. For example, if beekeepers were to dilute our product formulation before application, the diluted product might leave hives subject to microbial contamination and allow microbes to consume our product, impeding its ability to affect mite function.
GS15 is susceptible to purity risks associated with scaling up manufacturing and we are also developing our own process for manufacturing our product at scale.
Commercial production of our product candidates will involve quantities several orders of magnitude higher than our current level of production. We may face challenges producing a product that meets applicable purity specifications at that scale, and may encounter other issues related to scaled up manufacturing.
While Bayer Crop Science (from which we obtained some intellectual property for the product) had its own proprietary methods for manufacturing, we did not license these methods, and we are developing our own methods of manufacturing GS15. We are currently developing a way to make this product with our cell-free platform so that it is economical to produce. Uncertainties related to this platform may ultimately limit our ability to produce the product.
Our product may require approval from other federal and state regulatory bodies.
As discussed above, state regulatory approvals may also be required for our product, which may delay commercialization. In addition, the EPA may not be the only federal agency with jurisdiction over products designed to eliminate honeybee pests. In 2017, the FDA, EPA, and USDA released a document entitled “Modernizing the Regulatory System for Biotechnology Products: Final Version of the 2017 Update to the Coordinated Framework for the Regulation of Biotechnology.” That document outlines the role that the three agencies have in biotechnology approvals. While it is clear that EPA has jurisdiction over pesticide and insecticide products pursuant to FIFRA, USDA also asserts jurisdiction over honeybees in some circumstances. As a result, we may need USDA evaluation and approval of our product, in addition to other unanticipated regulatory approvals. These additional approvals may delay commercialization.

Risks Related to Intellectual Property
If we are unable to obtain and maintain sufficient intellectual property protection for our products, platform, methods, and technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be impaired.
Our commercial success depends in part on our ability to protect our intellectual property and proprietary technologies. We rely on a combination of patent, trade secret and trademark laws, and nondisclosure, confidentiality and other contractual restrictions to protect our intellectual property and proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to obtain, maintain and protect our intellectual property, third parties may be able to compete more effectively against us and our competitive position could be adversely affected, as could our business, financial condition, results of operations and prospects. In addition, we may incur substantial costs related to litigation or other patent proceedings in our attempts to recover or restrict use of our intellectual property.
To the extent that our intellectual property offers inadequate protection, or is found to be invalid or unenforceable, we would be exposed to a greater risk of direct competition. If our intellectual property does not provide adequate coverage of our competitors’ products and methods, our competitive position could be adversely affected, as could our business, financial condition, results of operations and prospects. Both the patent application process and the process of managing patent and other intellectual property disputes are generally unpredictable, time-consuming and expensive.
Our success depends in large part on our own and any future licensor’s ability to obtain and maintain protection of the intellectual property we may own or license, whether solely or jointly, particularly patents, in the United States and other countries with respect to our products, platform, methods, and technologies. We apply for patents to protect our products, platform, methods, technologies and commercial activities, as we deem appropriate. However, obtaining and enforcing patents is costly, time-consuming and complex, and we may fail to apply for patents on important products, methods, and technologies in a timely fashion or at all, or we may fail to apply for patents in potentially relevant jurisdictions. Moreover, we may fail to obtain issuance of any of the patent applications that we do file. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or whether we were the first to file for patent protection of such inventions.
We may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, we may not develop additional proprietary products, methods and technologies that are patentable. Even if we believe an innovation to be patentable and file patent applications, the United States Patent Office (“
USPTO
”) and other patent offices may not find our innovations to be patentable and may refuse to grant patent rights. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents which may be licensed from or to third parties or held jointly with third parties. In connection with any future licensing arrangements with third parties, these patents and applications may not be prosecuted and enforced by such third parties in a manner consistent with the best interests of our business. We currently own and may in the future own patents, patent applications, and other intellectual property jointly with third parties. In certain jurisdictions, including in the United States, joint owners of a patent are free to license rights under the patent to third parties without any compensation to or permission from co-owners.
If we are unable to negotiate licenses on commercially reasonable terms with co-owners
of patents, in order to exclusively control commercial licensing or commercial use of our co-owned
patents or if agreements allowing us such control are found unenforceable,

then
co-owners
may be able to license to our competitors and other third parties without our permission and without compensation to us. Failure to control exclusive rights under intellectual property as discussed above may have an adverse effect on our competitive position, business, financial condition, and results of operations.
We may become involved in lawsuits to enforce our intellectual property or defend against third-party claims of infringement, misappropriation, or other violations of intellectual property which could be expensive, time consuming, and unsuccessful and may prevent or delay development and commercialization efforts, and could harm our competitive position and business prospects.
Litigation may be necessary for us to enforce our patent and proprietary rights, defend against intellectual property claims brought by third parties and/or determine the scope, coverage and validity of third parties’ intellectual property rights. Litigation on these matters has been prevalent in our industries and we expect that this will continue. To determine the priority of inventions, we may have to initiate and participate in interference proceedings declared by the U.S. Patent and Trademark Office that could result in substantial legal fees and could substantially affect the scope of our patent protection. Also, our intellectual property may be subject to significant litigation and administrative proceedings such as invalidity, unenforceability, IPR, re-examination,
opposition, or other post-grant proceedings against our patents. The outcome of any litigation or other proceeding is inherently uncertain and might not be favorable to us and we might not be able to obtain licenses to technology that we require or a competitor may have already obtained an exclusive license to such technology in the relevant fields. Even if such licenses are obtainable, they may not be available at a reasonable cost. We could therefore incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our competitive position, business, financial condition, or results of operations and/or make it unfeasible to commercialize a given product. In some cases, the outcome of litigation may be to enjoin us from commercializing or using a technology protected by third-party intellectual property. We could encounter delays in product introductions, or interruptions in product sales, as we develop alternative methods or products or we may need to cease sales of a product altogether if we are unable to develop alternatives that avoid the relevant third-party intellectual property.
If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity, scope and coverage of the intellectual property or other proprietary rights of others, the proceedings could be burdensome, time-consuming, and expensive, even if we were to prevail. Moreover, it may not be possible for us to enforce jointly owned patents in the U.S. or other jurisdictions without the cooperation of other owners.
Our commercial success may depend in part on our
non-infringement
of the patents or proprietary rights of third parties and/or the invalidity or unenforceability of such patent or proprietary rights of others. Numerous significant intellectual property issues have been litigated, and will likely continue to be litigated, between or among existing and new participants in our relevant markets and competitors may assert that our products or methods infringe their intellectual property rights as part of a business strategy to impede the successful entry into or continued presence in those markets. Third parties may assert that we are employing their proprietary technology without authorization. For example, numerous third-party patents exist in fields relevant to the company’s business and planned products, such as biologics, mRNA vaccines and therapies, and RNA interference (“
RNAi
”) for crop protection. Our competitors and others have patents and may in the future obtain patents and may claim that use, manufacture, sale, or importation of our products infringe these patents. Moreover, as we move into new markets and applications for our technologies, incumbent participants in such markets may assert their patents and other proprietary rights against us as a means of slowing or preventing our entry into such markets, or as a means to extract substantial license and royalty payments from us.
We have received notice in the past that our proposed products or methods may require an intellectual property license from others in order to be developed, produced, used, or sold. In each instance, we have reviewed the underlying intellectual property and either negotiated for a license or determined that no license was necessary. For future notices, if we are unable to successfully negotiate licenses or determine that no license is necessary, we may be unable to bring impacted products to market. Moreover, allegations that we violate third-party intellectual property could lead to disputes, including litigation.

The outcome of litigation is uncertain and even if we believe that we do not violate asserted third-party intellectual property or that such intellectual property is invalid or unenforceable or otherwise not legally protectible, our defense may be unsuccessful. If a court were to find that we have violated the intellectual property rights of a third party, an injunction and/or an award of damages may have an adverse effect on our business, financial condition, and results of operations. Remedies for intellectual property infringement or misappropriation may include an injunction against future sales of products or use of methods, statutory damages, enhanced damages, punitive damages, attorney’s fees, an award of lost profits and/or a reasonable royalty and prejudgment interest. Damages may in some cases exceed our own profits on sales found to be infringing. Even if we are successful in defending claims, defending intellectual property litigation, particularly patent or trade secret litigation, can be prohibitively burdensome and expensive.
We may be required in the future to license patent rights from third-party owners in order to develop or continue to sell or use a product or method. If we cannot obtain such licenses, or if such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.
We develop products, platform, and methods in technological areas and industries that are critical to public health and agriculture—areas in which there is considerable competition. A third-party may hold intellectual property rights, including patent rights and trade secrets that are important or necessary to the development, manufacture, or commercialization of our current or future product candidates. It may be necessary for us to use the patented or proprietary technology of one or more third parties to manufacture or commercialize our product candidates, in which case we would be required to obtain a license from these third parties on commercially reasonable terms, or our business could be harmed. If any such patents were to be asserted against us, there is no assurance that a court would find in our favor or that, if we choose to or are required to seek a license, that a license to any of these patents would be available to us on acceptable terms or at all.
To the extent that we enter into any patent licenses with third parties, if such third parties fail to properly maintain the licensed patents or if those patents are found to be invalid or unenforceable, then we could be subject to additional competition due to the loss of exclusive or non-exclusive
rights.
Defending and protecting intellectual property rights in foreign jurisdictions is costly and sometimes prohibitively expensive.
Obtaining patent protection in every country is prohibitively expensive and, as we attempt to choose jurisdictions for intellectual property protection, we may fail to protect our intellectual property in relevant jurisdictions where we do business, and thereby cause a loss of revenue and profits or other impacts on our ability to manufacture and export our products.
Competitors may use our proprietary technologies in jurisdictions where we have not obtained patent protection to manufacture or develop their own products. Such competitors may export otherwise infringing products, or products made through otherwise infringing methods, to territories where we may have or obtain patent protection, but where patent enforcement is not as strong as in the United States or where no protection is available for products made abroad through methods that infringe a local patent. These products may also compete with our products in jurisdictions where we do not have any issued or licensed patents and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or trademarks or the misappropriation of our trade secrets generally. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.
Many countries, including India, Japan, China, and some European nations have compulsory licensing laws under which a patent owner may be compelled under specified circumstances (including a matter of public policy) to grant licenses to third parties. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third-party, which could diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
The United States has the absolute right to manufacture and use patented inventions and to allow others to manufacture and use patent inventions for the United States, for reasonable compensation.
Pursuant to 28 U.S.C. § 1498, the United States government has the absolute right to use or manufacture any patented inventions for reasonable compensation. No injunction of patent infringement is available against the United States and damages are limited to reasonable compensation only. Moreover, a patent owner may not obtain damages or an injunction against a private entity for its infringing use or manufacture for the United States. Such suits may only be brought against the United States and only for reasonable compensation. In the past the United States has relied on such rights to use or manufacture inventions from third parties other than the patentee. In the future, the United States may rely on its rights to infringe our current and future patents or to allow others to make or use our inventions on behalf of the United States. If the United States were to use, or allow others to use for the United States, our patented technology, platform, methods, or products, then we would only be entitled to reasonable compensation and would not be entitled to an injunction to prevent infringement. As with all intellectual property litigation, proceedings against the United States for patent infringement could be burdensome, time-consuming, and expensive. Even if we were to prevail on a patent infringement action against the United States, any remedy would not likely compensate us for the full extent of the financial harm from such infringement due to the limited remedies available against the United States under the law. Such infringement could adversely affect our competitive position, business, financial condition, results of operations, and prospects.
When inventions are developed with government funding, the United States retains a paid-up
license to such inventions and may compel us to grant licenses to third parties for little or no compensation.
Under 35 U.S.C. § 200
et seq.
, when inventions arise, even in part, through use of public funds, the United States may retain an irrevocable, paid-up
license to practice or have practiced on its behalf, such inventions, whether protected by patent or trade secret. That is, the United States has the absolute right to use, and allow others to use on its behalf, such intellectual property without any compensation to the holder of the intellectual property. We have acquired and developed and may in the future acquire or develop trade secrets or obtain patents on inventions developed, in full or in part, with funding from the United States government. A court could also find that one or more of our current patents or applications are covered by 35 U.S.C. § 200 et seq
. In such cases, the United States would have the right to use, or allow others to use on its behalf, our inventions, whether protected by patent or trade secret, without any compensation to us.
For inventions subject to 35 U.S.C. § 200
et seq.
, the United States also retains
march-in
rights. These
march-in
rights apply in certain situations, including, for example, when action is necessary to alleviate public health or safety needs or when an inventor is not taking reasonable steps to make its technology useful to the public. In such situations, the United States has the right to compel the innovator to grant licenses to third parties. If such a finding were made with respect to our current or future patents or trade secrets, then we may not be able to prevent competitors from practicing our patented inventions and/or may be compelled to license our competitors to practice our inventions for little or no monetary compensation. Any of the foregoing events could have an adverse effect on our business, financial condition and results of operations.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
We currently rely, and intend to rely in the future, on trade secrets, know-how
and technology that are not protected by patents to maintain our competitive position. In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our collaborators, employees, consultants, and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. These agreements may be found by a court to be unenforceable or invalid. We may fail to enforce our agreements in Court if we are compelled to present them as evidence but are unable to locate and provide copies. Moreover, when employees with knowledge of our trade secrets and confidential information leave us and join new employers, it may be difficult or impossible for us to detect or prove misappropriation of our confidential information and trade secrets by the former employee and/or the former employee’s new employer. In addition, others may independently discover trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position, business, financial condition and results of operations.
Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products and platforms.
The patent position of biotechnology, life sciences, and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. In another example, some jurisdictions prevent the patenting of certain biotechnology inventions outside of narrow coverage for exact nucleotide sequences.
As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology, platform, methods, or products, in whole or in part, or which effectively prevent others from commercializing competitive products. Our issued patents may be found to be invalid or unenforceable in a post grant proceeding before patent offices or in patent litigation before courts in the United States or other countries. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents, narrow the scope of our patent protection, or result in the invalidity or unenforceability of our patents.
Various courts, including the U.S. Supreme Court, have recently rendered decisions that impact the scope of patentability of certain inventions or discoveries relating to our technology and commercial goals. Specifically, these decisions have substantially increased the probability that patent claims will be ruled patent ineligible for reciting a natural phenomenon, law of nature or abstract idea. Furthermore, in view of these decisions, the USPTO has published and continues to publish revised guidelines for patent examiners to apply when examining claims for patent eligibility. Patent claims relating to software algorithms, biologically-derived compositions, methods for analyzing biological systems and other subject matters that underlie our technology and commercial goals are impacted by these changes.
On September 16, 2011, the Leahy-Smith America Invents Act (the “
Leahy-Smith Act
”) was signed into law. The Leahy-Smith Act made a number of significant changes to United States patent laws. These include provisions that affect the way patent applications are prosecuted and challenged at the U.S. Patent and Trademark Office (“
USPTO
”) and may also affect patent litigation. The USPTO has developed and continues to develop regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act, subsequent rulemaking, and judicial interpretation of the Leahy-Smith Act and regulations will have on the operation of our business in the future. The Leahy-Smith Act and its continued implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement and/or defense of our issued patents, all of which could have an adverse effect on our business and financial condition.
Actions taken by the U.S. Congress, federal courts and USPTO have from time to time narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. Similar changes have been made by authorities in other jurisdictions. In addition to increasing uncertainty with regard to the ability to obtain patents in the future, such changes create uncertainty with respect to the value of patents, once obtained. Depending on decisions by authorities in various jurisdictions, the laws and regulations governing patents could change in unpredictable ways that may have an adverse effect on our ability to obtain new patents and to defend and enforce our existing patents and patents that we might obtain in the future, harming our business, competitive position, financial condition, results of operations, and prospects.
Patent reform legislation could increase uncertainties and costs surrounding the prosecution of our patent applications and the enforcement, validity, or defense of our issued patents. There has been recent public discussion around loosening of patent protection for inventions important to addressing the
SARS-CoV-2
pandemic. Such reforms or similar changes in connection with future pandemics or other public health emergencies, could have an adverse effect on any patent protection on our products and methods.
We cannot assure you that our patent portfolio will not be negatively impacted by the current uncertain state of the law, new court rulings or changes in guidance or procedures issued by governments or patent offices around the world. From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability, scope and validity of patents within the biotechnology, life sciences, and other relevant technologies and any such changes, or any similar adverse changes in the patent laws of other jurisdictions, could have a negative impact on the our business, financial condition, prospects and results of operations.
Moreover, we may be subject to a third-party
pre-issuance
submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products or use our proprietary methods and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.
Our current or future issued patents could be found invalid or unenforceable if challenged or could be construed narrowly such that they do not cover our products or methods or those used by our competitors.
It is possible that none of our current or future pending patent applications will result in issued patents in a timely fashion or at all. Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Moreover, we cannot predict the breadth of claims that may be allowed or enforced in our patents. Our issued patents may not be construed to cover our own or our competitors’ products or methods. Our competitors may be able to circumvent or design around our patents by developing similar or alternative technologies or products in a non-infringing
manner. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity, in patent claims being narrowed or invalidated, or in patents being held unenforceable which could limit our ability to stop others from using or commercializing similar or identical technology, methods, and products, or limit the duration of the patent protection of our technology, methods, and products.
The inventorship and/or ownership rights for our patents and patent applications may be challenged by third parties. Such challenges could result in invalidation of such patents, the loss of ownership of such patents, or loss of exclusive rights to such patents, which could result in increased competition and could limit or eliminate our ability to stop others from using or commercializing similar or identical technology, methods, and products or require us to obtain a license from third parties on commercially reasonable terms to secure exclusive rights, or our business could be harmed. If any such challenges to inventorship and/or ownership were asserted, there is no assurance that a court would find in our favor or that, if we choose to seek a license, such license would be available to us on acceptable terms or at all.
Patent terms may be inadequate to protect our competitive position for an adequate amount of time.
Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after the first non-provisional
filing date. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or in certain cases, by patent term extension for patents covering certain pharmaceutical products requiring regulatory approval. In the United States a patent’s term also may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date. The life of a patent, and the protection it affords, is limited. Therefore, even if patents covering our products and methods are obtained, once the patent life has expired, for our current or future platform, products, methods or technologies, we may be open to competition, including, for example, from biosimilar or generic versions of our products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance
with these requirements.
The USPTO and European and other patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance, renewal and annuity fees on any issued patent are due to be paid to the USPTO and European and other patent agencies over the lifetime of a patent. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by additional payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such noncompliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction.
Non-compliance
events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment
of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering our platform, technology, methods, or products or if we or our licensors otherwise allow patents or patent applications to be abandoned or lapse, our competitors might be able to enter the market, which would hurt our competitive position and could impair our ability to successfully commercialize our product candidates, which could have an adverse effect on our business and financial condition.

We may become subject to claims for ownership of intellectual property, payment, or royalties for assigned invention rights by our employees, contractors, and collaborators, which could result in litigation and adversely affect our business.
We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents and patent applications, or other intellectual property as an inventor or co-inventor.
For example, we may have inventorship or ownership disputes from consultants, former employees, or others who are involved in developing a product for us. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as ownership of, exclusive ownership of, or the right to use and/or exclude others from using, valuable intellectual property. Such an outcome could have an adverse effect on our business, financial condition, results of operations, and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
We generally enter into
assignment-of-invention
agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us. If compelled to provide copies of relevant agreements as evidence of such arrangements, we may not be able to locate and provide copies of such agreements and may therefore be unable to assert such agreements. Moreover, such agreements could be found to be invalid or unenforceable. Although our employees have agreed to assign to us invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding ownership of inventions or remuneration in consideration for assigned inventions.
We may not be able to protect and enforce our trademarks and trade names, or build name recognition in our markets of interest or may be subject to claims of trademark infringement thereby harming our competitive position.
We have filed, and may continue in the future to file trademark applications to protect certain of our intellectual property; however, we cannot guarantee that we will be successful in registering our trademarks. Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition. In addition, third parties have filed, and may in the future file, for registration of trademarks that may impede our ability to build brand identity and possibly leading to market confusion. Third parties have identified potential conflicts between their marks and our marks that may arise in the future. In addition, there could be potential trade name or trademark infringement claims brought by owners of trademarks or trademarks that incorporate variations of our trademarks or trade names. Such claims may require us to cease use of our trademarks or change our company or product names. Further, we may in the future enter into agreements with owners of such third-party trade names or trademarks to avoid potential trademark litigation which may limit our ability to use our trade names or trademarks in certain fields or territories. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business, financial condition, results of operations and prospects may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, domain names, or other intellectual property may be ineffective and could result in substantial costs and diversion of resources. Any of the foregoing events could have an adverse effect on our business, financial condition and results of operations.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•
Others may be able to develop or make products , platform, methods or technology that are similar to products, platform, methods or technology we have developed or will develop, but that are not covered by the claims of the patents that we own or have licensed and are not protectable through trade secret law.

•
We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed, and therefore our patents may be found to be invalid or our patent applications may be rejected.

•
We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions, and therefore our patents may be found to be invalid or our patent applications may be rejected.

•
Others may independently develop or make similar or alternative products, platform, methods or technology or duplicate any of our products, platform, methods or technology without infringing our intellectual property rights. For example, independent development of such products, platform, methods or technology would make it impossible for us to assert trade secret rights against such third parties. If such third parties publish the details of such independently developed products, platform, methods or technology, then we could lose any trade secret protection even as against others.

•	It is possible that our pending patent applications will not lead to issued patents.

•	Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

•
Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

•
Our competitors may use our manufacturing methods to produce products in jurisdictions in which we do not have patent protection on our manufacturing methods and may export such products for sale other jurisdictions, including our major commercial markets for us. Patents on such methods in our major commercial markets may not protect against such product sales.

•	We may not develop additional proprietary technologies that are patentable or protectible through other intellectual property rights.

•	The intellectual property rights of others may have an adverse effect on our business.
Should any of these events occur, they could significantly harm our business, competitive position, financial condition, results of operations and prospects.
Risks Related to Ownership of New GreenLight’s Common Stock
An active trading market for New GreenLight’s common stock may never develop or be sustained.
We cannot assure you that an active trading market for New GreenLight’s common stock will develop on the Nasdaq or elsewhere. If an active trading market does not develop, or develops but is not maintained, you may have difficulty selling any of New GreenLight’s common stock due to the limited public float. Accordingly, we cannot assure you of your ability to sell your shares of New GreenLight’s common stock when desired or the prices that you may obtain for your shares.

Upon consummation of the Business Combination, the market price of New GreenLight’s common stock may be volatile, which could result in substantial losses for investors.
Upon consummation of the Business Combination, the price of New GreenLight’s common stock may fluctuate due to a variety of factors, including:

•	the need to obtain regulatory approval for New GreenLight’s product candidates;

•	the risk that clinical trials will not demonstrate that New GreenLight’s therapeutic product candidates are safe and effective;

•	the risk that New GreenLight’s product candidates will have adverse side effects or other unintended consequences, which could impair their marketability;

•	the risk that New GreenLight’s product candidates do not satisfy other legal and regulatory requirements for marketability in one or more jurisdictions;

•	the risks of enhanced regulatory scrutiny of RNA-based products, including mRNA and dsRNA;

•	the potential inability to achieve New GreenLight’s goals regarding scalability, affordability and speed of commercialization of its product candidates;

•	the anticipated need for additional capital to achieve New GreenLight’s business goals;

•	changes in the industries in which New GreenLight operates; changes in laws and regulations affecting the business of New GreenLight;

•	the potential inability to implement or achieve business plans, forecasts, and other expectations after the completion of the proposed transaction;

•	actual or anticipated fluctuations in New GreenLight’s operating results, including fluctuations in its quarterly and annual results;

•	operating expenses being more than anticipated;

•	the failure or discontinuation of any of New GreenLight’s product development and research programs;

•	the success of existing or new competitive businesses or technologies;

•	announcements about new research programs or products of New GreenLight’s competitors;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	litigation and governmental investigations involving New GreenLight, its industry or both;

•	investor perceptions of New GreenLight or its industry;

•	negative perceptions of publicly traded companies that have gone public through business combinations with publicly traded special purpose acquisition companies;

•	sales of New GreenLight’s common stock by New GreenLight or by its insiders or other stockholders;

•	the expiration of market standoff or lock-up agreements;

•	general economic, industry and market conditions; and

•	the COVID-19 pandemic, natural disasters or major catastrophic events.
Recently, stock markets in general, and the market for life sciences technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations, particularly in light of the current
COVID-19
pandemic. Broad market and industry factors may

seriously affect the market price of New GreenLight’s common stock, regardless of New GreenLight’s actual operating performance. These fluctuations may be even more pronounced in the trading market for New GreenLight’s common stock. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of New GreenLight’s common stock price, it may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from its business.
There can be no assurance that New GreenLight Common Stock will be approved for listing on Nasdaq or that New GreenLight will be able to comply with the continued listing standards of Nasdaq.
In connection with the closing of the Business Combination, we intend to list New GreenLight Common Stock on Nasdaq under the symbol “                    ”. New GreenLight’s continued eligibility for listing may depend on the number of shares of ENVI Class A Common Stock that are redeemed, the number of round lot holders and the number of market makers. If, after the Business Combination, Nasdaq delists New GreenLight Common Stock from trading on its exchange for failure to meet the listing standards, New GreenLight and its stockholders could face significant material adverse consequences, including:

•	reduced liquidity;

•	a limited availability of market quotations for New GreenLight Common Stock;

•
a potential determination that New GreenLight Common Stock is a “penny stock,” which will require brokers trading in New GreenLight Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New GreenLight Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The future exercise of registration rights may adversely affect the market price of New GreenLight Common Stock.
Certain of New GreenLight’s stockholders will have registration rights for certain securities. Pursuant to the Subscription Agreements for the PIPE Financing and the Investor Rights Agreement, we are obligated to register a substantial number of shares of New GreenLight Common Stock within specified periods shortly after the Closing. We are obligated to file one or more resale “shelf” registration statements to register such securities, use commercially reasonable efforts to cause such registration statements to be declared effective by the SEC within specified periods, and keep such registration statements effective for up to three years thereafter. We are also obligated to file other registration statements, including for underwritten offerings of New GreenLight Common Stock, in specified circumstances. Sales of a substantial number of shares of New GreenLight Common Stock pursuant to these registration statements in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New GreenLight Common Stock. For more information relating to the registration rights under the Subscription Agreements and the Investor Rights Agreements, see the “
Business Combination Proposal—Related Agreements—Investor Rights Agreement” and “— PIPE Financing” in this proxy statement/prospectus.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New GreenLight, its business, or its market, or if they change their recommendations regarding New GreenLight’s securities adversely, the price and trading volume of New GreenLight’s securities could decline.
The trading market for New GreenLight’s securities will be influenced by the research and reports that industry or securities analysts may publish about New GreenLight, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New GreenLight. If no securities or industry analysts commence coverage of New GreenLight, New GreenLight’s share price and trading volume would likely be negatively impacted.
As a former shell company, New GreenLight will face certain disadvantages relative to companies that pursue a traditional initial public offering, including ineligibility for certain forms and rules for extended periods.
ENVI is a special purpose acquisition company, or SPAC, a form of shell company under the rules of the SEC. Shell companies are more highly regulated than non-shell operating companies and face significant additional restrictions on their activities under federal securities laws. As a result of the Business Combination, New GreenLight will cease to be a shell company. However, companies that were formerly shell companies continue to face disadvantages under SEC rules, including (a) the inability to use Form S-3 until at least one year after the filing of information equivalent to that required by Form 10 after ceasing to be a shell company, (b) the inability to qualify as a “well-known seasoned issuer” and file automatically effective registration statements for three years after ceasing to be a shell company, (c) the inability to “incorporate by reference” information in certain registration statements filed under the Securities Act for a period of three years after ceasing to be a shell company, (d) the inability to use most free writing prospectuses until at least three years after a qualifying business combination, (e) the inability to use Form S-8 to register shares issuable in connection with certain compensatory plans and arrangements until 60 days after the filing of information equivalent to that required by Form 10, (f) the inability of stockholders to rely on Rule 144 for resales of securities until at least one year after the filing of information equivalent to that required by Form 10 and the provision of current public information, and (g) exclusion from certain safe harbors for offering-related communications under the Securities Act for three years after ceasing to be a shell company, including for research reports and certain communications in connection with business combinations. For more information about Rule 144 and its potential impact on New GreenLight stockholders, please see the section titled “Securities Act Restrictions on Resale of New GreenLight Common Stock” in this proxy statement/prospectus. We expect that these disadvantages will make it more challenging and expensive, and create greater risks and delays, for both New GreenLight and its stockholders to offer securities. These challenges may make our securities less attractive than those of companies that are not former shell companies and may raise our relative cost of capital.
Reports published by analysts, including projections in those reports that differ from New GreenLight’s actual results, could adversely affect the price and trading volume of New GreenLight Common Stock.
Securities research analysts may establish and publish their own periodic projections for New GreenLight following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. The share price of New GreenLight’s common stock may decline if New GreenLight’s actual results do not match the projections of these securities research analysts. If any of the analysts who may cover New GreenLight issue an adverse or misleading opinion regarding New GreenLight, its business model, its intellectual property or its stock performance, change their recommendation regarding shares of New GreenLight’s Common Stock adversely, provide more favorable relative recommendations about New GreenLight’s competitors or if the clinical trials and operating results fail to meet the expectations of analysts, the price of shares of New GreenLight Common Stock would likely decline. If one or more of these analysts ceases coverage of New GreenLight or fails to publish reports on it regularly, the share price or trading volume of New GreenLight’s common stock could decline. While New GreenLight expects research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of New GreenLight, the market price and volume for New GreenLight’s common shares could be adversely affected.

A significant portion of New GreenLight’s total outstanding shares will be restricted from immediate resale upon the closing of the Business Combination but may be sold into the market in the near future. This could cause the market price of New GreenLight’s common stock to drop significantly, even if New GreenLight’s business is doing well.
Sales of a substantial number of shares of New GreenLight’s common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New GreenLight’s common stock.
It is anticipated that, upon completion of the Business Combination, (i) the GreenLight stockholders will own, in respect of their existing GreenLight shares, approximately 73% of the outstanding shares of New GreenLight Common Stock, (ii) ENVI’s existing public stockholders prior to the closing (not including founder shares) will own approximately 14% of such outstanding shares, (iii) the initial stockholders prior to the Closing will own approximately 4% of such outstanding shares and (iv) the PIPE Investors will own approximately 9% of such outstanding shares. These percentages assume that none of ENVI’s outstanding shares of public common stock are redeemed in connection with the Business Combination. In the 50% Redemption Scenario, which assumes that 10,512,411 shares of ENVI’s public common stock are redeemed in connection with the Business Combination, these percentages would be approximately 79%, 8%, 4% and 9%, respectively. In the Maximum Redemption Scenario, which assumes that 20,375,179 shares of ENVI’s public common stock are redeemed in connection with the Business Combination, these percentages would be approximately 85%, less than 1%, 4% and 10%, respectively. These percentages assume that 103,470,217 shares of New GreenLight Common Stock will be issued to the holders of shares of common stock and preferred stock of GreenLight in respect of their existing GreenLight shares (including certain convertible notes and warrants) at Closing, which would be the number of shares issued to these holders if Closing were to occur on September 30, 2021. The number of shares issued to the holders of shares of common stock and preferred stock of GreenLight at Closing will fluctuate based on the number of shares underlying GreenLight options and warrants, whether vested or unvested (and the exercise price of such options), outstanding at Closing. GreenLight options and warrants (whether vested or unvested) are taken into account for purposes of allocating the implied $1.2 billion equity value of GreenLight among the holders of shares and other equity securities of GreenLight, with the value allocable to such options and warrants being determined on a net-exercise
basis. In addition, these percentages do not take into account any shares underlying vested and unvested options that will be held by equityholders of New GreenLight immediately following Closing. Based on these assumptions, and assuming that none of ENVI’s outstanding shares of public common stock are redeemed in connection with the Business Combination, there would be approximately 141,770,217 shares of New GreenLight Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New GreenLight will be different.
Pursuant to the Investor Rights Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the initial stockholders and the GreenLight stockholders will be restricted from selling or transferring any shares of New GreenLight Common Stock. However, these shares may be sold after the expiration of the respective applicable lock-up
under the Investor Rights Agreement and the Proposed Bylaws, as applicable. Pursuant to the Investor Rights Agreement and the Subscription Agreements, New GreenLight will be required to file one or more registration statements shortly after the closing of the Business Combination to provide for the resale of the shares issued in the PIPE Financing and the shares of New GreenLight Common Stock held by the parties to the Investor Rights Agreement. As restrictions on resale end and the registration statements are available for use, the market price of New GreenLight Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

New GreenLight has broad discretion in the use of the net proceeds from the Business Combination and the PIPE Financing and may not use them effectively.
New GreenLight cannot specify with certainty the particular uses of the net proceeds it will receive from the Business Combination and the PIPE Financing. New GreenLight’s management will have broad discretion in the application of the net proceeds. New GreenLight’s management may spend a portion or all of the net proceeds in ways that its stockholders may not desire or that may not yield a favorable return. The failure by New GreenLight’s management to apply these funds effectively could harm its business, financial condition, results of operations and prospects. Pending their use, New GreenLight may invest the net proceeds from the Business Combination and the PIPE Financing in a manner that does not produce income or that loses value.
New GreenLight does not expect to pay any dividends for the foreseeable future. Investors may never obtain a return on their investment.
You should not rely on an investment in New GreenLight Common Stock to provide dividend income. New GreenLight does not anticipate that it will pay any dividends to holders of its common stock in the foreseeable future. Instead, New GreenLight plans to retain any earnings to maintain and expand its existing operations, fund its research and development programs and continue to invest in its commercial infrastructure. In addition, any future credit facility or financing New GreenLight obtains may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on New GreenLight Common Stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase New GreenLight Common Stock.
The Proposed Charter designates the Delaware Court of Chancery as the exclusive forum for specified disputes between New GreenLight and its stockholders and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of New GreenLight’s stockholders to choose the judicial forum for disputes with New GreenLight or its directors, officers or employees.
Similarly to the Existing Charter, the Proposed Charter provides that, unless New GreenLight consents in writing to the selection of an alternative forum (an “
Alternative Forum Consent
”), to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New GreenLight, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New GreenLight to New GreenLight or its stockholders, (iii) any action asserting a claim against New GreenLight, its directors, officers or employees arising pursuant to any provision of the DGCL, the Proposed Charter or New GreenLight’s bylaws, or (iv) any action asserting a claim against New GreenLight, its directors, officers or employees governed by the internal affairs doctrine, subject to specified exceptions. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, for which claims may be brought in any U.S. federal court, or any other claim for which the federal courts have exclusive jurisdiction.
To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter also provides that, unless New GreenLight gives an Alternative Forum Consent, the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims, and there is uncertainty whether a court would enforce the Proposed Charter’s choice of forum provision applicable to Securities Act claims.
Any person or entity purchasing or otherwise acquiring any interest in any of New GreenLight’s securities shall be deemed to have notice of and consented to the foregoing charter provisions. Although New GreenLight believes these exclusive forum provisions benefit it by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New GreenLight or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims against New GreenLight and its current and former directors, officers, or other employees. In addition, a stockholder that is unable to bring a claim in the judicial forum of its choosing may be required to incur additional costs in the pursuit of actions which are subject to the exclusive forum provisions described above. New GreenLight’s stockholders will not be deemed to have waived New GreenLight’s compliance with the federal securities laws and the rules and regulations thereunder as a result of New GreenLight’s exclusive forum provisions. Further, in the event a court finds either exclusive forum provision contained in New GreenLight’s charter to be unenforceable or inapplicable in an action, New GreenLight may incur additional costs associated with resolving such action in other jurisdictions, which could harm its results of operations.
Delaware law and provisions in the Proposed Organizational Documents that will be in effect as of the closing of the Business Combination might discourage, delay or prevent a change in control of New GreenLight’s company or changes in its management and, therefore, depress the trading price of New GreenLight’s common stock.
New GreenLight’s status as a Delaware corporation and the
anti-takeover
provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting New GreenLight from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder without the approval of holders of 66
2
/
3
% of the voting power of New GreenLight’s stockholders other than the interested stockholder, even if a change of control would be beneficial to New GreenLight’s existing stockholders. In addition, New GreenLight’s certificate of incorporation and bylaws contain provisions that may make the acquisition of New GreenLight’s company more difficult, including the following:

•
New GreenLight’s board of directors will be classified into three classes of directors with staggered three-year
terms, and directors will only be able to be removed from office for cause by the affirmative vote of holders of a majority of the voting power of New GreenLight’s then-outstanding capital stock;

•	certain amendments to New GreenLight’s certificate of incorporation will require the approval of stockholders holding three-fourths of the voting power of its then-outstanding capital stock;

•
any
stockholder-proposed
amendment to the Proposed Bylaws that is not recommended by the New GreenLight Board will require the approval of stockholders holding three-fourths of the voting power of its then-outstanding
capital stock;

•	New GreenLight’s stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	vacancies on New GreenLight’s board of directors will be able to be filled only by New GreenLight’s board of directors and not by stockholders;

•	only the New GreenLight Board, pursuant to a written resolution adopted by a majority of the New GreenLight Board is authorized to call a special meeting of stockholders;

•	certain litigation against New GreenLight can only be brought in Delaware;

•
the Proposed Charter authorizes undesignated preferred stock, the terms of which may be established by the New GreenLight Board, which shares may be issued without the approval of the holders of New GreenLight’s capital stock; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.
These
anti-takeover
defenses could discourage, delay, or prevent a transaction involving a change in control of New GreenLight. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing or to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for New GreenLight’s stockholders to receive a premium for their shares of New GreenLight’s capital stock.
The ability to use GreenLight’s net operating losses to offset future taxable income may be subject to numerous limitations.
As of December 31, 2020, GreenLight had U.S. federal and state net operating loss carryforwards, or NOLs, of $126.0 million and $103.5 million, respectively. If not utilized, the federal NOLs generated before 2018 of approximately $27.1 million will expire at various dates through 2037 and the state NOLs will expire at various dates through 2040. The federal NOLs generated after 2017 of approximately $98.9 million have an indefinite carryforward period. GreenLight or New GreenLight may potentially use these U.S. federal and state NOLs to offset against taxable income for U.S. federal and state income tax purposes. However, the use of these NOLs may be subject to numerous limitations under the U.S. Internal Revenue Code of 1986, as amended, or the Code, and under state tax laws. Among such limitations, Section 382 of the Code may limit the use of these NOLs in any year for U.S. federal income tax purposes in the event of certain past or future changes in ownership of GreenLight or New GreenLight. An ownership change under Section 382 of the Code, referred to in this discussion as an ownership change, generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. An ownership change in respect of New GreenLight also could be deemed to be an ownership change in respect of GreenLight. GreenLight has not conducted a Section 382 study to determine whether the use of its NOLs is impaired under Section 382 of the Code as a result of any prior ownership change. GreenLight may have previously undergone one or more ownership changes. In addition, the Business Combination and PIPE Financing, or future issuances or sales of New GreenLight’s stock, including certain transactions involving New GreenLight’s stock that are outside of its control, could result in future ownership changes. Ownership changes that have occurred in the past or that may occur in the future, including in connection with the Business Combination and PIPE Financing, could result in the imposition of an annual limit under Section 382 of the Code on the amount of pre ownership change NOLs and other tax attributes that GreenLight or New GreenLight can use to reduce its taxable income, potentially increasing or accelerating its liability for income taxes, and also potentially causing those tax attributes to expire unused. States may impose similar limitations on the use of applicable NOLs. Any limitation on using NOLs, whether under Section 382 of the Code or otherwise under U.S. federal or state tax laws, could, depending on the extent of such limitation and the NOLs previously used, result in GreenLight or New GreenLight retaining less cash after payment of U.S. federal and state income taxes in respect of any year in which GreenLight or New GreenLight has taxable income, rather than losses, than GreenLight or New GreenLight would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal and state income tax reporting purposes, which could adversely impact GreenLight or New GreenLight’s operating results.
New GreenLight will continue to be an “emerging growth company” and a “smaller reporting company” as of the closing of the Business Combination and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make New GreenLight’s common stock less attractive to investors.
ENVI is an “emerging growth company,” as defined in the JOBS Act. For so long as New GreenLight remains an emerging growth company following the closing of the Business Combination, it is permitted by SEC rules to, and plans to, rely on exemptions from certain disclosure requirements that are applicable to other SEC registered public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. As a result, the information New GreenLight provides stockholders will be different than the information that is available with respect to other public companies that are not emerging growth companies. In this proxy statement/prospectus, not all of the executive compensation-related information that would be required if ENVI was not an emerging growth company has been included. If New GreenLight were to qualify as a “smaller reporting company,” as such term is defined in Rule
12b-2
under the Securities Exchange Act of 1934, after New GreenLight ceases to qualify as an emerging growth company, New GreenLight would continue to be permitted to make certain reduced disclosures in New GreenLight’s periodic reports and other documents that it files with the SEC. New GreenLight expects to cease to qualify as a smaller reporting company before it ceases to qualify as an emerging growth company. New GreenLight cannot predict whether investors will find its common stock less attractive if it relies on these exemptions. If some investors find New GreenLight’s common stock less attractive as a result, there may be a less active trading market for New GreenLight’s common stock and its stock price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. New GreenLight has elected to avail itself of this exemption from new or revised accounting standards and, therefore, it will not be subject to the same new or revised accounting standards as other public companies that have not made or cannot make a similar election. As a result, New GreenLight’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
New GreenLight will incur significant increased costs and management resources as a result of operating as a public company.
As a public company, New GreenLight will incur significant legal, accounting, compliance and other expenses that GreenLight did not incur as a private company and that do not appear in GreenLight’s historical consolidated financial statements. These expenses may increase even more after it is no longer an “emerging growth company.” New GreenLight’s management and other personnel will need to devote a substantial amount of time and incur significant expense in connection with compliance initiatives. For example, New GreenLight will need to implement additional internal controls, both generally and to address the material weaknesses discussed in “Risks Relating to Our Business and Industry”, and disclosure controls and procedures, retain a transfer agent and adopt an insider trading policy. As a public company, New GreenLight will bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with New GreenLight’s obligations under the securities laws.
In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and the related rules and regulations implemented by the SEC and the Nasdaq Stock Market, LLC (“
Nasdaq
”), have increased legal and financial compliance costs and will make some compliance activities more time-consuming.
For example, Nasdaq imposes requirements to obtain stockholder approval for the issuance of equity securities in a variety of circumstances, and this requirement can limit the financing alternatives available to New GreenLight and thereby increase the cost of capital, which could reduce shareholder returns. New GreenLight intends to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from New GreenLight’s other business activities. If New GreenLight’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against New GreenLight, and its business may be harmed. In the future, it may be more expensive or more difficult for New GreenLight to obtain director and officer liability insurance, and New GreenLight may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for New GreenLight to attract and retain qualified members of its board of directors, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

Risks Related to the Business Combination and ENVI
ENVI’s initial stockholders have agreed to vote certain shares in favor of the Business Combination, regardless of how our public stockholders vote.
ENVI’s initial stockholders have agreed to vote their founder shares and in the case of the Sponsor and ENVI’s officers and directors, any public shares purchased during or after the initial public offering (including in open market and privately negotiated transactions), in favor of the Business Combination. As a result, in addition to our initial stockholders’ founder shares, we would need only 7,762,501 shares of ENVI Class A Common Stock, or approximately 37.5%, of the total outstanding shares of ENVI Class A Common Stock to be voted in favor of the Business Combination Proposal (assuming all outstanding shares are voted) in order for the Business Combination Proposal to be approved. Other Condition Precedent Proposals require the affirmative vote of a minimum of 10,350,001 shares of ENVI Class A Common Stock, which our initial stockholders do not control. Our initial stockholders own founder shares representing 20.0% of our outstanding shares of common stock. Accordingly, the agreement by our initial stockholders to vote in favor of the Business Combination will increase the likelihood that we will receive the requisite stockholder approval for the Business Combination.
If the Condition Precedent Proposals are not approved by the ENVI stockholders the Business Combination may not be consummated, and as a result, ENVI may not be obligated to offer to redeem any of the ENVI Class A Common Stock.
A condition to consummating the Business Combination requires that the Condition Precedent Proposals be approved by the requisite ENVI stockholder vote. If the Condition Precedent Proposals are not approved by the requisite number of ENVI stockholders the Business Combination may not be consummated and the transactions contemplated thereby may not be closed. As a result, should ENVI be unable to obtain the requisite number of votes approving the Condition Precedent Proposals, ENVI may not offer to redeem any of the ENVI Class A Common Stock that otherwise would have been redeemable.
Since the initial stockholders, including ENVI’s directors and executive officers, have interests that are different from, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination with GreenLight is appropriate as our initial business combination. Such interests include that the Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.
When you consider the recommendation of the ENVI Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the initial stockholders, including ENVI’s directors and executive officers, have interests in such proposal that are different from, or in addition to (and which may conflict with), those of ENVI stockholders generally. As a result of the disparate outcomes dependent on the consummation of the Business Combination, particularly those discussed in the third, fourth and fifth bullets below, the Sponsor may therefore be economically incentivized to recommend a business combination with a riskier, weaker-performing or less-established target business than would be the case if the Sponsor had paid the same per share price for the founder shares that the public shareholders paid for the public ENVI Units. You should be aware that the interests set forth in more detail below present a risk that the Sponsor, HB Strategies and each of their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public stockholders—as such, the Sponsor and HB Strategies may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate.
These interests include, among other things, the interests listed below:

•
the fact that our initial stockholders, and in the case of HB Strategies, solely with respect to their founder shares, have agreed not to redeem any founder shares or any shares of ENVI Class A Common Stock held by them in connection with a stockholder vote to approve the Business Combination, including all 5,175,000 shares of ENVI Class B Common Stock held by them as of the date of this proxy statement/prospectus;

•
the fact that our initial stockholders and their affiliates would receive approximately $8.3 million in aggregate proceeds comprised of (i) fees to Canaccord, an affiliate of the Sponsor, who will receive a fee of $7.8 million in connection with the closing of the proposed business combination and (ii) the repayment of a promissory note issued to HB Strategies in an aggregate principal amount of $500,000, the entire amount of which remains outstanding as of the date of this prospectus;

•
the fact that the initial stockholders paid an aggregate of $25,000 for the 5,175,000 shares of ENVI Class B Common Stock currently owned by them, or approximately $0.005 per share, and such securities will have a significantly higher value at the time of the Business Combination, which may generate a profit on their shares even at prices that would generate a significant loss for the public stockholders on their shares of public common stock (which potential profit is quantified in the below bullet);

•
As a result of the lower price paid by our initial stockholders for their shares of ENVI Class B Common Stock as compared to, for example, the price per share of our public shares of $10.00 at our initial public offering (which price is $9.995 above the price per share paid by our initial stockholders), the initial stockholders may realize profit of approximately $51.8 million upon a sale of their shares at such price;

•
the fact that HB Strategies paid $2,000,000 for its private placement warrants, and that ENVI issued the 750,000 Insider Warrants (which investment would result in a loss of $2.0 million at a price per share of our public shares of $10.00, and a profit of approximately $7.6 million at a price per share of $15.00), and that these private placement warrants will be worthless if a business combination is not consummated by July 19, 2022 (or by January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months);

•
the fact that the initial stockholders and ENVI’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any common stock (other than public common stock) held by them if ENVI fails to complete an initial business combination by July 19, 2022 (or by January 19, 2023 if we elect to extend);

•	the fact that the Investor Rights Agreement has been entered into by the initial stockholders;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ENVI in an aggregate amount of up to $1,500,000 may be converted into ENVI’s warrants in connection with the consummation of the Business Combination;

•	the fact that HB Strategies has made a $500,000 working capital loan to ENVI;

•	the continued indemnification of ENVI’s directors and officers and the continuation of ENVI’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
the fact that the Sponsor and ENVI’s officers and directors will lose their entire investment in ENVI and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by July 19, 2022 (or by January 19, 2023 if we elect to extend), and further, the fact that the lower price paid by our initial stockholders for their shares of ENVI Class B Common Stock described above may generate a profit on those shares even at prices that would generate a significant loss for the public stockholders on their shares of public common stock;

•
the fact that if the trust account is liquidated, including in the event ENVI is unable to complete an initial business combination by July 19, 2022 (or by January 19, 2023 if we elect to extend), the Sponsor has agreed to indemnify ENVI to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ENVI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ENVI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that ENVI may be entitled to distribute or pay over funds held by ENVI outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

See “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business
Combination” for additional information on the interests of ENVI’s directors and officers.
The personal and financial interests of the initial stockholders as well as ENVI’s directors and executive officers may have influenced their motivation in identifying and selecting GreenLight as for the Business Combination and may influence the operation of the business following the Business Combination. In considering the recommendations of the ENVI Board to vote for the proposals, its stockholders should consider these interests.
The exercise of ENVI’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ENVI’s stockholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require ENVI to agree to amend the Business Combination Agreement, to consent to certain actions taken by GreenLight or to waive rights that ENVI has under the Business Combination Agreement. Such events could arise because of changes in the course of GreenLight’s business, a request by GreenLight to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on GreenLight’s business and would entitle ENVI to terminate the Business Combination Agreement. In any of such circumstances, it would be at ENVI’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ENVI does not believe there will be any changes or waivers that ENVI’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, ENVI will circulate a new or amended proxy statement/prospectus and resolicit ENVI’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
ENVI and GreenLight may waive one or more of the conditions to the Business Combination.
Certain conditions to ENVI’s or GreenLight’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent permitted by the Existing Organizational Documents and applicable laws, either unilaterally or by agreement of ENVI and GreenLight. For example, it is a condition to ENVI’s obligations to close the Business Combination that certain of GreenLight’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if the ENVI Board determines that it is in our stockholders’ best interest to waive any such breach, then the ENVI Board may elect to waive that condition and consummate the Business Combination. Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charters or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived to complete the Business Combination: the approval by our stockholders of the Business Combination Proposal, the Charter Amendment Proposal and the Nasdaq Proposal being obtained; approval of the Business Combination Agreement and the Merger by the GreenLight stockholders; each applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; the absence of any law or order that would prohibit the consummation of the Business Combination; ENVI having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing and any redemptions); the approval by Nasdaq of our initial listing application in connection with the Business Combination; and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part.

The GreenLight stockholders will have significant influence over us after completion of the Business Combination.
Based on the assumptions discussed in “
Business Combination Proposal—Ownership of New GreenLight,
” upon the completion of the Business Combination, the GreenLight stockholders, will own, collectively, approximately 73% of the outstanding New GreenLight Common Stock, assuming that none of ENVI’s outstanding shares of public common stock are redeemed in connection with the Business Combination, approximately 79% of the outstanding New GreenLight Common Stock, assuming that 10,187,589 shares of ENVI’s outstanding public common stock are redeemed in connection with the Business Combination pursuant to the 50% Redemption Scenario and approximately 85% of the outstanding New GreenLight Common Stock, assuming that 20,375,179 shares of ENVI’s outstanding public common stock are redeemed in connection with the Business Combination pursuant to the Maximum Redemption Scenario. Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the agreed-upon valuation of the consideration issuable in the Business Combination and have held their shares for a longer period, they may be more interested in selling New GreenLight to an acquirer than other investors or they may want New GreenLight to pursue strategies that deviate from the interests of other stockholders.
After the completion of the Business Combination, we may be required to record write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.
Even though we have conducted extensive due diligence on GreenLight, we cannot assure you that this diligence will surface all material issues that may be present inside GreenLight, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of GreenLight and outside of our control will not later arise. As a result of these factors, we may be forced to write-down or write-off
assets, restructure our operations, or incur impairment or other charges that could result in reporting losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash
items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing
debt held by GreenLight. Accordingly, our stockholders could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials relating to the Business Combination contained an actionable material misstatement or omission.
Because GreenLight will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the transaction.
In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. Because ENVI is already a publicly traded company, no underwriter has conducted due diligence in connection with the business combination transaction. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.
Investors in New GreenLight will not have the same benefits as an investor in an underwritten public offering.
Upon the completion of the Business Combination, the directors, officers and stockholders of GreenLight, a private company, will control New GreenLight, a public company, and the business of GreenLight will become the business of New GreenLight. In this respect, the Business Combination is an indirect path for GreenLight to obtain the benefits of becoming a publicly listed company. However, the Business Combination is not an underwritten initial public offering of GreenLight’s securities and differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel customarily conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other professionals to investigate the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. New GreenLight investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.
While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there is a heightened risk of an incorrect valuation of GreenLight’s business or material misstatements or omissions in this proxy statement/prospectus.
In addition, because no underwriters have been engaged in connection with the Business Combination, there will be no traditional “roadshow” or book-building process before the closing of the Business Combination, and no underwriters will set any initial public offering price to facilitate price discovery with respect to New GreenLight securities after the closing of the Business Combination. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New GreenLight securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New GreenLight securities or helping to stabilize, maintain or affect the public price of New GreenLight securities following the closing. Moreover, New GreenLight will not engage in, and has not requested and will not request, directly or indirectly, financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New GreenLight securities that will be outstanding immediately following the closing. In addition, since the Business Combination is a merger, securities analysts of major brokerage firms may not provide coverage of New GreenLight since there is no incentive for brokerage firms to recommend the purchase of New GreenLight’s securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New GreenLight’s behalf. All of these differences from an underwritten public offering of GreenLight’s securities could result in a more volatile price for New GreenLight’s securities.
In addition, the Sponsor, certain members of ENVI’s board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of New GreenLight’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of GreenLight’s securities. Such interests may have influenced the board of directors of ENVI in making its recommendation that ENVI stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
These differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if GreenLight became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

New GreenLight’s future depends on the continued contributions of GreenLight’s senior management team and its ability to attract and retain other highly qualified personnel; in particular, Andrey Zarur, GreenLight’s
Co-Founder,
President, Chief Executive Officer and Director is critical to GreenLight’s and New GreenLight’s future vision and strategic direction.
New GreenLight’s success depends in large part on New GreenLight’s ability to attract and retain high-quality management in sales, market access, product development, software engineering, marketing, operations, finance and support functions, especially in the Boston and Rochester areas. New GreenLight competes for qualified technical personnel with other life sciences and biotechnology companies. Competition for qualified employees is intense in these industries, and the loss of even a few qualified employees, or an inability to attract, train, retain and motivate additional highly skilled employees required for the planned expansion of GreenLight’s business could harm its operating results and impair its ability to grow. The loss of one or more of GreenLight’s key employees, and any failure to have in place and execute an effective succession plan for key executives, could seriously harm our business.
As GreenLight continue to grow, it may be unable to continue to attract or retain the personnel needed to maintain its competitive position. To attract, train and retain key personnel, GreenLight uses, and New GreenLight will continue to use, various measures, including competitive compensation and benefit packages (including an equity incentive program), which may require significant investment. These measures may not be enough to attract and retain the personnel required to operate GreenLight’s business effectively and efficiently.
Moreover, if the perceived value of New GreenLight’s equity awards declines, it may materially and adversely affect its ability to attract and retain key employees. If New GreenLight does not maintain the necessary personnel to accomplish its business objectives, it may experience staffing constraints that materially and adversely affect its ability to support programs and operations.
Many of GreenLight’s employees may receive proceeds from sales of its equity in the public markets, which may reduce their motivation to continue to work for us.
In addition, New GreenLight’s future also depends on the continued contributions of its senior management team and other key personnel, each of whom would be difficult to replace. In particular, Andrey Zarur, GreenLight’s
Co-Founder,
President, Chief Executive Officer and Director is critical to our future vision and strategic direction. We rely on our executive team in the areas of operations, research and development, commercial, and general and administrative functions. We also do not maintain key person life insurance for our key employees.
In addition, from time to time, there may be changes in New GreenLight’s senior management team that may be disruptive to its business. If New GreenLight’s senior management team, including any new hires that we may make, fails to work together effectively and to execute its plans and strategies on a timely basis, New GreenLight’s business, results of operations and financial condition could be harmed.
The unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New GreenLight’s actual financial position or results of operations would have been.
The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, GreenLight being considered the accounting acquirer in the Business Combination, the amount of cash and cash equivalents of GreenLight at the Closing and the number of shares of public common stock that may be redeemed in connection with the Business Combination. Accordingly, such pro forma combined financial information may not be indicative of the operating or financial performance we would have achieved during the periods presented in the pro forma financial information had we completed the Business Combination on the date specified therein, and we expect that our future financial condition and results of operations will vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section titled “
Unaudited Pro Forma Combined Financial Information
.”
The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the Business Combination or optimize the capital structure of New GreenLight.
At the time we entered into the Business Combination Agreement, we did not know how many stockholders may exercise their redemption rights, and therefore needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement requires us to use a portion of the cash in the trust account to pay the purchase price, and requires us to have a minimum amount of cash at closing. As a result, we will need to reserve a portion of the cash in the trust account to meet such requirements, or arrange for third party financing. In addition, if a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the trust account or arrange for third party financing. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The above considerations may limit our ability to complete the Business Combination or optimize the capital structure of New GreenLight. The amount of the fee payable to Canaccord pursuant to the terms of the Business Combination Marketing Agreement will not be adjusted for any shares that are redeemed in connection with the Business Combination.
The Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of ENVI Class A Common Stock or warrants.
The Sponsor, directors, officers, advisors or their affiliates may purchase shares or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.
Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of such shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing conditions in the Business Combination Agreement that requires us to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of ENVI Class A Common Stock or public warrants and the number of beneficial holders of our securities may be reduced, making it more difficult to obtain or maintain the quotation, listing or trading of our securities on the Nasdaq Capital Market.

The public stockholders will experience immediate dilution as a consequence of the issuance of ENVI Class A Common Stock as consideration in the Business Combination and in the PIPE Financing.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each outstanding share of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) shall be automatically cancelled and extinguished and converted into a number of shares of New GreenLight Common Stock and (ii) each outstanding GreenLight option and warrant to purchase shares of GreenLight capital stock (whether vested or unvested) will be converted into an option to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of ENVI securities, and may adversely affect prevailing market prices for the ENVI Class A Common Stock.
We are subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased and will continue to increase costs and the risk of noncompliance.
After the Business Combination, we will continue to be subject to rules and regulations by various governing bodies, including, for example, the SEC, which is charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted, and will likely continue to result, in increased general and administrative expenses and a diversion of management time and attention from business operations.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New GreenLight’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
We identified a material weakness in our internal control over financial reporting as of March 31, 2021 and June 30, 2021, and a significant deficiency in our internal control over financial reporting as of June 30, 2021. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner and we may be unable to maintain compliance with applicable stock exchange listing requirements, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). Following the issuance of the SEC Staff Statement, our management concluded that, in light of the SEC Staff Statement, our audited balance sheet as of January 19, 2021 (“IPO Balance Sheet”) should be revised to present our warrants as liabilities. In connection with the foregoing development and solely as a result of such revision, we identified a material weakness in our internal control over financial reporting.
Additionally, we previously recorded a portion of our ENVI Class A Common Stock subject to possible redemption, issued in connection with our IPO, in permanent equity. In accordance with SEC Staff guidance on redeemable equity instruments, ASC 480-10-S99, “Distinguishing Liabilities from Equity”, and EITF Topic D-98, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the issuing company require common stock subject to redemption to be classified outside of permanent equity and, according to recent SEC Staff communications with certain independent auditors, notwithstanding the presence of maximum redemption thresholds or charter provisions common in SPACs that provide a limitation on redemptions that would cause a SPAC’s net tangible assets to be less than $5,000,001. Although we did not specify a maximum redemption threshold, our Existing Charter provides that ENVI will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In light of the recent SEC Staff communications with certain independent auditors, our management re-evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2021. Based upon that evaluation, we concluded that the misclassification of the ENVI Class A Common Stock was quantitatively material to individual line items within the balance sheet but is not material to our reported financial position and is qualitatively immaterial to our financial statements. We further concluded that the misstatement was not indicative of a pervasive issue in our internal control, had no impact to our statement of cash flows, did not impact any other balance sheet line items other than total stockholders’ equity and ENVI Class A Common Stock subject to redemption, and was not disclosed in any other Exchange Act filings other than our IPO Balance Sheet and Form 10-Qs for the periods ending March 31, 2021, and June 30, 2021. Based upon the foregoing, and due to the industry-wide issues and related insufficient risk assessment of the underlying accounting for certain instruments, we concluded that the misclassification of our ENVI Class A Common Stock represents a significant deficiency.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness and significant deficiency. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses or significant deficiencies in the future, any such newly identified material weakness or significant deficiency could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such cases, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses or significant deficiencies.
We have identified a material weakness in our internal control over financial reporting as of September 30, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner and we may be unable to maintain compliance with the applicable stock exchange listing requirements, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We have identified, in light of the prior reclassification of warrants from equity to liability, as well as the reclassification of our redeemable Class A common stock as temporary equity, a material weakness in our internal controls over financial reporting relating to our accounting for complex financial instruments. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. Measures to remediate material weaknesses may be time-consuming and costly and there is no assurance that such initiatives will ultimately have the intended effects. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and adversely affect our business and operating results. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Risks Related to Redemptions
Public stockholders who wish to redeem their public common stock for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public common stock for a pro rata portion of the funds held in the trust account.
A public stockholder will be entitled to receive cash for any shares of public common stock to be redeemed only if such public stockholder: (i) holds public common stock; (ii) submits a written request to Continental, ENVI’s transfer agent, in which it (a) requests that New GreenLight redeem all or a specified portion of its shares of public common stock for cash, and (b) identifies itself as a beneficial holder of such shares of public common stock and provides its legal name, phone number and address; and (iii) delivers its shares of public common stock to Continental, ENVI’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their shares of public common stock in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the special meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a stockholder’s broker and/or clearing broker, DTC and Continental, ENVI’s transfer agent, will need to act to facilitate this request. It is ENVI’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because ENVI does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their shares of public common stock may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the shares of public common stock that it holds and timely delivers its shares to Continental, ENVI’s transfer agent, New GreenLight will redeem such shares of public common stock for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section titled “
Special Meeting of ENVI
—
Redemption Rights
” for additional information on how to exercise your redemption rights.
ENVI does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of our stockholders do not agree.
Our Existing Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. As a result, we may be able to complete the Business Combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, our officers, directors, advisors or their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of ENVI

Class A Common Stock that are validly submitted for redemption plus the amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of ENVI Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
If you or a “group” of stockholders are deemed to hold in excess of 20% of ENVI Class A Common Stock, you will lose the ability to redeem all such shares in excess of 20% of ENVI Class A Common Stock.
The Existing Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares of ENVI Class A Common Stock without our prior consent, which we refer to as the “Excess Shares.” However, ENVI stockholders are not restricted from voting all of their shares (including Excess Shares) for or against the Business Combination. If you have Excess Shares, your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. As a result, you will continue to hold your Excess Shares and, in order to dispose of them, would be required to sell them in open market transactions, potentially at a loss.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.
ENVI can give no assurance as to the price at which a stockholder may be able to sell its public common stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in ENVI share price, and may result in a lower value realized now than a stockholder of ENVI might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public common stock after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
Whether a redemption of ENVI Class A Common Stock will be treated as a sale of such ENVI Class A Common Stock for U.S. federal income tax purposes will depend on a holder’s specific facts.
The U.S. federal income tax treatment of a redemption of shares of ENVI Class A Common Stock will depend on whether the redemption qualifies as a sale of such shares of ENVI Class A Common Stock under Section 302(a) of the Code, which will depend largely on the total number of shares of ENVI stock treated as held by the shareholder electing to redeem its shares of ENVI Class A Common Stock (including any shares of stock constructively owned by the holder as a result of owning warrants or otherwise) relative to all of the shares of ENVI stock outstanding both before and after the redemption. If such redemption is not treated as a sale of shares of ENVI Class A Common Stock for U.S. federal income tax purposes, the redemption will instead generally be treated as a corporate distribution of cash from ENVI. For more information about the U.S. federal income tax treatment of the redemption of ENVI Class A Common Stock, see “
Material U.S. Federal Income Tax Consequences
.”

If a stockholder fails to receive notice of ENVI’s offer to redeem our public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
We will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a stockholder fails to receive our proxy materials or tender offer documents, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, proxy materials or tender offer documents, as applicable, that we will furnish to holders of our public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem public shares. For example, we may require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the date set forth in the tender offer documents mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Business Combination in the event we distribute proxy materials, or to deliver their shares to the transfer agent electronically. In addition, if we conduct redemptions in connection with a stockholder vote, a public stockholder seeking redemption of its public shares must also submit a written request for redemption to our transfer agent two business days prior to the vote in which the name of the beneficial owner of such shares is included. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed. See the section entitled “
Special Meeting of ENVI Redemption Rights
” for additional information on how to exercise your redemption rights.”
If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We and our directors may not have sufficient resources to satisfy any such claims in full, or at all.
If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share
redemption amount received by stockholders may be less than $10.00 per share.
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we seek to have all vendors, service providers (other than our independent registered public accounting firm, as set forth below), GreenLight and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. WithumSmith+Brown, PC, our independent registered public accounting firm (“
Withum
”), and the underwriters of our initial public offering will not and did not execute agreements with us waiving such claims to the monies held in the trust account.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party
consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share
redemption amount received by public stockholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, we have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of ENVI. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 18 months from the closing of this offering (or up to 24 months from the closing of this offering if we, by resolution of our board, extend the period of time by an additional six months) may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a
60-day
notice period during which any third-party claims can be brought against the corporation, a
90-day
period during which the corporation may reject any claims brought, and an additional
150-day
waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following the 18th month from the closing of this offering in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, accountants, investment bankers, etc.), prospective target businesses or our stockholders. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 18 months from the closing of this offering (or up to 24 months from the closing of this offering if we, by resolution of our board, extend the period of time by an additional six months) is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the ENVI Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The ENVI Board is seeking approval to adjourn the special meeting to a later date or dates, if necessary, (A) to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to ENVI stockholders, (B) if as of the time for which the special meeting is scheduled, there are insufficient shares of ENVI Class A Common Stock and ENVI Class B Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting, (C) in order to solicit additional proxies from ENVI stockholders in favor of one or more of the proposals at the special meeting or (D) if ENVI stockholders redeem an amount of public common stock such that the Aggregate Transaction Proceeds Condition would not be satisfied. If the Adjournment Proposal is not approved, the ENVI Board will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to, among other things, solicit votes to approve the Condition Precedent Proposals or otherwise satisfy such conditions. In such events, the Business Combination would not be completed. See the section entitled “The Adjournment Proposal.”

ENVI Risks if the Business Combination is not Consummated
If we are not able to complete the Business Combination with GreenLight nor able to complete another business combination by July 19, 2022, in each case, as such date may be extended pursuant to our Existing Organizational Documents, we would cease all operations except for the purpose of winding up and we would redeem the ENVI Class A Common Stock and liquidate the trust account, in which case our public stockholders may receive less than $10.00 per share.
If we are not able to complete the Business Combination with GreenLight nor able to complete another business combination by July 19, 2022 (or by January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months), in each case, as such date may be extended pursuant to our Existing Organizational Documents, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public common stock, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of public common stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may receive less than $10.00 per share.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public common stock, potentially at a loss.
Our public stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those shares of ENVI Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public common stock properly tendered in connection with a stockholder vote to amend the Existing Organizational Documents (A) to modify the substance or timing of our obligation to provide holders of ENVI Class A Common Stock the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public common stock if we do not complete our initial business combination by July 19, 2022 (or by January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months) or (B) with respect to any other provision relating to the rights of holders of ENVI Class A Common Stock, and (iii) the redemption of our public common stock if we have not consummated an initial business by July 19, 2022 (or by January 19, 2023 if we elect to extend), subject to applicable law and as further described herein. Public stockholders who redeem their public common stock in connection with a stockholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by July 19, 2022 (or by January 19, 2023 if we elect to extend), with respect to such public common stock so redeemed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public common stock, potentially at a loss.
If we do not consummate an initial business combination by July 19, 2022, our public stockholders may be forced to wait until after July 19, 2022 before redemption from the trust account.
If we are unable to consummate our initial business combination by July 19, 2022 (or by January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public stockholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public stockholders from the trust account shall be effected automatically by operation of the Existing Organizational Documents prior to any voluntary winding up. If we are required to wind-up,
liquidate the trust account and distribute such amount therein, pro rata, to our public stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Delaware law. In that case, investors may be forced to wait beyond July 19, 2022 (or beyond January 19, 2023 if we elect to extend), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Organizational Documents, and only then in cases where investors have properly redeemed their shares of public common stock. Only upon our redemption or any liquidation will public stockholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Organizational Documents. Our Existing Organizational Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Delaware law.
If our assets not being held in the trust account are insufficient to allow us to operate through July 19, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public stockholders may receive less than $10.00 per share.
As of September 30, 2021, ENVI had only $856,646 in cash and prepaid expenses held outside the trust account to fund our working capital requirements, and ENVI had current liabilities of $3,636,358. Additionally, in August 2021 ENVI entered into a loan agreement with HB Strategies in the amount of $500,000 for working capital purposes. The note is non-interest bearing and is due and payable in cash on the earlier of January 19, 2022 or the Closing Date. As of the date of this proxy statement / prospectus, $500,000 remains outstanding. Accordingly, ENVI had a working capital deficit, which has increased since September 30, 2021 and which ENVI expects will continue to increase as ENVI incurs additional legal, accounting and other expenses to pursue and consummate the Business Combination. ENVI does not expect that the funds currently available to us outside of the trust account will be sufficient to allow us to operate until July 19, 2022 (or by January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months). If the Business Combination is not completed, ENVI could use a portion of the funds that are or may become available to us to pay fees to consultants to assist us with our search for another target business. ENVI could also use a portion of the funds as a down payment or to fund a
“no-shop”
provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If the Business Combination is not completed and ENVI subsequently enter into a letter of intent where ENVI pays for the right to receive exclusivity from a target business and are subsequently required to forfeit such funds (whether as a result of our breach or otherwise), ENVI might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If ENVI are required to seek additional capital, ENVI would need to borrow funds from the Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If ENVI is unable to obtain additional financing, we may be unable to complete our initial business combination. If ENVI is unable to complete our initial business combination because ENVI does not have sufficient funds available, ENVI will be forced to cease operations and liquidate the trust account. Consequently, our public stockholders may receive less than $10.00 per share on our redemption of the public common stock.

Risks Relating to Becoming a Public Benefit Corporation
Following the Closing, if the Public Benefit Corporation Proposal is approved by the stockholders, we will operate as a Delaware public benefit corporation. As a public benefit corporation, we will not be able to provide any assurance that we will achieve our PBC Purpose.
If approved by the stockholders of ENVI, New GreenLight will become a public benefit corporation under Delaware law by amending and restating our certificate of incorporation, which amended and restated charter will set forth New GreenLight’s public benefit. As a public benefit corporation, New GreenLight will be required to operate in a responsible and sustainable manner, balancing our stockholders’ pecuniary interests, the best interests of those materially affected by our conduct and our public benefit purpose. When we use the term ‘sustainable,’ we refer to our efforts to align economic development with environmental protection and human well-being as well as our anticipated obligations as a Public Benefit Corporation under § 362(a) of the Delaware General Corporation Law. There is no assurance that we will be able to achieve our public benefit purpose or that the expected positive impact from being a public benefit corporation will be realized, which could have a material adverse effect on our reputation, which in turn may have a material adverse effect on our business, results of operations and financial condition.
If we become a public benefit corporation, our focus on a specific public benefit purpose and producing a positive effect for society may negatively impact our financial performance.
Unlike traditional corporations, which have a fiduciary duty to focus exclusively on maximizing stockholder value, our directors will have a fiduciary duty to balance (i) the pecuniary interests of our stockholders, (ii) the best interests of those materially affected by our conduct and (iii) our public benefit purpose, as set forth in our charter. Therefore, we may take actions that we believe will be in the best interests of those stakeholders materially affected by our public benefit purpose even if those actions do not maximize our financial results. While we intend for this public benefit designation and obligation to provide an overall net benefit to us and our stakeholders, it could instead cause us to make decisions and take actions without seeking to maximize the income generated from our business, and hence available for distribution to our stockholders. Our pursuit of longer-term or non-pecuniary
benefits may not materialize within the timeframe we expect or at all, yet may have an immediate negative effect on any amounts available for distribution to our stockholders. Accordingly, being a public benefit corporation could have a material adverse effect on our business, results of operations and financial condition, which in turn could cause our stock price to decline.
Also, as a public benefit corporation, because our board of directors would be required by the DGCL to manage or direct our business and affairs in a manner that balances the pecuniary interests of our stockholders, the best interests of those materially affected by our conduct, and our public benefit purpose, we believe that our public benefit corporation status could make it more difficult for another party to obtain control of us without maintaining our public benefit corporation status and purpose. While Delaware common law, as stated in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986), and related cases, may impose upon directors of a traditional corporation a duty to maximize short-term stockholder value in certain ‘sale of the company’ transactions, a public benefit corporation board’s decision-making would not be subject to those same constraints. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our capital stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.
Further, public benefit corporations may not be attractive targets for activists or hedge fund investors because new directors would still have to consider and give appropriate weight to the public benefit along with shareholder value, and shareholders committed to the public benefit can enforce this through derivative suits. By requiring that board of directors of public benefit corporations to consider additional constituencies other than maximizing shareholder value, Delaware public benefit corporation law could potentially make it easier for a board to reject a hostile bid, even where the takeover would provide the greatest short-term financial yield to investors.

Our directors will have a fiduciary duty to consider not only our stockholders’ interests, but also our specific public benefit and the interests of other stakeholders affected by our actions. If a conflict between such interests arises, there is no guarantee such a conflict would be resolved in favor of our stockholders.
While directors of traditional corporations are required to make decisions they believe to be in the best interests of their stockholders, directors of a public benefit corporation have a fiduciary duty to consider not only the stockholders’ interests, but also the company’s specific public benefit and the interests of other stakeholders affected by the company’s actions. Under Delaware law, directors are shielded from liability for breach of these obligations if they make informed and disinterested decisions that serve a rational purpose. Thus, unlike traditional corporations which must focus exclusively on stockholder value, our directors are not merely permitted, but obligated, to consider our specific public benefit and the interests of other stakeholders. In the event of a conflict between the interests of our stockholders and the interests of our specific public benefit or our other stakeholders, our directors must only make informed and disinterested decisions that serve a rational purpose; thus, there is no guarantee such a conflict would be resolved in favor of our stockholders, which could have a material adverse effect on our business, results of operations and financial condition, which in turn could cause our stock price to decline.
As a public benefit corporation, we would be required to comply with various new reporting requirements, which, even if complied with, could result in harm to our reputation.
As a public benefit corporation, we will be required to publicly disclose a report at least biennially on our overall public benefit performance and on our assessment of our success in achieving our specific public benefit purpose. If we are not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with us or regulators or others reviewing our credentials, our reputation and status as a public benefit corporation may be harmed and the value of our stock could decrease as a result.
While not required by Delaware law or the terms of our second amended and restated certificate of incorporation, we may elect to have our environmental, social and governance (“ESG”) performance assessed against ESG standards, including proprietary criteria established by independent non-profit
organizations. For example, we may seek a Certified B Corporation certification. The requirements for these certifications may change over time. These standards may not be appropriately tailored to the legal requirements of publicly traded companies or to the operational requirements of larger companies. Additionally, our management team might have to spend significant time considering and meeting such certifications or such standards (including preparation of relevant applications and reports) and therefore will be spending less time on operating our business. Further, our reputation could be harmed if we obtain then lose ESG certifications, whether by our choice or by our failure to meet certification requirements, if that change in status were to create a perception that we are more focused on financial performance and are no longer as committed to the values shared by certifying organizations. Likewise, our reputation could be harmed if scores given to us by certifying organizations decline since this might create a perception that we have slipped in our satisfaction of such standards. Similarly, our reputation could be harmed if we take actions that are perceived to be misaligned with our values.
As a public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on our financial condition and results of operations.
Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least 2% of its outstanding capital stock shares or at least $2.0 million in market value) are entitled to file a derivative lawsuit claiming that its directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute our strategy. Any such derivative litigation may be costly and have an adverse impact on our financial condition and results of operations.

Our status as a public benefit corporation could make an acquisition of our company, which may be beneficial to our stockholders, more difficult.
While Delaware common law, as stated in
Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc.
, and related cases, may impose upon directors of a traditional corporation a duty to maximize short-term stockholder value in certain ‘sale of the company’ transactions, a public benefit corporation board’s decision-making would not be subject to those same constraints. Our board could reject a bid to acquire New GreenLight in favor of pursuing other stakeholder interests or the specified public benefit, to the detriment of stockholders. Consideration of these competing interests would not preclude our board from accepting a bid that maximizes short-term stockholder value. Rather, our board could weigh the merits of accepting the short-term value offered by a bid against other options that may generate greater long-term value or have other meaningful effects on those materially affected by our conduct or public benefit purpose and, if appropriate, could accept a bid that does not maximize short-term value.

SPECIAL MEETING OF ENVI
General
ENVI is furnishing this proxy statement/prospectus to ENVI’s stockholders as part of the solicitation of proxies by the ENVI Board for use at the special meeting of ENVI to be held on                 , 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to ENVI’s stockholders on or about                 , 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ENVI’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting will be held at 9:00 a.m., Eastern Time, on                 , 2022 virtually via live webcast at the following address:                  , or at such other time, on such other date and at such other place to which the meeting may be adjourned.
Purpose of the ENVI Special Meeting
At the special meeting, ENVI is asking holders of ENVI common stock to consider and vote upon:

•	a proposal to approve and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to adopt and approve the PBC Proposed Charter;

•	a proposal to adopt and approve the Proposed Charter;

•	the following governance proposals to approve, on a non-binding advisory basis, the following material differences between the Existing Charter and the Proposed Charter:

•
to change the authorized capital stock of ENVI from 121,000,000 shares, par value $0.0001 per share, consisting of (a) 100,000,000 shares of ENVI Class A Common Stock, 20,000,000 shares of ENVI Class B Common Stock, and 1,000,000 shares of undesignated preferred stock, to (b) 510,000,000 shares, par value $0.0001 per share, consisting of 500,000,000 shares of common stock of New GreenLight and 10,000,000 shares of undesignated preferred stock of New GreenLight;

•
to provide that, in addition to any vote required by applicable law or the certificate of incorporation or bylaws of New GreenLight, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to reduce the total number of shares of New GreenLight Preferred Stock authorized to be issued by New GreenLight or to amend, alter, change or repeal, or adopt any provision of the charter of New GreenLight inconsistent with, specified provisions of the charter of New GreenLight; and

•
to provide that the bylaws of New GreenLight may be adopted, amended, altered or repealed with the approval of a majority of the New GreenLight Board or by the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, provided that the voting requirement is reduced to a majority if the New GreenLight Board recommends that stockholders approve the adoption, amendment, alteration or repeal;

•	a proposal to approve the issuance of shares of New GreenLight Common Stock in connection with the Business Combination in compliance with the Nasdaq listing rules;

•	a proposal to approve and adopt the New GreenLight Equity Plan;

•	a proposal to approve and adopt the New GreenLight ESPP;

•	to elect seven directors to serve on the New GreenLight Board, effective upon the closing of the Business Combination; and

•
a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and voting of proxies in the event that there are insufficient votes for the approval of one or more proposals at the special meeting.

Each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Public Benefit Corporation Proposal and the Advisory Charter Amendment Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
Recommendation of the ENVI Board
The ENVI Board believes that the Business Combination Proposal and the other proposals to be presented at the special meeting are in the best interest of ENVI and its stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Public Benefit Corporation Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Amendment Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals.
In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
ENVI stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned ENVI common stock at the close of business on December 10, 2021, which is the “record date” for the special meeting. ENVI stockholders will have one vote for each share of ENVI common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 20,700,000 shares of ENVI Class A Common Stock and 5,175,000 shares of ENVI Class B Common Stock issued and outstanding.
Quorum
A quorum of ENVI stockholders is necessary to hold a valid meeting. For each proposal a, quorum will be present at the special meeting if one or more stockholders who together hold not less than a majority of the voting power of the outstanding shares of each class (on or group of classes voting as a single class) of ENVI common stock entitled to vote on such proposal at the special meeting are represented in person or by proxy at the special meeting.

Abstentions and Broker
Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ENVI but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes
will not count as votes cast at the special meeting and will have no effect on the outcome of a proposal, other than the Charter Amendment Proposal and the Public Benefit Corporation Proposal. For the Charter Amendment Proposal and the Public Benefit Corporation Proposal, abstentions and broker non-votes
will have the same effect as votes “AGAINST” such proposal. If a stockholder who holds shares in street name does not give his, her or its broker voting instructions, under applicable self-regulatory
organization rules, the broker may not vote his, her or its shares on
“non-routine”
proposals. It is expected that all proposals to be voted on at the special meeting are
“non-routine”
matters.
Vote Required for Approval
The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.
The approval of the Public Benefit Corporation Proposal requires (i) the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, (ii) the affirmative vote of the holders of a majority of the ENVI Class A Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class.
The approval of the Charter Amendment Proposal requires (i) the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, (ii) the affirmative vote of the holders of a majority of the ENVI Class A Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class.
The approval, on a
non-binding
advisory basis, of each of the Advisory Charter Amendment Proposals the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.
The approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.
The approval of the Incentive Award Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.
The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.
The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote (in person or by proxy) of a plurality of the outstanding shares of ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting. As the holder of a majority of the outstanding shares of ENVI Class B Common Stock, HB Strategies controls the outcome of the Director Election Proposal. See the section “
The Director Election Proposal
.”.
The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of at least a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.
Each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Public Benefit Corporation Proposal and the Advisory Charter Amendment Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
The initial stockholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their founder shares in favor of the proposals being presented at the special meeting. As of the date of this proxy statement/prospectus, the founder shares owned by the initial stockholders represents approximately 20% of the issued and outstanding common stock. See “
Business Combination Proposal
-Related
Agreements
-Sponsor
Letter Agreement
” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
Voting Your Shares
Each share of ENVI common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of ENVI common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the ENVI Board “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Amendment Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

•
You can attend the special meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way ENVI can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are an ENVI stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify ENVI’s Secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote at the meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your common stock, you may call D.F. King, our proxy solicitor, by calling (866) 620-2535, or for banks and brokers call collect (212) 269-5550, or by emailing envl@dfking.com.
Redemption Rights
Pursuant to the Existing Organizational Documents, a public stockholder may request of ENVI that New GreenLight redeem all or a portion of its shares of public common stock for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of shares of public common stock, you will be entitled to receive cash for any shares of public common stock to be redeemed only if you:

(i)	hold shares of public common stock;

(ii)
submit a written request to Continental, ENVI’s transfer agent, in which you (i) request that New GreenLight redeem all or a specified portion of your shares of public common stock for cash, and (ii) identify yourself as the beneficial holder of the shares of public common stock and provide your legal name, phone number and address; and

(iii)	deliver your shares of public common stock to be redeemed to Continental, ENVI’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their shares of public common stock in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the special meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public stockholders may elect to redeem all or a portion of the shares of public common stock held by them regardless of whether or how they vote in respect of the Business Combination Proposal.
If the Business Combination is not consummated, the shares of public common stock will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the shares of public common stock that it holds and timely delivers its shares to Continental, ENVI’s transfer agent, New GreenLight will redeem such shares of public common stock for a per-share
price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                 , 2022, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its shares of public common stock for cash and will no longer own public common stock.
If you hold shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of ENVI Class A Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.
Any request for redemption, once made by a holder of shares of public common stock, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the special meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed in the section above titled “
Questions and Answers for Stockholders of ENVI
”.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote on the Business Combination Proposal at the special meeting. No request for redemption will be honored unless the holder’s shares of public common stock have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the special meeting.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its shares of public common stock with respect to more than an aggregate of 20% of the outstanding shares of public common stock. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the outstanding shares of public common stock, then any such shares in excess of that 20% limit would not be redeemed for cash.
The initial stockholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their common stock in favor of the proposals being presented at the special meeting and waive their redemption rights with respect to certain common stock in connection with the consummation of the Business Combination. No consideration was received by the initial stockholders for their waiver of redemption rights. As of the date of this proxy statement/prospectus, the founder shares owned by the initial stockholders represents approximately 20% of the issued and outstanding common stock. See “
Business Combination Proposal
—Related Agreements
—Sponsor Letter Agreement
” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The closing price of public common stock on                 , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $                . For illustrative purposes, as of September 30, 2021, funds in the trust account plus accrued interest thereon totaled approximately $207.0 million or $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public stockholders should verify the market price of the public common stock because they may receive higher proceeds from the sale of their shares of public common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ENVI cannot assure its stockholders that they will be able to sell their shares of public common stock in the open market, even if the market price per share is higher than the redemption price stated above, because there may not be sufficient liquidity in the public common stock when its stockholders wish to sell their shares.
Appraisal Rights
Our stockholders have no appraisal rights in connection with the Business Combination under the DGCL.
Proxy Solicitation Costs
ENVI is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ENVI and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ENVI will bear the cost of the solicitation.
ENVI has hired D.F. King to assist in the proxy solicitation process. ENVI will pay that firm a fee of                plus disbursements. Such fee will be paid with
non-trust
account funds.

ENVI will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ENVI will reimburse them for their reasonable expenses.
ENVI Initial Stockholders’ Agreements
As of the date of this proxy statement/prospectus, there are 25,875,000 shares of ENVI common stock issued and outstanding, which includes an aggregate of 20,700,000 shares of ENVI Class A Common stock and 5,175,000 shares of ENVI Class B Common Stock, and excludes 10,350,000 public warrants and 2,750,000 private placement warrants (including the Insider Warrants).
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial stockholders, GreenLight and/or their directors, officers, advisors or respective affiliates may purchase public common stock from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public common stock or vote their public common stock in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial stockholders, GreenLight and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirements that each of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite vote at the special meeting, (ii) otherwise limit the number of shares of public common stock to be redeemed and (iii) ensure that New GreenLight’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL
Overview
We are asking our stockholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). ENVI stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “
—
The Business Combination Agreement
” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
In accordance with Delaware law, we are holding a stockholder vote on the Business Combination, and we may consummate the Business Combination only if it is approved by the affirmative vote of a majority of ENVI’s stock entitled to vote and cast at the special meeting.
The Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates set forth therein. The assertions embodied in those representations, warranties and covenants were made for purposes of the Business Combination Agreement among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “
disclosure schedules
”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain additional information material to an investment decision. The representations and warranties of the parties to the Business Combination Agreement will not survive the closing of the Merger. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ENVI, Merger Sub, Sponsor, GreenLight or any other matter.
On August 9, 2021, ENVI, Merger Sub and GreenLight entered into the Business Combination Agreement, which provides for, among other things, the following transactions, in each case in accordance with the terms of the Business Combination Agreement:

(a)
on the Closing Date, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into GreenLight, with GreenLight being the surviving company in the Merger and, after giving effect to such merger, GreenLight will be a wholly owned subsidiary of New GreenLight;

(b)
at the Effective Time, each outstanding share of capital stock of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) (each, a “
Company Share
”) shall be automatically cancelled and extinguished and converted into a number of shares of New GreenLight Common Stock equal to the product of (x) the conversion ratio applicable to such Company Share, if any, multiplied by (y) the quotient obtained by dividing (a) 120,000,000 by (b) the number of Fully-Diluted Shares (as defined in the Business Combination Agreement) (such quotient, the “
Exchange Ratio
”);

(c)
each option to purchase shares of capital stock of GreenLight (each, a “
GreenLight Option
”) that is outstanding and unexercised immediately prior to the Effective Time shall be converted into an option issued under the New GreenLight Equity Plan to purchase a number of shares of New GreenLight Common Stock (each, a “
Rollover Option
”) equal to the product (rounded down to the nearest whole number) of (x) the number of Company Shares subject to such GreenLight Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such GreenLight Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding GreenLight Option immediately prior to the Effective Time, except (I) as specifically provided above, or (II) as to (1) terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that may have adjusted or may adjust the number of underlying shares that are subject to any such option until the effective time of the Merger), or (2) such other immaterial administrative or ministerial changes as the ENVI Board (or the compensation committee of the ENVI Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options;

(d)
shares of New GreenLight Common Stock issued in respect of shares of GreenLight common stock that are subject to vesting or forfeiture (the “
GreenLight Restricted Shares
”), shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding GreenLight Restricted Share immediately prior to the Effective Time;

(e)
each warrant of GreenLight (“
GreenLight Warrant
”), to the extent outstanding and unexercised, shall automatically, without any action of any party or any other person (including the holder thereof), be assumed by New GreenLight and converted into a warrant to acquire shares of New GreenLight Common Stock (such warrants, the “
New GreenLight Warrants
”) equal to the product (rounded down to the nearest whole number) of (x) the number of GreenLight Shares (on an as-converted
basis) subject to such GreenLight Warrant immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such GreenLight Warrant immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. Each New GreenLight Warrant will be subject to the same terms and conditions as were applicable to the GreenLight Warrant other than for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement, including any anti-dilution or other similar adjustment provisions;

(f)	at the Effective Time, each of the treasury shares of GreenLight will be cancelled and extinguished for no additional consideration;

(g)	at the Effective Time, each ENVI Class A Share and ENVI Class B Share that is issued and outstanding immediately prior to the Merger shall become one share of New GreenLight Common Stock;

(h)	at the Effective Time, each share of capital stock of the Merger Sub shall be converted into one share of common stock, par value $0.0001 per share of Honey Bee Merger Sub, Inc.; and

(i)
at the Effective Time, ENVI will change its name to “GreenLight Biosciences, Inc.” (or if the Public Benefit Corporation Proposal is also approved, ENVI will instead change its name to “GreenLight Biosciences, PBC”.)

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ENVI entered into Subscription Agreements with each of the PIPE Investors, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and ENVI has agreed to issue and sell to the PIPE Investors, on the Closing Date immediately prior to the Effective Time, an aggregate of 12,425,000 shares of New GreenLight Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $124,525,000. The shares of New GreenLight Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
The Subscription Agreements grant the PIPE Investors certain resale registration rights in connection with the PIPE Financing. ENVI agreed to file a registration statement with the SEC within 30 calendar days after the Closing to register the resale of the shares acquired in the PIPE Financing. ENVI agreed to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies ENVI that it will “review” the registration statement) following the Closing Date and (ii) the 10th business day after the date ENVI is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement and the Investor Rights Agreement (each as defined in this proxy statement/prospectus). See
“
—
Related Agreements
” for more information.
Consideration to GreenLight Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, the aggregate consideration to be delivered to the GreenLight equityholders in connection with the transaction contemplated under the Business Combination Agreement will be 120,000,000 shares of New GreenLight Common Stock, including any shares issuable upon exercise of the Rollover Options and the warrants of GreenLight that will become warrants to purchase shares of New GreenLight Common Stock (the “
Assumed Warrants
”), and excluding treasury shares of GreenLight and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn.
Aggregate Transaction Proceeds
The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.
Closing and Effective Time of the Business Combination
The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section titled
“
—
Conditions to Closing of the Business Combination
,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as ENVI and GreenLight may mutually agree in writing.

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, written waiver by all of the parties to the Business Combination Agreement of the following conditions:

•	each applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated;

•	no order or law issued or enacted by any court of competent jurisdiction or other governmental entity of competent jurisdiction enjoining or prohibiting the Merger shall be in effect;

•
the Registration Statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to the Registration Statement, of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•
the approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) being obtained by (a) a majority of the voting power of the outstanding shares of capital stock of GreenLight, voting together on an as-converted
to common stock basis, (b) a majority of the outstanding commons stock of GreenLight, (c) a majority of the outstanding shares of preferred stock of GreenLight, voting together on an as-converted
to common stock basis, (d) a majority of the outstanding shares of GreenLight Series C Preferred Stock, voting as a separate class, and (e) a majority of the outstanding shares of GreenLight Series D Preferred, voting as a separate class (clauses (a)-(e), the “
GreenLight Required Shareholder Approval
”);

•
the approval of each Condition Precedent Proposal by the affirmative vote of the requisite percentage of holders of common stock of ENVI entitled to vote thereon being obtained, under and in accordance with the DGCL and the Existing Organizational Documents;

•
New GreenLight’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time and after giving effect to any redemption of shares of ENVI Class A Common Stock in accordance with the Existing Organizational Documents, ENVI satisfying any applicable initial and continuing listing requirements of Nasdaq, and ENVI not having received any notice of non-compliance
in connection therewith (and there is no basis for Nasdaq to provide such a notice of non-compliance)
that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New GreenLight Common Stock (including the shares of New GreenLight Common Stock to be issued in connection with the Merger), being approved for listing on Nasdaq; and

•
after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing and any redemptions of shares of ENVI Class A Common Stock in accordance with the Existing Organizational Documents), ENVI having at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) immediately after the Effective Time of the Merger.

Other Conditions to the Obligations of the ENVI Parties
The obligations of the ENVI Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by ENVI (on behalf of itself and the other ENVI Parties) of the following further conditions:

•
the representations and warranties of GreenLight regarding its organization and qualification, certain representations and warranties regarding its capitalization, the absence of change in control payments or declaration of dividends or other distributions, the authority of GreenLight to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby and GreenLight brokers’ fees being true and correct (without giving effect to any limitation of “materiality” or “GreenLight Material Adverse Effect” (as defined below) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the representation and warranty regarding the absence of a “GreenLight Material Adverse Effect” since January 1, 2021 being true and correct in all respects as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), provided that this condition will be deemed satisfied if there is no GreenLight Material Adverse Effect that is continuing;

•
the other representations and warranties of GreenLight being true and correct (without giving effect to any limitation as to “materiality” or “GreenLight Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a GreenLight Material Adverse Effect;

•
GreenLight having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no GreenLight Material Adverse Effect has occurred that is continuing;

•
GreenLight having secured the requisite written consent and approval of note holders necessary to cause the promissory notes issued pursuant to that certain Convertible Note Purchase Agreement, dated as of April 9, 2020 by and between a subsidiary of GreenLight and the other parties thereto, as amended to date, to convert concurrently with (or immediately prior to) the Closing into shares of GreenLight Series D Preferred Stock;

•	ENVI must have received a certificate executed by an authorized officer of GreenLight confirming that the conditions set forth in the first five bullet points in this section have been satisfied.

•	ENVI must have received the Investor Rights Agreement, duly executed by certain stockholders of GreenLight.
Other Conditions to the Obligations of GreenLight
The obligations of GreenLight to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by GreenLight of the following further conditions:

•
the representations and warranties regarding the organization and qualification of the ENVI Parties, the authority of each ENVI Party to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the ENVI Parties, the absence of change in control payments and ENVI brokers’ fees being true and correct (without giving effect to any limitation of “materiality” or “ENVI Material Adverse Effect” (as defined below) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
certain other representations and warranties regarding the absence of an ENVI Material Adverse Effect since December 31, 2020 being true and correct in all respects, as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), provided that this condition will be deemed satisfied if there is no ENVI Material Adverse Effect that is continuing;

•
the other representations and warranties of the ENVI Parties being true and correct (without giving effect to any limitation of “materiality” or “ENVI Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ENVI Material Adverse Effect;

•
the ENVI Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no ENVI Material Adverse Effect has occurred that is continuing;

•	the Aggregate Transaction Proceeds being equal to or greater than $105,000,000;

•	the New GreenLight Board consisting of the number of directors, and comprising the individuals, determined pursuant to Section 5.18(a)(i) and (ii) of the Business Combination Agreement;

•
(i) the Proposed Charter having been filed with the Secretary of State of the State of Delaware and becoming effective or providing that the Proposed Certificate of Incorporation will become effective no later than the Effective Time and (ii) the Proposed Bylaws having become effective or providing that the Proposed Bylaws will become effective no later than the Effective Time;

•
the initial stockholders having complied in all material respects with their respective covenants and agreements to be performed or complied with by them under the Sponsor Letter Agreement at or prior to Closing;

•	ENVI must maintain its Nasdaq listing in good standing;

•	GreenLight must have received a certificate executed by an authorized officer of ENVI confirming that the conditions set forth in the first five bullet points of this section have been satisfied; and

•	GreenLight must have received the Investor Rights Agreement, duly executed by ENVI and the initial stockholders.
Certain conditions to ENVI’s or GreenLight’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent permitted by the Existing Organizational Documents and applicable laws, either unilaterally or by agreement of ENVI and GreenLight. For example, it is a condition to our obligations to close the Business Combination that certain of GreenLight’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if the ENVI Board determines that it is in our stockholders’ best interest to waive any such breach, then the ENVI Board may elect to waive that condition and consummate the Business Combination. Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charters or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived to complete the Business Combination: the approval by our stockholders of the Business Combination Proposal, the Charter Amendment Proposal and the Nasdaq Proposal being obtained; approval of the Business Combination Agreement and the Merger by the GreenLight stockholders; each applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; the absence of any law or order that would prohibit the consummation of the Business Combination; ENVI having at least $5,000,001 of net tangible assets

(as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing and any redemptions); the approval by Nasdaq of our initial listing application in connection with the Business Combination; and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part.
Representations and Warranties
Under the Business Combination Agreement, GreenLight made customary representations and warranties to ENVI relating to, among other things: organization and qualification; capitalization of GreenLight and its subsidiaries; authorization; financial statements and absence of undisclosed liabilities, consents, requisite governmental approvals; and absence of violations; permits; material contracts; absence of certain changes; litigation; compliance with applicable law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption
laws; information supplied; regulatory compliance; suppliers; investigation; and no other representations and exclusivity of representations and warranties. The representations and warranties made under the Business Combination Agreement will not survive the closing of the Merger.
Under the Business Combination Agreement, the ENVI Parties made customary representations and warranties to GreenLight relating to, among other things: organization and qualification; authorization; consents, requisite governmental approvals and absence of violations; brokers; information supplied; capitalization of ENVI and Merger Sub; SEC filings; absence of certain changes; contracts; no defaults; investment company status; the trust account; financial ability; transactions with affiliates; litigation; compliance with applicable law; business activities; internal controls; listing; financial statements; absence of undisclosed liabilities; employees; tax matters; CFIUS foreign person status; compliance with international trade and anti-corruption
laws; change of control payments; the PIPE financing; investigation; and no other representations and exclusivity of representations and warranties. The representations and warranties made under the Business Combination Agreement will not survive the closing of the Merger.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of GreenLight and ENVI are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of GreenLight and ENVI are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “GreenLight Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of GreenLight and its subsidiaries, taken as a whole, or (b) the ability of GreenLight to consummate the Merger, in each case, in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a GreenLight Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws or accounting standards

(including legally binding interpretations thereof), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which GreenLight or any of its subsidiaries operate, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of GreenLight or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the execution or public announcement of the Business Combination Agreement or the pendency or the consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by GreenLight or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including
COVID-19)
or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a GreenLight Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on GreenLight or any of its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which GreenLight or any of its subsidiaries operate.
Under the Business Combination Agreement, certain representations and warranties of the ENVI Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “ENVI Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business of ENVI, results of operations or financial condition of the ENVI Parties, taken as a whole, or (b) the ability of any ENVI Party to consummate the Merger, in each case, in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether an ENVI Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws or accounting standards (including legally binding interpretations thereof), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any ENVI Party operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of any ENVI Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or the consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.3(a) of the Business Combination Agreement to

the extent it relates to such representations and warranties), (vii) any failure by any ENVI Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including
COVID-19)
or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), or (viii) may be taken into account in determining whether an ENVI Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the ENVI Parties, taken as a whole, relative to other Special Purpose Acquisition Companies operating in the industries in which the ENVI Parties operate.
Covenants of the Parties
Covenants of GreenLight
GreenLight made certain covenants under the Business Combination Agreement, including, among others, the following:

•
subject to certain exceptions or as consented to in writing by ENVI (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, GreenLight will and will cause its subsidiaries to, use commercially reasonable efforts to operate the business of GreenLight and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of GreenLight and its subsidiaries, taken as a whole.

•
subject to certain exceptions, prior to the Closing, GreenLight will and will cause its subsidiaries to, except as expressly contemplated in the Business Combination Agreement or the ancillary documents, as required by applicable law, as set forth on Section 5.1(b) of the GreenLight disclosure schedules or as consented to by ENVI (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, fourth, twelfth, fifteenth and sixteenth sub-bullets
below), not do any of the following:

•
declare, set aside, make or pay any dividends or distribution or payment in respect of, any equity securities of GreenLight and its subsidiaries or repurchase or redeem any outstanding equity securities of GreenLight and its subsidiaries, other than dividends or distributions, declared, set aside or paid by any of GreenLight’s subsidiaries to GreenLight or any subsidiary that is, directly or indirectly, wholly owned by GreenLight;

•
merge, consolidate, combine or amalgamate GreenLight or any of its subsidiaries with any person or purchase or otherwise acquire any corporation, partnership, association or other business entity or organization or division thereof;

•	adopt any amendments, supplements, restatements or modifications to GreenLight or its subsidiaries’ governing documents or the GreenLight stockholders agreement;

•	subject to certain exceptions, sell, assign, exclusively license or otherwise dispose of any material assets or properties of GreenLight or its subsidiaries;

•	subject any material assets or properties of GreenLight to any lien (other than any permitted liens);

•
transfer, issue, sell, grant, or otherwise dispose of, or subject to a lien, (i) any equity interests of GreenLight or its subsidiaries or (ii) any options warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating GreenLight or its subsidiaries to issue, deliver or sell any equity securities of GreenLight or its subsidiaries, other than, in each case, (x) the issuance of shares of common stock of GreenLight upon the exercise of any options outstanding in accordance with the terms of the GreenLight 2012 Equity Plan and each other plan that provides for the award to any current or former director, manager, officer, employee, individual, independent contractor or other service provider of GreenLight and the underlying grant, award or similar agreement, (y) the issuance of shares of GreenLight Series A Preferred Stock or GreenLight Series D Preferred Stock upon the exercise of any warrants outstanding in accordance with the terms of the applicable agreement governing the terms of such warrants and (z) the issuance of shares of common stock of GreenLight upon conversion of shares of preferred stock of GreenLight in accordance with the governing documents of GreenLight;

•	incur, create or assume any indebtedness other than ordinary course trade payables or guarantee any liability of any person;

•
amend or modify, in either case in a manner materially adverse to GreenLight, or terminate certain material contracts of GreenLight, waive any material benefit or right under any such material contracts or enter into, amend or modify any contract that would have been a certain type of material contract had such contract been entered into, amended or modified prior to the date of the Business Combination Agreement;

•	subject to certain exceptions, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person;

•
subject to certain exceptions, amend or modify in any material respect, or adopt or enter into any collective bargaining agreement, benefit or compensation plan, policy, program or contract that would have been an employee benefit plan had such plan been entered into as of the date of the Business Combination Agreement or materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or other service provider or take any action to accelerate any payments or benefit payable to any such person;

•
waive or release any noncompetition,
non-solicitation,
no-hire,
nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider;

•
make, change or revoke any material tax election other than in the ordinary course of business consistent with past practice, change any annual tax accounting period, surrender any right to claim a material tax refund, materially amend any filed material tax return, file any material tax return inconsistent with past practice in any material respect, enter into any tax allocation, tax sharing, tax indemnity or similar agreement (other than one that is in a contract entered into in the ordinary course of business that is not primarily related to taxes), enter into any tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension of waiver that is obtained in the ordinary course of business;

•
enter into any settlements, conciliation or similar contracts which would involve the payment by GreenLight or any of its subsidiaries in excess of a certain threshold or that impose any material non-monetary
obligations on GreenLight or any of its subsidiaries;

•
subject to certain exceptions, authorize, recommend, propose or announce an intention to adopt a plan, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•	make any material changes to the methods of accounting of GreenLight or any of its subsidiaries, other changes that are made in accordance with Public Company Accounting Oversight Board standard;

•
enter into any contract with any broker, finder, investment banker or other person providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or ancillary documents;

•
make any change of control payment that is not disclosed to ENVI on the GreenLight disclosure schedules or make any material payments with respect to a GreenLight affiliated party arrangement that is not disclosed to ENVI on the GreenLight disclosure schedules; or

•	enter into any contract to do, or cause to be taken, any of the above actions prohibited under the Business Combination Agreement.

•	GreenLight shall terminate certain affiliate contracts as set forth on the GreenLight disclosure schedules effective as of the Closing.

•
as promptly as reasonably practicable (and in any event within five (5) business days) following the time at which this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, GreenLight is required to obtain and deliver to ENVI a true and correct copy of a written consent of the GreenLight stockholders adopting and approving the Business Combination Agreement and the transactions contemplated thereby (including the Merger), duly executed by (i) the requisite number of stockholders of GreenLight in accordance with the DGCL and (ii) at least that number of shares equal to the GreenLight Required Shareholder Approval (the “
GreenLight Stockholder Written Consent
”).

•
at least two (2) business days prior to the Closing Date, GreenLight is required to deliver an allocation schedule setting forth certain capitalization information of GreenLight for purposes of allocating New GreenLight Common Stock, options to purchase New GreenLight Common Stock or the number of New GreenLight Common Stock subject to the Assumed Warrants, as applicable, among the GreenLight equityholders.

•
subject to certain exceptions, prior to the Closing, each of ENVI and GreenLight will purchase a “tail” policy providing liability insurance coverage for directors and officers of ENVI and GreenLight, respectively, with respect to matters occurring on or prior to the Closing, with such “tail” policies to be maintained by New GreenLight following the Closing.

Prior to the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, GreenLight shall not, and shall cause its subsidiaries and its and their respective officers and directors to not and shall use its commercially reasonable efforts to cause its other representatives to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a GreenLight Acquisition Proposal (as defined below); (ii) furnish or disclose any non-public
information to any Person in connection with, or that could reasonably be expected to lead to, a GreenLight Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a GreenLight Acquisition Proposal; (iv) make any filings or submissions to the SEC connection with a public offering of any equity securities or other securities, of GreenLight or its subsidiaries; or (v) otherwise cooperate in any way with, or assist or participate in, any negotiations or discussions with any person in connection with any GreenLight Acquisition Proposal or a transaction of the type in clause (iv). A “
GreenLight Acquisition Proposal
” is defined as (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, (i) of the Equity Securities of GreenLight, in each case, that, if consummated, would result in a person acquiring beneficial ownership of 15% or more of any class of outstanding voting Equity Securities of GreenLight or 15% or more of the outstanding voting Equity Securities of GreenLight (regardless of class) or (ii) of all or a portion of assets or businesses of the GreenLight Group Companies which constitute 15% or more of the fair market value of the GreenLight Group Companies, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any direct or indirect acquisition, in one or a series of related transactions, of 15% or more of any class of outstanding voting Equity Securities of GreenLight or 15% or more of the outstanding voting Equity Securities of GreenLight (regardless of class) (in each case of clauses (a) and (b) other than pursuant to the exercise or conversion of GreenLight Options or GreenLight Warrants in accordance with the terms of the New GreenLight Equity Plan, the underlying grant, award or similar agreement (as applicable)). Notwithstanding the foregoing or anything to the contrary herein, neither the Business Combination Agreement, the ancillary documents nor the transactions contemplated thereby or any transaction with any ENVI Party shall constitute (in whole or in part) a GreenLight Acquisition Proposal. GreenLight shall give ENVI prompt notice of any demands for appraisal of any share of GreenLight, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL relating to GreenLight’s stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and ENVI shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands. The Company will not, except with the prior written consent of ENVI (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.
As promptly as reasonably practicable following the date of the Business Combination Agreement, GreenLight shall deliver to ENVI the GreenLight audited consolidated financial statements for the years ended December 31, 2019 and December 31, 2020 and unaudited consolidated financial statements as of and for the six (6) month period ended June 30, 2021.
Covenants of ENVI
ENVI made certain covenants under the Business Combination Agreement, including, among others, the following:

•
subject to certain exceptions, prior to the Closing, ENVI will and will cause its subsidiaries to, except as expressly contemplated in the Business Combination Agreement or the ancillary documents, as required by applicable law, as set forth on Section 5.11 of the ENVI disclosure schedules or as consented to in writing by GreenLight (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, third, fourth, fifth, ninth, and eleventh sub-bullets
below), not do any of the following:

•	adopt any amendments, supplements, restatements or modifications to the ENVI trust agreement or the governing documents of any ENVI Party;

•	create or form a subsidiary;

•
acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person;

•
declare, set aside, make or pay any dividends or distribution or payment in respect of, any equity securities of ENVI and its subsidiaries or repurchase or redeem or otherwise acquire any outstanding equity securities of ENVI and its subsidiaries;

•
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving ENVI or its subsidiaries;

•
split, combine or reclassify any ENVI’s or its subsidiaries capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of ENVI’s or its subsidiaries capital stock;

•	incur, create or assume any indebtedness or guarantee liability of any person;

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, ENVI or any of its subsidiaries;

•	issue any equity securities of ENVI or grant any additional options, warrants or stock appreciation rights with respect to its equity securities;

•
subject to certain exceptions, amend, modify or renew any ENVI related party transaction or make any material payment to any ENVI related party or enter into any contract that would constitute an ENVI related party transaction;

•
engage in any activities or business, or incur any liabilities, other than activities or business or liabilities (i) in connection with or incidental or related to Merger Sub’s organization, incorporation or formation, as applicable, or ENVI’s or its subsidiaries continuing corporate (or similar) existence, (ii) expressly permitted pursuant to or in accordance with Section 5.11 of the Business Combination Agreement (including those actions expressly contemplated by the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby) or (iii) those that are administrative or ministerial in nature and less than $100,000 individually, or in the aggregate;

•
enter into, or amend or modify any material term of (in a manner adverse to ENVI or its subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any contract of a type required to be listed on Section 4.9 of the ENVI disclosure schedules (or any contract, that if existing on the date hereof, would have been required to be listed on Section 4.9 of the ENVI disclosure schedules);

•	adopt or amend any benefit plan, enter into any employment contract or collective bargaining agreement or hire any person as an employee of ENVI or Merger Sub;

•
make, change or revoke any material tax election other than in the ordinary course of business consistent with past practice, change any annual tax accounting period, surrender any right to claim a material tax refund, materially amend any filed material tax return, file any material tax return inconsistent with past practice in any material respect, enter into any tax allocation, tax sharing, tax indemnity or similar agreement (other than one that is in a contract entered into in the ordinary course of business that is not primarily related to taxes), enter into any tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension of waiver that is obtained in the ordinary course of business;

•	change the methods of accounting of ENVI or any of its subsidiaries in any material respect, other changes that are made in accordance with Public Company Accounting Oversight Board standard;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•
enter into any contract with any broker, finder, investment banker or other person providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	make any change of control payment that is not disclosed to GreenLight on the ENVI disclosure schedules;

•	amend, modify, alter, change or waive any of the terms, conditions and other provisions of any warrants, including any reduction, adjustment or other alteration of the warrant price; or

•	enter into any contract to do, or cause to be taken, any of the above actions prohibited under the Business Combination Agreement.

•
As promptly as reasonably practicable (and in any event within one business day) following the date of the Business Combination Agreement, ENVI, as the sole stockholder of Merger Sub, will approve and adopt the Business Combination Agreement, the ancillary documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

•
As promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, ENVI will, among other things, (i) duly give notice of and duly convene a meeting of its stockholders for purposes of obtaining the approval of the ENVI stockholders of the Condition Precedent Proposals and the Advisory Charter Amendment Proposals, (ii) cause the registration statement of which this proxy statement/prospectus forms a part to be mailed to the ENVI stockholders, use commercially reasonable efforts to solicit proxies from the holders of ENVI’s outstanding shares to vote in favor of the Condition Precedent Proposals, the Advisory Charter Amendment Proposals and the Adjournment Proposal, and (iii) provide ENVI stockholders with the opportunity to elect to effect an ENVI Stockholder redemption in accordance with the Existing Organizational Documents.

•
the ENVI Board shall (i) unanimously approve and recommend to the ENVI Stockholders each of the Condition Precedent Proposals, and (ii) include such recommendation by the ENVI Board in this proxy statement/prospectus.

•
none of the ENVI Board, ENVI or any committee of the ENVI Board shall, except as otherwise determined by the ENVI Board in good faith, based on written advice from outside counsel, that, in response to an ENVI Intervening Event (as defined in the Business Combination Agreement), a failure to change, withdraw, withhold, qualify, amend or modify its recommendation would violate the ENVI Board’s fiduciary duties under applicable Law, effect an ENVI Change in Recommendation (as defined in the Business Combination Agreement).

•
ENVI shall use its commercially reasonable efforts to cause: (i) New GreenLight’s initial listing application with Nasdaq to have been approved; (ii) New GreenLight Common Stock issuable in accordance with the Business Combination Agreement, including the Merger, to be approved for listing on Nasdaq; and ENVI to satisfy all applicable initial and continuing listing requirements of Nasdaq.

•
Prior to the special meeting of the ENVI stockholders, the ENVI Board will approve and adopt the New GreenLight Equity Plan with any changes or modifications thereto as GreenLight and ENVI may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either GreenLight or ENVI, as applicable), and ENVI will initially reserve 31,750,000 shares of New GreenLight Common Stock for grant thereunder plus such additional New GreenLight Common Stock as may become available for issuance under the terms and subject to the conditions of the New GreenLight Equity Plan.

•
Prior to the special meeting of the ENVI stockholders, the ENVI Board will approve and adopt the New GreenLight ESPP with any changes or modifications thereto as GreenLight and ENVI may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either GreenLight or ENVI, as applicable), and ENVI will initially reserve 2,000,000 shares of New GreenLight Common Stock for grant thereunder plus such additional shares of New GreenLight Common Stock that may become available for issuance under the terms and subject to the conditions of the New GreenLight ESPP.

•
Prior to the Effective Time, ENVI shall maintain the indemnification, exculpation and advancement of expenses provisions in favor of the current or former directors or officers of ENVI or its subsidiaries for a period of six years after the Closing Date and shall, subject to certain exceptions, prior to the Closing, obtain a “tail” policy providing liability insurance coverage for ENVI directors and officers with respect to matters occurring on or prior to the Closing. Prior to the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, ENVI and its subsidiaries shall not, and shall cause its respective officers, and directors not to, and shall cause the Sponsor and its controlled affiliates not to, and shall use their commercially reasonable efforts to cause their other affiliates and representatives of ENVI and its subsidiaries, the Sponsor and their controlled affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes or could reasonably be expected to lead to, an ENVI Acquisition Proposal (as defined below); (ii) furnish or disclose any non-public
information to any person in connection with, or that could reasonably be expected to lead to, an ENVI Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding an ENVI Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with an offering of any securities of ENVI or its subsidiaries, other than such filings or submissions required or otherwise expressly contemplated by the Business Combination Agreement; or (v) otherwise cooperate in any way with, or assist or participate in, any negotiations of discussion with any person in connection with an ENVI Acquisition Proposal or a transaction of the type in clause (iv). An “
ENVI Acquisition Proposal
” is defined as (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which ENVI or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), (b) any equity, debt or similar investment in ENVI or any of its controlled Affiliates or (c) any other “Business Combination” as defined in this proxy statement/prospectus. Notwithstanding the foregoing or anything to the contrary herein, none of the Business Combination Agreement, the ancillary documents or the transactions contemplated thereby shall constitute an ENVI Acquisition Proposal. ENVI shall use its commercially reasonable efforts to obtain the PIPE financing, enforce the obligations of the PIPE investors and satisfy and comply with all the conditions to each Subscription Agreement.

•	Subject to certain exceptions, ENVI shall not amend, modify or waive any provision of any Subscription Agreement without prior written consent of GreenLight.

•
ENVI shall also promptly notify GreenLight of any material breach or termination under any Subscription Agreement and shall deliver a Closing Notice (as defined in the Subscription Agreements) to the PIPE Investors promptly (and in any event within two (2) business days) following GreenLight’s reasonable request once all the conditions to closing the Business Combination have been satisfied.

•
ENVI shall take all such actions as may be necessary or reasonably appropriate such that effective as of the Effective Time the ENVI Board shall consist of seven (7) board members as agreed to in Section 5.18 of the Business Combination Agreement described under the section titled
“-Board
of Directors.”

•
Upon the satisfaction or waiver of the conditions to closing, ENVI shall deliver to the trustee all documents, certificates or other notices required to be delivered to the trustee and shall cause the trustee to (i) pay all amounts (if any) payable to the public stockholders of ENVI pursuant to the redemption, (ii) pay the deferred underwriting expenses as set forth in the Trust Agreement, (iii) deposit all remaining amounts to New GreenLight and (iv) terminate the trust account following the completion of the actions described in clauses (i) through (iii).

•	At or prior to the Effective Time, the amended and restated bylaws of ENVI shall have become effective.
Mutual Covenants of the Parties
The parties mutually made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using commercially reasonable efforts to consummate the Business Combination and the transactions contemplated thereby;

•
notifying the other parties in writing promptly after learning of any event which would reasonably be expected to cause the closing conditions to the Business Combination Agreement to fail or any stockholder demands or other stockholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith, including not settling any such proceedings without the consent of the other party;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	making public announcements with the written consent of GreenLight and ENVI;

•	providing each party reasonable access to the other party’s books, records and management;

•
using commercially reasonable efforts to cause the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify;

•	cooperating in connection with certain tax matters and filings; and

•
making any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by the Business Combination Agreement promptly (and in any event within ten (10) Business Days) following the date the Business Combination Agreement.

In addition, ENVI and GreenLight agreed that ENVI and GreenLight will prepare and mutually agree upon and ENVI will file with the SEC, the Registration Statement.
Board of Directors
Following the Closing, it is expected that the current management of GreenLight will become the management New GreenLight, and the board of directors of New GreenLight will consist of seven (7) directors, which will be divided into three classes (Class I, II and III) with Class I and Class II initially consisting of two (2) directors and Class III initially consisting of three (3) directors. Pursuant to the Business Combination Agreement, the New GreenLight Board will consist of seven (7) individuals determined by GreenLight and ENVI in accordance with the Business Combination Agreement prior to the effectiveness of the Registration Statement, including, (i) one individual designated by ENVI (provided the Sponsor may replace such ENVI designee prior to the effectiveness of the Registration Statement), (ii) four directors designated by GreenLight (provided two of such GreenLight designees shall be “independent directors” in accordance with the listing rules of Nasdaq), (iii) GreenLight’s chief executive officer and President, (iv) an individual that qualifies as an “independent director” under the listing rules of Nasdaq and is reasonably acceptable to the Sponsor (provided that if no individual is designated as of such time, then such director seat will be vacant following the Effective Time until an individual is elected or appointed to such directorship in accordance with the Proposed Organizational Documents).
Prior to the time at which this proxy statement/prospectus is declared effective, GreenLight shall designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the New GreenLight Board, subject to applicable listing rules of Nasdaq and applicable Federal Securities Laws.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of ENVI and GreenLight;

•
by ENVI, subject to certain exceptions, if any of the representations or warranties made by GreenLight are not true and correct or if GreenLight fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of ENVI, as described in the section titled
“
-Conditions
to Closing of the Business Combination”
above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) February 10, 2022 (the “
Termination Date
”) unless otherwise extended pursuant to the terms of the Business Combination Agreement;

•
by GreenLight, subject to certain exceptions, if any of the representations or warranties made by the ENVI Parties are not true and correct or if any ENVI Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of GreenLight, as described in the section titled
“
-Conditions
to Closing of the Business Combination”
above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•	by either ENVI or GreenLight, subject to certain exceptions, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date;

•	by either ENVI or GreenLight,

•
if any governmental entity of competent jurisdiction shall have issued an order or enacted or promulgated a law permanently enjoining or prohibiting the transactions contemplated by the Business Combination Agreement and, in the case of an order, such order shall have become final and nonappealable;

•	if the approval of the Condition Precedent Proposals by ENVI stockholders is not obtained at the special meeting (including any adjournment thereof); and

•	by ENVI, if GreenLight does not deliver, or cause to be delivered to ENVI, the GreenLight Stockholder Written Consent when required under the Business Combination Agreement.
If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement or their respective representatives will have any liability or any further obligation under the Business Combination Agreement, except (i) in the case of a willful breach of any covenant or agreement under the Business Combination Agreement or fraud, (ii) for customary obligations that survive the termination thereof (such as confidentiality obligations) and (iii) for any person’s liability under any ancillary document, including the Subscription Agreements, with respect to a claim against such person by another person party to such agreement on the terms and subject to the conditions thereunder.
Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses. For the avoidance of doubt, if the Business Combination Agreement is terminated in accordance with its terms, GreenLight shall pay, or cause to be paid, all unpaid GreenLight expenses and ENVI shall pay, or cause to be paid, all unpaid ENVI expenses.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the

State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by ENVI and GreenLight, provided that, following the Closing, amendments to certain specified provisions will also require the written agreement of the Sponsor if such amendments would be adverse to the Sponsor.
Ownership of New GreenLight Immediately Following the Business Combination
As of September 30, 2021, there were outstanding 25,875,000 shares of ENVI common stock, consisting of 20,700,000 shares of ENVI Class A Common Stock, all of which were issued in ENVI’s initial public offering, and 5,175,000 shares of ENVI Class B Common Stock, all of which were issued to ENVI’s initial stockholders. These amounts do not include 10,350,000 public warrants or 2,750,000 private placement warrants (including the Insider Warrants).
The following table illustrates different ownership levels in New GreenLight Common Stock immediately following the consummation of the Business Combination based on the capitalization of ENVI and GreenLight as of September 30, 2021 and either no redemptions, 50% redemptions or maximum redemptions by the public stockholders, assuming: (i) 103,470,217 shares of New GreenLight Common Stock will be issued to the holders of outstanding shares of capital stock of GreenLight at Closing (including shares issuable upon the conversion of certain notes and the exercise of certain warrants); (ii) 12,425,000 shares of ENVI Class A Common Stock will be issued in the PIPE Financing; and (iii) no outstanding options to purchase New GreenLight Common Stock are exercised. If the actual facts differ from these assumptions, the ownership percentages in New GreenLight will be different.

	Assuming No Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%	Shares	%
	(percentages represent percentages of pro forma outstanding shares)
Public shares (a)	20,700,000	14%	10,512,411	8%	324,821	*
Founder shares	5,175,000	4%	5,175,000	4%	5,175,000	4%
GreenLight stockholders (b)(c)	103,470,217	73%	103,470,217	79%	103,470,217	85%
PIPE shares	12,425,000	9%	12,425,000	9%	12,425,000	10%

Pro forma common stock outstanding as of September 30, 2021 (d)	141,770,217	100%	131,582,628	100%	121,395,038	100%

Potential sources of dilution
Public Warrants	10,350,000	7%	10,350,000	8%	10,350,000	9%
Private Placement Warrants	2,000,000	1%	1,500,000	1%	1,500,000	1%
Insider Warrants	750,000	*	600,000	*	600,000	*
Rollover Options	17,555,928	12%	17,555,928	13%	17,555,928	14%

*	Less than 1%
(a)
Amount includes 1,000,000 shares of ENVI Class A Common Stock held by HB Strategies, a founder, all of which shares carry the same redemption rights as other shares of ENVI Class A Common Stock. The 50% Redemption Scenario and the Maximum Redemption Scenario assume that HB Strategies will redeem 50% and 100%, respectively, of its shares of ENVI Class A Common Stock. Amount excludes 13,100,000 warrants to purchase ENVI Class A Common Stock, which is made up of 10,350,000 public warrants, 2,000,000 private placement warrants and 750,000 Insider Warrants. Additionally, under each of the 50% Redemption Scenario and the a Maximum Redemption Scenario, an aggregate of 650,000 Warrants comprised of 500,000 private placement warrants owned by HB Strategies and 150,000 Insider Warrants owned by the Sponsor will be forfeited pursuant to the Sponsor Letter Agreement.
(b)
In accordance with the terms and subject to the conditions of the Business Combination Agreement, each outstanding share of capital stock of GreenLight will be exchanged for shares of New GreenLight Common Stock and outstanding GreenLight Options (whether vested or unvested) will be exchanged for comparable options to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion. The number of shares of New GreenLight Common Stock issued to the holders of shares of capital stock of GreenLight at Closing will fluctuate based on the number of shares underlying GreenLight Options and GreenLight Warrants, whether vested or unvested (and the exercise prices of such options and warrants), outstanding at Closing.

(c)
Amount includes 6,583,549 shares issuable upon conversion of the GreenLight Convertible Notes and 872,667 shares underlying GreenLight Warrants that are assumed to be exercised immediately prior to the consummation of the Business Combination and excludes 17,555,928 shares underlying Rollover Options to be issued to holders of GreenLight Options, assuming such GreenLight Options remain unexercised as of the Closing.

(d)
Amount excludes 31,750,000 shares (which amount includes shares underlying Rollover Options) and 2,000,000 shares of New GreenLight Common Stock that are expected to be available for issuance under the New GreenLight Equity Plan and the New GreenLight ESPP, respectively, after the consummation of the Business Combination, assuming approval of the Condition Precedent Proposals.

Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Letter Agreement, the form of Subscription Agreement, the Investor Rights Agreement, and the form of Transaction Support Agreement are attached hereto as Annex D, Annex E, Annex F, and Annex G, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the special meeting.
PIPE Financing
Concurrently with the execution of the Business Combination Agreement and in November 2021, ENVI entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ENVI has agreed to issue and sell to the PIPE Investors, on the Closing Date immediately prior to the Closing, an aggregate of 12,425,000 shares of ENVI Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $124,525,000. The shares of ENVI Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. In connection with the Business Combination, all of the issued and outstanding shares of ENVI Class A Common Stock, including the shares of ENVI Class A Common Stock to be issued in the PIPE Financing, and all of the issued and outstanding ENVI Class B Common Stock will become shares of New GreenLight Common Stock.
The Subscription Agreements grant the PIPE Investors certain resale registration rights in connection with the PIPE Financing. ENVI agreed to file a registration statement with the SEC within 30 days after the Closing to register the resale of the shares acquired in the PIPE Financing. ENVI agreed to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing but no later than the earlier of (i) the 60th day (or 90th day if the SEC notifies ENVI that it will “review” the registration statement) following the Closing and (ii) the 10th business day after the date ENVI is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Investor Rights Agreement
Concurrently with the execution of the Business Combination Agreement, ENVI, the initial stockholders and certain stockholders of GreenLight entered into the Investor Rights Agreement pursuant to which, among other things, the initial stockholders and such stockholders of GreenLight agreed not to effect any sale or distribution of any equity securities of ENVI during the lock-up
period described therein and will be granted certain registration rights, in each case subject to, and conditioned upon and effective as of, the effective time of the Merger.
Pursuant to the terms of the Investor Rights Agreement, New GreenLight will be obligated to file a registration statement to register the resale of certain shares of New GreenLight Common Stock within 45 days after the Closing and to maintain the effectiveness of such registration statement for a period of up to three years from its date of effectiveness. In addition, pursuant to the terms of the Investor Rights Agreement and subject to certain requirements and conditions, including with regard to the number of demand rights that may be exercised, the stockholders who are parties to the Investor Rights Agreement may demand at any time or from time to time that New GreenLight file a registration statement on Form
S-3
(or on Form
S-1
if Form
S-3
is not available) to register the resale of the securities of New GreenLight held by such holders, including certain rights to conduct underwritten offerings and registered block trades. The Investor Rights Agreement also provides such holders with certain “piggy-back” registration rights, subject to certain requirements and customary conditions.
The Investor Rights Agreement further provides for the securities of New GreenLight held by the stockholders party thereto to be locked-up,
subject to certain exceptions, until the earlier of (a) a period of 180 days from the Closing Date, (b) the date that the last sale price of New GreenLight Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 120 days after the Effective Time, and (c) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the holders New GreenLight Common Stock having the right to exchange their New GreenLight Common Stock for cash, securities or other property.
The Investor Rights Agreement will terminate on the earliest of (i) the fifth anniversary of the Effective Time, (ii) the date on which neither the stockholders party thereto nor any of their permitted assignees holds any securities registrable thereunder, (iii) certain acquisitions of New GreenLight or substantially all of its assets and (iv) its liquidation, dissolution or winding up.
The Investor Rights Agreement amends and restates the existing registration rights agreement by and among ENVI and certain of the initial stockholders in connection with ENVI’s initial public offering.
Transaction Support Agreement
Concurrently with the execution of the Business Combination Agreement, ENVI and certain stockholders of GreenLight (collectively, the “
Supporting Company Shareholders
”) entered into the Transaction Support Agreement, pursuant to which each such holder agreed, subject to the terms and conditions of the Transaction Support Agreement, to (i) vote in favor of and consent to the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive his, her or its appraisal rights with respect to the Merger, (iii) effective immediately prior to, and contingent upon, the Effective Time, to terminate (a) the Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 15, 2020, by and among the Company and the investor parties thereto, as amended, (b) the Fifth Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of June 15, 2020, by and among the Company, the investor and key holder parties thereto, as amended, (c) the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020, by and among the Company, the investor and key holder parties thereto, as amended, and (d) any management rights letter, investor side letter or other investor agreement providing for board observer rights, information rights, inspection rights or other rights of investors, in each case between or among the Company and the

Supporting Company Shareholder (and/or other persons), and all rights and obligations contained therein and (iv) be bound by certain other covenants and agreements related to the Business Combination, including an agreement to be bound by the exclusive dealing provisions of the Business Combination Agreement and restrictions on transfers with respect to his, her or its shares of capital stock of GreenLight prior to the closing of the Business Combination.
The approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) by the GreenLight stockholders will require the approval of the holders of (a) a majority of the voting power of the outstanding GreenLight Shares, voting together on an as-converted basis, (b) a majority of the outstanding shares of GreenLight Common Stock, (c) a majority of the outstanding shares of GreenLight Preferred Stock, voting together on an as-converted basis, (d) a majority of the outstanding shares of GreenLight Series C Preferred Stock, voting as a separate class, and (e) a majority of the outstanding shares of GreenLight Series D Preferred Stock, voting as a separate class. The parties to the Transaction Support Agreement hold in the aggregate (a) 92,514,094 GreenLight Shares, or 64% of the total GreenLight Shares, (b) 1,846,446 shares of GreenLight Common Stock, or 54% of the total outstanding shares of GreenLight Common Stock, (c) 90,667,648 shares of GreenLight Preferred Stock on an as-converted basis, representing 64% of the total outstanding shares of GreenLight Preferred Stock on an as-converted basis, (d) 19,362,221 shares of GreenLight Series C Preferred Stock, representing 55% of the total outstanding shares of GreenLight Series C Preferred Stock and (e) 37,021,189 shares of GreenLight Series D Preferred Stock, representing 62% of the total outstanding shares of GreenLight Series D Preferred Stock. Accordingly, it is expected that, as of the relevant record date for the vote, the parties to the Transaction Support Agreement will hold in the aggregate a sufficient number of GreenLight Shares to provide the requisite approval from the GreenLight stockholders of the Business Combination Agreement and the transactions contemplated thereby (including the Merger).
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the initial stockholders and GreenLight entered into the Sponsor Letter Agreement, pursuant to which the initial stockholders have agreed to, among other things, (i) vote all of their founder shares in favor of, and consent to, the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents or any other anti-dilution or similar protection with respect to the Class B Shares, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise, and (iii) be bound by certain other covenants and agreements related to the Business Combination including an agreement to deal exclusively with GreenLight and restrictions on transfers with respect to his, her or its founder shares prior to the Closing. However, shares of ENVI Class A Common Stock owned by HB Strategies are not subject to certain of the transfer restrictions under the Sponsor Letter Agreement. In addition, HB Strategies and the Sponsor agreed that, if more than 25% of the shares of ENVI Class A Common Stock are redeemed pursuant to the Existing Charter, then they will forfeit 25% of their respective private placement warrants and Insider Warrants immediately before the closing of the Business Combination.
Background to the Business Combination
ENVI is a blank check company incorporated on July 2, 2020, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction using the network and experience of ENVI’s management team, as well as the ENVI Board and Canaccord, ENVI’s financial advisor and an affiliate of its sponsor. The terms of the Business Combination Agreement were the result of extensive negotiations between ENVI and GreenLight (and their respective affiliates). The following is a brief description of the background of these negotiations, the Business Combination and the related transactions.

In connection with ENVI’s initial public offering, ENVI entered into the Business Combination Marketing Agreement, dated as of January 13, 2021, with Canaccord (the “
Business Combination Marketing Agreement
”), pursuant to which ENVI engaged Canaccord as an advisor in connection with a business combination to assist ENVI in identifying potential business combination targets, arranging meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce ENVI to potential investors that may be interested in purchasing ENVI securities, assist in obtaining stockholder approval for the business combination and assist with the preparation of ENVI press releases and public filings in connection with the business combination. For such services ENVI will pay Canaccord upon the consummation of a business combination, including the Business Combination, a cash fee in an amount equal to 3.76% of the gross proceeds of the initial public offering (or $7,783,200) (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the Business Combination Marketing Agreement, no fee will be due if ENVI does not complete a business combination.
On January 19, 2021, ENVI completed its initial public offering of 20,700,000 units, including 2,700,000 units issued pursuant to the exercise of the underwriters’ over-allotment option in full, at a price of $10.00 per unit, generating gross proceeds of $207,000,000 before transaction costs (including deferred underwriting commissions to be paid upon the completion of ENVI’s initial business combination). Each ENVI unit consisted of one share of ENVI Class A Common Stock and one-half
of one public warrant. Each public warrant entitles the holder thereof to purchase one share of ENVI Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, ENVI completed the private sale of an aggregate of 2,000,000 private placement warrants, at a price of $1.00 per private placement warrant, to HB Strategies, generating gross proceeds of $2,000,000 and also issued the 750,000 Insider Warrants. Canaccord and Roth Capital Partners acted as underwriters.
Prior to the consummation of the initial public offering, neither ENVI, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with ENVI.
After the closing of ENVI’s initial public offering, ENVI assessed and analyzed multiple prospective business combination targets and opportunities, based on strength of business model, size, management team and growth prospects, among other factors. Representatives of ENVI were contacted by or initiated contact with multiple companies, both directly and through investment banks and other advisors, with a focus on companies belonging to the sustainability sector. Additionally Canaccord, in its capacity as advisor to ENVI through the Business Combination Marketing Agreement, suggested a variety of potential business combination targets. Since January 19, 2021, ENVI management approached or was approached directly or indirectly by over 250 potential business combination targets and venture capital and private equity firms. ENVI’s initial target exploration focused on certain targets with whom ENVI’s management, directors or Sponsor were already familiar through their networks and investment banking activities, who they felt were unique and attractive and who could satisfy some or all the key criteria for a business combination by ENVI described in the section “
The Business Combination Proposal—the ENVI Board’s Reasons for the Business Combination
.” As the initial exploration progressed, ENVI management, with the help of Canaccord pursuant to the Business Combination Marketing Agreement, continued to cull this list of potential business combination partners based on a set of factors including maturity of the business, size of the business, financial profile, management team, public market readiness, a platform with a suite of solutions, and growth prospects, although no specific weight was attributed to each factor. Following such reviews and discussions, and at various points in time, ENVI discontinued its review of potential business combination partners who did not meet all or most of the key criteria, or who ENVI management believed were unlikely to consider a business combination with a blank-check company, and refined its review to 96 such targets and firms. Discussions with potential targets involved direct engagement with officers of ENVI, advisors from Canaccord pursuant to the Business Combination Marketing Agreement and senior management teams, shareholders or the potential target’s advisors across either formal strategic sell-side processes or opportunities that could lead to a potential business combination. Discussions principally involved a potential target’s value proposition, business model, financial profile, technology, competitive landscape, actionability and timing. For these potential targets, ENVI assessed preliminary valuations and ENVI’s ability to enhance a potential target’s growth prospects as a public company.
On January 29, 2021, Canaccord, on behalf of ENVI, contacted the CEO, Dr. Andrey Zarur, and CFO, Susan Keefe, of GreenLight to inform them of the closing of the initial public offering for ENVI. Both parties decided to schedule a meeting in February 2021 to discuss further. Prior to Canaccord’s contact on January 29, 2021, Canaccord and GreenLight had met on numerous occasions over many years to discuss the business of GreenLight. Canaccord is a full-service investment bank focused upon serving the capital raising and strategic advisory needs of growth companies. Members of Canaccord interact frequently with companies like GreenLight with the objective to build an understanding of a company’s business and how Canaccord’s services might support companies and their future growth plans. Over the years, GreenLight has also presented at several Canaccord conferences at which meetings with institutional investors occurred.
On February 10, 2021, GreenLight’s CFO, Susan Keefe, reached out to ENVI via email to share an updated overview presentation. Later, on February 12, 2021, ENVI and GreenLight entered into a mutual nondisclosure agreement. After that, on February 16, 2021, members of ENVI’s management team had a virtual meeting with members of GreenLight’s management team during which the GreenLight team gave a presentation concerning its business to ENVI and certain diligence questions were discussed. Representatives of Credit Suisse, financial advisor to GreenLight, were also present at such virtual meeting. At these meetings, GreenLight indicated that it was evaluating opportunities to engage in a potential business combination with a special purpose acquisition company such as ENVI.
ENVI entered into a letter of intent with one potential target on February 17, 2021, and conducted diligence, negotiated agreements and approached investors about a private placement. ENVI engaged Duff & Phelps as financial advisor to provide a fairness opinion in connection with the proposed business combination, and on February 18, 2021 engaged Latham & Watkins LLP (“
Latham
”) as legal advisor in connection with that potential transaction. Based on market feedback and conditions, ENVI and the potential target determined on March 30, 2021 not to move forward with a business combination. ENVI did not incur any fees to Canaccord in connection with that terminated transaction.
Beginning on March 31, 2021 through
mid-April
2021, ENVI approached and was approached directly or indirectly by over 30 separate entities that may have been potential targets for a possible business combination, some of which entities comprised targets or firms from ENVI’s earlier discussions with 96 such targets and firms, including GreenLight. As ENVI’s discussions and review progressed, ENVI management, with the help of Canaccord pursuant to the Business Combination Marketing Agreement, continued to cull this list of potential business combination partners based on a set of factors including maturity of the business, size of the business, financial profile, management team, public market readiness, a platform with a suite of solutions, and growth prospects, although no specific weight was attributed to each factor. Following such reviews and discussions, and at various points in time, ENVI discontinued its review of potential business combination partners who did not meet all or most of the key criteria, or who ENVI management believed were unlikely to consider a business combination with a blank-check company. As ENVI’s discussions and review progressed, ENVI believed GreenLight to be one of the most attractive opportunities based on the set of factors described above and that ENVI management believed were most likely to consider a business combination with a blank-check company.
On March 31, 2021, ENVI approached GreenLight to begin to discuss the terms of a potential business combination. Latham continued as legal adviser to ENVI pursuant to the February 18, 2021 engagement letter. On April 2, 2021, ENVI received access to GreenLight’s data room.
On April 7, 2021 and April 8, 2021, ENVI’s management had meetings with GreenLight’s management team to discuss the GreenLight business, follow-up
on certain due diligence matters and negotiate preliminary,
non-binding
terms of the potential business combination.
On April 9, 2021, ENVI’s management updated the ENVI Board of GreenLight as a potential business combination opportunity.

On April 14, 2021, ENVI’s management met with Canaccord to discuss the potential business combination. On April 15, 2021, the ENVI Board held a virtual meeting to provide additional background on GreenLight and discuss the terms of a proposed non-binding
letter of intent to be shared with GreenLight.
On April 15, 2021, ENVI’s management sent GreenLight a proposed non-binding
letter of intent, which included a term sheet to provide the framework for a potential business combination. The term sheet indicated a value of $1.0 billion to $1.2 billion, which was based on ENVI management’s arm’s-length negotiation with GreenLight. In determining the reasonableness for this valuation for GreenLight, the ENVI Board reviewed projected revenue multiples of five early stage plant science companies, which had ranges of revenue multiples of estimated 2025 revenue of 1.1x to 3.8x (with a median of 3.0x) and of estimated 2026 revenue of 0.8x to 3.5x (with a median of 2.5x, which implied a value between $470 million and $750 million for Greenlight’s plant health business. The ENVI Board also reviewed valuations of six pre-clinical biotech platforms at the time of their respective IPOs, which ranged from $223 million to $1,753 million (with a mean of $667 million and a median of $426 million), which, together with the plant health business, implied a combined value between $900 million and $1.4 billion for Greenlight. In connection with its review of a potential business combination with GreenLight, the financial projections prepared by GreenLight was one of the factors relied upon by ENVI management and the ENVI Board, although no specific weight was given to any of the factors. The term sheet also contemplated a PIPE Financing between $100 million and $200 million, a lock-up identical to the lock-up executed by the Sponsor in connection with ENVI’s initial public offering, for GreenLight executives to enter into new employment arrangements with the post-combination company, board of directors designation rights to each of ENVI and GreenLight and a minimum cash condition of $5 million.
The GreenLight Board discussed the proposed terms of the business combination, including the valuation of GreenLight, the PIPE Financing, and the relatively short timeline before a definitive business combination agreement could potentially be entered into, in comparison to the IPO alternative with the anticipated need, based on feedback from its advisors, to identify a lead investor for and to complete a interim private capital raise in advance of an IPO financing to facilitate a successful IPO and the associated challenges in doing so, the relatively longer timeline until an IPO could be completed and the increased exposure to market risk during this time, as well as additional risks of each alternative.
On April 19, 2021, GreenLight provided comments on the
non-binding
letter of intent to ENVI management, proposing a $1.2 billion equity valuation of GreenLight. The revised term sheet also proposed a 180-day lock-up term for GreenLight stockholders, rejected the proposal for new employment arrangements in connection with the Business Combination, proposed a minimum cash condition of $275 million and proposed a post-combination board of directors consisting of seven members consisting of GreenLight’s chief executive officer, four members designated by GreenLight, one member designated by ENVI and one member by GreenLight and ENVI by joint designation.
On April 20, 2021, ENVI’s management updated the ENVI Board on the status of the negotiation of the non-binding
letter of intent and also held meetings with GreenLight’s management team to negotiate the non-binding
letter of intent. Between April 20, 2021, and April 21, 2021, ENVI’s management and the ENVI Board discussed the terms proposed by GreenLight and discussed above, such as the valuation and transaction consideration, lock-up
period, board of directors, a reduction in the Aggregate Transaction Proceeds Condition and exclusivity period. Based on such discussions, ENVI determined the proposed terms by GreenLight to be acceptable, except for the proposed minimum cash condition of $275 million.
On April 20, 2021, ENVI sent GreenLight a revised draft of the non-binding
letter of intent, which included a value of $1.2 billion and generally incorporated the proposed modifications from GreenLight from April 19, 2021 but proposed a reduction of the minimum cash condition from $275 million to $150 million. GreenLight management agreed to the proposed reduction and arrangements were made for execution. Also, on April 20, 2021, ENVI management updated the ENVI Board on the status of the non-binding
letter of intent negotiations with GreenLight.

On April 21, 2021, Mr. Coyne, on behalf of ENVI, and Dr. Zarur, on behalf of GreenLight, executed the agreed final version of the non-binding
letter of intent (the “
LOI
”) reflecting the parties’ conversations over the prior weeks, regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving ENVI and GreenLight, which reflected a total equity value for GreenLight of $1.2 billion. Pursuant to the LOI, the total merger consideration provided to or for the benefit of GreenLight or GreenLight equityholders would consist of (a) $374 million of cash contributed to GreenLight and (b) 120.0 million shares of ENVI’s common stock to GreenLight’s equityholders.
The LOI contemplated that the closing of the proposed business combination would be conditioned on customary closing conditions, including (i) the completion of any required stock exchange and regulatory review by the SEC and Nasdaq, receipt of any required regulatory approvals and necessary third party approvals, and expiration of any waiting periods under the HSR Act or other applicable anti-trust laws, (ii) approval by ENVI’s stockholders of the Business Combination and related matters, (iii) all of the outstanding options and warrants, and all other convertible securities of GreenLight, being converted into equity of GreenLight, assumed by ENVI with the use of a comparable equity instrument or cancelled prior to the Business Combination, and any rights to acquire equity of GreenLight will be extinguished as of the Closing, (iv) no material adverse changes in the business, customer relationships, operations, financial condition, regulatory environment or prospects of GreenLight, (v) the execution of all related agreements as contemplated by the Business Combination Agreement, (vi) ENVI having at least $150,000,000 in cash and cash equivalents to deliver to GreenLight to fund GreenLight operations and (vii) ENVI maintaining its Nasdaq listing in good standing.
Pursuant to the LOI, the parties agreed that the ENVI Board at Closing would consist of up to seven members, with one member to be the chief executive officer of GreenLight, four members to be nominated by GreenLight, one member to be nominated by ENVI and one member to be nominated by GreenLight with ENVI’s consent.
Pursuant to the LOI, each of GreenLight and ENVI agreed to be subject to an exclusivity period from the date of the LOI until June 5, 2021 (the “
Exclusivity Period
”). During the Exclusivity Period, each of GreenLight, on the one hand, and ENVI, on the other hand, would not and would direct their respective representatives acting on their behalf not to, directly or indirectly, (i) solicit or initiate any inquiry, indication of interest, proposal or offer from any third party, relating to a competing transaction, (ii) participate in any discussions or negotiations with any third party, regarding, or furnish or make available to such third party, any information relating to GreenLight with respect to, a competing transaction or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any third party, relating to a competing transaction.
On April 23, 2021, representatives of ENVI, GreenLight and Canaccord held a
“kick-off”
call to discuss certain process matters regarding completing business due diligence, preparation of definitive transaction documents, legal due diligence, the PIPE Financing, and related work streams, including the anticipated timeline for announcing a business combination.
During the week of April 26, 2021, representatives of ENVI, GreenLight and Canaccord held virtual meetings to discuss certain process matters related to due diligence and the PIPE Financing, including process, materials and investor targeting. Over the next several weeks, ENVI held numerous virtual meetings and phone calls with its advisors and with GreenLight and GreenLight’s advisors regarding the PIPE Financing process, timing and terms. These meetings also involved planning for and the scheduling of due diligence sessions between ENVI and GreenLight.
Beginning on April 30, 2021, representatives of ENVI and GreenLight met virtually on a weekly basis to discuss matters related to the proposed transaction, including due diligence and the PIPE Financing.
On May 7, 2021, ENVI management provided the ENVI Board an update on the process with GreenLight.

On May 17, 2021, representatives of GreenLight held a virtual meeting with representatives of ENVI, SVB Leerink, Credit Suisse and Canaccord, to discuss the timeline and process for the PIPE Financing.
On May 26, 2021, representatives of ENVI met virtually with representatives of GreenLight and Canaccord to discuss the PIPE Financing presentation and process, as well as investor targeting. ENVI and Canaccord also continued their due diligence on GreenLight throughout June 2021 and into July 2021.
On June 1, 2021, ENVI management provided the ENVI Board an update on the process with GreenLight including that ENVI intended to request an extension of the exclusivity period to June 30, 2021, with such exclusivity period to extend beyond June 30, 2021 so long as neither party terminated.
On June 4, 2021, ENVI entered into an engagement letter with Credit Suisse and SVB Leerink to act as placement agents for the PIPE Financing. On this date, ENVI and GreenLight entered into an agreement to extend exclusivity until at least June 30, 2021. This agreement allowed for the exclusivity period to extend beyond June 30, 2021 so long as neither party terminated.
Throughout May 2021, June 2021 and July 2021, ENVI, GreenLight and Canaccord engaged in various business and commercial due diligence meetings. These included sessions involving ENVI and Canaccord with GreenLight executives to discuss corporate matters, human health and plant health strategy, research & development, business development plans, financial model and associated assumptions, platform science and manufacturing, human resources, market sizing, and unit economics, among other customary due diligence topics. ENVI and Canaccord also engaged in virtual due diligence meetings and interviews with external parties familiar with GreenLight. In these meetings, ENVI and Canaccord inquired about their respective relationships and interactions with GreenLight, their view on the business, technology, science and commercial viability, in both human and plant health, and executive leadership.
During the seven weeks beginning on June 7, 2021, representatives of Credit Suisse and SVB Leerink, each in their capacity as a placement agent for the PIPE Financing, on behalf of ENVI, began contacting a limited number of potential PIPE Investors to discuss GreenLight, the proposed business combination, the PIPE Financing and to determine such investors’ potential interest in participating in a $100 million PIPE Financing. Over the course of the following seven weeks, ENVI and GreenLight were successful in obtaining private placement commitments of $105.25 million.
On June 25, 2021 and June 30, 2021, ENVI management provided the ENVI Board an update on the process with GreenLight. On June 25, 2021, ENVI, with support from the ENVI Board, again engaged Duff & Phelps as financial advisor to provide a fairness opinion in connection with the proposed Business Combination.
On July 7, 2021, representatives of Latham were provided with access to a virtual data room of GreenLight and began conducting a legal due diligence review of certain of the materials contained therein, including information and documents relating to: governance matters (including the organizational documents of GreenLight), capitalization, financing history, third party arrangements with suppliers, intellectual property owned or used by GreenLight, real property, employee compensation and benefits, environmental matters, labor and employment matters and other regulatory and compliance matters.
On July 9, 2021, July 16, 2021, July 23, 2021, July 30, 2021 and July 31, 2021, ENVI management provided the ENVI Board updates on the process with GreenLight.
On July 14, 2021, representatives of Foley, on behalf of GreenLight,
e-mailed
to representatives of Latham, on behalf of ENVI, an initial draft of the Business Combination Agreement based on the terms of the LOI, as updated by subsequent discussions. The final documentation, including with respect to transaction structure, mechanics relating to the treatment in the Business Combination of certain of ENVI’s outstanding securities, restrictions on the conduct of GreenLight’s and ENVI’s respective businesses between signing and closing, obligations of the parties with respect to delivery of required approvals, preparation and submission of required filings, representations and warranties by each of the parties, certain conditions to closing and termination rights of the parties, matters relating to the equity interests to be granted to certain members of GreenLight’s management team at closing of the Business Combination, other arrangements with GreenLight’s officers and employees, if any, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties.
On July 14, 2021, representatives of Foley, on behalf of GreenLight,
e-mailed
to representatives of Latham, on behalf of ENVI, initial drafts of the form of the New GreenLight Equity Plan and form of the New GreenLight ESPP to be adopted by ENVI in connection with the proposed business combination, the terms of which the parties continued to negotiate over the course of the following three weeks, exchanging multiple drafts prior to the execution of the Business Combination Agreement on August 9, 2021, to which the agreed forms of New GreenLight Equity Plan and New GreenLight ESPP were attached as exhibits.
Between July 14, 2021 and August 9, 2021, representatives of each of ENVI, GreenLight, Latham and Foley met telephonically and exchanged emails and revised drafts of the Business Combination Agreement and various other agreements contemplated by the Business Combination Agreement. The principal terms negotiated included, among other things: (a) the terms and establishment of the New GreenLight Equity Plan and the New GreenLight ESPP, (b) the standard for the “bring-down” at the closing for certain representations and warranties, (c) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents; and (d) the amount of cash held by ENVI in the trust account at Closing.
On July 26, 2021 and August 3, 2021, representatives of GreenLight and Foley held due diligence calls with representatives of Latham covering due diligence questions and requests.
Over the following weeks, representatives of ENVI and representatives of GreenLight held additional discussions and
e-mail
exchanges regarding
follow-up
questions and requests arising from matters discussed on the legal due diligence call, and other matters arising over the course of ENVI’s and its representatives’ respective review of GreenLight’s written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the virtual data room or via
e-mail,
including pursuant to conference calls held among representatives of ENVI and GreenLight.
On July 2, 2021, representatives of Goodwin Procter LLP, on behalf of Credit Suisse and SVB Leerink,
e-mailed
to representatives of Foley, on behalf of GreenLight, an initial draft of the form of Subscription Agreement related to the PIPE Financing.
On July 23, 2021, representatives of Foley, on behalf of GreenLight,
e-mailed
to representatives of Latham, on behalf of ENVI, and Goodwin, on behalf of Credit Suisse and SVB Leerink, a revised draft of the form of Subscription Agreement, related to the PIPE Financing.
On July 23, 2021, after having received input from Goodwin, representatives of Foley, on behalf of GreenLight,
e-mailed
to representatives of Latham and Goodwin, a revised draft of the form of Subscription Agreement. The parties continued to negotiate the terms of the form of the Subscription Agreements over the course of the following week. The principal terms negotiated during such time related to, among other things, registration rights, representations of the PIPE Investor and representations of ENVI.
On July 27, 2021, representatives of Foley, on behalf of GreenLight,
e-mailed
to representatives of Latham, on behalf of ENVI, an initial draft of a Sponsor Letter Agreement, to be entered into by ENVI, GreenLight and the ENVI Shareholders, pursuant to which, among other things, the ENVI stockholders would agree to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the proposed business combination with respect to any common stock held by them without receiving additional consideration. Over the course of the following two weeks, the parties continued to negotiate the terms of the Sponsor Letter Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Letter Agreement was executed by the parties thereto on August 9, 2021.

Also on July 27, 2021, representatives of Foley, on behalf of GreenLight,
e-mailed
to representatives of Latham, on behalf of ENVI, an initial draft of a Transaction Support Agreement, to be entered into by ENVI, GreenLight and certain stockholders of GreenLight, pursuant to which, among other things, certain stockholders of GreenLight would agree to execute and deliver a written consent with respect to the outstanding shares of GreenLight capital stock held by them, adopting the Business Combination Agreement and related agreements and approving the proposed business combination, pursuant to the terms and subject to the conditions set forth therein. Over the course of the following two weeks, the parties continued to negotiate the terms of the Transaction Support Agreement, exchanging multiple drafts before an agreed final version of the Transaction Support Agreement was executed by the parties thereto on August 9, 2021.
On July 28, 2021, representatives of Foley, on behalf of GreenLight,
e-mailed
to representatives of Latham, on behalf of ENVI, initial drafts of proposed certificate of incorporation and bylaws for the combined company to be adopted by ENVI in connection with the consummation of the proposed business combination, the terms of which the parties continued to negotiate, exchanging multiple drafts prior to the execution of the Business Combination Agreement on August 9, 2021, to which the agreed forms of the Proposed Charter and Proposed Bylaws were attached as exhibits.
On August 4, 2021 and August 5, 2021, ENVI management provided the ENVI Board updates on the process with GreenLight.
On August 6, 2021, the ENVI Board met virtually with management and representatives of Latham and Duff & Phelps to discuss and consider the proposed transaction. The ENVI Board discussed with Latham the material terms of the proposed form of the Business Combination Agreement. Duff & Phelps presented their financial analysis of the Business Combination to the ENVI Board. Following the discussions, the ENVI Board authorized management to continue pursuing the business combination with GreenLight as well as the PIPE Financing.
On August 9, 2021, the ENVI Board met virtually with management and representatives of Latham and Duff & Phelps to discuss and consider the proposed transaction. Representatives of Duff & Phelps delivered their fairness opinion, and the ENVI Board approved the Business Combination Agreement, the Subscription Agreements and the other agreements and transactions contemplated as part of the Business Combination.
On August 9, 2021, ENVI and GreenLight entered into the Business Combination Agreement and ENVI entered into the Subscription Agreements for the PIPE Financing. Substantially concurrently, ENVI, the Sponsors and GreenLight also entered into the Sponsor Letter Agreement and ENVI and certain equityholders of GreenLight entered into the Transaction Support Agreements.
On August 10, 2021, ENVI and GreenLight issued a press release announcing the Business Combination.
The ENVI Board’s Reasons for the Business Combination
The ENVI Board, in evaluating the transaction with GreenLight, consulted with its legal counsel and financial and other advisors. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the Merger, are advisable, fair to and in the best interests of ENVI and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the Merger, the ENVI Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the ENVI Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ENVI Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ENVI’s reasons for the Business Combination and all other information presented in this section is forward-looking
in nature and, therefore, should be read in light of the factors discussed under “
Cautionary Note Regarding Forward
-Looking
Statements
.”
The members of the ENVI Board are well qualified to evaluate the transaction with GreenLight, particularly given their diverse operating and transactional experience. The ENVI Board identified and considered the following factors weighing in favor of pursuing the Business Combination, although not weighted or in any order of significance:

•
Synthetic biology and biomanufacturing platform with flexible technology
. The ENVI Board believes that GreenLight has developed a disruptive biomanufacturing technology platform that will enable the high-volume production of high quality, cost-effective products addressing agricultural and human health issues. The GreenLight platform is based on a proprietary cell-free biomanufacturing process that the ENVI Board believes may solve many of the challenges faced by alternative technologies in terms of cost and efficacy.

•
Leadership in
RNA-based
product development
. GreenLight aims to be a leader in
RNA-based
synthetic biology. GreenLight has consulted with well-established companies, industry experts, academic institutions and research organizations to inform its product development plans and address its target customer needs. The ENVI Board believes that GreenLight’s novel synthetic biology platform has the potential to allow GreenLight to develop a broad set of
RNA-based
products for numerous applications across large addressable markets. The ENVI Board believes that GreenLight is well positioned to continue to innovate through its platform, with an ongoing strong commitment to research and development and pursuit of new collaborations to complement existing collaborations.

•
Near-term adoption of GreenLight’s products
. Based on field trials in plant and animal health to date, the ENVI Board believes that GreenLight may be able to launch its initial agricultural products in the near term if regulatory approval is received. Given the compelling customer value proposition, efficacy evidenced in trials, and the desire for growers to be more sustainable, the ENVI Board believes that GreenLight can benefit from strong market demand for these products. For GreenLight’s human health products, the ENVI Board believes that as
RNA-based
biological products continue to mature, the GreenLight platform can transfer well into the clinical setting which should drive collaborations along with milestone and royalty revenue. The ENVI Board believes that GreenLight’s mission to positively impact certain populations with limited or at-risk
access to quality food and healthcare will result in meaningful opportunities in the future to scale revenues and deliver profitable financial results.

•
Experienced, diverse, mission-driven and multidisciplinary management team
. The ENVI Board believes that GreenLight has a proven and experienced team that is positioned to successfully lead GreenLight after the Business Combination and commercialize its disruptive technology. Its team is committed to its science-centric mission and is motivated to deliver products to identified problems in plant, animal and human health with products focused on sustainability and environmental stewardship.

•
Efficient biomanufacturing processes
. The ENVI Board believes that, if GreenLight obtains the necessary regulatory approvals, GreenLight’s technology can allow for the creation of efficient biomanufacturing processes that ultimately should enable GreenLight to increase manufacturing and production capabilities and meet its commercial plans and enable future profitable growth.

•
Development and commercialization platform that could enable the discovery of additional products
. Through well-defined processes in identification via bioinformatics along with development and optimization through automated trials of distinct RNA sequences, the ENVI Board believes that GreenLight has a discovery and product development platform that could continue to produce new products in additional applications. The ENVI Board believes that this complements the seven projected product launches and multiple clinical milestones expected through 2026, creating additional future market opportunities.

•
Results of due diligence and attractive valuation
. The ENVI Board considered the scope of the due diligence investigations conducted by the ENVI management and its advisors and evaluated the results thereof and information available to it related to GreenLight, including an attractive projected financial profile. See “—
Certain Company Projected Financial Information.
”

•
Strong alignment with Sustainability and ESG focus.
The ENVI Board believes GreenLight is well aligned with ENVI’s business purpose of combining with a mission-driven company that will have a positive environmental and societal impact.

•
Continued participation by leading private investors and a strong balance sheet
.
GreenLight stockholders include S2G Ventures, Cormorant Asset Management, Morningside Venture Investments Limited, The Jeremy and Hannelore Grantham Environmental Trust, Continental Grain Company, Xeraya Capital, among others. Furthermore, upon the closing of the Business Combination, GreenLight is expected to add additional cash in order to develop its current and future pipeline of RNA products in plant, animal and human health and to improve its biomanufacturing platform.

•	Fairness opinion of Duff & Phelps. The delivery by Duff & Phelps of its Opinion to the ENVI Board (solely in their capacity as members of the ENVI Board), as described below.
The ENVI Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•	Benefits Not Achieved . The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•
Liquidation of ENVI
. The risks and costs to ENVI if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ENVI being unable to effect a business combination by July 19, 2022 (or by January 19, 2023 if we, by resolution of the ENVI Board, extend the period of time by an additional six months) and force ENVI to liquidate.

•
Exclusivity
. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits ENVI from soliciting other business combination proposals, which restricts ENVI’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•	Stockholder vote . The risk that ENVI’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•
Post
-Business
Combination corporate governance; terms of the Investor Rights Agreement
. The ENVI Board considered the corporate governance provisions of the Business Combination Agreement, the Investor Rights Agreement and the material provisions of the Proposed Organizational Documents. See the sections entitled
“—The Business Combination Agreement”, “—Related Agreements
—
Investor Rights Agreement
” and
“
Advisory Charter Amendment Proposals
” for detailed discussions of the terms and conditions of these documents.

•
Closing conditions
. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ENVI’s control, including approval by ENVI stockholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.

•
Litigation
. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and expenses . The fees and expenses associated with completing the Business Combination.

•	Other risks . Various other risks associated with the Business Combination, the business of ENVI and the business of GreenLight described under the section titled “ Risk Factors .”

In addition to considering the factors described above, the ENVI Board also considered that certain of the officers and directors of ENVI may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ENVI’s stockholders. The ENVI Board considered the obligations of the initial stockholders pursuant to the Sponsor Letter Agreement, the interests of Canaccord, an affiliate of the Sponsor, including the fee Canaccord would receive in connection with the Closing, and the interests of ENVI to complete an initial business combination before July 19, 2022. See the section “
—Interests of ENVI’s
Directors and Officers in the Business Combination
” for further information. ENVI’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the ENVI Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.
The ENVI Board concluded that the potential benefits that it expected ENVI and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the ENVI Board determined that the Business Combination Agreement, the Business Combination and the Merger, were advisable, fair to, and in the best interests of, ENVI and its stockholders.
Opinion of Duff & Phelps, Financial Advisor to the ENVI Board
On June 25, 2021, ENVI retained Duff & Phelps to serve as an independent financial advisor to the ENVI Board, specifically to provide to the ENVI Board a fairness opinion in connection with the Business Combination. On August 9, 2021, Duff & Phelps delivered its Opinion, to the ENVI Board (solely in their capacity as members of the ENVI Board) that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by ENVI pursuant to the Business Combination Agreement was fair, from a financial point of view, to ENVI.
In selecting Duff & Phelps, the ENVI Board considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors, with experience in the valuation of companies in the biotechnology sector. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.
The full text of the Opinion is attached hereto as Annex K and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. ENVI’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Duff & Phelps in connection with such Opinion as well as other qualifications contained in such Opinion.
Duff & Phelps’ Opinion was approved by its fairness opinions committee. The Opinion was provided for the information of, and directed to, the ENVI Board for its information and assistance in connection with its consideration of the financial terms of the Business Combination.
In connection with its Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable it to render its Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

•
reviewed ENVI’s audited balance sheet as of January 19, 2021 included in ENVI’s Form
8-K
filed with the SEC on January 25, 2021, ENVI’s audited balance sheet as of December 31, 2020 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 2,

2020 (inception) through December 31, 2020 included in ENVI’s Form
10-K
filed with the SEC on March 26, 2021, and ENVI’s unaudited interim financial statements as of and for the three months ended March 31, 2021 included in ENVI’s Form
10-Q
filed with the SEC on May 24, 2021;

•
reviewed audited financial statements of GreenLight as of and for the year ended December 31, 2019, unaudited financial information of GreenLight as of and for the year ended December 31, 2020 and for the three months ended March 31, 2021 and the six months ended June 30, 2021, which GreenLight’s management identified as being the most current financial statements available;

•
reviewed other internal documents relating to the history, current operations, and probable future outlook of GreenLight, including financial projections of GreenLight for the years ended December 31, 2021 through December 31, 2025, prepared by GreenLight and provided to us by the management of ENVI (the “
Financial Projections
”);

•
reviewed a letter dated August 9, 2021 from the management of ENVI and GreenLight which made certain representations as to historical financial statements, the Financial Projections and the assumptions underlying the Financial Projections, for ENVI and GreenLight, respectively;

•	reviewed industry reports that Duff & Phelps deemed relevant;

•	reviewed the GreenLight PIPE Investor Deck, dated August 9, 2021;

•	reviewed a draft of the Business Combination Agreement, by and among ENVI, Merger Sub, and GreenLight, dated August 8, 2021;

•	discussed the information referred to above and the background and other elements of the Business Combination with the management of ENVI and with the management of GreenLight;

•	discussed with ENVI management and GreenLight’s management team the plans and intentions with respect to the management and operation of ENVI following the completion of the Business Combination

•	reviewed the historical trading price and trading volume of ENVI’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant and an analysis of selected transactions that Duff & Phelps deemed relevant, as further described below in this section titled “
The Business Combination Proposal—Opinion of Duff
 & Phelps, Financial Advisor
to the ENVI Board
”; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
In performing its analyses and rendering the Opinion with respect to the Business Combination and the Business Combination Agreement, Duff & Phelps, with ENVI’s consent:

•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including ENVI management, and did not independently verify such information;

•
relied upon the fact that the ENVI Board and ENVI have been advised by counsel as to all legal matters with respect to the Business Combination, including whether all procedures required by law to be taken in connection with the Business Combination have been duly, validly and timely taken;

•
assumed that any estimates, evaluations, forecasts and projections, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections or the underlying assumptions;

•	assumed that information supplied by and representations made by ENVI management are substantially accurate regarding ENVI, GreenLight and the Business Combination;

•	assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•
assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of ENVI or GreenLight since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
assumed that all of the conditions required to implement the Business Combination will be satisfied and that the Business Combination will be completed substantially in accordance with the Business Combination Agreement without any material amendments thereto or any material waivers of any terms or conditions thereof;

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any adverse effect on ENVI, GreenLight, or the contemplated benefits expected to be derived in the Business Combination;

•
assumed a value of $10.00 per share of ENVI Class A Common Stock and ENVI Class B Common Stock, with such $10.00 value being based on the sale price of the ENVI Units sold in ENVI’s initial public offering of ENVI Units and the approximate amount of cash contained in ENVI’s trust account per outstanding share of ENVI Class A Common Stock (excluding, for the avoidance of doubt, any dilutive impact of the shares of ENVI Class B Common Stock, any warrants of ENVI or any other securities); and

•	assumed that ENVI Class A Common Stock and ENVI Class B Common Stock are identical in all respects.
To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any respect material to Duff & Phelps’ analysis, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.
Duff & Phelps prepared its Opinion effective as of August 9, 2021. Its Opinion was necessarily based upon market, economic, financial and other conditions as they then existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.
Duff & Phelps did not evaluate ENVI’s or GreenLight’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance
sheet or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of ENVI, or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from ENVI’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Business Combination, or (iii) advise the ENVI Board or any other party with respect to alternatives to the Business Combination.

Duff & Phelps was not expressing any opinion as to the market price or value of ENVI’s common stock or securities or GreenLight’s common stock or securities (or anything else) after the announcement or the consummation of the Business Combination. Duff & Phelps’ Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of ENVI’s credit worthiness, as tax advice or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering its Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of ENVI’s or GreenLight’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by ENVI in the Business Combination, or with respect to the fairness of any such compensation.
Duff & Phelps’ Opinion was furnished solely for the use and benefit of the ENVI Board in connection with its consideration of the Business Combination and was not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of the Opinion in its entirety and the description hereof in this proxy statement/prospectus and any other filing ENVI is required to make with the SEC in connection with the Business Combination if such inclusion is required by the applicable law. The Opinion (i) did not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) did not address any transaction related to the Business Combination, including the PIPE Financing; (iii) was not a recommendation as to how the ENVI Board or any stockholder of ENVI should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction; and (iv) did not indicate that the consideration paid is the best possibly attainable by ENVI under any circumstances; instead, it merely stated whether the consideration to be paid by ENVI pursuant to the Business Combination Agreement is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. Duff & Phelps’ Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party or person.
Except for its Opinion, Duff & Phelps did not express any view or opinion as to (i) any other term, aspect or implication of (a) the Business Combination (including, without limitation, the form or structure of the Business Combination) or the Business Combination Agreement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Business Combination or (ii) the fairness, financial or otherwise, of the Business Combination and/or the Business Combination Agreement to, or of any consideration to be paid to or received by, the holders of any class of securities of ENVI or GreenLight. Duff & Phelps’ Opinion did not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of ENVI or any other party or person). Duff & Phelps also did not address, or express a view with respect to, any acquisition of control or effective control of ENVI by any stockholder or group of stockholders of GreenLight.
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its Opinion to the ENVI Board. This summary is qualified in its entirety by reference to the full text of the Opinion, attached hereto as an exhibit. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the ENVI Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Discounted Cash Flow Analysis
The Discounted Cash Flow (“
DCF
”) Analysis approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.
Duff & Phelps performed a DCF Analysis of the estimated future unlevered free cash flows attributable to GreenLight for the fiscal years ending December 31, 2021 through December 31, 2025, with “unlevered free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. In applying the DCF Analysis, Duff & Phelps relied on the Financial Projections for the discrete period as prepared by GreenLight management and reviewed and provided to us by ENVI management, which are described in the section of this proxy statement/prospectus titled “
The Business Combination Proposal—Certain Company Projected Financial Information
”. Duff & Phelps estimated the net present value of all unlevered free cash flows for GreenLight after fiscal year 2025 (the “
Terminal Values
”) by applying a revenue multiple range to GreenLight’s projected 2025 revenue in the Financial Projections. Duff & Phelps discounted the unlevered free cash flows in the discrete period and the Terminal Values in 2025 back to the present to obtain a range of the estimated current enterprise value of GreenLight.
Market Approach
The Market Approach is a valuation technique that provides an estimation of value by applying a valuation multiple to a specific financial metric for the subject company. These valuation multiples are either observed or derived from (i) market prices of actively traded, public companies, publicly available historical financial information and consensus equity research analyst estimates of future financial performance or (ii) prices paid in actual mergers, acquisitions or other transactions. The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and other similar businesses.
Duff & Phelps utilized the Market Approach to (i) select a range of revenue multiples to calculate the Terminal Values for the DCF Analysis and (ii) to compare the multiples of enterprise value-to-projected
revenue in 2023, 2024 and 2025 for selected public companies and de-SPAC
target companies to similar multiples Duff & Phelps calculated for GreenLight.

Duff & Phelps selected four groups of publicly traded companies that it deemed relevant in its analysis:

(i)
Revenue-Generating Human Health Biotechnology Companies. Duff & Phelps used this group of publicly traded companies to derive a range of revenue multiples to apply to GreenLight’s Human Health platform projected revenue in 2025. The resulting range of values was the first component of the Terminal Values in the DCF Analysis.

(ii)
Synthetic Biotechnology Companies. Duff & Phelps used this group of publicly traded companies to derive a range of revenue multiples to apply to GreenLight’s Plant Health platform projected revenue in 2025. The resulting range of values was the second component of the Terminal Values in the DCF Analysis.

(iii)
Pre-Revenue
Human Health Biotechnology Companies. Duff & Phelps used this group of publicly traded companies to compare the multiples of enterprise value-to-projected
revenue in 2023, 2024 and 2025 for these companies to similar multiples Duff & Phelps calculated for GreenLight.

(iv)
De-SPAC
transactions involving companies with businesses involved in comparable aspects of biotechnology. Duff & Phelps also used this group of companies to compare the multiples of enterprise value-to-projected
revenue in 2023, 2024 and 2025 for the
de-SPAC
targets to similar multiples Duff & Phelps calculated for GreenLight.

Duff & Phelps selected the public companies based on their relative similarity, primarily in terms of product, end market, or business model, to that of GreenLight. Duff & Phelps selected de-SPAC
transactions involving companies with businesses involved in comparable aspects of biotechnology based on, among other things, the target company’s industry, the relative size of the de-SPAC
transaction compared to the Business Combination and the availability of public information related to the de-SPAC
transaction. For the de-SPAC transactions selected in its analysis, Duff & Phelps reviewed public sources for de-SPAC transactions that announced the signing of a definitive agreement or that closed in the period beginning on January 1, 2019 and ending on August 9, 2021 in the healthcare or biotechnology sectors. Duff & Phelps excluded those de-SPAC transactions that had no publicly-disclosed projected financial information. Duff & Phelps noted that the companies that it selected for purpose of its analysis were not directly comparable to GreenLight, and the de-SPAC
transactions were not directly comparable to the Business Combination. Duff & Phelps does not have access to non-public
information of any of the companies or transactions used for comparative purposes. Accordingly, a complete valuation analysis of GreenLight and the Business Combination cannot rely solely upon a quantitative review of the selected public companies and selected de-SPAC
transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of GreenLight. Therefore, the selected public companies and selected de-SPAC
transactions analysis is subject to certain limitations.
The tables below summarize certain observed historical and projected financial performance and trading multiples of the selected public companies and de-SPAC
transaction targets. The estimates for 2021, 2022, 2023, 2024 and 2025 in the tables below with respect to the selected public companies were derived based on information for the
12-month
periods ending closest to ENVI’s fiscal year ends for which information was available.

ENTERPRISE VALUE AS A MULTIPLE OF:
	LTM Revenue	2021 Revenue	2022 Revenue	2023 Revenue	2024 Revenue	2025 Revenue
Revenue Generating Human Health Biotechnology
Alnylam Pharmaceuticals, Inc.	33.76x	27.50x	17.89x	12.20x	8.91x	7.07x
Arrowhead Pharmaceuticals, Inc.	60.57x	42.15x	27.99x	24.59x	13.44x	NA
BioNTech SE	31.74x	6.31x	7.92x	9.90x	18.84x	23.21x
Dicerna Pharmaceuticals, Inc.	9.89x	7.94x	10.65x	11.43x	9.35x	6.28x
Genmab A/S	15.75x	22.39x	16.82x	13.13x	11.16x	8.77x
Ionis Pharmaceuticals, Inc.	6.96x	7.77x	7.39x	7.10x	5.89x	3.68x

ENTERPRISE VALUE AS A MULTIPLE OF:
	LTM Revenue	2021 Revenue	2022 Revenue	2023 Revenue	2024 Revenue	2025 Revenue
Laboratorios Farmaceuticos Rovi, S.A.	6.30x	5.71x	4.65x	4.41x	4.34x	4.06x
Lonza Group Ltd	NM	10.84x	9.61x	8.66x	7.94x	6.80x
Maravai LifeSciences Holdings, Inc.	NA	9.28x	8.93x	8.59x	7.32x	6.76x
Moderna, Inc.	23.98x	8.31x	9.93x	19.53x	32.80x	28.65x
Myriad Genetics, Inc.	NM	4.16x	4.23x	4.06x	3.61x	3.40x
NeoGenomics, Inc.	11.86x	11.56x	9.93x	8.58x	NA	NA
Pharma Mar, S.A.	5.49x	5.26x	4.74x	3.64x	4.41x	3.80x
PTC Therapeutics, Inc.	NM	4.75x	3.45x	2.74x	2.21x	2.26x
Sarepta Therapeutics, Inc.	9.78x	8.90x	7.50x	6.08x	4.38x	3.78x
Translate Bio, Inc. (1)	11.11x	17.30x	17.58x	16.58x	25.00x	21.91x
Revenue-Generating Human Health Biotechnology Mean	18.93x	12.51x	10.58x	10.07x	10.64x	9.32x
Revenue-Generating Human Health Biotechnology Median	11.48x	8.60x	9.27x	8.62x	7.94x	6.52x

Synthetic Biotechnology
Amyris, Inc.	13.63x	11.86x	11.53x	8.46x	6.78x	5.35x
Codexis, Inc.	19.37x	15.78x	13.71x	10.98x	8.98x	7.26x
Twist Bioscience Corporation	41.53x	40.11x	28.10x	20.65x	18.61x	NA
Zymergen Inc.	70.34x	44.50x	9.47x	3.14x	2.07x	1.53x
Synthetic Biotechnology Mean	36.22x	28.06x	15.70x	10.81x	9.11x	4.71x
Synthetic Biotechnology Median	30.45x	27.95x	12.62x	9.72x	7.88x	5.35x

Pre-Revenue Human Health Biotechnology
Aldeyra Therapeutics, Inc.	NM	NM	NM	6.00x	2.77x	1.49x
Arcturus Therapeutics Holdings Inc.	NM	27.32x	3.46x	2.79x	1.96x	2.37x
Clene Inc.	NM	NM	NM	30.38x	5.13x	2.63x
CureVac N.V.	NM	NM	18.95x	3.53x	6.14x	6.45x
Evelo Biosciences, Inc.	NM	NM	NM	NM	38.29x	5.84x
IGM Biosciences, Inc.	NM	NM	NM	NM	24.22x	7.75x
Inhibrx, Inc.	NM	NM	NM	NM	NM	15.61x
Krystal Biotech, Inc.	NM	NM	36.14x	10.21x	4.42x	2.70x
Mind Medicine (MindMed) Inc.	NA	NM	NM	NM	NM	34.39x
Nautilus Biotechnology, Inc.	NA	NM	NM	NM	15.67x	7.07x
Precision BioSciences, Inc.	12.60x	10.54x	16.95x	15.70x	3.24x	1.29x
Replimune Group, Inc.	NM	NM	NM	24.66x	7.83x	4.01x
Seer, Inc.	NA	NM	NM	NM	25.03x	14.12x
Silence Therapeutics plc	NM	30.47x	18.08x	16.29x	NM	NA
VBI Vaccines Inc.	NM	NM	45.53x	9.69x	3.98x	2.06x
Vera Therapeutics, Inc.	NA	NM	NM	NM	NM	24.94x
Pre-Revenue Human Health Biotechnology Mean	NM	NM	NM	13.25x	11.56x	8.85x
Pre-Revenue Human Health Biotechnology Median	NM	NM	NM	10.21x	5.63x	5.84x

(1)	On August 3, 2021 Translate Bio, Inc. announced it will be acquired by Sanofi for $38 per share

LTM = Latest Twelve Months

De-SPAC Current Value (1)
Benson Hill Biosystems, Inc. (Star Peak Corp II)	10.48x	8.27x	5.30x	3.82x	2.37x
Ginkgo Bioworks, Inc. (Soaring Eagle Acquisition Corp.)	NM	NM	44.52x	24.17x	13.81x
Humacyte, Inc. (Alpha Healthcare Acquisition Corp.)	NM	16.28x	6.61x	4.03x	3.07x
Jasper Therapeutics, Inc. (Amplitude Healthcare Acquisition Corporation)	NA	NA	NA	20.44x	3.94x
Nuvation Bio Inc. (Panacea Acquisition Corp.)	NA	NA	NA	NA	23.84x
Vincerx Pharma, Inc. (LifeSci Acquisition Corp.)	NA	NA	13.46x	3.95x	NA
Mean	NM	NM	17.47x	11.28x	9.41x
Median	NM	NM	10.04x	4.03x	3.94x
De-SPAC Transaction Value (2)
Benson Hill Biosystems, Inc.	10.64x	8.39x	5.38x	3.88x	2.41x
Ginkgo Bioworks, Inc.	NM	NM	44.47x	24.15x	13.80x
Humacyte, Inc.	NM	16.32x	6.63x	4.04x	3.07x
Jasper Therapeutics, Inc.	NA	NA	NA	20.71x	3.99x
Nuvation Bio Inc.	NA	NA	NA	NA	31.30x
Vincerx Pharma, Inc.	NA	NA	9.37x	2.75x	NA
Mean	NM	NM	16.46x	11.11x	10.91x
Median	NM	NM	8.00x	4.04x	3.99x

(1)	Enterprise Value calculated based on current price of SPAC Vehicle
(2)	Enterprise Value calculated based on pro forma transaction value
Source:	S&P Capital IQ, SEC Filings, Annual and Interim Reports, Investor Presentations

	REVENUE GROWTH
	2021-2024 CAGR	LTM	2021	2022	2023	2024	2025
Revenue Generating Human Health Biotechnology
Alnylam Pharmaceuticals, Inc.	45.6%	99.2%	71.2%	53.7%	46.7%	36.8%	26.0%
Arrowhead Pharmaceuticals, Inc.	46.4%	-13.0%	93.8%	50.6%	13.8%	83.0%	NA
BioNTech SE	554.0%	2172.7%	2510.6%	-20.3%	-20.0%	-47.5%	-18.8%
Dicerna Pharmaceuticals, Inc.	-5.3%	224.5%	34.9%	-25.5%	-6.8%	22.2%	48.8%
Genmab A/S	26.1%	90.6%	-24.9%	33.1%	28.2%	17.6%	27.3%
Ionis Pharmaceuticals, Inc.	9.6%	-26.9%	-15.5%	5.2%	4.1%	20.4%	60.4%
Laboratorios Farmaceuticos Rovi, S.A.	9.6%	31.4%	36.2%	22.7%	5.6%	1.6%	6.9%
Lonza Group Ltd	11.0%	NM	14.4%	12.8%	11.0%	9.1%	16.8%
Maravai LifeSciences Holdings, Inc.	8.2%	NA	151.5%	4.0%	4.0%	17.2%	8.3%
Moderna, Inc.	-36.7%	6515.8%	2421.9%	-16.4%	-49.1%	-40.5%	14.5%
Myriad Genetics, Inc.	4.8%	NM	15.4%	-1.7%	4.2%	12.3%	6.2%
NeoGenomics, Inc.	NM	20.8%	12.8%	16.4%	15.8%	NA	NA
Pharma Mar, S.A.	6.0%	-6.5%	-23.0%	11.1%	30.3%	-17.6%	16.1%
PTC Therapeutics, Inc.	29.2%	NM	28.6%	37.8%	25.8%	24.3%	-2.5%
Sarepta Therapeutics, Inc.	26.7%	33.3%	22.0%	18.8%	23.4%	38.7%	16.0%
Translate Bio, Inc.	-11.5%	761.4%	4.1%	-1.6%	6.0%	-33.7%	14.1%
Revenue Generating Human Health Biotechnology Mean	48.2%	825.3%	334.6%	12.5%	8.9%	9.6%	17.1%
Revenue Generating Human Health Biotechnology Median	9.6%	61.9%	25.3%	12.0%	8.5%	17.2%	15.2%

	REVENUE GROWTH
	2021-2024 CAGR	LTM	2021	2022	2023	2024	2025

Synthetic Biotechnology
Amyris, Inc.	140.5%	154.9%	127.9%	2.8%	36.3%	24.7%	26.7%
Codexis, Inc.	20.7%	18.1%	47.3%	15.2%	24.8%	22.3%	23.6%
Twist Bioscience Corporation	103.0%	72.8%	29.9%	42.8%	36.0%	11.0%	NA
Zymergen Inc.	178.1%	10.4%	102.5%	369.9%	202.0%	51.5%	35.4%
Synthetic Biotechnology Mean	110.6%	64.0%	76.9%	107.7%	74.8%	27.4%	28.6%
Synthetic Biotechnology Median	121.8%	45.4%	74.9%	29.0%	36.2%	23.5%	26.7%

Pre-Revenue Human Health Biotechnology
Aldeyra Therapeutics, Inc.	NM	NM	NM	NM	NM	116.4%	86.2%
Arcturus Therapeutics Holdings Inc.	20.5%	-52.7%	245.9%	689.8%	23.9%	42.2%	-17.3%
Clene Inc.	-30.6%	398.6%	96.1%	-35.6%	7232.3%	492.8%	94.9%
CureVac N.V.	202.5%	74.4%	-1.2%	796.9%	436.9%	-42.5%	-4.8%
Evelo Biosciences, Inc.	NM	NM	NM	NM	NM	NM	555.2%
IGM Biosciences, Inc.	NM	NM	NM	NM	NM	NM	212.6%
Inhibrx, Inc.	63.0%	132.0%	-76.7%	0.0%	36.7%	217.1%	384.6%
Krystal Biotech, Inc.	NM	NM	NM	NM	253.8%	130.9%	63.9%
Mind Medicine (MindMed) Inc.	NM	NA	NM	NM	NM	NM	NM
Nautilus Biotechnology, Inc.	NM	NA	NM	NM	302.5%	295.6%	121.7%
Precision BioSciences, Inc.	48.2%	41.5%	65.5%	-37.8%	8.0%	384.9%	151.6%
Replimune Group, Inc.	NM	NM	NM	NM	NM	214.8%	95.3%
Seer, Inc.	155.5%	NA	491.2%	265.2%	128.6%	99.7%	77.3%
Silence Therapeutics plc	-21.8%	2145.5%	224.9%	68.5%	11.0%	-74.5%	NA
VBI Vaccines Inc.	327.8%	-50.3%	107.4%	583.9%	369.9%	143.5%	92.9%
Vera Therapeutics, Inc.	NM	NA	NM	NM	NM	NM	NM
Pre-Revenue Human Health Biotechnology Mean	95.6%	384.1%	144.1%	291.4%	880.4%	168.4%	147.2%
Pre-Revenue Human Health Biotechnology Median	55.6%	74.4%	101.7%	166.9%	191.2%	137.2%	94.9%

De-SPAC Transactions
Benson Hill Biosystems, Inc.	39.9%	NA	24.5%	26.8%	55.9%	38.6%	61.2%
Ginkgo Bioworks, Inc.	61.2%	NA	94.8%	16.7%	94.9%	84.2%	75.0%
Humacyte, Inc.	371.8%	NA	NM	2500.0%	146.2%	64.1%	31.4%
Jasper Therapeutics, Inc.	NM	NA	NM	NM	NM	NM	419.3%
Nuvation Bio Inc.	NM	NA	NM	NM	NM	NM	NM
Vincerx Pharma, Inc.	NM	NA	NM	NM	NM	240.5%	NM
De-SPAC Transactions Mean	157.6%	NM	NM	847.8%	99.0%	106.8%	146.7%
De-SPAC Transactions Median	61.2%	NM	NM	26.8%	94.9%	74.1%	68.1%

LTM	= Latest Twelve Months
CAGR	= Compounded Annual Growth Rate
Summary Financial Analyses
Based on the data shown in the tables above, Duff & Phelps selected a range of multiples to apply to GreenLight’s projected 2025 revenue to obtain a range of Terminal Values to incorporate into the DCF Analysis. In particular, Duff & Phelps analyzed current and near-term revenue growth and multiples of enterprise value-to-LTM
revenue and enterprise
value-to-2021
projected revenue for the Revenue-Generating Human Health Biotechnology Companies and the Synthetic Biotechnology Companies compared to projected 2025 revenue growth for GreenLight, based on the Financial Projections. Such analysis informed the selection of terminal multiples of projected 2025 revenue for GreenLight. Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its judgement, reflected GreenLight’s size, revenue growth outlook, capital requirements, projected profit margins, stage of product pipeline, and other characteristics relative to the selected public companies. Based on these analyses, Duff & Phelps’ selected a terminal revenue multiple range of 6.0x to 8.0x projected 2025 Human Health revenue and a terminal revenue multiple range of 11.5x to 14.5x projected 2025 Plant Health revenue which were utilized in the DCF Analysis to estimate the enterprise value range of GreenLight.
Determination of an appropriate discount rate to use in the DCF Analysis requires a degree of judgment. Duff & Phelps considered a number of factors in determining the discount rate range, including the results of published studies on discount rates. Duff & Phelps considered GreenLight to be in between an “early-stage” and “later-stage” venture as GreenLight is in the development stage with execution risks in product development, sales and marketing. Duff & Phelps also considered (1) GreenLight’s stage in the cycle of management’s business plan, (2) GreenLight’s projected financial performance and growth, and (3) the risks facing GreenLight in order to achieve the projected results, including regulatory risk, execution risk, and competitive risks, among others. Based on these factors and the published discount rate studies, Duff & Phelps used discount rates ranging from 35.0% to 40.0% to discount the projected unlevered free cash flows and the Terminal Values. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Duff & Phelps’ DCF Analysis resulted in an estimated enterprise value range for GreenLight of $900.1 million to $1,594.0 million. Duff & Phelps further estimated the range of total equity value of New GreenLight by adding pro forma cash and cash equivalents of $334.3 million (which assumes no redemptions) and subtracting the fair value of ENVI’s warrants of $11.7 million, as reported on ENVI’s March 31, 2021 balance sheet in its 10-Q filing on May 24, 2021. This resulted in an estimated total equity value range for New GreenLight of $1,223 million to $1,917 million. Finally, the equity value range for GreenLight can be estimated by taking the estimated total equity value range of New GreenLight and multiplying it by 76.7%, which is the pro forma ownership of New GreenLight by GreenLight Equityholders. The estimated equity value range for GreenLight resulting from this calculation is $938.1 million to $1,470.5 million. The pro forma ownership of New GreenLight by GreenLight Equityholders is based on 120.0 million shares of ENVI Class A Common Stock to be issued to the GreenLight Equityholders, 10.5 million shares of ENVI Class A Common Stock to be issued to the PIPE Investors, approximately 20.7 million shares of ENVI Class A Common Stock held by ENVI public shareholders (which assumes no redemptions) and approximately 5.2 million shares of ENVI Class B Common Stock.
Duff & Phelps’ noted that the equity value for New GreenLight implied by the Business Combination is $1,564 million, which is calculated by taking an assumed value of $10 per share of ENVI Class A Common Stock multiplied by the expected total number of shares outstanding after giving effect to the Business Combination (and assuming no redemptions). Therefore, the total equity value implied by the Business Combination falls within the range of estimated total equity values for New GreenLight based on Duff & Phelps’ financial analysis. Duff & Phelps noted that the enterprise value of New GreenLight implied by the Business Combination is $1,241 million, which is calculated by taking the implied equity value of $1,564 million, subtracting pro forma cash and cash equivalents of $334.3 million (which assumes no redemptions) and adding the fair value of ENVI’s warrants of $11.7 million. This also falls within the range of estimated enterprise values for GreenLight based on Duff & Phelps’ financial analysis. Finally, the consideration to be paid by ENVI to the GreenLight Equityholders of $1,200 million, based on an assumed value of $10 per share of ENVI Class A Common Stock multiplied by 120.0 million shares to be issued to the GreenLight Equityholders, falls within the range of equity values for GreenLight in Duff & Phelps’ financial analysis.
Duff & Phelps also calculated the multiples of enterprise
value-to-projected
revenue in 2023, 2024 and 2025 for New GreenLight. These multiples were 6.67x, 5.39x and 1.46x, respectively, for projected revenue in 2023,

2024 and 2025 in the Financial Projections. Duff & Phelps compared these implied multiples to median multiples of enterprise value-to-projected
revenue in 2023, 2024 and 2025 observed for the
Pre-Revenue
Human Health Biotechnology companies of 10.21x, 5.63x, and 5.84x, respectively. Therefore, for all three periods analyzed, the implied multiples that ENVI paid for GreenLight fall below the median multiples of this public company group. Duff & Phelps also compared the implied New GreenLight multiples to the median multiples of enterprise value-to-projected
revenue in 2023, 2024 and 2025 observed for the
de-SPAC
transactions of 8.00x, 4.04x and 3.99x, respectively, at the de-SPAC transaction date and 10.04x, 4.03x and 3.94x, respectively, as of the date of Duff & Phelps’ analysis. Therefore, for two of the three periods analyzed, the implied multiples that ENVI paid for GreenLight fall below the median multiples of the de-SPAC
transactions.
Duff & Phelps’ Opinion was only one of the many factors considered by the ENVI Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the ENVI Board.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of its Opinion to the ENVI Board, ENVI agreed to pay Duff & Phelps a fee of $500,000, earned upon the delivery by Duff & Phelps of the Opinion to the ENVI Board. $100,000 of the fee was payable upon delivery of the Opinion and $400,000 is payable upon consummation of the Business Combination.
No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion.
Furthermore, Duff & Phelps is entitled to be paid additional fees at a percentage of Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. ENVI has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket
expenses and reasonable fees and expenses of outside counsel retained by Duff & Phelps in connection with the engagement. ENVI has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.
The terms of the fee arrangements with Duff & Phelps, which ENVI believes are customary in transactions of this nature, were negotiated at arm’s length, and the ENVI Board are aware of these fee arrangements.
Disclosure of Prior Relationships
During the two years preceding the date of Duff & Phelps’ Opinion, Duff & Phelps has provided corporate finance advisory services and valuation services to ENVI. For the prior corporate finance advisory services engagement, which was terminated prior to engagement completion, Duff & Phelps expects to be reimbursed for reasonable out-of-pocket
expenses it incurred. For the prior valuation services engagement, Duff & Phelps received customary fees, expense reimbursement, and indemnification.
Certain Company Projected Financial Information
The prospective financial information and other forecasted financial information included herein (referred to as “
GreenLight Forecasts
” or “
Financial Projections
”) are being presented solely to provide a more complete understanding of the information considered by the ENVI Board in its evaluation of the Business Combination. The ENVI Board considered and relied on the GreenLight Forecasts, particularly in light of the length of the projections, GreenLight’s current status as a development stage company with no approved products and GreenLight’s plans to develop its COVID-19 program in a dynamic market, but did not place any particular weight or condition to such factors. ENVI was unwilling to proceed with its evaluation of the Business Combination without receiving the GreenLight Forecasts. GreenLight does not as a matter of course publicly disclose long-term forecasts or internal projections of its future performance, revenue, earnings, financial condition or other results. However, GreenLight’s management prepared and provided to GreenLight’s board of directors, GreenLight’s financial advisors and ENVI certain internal, unaudited Financial Projections in connection with the evaluation of the Business Combination, which were prepared solely for GreenLight’s internal use, capital budgeting and other management purposes. Through the course of the due diligence process with ENVI, GreenLight management reviewed, updated, assessed and adjusted various assumptions which affected the GreenLight Forecasts. The GreenLight Forecasts were finalized as of June 30, 2021 and have not been updated to reflect events after that date. Further, they were not prepared with a view toward public disclosure or with a view toward complying with U.S. GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Instead, the GreenLight Forecasts were prepared utilizing GreenLight’s internal forecast approach and did not give effect to the impact of adoption or effectiveness of any new accounting pronouncements that may occur during the periods presented. Accordingly, none of ENVI, WithumSmith+Brown, PC, ENVI’s independent registered public accounting firm, and Deloitte & Touche LLP, GreenLight’s independent registered public accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such projections or their achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of the independent registered public accounting firm of GreenLight contained in GreenLight’s audited financial statements for the year ended December 31, 2020, which is included in this proxy statement/prospectus, relates to historical financial information of GreenLight, and such report does not extend to the financial projections included below and should not be read to do so.
However, in the view of GreenLight’s management, the GreenLight Forecasts were prepared on a reasonable basis, reflected estimates and judgments available at the time of preparation, and to GreenLight management’s knowledge, belief and judgment at the time of preparation, represented a reasonable current projection of the future financial performance of GreenLight as of June 30, 2021. The projections are subjective in many respects and therefore susceptible to significantly varying interpretations and the need for frequent updating based on actual experience and business developments. The projected information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to rely on the prospective financial information in making a decision regarding the transaction, as actual results are likely to differ materially from the projections.
The projections reflect numerous quantitative and qualitative estimates and assumptions made as of June 30, 2021, including significant assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond GreenLight’s control, such as the risks and uncertainties contained in the section entitled “
Risk Factors
.” For example, the projections assumed, among other things, that global business, financial and regulatory conditions will not worsen during the projected period, that mRNA technology will gain widespread acceptance, that currently anticipated market opportunities will not vary from expectations, that all of GreenLight’s current research and development plans will be successful as and when planned, that all of GreenLight’s product candidates will demonstrate anticipated levels of safety and effectiveness without adverse effects, that GreenLight will receive all regulatory approvals as and when expected (as described in the timelines set forth in the section entitled “
Information about GreenLight
”), that product launches will occur as and when expected (as described in the timelines set forth in the section entitled “
Information about GreenLight
”), that adequate funding and personnel will be available as and when needed, and that no events outside management’s current plans will occur, such as the introduction of superior or more competitive alternatives to GreenLight’s anticipated product candidates. The projections are not predictive of GreenLight’s actual future results and should not be construed as financial guidance for any future period.
The financial projections for revenue, EBITDA, capital expenditures and working capital investment and GreenLight’s anticipated commercial development timeline are forward-looking
statements that were based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond GreenLight’s control. All projections are necessarily speculative, and GreenLight believes that the prospective financial information covering periods beyond 2021 carries increasingly higher levels of uncertainty and should be read in that context. Because of these assumptions and uncertainties, GreenLight anticipates that actual results will be materially different from those contained in the projections, including the potential to be materially lower. The inclusion of the projections and anticipated timeline in this proxy statement/prospectus should not be regarded as an indication that GreenLight or its representatives considered or currently consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.
BY INCLUDING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, NEITHER GREENLIGHT NOR ENVI UNDERTAKES ANY OBLIGATION, AND EACH OF THEM EXPRESSLY DISCLAIMS ANY RESPONSIBILITY, TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR CHANGE, IN EACH CASE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS ACTUAL RESULTS ARE LIKELY TO DIFFER MATERIALLY FROM THE PROSPECTIVE FINANCIAL INFORMATION. NONE OF GREENLIGHT, ENVI NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY GREENLIGHT STOCKHOLDER, ENVI STOCKHOLDER OR ANY OTHER PERSON THAT THE RESULTS ANTICIPATED BY THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION, OR ANY OTHER RESULTS, WILL BE ACHIEVED. NEW GREENLIGHT DOES NOT INTEND TO REFERENCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.
GreenLight’s revenue projections were based on its management’s expectation of adopting a three-phased
plan for commercialization on the timelines set forth in the section entitled “
Information About GreenLight
.” The first phase, which GreenLight expected to run until at least the second half of 2022, was expected to involve collaboration with biopharmaceutical companies and key opinion leaders to validate the performance and utility of GreenLight’s product candidates, during which no product revenue will be recognized, if any. The second phase, which GreenLight did not anticipate will begin any earlier than the second half of 2022, was expected to include an early access limited release phase for the Colorado potato beetle product candidate in which management expected to recognize limited revenue for the program in this year. During this phase, management expected to begin to realize some milestone-based revenue related to clinical trial progress for human health vaccine programs, for which partnerships have not yet been established. Finally, the third phase, which GreenLight expected to commence between the second half of 2023 and the beginning of 2024, was anticipated to include a broader commercial launch of plant health and human health products. Revenue projections were based on pricing for the GreenLight products that was generally expected to be in-line
with existing market-leading products in the markets we are targeting with our product portfolio.
GreenLight believes there are multiple applications in plant, animal and human health that can be addressed by high-quality, targeted, reproducible, and cost-effective
RNA-based
products, which, if they receive regulatory approval, would lead to a broad adoption. The projections assumed that, if GreenLight receives the necessary regulatory approvals GreenLight plant health products would be cost-competitive and would be priced in-line
with existing products in markets for the pests being targeted by our products. The projections assumed that, if development is complete, GreenLight will then determine the most appropriate path for commercialization. This path may consist of partnering with distribution or large agricultural companies in certain markets to enable broader access to the market. The financial projections assumed GreenLight will manufacture its plant health products. The projections assumed that GreenLight human health products would be cost-comparable or cost-beneficial compared to other mRNA-based products in the market and would be priced comparably with existing vaccines. During the clinical trial process, GreenLight will determine the most appropriate path for commercialization if and when a clinical trial is successfully designed and completed. This path will likely consist of partnering with one or more biopharmaceutical companies to launch our vaccine and therapeutics programs in the United States and other jurisdictions. The financial projections assumed GreenLight will manufacture its human health products for clinical trials and will utilize contract manufacturing partners, such as Samsung, if its vaccines are approved and commercialized. Finally, GreenLight’s management expected increasing marketing expenses and selling, general, and administrative expenses to support the expected growth of GreenLight.
As noted above, the projections included in this section were prepared in the first half of 2021 and were used by the ENVI Board in its evaluation of the Business Combination. These projections were developed based on the market data available at that time, including estimates of the COVID-19 market. We periodically adjust our expectations to account for the rapidly evolving conditions surrounding the ongoing COVID-19 global pandemic, including the emergence of new variants, the long-term effectiveness of current vaccines, the pace of introduction, safety and efficacy of new and existing products in the market, such as vaccines and antivirals, and the action of other participants in the market. Since all conditions related to COVID-19 are shifting, we expect that our estimates relating to this market will also continue to shift, and we expect that our outlook will continue to change over the coming months and years. As discussed, we are in the preclinical stage of development for our vaccines and have not yet entered into any partnerships for research and development collaboration and commercialization of these vaccines. We expect to seek additional equity or debt financing and/or funding through partnerships upon completion of the COVID-19 mRNA vaccine Phase 1 clinical trial, which we plan to initiate in the first half of 2022.
When we seek additional vaccine program funding through partnerships, we currently plan to initially target regional pharmaceutical and biotechnology companies for COVID-19 and multi-target partnerships. Our current approach could lead to revenues that are different from those disclosed below because the previously projected numbers assumed instead that we would pursue a single collaboration with global distribution rights. A more current reflection of the state of the COVID-19 market indicates that the more likely scenario will involve a few regional partnerships with distribution rights across specific geographical zones. Our current plans are described in more detail below the table. We expect that revenues from those partnerships in 2022 through 2024 could be materially higher or lower than those estimates, depending on the specific parameters for each partnership. The global market for COVID-19 booster shots is still in flux, and projections for 2025 and beyond are subject to even greater variation. We currently hope to commercialize a COVID-19 vaccine in 2024 and, if we receive timely regulatory approval, we would expect to launch the vaccine in developing regions. We currently expect that our capital investment and working capital needs for our COVID-19 program through 2024 will be lower than what is reflected in the table below because we currently do not plan to build inventory until more clarity exists around the timeline for vaccine approval.
In addition to the uncertainty around the revenue potential for our vaccines, the partnerships into which we hope to ultimately enter will determine what proportion of the research, development and clinical costs are borne by GreenLight or our development partners. The estimates below assumed that GreenLight will not incur the costs of a Phase 2/3 clinical trial for COVID-19 and that those costs will be borne by our development partners. If we are unable to obtain partner financial support for those trials, or other funding, we expect that those trials would cost between $120 million and $150 million in addition to the costs assumed in the projections. The projections also included assumptions regarding manufacturing costs, including the approximately $11.5 million we have committed to pay in our agreements with Samsung.
The table below includes the material projected financial information which GreenLight management provided to ENVI as part of ENVI’s due diligence (in millions of dollars).

($ in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$2	$41	$186	$231	$849
EBITDA	(114)	(190)	(11)	(23)	235
Capital expenditures	14	71	52	104	32
Working capital investment	—	69	64	61	51

Projected revenue was based on a number of operational assumptions, including:

•
Development of the revenue estimates for plant health relied on calculations of the total addressable market available to pesticide products controlling a given target pest or disease. In most instances, we calculated this by defining a relevant active ingredient market for the crop or crops where we intend to market our products and then making an assumption as to the percentage of that market that is spent on controlling the target pest or disease. The projections assumed that revenue build for our products would take between three and five years from launch, and penetration estimates were built by product given the effectiveness and safety profiles of current products in the market along with other factors. Estimated revenue at year five of each of our programs except Varroa mite ranged from 2% to 10% penetration of current markets with an average penetration rate of 6.5%. Our Varroa mite product was assumed to have higher penetration in the market at 35% in light of performance expectations compared to existing products available to beekeepers.

•
Our programs for human health are all in the preclinical stages of development and, as such, we recognize that these programs may or may not ultimately result in revenues. We projected revenue only for our COVID-19 and influenza programs due to the expected commencement of clinical trials for those programs in 2022. A key assumption was that COVID-19 becomes and remains an endemic disease similar to influenza. The revenue forecast assumed that regulatory approval will be available through Emergency Use Authorization at the time of regulatory submission, which would provide an expedited regulatory review and marketing pathway. The revenue forecast also assumed that there will be a shortage of vaccines in Africa/Middle East, South East Asia, South Asia, Latin America, and China, and that, as a result, one or more companies in those regions will be seeking a partnership with a company like GreenLight. GreenLight plans to seek partnerships to make its COVID-19 vaccine available in each of these regions. Partnering financial terms reflected our understanding of general market terms in the mRNA industry and included assumptions relating to an upfront payment, clinical and commercial milestones, and royalties on net sales. In addition to partnering clinical stage assets, we will strive to establish research collaborations with pharmaceutical/biotechnology companies if our mRNA platform is validated in the clinic.

•
Revenue in 2021 of $2 million was projected to include grant revenue from the Bill & Melinda Gates Foundation, which is to be used for the sole purpose of research for in vivo gene therapy for sickle cell disease and to explore new, low-cost
capabilities for the in vivo functional cure of sickle cell and or durable suppression of HIV in developing countries.

•
In 2022, the financial projections provided to ENVI included estimated revenue from plant health programs of $1 million generated from a future research and development collaboration with a strategic partner. The financial projections provided to ENVI also estimated that we would generate revenue of $40 million in 2022 from a future collaboration on our COVID-19 vaccine program with a single strategic partner. As noted above, because of developments in the COVID-19 market since June 30, 2021, we now expect to seek future collaborations on our COVID-19 vaccine program with multiple strategic partners and expect to generate revenue from our human health programs that may fall within the broader range of approximately $20 million to $60 million. This projected range of potential revenue assumed that in 2022 we will enter into one partnership for Africa/Middle East and another for COVID-19 vaccine distribution in one additional developing region, such as South Asia. All of these projections assumed that the commercial partner will bear the late-stage clinical and commercialization costs. Our projections for these arrangements were benchmarked against the 2020 CureVac-GSK transaction. CureVac and GSK publicly announced in June 2020 that the transaction included an upfront payment of $30 million per target, milestones (development and commercial) of $170 million per target and tiered royalties (at undisclosed rates) on product sales for worldwide rights to preclinical-stage assets. We selected this transaction as a benchmark for our research-stage mRNA
COVID-19
vaccine on the basis that this transaction represented the most recent collaboration arrangement for similar technology (an mRNA product candidate) at a similar stage of development (research-stage) for which financial terms were publicly available. Because we expected that our

COVID-19
vaccine would be our first product to begin clinical trials, we determined to benchmark our projections against another research-stage transaction rather than other transactions negotiated at a later stage of product development, such as the 2021 pre-clinical collaboration between CureVac and GSK for a
COVID-19
product candidate or the 2020 pre-clinical collaboration between BioNTech and Pfizer for a
COVID-19
vaccine that was expected to enter a Phase I clinical trial within six weeks of deal execution. The projections assumed that we would receive lower revenue from partners because we plan to target transactions for underserved geographic territories instead of global partnering arrangements. In 2022, if we attain positive Phase 1 results for our COVID-19 vaccine, we also plan to seek multi-target research, development, and commercialization agreements, and the projections assumed that we will have one world-wide agreement and one regional agreement in place in 2022. The assumed terms of these projected agreements were also benchmarked against the 2020 CureVac-GSK transaction. As above, we selected this transaction as a benchmark for these projected agreements on the basis that it represented the most recent collaboration arrangement for similar technology (an mRNA product candidate) at a similar stage of development (research-stage) for which financial terms were publicly available. We assumed lower amounts to reflect the fact that any such arrangement would be the first collaboration agreement signed by GreenLight and would involve only one target.

•
In 2023, the financial projections provided to ENVI included estimated revenue from plant health programs of $5 million, which was expected to be generated from the commercial launch of our first plant health product addressing the Colorado potato beetle pest in the U.S. as well as research and development collaboration revenue. The financial projections provided to ENVI also estimated that we would generate human health revenue of $181 million from clinical milestone accomplishments on the COVID-19 program initiated in 2022. As noted above, because of developments in the COVID-19 market since June 30, 2021, we now expect to seek future collaborations with multiple strategic partners and expect to generate revenue from our human health programs that may fall within the broader range of approximately $160 million to $181 million. The financial projections also assumed that we would obtain partnerships for COVID-19 and multi-target partnerships in 2023, including COVID-19 partnerships in two additional developing country regions, such as Latin America and Southeast Asia, as well as a 2-target world-wide partnership agreement, which were estimated on the basis of the 2020 CureVac-GSK transaction for the same reasons described above. In 2023, the financial projections assumed that we would establish a partnering agreement in China, with that agreement benchmarked against the publicly announced terms of the 2021 Everest-Providence pre-clinical Asia COVID-19 transaction. The 2021 Everest-Providence transaction included an upfront payment of $50 million, as well as profit-sharing of up to $100 million followed by mid-to-high single-digit royalties (as a percentage of vaccine sales) in China and Singapore and mid-teen royalties (as a percentage of vaccine sales) in other markets in Asia. We selected this transaction as a benchmark on the basis that it represented the only mRNA collaboration arrangement in the preceding three years that we identified as providing specific financial terms for the value of clinical-stage assets in Greater China and Southeast Asia. The upfront payment was assumed to be lower because we assumed that the GreenLight agreement will not include Pakistan. Because we do not expect that the agreement would include initial profit-sharing similar to the 2021 Everest-Providence transaction, the projections assumed instead that development milestones would be paid. Also in 2023, if our Phase 1 clinical trial for our influenza vaccine generates positive results, we expect to seek a world-wide partnership for our influenza program. The assumed terms of this transaction were benchmarked against the publicly announced terms of the 2018 Pfizer-BioNTech agreement for worldwide rights to a research-stage program, which included $120 million upfront in cash, equity, and near-term milestones, up to an additional $305 million in milestones and up to double-digit tiered royalties (as a percentage of worldwide vaccine sales). We selected this transaction as a benchmark on the basis that it represented the only mRNA collaboration arrangement in the preceding three years that we identified as providing specific financial terms for the value of an mRNA influenza vaccine. GreenLight’s estimated payments were assumed to be lower to reflect the fact that GreenLight’s platform is not expected to have as much clinical validation data as BioNTech and that GreenLight may be unable to find a partner with Pfizer’s extensive global commercial reach. We cannot assure you that any of the benchmark transactions for other companies are indicative of the actual terms, if any, that we will be able to achieve.

•
The projections estimated that we will generate revenue of $19 million in 2024 from plant health products as we expand US sales of our product for the Colorado potato beetle pest, and assumed we will launch our product for the Varroa mite pest in that year. In human health, the projections estimated that we will generate revenue of $212 million from our COVID-19 program through additional milestone payments on assumed agreements and royalties on first commercial sales of COVID-19 vaccine sales in South Africa.

•
The projections assumed that we will launch four additional plant health products against Botrytis, Diamondback Moth, Fusarium and Powdery Mildew in 2025, contributing to the plant health revenue estimate of $120 million in that year. Human health programs were expected to generate revenue of $230 million largely from expected
COVID-19
commercial royalties and seasonal flu clinical milestones.

•
Plant health programs were expected to generate revenue of $321 million in 2026 and $489 million in 2027 related to the launch of the product against the Two Spotted Spider Mite as well as expansion of already launched programs.

•
Human health programs were expected to generate revenue of $802 million in 2026 and $729 million in 2027. Our estimated human health revenue for 2026 and 2027 was based on royalties associated with sales of COVID-19 vaccine products as well as milestone payments from seasonal flu and multitarget partnerships. The COVID-19-related revenues for these years assumed the continuation of the COVID-19 pandemic and an ongoing shortage of effective COVID-19 vaccines and boosters. We assumed that the shortage will arise from either supply constraints or the need to treat existing or new variants of the COVID-19 virus such that we receive an Emergency Use Authorization for our COVID-19 product pursuant to the declaration of a public health emergency first announced in March 2020 pursuant to Section 564 of the FFDCA. We based our revenue estimates for the COVID-19 vaccine market in the US and European Union on our estimate of a total addressable booster market of $8.5 billion, which in turn was based upon a third-party estimate of a booster market of between $3.2 billion and $16.4 billion. See “Risk Factors — Risks related to creating a new class of mRNA products.”

•
The projections assumed that GreenLight will complete development of all programs in the pipeline and obtain all required regulatory approvals on time. The projections provided to ENVI did not factor in or otherwise consider the possibility that any of our product candidates will not successfully complete field or clinical trials on our projected timelines or at all because ENVI, a financially sophisticated business enterprise, was aware of the risks and uncertainties associated with early-stage product candidates and could conduct its own assessment of both the likelihood that these risks and uncertainties might lead to unanticipated delays in, or failure to obtain, regulatory approval for our product candidates and any resulting impact on our projected financial information. There is no guarantee that we will successfully receive timely regulatory approval for any of our products according to our projected timelines, or at all. If we fail to achieve approval or if we encounter significant delays in approval for any of these applications, our ability to achieve our prospective financial information set forth above could be materially and adversely affected.

•	The projections assumed that GreenLight will be able to build sufficient manufacturing capacity to support anticipated commercial product demand.

•	The projections assumed that GreenLight will be able to obtain sufficient incremental funding, whether by debt, equity, strategic partners, or other sources, or a combination of these sources.
EBITDA, a
non-GAAP
measure, excludes all future interest, taxes, depreciation, and amortization. EBITDA is modeled primarily on the basis of existing programs without consideration of additional opportunities for investment, which if pursued could reduce EBITDA. Operating expenses reflected as costs in EBITDA include expenses anticipated to be incurred in support of research and development and general and administrative activities. Research and development expenses are expected to account for a significant portion of our future operating expenses and to consist primarily of salaries and related benefits expense of product development personnel, facilities costs, laboratory supplies and equipment, external costs of vendors engaged to conduct research and development activities, and allocated expenses for technology and facilities. General and administrative and commercial expenses are expected to consist primarily of salaries, bonuses, commissions and benefits expense for personnel in executive, sales, marketing, legal, human resources, finance and administrative functions, professional fees for marketing services, legal, patent, consulting, accounting and audit services, and allocated expenses for technology and facilities. Management uses EBITDA to compare GreenLight’s performance relative to forecasts and strategic plans and to benchmark GreenLight’s performance. EBITDA is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of GreenLight’s operating results as reported under U.S. GAAP. GreenLight is unable to present a quantitative reconciliation of forward-looking
EBITDA to earnings because management cannot reliably predict all of the necessary components of its future earnings calculated in accordance with U.S. GAAP. Among other examples, GreenLight cannot reliably predict future stock-based
compensation charges or other charges whose determination is dependent on facts and circumstances applicable at the time such charges are determined.
Capital expenditures are expected to include costs to build facilities for scaling up production of both plant health and human health commercial launches as well as other facilities and lab equipment needs. Working capital investment primarily reflects investments required to build inventory for commercial launches within the plant and human health portfolios.
Satisfaction of 80% Test
It is a requirement under the Existing Organizational Documents that any business acquired by ENVI have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of GreenLight generally used to approve the transaction, the ENVI board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length,
was fair to and in the best interests of ENVI and its stockholders and appropriately reflected GreenLight’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as GreenLight’s potential for future growth in revenue and profits. The ENVI Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of GreenLight met this requirement.
Interests of ENVI’s Directors and Officers in the Business Combination
When you consider the recommendation of the ENVI Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial stockholders, including ENVI’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of ENVI stockholders generally. As a result of the disparate outcomes dependent on the consummation of the Business Combination, particularly those discussed in the third, fourth and fifth bullets below, the Sponsor may therefore be economically incentivized to recommend a business combination with a riskier, weaker-performing or less-established target business than would be the case if the Sponsor had paid the same per share price for the founder shares that the public shareholders paid for the public ENVI Units. You should be aware that the interests set forth in more detail below present a risk that the Sponsor, HB Strategies and each of their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public stockholders – as such, the Sponsor and HB Strategies may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. These interests include, among other things, the interests listed below:

•	the fact that our initial stockholders, and in the case of HB Strategies solely with respect to their founder shares, have agreed not to redeem any shares of ENVI Class A Common Stock held by them in connection with a stockholder vote to approve a proposed initial business combination, including all 5,175,000 shares of ENVI Class B Common Stock held by them as of the date of this proxy statement/prospectus;

•	the fact that Canaccord, an affiliate of the Sponsor, will receive a fee of $7.8 million in connection with the closing of the proposed business combination;

•
the fact that the initial stockholders paid an aggregate of $25,000 for the 5,175,000 shares of ENVI Class B Common Stock currently owned by them and such securities will have a significantly higher value at the time of the Business Combination and that, as a result of the lower price paid by our initial stockholders for their shares of ENVI Class B Common Stock, the initial stockholders may generate a profit on those shares even at prices that would generate a significant loss for the public stockholders on their shares of public common stock (which potential profit is quantified in the below bullet);

•
As a result of the lower price paid by our initial stockholders for their shares as compared to, for example, the price per share of our public shares of $10.00 at our initial public offering (which price is $9.995 above the price per share paid by our initial stockholders), the initial stockholders may realize profit of approximately $51.8 million upon a sale of their shares at such price;

•
the fact that HB Strategies paid $2,000,000 for its private placement warrants, and that ENVI issued the 750,000 Insider Warrants (which investment would result in a loss of $2.0 million at a price per share of our public shares of $10.00, and a profit of approximately $7.6 million at a price per share of $15.00), and that these private placement warrants would be worthless if a business combination is not consummated by July 19, 2022 (or by January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months);

•
the fact that the initial stockholders and ENVI’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any common stock (other than public common stock) held by them if ENVI fails to complete an initial business combination by July 19, 2022 (or by January 19, 2023 if we elect to extend);

•	the fact that the Investor Rights Agreement has been entered into by the initial stockholders;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor, HB Strategies or any of their affiliates to ENVI in an aggregate amount of up to $1,500,000 may be converted into ENVI Units in connection with the consummation of the Business Combination;

•	the fact that HB Strategies has made a $500,000 working capital loan to ENVI;

•	the continued indemnification of ENVI’s directors and officers and the continuation of ENVI’s directors’ and officers’ liability insurance after the Business Combination ( i.e. , a “tail policy”);

•
the fact that the Sponsor and ENVI’s officers and directors will lose their entire investment in ENVI and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by July 19, 2022 (or by January 19, 2023 if we elect to extend), and further, the fact that the lower price paid by our initial stockholders for their shares of ENVI Class B Common Stock described above may generate a profit on those shares even at prices that would generate a significant loss for the public stockholders on their shares of public common stock;

•
the fact that if the trust account is liquidated, including in the event ENVI is unable to complete an initial business combination by July 19, 2022 (or by January 19, 2023 if we elect to extend), the Sponsor has agreed to indemnify ENVI to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ENVI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ENVI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that ENVI may be entitled to distribute or pay over funds held by ENVI outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.
As of the date of this proxy statement/prospectus, none of the Sponsor, or any officer or director, has loaned any money to ENVI or incurred any fees or out-of-pocket expenses on behalf of ENVI for which such party will be seeking reimbursement, and there are no outstanding amounts for which such parties are awaiting reimbursement.
The initial stockholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their founder shares in favor of the proposals being presented at the special meeting. As of the date of this proxy statement/prospectus, the founder shares owned by the initial stockholders represents approximately 20% of the issued and outstanding common stock. See “
Related Agreements
—
Sponsor Letter Agreement
” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial stockholders, GreenLight and/or their directors, officers, advisors or respective affiliates may purchase public common stock from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public common stock or vote their public common stock in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial stockholders, GreenLight and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirements that each of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite vote at the special meeting, (ii) otherwise limit the number of shares of public common stock to be redeemed and (iii) ensure that New GreenLight’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Interests of GreenLight’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the GreenLight board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of GreenLight’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of GreenLight or ENVI’s stockholders generally. These interests include, among other things, the interests listed below:

•
the fact that certain of GreenLight’s directors are expected to become directors of New GreenLight upon the Closing and will receive compensation under New GreenLight’s director compensation practices described in the section titled “
GreenLight Director Compensation
”

•
the fact that each of GreenLight’s executive officers are expected to become executive officers of New GreenLight upon the Closing, serving in the same position they are currently serving with GreenLight, in each case on substantially the terms described in the sections entitled “
GreenLight Executive Compensation
” and “
GreenLight Director Compensation
”;

•
the substantial number of shares of New GreenLight to be issued to GreenLight’s directors, executive officers and/or their affiliated entities, as set forth in the section titled “
Beneficial Ownership of
Securities,
” and the fact that such shares will have a significantly higher value than their original purchase price upon consummation of the Business Combination, in addition to the outstanding equity awards held by certain directors and executive officers of GreenLight, as set forth in the sections entitled “
GreenLight Executive Compensation
” and “
GreenLight Director Compensation
”, which will be assumed by New GreenLight in connection with the Closing;

•
the fact that the Investor Rights Agreement has been entered into by certain of GreenLight’s directors or their affiliated entities, as set forth in the section titled “
Certain Relationships and Related Person Transactions
”;

•
the fact that certain of GreenLight’s directors or their affiliated entities have entered into subscription agreements for the PIPE Financing, as set forth in the section titled “
Certain Relationships and Related Person Transactions
”; and

•
the continued indemnification of GreenLight’s directors and officers, as set forth in the section titled “
Certain Relationships and Related Person Transactions
”, and the continuation of GreenLight’s directors’ and officers’ liability insurance after the Business Combination (
i.e.
, a “tail policy”).

Certain Engagements in Connection with the Business Combination and Related Transactions
In connection with ENVI’s initial public offering, ENVI entered into the Business Combination Marketing Agreement, dated as of January 13, 2021, with Canaccord, pursuant to which ENVI engaged Canaccord as an advisor in connection with a business combination to assist ENVI in identifying potential business combination targets and arranging meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce ENVI to potential investors that may be interested in purchasing ENVI securities, assist in obtaining stockholder approval for the business combination and assist with the preparation of ENVI press releases and public filings in connection with the business combination. For such services ENVI will pay Canaccord upon the consummation of a business combination, including the Business Combination, a cash fee in an amount equal to 3.76% of the gross proceeds of the initial public offering (or $7,783,200) (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the Business Combination Marketing Agreement, no fee will be due if ENVI does not complete a business combination.
In addition, SVB Leerink and Credit Suisse (together with their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial
activities and services. From time to time, SVB Leerink and Credit Suisse and their respective affiliates have provided various investment banking and other commercial dealings services unrelated to the Business Combination or the PIPE to ENVI and its affiliates, and have received customary compensation in connection therewith. In addition, SVB Leerink and Credit Suisse and their affiliates may provide investment banking and other commercial dealings to ENVI, GreenLight and their respective affiliates in the future, for which they would expect to receive customary compensation.

GreenLight engaged each of SVB Leerink and Credit Suisse to act as the Company’s financial and capital markets advisors with respect to the Business Combination. Pursuant to an engagement letter with each of Credit Suisse and SVB Leerink, dated January 11, 2021, as amended on June 2, 2021 (the “engagement letters”), GreenLight agreed to pay Credit Suisse and SVB Leerink, (a) conditioned upon, and at the Closing of the Business Combination, a transaction fee equal to $5 million, which fee is creditable against the Capital Markets Fee and (b) conditioned upon the closing of the PIPE Financing, an equity capital markets fee equal to 2.5% of the aggregate cash proceeds, net of fees payable to third parties with the exception of legal fees, (x) received by ENVI from the trust account of ENVI after satisfying its redemption obligations to ENVI’s stockholders and (y) received by ENVI in the PIPE Financing from third party investors who are not already investors of GreenLight (the “Capital Markets Fee”). In addition, GreenLight, at the sole discretion of the GreenLight Board may compensate Credit Suisse and SVB Leerink with, (i) an additional cash payment of 0.5% of the aggregate cash proceeds, net of fees payable to third parties with the exception of legal fees, (x) received by ENVI from the trust account of ENVI after satisfying its redemption obligations to ENVI’s stockholders and (y) received by ENVI in the PIPE Financing from third party investors who are not already investors of GreenLight, and (ii) an additional cash payment of up to an additional $5 million. In addition, pursuant to the engagement letters, in the event either Credit Suisse or SVB Leerink acted as lead underwriter for the initial public offering of a special purpose acquisition company and deferred the underwriting fees in connection therewith, then the capital markets fee on the non-PIPE Financing component of the Business Combination, as applicable, will be waived to the extent of such deferred underwriting fees.
In addition, in the ordinary course of their business activities, SVB Leerink and Credit Suisse and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ENVI or GreenLight, or their respective affiliates. SVB Leerink and Credit Suisse and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization because GreenLight has been determined to be the accounting acquirer under U.S. GAAP. Under this method of accounting, ENVI has been treated as the “acquired” company for financial reporting purposes. This determination was primarily because existing GreenLight stockholders will hold the majority of voting rights in New GreenLight, existing GreenLight stockholders will have the right to appoint the majority of the directors on the New GreenLight Board, GreenLight’s senior management will comprise the senior management of New GreenLight, and GreenLight’s operations prior to the acquisition will comprise the ongoing operations of New GreenLight. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of GreenLight with the Business Combination being treated as the equivalent of GreenLight issuing equity for the net assets of ENVI, accompanied by a recapitalization, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On August 23, 2021, ENVI and GreenLight filed the required forms under the HSR Act with the Antitrust Division and the FTC and on September 22, 2021, the applicable
30-day
waiting period expired.

At any time, notwithstanding the expiration or termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New GreenLight’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ENVI cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ENVI cannot assure you as to its result.
None of ENVI or GreenLight are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The affirmative vote (in person or by proxy) of the holders of a majority of shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class, is required to approve the Business Combination Proposal.
The Business Combination Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. A stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote
with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal.
Recommendation of the ENVI Board
THE ENVI BOARD UNANIMOUSLY RECOMMENDS THAT THE ENVI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

THE PUBLIC BENEFIT CORPORATION PROPOSAL
Overview
We are seeking stockholder approval to convert ENVI to a Delaware public benefit corporation (“
PBC
”) by adopting the PBC Proposed Charter attached here to as
Annex J
. The PBC Proposed Charter is identical to the Proposed Charter that our stockholders are being asked to approve and adopt in the Charter Amendment Proposal except that it also contains the provisions necessary or desirable for the conversion of ENVI to a PBC. The PBC Proposed Charter, if adopted by the ENVI stockholders, would amend and restate the Existing Charter, effective as of the Effective Time.
This Public Benefit Corporation Proposal is conditioned on the approval and adoption of each of the other Condition Precedents Proposals. If the Business Combination Proposal is not approved, this Public Benefit Corporation Proposal will not be presented to the stockholders for a vote.
This Public Benefit Corporation Proposal is being proposed as an alternative to the Charter Amendment Proposal. If this Public Benefit Corporation Proposal is not approved and adopted, New GreenLight will not become a PBC. If this Public Benefit Corporation Proposal is approved and adopted, irrespective of the outcome of the vote on the Charter Amendment Proposal, New GreenLight will become a PBC upon the effective time of the filing of the PBC Proposed Charter. For the avoidance of doubt, if both this Public Benefit Corporation Proposal and the Charter Amendment Proposal are approved and adopted by the stockholders of ENVI, then New GreenLight will become a PBC and it is the PBC Proposed Charter (and not the Proposed Charter) that will be filed and become the new certificate of incorporation of New GreenLight.
Delaware Public Benefit Corporation Basics
A PBC is a
for-profit
company operating under subchapter XV of the DGCL. There are two primary distinctions between a PBC and a traditional Delaware for-profit
corporation.
First, a PBC adopts a specific public benefit purpose in its certificate of incorporation that is intended to have positive effects on a category of persons, entities, communities or interests in addition to attending to stockholder financial interest.
Second, in making decisions, directors of a PBC have a fiduciary duty to balance (i) the pecuniary interests of stockholders, (ii) the best interests of stakeholders materially affected by the PBC’s conduct, and (iii) the specific public benefit or public benefits identified in the corporation’s certificate of incorporation. A Delaware PBC must also provide its stockholders with a statement, at least biennially, as to the PBC’s promotion of its public benefit purpose and of the best interests of those materially affected by the PBC’s conduct. Such statement must include:

1.	The objectives the board of directors has established to promote such public benefit or public benefits and interests;

2.	The standards the board of directors has adopted to measure the corporation’s progress in promoting such public benefit or public benefits and interests;

3.	Objective factual information based on those standards regarding the corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and

4.	An assessment of the corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests.
A more detailed comparison of PBCs to traditional Delaware
for-profit
corporations is included below. PBCs are not required to seek or maintain certification from any non-government
entity, such as certification as a B corporation from the
non-profit
B Lab; however, in addition to changing to a PBC, we may decide in the future to seek third-party certification.

New GreenLight’s Proposed Public Benefit Purpose
As a PBC and in connection with the filing of the PBC Proposed Charter, New GreenLight would adopt the following specific public benefits to be promoted by the corporation:
To improve the public health and wellbeing of people and the environment by engineering, developing and commercializing biological products that can reduce chemicals in our environment and promote health through delivery of high quality, affordable products that improve outcomes for people and the planet.
The specific public benefits to be promoted by the corporation will be determined by New GreenLight’s board of directors.
As a PBC, New GreenLight would adopt the following obligation to balance the interest of stakeholders:
The Corporation shall be a public benefit corporation, as contemplated by subchapter XV of the DGCL, and is to be managed in a manner that balances our stockholders’ pecuniary interests, the best interests of those materially affected by the corporation’s conduct (including the environment, employees, partners, and the communities in which we operate), and the public benefit(s) identified in this certificate of incorporation.
Our Existing Charter describes our business purpose in ARTICLE II as follows: “to engage in any lawful act or activity for which corporations may be organized under the DGCL as the same exists or may hereafter be amended.”
The Proposed Charter would retain the business purpose stated above but would also (i) add language stating that New GreenLight is a PBC, (ii) add language to our statement of business purpose identifying the specific public benefits to be promoted by New GreenLight, and (iii) add language regarding our obligation to balance the interests of stockholders, the interests of stakeholders materially affected by New GreenLight’s conduct, and pursuit of New GreenLight’s public benefit purpose. This description of the PBC Proposed Charter is a summary and is qualified by the full text of the PBC Proposed Charter, which is attached hereto as Annex J.
Why a PBC Conversion Could Benefit New GreenLight and New GreenLight Stockholders
We believe a PBC conversion better integrates the traditional responsibilities of U.S. corporations with our core values of diversity, inclusion, environmental stewardship and the development of products that focus on benefitting humanity. The conversion to a PBC will also align our corporate responsibility with those of corporations in many of the jurisdictions we are hoping to serve, giving us a basis for dialogue that traditional U.S. corporations may not have. We also believe a mission-driven focus will set us apart from potential competitors and could enhance our standing with employees, business partners, regulators and customers. In short, we believe that becoming a PBC can be valuable for the constituencies we interact with as well as our investors and can be beneficial to our long-term financial performance. We believe that these factors increase stockholder value creation over time.
Our customers
. The broad goal of the principal industry we serve—agriculture and life sciences—is to improve health, extend lives and create more sustainable global development in agriculture and healthcare. Helping the life sciences industry be more productive in pursuit of these goals is a natural public benefit that has never been more important. When we use the term ‘sustainable,’ we refer to our efforts to align economic development with environmental protection and human well-being as well as our anticipated obligations as a Public Benefit Corporation under § 362(a) of the Delaware General Corporation Law.
Our employees
. We also believe that our proposed public benefit purpose will help us attract and retain diverse employees who value giving their best to a company whose purpose matters. We are a company that is intellectually and professionally challenging, that invests in employees and supports their development and mobility, that seeks to reduce bias, increase inclusion and that supports employee-driven charitable priorities.

We believe our PBC purpose (and our PBC commitment to consider the interest of employee stakeholders) will enhance relationships with the best employees and job candidates, enabling us to better support our customers and drive results for investors.
The rights of our investors
. Upon conversion to a PBC, our stockholders will continue to have all of the protections and governance rights that stockholders of traditional companies have, including rights to elect the Board, file stockholder proposals, pursue fiduciary duty litigation, and vote on major corporate transactions like charter amendments and mergers, as well as to tender their shares in connection with a hostile takeover structured as a tender offer. Additionally, if stockholders approve the conversion of New GreenLight to a PBC, only stockholders that own at least the lesser of (i) 2% of the voting power of New GreenLight’s outstanding shares or (ii) $2 million worth of outstanding shares could file a lawsuit alleging we breached our fiduciary duty to balance the financial interests of stockholders, the interests of other stakeholders, and pursuit of our public benefit purpose. In addition, Delaware’s longstanding “business judgment rule” should apply to balancing determinations so long as directors remain informed and free of conflicts of interests.
Sustainability-focused Investors
. We believe that becoming a PBC can serve as evidence of our shared commitment to long-term responsible performance and sustainability and may make New GreenLight a more attractive investment to investment funds interested in advancing our shared mission of improving the public health and wellbeing of people and the environment. It is worth noting that an increasing number of large investors share our view that a sense of purpose and commitment to stakeholders is key to long-term financial performance.
Our financial results
. The conversion to a PBC may impact our existing financial targets, although we believe that a PBC conversion has the potential to be beneficial to our long-term financial results. We see social and economic benefits as complementary and have always operated with the long-term view that doing the right thing for our customers, employees, partners, and communities ultimately allows us to deliver the best results for stockholders.
Our reputation
. We believe our conversion to a PBC has the potential to enhance our reputation as an honorable and long-term focused company. This is in part because we believe that as a PBC we can attract employees who care about purpose, values, and customer success and who will therefore act to make us a company worthy of admiration.
Risk Factors
. Status as either a traditional Delaware corporation or as a PBC is no guarantee of future performance. While we believe that conversion to a PBC is in the best interests of our stockholders and will have many positive benefits as described above, it could potentially have negative effects on our company. See “
Risk Factors—Risks Related to the Business Combination and ENVI
” for a discussion of all such identified risks.
Our View on New GreenLight’s PBC Balancing Obligation
We have always considered the interests of our customers, employees, partners, stockholders and the communities in which we operate. We believe that most, if not all, companies that have achieved meaningful success and maintained market leadership over longer periods must, in various ways, prioritize the needs of their various stakeholders along with their stockholders. Further, we do not believe that balancing the interests of all stakeholders will require us to take actions that do not maximize stockholder value over the long term.
We also do not believe that balancing competing interests necessarily creates conflicts of interest between stakeholders. Nearly every decision that any public company’s board of directors, executives, and employees make involves assessing competing views, competing interests, and competing time frames. Having to weigh various interests when making decisions is what leaders do and this balancing does not constitute a conflict of interest merely because multiple variables are involved. Further, as a PBC, our directors and officers will continue to have obligations to comply with their fiduciary duties and not take actions for the purpose of promoting their own self-interests: conflicts of interest at the director and officer level will be subject to the same limitations as currently apply to ENVI as a traditional Delaware corporation.

That said, we may at times find it appropriate to pursue initiatives that are consistent with our goal to make the life sciences industry more productive that do not have immediate or short-term financial benefits to our stockholders.
Stockholders should also note that while Delaware common law (as stated in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986) and related cases) may impose upon directors of a traditional corporation a duty to maximize short-term stockholder value in certain “sale of the company” transactions, a PBC board’s decision-making would not be subject to those same constraints. As a PBC, our Board would need to take into account interests other than short-term stockholder value when evaluating a sale of the company, and this balancing of interests may result in accepting a bid that may not maximize short-term stockholder value. This does not mean that, as a PBC, the Board’s balancing of interests would preclude us from accepting a bid that maximizes short-term stockholder value. Rather, our Board would weigh the merits of accepting the short-term value offered by a bid against other options that may generate greater long-term value or have other meaningful effects on those materially affected by our conduct or our public benefit purpose and, if appropriate, could accept a bid that does not maximize short-term value.
New GreenLight’s PBC Reporting Obligation
Our Board is evaluating how to meet our additional reporting obligations as a PBC under subchapter XV of the DGCL and has not made a final decision on such matters. The Board expects to finalize its plans shortly after the Merger if stockholders approve this Public Benefit Corporation Proposal.
It is the current expectation of the Board, however, that we would report against our PBC obligations biennially as required by Delaware law, and that we would make the report publicly available, as opposed to distributing it only to stockholders as allowed by Delaware law. As permitted by subchapter XV of the DGCL, we expect to amend our bylaws to reflect our choices regarding our PBC report. Our Board is also considering the objectives and standards by which it will measure and report our public benefit performance in our PBC reports, including potential key performance metrics, and it has not made a final decision on such matters. The Board expects to finalize its plans shortly after the closing if stockholders approve this Public Benefit Corporation Proposal. Delaware law provides considerable flexibility in the objectives, standards and factors our Board may use to measure our public benefit performance.
Comparison of Traditional Delaware Corporations and Delaware PBCs
Delaware PBCs are governed by the DGCL, including subchapter XV of the DGCL. Section 361 of the DGCL states that if a corporation elects to become a PBC, it shall be subject in all respects to the provisions of the DGCL, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements shall apply. Perhaps the most notable distinction of subchapter XV is its requirement that PBC directors balance the financial interests of stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefits identified in the PBC’s certificate of incorporation when making decisions. To date, there is limited case law involving PBCs and the application of this and other distinct PBC requirements, which may create some uncertainty until additional case law develops.
Stockholders should note, however, that Sections 361 and 365 of the DGCL indicate that Delaware’s longstanding “business judgment rule” should apply to the balancing determinations required of PBC directors so long as directors remain informed and free of conflicts of interests. Similarly, a director’s ownership of or other interest in stock of the PBC will not, for purposes of Subsection XV, create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement in the DGCL, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a PBC. We expect that, in large part, traditional Delaware corporation law principles and the application of those principles in case law—including those related to self-dealing, conflicts of interest, and the application of the business judgment rule—will continue to apply with respect to PBCs.

The following is a summary of the material differences between traditional Delaware corporations not subject to subchapter XV of the DGCL and Delaware PBCs to the extent subchapter XV of the DGCL imposes additional or different requirements than the DGCL generally. This summary is subject to the complete text of subchapter XV of the DGCL, which we encourage you to read carefully.

Provision	Traditional Delaware Corporations	Delaware PBCs
General	Subject in all respects to the provisions of the DGCL.	Same as a traditional Delaware corporation, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements shall apply.

Purpose	Usually incorporated as a for-profit corporation that may engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.	Same as a traditional Delaware corporation; in addition, a Delaware PBC is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. Accordingly, a Delaware PBC shall: identify within its statement of business or purpose one or more specific “public benefits,” i.e., a positive effect (or reduction of negative effects) on one or more categories of persons, entities, communities or interests (other than stockholders in their capacities as stockholders), to be promoted by the corporation; and state within its heading that it is a PBC.

Name	Must include in its name one of the following words: “association,” “company,” “corporation,” “club,” “foundation,” “fund,” “incorporated,” “institute,” “society,” “union,” “syndicate,” or “limited,” (or abbreviations thereof, with or without punctuation), or words (or abbreviations thereof, with or without punctuation) of like import of foreign countries or jurisdictions (provided they are written in roman characters or letters).	Must state within its heading that it is a public benefit corporation and may also include in its name the identifier of “PBC” or “public benefit corporation”. Additionally, such identifier must also appear on the company’s stock certificate.

Provision	Traditional Delaware Corporations	Delaware PBCs
Duties of Directors	Manage in the best interests of the corporation and its stockholders.	Manage in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in its certificate of incorporation.

Director Liability for Public Benefit Purpose	Not applicable.	A director of a PBC shall not, by virtue of the public benefit provisions of the DGCL, have any duty to any person on account of any interest of such person in the public benefit or public benefits identified in the certificate of incorporation or on account of any interest materially affected by the corporation’s conduct and, with respect to a decision implicating the balance requirement described in “Duties of Directors” above, will be deemed to satisfy such director’s fiduciary duties to stockholders and the corporation if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.

Conflicts of Interest for Public Benefit Duties of Directors	Not applicable.	A director’s ownership of or other interest in the stock of the PBC shall not alone create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement described in “Duties of Directors” above, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a PBC. In the absence of a conflict of interest, no failure to satisfy that balancing requirement shall, for the purposes of §102(b)(7) or §145 of the DGCL, constitute an act or omission not in good faith, or a breach of the duty of loyalty, unless the certificate of incorporation so provides.

Provision	Traditional Delaware Corporations	Delaware PBCs
Suits to Enforce Public Benefit Duties of Directors	Not applicable.	Any action to enforce the balancing requirement described in “Duties of Directors” above, including any individual, derivative or any other type of action, may not be brought unless the plaintiffs in such action own individually or collectively, as of the date of instituting such action, at least 2% of the corporation’s outstanding shares or, in the case of a corporation with shares listed on a national securities exchange, the lesser of such percentage or shares of the corporation with a market value of at least $2,000,000 as of the date the action is instituted. The provisions of subchapter XV do not relieve the plaintiffs from complying with any other conditions applicable to filing a derivative action including §327 of the DGCL and any rules of the court in which the action is filed.

Public Benefit Notices	Not applicable.	A PBC shall include in every notice of a meeting of stockholders a statement to the effect that it is a PBC formed pursuant to subchapter XV.

Biennial PBC Reporting	Not applicable.	A PBC shall no less than biennially provide its stockholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the certificate of incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement shall include items specified in subchapter XV.

Common law fiduciary duties in transactions for corporate control	In the context of certain transactions implicating a sale of control of a company, Delaware common law may impose on directors of a traditional corporation a duty to maximize short-term stockholder value (the “
Revlon Rule
	”)	In response to all sale transactions, the directors of a PBC are required to adhere to the balancing requirement described in “Duties of Directors” above. Additionally, the directors of a PBC are not subject to the constraints of the Revlon Rule.

Required Vote With Respect to the Public Benefit Corporation Proposal
The approval of the Public Benefit Corporation Proposal requires (i) the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, (ii) the affirmative vote of the holders of a majority of the ENVI Class A Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote
with regard to the Public Benefit Corporation Proposal, will have the same effect as a vote “AGAINST” such the Public Benefit Corporation Proposal.
The Public Benefit Corporation Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. If the Business Combination Proposal is not approved, the Public Benefit Corporation Proposal will not be presented to the stockholders for a vote.
Recommendation of the ENVI Board
THE ENVI BOARD UNANIMOUSLY RECOMMENDS THAT ENVI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PUBLIC BENEFIT CORPORATION PROPOSAL.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of ENVI and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

CHARTER AMENDMENT PROPOSAL
Overview
ENVI is asking its stockholders to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the ENVI Board, is necessary to adequately address the needs of ENVI following the consummation of the Business Combination.
The Proposed Charter, if approved by the ENVI stockholders, and if the Public Benefit Corporation Proposal is not approved by the requisite vote, would amend the Existing Charter, effective as of the Effective Time to, among other things:

•	change the name of ENVI to “GreenLight Biosciences, Inc.” (or, if the Public Benefit Corporation Proposal is also approved, ENVI will instead change its name to “GreenLight Biosciences, PBC”.);

•
remove the provisions of the Existing Charter relating to ENVI’s status as a special purpose acquisition company that will no longer be relevant following the Closing, including provisions relating to the trust account and the redemption rights of the holders of ENVI Class A Common Stock (which removal shall not affect any such redemption rights that shall have been exercised in accordance with the procedures described in this proxy statement/prospectus);

•
remove the provisions of the Existing Charter relating to the ENVI Class B Common Stock that will no longer be relevant following the Closing, including the right of the holders of ENVI Class B Common Stock to appoint directors and to act by written consent, because no shares of ENVI Class B Common Stock will remain outstanding after the Closing;

•
remove the “Class A” designation from the remaining shares of New GreenLight Common Stock and increase the number of shares of New GreenLight Common Stock that New GreenLight is authorized to issue from 120,000,000 shares to 500,000,000 shares;

•	increase the number of undesignated shares of New GreenLight Preferred Stock that New GreenLight is authorized to issue from 1,000,000 shares to 10,000,000 shares;

•
require the vote of at least 75% of the voting power of the
then-outstanding
shares of capital stock of New GreenLight, rather than a simple majority, to adopt, amend or repeal certain provisions of the Proposed Charter, including (a) to reduce the number of authorized shares of preferred stock, (b) Section 4.2 relating to the authorization and designation of new classes of preferred stock of New GreenLight (c) Article V, which relates to the number, powers and term of the New GreenLight Board and the removal of directors, (d) Article VI, which relates to the amendment, alteration, repeal or adoption of the Proposed Bylaws, (e) Article VII, which relates to the calling of meetings of stockholders, notice requirements for stockholder proposals and director nominations, and the prohibition on actions by written consent by stockholders, and (f) Article X, which relates to exclusive forum provisions for certain lawsuits; and

•
require that special meetings of stockholders may only be called by a resolution of the New GreenLight Board and not merely by certain individuals, subject to any special rights of the holders of preferred stock.

For a more detailed summary of the material differences between the Existing Charter and the Proposed Charter, and the reasons the ENVI Board believes such changes are necessary, please see each of the respective
“Advisory
Charter Amendment Proposals.”
The summary is qualified in its entirety by reference to the full text of the Proposed Charter.
In the Public Benefit Corporation Proposal, we are also asking our stockholders to approve a proposal to further amend and restate our amended and restated certificate of incorporation to become a public benefit corporation under Delaware law. This is a separate proposal. If our stockholders approve the Condition Precedent Proposals and the Public Benefit Corporation Proposal, we will adopt the PBC Proposed Charter instead of the

Proposed Charter. The PBC Proposed Charter includes all of the provisions of the Proposed Charter but also includes additional provisions enabling us to serve the public benefit of improving the public health and wellbeing of people and the environment and changes our name to “GreenLight Biosciences, PBC” instead of “GreenLight Biosciences, Inc.” Please see “
The Public Benefit Corporation Proposal
” for more information regarding the consequences to our stockholders of our becoming a Delaware public benefit corporation. Neither the Charter Amendment Proposal nor any of the other Condition Precedent Proposals is conditioned on approval of the Public Benefit Corporation Proposal. Accordingly, if our stockholders approve the Charter Amendment Proposal and the other Condition Precedent Proposals but not the Public Benefit Corporation Proposal, we will still amend and restate our Existing Charter as described above in connection with the consummation of the Business Combination.
Required Vote With Respect to the Charter Amendment Proposal
The approval of the Charter Amendment Proposal requires (i) the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a single class, (ii) the affirmative vote of the holders of a majority of the ENVI Class A Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the ENVI Class B Common Stock issued and outstanding on the record date for the special meeting, voting as a separate class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Amendment Proposal, will have the same effect as a vote “AGAINST” such the Charter Amendment Proposal.
Pursuant to the Sponsor Letter Agreement, the holders of the ENVI Class B Common Stock have agreed to vote in favor of the Charter Amendment Proposal and, accordingly, we expect that the Charter Amendment Proposal will be approved by the requisite vote of the holders of ENVI Class B Common Stock.
The Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will not be presented to the stockholders for a vote.
Recommendation of the ENVI Board
THE ENVI BOARD UNANIMOUSLY RECOMMENDS THAT ENVI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of ENVI and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

ADVISORY CHARTER AMENDMENT PROPOSALS
ENVI’s stockholders are being asked to consider and vote upon proposals to approve, on a non-binding
advisory basis, specified changes in the Proposed Charter, also referred to herein as the Advisory Charter Amendment Proposals, in connection with the replacement of the Existing Charter with the Proposed Charter. In the judgment of the ENVI Board, the amendments to the Existing Charter reflected in these proposals are necessary to adequately address the needs of ENVI and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding
advisory votes on these proposals, ENVI intends that the Proposed Charter in the form set forth on Annex C will take effect at the Effective Time, assuming adoption of the Charter Amendment Proposal and the other Condition Precedent Proposals. If our stockholders approve the Condition Precedent Proposals and the Public Benefit Corporation Proposal, we will adopt the PBC Proposed Charter instead of the Proposed Charter. See “The Public Benefit Corporation Proposal” for more information.
The Proposed Charter differs in certain material respects from the Existing Charter. The following table sets forth a summary of the principal changes proposed to be made between the Charter Documents and the Proposed Charter. This summary is qualified in its entirety by reference to the complete text of each of the Existing Charter, a copy of which is attached to this proxy statement/prospectus as an exhibit and the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Existing Charter and the Proposed Charter in their entirety for a more complete understanding of their respective terms.

	Existing Charter	Proposed Charter
Authorized Shares Advisory Charter Amendment Proposal A	The Existing Charter authorizes the issuance of 121,000,000 shares, par value $0.0001 per share, consisting of 120,000,000 shares of common stock, including 100,000,000 shares of ENVI Class A Common Stock and 20,000,000 shares of ENVI Class B Common Stock, and 1,000,000 shares of undesignated preferred stock.	The Proposed Charter authorizes the issuance of 510,000,000 shares, par value $0.0001 per share, consisting of 500,000,000 shares of New GreenLight Common Stock and 10,000,000 shares of undesignated New GreenLight Preferred Stock.

	See Section 4.1 of the Existing Charter.	See Section 4.1 of the Proposed Charter.

Required Vote to Amend or Repeal Certain Provisions of the Charter Advisory Charter Amendment Proposal B	The Existing Charter does not modify the requirements of the Delaware General Corporation Law to amend the Existing Charter, other than certain provisions relating to the rights of the holders of ENVI Class B Common Stock that will cease to apply at the Effective Time. Under the Delaware General Corporation Law, amendments to the Existing Charter generally require the affirmative vote of a majority of the outstanding stock entitled to	The Proposed Charter provides that, in addition to any vote required by applicable law or the certificate of incorporation or bylaws of New GreenLight, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to reduce the total

	Existing Charter	Proposed Charter
	vote thereon (and, if applicable, the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon as a class).	number of shares of New GreenLight Preferred Stock authorized to be issued by New GreenLight or to amend, alter, change or repeal, or adopt any provision of the Proposed Charter inconsistent with, specified provisions of the Proposed Charter.

	See Section 242 of the Delaware General Corporation Law.	See Article IX, Section 9.2 of the Proposed Charter.

Required Vote to Amend or Repeal Bylaws Advisory Charter Amendment Proposal C	The Existing Charter provides that provisions of the bylaws may be adopted, amended, altered or repealed with the approval of a majority of the ENVI Board or by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of ENVI entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Charter provides that provisions of the bylaws may be adopted, amended, altered or repealed with the approval of a majority of the New GreenLight Board or by the affirmative vote of the holders of at least 75% of the voting power of the then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, provided that the voting requirement is reduced to a majority if the New GreenLight Board recommends that stockholders approve the adoption, amendment, alteration or repeal.

	See Article VI of the Existing Charter.	See Article IX, Sections 6.1 and 9.2 of the Proposed Charter.
Reasons for the Amendments
Amendment 4(A)—Authorized Shares
The principal purpose of the amendments to the authorized capital stock reflected in the Proposed Charter is to provide for an authorized capital structure of New GreenLight that will enable it to issue the shares of New GreenLight Common Stock pursuant to the Business Combination, including the Rollover Options and New GreenLight Warrants, the PIPE Financing, the New GreenLight Equity Plan and the New GreenLight ESPP and for future issuances that may be advisable for New GreenLight as a public operating company rather than as a special purpose acquisition company.
As of the date of this proxy statement/prospectus, there are 20,700,000 shares of ENVI Class A Common Stock and 5,175,000 shares of ENVI Class B Common Stock and 13,100,000 ENVI Warrants issued and outstanding.
Pursuant to the Proposed Charter, at the Effective Time, each issued and outstanding share of ENVI Class A Common Stock and each issued and outstanding share of ENVI Class B Common Stock will be converted, on a one-for-one
basis, into shares of New GreenLight Common Stock.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New GreenLight, and outstanding GreenLight options and warrants to purchase shares of GreenLight (whether vested or unvested) will be exchanged for comparable options and warrants to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion. For further details, see “
Consideration to
GreenLight
Equityholders in the Business Combination.
” Based on an estimated Exchange Ratio of 0.6627, New GreenLight expects to issue or reserve for issuance an aggregate of 120,000,000 shares of New GreenLight Common Stock in connection with the exchange of GreenLight shares, options and warrants pursuant to the terms of the Business Combination. As a result, ENVI stockholders will experience immediate dilution as a result of the issuance of the shares of ENVI Class A Common Stock pursuant to the Business Combination.
In addition, New GreenLight expects to issue 12,425,000 shares of New GreenLight Common Stock pursuant to the PIPE Financing and to reserve additional shares of New GreenLight Common Stock for issuance pursuant to the New GreenLight Equity Plan and the New GreenLight ESPP.
The aggregate number of shares of New GreenLight Common Stock contemplated to be issued or reserved for issuance pursuant to the foregoing transactions significantly exceeds the 120,000,000 shares authorized to be issued under the Existing Charter. For further details on the effect these transactions will have on your ownership of ENVI, see “
Risk Factors—
The public stockholders will experience immediate dilution as a consequence of the issuance of ENVI Class
 A Common Stock as consideration in the Business Combination and in the PIPE Financing.”
For more information relating to the beneficial ownership of ENVI’s securities following the Business Combination, see “
Beneficial Ownership of Securities
.”
Accordingly, in order to ensure that New GreenLight has sufficient authorized capital for the foregoing purposes, the Proposed Charter increases the authorized capital stock of ENVI to 500,000,000 shares of New GreenLight Common Stock and 10,000,000 shares of New GreenLight Preferred Stock. The shares would be issuable for any proper corporate purpose, including capital raising transactions, equity compensation, potential future acquisitions, and potential future stock splits or stock dividends. The ENVI Board believes that the additional shares will provide New GreenLight with greater flexibility to issue shares in the future in a timely manner and under circumstances it considers to be favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. ENVI does not currently have any plans, proposals or arrangements, other than in connection with the Business Combination and the other proposals contemplated herein, to issue any of the additional authorized shares of capital stock; however, New GreenLight may decide to issue shares at any time, including shortly after the consummation of the Business Combination, for any proper corporate purpose.
Amendment 4(B)—Required Vote to Amend Certain Provisions of the Charter
The ENVI Board believes that the supermajority voting requirements proposed in Advisory Charter Proposal 3(B) is appropriate to protect all stockholders of New GreenLight. In reaching this conclusion, the ENVI Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination. A supermajority voting requirement encourages the stockholder or group of stockholders seeking amendment to negotiate with the existing board, may protect the interests of minority shareholders and encourage long-term decision-making for New GreenLight.
Amendment 4(C)—Required Vote to Amend Bylaws
The ENVI Board believes that the supermajority voting requirements described in Advisory Charter Proposal 3(C) is appropriate to protect all stockholders of New GreenLight. In reaching this conclusion, the ENVI Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination. A supermajority voting requirement encourages the stockholder or group of stockholders seeking amendment to negotiate with the existing board, may protect the interests of minority stockholders and encourage long-term decision-making for New GreenLight.
Vote Required for Approval
The affirmative vote of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class, is required to approve each of the Advisory Charter Amendment Proposals. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote
with regard to Advisory Charter Amendment Proposals, will have no effect on such proposal.
A vote to approve any of the Advisory Charter Amendment Proposals is an advisory vote, and therefore is not binding on ENVI or New GreenLight or their respective boards of directors (separate and apart from the approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding
advisory vote, ENVI intends that the Proposed Charter in the form set forth in Annex B will take effect at consummation of the Business Combination, assuming adoption of the Condition Precedent Proposals.
Recommendation of the ENVI Board
THE ENVI BOARD UNANIMOUSLY RECOMMENDS THAT ENVI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENT PROPOSALS ON AN ADVISORY BASIS IN A
NON-BINDING
VOTE.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

THE NASDAQ PROPOSAL
Overview
For the purposes of complying with the applicable provisions of Nasdaq Stock Market Listing Rule 5635 in the event the Business Combination is approved, ENVI’s stockholders are being asked to approve the issuance of shares of New GreenLight Common Stock in connection with the Business Combination (the “
Nasdaq Proposal
”).
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Rule 5635(a)(1) of the Nasdaq Stock Market Listing Rules (each, a “
Nasdaq Listing Rule
”), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement is made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to certain exceptions.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the Nasdaq official closing price immediately before signing of the binding agreement and the average Nasdaq official closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
If the Business Combination is completed pursuant to the Business Combination Agreement, ENVI currently expects to issue up to an estimated 132,425,000 shares of New GreenLight Common Stock in connection with the Business Combination and the PIPE Financing. For further details, see “
Business Combination Proposal
—
Consideration to GreenLight Equityholders in the Business Combination
” and “
Incentive Award Plan Proposal
.”
In the event that this proposal is not approved by ENVI stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by ENVI stockholders, but the Business Combination Agreement is terminated without the Business Combination being consummated, ENVI will not issue any shares approved for issuance pursuant to this proposal.
Vote Required for Approval
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class, is required to approve the Nasdaq Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker
non-vote
with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal.
The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Recommendation of the ENVI Board
THE ENVI BOARD UNANIMOUSLY RECOMMENDS THAT ENVI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

THE INCENTIVE AWARD PLAN PROPOSAL
We are seeking stockholder approval for the New GreenLight 2021 Equity and Incentive Plan, or the “New GreenLight Equity Plan” or the “Equity Plan.” The New GreenLight Equity Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing.
A total of 31,750,000 shares of New GreenLight Common Stock will be reserved for issuance under the New GreenLight Equity Plan. The shares subject to the Rollover Options will count against this limit. The closing price of ENVI Common Stock on Nasdaq was $                per share on                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based upon such price, the maximum aggregate market value of the shares of New GreenLight Common Stock that could potentially be issued under the New GreenLight Equity Plan is $                .
The Board approved the New GreenLight Equity Plan on August 9, 2021, subject to approval by ENVI’s stockholders. If the New GreenLight Equity Plan is approved by ENVI’s stockholders, then the Equity Plan will be effective immediately prior to the Closing.
The following is a summary of the material features of the Equity Plan. This summary is qualified in its entirety by the full text of the New GreenLight Equity Plan, a copy of which is attached as Annex H to this proxy statement/prospectus.
Key Plan Provisions

•	The New GreenLight Equity Plan will continue until terminated by the New GreenLight Board or New GreenLight’s compensation committee.

•
The New GreenLight Equity Plan provides for the grant of stock options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards.

•	A number of shares of New GreenLight Common Stock will be authorized for issuance pursuant to awards under the New GreenLight Equity Plan equal to 31,750,000 shares of New GreenLight Common Stock.

•
The New GreenLight Equity Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to 4% of the total number of shares of New GreenLight Common Stock outstanding on the last day of the immediately preceding fiscal year, or a lesser number of shares as determined by the administrator. The automatic share reserve feature will cease immediately after the increase on the first day of the 2031 fiscal year.

•	The New GreenLight Equity Plan will be administered by the New GreenLight Board or, if designated by the New GreenLight Board, the compensation committee of the New GreenLight Board.
Summary of the New GreenLight Equity Plan
The New GreenLight Equity Plan has been adopted by the ENVI Board, subject to the approval of ENVI’s stockholders, and will become effective immediately prior to the Closing (the “Equity
Plan Effective Date
”). The New GreenLight Equity Plan allows New GreenLight to make equity and equity-based incentive awards, as well as cash awards, to employees, directors and consultants. The ENVI Board anticipates that providing such persons with a direct stake in New GreenLight will assure a closer alignment of the interests of such individuals with those of New GreenLight and its stockholders, thereby stimulating their efforts on New GreenLight’s behalf and strengthening their desire to remain with New GreenLight.

Purposes of the New GreenLight Equity Plan
The purposes of the New GreenLight Equity Plan will be to attract and retain personnel for positions with New GreenLight or any subsidiary of New GreenLight; to provide additional incentive to employees, directors, and consultants; and to promote the success of New GreenLight’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards as the administrator of the New GreenLight Equity Plan may determine.
Eligibility
As of                , 2021 (giving effect to the consummation of the Business Combination), approximately                individuals would be eligible to participate in the New GreenLight Equity Plan, which includes
approximately        non-employee
directors,        officers,        employees who are not officers, and                consultants.
No awards have been previously granted under the New GreenLight Equity Plan and no awards have been granted that are contingent on stockholder approval of the New GreenLight Equity Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the New GreenLight Equity Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
No awards may be granted under the New GreenLight Equity Plan after the date that is ten years from the New GreenLight Equity Plan Effective Date, and awards of incentive stock options may not be granted after the date that is ten years from the date the New GreenLight Equity Plan is approved by the ENVI Board. No awards under the New GreenLight Equity Plan have been made prior to the date hereof.
Authorized Shares
ENVI has initially reserved 31,750,000 shares of New GreenLight Common Stock for issuance under the New GreenLight Equity Plan (the “
Initial Limit
”), and shares subject to the Rollover Options will count against this limit. The New GreenLight Equity Plan provides that the number of shares of New GreenLight Common Stock reserved and available for issuance under the New GreenLight Equity Plan will automatically increase each January 1, beginning on January 1, 2022 and on each January 1 thereafter, by 4% of the outstanding number of shares of New GreenLight Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “
Annual Increase
”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in New GreenLight’s capitalization. The maximum aggregate number of shares of New GreenLight Common Stock that may be issued upon exercise of incentive stock options under the New GreenLight Equity Plan may not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase or a number of shares of New GreenLight Common Stock equal to twice the Initial Limit. Shares underlying any awards under the New GreenLight Equity Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by New GreenLight prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the New GreenLight Equity Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares may be issued as incentive stock options. In addition, to the extent consistent with the requirements of Section 422 of the Code, awards granted or stock issued upon assumption of, or in substitution or exchange for, awards previously granted by an entity that New GreenLight acquires or merges with or into, shall not reduce the shares available for issuance under the New GreenLight Equity Plan, nor will the shares underlying such awards be added back to the shares available for issuance under the New GreenLight Equity Plan in the event of any forfeiture, cancelation, reacquisition, expiration, termination, cash settlement or non-issuance
of such shares.

The New GreenLight Equity Plan contains a limitation whereby the value of all awards under the New GreenLight Equity Plan and all other cash compensation paid by New GreenLight to any non-employee
director may not exceed $375,000 in any calendar year, except that the limit will be $500,000 for the first calendar year a non-employee
director is initially appointed to the New GreenLight Board. The foregoing limitation will be calculated without regard to amounts paid to any non-employee
director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as a non-employee
director. The New GreenLight Board may make exceptions to this limit for a non-executive
chair of the New GreenLight Board with the approval of a majority of the disinterested directors.
Plan Administration
The New GreenLight Equity Plan will be administered by the compensation committee of the New GreenLight Board, the New GreenLight Board or another board committee pursuant to the terms of the New GreenLight Equity Plan. The plan administrator, which initially will be the compensation committee of the New GreenLight Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the New GreenLight Equity Plan. The plan administrator may, without the approval of New GreenLight’s stockholders, reduce the exercise price of any outstanding stock option or stock appreciation right, effect the repricing of such awards through cancellation and re-grants,
or cancel such awards in exchange for cash or other awards. The plan administrator’s determinations under the New GreenLight Equity Plan need not be uniform. The plan administrator may delegate to one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the New GreenLight Equity Plan will be the directors, officers, employees and consultants of New GreenLight and its affiliates as selected from time to time by the plan administrator in its discretion.
The New GreenLight Equity Plan requires the plan administrator to make appropriate adjustments to the number of shares of New GreenLight Common Stock that are subject to the New GreenLight Equity Plan, to certain limits in the New GreenLight Equity Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Stock Options
The New GreenLight Equity Plan permits the granting of both options to purchase shares of New GreenLight Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the New GreenLight Equity Plan will be non-qualified
options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of New GreenLight and its subsidiaries.
Non-qualified
options may be granted to any persons eligible to receive awards under the New GreenLight Equity Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of New GreenLight Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value on the date of grant. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the New GreenLight Equity Plan. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of an option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of New GreenLight Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.
Stock Appreciation Rights
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to receive shares of New GreenLight Common Stock, or cash to the extent provided for in an award agreement, equal to the value of the appreciation in New GreenLight Common Stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of New GreenLight Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the New GreenLight Equity Plan. The plan administrator will determine at what time or times each stock appreciation right may be exercised.
Restricted Stock, Restricted Stock Units, Unrestricted Stock, Dividend Equivalent Rights
The plan administrator may award restricted shares of New GreenLight Common Stock and restricted stock units subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified vesting period. The plan administrator may also grant shares of New GreenLight Common Stock that are free from any restrictions under the New GreenLight Equity Plan. Unrestricted stock may be granted or sold to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would have been paid if the recipient had held a specified number of shares of New GreenLight Common Stock.
Cash Awards
The plan administrator may grant cash-based awards under the New GreenLight Equity Plan to participants, subject to such vesting and other terms and conditions as the plan administrator may determine.
Payments by Participants
Participants in the New GreenLight Equity Plan are responsible for the payment of any federal, state, local or foreign taxes that New GreenLight or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of New GreenLight or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of New GreenLight Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of New GreenLight or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to New GreenLight or its subsidiaries in an amount that would satisfy the withholding amount due.
Non-Transferability
of Awards
The New GreenLight Equity Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of nonstatutory stock options by option holders by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

Form
S-8
Following the consummation of the Business Combination, when permitted by SEC rules, ENVI intends to file with the SEC a registration statement on Form
S-8
covering the shares of New GreenLight Common Stock issuable under the New GreenLight Equity Plan.
Merger or Change in Control
The New GreenLight Equity Plan provides that upon the effectiveness of a “change in control transaction,” as defined in the New GreenLight Equity Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the New GreenLight Equity Plan. To the extent that awards granted under the New GreenLight Equity Plan are not assumed, continued or substituted by the successor entity, all awards granted under the New GreenLight Equity Plan shall terminate and, in such case (except as may be otherwise provided in the relevant award agreement), all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the change in control transaction shall become fully vested and exercisable as of immediately prior to the effective time of the transaction, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of immediately prior to the effective time of the transaction, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the change in control transaction in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share value of the consideration payable to stockholders in the change in control transaction less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the transaction, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a period of time prior to the transaction as specified by the plan administrator. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to participants holding other awards in an amount equal to the per share value of the consideration payable to stockholders in the change in control transaction multiplied by the number of vested shares under such awards.
Amendment or Termination
The plan administrator may establish subplans and modify exercise procedures and other terms and procedures in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.
All awards will be subject to any New GreenLight clawback policy as set forth in such clawback policy or the applicable award agreement.
The New GreenLight Board may amend or discontinue the New GreenLight Equity Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the New GreenLight Equity Plan will require the approval of New GreenLight’s stockholders.
Summary of Material U.S. Federal Income Tax Considerations
The following is only a summary of the principal United States federal income tax consequences of certain transactions under the New GreenLight Equity Plan. The summary does not discuss all federal tax consequences under the New GreenLight Equity Plan, nor does it discuss the tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.
Incentive Stock Options
No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New GreenLight Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of option exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither New GreenLight nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The excess of the fair market value of shares received upon exercise of an incentive stock option over the option exercise price will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of New GreenLight Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year
and
one-year
holding periods described above, referred to as a disqualifying disposition, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares of New GreenLight Common Stock at exercise (or, if less, the amount realized on a sale of such shares of New GreenLight Common Stock) over the option exercise price, and (ii) New GreenLight or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New GreenLight Common Stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified
option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Nonstatutory Stock Options
No income is generally realized by the optionee at the time a nonstatutory option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New GreenLight Common Stock on the date of exercise, and either New GreenLight or its subsidiaries will receive a tax deduction for the same amount, and (ii) at disposition of the shares, any gain or loss in value after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New GreenLight Common Stock have been held. A capital gain or loss will generally be long-term if the participant held the shares for more than 12 months after the option exercise date, or short-term if the participant held the shares for 12 months or less. Special rules will apply where all or a portion of the exercise price of the non-qualified
option is paid by tendering shares of New GreenLight Common Stock.
All Other Awards
For all other awards under the New GreenLight Equity Plan, either New GreenLight or its subsidiaries generally will be entitled to a tax deduction in connection with such awards in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable,
unless the award provides for deferred settlement.

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible
to either New GreenLight or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible
20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Section 409A of the Code
Certain types of awards under the New GreenLight Equity Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the New GreenLight Equity Plan and awards granted under the New GreenLight Equity Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.
Vote Required for Approval
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class, is required to approve the Incentive Award Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote
with regard to the Incentive Award Plan Proposal, will have no effect on the Incentive Award Plan Proposal.
The Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Recommendation of the Board
THE ENVI BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
We are seeking stockholder approval for the New GreenLight 2021 Employee Stock Purchase Plan, or the “New GreenLight ESPP.” The New GreenLight ESPP is being adopted in connection with the Business Combination and will become effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the New GreenLight ESPP. The New GreenLight ESPP will provide eligible employees an opportunity to purchase New GreenLight Common Stock at a discount through accumulated contributions of their earned compensation. Both of the Boards of ENVI and GreenLight and their respective compensation committees have determined that offering an employee stock purchase plan is important to the ability of New GreenLight to compete for talent. The New GreenLight ESPP will become a significant part of New GreenLight’s overall equity compensation strategy (especially with respect to our nonexecutive employees) if it is approved by ENVI’s stockholders. If ENVI’s stockholders do not approve the New GreenLight ESPP, New GreenLight may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent New GreenLight from successfully attracting and retaining highly skilled employees.
The New GreenLight ESPP’s initial share reserve which we are asking the stockholders to approve is 2,000,000 shares of New GreenLight Common Stock. Following the New GreenLight ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the New GreenLight Board or its compensation committee.
Both of the Boards of ENVI and GreenLight and their respective compensation committees believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The New GreenLight ESPP provides a significant incentive by allowing employees to purchase shares of New GreenLight Common Stock at a discount. The ENVI Board has approved the New GreenLight ESPP, subject to the approval of ENVI’s stockholders.
Summary of the 2021 Employee Stock Purchase Plan
The following is a summary of the principal features of the New GreenLight ESPP and its operation. This summary does not contain all of the terms and conditions of the New GreenLight ESPP and is qualified in its entirety by reference to the New GreenLight ESPP as set forth in Annex I attached to this proxy statement/prospectus.
The New GreenLight ESPP has been adopted by the ENVI Board, subject to the approval of ENVI’s stockholders, and will become effective upon the date immediately prior to the Closing. It is ENVI’s intention that the New GreenLight ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code. The ENVI Board believes that the adoption of the New GreenLight ESPP will benefit New GreenLight by providing employees with an opportunity to acquire shares of New GreenLight Common Stock and will help New GreenLight to attract, retain and motivate valued employees.
Purpose
The purpose of the New GreenLight ESPP is to provide eligible employees with an opportunity to purchase shares of New GreenLight Common Stock through accumulated contributions, which generally will be made through payroll deductions. The New GreenLight ESPP will permit the administrator of the New GreenLight ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the New GreenLight ESPP will authorize the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans
adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance
ENVI has initially reserved 2,000,000 shares of New GreenLight Common Stock for issuance under the New GreenLight ESPP. The New GreenLight ESPP provides that the number of shares of New GreenLight Common Stock reserved and available for issuance under such plan will automatically increase each January 1, beginning on January 1, 2022 and on each January 1 thereafter, by the least of 4,000,000 shares of New GreenLight Common Stock, 4% of the outstanding number of shares of New GreenLight Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in New GreenLight’s capitalization.
Administration
The New GreenLight ESPP will be administered by the compensation committee of the New GreenLight Board, the New GreenLight Board or another board committee pursuant to the terms of the ESPP. The plan administrator, which initially will be the compensation committee of the New GreenLight Board, will have full authority to make, administer and interpret such rules and regulations regarding the New GreenLight ESPP as it deems advisable.
Eligibility
Any employee of New GreenLight or one of its affiliates or subsidiaries that has been designated to participate in the New GreenLight ESPP is eligible to participate in the New GreenLight ESPP so long as the employee is customarily employed for at least 20 hours a week and more than five months in a calendar year. No person who owns or holds, or as a result of participation in the New GreenLight ESPP would own or hold, New GreenLight Common Stock or options to purchase New GreenLight Common Stock that together equal 5% or more of the total combined voting power or value of all classes of capital stock of New GreenLight or any parent or subsidiary thereof is entitled to participate in the New GreenLight ESPP. No employee may be granted an option under the New GreenLight ESPP that permits the employee’s rights to purchase New GreenLight Common Stock to accrue at a rate of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.
Participation in the New GreenLight ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay for allocation to the New GreenLight ESPP. Employees may authorize payroll deductions with a minimum of 1% of base pay and a maximum of 15% of base pay. As of                , 2021 (giving effect to the consummation of the Business Combination), approximately                 employees would be eligible to participate in the New GreenLight ESPP. Once an employee becomes a participant in the New GreenLight ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the New GreenLight ESPP, becomes ineligible to participate in the New GreenLight ESPP, or his, her or their employment ceases.
Offering Periods and Purchase Periods
Unless otherwise determined by the plan administrator, each offering of New GreenLight Common Stock under the New GreenLight ESPP will be for a period of six months, which is referred to as an “offering period.” The first offering period under the New GreenLight ESPP will begin and end on such date or dates as determined by the plan administrator. Subsequent offerings under the New GreenLight ESPP will generally begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring before the following July 1 and January 1, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the New GreenLight ESPP. The New GreenLight ESPP will include a component, or the “423 Component,” that is intended to qualify as an “employee stock purchase plan”

under Code Section 423, and a component that does not comply with Code Section 423, or the
“Non-423
Component.” For purposes of this summary, a reference to the New GreenLight ESPP generally will mean the terms and operations of the 423 Component.
Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his, her or their payroll deductions during any offering period but may increase or decrease his, her or their payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his, her or their eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the next business day following the date that the plan administrator receives the employee’s written notice of withdrawal under the New GreenLight ESPP.
Exercise of Purchase Right
On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, for the lowest of (i) a number of shares of New GreenLight Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares of New GreenLight Common Stock determined by dividing $25,000 by the fair market value of New GreenLight Common Stock on the first day of such offering period; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of New GreenLight Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of New GreenLight Common Stock on the exercise date. The maximum number of shares of New GreenLight Common Stock that may be issued to any employee under the New GreenLight ESPP in a calendar year is a number of shares of New GreenLight Common Stock determined by dividing $25,000 by the fair market value of New GreenLight Common Stock, valued at the start of the offering period, or such other lesser number of shares as determined by the plan administrator from time to time.
Termination of Participation
In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.
Non-Transferability
A participant will not be permitted to transfer rights granted under the New GreenLight ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable during the lifetime of the participant only by the participant.
Form
S-8
Following the consummation of the Business Combination, when permitted by SEC rules, ENVI intends to file with the SEC a registration statement on Form
S-8
covering the shares of New GreenLight Common Stock issuable under the New GreenLight ESPP.
Merger or Change in Control
In the case of and subject to the consummation of a “change in control,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions under the New GreenLight ESPP or with respect to any right under the New GreenLight ESPP or to facilitate such transactions or events: (a) provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) provide that the outstanding options under the New GreenLight ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of securities and prices; (c) make adjustments in the number and type of shares of New GreenLight Common Stock (or other securities or property) subject to outstanding options under the New GreenLight ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.
Amendment; Termination
The New GreenLight ESPP will automatically terminate on the tenth anniversary of the effective date of the New GreenLight ESPP. The New GreenLight Board may, in its discretion, at any time, terminate or amend the New GreenLight ESPP. However, without the approval within 12 months of such New GreenLight Board action by the stockholders, no amendment shall be made to the New GreenLight ESPP increasing the number of shares specifically approved to comply with the requirements of Section 423(b) of the Code or any other changes to the components of the New GreenLight ESPP intended to comply with the requirements of Section 423(b) of the Code that would require stockholder approval in order for the New GreenLight ESPP, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.
Summary of Material U.S. Federal Income Tax Considerations
The following is only a summary of the principal U.S. federal income tax consequences of an employee’s participation in the New GreenLight ESPP. The summary does not discuss all U.S. federal tax consequences of participation in the New GreenLight ESPP, nor does it discuss the tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.
The New GreenLight ESPP is intended to comply with Section 423 of the Code. A participant in the ESPP generally recognizes no taxable income either as a result of participation in the New GreenLight ESPP or upon exercise of an option to purchase shares of New GreenLight Common Stock under the terms of the New GreenLight ESPP.
If a participant disposes of shares purchased upon exercise of an option granted under the New GreenLight ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which is referred to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the excess of the fair market value of the shares on the date the shares were purchased exceeds the exercise price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant held the shares for more than 12 months after the option exercise date, or short-term if the participant held the shares for 12 months or less.
If the participant disposes of shares purchased upon exercise of an option granted under the New GreenLight ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid upon exercise and (2) the excess of the amount actually received for New GreenLight Common Stock over the amount paid upon exercise. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, any loss recognized will be a long-term capital loss.
In the event that a participant has a disqualifying disposition, New GreenLight or its subsidiaries will generally be entitled to a tax deduction in the year of the disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, neither New GreenLight nor its subsidiaries will be allowed a deduction.
New Plan Benefits
No awards have been previously granted under the New GreenLight ESPP, and no awards have been granted that are contingent on stockholder approval of the New GreenLight ESPP. Since participation in the New GreenLight ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the New GreenLight ESPP in the future are not determinable. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Vote Required for Approval
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class, is required to approve the Employee Stock Purchase Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote
with regard to the Employee Stock Purchase Plan Proposal, will have no effect on the Employee Stock Purchase Plan Proposal.
The Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Recommendation of the Board
THE ENVI BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming each of the other Condition Precedent Proposals are approved, ENVI stockholders are also being asked to consider and vote upon a proposal to elect seven directors who, upon consummation of the Business Combination, will be the directors of New GreenLight.
Nominees
As contemplated in the Business Combination Agreement, the New GreenLight Board following the consummation of the Business Combination will consist of seven directors divided into three classes designated Class I, Class II and Class III, each to serve a term on the New GreenLight Board until the annual meeting for the year in which such director’s term expires, and thereafter until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal.
Class I (terms expiring in 2022):

•	Eric O’Brien

•
Class II (terms expiring in 2023):

•	Matthew Walker

•
Class III (terms expiring in 2024):

•	Andrey Zarur

•	Charles Cooney

•	Ganesh Kishore
Accordingly, the ENVI Board has nominated each of Eric O’Brien,                , Matthew Walker,                , Andrey Zarur, Charles Cooney and Ganesh Kishore to serve as directors upon the consummation of the Business Combination, with Charles Cooney to serve as the Chair of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, see the section titled “Management Following the Business Combination.”
Vote Required for Approval
The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote (in person or by proxy) of a plurality of the outstanding shares of ENVI Class B Common Stock entitled to vote and actually cast thereon at the special meeting. Prior to the consummation of the Business Combination, the holders of ENVI Class B Common Stock have the exclusive right to elect and remove, with or without cause, any director, and the holders of ENVI Class A Common Stock have no right to vote on the election or removal of any director. As the holder of a majority of the outstanding shares of ENVI Class B Common Stock, HB Strategies controls the outcome of the Director Election Proposal.

Recommendation of the ENVI Board
THE ENVI BOARD UNANIMOUSLY RECOMMENDS THAT THE ENVI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the ENVI Board to submit a proposal to approve the adjournment of the special meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to ENVI stockholders, (ii) if as of the time for which the special meeting is scheduled, there are insufficient shares of ENVI Class A Common Stock and ENVI Class B Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting, (iii) in order to solicit additional proxies from ENVI stockholders in favor of one or more of the proposals at the special meeting or (iv) if ENVI stockholders redeem an amount of public common stock such that the Aggregate Transaction Proceeds Condition would not be satisfied. See “
Business Combination Proposal
—Interests of ENVI’s Directors and Officers in the Business Combination
.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the special meeting and is not approved by the stockholders, the ENVI Board may not be able to adjourn the special meeting to a later date or dates, if necessary, (A) to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to ENVI stockholders, (B) if as of the time for which the special meeting is scheduled, there are insufficient shares of ENVI Class A Common Stock and ENVI Class B Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting, (C) in order to solicit additional proxies from ENVI stockholders in favor of one or more of the proposals at the special meeting or (D) if ENVI stockholders redeem an amount of public common stock such that the Aggregate Transaction Proceeds Condition would not be satisfied. In such events, the Business Combination would not be completed (unless the parties to the Business Combination Agreement agree to waive one or more closing conditions described in this proxy statement/prospectus).
Vote Required for Approval
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENVI Class A Common Stock and ENVI Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal.
The Adjournment Proposal is not conditioned on any other proposal.
Recommendation of the ENVI Board
THE ENVI BOARD UNANIMOUSLY RECOMMENDS THAT ENVI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of ENVI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ENVI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ENVI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of material U.S. federal income tax consequences relevant to (i) U.S. holders of shares of GreenLight capital stock (“
GreenLight Capital Stock
”) who exchange their shares for New GreenLight common stock in the Merger, and (ii) holders of ENVI Class A Common Stock who elect to have their ENVI Class A Common Stock redeemed for cash upon the Closing of the Business Combination. This discussion applies only to holders with respect to shares of GreenLight Capital Stock and shares of ENVI Class A Common Stock, as the case may be, that hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	individual retirement or other tax-deferred accounts;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting;

•	persons holding GreenLight Capital Stock or ENVI Class A Common Stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

•	holders of ENVI Class A Common Stock that own (actually or constructively) any GreenLight Capital Stock;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	controlled foreign corporations;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	the Sponsor and persons related to the Sponsor;

•	passive foreign investment companies; and

•	tax-exempt entities.
If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities and such persons should consult their own tax advisors about the consequences of the Merger or redeeming ENVI Class A Common Stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “
Code
”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or
non-U.S.
taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service, or IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of GreenLight Capital Stock or ENVI Class A Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

As used herein, the term
“Non-U.S.
holder” means a beneficial owner of ENVI Class A Common Stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a corporation (or other entity taxable as a corporation) that is not organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust that is not a U.S. holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of ENVI Class A Common Stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the Merger or redeeming ENVI Class A Common Stock.
Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of GreenLight Capital Stock
Characterization of the Merger
Each of GreenLight and ENVI intends that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, the completion of the Merger is not conditioned on the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code or upon receipt of an opinion from counsel to that effect.

GreenLight and ENVI do not intend to seek, and have not sought, any rulings from the IRS regarding the U.S. federal income tax consequences of the Merger. Accordingly, there can be no assurance that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code or that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.
Material U.S. Federal Income Tax Consequences for U.S. Holders if the Merger Qualifies as a Reorganization
This section applies to holders of GreenLight Capital Stock who or that are U.S. holders.
If the Merger qualifies as a reorganization, a U.S. holder of GreenLight Capital Stock will not recognize gain or loss upon the exchange of GreenLight Capital Stock for New GreenLight common stock pursuant to the Merger.
A U.S. holder’s aggregate tax basis in the shares of New GreenLight common stock received in the Merger in exchange for GreenLight Capital Stock will equal the U.S. holder’s aggregate tax basis in the shares of GreenLight Capital Stock surrendered in the Merger, and the holding period of such shares of New GreenLight common stock will include the holding period of the shares of GreenLight Capital Stock surrendered in exchange therefor.
For purposes of determining the tax bases and holding periods for shares of New GreenLight common stock received in the Merger, U.S. holders who acquired different blocks of GreenLight Capital Stock at different times or for different prices must calculate their bases and holding periods in their shares of GreenLight Capital Stock separately for each identifiable block of such GreenLight Capital Stock exchanged in the Merger.
A U.S. holder that receives shares of New GreenLight common stock in the Merger (1) that is considered a “significant holder” will be required to file a statement with the U.S. holder’s U.S. federal income tax return providing certain facts pertinent to the Merger, including its tax basis in, and the fair market value of, the shares of GreenLight Capital Stock surrendered, and (2) will be required to retain permanent records of the facts relating to the Merger. A “significant holder” is a U.S. holder of GreenLight Capital Stock that, immediately before the Merger, owned at least 1% of the outstanding GreenLight Capital Stock by vote or value, or securities of GreenLight with an aggregate tax basis of $1 million or more.
Material U.S. Federal Income Tax Consequences for U.S. Holders if the Merger Fails to Qualify as a Reorganization
If the Merger fails to qualify as a reorganization under Section 368(a) of the Code, it is possible that the Merger could constitute a transaction to which Section 351 of the Code applies, although there is uncertainty in this regard (as potential qualification as a transaction to which Section 351 of the Code applies could depend on, for example, the number of holders of GreenLight Capital Stock that dissent and perfect appraisal rights and the number of holders of ENVI Class A Common Stock that exercise redemption rights in connection with the Merger). If the Merger constitutes a transaction to which Section 351 of the Code applies, the Merger will have U.S. federal income tax consequences to U.S. holders that are materially similar to the U.S. federal income tax consequences of a reorganization under Section 368(a) of the Code, described above under “
—Material U.S. Federal Income Tax Consequences for U.S. Holders if the Merger Qualifies as a Reorganization.
” If the Merger fails to qualify as a reorganization under Section 368(a) of the Code and fails to qualify as a transaction to which Section 351 of the Code applies, a U.S. holder of GreenLight Capital Stock will recognize gain or loss equal to the difference, if any, between the fair market value of New GreenLight Common Stock received (at the time of the exchange) in exchange for the GreenLight Capital Stock surrendered in the Merger and the U.S. holder’s adjusted tax basis in such surrendered GreenLight Capital Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the GreenLight Capital Stock surrendered in the Merger exceeds one year as of the closing date of the Merger. In addition, the U.S. holder’s aggregate tax basis in the shares of New GreenLight common stock received in the Merger would equal their fair market value at the time of the exchange. Long-term capital gains of non-corporate taxpayers
are taxed at a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
A U.S. holder of GreenLight Capital Stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on proceeds received in connection with the Merger. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. holder is not subject to backup withholding on IRS Form
W-9 or
a substantially similar form or (ii) certifies that such U.S. holder is otherwise exempt from backup withholding. U.S. holders of shares of GreenLight Capital Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form
W-9 or
other proper certification, the U.S. holder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF GREENLIGHT CAPITAL STOCK IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND MAY NOT BE CONSTRUED AS, TAX ADVICE. HOLDERS OF GREENLIGHT CAPITAL STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.
Material U.S. Federal Income Tax Consequences of the Redemption to ENVI Stockholders
U.S. Holders
This section applies to you if you are a U.S. holder.
In the event that a U.S. holder’s ENVI Class A Common Stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of ENVI Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of ENVI Class A Common Stock, the U.S. holder will be treated as described under “
U.S. Holders—Taxation of Redemption Treated as a Sale of ENVI Class A Common Stock
” below. If the redemption does not qualify as a sale of ENVI Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “
U.S. Holders—Taxation of Redemption Treated as a Distribution.
” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder) relative to all of our shares outstanding both before and after the redemption. The redemption of ENVI Class A Common Stock generally will be treated as a sale of ENVI Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of ENVI stock that are constructively owned by it. A

U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which also would generally include ENVI Class A Common Stock which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of ENVI Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock (including any stock constructively owned by the U.S. holder). The redemption of ENVI Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” The application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of common stock by the relevant holder (or persons whose ownership is attributed to such holder) and issuances of common stock (including pursuant to the PIPE Financing). A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “
U.S. Holders—Taxation of Redemption Treated as a Distribution
” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed ENVI Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its ENVI warrants (if any) or possibly in other stock constructively owned by it.
U.S. Holders—Taxation of Redemption Treated as a Sale of ENVI Class A Common Stock
If the redemption of a U.S. holder’s shares of ENVI Class A Common Stock is treated as a sale, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in ENVI Class A Common Stock treated as sold. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for ENVI Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to ENVI Class A Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. If the running of the holding period for ENVI Class A Common Stock is suspended, then non-corporate
U.S. holders may not be able to satisfy the
one-year
holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate
U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) the U.S. holder’s adjusted tax basis in its ENVI Class A Common Stock so redeemed. A U.S. holder’s adjusted tax basis in its ENVI Class A Common Stock generally will equal the U.S. holder’s acquisition cost.

U.S. Holders—Taxation of Redemption Treated as a Distribution
If the redemption of a U.S. holder’s shares of ENVI Class A Common Stock is treated as a distribution, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in ENVI Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of ENVI Class A Common Stock and will be treated as described under “
U.S. Holders—Taxation of Redemption Treated as a Sale of ENVI Class A Common Stock
” above. Dividends received by a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate
U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to ENVI Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate
U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to the proceeds of the redemption of ENVI Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S.
Holders
This section applies to you if you are a
“Non-U.S.
holder.”
The characterization for U.S. federal income tax purposes of the redemption of a
Non-U.S.
holder’s ENVI Class A Common Stock pursuant to the redemption provisions described in this proxy statement/prospectus generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s ENVI Class A Common Stock, as described under “U.S. Holders” above, and the consequences of the redemption to the
Non-U.S.
holder will be as described below under “
Non-U.S.
Holders—Taxation of Redemption Treated as a Sale of ENVI Class
 A Common Stock
” and “
Non-U.S.
Holders—Taxation of Redemption Treated as a Distribution
,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a
Non-U.S.
holder’s ENVI Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax, as discussed further below.

Non-U.S.
Holders—Taxation of Redemption Treated as a Sale of ENVI Class A Common Stock
If ENVI’s redemption of a
Non-U.S.
holder’s shares of ENVI Class A Common Stock is treated as a sale, a
Non-U.S.
holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
Non-U.S.
holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the
Non-U.S.
holder); or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
Non-U.S.
holder held ENVI Class A Common Stock, and, in the case where shares of ENVI Class A Common Stock are regularly traded on an established securities market, the
Non-U.S.
holder has owned, directly or constructively, more than 5% of ENVI Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such
Non-U.S.
holder’s holding period for the shares of ENVI Class A Common Stock. There can be no assurance that ENVI Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S.
holder were a U.S. resident. Any gains described in the first bullet point above of a
Non-U.S.
holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate).
If the second bullet point above applies to a
Non-U.S.
holder, gain recognized by such holder in connection with a redemption treated as a sale of ENVI Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. ENVI does not believe it currently is or has been at any time since its formation a U.S. real property holding corporation and it does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed. However, such determination is factual in nature, and no assurance can be provided that it will not be treated as a U.S. real property holding corporation in a future period.
Non-U.S.
Holders—Taxation of Redemption Treated as a Distribution
If the redemption of a
Non-U.S.
holder’s shares of ENVI Class A Common Stock is treated as a distribution, such a distribution, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such
Non-U.S.
holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
Non-U.S.
holder’s adjusted tax basis in its shares of ENVI Class A Common Stock and, to the extent such distribution exceeds the
Non-U.S.
holder’s adjusted tax basis, as gain realized from the sale or other disposition of ENVI Class A Common Stock, which will be treated as described under “
Non-U.S.
Holders—Taxation of Redemption Treated as a Sale of ENVI Class A Common Stock
” above.
The withholding tax generally does not apply to dividends paid to a
Non-U.S.
holder who provides an IRS Form
W-8ECI,
certifying that the dividends are effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular

U.S. federal income tax as if the
Non-U.S.
holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A
Non-U.S.
holder that is a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Because it may not be certain at the time a
Non-U.S.
holder is redeemed whether such
Non-U.S.
holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a
Non-U.S.
holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a
Non-U.S.
holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a
Non-U.S.
holder in redemption of such
Non-U.S.
holder’s ENVI Class A Common Stock, unless (i) the applicable withholding agent has established special procedures allowing
Non-U.S.
holders to certify that they are exempt from such withholding tax and (ii) such
Non-U.S.
holders are able to certify that they meet the requirements of such exemption (e.g., because such
Non-U.S.
holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a
Non-U.S.
holder, such
Non-U.S.
holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS.
Non-U.S.
holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with the proceeds from a redemption of ENVI Class A Common Stock. A
Non-U.S.
holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
Non-U.S.
holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on ENVI Class A Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other
non-U.S.
entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form
W-8BEN-E).
The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds from ENVI Class A Common Stock. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a
Non-U.S.
holder might be eligible for refunds or credits of such withholding taxes, and a
Non-U.S.
holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effects of FATCA on the redemption of ENVI Class A Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements of ENVI and GreenLight present the combination of the financial information of ENVI and GreenLight adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X,
Pro Forma Financial Information.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of ENVI and the historical balance sheet of GreenLight on a pro forma basis as if the Business Combination had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 combine the historical statements of operations of ENVI and GreenLight on a pro forma basis as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented.
On August 9, 2021, ENVI, a subsidiary of ENVI and GreenLight entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•
the subsidiary of ENVI will merge with and into GreenLight, with GreenLight being the surviving company in the Merger and, after giving effect to such merger, GreenLight will be a wholly owned subsidiary of New GreenLight.

•
each issued and outstanding share of capital stock of GreenLight will be converted into a number of shares of New GreenLight Common Stock equal to the product of (x) the conversion ratio applicable to such share multiplied by (y) the quotient obtained by dividing (a) 120,000,000, by (b) the number of “Fully-Diluted Shares” as defined in the Business Combination Agreement (such ratio, the “
Exchange Ratio
”);

•
each GreenLight Option will be converted into an option to purchase a number of shares of New GreenLight Common Stock in accordance with the terms and subject to the conditions of the Business Combination Agreement;

•
each GreenLight Warrant, to the extent outstanding and unexercised, will be converted into a warrant to acquire shares of New GreenLight Common Stock in accordance with the terms and subject to the conditions of the Business Combination Agreement; and

•	each share of ENVI Class A Common Stock and ENVI Class B Common Stock that is issued and outstanding immediately prior to the Merger shall become one share of New GreenLight Common Stock;
Other related events that are contemplated or assumed to occur in connection with the Business Combination are summarized below:

•
immediately prior to the consummation of the Merger, ENVI will issue and sell 12,425,000 shares of ENVI Class A Common Stock for a purchase price of $10.00 per share and aggregate gross proceeds of $124.3 million in the PIPE Financing pursuant to the Subscription Agreements;

•
immediately prior to the consummation of the Merger, the GreenLight Convertible Notes will convert into GreenLight Series D Preferred Stock equal to the quotient of (a) the face value of the note plus all accrued but unpaid interest thereon divided by (b) the price of GreenLight Series D Preferred Stock;

•
it is assumed that, immediately prior to the consummation of the Merger, GreenLight Warrants that are issued and outstanding prior to the Closing Date will be exercised in full on a cash basis. As all of the GreenLight Warrants have exercise prices substantially below the value of the estimated per share consideration to be paid in the Merger, it is deemed probable that all outstanding GreenLight Warrants will be cash exercised and therefore, the unaudited pro forma condensed combined balance sheet and statement of operations include adjustments related to the cash exercise of all the GreenLight Warrants, and concurrently, the conversion of the GreenLight Preferred Stock and GreenLight Common Stock received on exercise directly into New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement; and

•	immediately prior to the consummation of the Merger, the ENVI Related Party Loan will be repaid.
Notwithstanding the legal form of the Business Combination, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with United States generally accepted accounting principles (“
GAAP
”). Under this method of accounting, ENVI is treated as the acquired company and GreenLight is treated as the acquirer for financial statement reporting purposes. GreenLight has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances that are expected to be in place when the closing of the Business Combination becomes effective:

•	GreenLight’s existing stockholders will have the greater voting interest in New GreenLight with an estimated 73% voting interest under a No Redemption scenario as of immediately following the Closing;

•
by virtue of such estimated voting interest upon the Closing, GreenLight’s existing stockholders will have the ability to control decisions regarding the election and removal of directors and officers of New GreenLight following the Closing;

•	the New GreenLight Board will consist of seven members, of which five will be appointed by GreenLight, one will be appointed by GreenLight and approved by ENVI and one will be appointed by ENVI;

•	senior management of GreenLight will comprise the senior management of New GreenLight; and

•	Operations of GreenLight will comprise the ongoing operations of New GreenLight.
Other factors were considered but they would not change the preponderance of factors indicating that GreenLight is the accounting acquirer.
The unaudited pro forma condensed combined financial statements have been developed from and should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited financial statements of ENVI as of December 31, 2020 and for the period from July 2, 2020 (inception) through December 31, 2020, and the related notes, which are included elsewhere in this proxy statement/ prospectus;

•	the historical unaudited financial statements of ENVI as of and for the nine months ended September 30, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical audited consolidated financial statements of GreenLight as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/ prospectus;

•
the historical unaudited condensed consolidated financial statements of GreenLight as of and for the nine months ended September 30, 2021 and the related notes, which are included elsewhere in this proxy statement/ prospectus; and

•
other information relating to ENVI and GreenLight contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section titled “
The Business Combination
” and “
The Business Combination Agreement
” and the risk factors set forth under the section titled “
Risk Factors
” beginning on page 24 of this proxy statement /prospectus.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of New GreenLight following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
Pursuant to the Existing Charter, public stockholders will be offered the opportunity to redeem, with such redemption to occur upon the Closing, shares of ENVI Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account.
The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•	No Redemption : This scenario, which we refer to as the “No Redemption Scenario,” assumes that no shares of ENVI Class A Common Stock are redeemed from the public stockholders; and

•
Maximum Redemption
: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that 20,375,179 shares of ENVI Class A Common Stock are redeemed for an aggregate payment of approximately $203.8 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Aggregate Transaction Proceeds Condition set forth in the Business Combination Agreement. If all 20,700,000 shares of ENVI Class A Common Stock are redeemed, ENVI and GreenLight would be required to waive the Aggregate Transaction Proceeds Condition or otherwise obtain alternative financing arrangements to satisfy the Aggregate Transaction Proceeds Condition.

In both scenarios, the amount of cash available is sufficient to satisfy the Aggregate Transaction Proceeds Condition, which requires Aggregate Transaction Proceeds of no less than $105.3 million under the Business Combination Agreement.
Upon the consummation of the Business Combination, shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the following:

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
Public shares (a)	20,700,000	14%	324,821	*
Founder shares	5,175,000	4%	5,175,000	4%
GreenLight Equityholders (b)(c)	103,470,217	73%	103,470,217	86%
PIPE shares	12,425,000	9%	12,425,000	10%

Pro forma common stock outstanding at September 30, 2021 (d)	141,770,217	100%	121,395,038	100%

Potential sources of dilution
Public Warrants	10,350,000	7%	10,350,000	9%
Private Placement Warrants	2,000,000	1%	1,500,000	1%
Insider Warrants	750,000	*	600,000	*
Rollover options	17,555,928	12%	17,555,928	14%

*	Certain amounts adjusted for rounding
(a)
Amount includes 1,000,000 shares of ENVI Class A Common Stock held by HB Strategies, an affiliate of our sponsor, all of which shares carry the same redemption rights as other shares of ENVI Class A Common Stock. The Maximum Redemption Scenario assume that HB Strategies will redeem 100%, respectively, of its shares of ENVI Class A Common Stock. Amount excludes 13,100,000 warrants to purchase ENVI Class A Common Stock, which is made up of 10,350,000 public warrants, 2,000,000 private placement warrants and 750,000 Insider Warrants. Additionally, under the Maximum Redemption Scenario, an aggregate of 650,000 Warrants comprised of 500,000 Private Placement Warrants owned by HB Strategies and 150,000 Insider Warrants owned by the Sponsor will be forfeited pursuant to the Sponsor Letter Agreement.

(b)
In accordance with the terms and subject to the conditions of the Business Combination Agreement, each outstanding share of capital stock of GreenLight will be exchanged for shares of New GreenLight Common Stock and outstanding GreenLight Options (whether vested or unvested) will be exchanged for comparable options to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion. The number of shares of New GreenLight Common Stock issued to the holders of shares of capital stock of GreenLight at Closing will fluctuate based on the number of shares underlying GreenLight Options and GreenLight Warrants, whether vested or unvested (and the exercise prices of such options and warrants), outstanding at Closing.

(c)
Amount includes 6,583,549 shares issuable upon conversion of the GreenLight Convertible Notes and 872,667 shares underlying GreenLight Warrants that are assumed to be exercised immediately prior to the consummation of the Merger and excludes 17,555,928 shares underlying Rollover Options to be issued to holders of GreenLight Options, assuming such GreenLight Options remain unexercised as of the Closing.

(d)	Amount excludes 31,750,000 shares (which amount includes shares underlying Rollover Options) and
2,000,000 shares of New GreenLight Common Stock that are expected to be available for issuance under the New GreenLight Equity Plan and the New GreenLight ESPP, respectively, after the consummation of the Business Combination, assuming approval of the Condition Precedent Proposals.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)

	As of September 30, 2021		Assuming No Redemption				Assuming Maximum Redemption
	Environmental Impact Acquisition Corp.*	GreenLight Biosciences, Inc.	Pro Forma Adjustments			Pro Forma Condensed Combined	Additional Pro Forma Adjustments			Pro Forma Condensed Combined
ASSETS
Current Assets
Cash and cash equivalents	$158	$34,754	$207,009	(A	)	$337,711	$(203,760)	(L	)	$138,187
			(500)	(D	)		4,236	(N	)
			231	(F	)
			1,683	(G	)
			(29,874)	(I	)
			124,250	(J	)
Prepaid expenses and other current assets	698	2,781	—			3,479	—			3,479

Total Current Assets	856	37,535	302,799			341,190	(199,524)			141,666
Restricted Cash	—	167				167	—			167
Property and equipment, net	—	21,744				21,744	—			21,744
Deferred offering costs	—	2,590	(2,590)	(I	)	—	—			—
Security deposits	—	1,256				1,256	—			1,256
Marketable securities held in Trust Account	207,009	—	(207,009)	(A	)	—	—			—

TOTAL ASSETS	$207,865	$63,292	$93,200			$364,357	$(199,524)			$164,833

Current liabilities
Accrued expenses	$3,016	$9,351	$(2,881)	(I	)	$9,486	$—			$9,486
Accounts payable	—	6,559	(2,085)	(I	)	4,474	—			4,474
Convertible debt	—	17,959	(17,959)	(E	)	—	—			—
Accrued offering costs	119	—	(119)	(I	)	—	—			—
Promissory note - related party	500		(500)	(D	)	—	—			—
Deferred revenue	—	1,378				1,378	—			1,378
Long term debt, current portion	—	5,844				5,844	—			5,844
Other current liabilities	—	585	(314)	(F	)	271	—			271

Total Current Liabilities	3,635	41,676	(23,858)			21,453	—			21,453
Warrant liability	13,341	1,293	(1,293)	(F	)	13,341	(683)	(M	)	12,658
Long term debt, net of current portion	—	15,013				15,013	—			15,013
Other liabilities	—	1,355				1,355	—			1,355

TOTAL LIABILITIES	16,976	59,337	(25,151)			51,162	(683)			50,479

Commitments
Class A Common stock subject to possible redemption	207,000	—	(207,000)	(B	)	—	—			—

*	certain amounts adjusted for rounding.

	As of September 30, 2021		Assuming No Redemption				Assuming Maximum Redemption
	Environmental Impact Acquisition Corp.*	GreenLight Biosciences, Inc.	Pro Forma Adjustments			Pro Forma Condensed Combined	Additional Pro Forma Adjustments			Pro Forma Condensed Combined
Redeemable Convertible Preferred Stock	—	218,787	(218,787)	(H	)	—	—			—
Stockholders’ Equity (Deficit)
Common Stock, $0.0001 par value	—	—	2	(B	)	14	(2)	(L	)	12
			1	(C	)
			1	(E	)
			9	(H	)
			1	(J	)
Class A Common Stock, $0.001 par value	—	3	(3)	(H	)	—				—
Class B Common Stock, $0.0001 par value	1	—	(1)	(C	)	—				—
Additional paid-in capital	—	4,062	206,998	(B	)	532,117	(203,758)	(L	)	333,278
			17,997	(E	)
			1,838	(F	)		683	(M	)
			1,683	(G	)		4,236	(N	)
			218,781	(H	)
			(27,379)	(I	)
			124,249	(J	)
			(16,112)	(K	)
Accumulated Deficit	(16,112)	(218,897)	(39)	(E	)	(218,936)	—			(218,936)
			16,112	(K	)

Total Stockholders’ Equity (Deficit)	(16,111)	(214,832)	544,138			313,195	(198,841)			114,354

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$207,865	$63,292	$93,200			$364,357	$(199,524)			$164,833

*	certain amounts adjusted for rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)

	For the nine months ended September 30, 2021		Assuming No Redemption				Assuming Maximum Redemption
	Environmental Impact Acquisition Corp.	GreenLight Biosciences, Inc.	Pro Forma Adjustments			Pro Forma Condensed Combined	Additional Pro Forma Adjustments			Pro Forma Condensed Combined
Revenues:
Collaboration Revenue	$—	$—				$—				$—
Grant Revenue	—	1,180				1,180				1,180

Total revenues	$—	$1,180	$—			$1,180	$—			$1,180

Operating expenses
Research and development	—	62,081	—			62,081	—			62,081
General and administrative	4,084	13,943				18,027	—			18,027
Operating and formation costs	—	—	—			—	—			—

Total operating expenses	4,084	76,024	—			80,108	—			80,108

Operating loss:	$(4,084)	$(74,844)	$—			$(78,928)	$—			$(78,928)

Interest income	9	20	(9)	(AA	)	20	—			20
Loss in initial issuance of Private Placement Warrants	(1,273)	—	—			(1,273)	301	(EE	)	(972)
Interest expense	—	(1,471)	687	(CC	)	(784)	—			(784)
Change in fair value of warrant liability	1,840	(1,343)	1,343	(DD	)	1,840	(91)	(EE	)	1,749

Loss before benefit for income taxes	(3,508)	(77,638)	2,021			(79,125)	210			(78,915)

Net loss	$(3,508)	$(77,638)	$2,021			$(79,125)	$210			$(78,915)

Loss per Share
Weighted average shares of common stock outstanding						141,770,217	(20,375,179)			121,395,038
Loss per share (basic and diluted) attributable to common stockholders						$(0.56)				$(0.65)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	For the period from July 2, 2020 (inception) through December 31, 2020	For the year ended December 31, 2020	Assuming No Redemption				Assuming Maximum Redemption
	Environmental Impact Acquisition Corp.	GreenLight Biosciences, Inc.	Pro Forma Adjustments			Pro Forma Condensed Combined	Additional Pro Forma Adjustments	Pro Forma Condensed Combined
Revenues:
Collaboration Revenue	$—	$962				$962		$962
Grant Revenue	—	785				785		785

Total revenues	$—	$1,747	$—			$1,747	$—	$1,747

Operating expenses
Research and development	—	42,866				42,866	—	42,866
General and administrative	—	11,165	260	(BB	)	11,425	—	11,425
Operating and formation costs	3	—	—			3	—	3

Total operating expenses	3	54,031	260			54,294	—	54,294

Operating loss:	$(3)	$(52,284)	$(260)			$(52,547)	$—	$(52,547)

Interest income	—	83	—			83	—	83
Interest expense	—	(1,028)	575	(CC	)	(453)	—	(453)
Change in fair value of warrant liability	—	(22)	22	(DD	)	—	—	—

Loss before benefit for income taxes	(3)	(53,251)	337			(52,917)	—	(52,917)

Net loss	$(3)	$(53,251)	$337			$(52,917)	$—	$(52,917)

Loss per Share
Weighted average shares of common stock outstanding						141,770,217	(20,375,179)	121,395,038
Loss per share (basic and diluted) attributable to common stockholders						$(0.37)		$(0.44)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Presentation
The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, ENVI is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of GreenLight issuing stock for the net assets of ENVI, accompanied by a recapitalization. The net assets of ENVI are stated at historical cost.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021, gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and the year ended December 31, 2020, give pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021, has been prepared using, and should be read together with, the following:

•	ENVI’s unaudited condensed balance sheet as of September 30, 2021, and the related notes, which is included elsewhere in this proxy statement/ prospectus; and

•	GreenLight’s unaudited condensed consolidated balance sheet as of September 30, 2021, and the related notes, which is included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, has been prepared using, and should be read together with, the following:

•	ENVI’s audited statement of operations for the year ended December 31, 2020 and the related notes, which is included elsewhere in this proxy statement/prospectus; and

•	GreenLight’s audited consolidated statement of operations for the year ended December 31, 2020, and the related notes, which is included elsewhere in this proxy statement/ prospectus.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared using, and should be read together with, the following:

•	ENVI’s unaudited condensed statement of operations for the nine months ended September 30, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus; and

•
GreenLight’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021, and the related notes, which is included elsewhere in this proxy statement/prospectus.

Management has made significant preliminary estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies operating efficiencies, tax savings or cost savings that may be associated with the Business Combination as ENVI and GreenLight did not reflect any management adjustments under the new Article 11 pro forma rules and regulations. The pro forma adjustments reflecting the consummation of the Business

Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible that the differences will be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the post-combination company. They should be read together with the historical financial statements of ENVI and GreenLight and the related notes.
2. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X.
Article 11 requires the presentation of adjustments for the accounting for the transaction and provides management with the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. ENVI has elected not to present any management’s adjustments and has only presented transaction accounting adjustments in the unaudited pro forma condensed combined financial information. ENVI and GreenLight have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

1.	Represents pro forma adjustments to the condensed combined balance sheet:
A. Reflects the reclassification of $207.0 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the business combination, assuming the No Redemption scenario.
B. Reflects the reclassification of ENVI Class A Common Stock subject to possible redemption to permanent stockholders’ equity.
C. Reflects the conversion of ENVI Class B Common Stock held by the initial stockholders of ENVI into New GreenLight Common Stock.
D. Reflects the repayment of the $0.5 million related party loan that becomes due and payable on the closing of the Business Combination.
E. Reflects the conversion of the GreenLight Convertible Notes with a historical net carrying value of $18.0 million (including accrued interest of $1.2 million as of September 30, 2021) into 9,934,084 shares of GreenLight Series D Preferred Stock immediately prior to the Closing and the related write-off
of $0.04 million of unamortized issuance costs. As all GreenLight Preferred Stock and GreenLight Common Stock will be converted into New GreenLight Common Stock in connection with the Business Combination, this adjustment reflects the conversion of such preferred shares directly into New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement.

F. Reflects the receipt of $0.2 million for the cash exercise of 320,650 liability-classified GreenLight Warrants for 219,839 shares of GreenLight Common Stock and 100,811 shares of GreenLight Preferred Stock. As all GreenLight Preferred Stock and GreenLight Common Stock will be converted into New GreenLight Common Stock in connection with the Merger, this adjustment reflects the conversion of such warrants to purchase GreenLight Preferred Stock and GreenLight Common Stock directly into New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement.
G. Reflects the receipt of $1.7 million for the cash exercise of 965,854 equity-classified GreenLight Warrants for 874,130 and 91,724 shares of GreenLight Preferred Stock and GreenLight Common Stock, respectively. As all GreenLight Preferred Stock and GreenLight Common Stock will be converted into New GreenLight Common Stock in connection with the Merger, this adjustment reflects the conversion of such warrants to purchase GreenLight Preferred Stock and GreenLight Common Stock directly into New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement.
H. Reflects the conversion of GreenLight Preferred Stock and GreenLight Common Stock into shares of New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement concurrent with the Closing.
I. Reflects (i) the settlement of estimated transaction costs of $30.6 million anticipated in consummating the Business Combination, of which $29.9 million have not been paid as of September 30, 2021, and (ii) the reclassification of transaction costs of $2.6 million within deferred offering costs, $2.9 million within accrued expenses, $2.1 million within accounts payable and $0.1 million within accrued offering costs. The estimated $30.6 million of transaction costs is inclusive of $3.5 million of transaction costs that have been allocated to ENVI, of which $3.2 million have already been incurred, and of which $0.3 million are expected to be expensed upon the consummation of the Business Combination. Transaction costs include legal, financial advisory and other professional fees related to the Business Combination. In connection with the reverse recapitalization treatment, GreenLight’s transaction costs are recorded as reductions to additional paid-in
capital.
J. Reflects gross proceeds from the issuance and sale of 12,425,000 shares of ENVI Class A Common Stock at $10.00 per share from the PIPE Financing pursuant to the Subscription Agreements.
K. Reflects the elimination of ENVI’s historical accumulated deficit.
L. Reflects the cash disbursement under the Maximum Redemption scenario, in which 20,375,179 shares of ENVI Class A Common Stock subject to possible redemption are redeemed for an aggregate payment of approximately $203.8 million (based on the estimated per share redemption price of approximately $10.00 per share). The redemption price is calculated as $207.0 million in the Trust Account per the unaudited pro forma condensed combined balance sheet, reduced by the anticipated Trust Satisfied Obligations, divided by 20,700,000 public shares subject to possible redemption.
M. Reflects the forfeiture of 650,000 Warrants comprised of 500,000 Private Placement Warrants owned by HB strategies and 150,000 Insider Warrants owned by the Sponsor that would be forfeited under a Maximum Redemption Scenario pursuant to the Sponsor Letter Agreement.
N. Reflects an adjustment to the settlement of expected transaction costs that are contingent on aggregate transaction proceeds and would be reduced under a Maximum Redemption Scenario at Closing.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

2.
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 are as follows:

AA. Reflects the elimination of interest income earned on marketable securities held in the Trust Account.

BB. Reflects the portion of ENVI’s estimated transaction costs not eligible for capitalization of $3.5 million. Of this amount, $3.2 million is already incurred and expensed in the historical statement of operations for the nine months ended September 30, 2021. This is a non-recurring item.
CC. Reflects the elimination of interest expense associated with the GreenLight Convertible Notes, net of the write-off
of unamortized issuance costs of $0.04 million, which are expected to be converted to GreenLight Series D Preferred Stock. All GreenLight Preferred Stock and GreenLight Common Stock will be converted to New GreenLight Common Stock in connection with the Closing of the Business Combination.
DD. Reflects the elimination of losses related to change in fair value of liability-classified GreenLight Warrants which are assumed to be cash settled upon consummation of the Business Combination.
EE. Reflects the elimination of the change in fair value and loss in initial issuance of 650,000 Warrants comprised of 500,000 Private Placement Warrants owned by HB Strategies and 150,000 Insider Warrants owned by the Sponsor that would be forfeited under the Maximum Redemption Scenario pursuant to the Sponsor Letter Agreement.
3. Net Loss per Share
Net loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

	For the year ended December 31, 2020		For the nine months ended September 30, 2021
(Amounts in thousands, except per share data)	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$(52,917)	$(52,917)	$(79,125)	$(78,915)
Weighted average shares calculation, basic and diluted
Public shares (a)	20,700,000	20,700,000	20,700,000	20,700,000
Founder Shares	5,175,000	5,175,000	5,175,000	5,175,000
GreenLight Equityholders (b)(c)	103,470,217	103,470,217	103,470,217	103,470,217
PIPE Shares	12,425,000	12,425,000	12,425,000	12,425,000
Redemptions	—	(20,375,179)	—	(20,375,179)

Weighted average common stock outstanding (d)	141,770,217	121,395,038	141,770,217	121,395,038

Loss per share, basic and diluted, attributable to common stockholders	$(0.37)	$(0.44)	$(0.56)	$(0.65)

(a)
Amount includes 1,000,000 shares of ENVI Class A Common Stock held by HB Strategies, a founder, all of which shares carry the same redemption rights as other shares of ENVI Class A Common Stock. The Maximum Redemption Scenario assume that HB Strategies will redeem 100% of its shares of ENVI Class A Common Stock. Excludes a total of 13,100,000 shares related to 10,350,000 public warrants, 2,000,000 private placement warrants and 750,000 Insider Warrants. Under a Maximum Redemption Scenario, an aggregate of 650,000 warrants comprised of 500,000 private placement warrants and 150,000 Insider Warrants owned by the Sponsor and HB Strategies will be forfeited pursuant to the Sponsor Letter Agreement.

(b)
In accordance with the terms and subject to the conditions of the Business Combination Agreement, each outstanding share of capital stock of GreenLight will be exchanged for shares of New GreenLight Common Stock and outstanding GreenLight Options (whether vested or unvested) will be exchanged for comparable options to purchase New GreenLight Common Stock, in each case, based on an implied GreenLight equity value of $1.2 billion. The number of shares of New GreenLight Common Stock issued to the holders of shares of capital stock of GreenLight at Closing will fluctuate based on the number of shares underlying GreenLight Options and GreenLight Warrants, whether vested or unvested (and the exercise prices of such options and warrants), outstanding at Closing.

(c)
Amount includes 6,583,549 shares issuable upon conversion of the GreenLight Convertible Notes and 872,667 shares underlying GreenLight Warrants that are assumed to be exercised immediately prior to the consummation of the Merger and excludes 17,555,928 shares underlying Rollover Options to be issued to holders of GreenLight Options, assuming such GreenLight Options remain unexercised as of the Closing.

(d)
Amount excludes 31,750,000 shares (which amount includes shares underlying Rollover Options) and 2,000,000 shares of New GreenLight Common Stock that are expected to be available for issuance under the New GreenLight Equity Plan and the New GreenLight ESPP, respectively, after the consummation of the Business Combination, assuming approval of the Condition Precedent Proposals.

COMPARATIVE PER SHARE DATA
The following table sets forth selected historical comparative share information for ENVI and GreenLight and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming three redemption scenarios as follows:

•
Assuming No Redemption—assumes that none of the holders of shares of ENVI Class A Common Stock will exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account;

•
Assuming 50% Redemption—assumes that holders of 10,187,589 shares of ENVI Class A Common Stock will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account, which is 50% of the number of shares that would be redeemed in the Maximum Redemption Scenario, as described below; and

•
Assuming Maximum Redemption—assumes that holders of 20,375,179 shares of ENVI Class A Common Stock will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Aggregate Transaction Proceeds Condition set forth in the Business Combination Agreement. See the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus.

The pro forma book value information reflects the Business Combination and related transactions as if they had occurred on September 30, 2021. The weighted average shares outstanding and net income (loss) per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020.
This information is only a summary and should be read together with the financial statements as of and for the year ended December 31, 2020 and the unaudited financial statements for the nine months ended September 30, 2021, of ENVI and GreenLight, included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of ENVI and GreenLight is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of ENVI or GreenLight would have been had the companies been combined during the periods presented.

			Pro Forma Condensed Combined
	GreenLight (Historical)	ENVI (Historical)	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
As of and for the nine months ended September 30, 2021
Book value per share (1)	$(64.62)	$(0.66)	$2.21	$1.64	$0.94
Weighted average shares outstanding of common stock—basic and diluted	3,324,547	—	141,770,217	131,582,628	121,395,038
Weighted average shares outstanding of ENVI Class A Common Stock—basic and diluted		19,335,165

			Pro Forma Condensed Combined
	GreenLight (Historical)	ENVI (Historical)	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Weighted average shares outstanding of ENVI Class B Common Stock—basic and diluted		5,130,495
Net loss per share of common stock—basic and diluted	$(27.27)		$(0.56)	$(0.60)	$(0.65)
Net loss per share of ENVI Class A Common Stock—basic and diluted		$—
Net loss per share of ENVI Class B Common Stock—basic and diluted		$(0.58)

(1)	Book value per share = (Total equity excluding preferred shares)/shares outstanding.

INFORMATION ABOUT ENVI
We are a blank check company incorporated on July 2, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on August 9, 2021. We intend to finance the Business Combination through the issuance of ENVI Class A Common Stock.
We rely on our management team which consists of professionals and senior operating executives with decades of transaction experience. In addition, we are supported by Canaccord Genuity Group Inc. (“
CGGI
”), the parent of the Sponsor, and its team of investment banking professionals, each of whom have meaningful transaction experience, including corporate finance, mergers and acquisitions, equity and debt capital markets, strategic consulting, and operations. Over the course of their careers, the members of our management team and our affiliates have developed extensive networks of contacts and corporate relationships which we believe will provide us with an important source of initial business combination opportunities. These networks have provided our management team and our affiliates with deal flow that has resulted in numerous transactions. We anticipate that target business candidates will also be brought to our attention from various unaffiliated sources, including family offices, investment market participants, private equity groups, investment banks, consultants, accounting firms and large business enterprises.
Following the closing of our initial public offering, an amount equal to $207,000,000 of the net proceeds from our initial public offering was placed in the trust account. The trust account may be invested only in direct U.S. government treasury obligations and meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2021, funds in the trust account totaled approximately $207.0 million and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any public common stock properly tendered in connection with a stockholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the public common stock if ENVI does not complete a business combination by July 19, 2022 (or until January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months), or (iii) the redemption of all of the public common stock if ENVI is unable to complete a business combination by July 19, 2022 (or until January 19, 2023), subject to applicable law.
ENVI’s public common stock is currently listed on Nasdaq under the symbol “ENVI”.
Financial Position
As of September 30, 2021, we had approximately $207.0 million held in the trust account, not taking into account payment of the marketing fee under the Business Combination Marketing Agreement. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using ENVI’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.
Effecting Our Business Combination
Fair Market Value of Target Business
The Nasdaq listing rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•
subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.
Redemption Rights for Public Stockholders upon Completion of the Business Combination
We are providing our public stockholders with the opportunity to redeem all or a portion of their public common stock upon the completion of our initial business combination at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding
public common stock, subject to the limitations described herein. The amount in the trust account was approximately $10.00 per public share as of September 30, 2021. The per share amount we will distributed to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering, but will be payable only to the extent there are funds legally available therefor. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holders and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. Further, we will not proceed with redeeming our public common stock, even if a public stockholder has properly elected to redeem its shares, if the Business Combination does not close. The redemptions referred to herein shall take effect as repurchases under the Existing Organizational Documents.
Limitations on Redemption Rights
Notwithstanding the foregoing, the Existing Organizational Documents provide that in no event will we redeem our public common stock in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).
Redemption of Public common stock and Liquidation if No Business Combination
We have 18 months from the closing of our initial public offering, or until July 19, 2022 (or until January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months), to complete a business combination. If we are unable to consummate an initial business combination by July 19, 2022 (or until January 19, 2023), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 18 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering if we, by resolution of our board, extend the period of time by an additional six months). However, if our initial stockholders, officers or directors acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the allotted
18-month
or
24-month
time period.
Our initial stockholders, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering if we, by resolution of our board, extend the period of time by an additional six months) unless we provide our public stockholders with the opportunity to redeem their shares of ENVI Class A Common Stock upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our public shares at such time.
All costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, were funded from amounts held outside the trust account. We depend on sufficient interest being earned on the proceeds held in the trust account to pay any franchise and income tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay franchise and income taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share
redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (other than Withum), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Withum, our independent registered public accounting firm, and the underwriters of the offering will not execute agreements with us waiving such claims to the monies held in the trust account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share
redemption price will not be less than $10.00 per public share.
We will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than Withum), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $300,000 from the proceeds of the initial public offering with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors. In the event that our offering expenses (excluding underwriting commissions) exceed our estimate of $1,600,000, we may fund such excess with funds from the funds not to be held in the trust account. In such case, the amount of funds we intend to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1,600,000, the amount of funds we intend to be held outside the trust account would increase by a corresponding amount.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 18 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering if we, by resolution of our board, extend the period of time by an additional six months) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a
60-day
notice period during which any third-party claims can be brought against the corporation, a
90-day
period during which the corporation may reject any claims brought, and an additional
150-day
waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 18 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering if we, by resolution of our board, extend the period of time by an additional six months), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination within 18 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering if we, by resolution of our board, extend the period of time by an additional six months), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 18th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers (other than Withum), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering if we, by resolution of our board, extend the period of time by an additional six months), and (iii) the redemption of all of our public shares if we are unable to complete our business combination within 18 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering if we, by resolution of our board, extend the period of time by an additional six months), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.
See
“Risk Factors
-Risks
Related to the Business Combination and ENVI
-If,
after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Employees
We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time our officers will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.
Directors and Executive Officers
Our officers and directors are as follows:

Name	Age	Position
Daniel Coyne	49	Chief Executive Officer, President and Director
Marc Marano	49	Chief Financial Officer and Treasurer
Andrew Viles	58	Secretary
Jennifer E. Pardi	39	Director
Deval L. Patrick	64	Director
David Brewster	50	Director
Dean Seavers	60	Director
Daniel Coyne
has served as our Chief Executive Officer, President and director since inception and has over 25 years of experience in corporate finance, mergers and acquisitions, equity and debt capital markets and completed transactions in diverse industries. He currently serves as
Co-Head
of U.S. Investment Banking of and Global Head of Sustainability Investment Banking for Canaccord, where he has been since March 1998. During his career, Mr. Coyne has worked on a variety of equity and debt financings and mergers and acquisitions assignments. Since the start of his career in 1994, he has participated in over 250 transactions with an aggregate value exceeding $20 billion. Mr. Coyne has advised companies engaged in advanced materials, energy and power technology, additive manufacturing, advanced lighting and controls, industrial technology including instrumentation, process control and capital equipment, green building products, recycling, smart grid and energy management, solar, wind, renewable power generation and energy-efficiency software/services, and water. Mr. Coyne received a B.A. from Middlebury College. He is well qualified to serve on our Board due to his extensive experience in capital markets and mergers and acquisitions.
Marc Marano
has served as our Chief Financial Officer and Treasurer since inception and currently serves as a Managing Director in Canaccord’s Investment Banking Group, where he has been since June 2004. He is principally involved in identifying, negotiating, structuring and executing investment banking transactions for growth companies in the Sustainability sector at Canaccord. Mr. Marano has extensive experience with mergers and acquisitions, initial public offerings, follow-on
equity offerings and private placements of equity securities. Prior to joining Canaccord, he worked as a consultant at Standard & Poor’s Corporate Value Consulting Group from August 2002 to June 2004, as well as a tax attorney at Ernst & Young LLP from August 1996 to June 2000. Mr. Marano received a B.S. from Boston College, a J.D. from Suffolk University School of Law, and an M.B.A. from Cornell University.
Andrew Viles
has served as our Secretary since inception and joined Canaccord Genuity in 2003, and since February 2019 has served as Executive Vice President, Chief Legal Officer and US General Counsel for Canaccord Genuity Group Inc. (TSX:CF). He oversees all legal and compliance matters globally for the Company. As U.S. General Counsel. Mr. Viles is also directly responsible for all US legal matters involving the firm. Prior to this, Mr. Viles acted as Senior Managing Director and US General Counsel of the Canaccord Genuity’s US capital markets business from July 2012. Commencing in August 2017, he was responsible for all compliance activities for the firm’s North American Capital Markets business. From October 2007 through July

2012, Mr. Viles acted as head of U.S. Mergers & Acquisitions in the firm’s investment banking group. He has extensive involvement in all aspects of the firm’s investment banking practice, and has been involved in structuring a wide array of national and international capital raising and M&A transactions on behalf of the firm’s clients. Prior to October 2007, Mr. Viles acted as General Counsel of Canaccord Genuity Group Inc.’s US capital markets business. Prior to joining Canaccord Genuity in 2003, he was a Partner in the international law firm of Goodwin Procter LLP, working in the firm’s Corporate Department. His practice there included mergers & acquisitions, corporate restructurings, corporate finance, and capital markets transactions. He advised clients on a wide variety of corporate and securities law matters including IPOs, public offerings and private placements of debt and equity securities, PIPEs, Rule 144A transactions, offshore financings, and mergers & acquisitions, both public and private. Mr. Viles also worked with public companies on meeting their ongoing SEC reporting and compliance obligations. Mr. Viles received a B.S. from Bates College and a J.D. from Boston University School of Law, magna cum laude. He is a member of the Massachusetts Bar and the American Bar Association.
Jennifer E. Pardi
has served as a director on our board since inception and has over 17 years of experience in corporate finance, equity and debt capital markets and has completed transactions in diverse industries and with complex structures. She currently serves as Global Head of Equity Capital Markets of Canaccord, where she has been since September 2003 and has extensive US and cross-border experience having been involved in the completion of over 1,000 transactions with an aggregate value of over $150 billion. Ms. Pardi holds a B.A. in Economics from the University of Connecticut and an M.B.A. (with distinction) from Suffolk University. She is well qualified to serve on our Board due to her extensive experience in corporate finance and capital markets.
Deval L. Patrick
has served as a director on our board since January 2021. Since April 2015 Gov. Patrick has served as a senior advisor to Bain Capital, a global multi-asset alternative investment firm, where he founded and led the Double Impact Fund at Bain Capital LLC, a private equity impact fund that invests in for-profit
enterprises for both financial return and measurable social or environmental benefit. Before that, Gov. Patrick was the governor of the Commonwealth of Massachusetts from January 2007 to January 2015, leading the Commonwealth through global economic collapse, weather and water emergencies, and a terrorist attack to top national rankings in job growth, student achievements, health care coverage, economic competitiveness, and energy efficiency. Before serving as governor, he was the executive vice president, general counsel and secretary of The Coca-Cola Company from 2001 to 2005 and before that served as vice president and general counsel at Texaco, Inc., an American oil brand. Gov. Patrick received an A.B. cum laude from Harvard College in June 1978 and a J.D. from Harvard Law School in June 1982. He is well qualified to serve on our Board due to his extensive experience in the finance and sustainability business sectors.
David Brewster
has served as a director on our board since January 2021. Mr. Brewster co-founded
EnerNOC in 2001 and served as its President and Director until August 2017, when the company was sold to the Enel Group, a multinational energy company headquartered in Rome, Italy. EnerNOC, which was a Nasdaq-listed company from May 2007 until August 2017, was a provider of energy management software and services that enabled its customers — businesses, utilities, and power grid operators worldwide — to optimize the use of energy. He has been a member of the board of directors of Vicinity Energy since January 2020, LineVision since January 2019, and Mantis Innovation Group since August 2018. Mr. Brewster served on the board of directors of Desalitech Ltd., a closed circuit reverse osmosis company, from January 2017 to February 2019. He serves as a trustee at Milton Academy, as a global leadership council member at the World Resources Institute and as a member of the board of advisors at the Upper Amazon Conservancy. Mr. Brewster received a B.A. from Wesleyan University, a Master of Environmental Management from Duke University and an MBA from the Tuck School of Business at Dartmouth College. He is well qualified to serve on our Board due to his extensive experience in the energy sector.
Dean Seavers
has served as a director on our board since January 2021. Mr. Seavers currently serves on the board of PG&E Corporation (NYSE: PCG), Albemarle Corporation (NYSE: ALB), and James Hardie Inc. (NYSE: JHX). From December 2014 to January 2020, he served as the President at National Grid U.S. and

Executive Director of National Grid, PLC (NYSE: NGG). Mr. Seavers founded Red Hawk Fire & Security LLC in 2012, where he served as the President and Chief Executive Officer and Director until December 2018. Mr. Seavers previously served as President and Chief Executive Officer of GE Security from 2007 to 2011. Prior to GE, he was a Member of City Light Capital LLC, Regional Manager at PepsiCo, Inc. (Nasdaq: PEP), and President at UTC Global Services, Inc., Senior Vice President-Operations for Tyco Corp., and Operations Director for Burger King Corp. Mr. Seavers received a B.A. from Kent State University and an MBA from Stanford University. He is well qualified to serve on our Board due to this extensive experience in management and energy sector.
Number and Terms of Office of Officers and Directors
Our board of directors are divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Ms. Pardi, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Coyne and Seavers, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Gov. Patrick and Mr. Brewster, will expire at our third annual meeting of stockholders.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine.
Committees of the Board of Directors
Our board of directors has two standing committees: an audit committee and a compensation committee. Both our audit committee and our compensation committee is composed solely of independent directors. Subject to phase-in
rules, the rules of Nasdaq and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and will have the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
We have established an audit committee of the board of directors. Messrs. Brewster and Seavers and Gov. Patrick serve as members of our audit committee, and Mr. Brewster chairs the audit committee. All members of our audit committee are independent of and unaffiliated with the Sponsor and our underwriters.
Each member of the audit committee is financially literate and our board of directors has determined that Mr. Brewster qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving
all audit and
non-audit
services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval
policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “ENVI Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation
S-K
promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We have established a compensation committee of the board of directors. Mr. Seavers and Gov. Patrick serve as members of our compensation committee. Gov. Patrick chairs the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•
reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. However, we will pay Canaccord a business combination marketing advisory fee equal to 3.76% of the gross proceeds of our initial public offering (or $7,783,200) which fee will only be due if we complete the Business Combination. Additionally, we may pay Canaccord, or another affiliate of the Sponsor, cash compensation for acting as placement agent for a private placement or for services in connection with our initial business combination that are in addition to the services required to be performed pursuant to the business combination marketing agreement that are payable to Canaccord, contingent on the closing of our initial business combination, in amounts consistent with market standards for comparable services. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Gov. Patrick, Messrs. Brewster and Seavers. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. See the section of this proxy statement/prospectus entitled “
Where You Can Find More Information; Incorporation by Reference
.” If we make

any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive
amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this proxy statement/prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.
Conflicts of Interest
CGGI manages several investment vehicles. Funds and separate accounts managed by CGGI or its affiliates may compete with us for business combination opportunities. If these funds or separate accounts decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within CGGI may be suitable for both us and for a current or future CGGI fund or separate account and may be directed to such investment vehicle rather than to us. Neither CGGI nor members of our management team who are also employed by CGGI have any obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his, her or their capacity as an officer of the company. CGGI and our management may have similar obligations to future investment vehicles or third parties.
We may, at our option, pursue an Affiliated Joint Acquisition opportunity with any such fund or other investment vehicle, but such parties would co-invest
only if permitted by applicable regulatory and other legal limitations and to the extent considered appropriate. Such entity may co-invest
with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the initial business combination by making a specified future issuance to any such fund or vehicle.
CGGI and each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he, she or they has then-current fiduciary or contractual obligations, he, she or they will honor his, her or their fiduciary or contractual obligations to present such opportunity to such entity. The Existing Charter of ENVI provides that ENVI renounces any interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of ENVI and such opportunity is one ENVI is legally and contractually permitted to undertake and would otherwise be reasonable for ENVI to pursue, and to the extent the director or officer is permitted to refer that opportunity to ENVI without violating another legal obligation. As a result, it is possible that certain potential acquisition targets, if presented to one of our directors or officers, would not have been presented to us by such director or officer and therefore not considered by us in connection with our search for prospective businesses and assets to acquire in our initial business combination. However, we believe there were no such corporate opportunities that were not presented as a result of these provisions in our Existing Charter. Additionally, we do not believe that that the fiduciary duties or contractual obligations of CGGI and our officers or directors will materially affect our ability to complete our initial business combination. We may, at our option, pursue an Affiliated Joint Acquisition opportunity with an entity to which CGGI or an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest
with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the initial business combination by making a specified future issuance to any such entity.
Members of our management team do not have any obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his, her or their capacity as a director or officer of the company. Our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his, her or their capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. The determination of whether an opportunity has been expressly offered to a director or officer solely in his, her or their capacity as a director or officer of our company will be made based on express statements by the person offering the opportunity, and if a director or officer is unsure of whether an opportunity was offered in such capacity, he, she or they shall seek guidance on such determination from the audit committee of our board of directors.
In addition, the Sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination. Potential investors should also be aware of the following other potential conflicts of interest:

•
None of our officers or directors is required to commit his, her or their full time to our affairs and, accordingly, may have conflicts of interest in allocating his, her or their time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our initial stockholders have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the consummation of our initial business combination. HB Strategies has agreed to waive its redemption rights with respect to its founder shares. Additionally, our initial stockholders have agreed to waive their redemption rights with respect to any founder shares held by them if we fail to consummate our initial business combination within 18 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering if we, by resolution of our board, extend the period of time by an additional six months). With certain limited exceptions, the founder shares will not be transferable, assignable by our initial stockholders until the earlier of: (A) six months after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of our ENVI Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 60 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Since the Sponsor and officers and directors may directly or indirectly own common stock and warrants following the initial public offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•
The Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such working capital loans (including working capital loans that we obtain from HB Strategies) may be convertible into private placement-equivalent warrants, at the option of the lender.

•
The Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements on account of the cash fee that may be due to Canaccord in an amount equal to 3.76% of the gross proceeds of the initial public offering (or $7,783,200), for certain advisory services in connection with our business combination. Pursuant to the terms of the Business Combination Marketing Agreement, no fee will be due if we do not complete an business combination.

The conflicts described above may not be resolved in our favor.

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his, her or their capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. The determination of whether an opportunity has been expressly offered to a director or officer solely in his, her or their capacity as a director or officer of our company will be made based on express statements by the person offering the opportunity, and if a director or officer is unsure of whether an opportunity was offered in such capacity, he, she or they shall seek guidance on such determination from the audit committee of our board of directors.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
Daniel Coyne	Canaccord Genuity LLC	Financial Services	Managing Director, Co-Head of U.S. Investment Banking and Global Head of Sustainability Investment Banking
Marc Marano	Canaccord Genuity LLC		Managing Director
Andrew Viles	Canaccord Genuity Group Inc.		Executive Vice President, Chief Legal Officer and US General Counsel
Jennifer E. Pardi	Canaccord Genuity LLC		Global Head of Equity Capital Markets
Deval Patrick	Together Fund	Politics	Founder
David Brewster	EnerNOC Vicinity Energy Line Vision Mantis Innovation Group	Energy Energy Energy Facility Management	Co-Founder Director Director Director
Dean Seavers	PG&E Corporation Albermarle Corporation	Energy Chemical	Director Director
Accordingly, if any of the above executive officers and directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with the Sponsor, or our officers or directors. In connection with the fair market value of the Business Combination, we sought an opinion from an independent investment banking firm a fairness opinions with respect to that the price we are paying is fair to our company from a financial point of view.
In the event that we submit our initial business combination to our public stockholders for a vote, pursuant to the letter agreement, the Sponsor, officers and directors have agreed to vote any founder shares held by them and any public shares purchased during or after the offering (including in open market and privately negotiated transactions) in favor of our initial business combination. In addition, HB Strategies has agreed to vote only its founder shares in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation will provide that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our

Existing Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his, her or their actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation and Director Compensation and Other Interests
None of our officers has received any cash compensation for services rendered to us. We will reimburse our directors for reasonable out-of-pocket
expenses incurred in connection with fulfilling their roles as directors. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.
In December 2020, we issued 143,750 founder shares to each of Gov. Patrick, Messrs. Brewster and Seavers, our independent directors, resulting in an aggregate of 4,312,500 founder shares outstanding and held by our initial stockholders (up to 562,500 of which are subject to forfeiture by our initial stockholders if the underwriters’ over-allotment option is not exercised in full). On January 13, 2021, we effected a stock dividend of 1.2 shares for each share of ENVI Class B Common Stock outstanding, resulting in our initial stockholders holding an aggregate of 5,175,000 founder shares (up to 675,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). Additionally, at the closing of the initial public offering, we issued 600,000 insider warrants to the Sponsor and 50,000 insider warrants to each of Gov. Patrick, Messrs. Brewster and Seavers, our independent directors, in connection with services to be rendered by our management team in connection with the initial public offering and our business combination activities. Such warrants are identical to the private placement warrants, including as to exercise price, exercisability and exercise period.
We will pay Canaccord a business combination marketing advisory fee equal to 3.76% of the gross proceeds of the initial public offering (or $7,783,200), which fee will only be due if we complete an initial business combination. Additionally, we may pay Canaccord, or another affiliate of the Sponsor, cash compensation for acting as placement agent for a private placement or for services in connection with our initial business combination that are in addition to the services required to be performed pursuant to the business combination marketing agreement that are payable to Canaccord, contingent on the closing of our initial business combination, in amounts consistent with market standards for comparable services. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket
expenses incurred in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by us to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

Simultaneously with the closing of our initial public offering, we issued 50,000 private placement-equivalent warrants to each of Gov. Patrick, Messrs. Brewster and Seavers, our independent directors, in connection with services to be rendered by our management team in connection with our initial public offering and our business combination activities. Such warrants are identical to the private placement warrants and will be worthless if we do not complete an initial business combination. The private placement warrants (and private placement-equivalent warrants) are identical to the warrants sold in our initial public offering except that so long as the private placement warrants (and private placement-equivalent warrants) are held by our initial stockholders or their permitted transferees, such warrants (i) will not be redeemable by us, (ii) may not (including the ENVI Class A Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) with respect to any private placement warrants (or any private placement-equivalent warrants) held by the Sponsor, for so long as they are held by the Sponsor, will be subject to a lock-up
in compliance with FINRA Rule 5110(e), will have limitations on resale registration and will not be exercisable more than five years from the effective date of the registration statement for our initial public offering in accordance with FINRA Rule 5110(g)(8)(A). The private placement warrants (and private placement-equivalent warrants) (including the shares of ENVI Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Director Independence
Nasdaq rules require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have four “independent directors” as defined in Nasdaq rules and applicable SEC rules. Our board of directors has determined that Gov. Patrick, Messrs. Brewster and Seavers are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.
Facilities
Our executive offices are located at 535 Madison Avenue, New York, New York 10022, and our telephone number is (212)
389-8109.
Our executive offices are provided to us by the Sponsor free of charge. We consider our current office space adequate for our current operations. Upon consummation of the Business Combination, the principal executive offices of New GreenLight will be located at 200 Boston Avenue, Suite 3100, Medford, Massachusetts 02155.
Competition
In identifying, evaluating and selecting a target business for our initial business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic business combinations. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than we do. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the initial business combination of a target business. Furthermore, our obligation to pay cash in connection with our public stockholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.
Periodic Reporting and Audited Financial Statements
The ENVI Units, ENVI Class A Common Stock and ENVI Warrants are registered under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.
Included in this proxy statement/prospectus are the audited financial statements of GreenLight to assist stockholders in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. We cannot assure you that GreenLight will be able to prepare its financial statements in accordance with the requirements outlined above.
We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. GreenLight may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of GreenLight to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination. We have filed a Registration Statement on Form
8-A
with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of New GreenLight Common Stock that are held by non-affiliates
exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible
debt during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates
exceeds $250 million as of the prior June 30, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates
exceeded $700 million as of the prior June 30.

ENVI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “ENVI,” “we,” “us” or “our” refer to ENVI prior to the consummation of the Business Combination. References to our “management” or our “management team” refer to our officers and directors. The following discussion and analysis of ENVI’s financial condition and results of operations should be read in conjunction with ENVI’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking
statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking
statements as a result of many factors. Please see “Cautionary Note Regarding
Forward-Looking
Statements” and “Risk Factors” in this proxy statement/prospectus.
This Management’s Discussion and Analysis of Financial Condition and Results of Operations has been amended and restated to give effect to the restatement of our financial statements as of March 31, 2021 and June 30, 2021. Management identified errors made in its historical financial statements where, at the closing of our Initial Public Offering, we improperly valued our Class A common stock subject to possible redemption. We previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per Class A common share while also taking into consideration that a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A common stock issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside of the Company’s control. Therefore, management concluded that the redemption value should include all Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification error related to temporary equity and permanent equity. This resulted in a restatement to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
Overview
We are a blank check company formed under the laws of the State of Delaware on July 2, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Our sponsor is CG Investments Inc. VI, a Canadian corporation.
Our registration statement for our initial public offerings was declared effective on January 13, 2021. On January 19, 2021, we consummated the initial public offering of 20,700,000 ENVI Units, including the 2,700,000 ENVI Units issued to the underwriter’s upon full exercise of their over-allotment option, at an offering price of $10.00 per unit, generating gross proceeds of $207.0 million, and incurring offering costs of approximately amounted to $773,917, consisting of $250,000 in cash underwriting fees, inclusive of $150,000 paid for underwriters concession fees, and $523,917 of other offering costs.
Simultaneously with the closing of our initial public offering, pursuant to the Private Placement Warrants Purchase Agreement, the Company completed the private sale of 2,000,000 Private Placement Warrants to HB Strategies at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $2,000,000. At closing, the Company also issued to the Sponsor 600,000 warrants pursuant to a Warrant

Subscription Agreement dated December 21, 2020 (the “
Sponsor Warrants
”), and issued each of the Company’s three independent directors 50,000 warrants pursuant to certain warrant grant agreements dated December 21, 2020 (the “
Director Warrants
”). The Private Placement Warrants, Sponsor Warrants and Director Warrants are identical to the warrants included in the ENVI Units sold as part of the ENVI Units in our initial public offering, except as otherwise disclosed in the Registration Statement on Form
S-1
in connection with our initial public offering. No underwriting discounts or commissions were paid with respect to such sale. The issuances of the Private Placement Warrants, Sponsor Warrants and Director Warrants were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Following the closing of our initial public offering on January 19, 2021, an amount of $207,000,000 ($10.00 per ENVI Unit) from the net proceeds of the sale of ENVI Units in the initial public offering was placed in a trust account (the “
Trust Account
”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting certain conditions of Rule
2a-7
of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the funds held in the Trust Account.
We have until July 19, 2022 (or until January 19, 2023 if we, by resolution of our board, extend the period of time by an additional six months) to complete a business combination (the “
Combination Period
”). If we have not completed a business combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public common stock, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the ENVI warrants, which will expire worthless if we fail to complete a business combination within the Combination Period.
We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on August 9, 2021. We intend to finance the Business Combination through a combination of (i) shares of ENVI Class A Common Stock issued to the equityholders of GreenLight, (ii) cash held in the trust account net of redemptions and deferred underwriting discounts and (iii) gross proceeds from the PIPE Financing.
The issuance of additional shares in a business combination:

•
may significantly dilute the equity interest of investors in our initial public offering, which dilution would increase if the anti-dilution
provisions in the ENVI Class B Common Stock resulted in the issuance of ENVI Class A Common Stock on a greater than one-to-one
basis upon conversion of the ENVI Class B Common Stock;

•	may subordinate the rights of holders of ENVI Class A Common Stock if preference shares are issued with rights senior to those afforded our ENVI Class A Common Stock;

•
could cause a change in control if a substantial number of our ENVI Class A Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our ENVI Class A Common Stock.
Similarly, if we issue debt or otherwise incur significant debt, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our common stock;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock, if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Extended Private Placement
On November 23, 2021, the Company announced that it entered into subscription agreements, dated as of November 19, 2021, with Serum Life Sciences Ltd, (“
Serum Life Sciences
”), and as of November 22, 2021 (collectively, the “
Extended Subscription Agreements
”), with certain investors (together with Serum Life Sciences, the “
Extended Private Placement Investors
”) comprised of new investors as well as investors party to the previously announced private placement (the “
Original Private Placement
”) pursuant to those certain subscription agreements, dated as of August 9, 2021, by and among the Company and the parties named thereto (the “
Original Subscription Agreements
”). Pursuant to the Extended Subscription Agreements, the Extended Private Placement Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell, an aggregate of 1.9 million shares (the “
Extended Private Placement Shares
”) of Class A common stock at a purchase price of $10.00 per share (the “
Extended Private Placement
”).
The Extended Private Placement pursuant to the Extended Subscription Agreements are on substantially the same terms as the terms of the Original Private Placement pursuant to the Original Subscription Agreements. In connection with the Extended Private Placement, the Company granted the Extended Private Placement Investors certain customary registration rights.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 2, 2020 (inception) through September 30, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of GreenLight. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating
income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended September 30, 2021, we had a net loss of $1,526,562, which consists of general and administrative expenses of $2,556,742, offset by the change in fair value of warrant liabilities of $1,027,500, and interest earned on marketable securities held in the Trust Account of $3,180.
For the nine months ended September 30, 2021, we had a net loss of $3,508,199, which consists of general and administrative expenses of $4,084,445 and a loss on initial issuance of the Private Placement Warrants of $1,272,500, offset by the change in fair value of warrant liabilities of $1,840,000 and interest earned on marketable securities held in the Trust Account of $8,746.
For the period from July 2, 2020 (inception) through September 30, 2020, we had net loss of $878, which consists of formation and operational costs.
Liquidity and Capital Resources
On January 19, 2021 we consummated the initial public offering of 20,700,000 ENVI Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,700,000 ENVI Units, at $10.00 per ENVI Unit, generating gross proceeds of $207,000,000. Simultaneously with the closing of the initial public Offering, we consummated the sale of 2,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement with HB Strategies, generating gross proceeds of $2,000,000.
Following our initial public offering and the full exercise of the over-allotment option, and the sale of the Private Placement Warrants, a total of $207,000,000 was placed in the Trust Account. We incurred $773,917 of transaction costs, consisting of $250,000 in cash underwriting fees and $523,918 of other offering costs in transaction costs related to our initial public offering.
For the nine months ended September 30, 2021, cash used in operating activities was $1,717,314. Net loss of $3,508,199 included noncash charges (income) related to the change in fair value of the warrant liabilities of $1,840,000, a loss on initial issuance of Private Placement Warrants of $1,272,500, transaction costs associated with the warrants of $50,179, and interest earned on marketable securities held in the Trust Account of 8,746. Net changes in operating assets and liabilities provided $2,316,952 of cash for operating activities.
As of September 30, 2021, we had marketable securities held in the Trust Account of $207,008,746 (including approximately $8,746 of interest income consisting of U.S. Treasury Bills with a maturity of 185 days or less). Interest income on the balance in the Trust Account may be used by us to pay taxes. Through September 30, 2021, we have not withdrawn any interest earned from the Trust Account.
We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of September 30, 2021, we had cash of $158,337. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

On August 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $500,000 pursuant to a promissory note (the “Note”). The Note is non-interest bearing and payable upon consummation of the Company’s initial Business Combination. At September 30, 2021, there was $500,000 of borrowings under the Note.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.
If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.
As a result of the above, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update
(“ASU”) 2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about our ability to continue as a going concern through July 19, 2022, the scheduled liquidation date, if we do not complete a Business Combination prior to such date.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Related Party Transactions
Founder Shares
In August and September of 2020, we issued an aggregate of 7,187,500 shares of ENVI Class B Common Stock (the “
Founder Shares
”) to the Sponsor and HB Strategies for an aggregate price of $25,000. In December 2020, the Sponsor and HB Strategies returned to the Company, at no cost, 862,500 and 2,443,750 Founder Shares, respectively, and the Company issued an aggregate of 431,250 Founder Shares to its independent directors, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. On January 13, 2021, the Company effected a stock dividend of 1.2 shares for each share of common stock outstanding, resulting in the initial stockholders holding an aggregate of 5,175,000 Founder Shares. All share and per share amounts have been retroactively restated. The Founder Shares included an aggregate of up to 675,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted
basis, approximately 20% of our issued and outstanding common shares after the initial public offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and

(B) subsequent to a Business Combination, (x) if the last sale price of the ENVI Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 60 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note
On September 4, 2020, HB Strategies issued an unsecured promissory note to the Company (the “
Promissory Note
”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. As of December 31, 2020, there was $300,000 in borrowings outstanding under the Promissory Note, which was repaid at the closing of the Initial Public Offering on January 19, 2021.
On August 9, 2021, we borrowed an additional $500,000 pursuant to a promissory note issued to the Company by HB Strategies. The note is non-interest bearing and is due and payable in cash on the earlier of January 19, 2022 or the Closing Date. As of the date of this proxy statement / prospectus, $500,000 remains outstanding.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s management team or any of their respective affiliates or other third parties may, but are not obligated to, loan the Company funds as may be required (“
Working Capital Loans
”), which will be repaid only upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into units at a price of $10.00 per unit at the option of the holder. The units would be identical to the Placement Units. As of June 30, 2021, there were no Working Capital Loans outstanding.
Sponsor and Director Insider Warrants
At the closing of our initial public offering, we issued 600,000 private placement-equivalent warrants to the Sponsor and 50,000 private placement-equivalent warrants to each of Gov. Patrick, Messrs. Brewster and Seavers, our independent directors. Such warrants were issued for nominal amount and are identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. We recorded the fair value of these warrants of approximately $0.9 million on the date of issuance which is included in loss on initial issuance of private warrants in the statement of operations for the six months ended June 30, 2021.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.
We engaged Canaccord as advisors in connection with its business combination to assist the Company in arranging meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors that may be interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the business combination and assist the

Company with the preparation of its press releases and public filings in connection with the business combination. For such services ENVI will pay Canaccord upon the consummation of a business combination, including the Business Combination, a cash fee in an amount equal to 3.76% of the gross proceeds of the initial public offering (or $7,783,200) (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the Business Combination Marketing Agreement, no fee will be due if the Company does not complete a business combination.
Critical Accounting Policies
The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liabilities
We account for the Warrants in accordance with the guidance contained in ASC
815-40-15-7D
and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Placement Warrants for periods where no observable traded price was available were valued using a Modified Black Scholes Option Pricing Model. The Public Warrants for periods where no observable traded price was available were valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
ENVI Class A Common Stock Subject to Possible Redemption
We account for our ENVI Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“
ASC
”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of ENVI Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our ENVI Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ENVI Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheets.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed, by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating income (loss) per common share. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06—“Contracts in Entity’s Own Equity (Subtopic 815-40)
(“ASU 2020-06”)”,
to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity.
ASU 2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments.
ASU 2020-06
is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that
ASU 2020-06
would have on our financial position, results of operations or cash flows.
We do not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging
growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
As an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging
growth public companies under the
Dodd-Frank
Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the executive officer compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier. We have elected to use this extended transition period under the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of our financials to those of other public companies more difficult.
Internal Control Over Financial Reporting
In connection with the preparation of our unaudited interim condensed consolidated financial statements previously issued for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, we identified a material weakness in our internal control over financial reporting as of March 31, 2021, June 30, 2021 and September 30, 2021. Please see the section of this proxy statement titled “Risk Factors — Risks Related to the Business Combination and ENVI — We have identified a material weakness in our internal control over financial reporting as of September 30, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner and we may be unable to maintain compliance with the applicable stock exchange listing requirements, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.”

INFORMATION ABOUT GREENLIGHT
GreenLight has a clear mission: To create products addressing some of humanity’s greatest challenges through the rigorous application of science.
We aim to achieve this goal through our cell-free biomanufacturing platform. This platform enables us to make complex biological molecules—nucleic acids, peptides, carbohydrates, and many others—in a manner that we believe will allow us to manufacture high-quality products at a lower cost than traditional methods using fermentation. We are using this platform to develop and commercialize products that, if they receive appropriate regulatory approvals, address agricultural, human health and animal health issues.
Humanity faces numerous challenges. There are more than seven and a half billion people sharing the diminishing resources of Earth. This growing population needs to produce more food with the same amount of land and, at the same time, honor the global desire—and increasing technical need—to replace chemical pesticides. Not only are these pesticides facing increased consumer opposition and threat of outright bans due to environmental damage, many are losing their effectiveness.
More than half the world’s population now lives in cities, breathing the same air that carries pathogens and causes infections. Humanity needs to adapt and tackle pandemics both for those who have and for those who do not have access to good health care around the planet.
To address these issues, we need to develop high-quality, cost-effective products that can be deployed widely, including to developing countries. We believe RNA can be the critical aspect to these products.
Ribonucleic acid, or RNA, recently gained broad global prominence as the
COVID-19
pandemic swept through the world’s population, prompting messenger RNA, or mRNA, vaccines to move from a scientific theory to a medical reality. Vaccines made using mRNA proved among the fastest to develop and the easiest to update for newer strains of
COVID-19.
While the fast rollout of mRNA vaccines helped change the course of the pandemic, this is just one part of the story. The full potential for RNA in human health has not yet been been realized. Beyond human health,
RNA-based
technology can also be deployed to address other global issues, including agricultural needs for crop protection.
Our technology platform, which was initially developed to produce agricultural crop protection products and is protected by patents and know-how, is capable of synthesizing building blocks (nucleotides), building tools (enzymes), and instructions (DNA templates) to make dsRNA within an integrated process. The manufacturing process know-how that we gained from our experience making dsRNA allows us to understand some of the key aspects of producing mRNAs. For more information on our manufacturing platform and technology, see “
Information About Greenlight
—
Our Manufacturing Platform
.”
We have several dsRNA-based products in our agricultural pipeline that, if commercialized, we believe can change the way in which farmers protect crops, allowing them to better utilize the land dedicated to agriculture and produce foods with less or no pesticide residue. One of these products, which is designed to manage Colorado potato beetles, has been submitted to the EPA for approval. Our other dsRNA-based agricultural products are in various earlier stages of development as compared to our Colorado potato beetle product, ranging from proof of concept in the lab to proof of technology in the greenhouse and proof of scale in the field. See “
Information About GreenLight — Plant Health Product Pipeline — Process for developing new products
” for additional information on the development process. In order to commercialize a product for the U.S. agricultural market, we must complete specified toxicology studies, submit a registration dossier to the EPA demonstrating that the product does not pose unreasonable risks to human health or the environment, respond adequately to any deficiencies identified by the EPA through its risk assessment process and obtain the EPA’s approval of our labeling. The EPA must also establish a tolerance level for the product or issue a tolerance exemption. We must separately obtain any applicable state or foreign regulatory approvals. For more information regarding the regulatory process, see “
Information About GreenLight – Government Regulation – Agricultural Products
” and “
Risk Factors – Risks Related to Our Plant Health Program
”.
We are also in pre-clinical development of RNA-based vaccines directed at arresting the damage of the current viral pandemic and addressing emerging pathogens. The first candidate in this product pipeline that we hope to bring to market is a COVID-19 vaccine, which is currently being tested on animals in toxicity studies in anticipation of filing an Investigational New Drug, or IND, application with the FDA, which, if approved, will allow clinical testing on human subjects. Other product candidates in the human health pipeline have yet to reach the Pre-IND phase. To get to the Pre-IND phase for our other product candidates in our human health pipeline, we must successfully design and test the product candidates in animal models, achieve positive results, select the product candidates to progress to IND-enabling toxicology studies, develop chemistry, manufacturing, and controls protocols and create a development plan to discuss with the FDA as part of pre-IND consultations.
AN INTRODUCTION TO RNA
RNA is present in all known life forms and plays an essential role in numerous biological processes but primarily provides a template by which proteins are constructed. In some organisms RNA can be the mechanism by which those templates are stored, but, in higher forms of life, it translates the code stored in the form of DNA and provides the template to convert that code into proteins by transcribing the DNA. Consequently, RNA molecules are being studied as potential products in many fields, such as agriculture (for pest control), animal health, and human health (messenger RNA-based vaccines and gene therapies).
RNA can be transformative for human health and plant health:

•	Human and animal health—where messenger RNA, or mRNA, can be used to express proteins which form the basis of vaccines as well as other therapies.

•
Plant health—where dsRNA can be leveraged to regulate the expression of a target protein by interfering with its message. Such RNA-mediated interference can form the basis for highly targeted pesticides or protection against parasites.

RNA in agriculture
New crop-protection strategies are urgently needed as pests become resistant to existing pesticide products. Many existing products are also being limited through primary regulatory action (government regulations) or secondary regulations (food chain regulation) because of concerns about their effects on humans or the environment, with environmental concerns including off-target
toxicity and long-term effects on crops, soil, and water. Together, these factors spur the need to develop alternative crop-protection products with new modes of action and improved safety profiles.
Double-stranded RNA products in agriculture exploit a natural biological process called RNA interference (RNAi). This a biological process found in many eukaryotic organisms, which break down dsRNA that has been taken into a cell into short fragments known as either micro-RNA
or small interfering RNA (siRNA). The presence of these small RNA fragments can lead to the degradation of the corresponding mRNA, thereby limiting or stopping the synthesis of protein specific to a particular harmful pest insect.
RNA-based pesticides may be able to give us more environmentally friendly ways to protect crops and beneficial insects while effectively stopping harmful pests. Much of our ability to design products that are intended to improve the environmental profile associated with crop protection products relies on our ability to design an RNA sequence that is only found in the organism(s) that we desire to manage. In this design process, we will compare the genome of our target species to the genome of other species that may co-exist with it, including humans. The goal is to have no overlap with the genome of other organisms by which our products would harm those organisms.
RNA in human health
Messenger RNA’s features make it broadly valuable for human health. It is well known that mRNA has been used to make some of the most effective
COVID-19
vaccines and that these vaccines have been developed quickly, which is critical for a pandemic response. More than one billion doses of mRNA
COVID-19
vaccine have been produced. However, beyond
COVID-19
vaccines, mRNA’s features make it valuable for other vaccines and therapies. We are working on using mRNA in multiple vaccines and therapeutic applications such as an influenza vaccine and a sickle cell gene therapy.
DNA encodes the instructions for life to function. DNA is transcribed into mRNA in the cellular nucleus, and subsequently this mRNA is translated into proteins in the cellular cytoplasm. Instructions to make proteins that help perform many critical functions are transcribed from the DNA to mRNA. The mRNA consists of four ribonucleosides (Adenine, Guanine, Cytosine, and Uracil), the sequence of which determines the structure of the proteins encoded. Synthetic mRNA can be produced in manufacturing facilities for delivery into the cellular cytoplasm, enabling the cells to produce proteins as vaccines or for therapy.
mRNA has many advantages:

•	Wide range of applications: mRNA can produce any encoded protein (intracellular, membrane-bound, or secreted), giving it many uses in vaccines, gene therapy, or for therapeutic proteins.

•	Transient expression: The body has mechanisms to degrade mRNA, allowing for repeat dosing and a dose response which can be tailored for the needs of the pharmaceutical product.

•
Fast development: Relatively simple changes to the mRNA molecule are needed to produce different therapeutic proteins, enabling a fast turnaround from gene selection to product with little need for manufacturing changes. For instance, if a booster vaccine is needed for a new variant, no changes will need to be made except to the mRNA sequence itself.

•	Flexible manufacturing: A single manufacturing facility can produce different vaccines and therapies, as the process is essentially the same regardless of the product.
Until recently, it was very difficult to stabilize mRNA, understand its interaction with the human immune system, or deliver it in vivo. Addressing these challenges has allowed the development of the RNA industry and its rapid deployment as a global healthcare product.
THE IMPACT OF OUR HIGH-QUALITY,
LOW-COST
RNA
We currently make multiple forms of dsRNA at a rate of 2,000 liters per batch using our cell-free manufacturing platform. We have increased our production rate from microliters to milliliters to liters to our current 2,000-liter capacity with no material impact on quality or process yields. We believe our expertise and proprietary technology will allow us to increase batch sizes to 10,000 liters and beyond, which will allow us to reduce the per-liter cost of our dsRNA products.
Alternative RNA production methods are generally slow to develop and more expensive:

•	Cell-based fermentation does not achieve the quality required for human health uses or the cost considerations for broadacre coverage in agriculture applications.

•	Conventional cell-free processes, such as in vitro transcription (IVT), are cost prohibitive for agricultural applications and require complex specialty input supply chains.
GreenLight’s manufacturing platform uses:

•	a proprietary cell-free methodology that enables production at less than $1/gram for the production of technical grade active ingredient dsRNA.

•	a flexible architecture that accommodates the manufacturing of a wide variety of products.
For more information on our manufacturing platform and technology see the section titled “—
Our Manufacturing Platform
.”
OUR BUSINESS MODEL AND GROWTH STRATEGY
Given the advantages of our platform, we aim to make the benefits of RNA, and other biologics, accessible to everyone.
In human health, we are developing vaccines and RNA therapeutics to alleviate or cure critical diseases facing patients worldwide. In agriculture, we are developing products that promote sustainability and supplement or replace traditional pesticides and fungicides with RNA in farmers’ crop-protection programs.
Our platform gives rise to three distinct capabilities that underpin a sustainable business model and bring capabilities normally used in advanced pharma discovery to agriculture and human health:

1.
Identification: Machine learning and proprietary algorithms are key tools as we work to identify the best gene target candidates. We become more efficient and innovative as we accumulate data, and our algorithms learn.

2.	Develop and optimize: We run parallel trials on thousands of distinct RNA sequences to design our agricultural products, which gives us many more opportunities to develop the best products.

3.
Manufacturing: We can produce dsRNA products through our proprietary cell-free system. Our current production capacity is 2,000 liters per batch, and we are planning to build the capacity to produce dsRNA at a rate of at least 10,000 liters per batch. Production at larger capacities will allow us to achieve economies of scale by reducing labor costs and the fixed costs that we allocate to each liter of RNA that we produce.

In the next five years, our pipeline includes seven agricultural products planned for launch and five human health products with clinical milestones, including Phase I clinical trials.
We anticipate this pipeline will demonstrate:

1.
Fast development of agricultural products. Our Colorado potato beetle product will, if approved in 2022, have taken four years from start to market compared to a typical
10-year
cycle at major agribusinesses.

2.
Rapid integration of acquisitions. We acquired Bayer’s topical RNA treatment for honeybees in December 2020. By May 2021, we were conducting further field trials and intend to be ready for regulatory submission in 2022.

3.	Validation of our mRNA platform. We are working toward clinical proof of concept of our COVID-19 and influenza mRNA vaccines.

4.	Innovative approaches to gene editing. We have the potential to tackle grave diseases such as sickle cell, for which we received a $3.3 million grant from the Bill & Melinda Gates Foundation.

5.
Expansion of production capabilities. Our Rochester RNA manufacturing facility can produce 500 kg of dsRNA per year with the capability to expand to 1,000 kg. It currently provides samples for our field trials.

These factors allow us to access the following major markets (with estimated total addressable market size in parentheses):

1.	Insecticides ($17 billion)

2.	Fungicides ($16.5 billion)

3.	Vaccines ($93 billion)

4.	Gene therapies ($3 billion)
Our growth strategy in plant health is to pursue significant market opportunities where RNA has the greatest potential to provide growers with improved pest control and the sustainable nature of our products (e.g., benefits to honeybees and low to no residue) delivers the most impact for society and aligns most closely with macro trends from consumers and regulators. When we use the term ‘sustainable,’ we refer to our efforts to align economic development with environmental protection and human well-being as well as our anticipated obligations as a Public Benefit Corporation under § 362(a) of the Delaware General Corporation Law.
For our plant health products, we define total addressable market as the global revenue opportunity available to pesticide solutions controlling a target pest or disease. In most instances, we do this by defining a relevant active ingredient market for the crop or crops where we intend to market our products and then making an assumption as to the percentage of that market that is spent on controlling the target pest or disease. We use data from AgBioinvestor and FAOSTAT (a database run by the Food and Agriculture Organization of the United Nations), and data purchased from third party consultants is used to quantify the market and underpin assumptions. In order to address the total insecticide and fungicide markets we identify pests or diseases in that market, develop targeted dsRNA sequences for them and attempt to develop the best delivery mechanism for that dsRNA. Over time, we intend to expand beyond RNA, building on our capabilities. In human health, we intend to pursue markets where RNA can provide better products (faster, cost effective or more efficacious) to improve standards of care for patients.
Planned products and milestones
Agricultural programs we currently have planned for launch in the next five years include protection against:

•	Colorado potato beetle, 2022

•	Varroa mite, 2024

•	Botrytis, 2025

•	Diamondback moth, 2025

•	Fusarium, 2025

•	Powdery mildew, 2025

•	Two-spotted spider mite, 2026
Key planned human health clinical milestones in the next five years include Phase I clinical trials currently targeted for:

•	COVID-19 vaccine, 2022 (currently in animal toxicity studies)

•	Seasonal flu vaccine, late 2022/early 2023 (currently in pre-toxicity study development)

•	Supra-seasonal flu, 2024 (currently in early stages of concept evaluation)

•	Antibody therapy, 2024 (currently in early stages of concept evaluation)

•	Sickle cell disease product concept, 2025 (currently in early stages of concept evaluation)
Our Covid-19 vaccine is currently in the IND-enabling toxicology phase and is being tested on animals in toxicity studies in anticipation of filing an Investigational New Drug, or IND, application with the FDA to allow clinical testing on human subjects. Our other product candidates in the human health pipeline have yet to reach the Pre-IND phase. To get to the Pre-IND phase for our other product candidates in our human health pipeline, we must design and test the product candidates in animal models, select the product candidates to progress to IND-enabling toxicology studies, develop chemistry, manufacturing, and controls protocols, and create a development plan to discuss with the FDA as part of pre-IND consultations.
In order to begin any Phase I clinical trials, we must first successfully complete the toxicity study for the product candidate, submit an IND application to the FDA, which will include the scope of our proposed Phase I clinical trial, and satisfy any conditions the FDA may require for the IND to become effective. Additionally, in order to begin our Phase I clinical trials, we must first produce the Phase I clinical drug substance for each of the product candidates, which will require us to complete the start-up of the two clean room suites that we recently leased in Burlington, Massachusetts, including compliance with applicable GMP regulations and conformity to our chemistry, manufacturing and controls protocols. We currently anticipate that our Burlington facility will be GMP-ready by the end of 2021. See “Risk Factors — Risks Relating to GreenLight’s Manufacturing Platform.” The production of the drug substance for the Phase I clinical trial of our COVID-19 vaccine product candidate is planned for the fourth quarter of 2021, followed by fill and finish manufacturing in the first quarter of 2022.
OUR MANUFACTURING PLATFORM
Our platform, developed through 13 years of research and technology development, is protected by foundational patents and know-how that address barriers cell-free technologies have faced for many years.
Biologic production through living cells faces a range of constraints. These include the cell’s priority for self-preservation, which fights against RNA production, reducing yield and quality.
Conventional cell-free production breaks open the cells and removes the need to balance bioprocessing against self-preservation. But energy management in this method limits yield and quality, making RNA production prohibitive for many agricultural applications in terms of cost, scale, and speed.
Our proprietary cell-free process regenerates the energy needed for bioprocessing using ingredients that can include polyphosphates and enzymes.
Each step in the GreenLight bioproduction processes has been developed or selected with cost and functionality in mind.

•	The key raw material for dsRNA can be obtained in large quantities from such sources as industrial fermentation processes (e.g., derived from yeast).

•	Our proprietary process allows us to energize naturally occurring nucleoside monophosphates at low cost using inorganic polyphosphate, which is readily available and affordable.

•
Thermophilic enzymes are employed to facilitate the production of high-energy nucleotides. The utilization of thermally stable enzymes allows high temperature to be incorporated in their preparation, providing a way to mitigate undesirable contaminating activities (e.g., RNA-degrading enzymes, DNA-degrading enzymes, nucleotide-degrading/altering enzymes, protein-degrading enzymes) from entering the RNA synthesis portion of the process and affecting quality and yield.

•	We believe our process know-how and the technology we developed can be leveraged for our mRNA platform.

Overview of manufacturing process for agriculture
GreenLight’s proprietary dsRNA manufacturing process for agriculture begins with a cellular RNA (e.g., from yeast).
This is then broken up (depolymerized) into RNA building blocks (commonly known as NMPs) using a nuclease enzyme. Our cell-free production process uses carefully selected enzymes to energize and polymerize the building blocks into a desired RNA according to a corresponding DNA template.
Cell-free production of dsRNA for agriculture
While the advantages of dsRNA for agriculture have been known for some time, production cost has been a barrier.
The dsRNA production process, simplified

The outcome from our system is fast, with reaction times of two hours. We have successfully increased production from 50 microliters to more than 1,000 liters without significant loss in performance.
Overview of manufacturing process for human health
We have deep understanding and expertise in RNA manufacturing, design, and analysis. The many years of experience from our dsRNA platform are applicable to our human health mRNA platform. We are continually leveraging what we learn and applying it to mRNA production for human health applications.
State-of-the
art production of mRNA molecules currently available commercially (for example, in the approved Covid-19 mRNA vaccines) employs in vitro transcription (IVT). The process depends on a ready supply of highly purified reagents, including chemically produced nucleoside triphosphates (NTPs), an RNA polymerase enzyme, and a DNA template. These components can have challenging cold chains and are not available in all geographies in the amounts necessary to meet local needs.
RNA is synthesized, capped, and tailed for protein translation and encapsulated in lipid nanoparticles (LNP) for delivery to target cells in the patient. Importantly, mRNA used for human health requires purification steps to reach the highest quality levels expected by regulatory agencies.
Encapsulation
Our current mRNA drug product is based on lipid nanoparticles that encapsulate mRNA molecules, protecting them from degradation. Those nanoparticles enable mRNA uptake into the cells so that the mRNA can be used to express the protein of interest.
Our current nanoparticles are made of four lipids: the ionizable lipid that drives encapsulation and release of mRNA, two “helper” lipids that mainly provide stability to the particle itself, and a polyethylene-glycol lipid that prevents particle aggregation as well as opsonization once those particles are injected in the bloodstream.
The manufacturing process for
mRNA-LNP
involves two liquid streams colliding at high velocity in a
jet-mixing
chamber. One of the streams contains the lipids in organic solvents and the other stream contains the

mRNA in acidified water. The mixing at high velocity reduces solubility of the lipids so that homogeneous nanoparticles are formed around a core made of mRNA and ionizable lipid.
After the mixture is quenched to stop particle growth, the organic solvent is removed, the pH is neutralized, and the
mRNA-LNP
is concentrated.
A cryoprotectant is added at the end of the process before the product is sterile-filtered and stored in ultra-cold conditions.

Supply for research and development
We have a team dedicated to the manufacturing of materials for discovery and preclinical research in Medford, Massachusetts. Our team produces 1 to 20 mg of mRNA with a turnaround time of a few weeks, and we have technology-transferred in-house
LNP manufacturing capability to support preclinical and clinical studies.
Supply for clinical trials
In August 2021, we began activating a manufacturing facility in Massachusetts that is capable of producing material for clinical trials and is implementing current good manufacturing practice (cGMP) systems to support the use of these materials in human trials. Manufacturing of the first clinical materials to be produced at this facility is targeted for 2021, for our
COVID-19
vaccine candidate, and we expect to follow with production for other programs entering the clinical phase. We have also produced mRNA and LNP formulations for IND-enabling toxicology studies under Good Laboratory Practice (GLP) procedures. We contract specialized third parties that meet our requirements and are experienced in cGMP fill-finish operations.
Our manufacturing for agriculture: Rochester (dsRNA)
Our dsRNA manufacturing facility in Rochester, New York, is designed for process development while generating samples for research and market development with a 1,000 kg dsRNA production design basis. The facility has a raw material storage and handling area, high bay wet-processing
area with floor drains, two, 1,200-liter fermenters, 2,000-liter cell-free reactors, NMP preparation tanks, formulation, packaging, development laboratory, analytical laboratory, loading dock, and cold storage areas. This plant currently has 15 process engineers, technicians, research associates, and quality-control personnel for commercial production of plant health products.
In the third quarter of 2021, we increased production of dsRNA from microliter, milliliter and liter quantities in the lab to 2,000 liters per batch using a single bioreactor installed at our Rochester facility with no material impact on quality or process yields. We estimate that we can currently produce 500 kg of dsRNA per year with this capacity. We have also installed a second 2,000-liter bioreactor at our Rochester facility as part of our plan to increase manufacturing capacity. If brought online, this bioreactor would double our capacity to 1,000 kg of dsRNA per year. If we obtain the appropriate regulatory approvals to commercialize our products as we project in our agricultural product pipeline, we expect that this capacity will enable us to meet our agricultural product needs through mid-2024. We are currently designing an expansion of our Rochester facility to further increase our manufacturing capacity to up to 30,000 liters of dsRNA for agricultural use and have recently leased an additional 5,577 square feet of laboratory space in Rochester for this added capacity. We believe this production capacity will be available in the third quarter of 2022.
Our manufacturing for human health (mRNA)
We currently make mRNA at our cleanroom facility in Burlington, Massachusetts. We have scaled our production to approximately three liters and plan to use a contract development and manufacturing organization, or CDMO, to produce mRNA in larger quantities.
Our plans for globally distributed modular units would allow us to commercially produce more than one billion vaccine doses annually. Our modular design concepts can be constructed off-site
and set up quickly
in-country
if we achieve regulatory approval for our product candidates. . Our vision is to enable the regions of Africa, Asia, and Latin America to meet local demand through local production.
We have agreements to produce early clinical materials for the COVID-19 program, which are expected to be filled, labeled, and packaged for the clinic by contract manufacturing organizations.
Production of the Phase I clinical drug substance for
COVID-19
is planned for the fourth quarter of 2021 followed by fill and finish in the first quarter of 2022. We are implementing cGMP systems to support clinical production using our process.
We plan to produce our first 3-liter clinical batch using our proprietary process and will use the wild-type Wuhan COVID-19 strain. This material will follow the same supply chain but will use an IVT production process currently in development, akin to existing vaccines, in the upstream.
The downstream purification process consists of filtration and chromatography steps. The purified material is formulated in a lipid nanoparticle system. The material is then sent to a contract manufacturer to fill into vials and is stored frozen.
In November 2021, we engaged Samsung Biologics Co., Ltd. (“
Samsung
”) as a contract development and manufacturing organization for our mRNA COVID-19 vaccine pursuant to a Master Services Agreement (the “
MSA
”) and a Product Specific Agreement (the “
PSA
”, and together with the MSA, the “
Samsung Agreements
”). Under the Samsung Agreements, Samsung will perform pharmaceutical development and manufacturing services for us over a period of years at its South Korean facility in exchange for service fees. Under these agreements, we must purchase certain minimum quantities of drug products. We agreed that, if we enter into a purchase agreement for commercial quantities of drug product, we will pay Samsung, on a minimum take-or-pay basis for each year under that agreement, for our minimum purchase commitments, as determined pursuant to the terms of the Samsung Agreements. Based on our minimum purchase commitments, we expect to pay Samsung a minimum of approximately $11.5 million in service fees under the Samsung Agreements, excluding the cost of raw materials, which we must supply to Samsung separately. These fees include initial technology and analytical method transfer fees, process development and scale-up fees, process characterization fees, an annual project management fee, and per-batch engineering and cGMP run fees. Based on our current schedule, we expect to incur the substantial majority of these expenses in 2022 and a portion in the first quarter of 2023. If we move to commercial production, the agreement provides for additional process validation, inspection, cleaning, stability testing and commercial production fees, most of which would be incurred on a per-batch basis.
The Samsung Agreements will terminate on December 31, 2026, unless earlier terminated or extended in accordance with their terms. If we terminate the Samsung Agreements, we will generally be responsible for paying the purchase price for our aggregate product commitment for the remainder of the term, less any amounts we have already paid. Samsung agreed that, at or before the end of the term of the Samsung Agreements, it will assist us to transfer the commercial scale manufacturing process to a facility designated by us. The Samsung Agreements impose limits on Samsung’s liability to us for breaches of the agreements.

HUMAN HEALTH PRODUCT PIPELINE
Our mRNA platform consists of:

•	The manufacturing process used to produce the product (described above)

•	The mRNA molecule

•	The delivery vehicle it uses to reach the target tissue
All elements of the platform affect product characteristics, such as purity, potency, and immunogenicity, so our teams work on optimizing mRNA molecules and delivery vehicles for a given indication, and the performance and cost of the manufacturing process.
mRNA molecule design
Changes in the mRNA molecule will result in changes in the protein we are looking to express, the immune response to the product, and mRNA stability and potency.
First, we must choose the right target protein, after which an mRNA has to be designed for it. A well-designed mRNA molecule can carry instructions for the relevant protein, to be expressed efficiently and for the desired duration. The mRNA composition can be optimized to avoid undesirable immune responses while increasing protein expression, referred to as product potency.
Delivery vehicles
To facilitate the mRNA to reach its destination without degradation, we must formulate it into a delivery vehicle. The delivery system’s design can influence potency, immunogenicity, and the product’s shelf life.
One such delivery system consists of encapsulating mRNA in lipid nanoparticles (LNPs). We work with several established companies that have extensive experience in clinical LNPs for our vaccine candidates. We are able to routinely produce our mRNA-containing LNPs to support our research and development efforts. In addition, we work on stabilizing the LNPs to improve the storage conditions and shelf life of our products.
Our human health pipeline
We are currently working on two modalities:

•	Prophylactic vaccines for infectious diseases

•	Gene therapies
We are exploring ways to expand our pipeline to include additional therapeutic areas, including using antibodies, in the future.

Prophylactic vaccines for infectious diseases
The objective of a prophylactic vaccine is to expose the body to a protein which is present in the disease-causing virus or bacterium, called the antigen, so that it can generate an immune response in the absence of the pathogen and be prepared to fight the actual infection, should it occur in the future. mRNA can potentially be used to encode the antigen as a way to expose the body to a component of the pathogen, avoding the use of a whole infectious agent.
Vaccines that use mRNAs platform present significant advantages compared to
non-mRNA
vaccines, including:

•
The antigen expressed is a true match to the protein present in the pathogen, thus increasing the potential for quality of the immune response as compared to vaccines produced through other methods, in which manufacturing processes may result in changes to the antigen.

•
The short development time from antigen selection to clinical trials makes mRNA ideal for emerging epidemics or pandemic response. This is why mRNA vaccines have been among the fastest developed for
COVID-19.

•	The same manufacturing plant can be used to produce different mRNA vaccines.
Opportunity
Immunization with prophylactic vaccines has become one of the most successful of all healthcare interventions. It is estimated that vaccines prevent 6 million deaths every year. The global vaccine market in 2019 was estimated at $33 billion, with the surge of the
COVID-19
pandemic representing a significant growth in the market to $93 billion in 2020.
Our
COVID-19
vaccine candidate
Unmet need
Although a large portion of the population in high-income countries has been vaccinated against
COVID-19,
widespread vaccination is not expected in
mid-
and
low-income
countries until
mid-2022
or early 2023. To keep
COVID-19
at bay, a periodic booster may be necessary as global herd immunity is unlikely to be achieved. Current research is ongoing to determine if booster shots will be necessary to cover waning immunity or new variants.
Product concept
Our
COVID-19
vaccine candidate, GLB-CoV-2-043, will use mRNA to encode a spike protein of the Wuhan strain, and/or a spike protein of a
SARS-CoV-2
variant of concern, formulated in LNPs.
An Investigational New Drug (IND) application is a request for Food and Drug Administration (FDA) authorization to administer an investigational drug to humans.
Achievements to date and future milestones
Our COVID-19 vaccine candidate is currently undergoing testing using the Golden Syrian hamster model in anticipation of filing an IND application with the FDA.
Hamsters (16/group) were immunized at day 0 and 21 at three dose levels of 5 µg, 30 µg, and 100 µg of vaccine or controls of saline or LNP. At day 40 of the study the animals were intra-nasally challenged with live SARS-CoV-2 virus (isolate USA-WA1/2020). Animals were followed for 14 days, and their weights were taken daily. This hamster challenge study revealed that all doses of GLB-CoV-2-043 provided protection from SARS-CoV-2 challenge using percent body weight (% BW) change as a criterion. We observed a statistically significant (p < 0.0001) reduction in weight loss, compared to controls on Day 6, the peak of disease, and Day 14, the end of the challenge study.

Body weight changes of vaccinated hamsters after SARS-CoV-2 viral challenge, GLB-CoV-2-043: the Greenlight vaccine candidate.
Hamsters (8/group) were immunized at day 0 and 21 at three dose levels of 5 µg, 30 µg, and 100 µg of vaccine or controls of saline or LNP (GLuc). Blood draws at day 21 (pre-boost: before injection of the second vaccine dose), and day 39 (post-boost: that is, 18 days after the second dose) were tested for neutralizing antibody titers against live SARS-CoV-2 virus (isolate USA-WA1/2020).
All vaccine doses tested induced significantly higher levels of SARS-CoV-2 neutralization titer compared to controls, both Pre and Post-Boost. The 100 µg and 30 µg doses of GLB-CoV-2-043 induced statistically significantly or trending towards statistically significantly higher titers of neutralizing antibodies compared to control immunized animals. The GLB-CoV-2-043 vaccine displayed a clear dose response after boost. These results demonstrated that
GLB-CoV-2-043
mRNA vaccine candidate induces high titers of functional anti-SARS-CoV-2 capable of neutralizing virus entry into cells.

*:	p<0.05
***:	p<0.001
ns:	p=0.0523 (not significant)
The above chart presents SARS-Cov-2 serum neutralizing antibody titers (IC
50
, or inhibition concentration at 50%) for hamsters vaccinated with GLB-Cov-2-043 at day 21 (three weeks after the first vaccination dose) and at day 39 (18 days after the second vaccination dose). GLB-COV-2043 is the GreenLight vaccine candidate.
We have had a
pre-IND
consultation with the FDA regarding our approach to IND and Phase I clinical testing. We commenced IND-enabling toxicology studies in the third quarter of 2021. We have a license for an LNP from an established company for our
COVID-19
vaccine candidate.
We expect to submit an IND filing to the FDA in the first quarter of 2022, with a start of safety and immunogenicity clinical trials in the first half of 2022. We are also seeking partnership opportunities with a pharmaceutical company to conduct late-stage clinical trials and commercialize our vaccine. If we successfully complete our planned clinical trials, we plan to analyze the data and assess whether to submit an application package to the FDA, or other regulatory authorities in jurisdictions outside the U.S., for emergency or full marketing authorization. On our current projected timeline, the earliest we would be able to file for an Emergency Use Authorization (EUA) in any jurisdiction is the first quarter of 2023. It is possible that the FDA or other regulators in other jurisdictions will no longer be accepting EUA submissions (or their equivalent) for COVID-19 vaccines at that time. If that is the case, we would need to assess whether and to what extent additional data would be needed to submit a Biologics License Application (BLA), or its equivalent in other jurisdictions, for full marketing authorization.
Our seasonal influenza vaccine candidate
Unmet need
Commercial influenza vaccines typically have a mismatch between the strains selected for the season and the strains circulating during the season, because selection occurs six months before influenza season—given the time required to manufacture vaccines. This, along with the viral mutations that occur in eggs during the manufacturing process, results in a variable vaccine efficacy of between 40% and 60%.
Along with manufacturing-process challenges,
egg-based
vaccines are slow to produce and there would likely be an insufficient supply of eggs to produce the vaccines necessary in a pandemic setting.
Our product concepts
Our influenza vaccine candidate is a multivalent vaccine consisting of mRNA encoding for two types of antigens, hemagglutinin (HA) and neuraminidase (NA), formulated in LNPs. We believe this combination of antigens has the potential to provide a protective immune response to influenza viruses.

Achievements to date and future milestones
We have formulation design and testing activities underway for our seasonal influenza mRNA vaccine program. We are testing prototype formulations in mice and ferret models, and plan to evaluate resulting data and consult with the FDA to select a candidate for pre-clinical, IND-enabling, toxicology testing. Based on our current projected timeline, and if our preclinical studies are successful, we anticipate selecting a clinical candidate, in the first half of 2022 to undertake IND-enabling toxicology studies for a clinical Phase I trial starting in late 2022 or early 2023. We have an LNP license for our influenza vaccine candidate from an established LNP company. We will seek partnership with an established pharmaceutical company to conduct clinical development trials and, if our clinical studies are successful, commercialize our influenza vaccine.
Gene therapies
There are thousands of genetic diseases caused by mutations in single genes. Patients with many of these diseases are not yet well-served by existing therapies. Although there are treatments for certain genetic diseases, sometimes the treatments alleviate symptoms temporarily or require organ, bone marrow, or stem cell transplants. These are costly, time-consuming, and logistically challenging. We aspire to develop our technology to edit the specifically targeted gene to treat such diseases by simple injections of mRNA/LNP formulations consisting of the gene and molecular machinery for its integration into the genome.
Our sickle cell disease gene product concept
Unmet need
Sickle cell disease affects about 100,000 people in just the United States and is prevalent in people of African and Middle Eastern descent. There is no cure for sickle cell disease, and current treatments focus on managing the pain crises and other effects such as anemia. Current treatment regimens—including blood transfusions and bone marrow transplants—are costly, invasive, and impractical for treating large segments of affected patient populations. Gene therapies currently in development for sickle cell disease are cell therapies, which require facilities close to the patient that can edit the cells outside of the body, posing an additional challenge for populations in remote areas or without adequate facilities to perform the editing.
Current approaches to gene therapy have challenges to overcome. Therapies that use adeno-associated viruses (AAVs) as vectors can encapsulate and deliver genetic material of up to 5,000 base pairs only, which limits the diseases to which this technology can be applied.
Product concept
Our
RNA-based
gene product concept is to design a product candidate to deliver a healthy copy of the gene to stem cells. We believe our gene therapy concept has the potential to be:

•
Accessible: Based on our cost-competitive RNA platform and with an in vivo administration, we believe our therapy will enable us to to bypass the need for facilities required to edit the cells ex vivo.

•	Targeted: The delivery technology targets specific cells in tissue.

•	One dose and done: Our strategy is to target precursor stem cells to provide long-lasting expression.

•	Versatile: Our therapy has the potential to encode for full-length genes and address genetic indications that require therapy in nondividing cells.
Our work in gene therapy is supported by the Bill and Melinda Gates Foundation. This work involves reduction to practice of novel approaches for gene therapy using mRNA and cell/tissue targeting. We anticipate being ready for preclinical toxicology studies at the end of 2024.

Early Stage R&D
Our supra-seasonal influenza and antibody therapy targets utilize the mRNA platform technology used for our SARSCoV-2 vaccine candidate. These targets are currently in the early stages of concept evaluation in terms of antigen or protein design and in-vitro testing. If we succeed these endeavors we anticipate selecting clinical candidates in 2024.
GLOBAL RNA MANUFACTURING NETWORK
Our vision is to enable Africa, Asia, and Latin America to meet local demand through production outside the United States and Europe, from drug substance to product to fill and finish of mRNA vaccines and therapies, ideally in the country where the vaccine will be sold. If our vaccines and therapies are approved in these jurisdictions, we intend to contract with local manufacturers to produce our products, which we believe will enable the accessibility and cost competitiveness of our products.
If we obtain applicable regulatory approvals, we intend to create an interoperable network with local production facilities deploying our manufacturing process using modular design concepts that can be constructed off-site
and set up more quickly than traditional construction models, so each facility will rely less on international supply chains to create vaccines and therapies for local needs.
STRATEGIC COLLABORATIONS
Collaborators are part of our core strategy as we seek to accelerate our development of RNA therapies. We have relationships with research hospitals, universities, foundations, biotechnology companies, pharmaceutical companies, and nongovernmental organizations with expertise in our pipeline programs. During research and development stages, we seek collaborators to complement our preclinical studies and manufacturing capabilities. At the clinical development stage, we will seek established collaborators to codevelop or commercialize our product candidates. For vaccines, we are seeking companies with commercial capabilities that will receive rights to develop and commercialize our vaccine candidate. In this way, we can share the risk and reward of our portfolio while acquiring the capabilities required to launch commercial products. We seek partners aligned with our mission of making RNA accessible to the world.
Our decision to partner will be determined by the partner’s geographic scope and the complementary capabilities that partner can bring to support the commercialization of products. We have yet to choose either the products for which we choose to partner, or the partners themselves; however, we may also choose to commercialize some early-stage programs without partners, as large-scale commercial capabilities may not be required for programs with a small patient population.
PLANT HEALTH PRODUCT PIPELINE
Overview
We plan to design, build, and sell a complete portfolio of products that growers can use throughout the food chain, from field to fork, to enhance, protect, and preserve produce and animals.
Our product pipeline is based on double-stranded RNA, or dsRNA, which works by regulating the expression of a carefully selected protein in the target organism, be it in plants, fungi, or animals (primarily insects or arachnids). This method can, with careful selection of the appropriate target, potentially be used to control a wide range of unwanted pests and problems.

An introduction to dsRNA and agriculture
As a tool for crop protection, dsRNA has several advantages. It is designed to impact the target pest and limit harm to any non-targeted
organisms. Unlike many other pesticides, dsRNA degrades quickly in the environment, so it is typically undetectable after a few days, meaning in typical use, treated produce would contain low to no pesticide residue. Finally, in the event any residue remains, there is an established history of safe consumption of RNA molecules in human and animal food. According to a September 2020 report published by the Environmental Directorate of the Organization for Economic Cooperation and Development entitled
Considerations for the Environmental Risk Assessment of the Application of Sprayed or Externally Applied ds-RNA-Based Pesticides
, there is a long-established view that dietary intake of nucleic acids, including dsRNAs from plant viruses, does not present a health risk to humans and other vertebrates, and, as a result, the adoption of RNAi technology in agriculture is likely to present a lower human health risk than the use of conventional pesticides.
Based on our toxicity testing and these advantages of dsRNA, GreenLight has requested a tolerance exemption from the EPA for the active ingredient contained in its first dsRNA product, GS2, which seeks to control Colorado Potato Beetle in potatoes and other solanaceous crops. If granted, such an exemption would be consistent with a category IV toxicity level, the EPA’s lowest level of pesticide toxicity under FIFRA.
Process for developing new products
GreenLight uses a five-phase product development process for plant and animal health products as summarized in the following table. In general, in order for a product to move to a particular stage, it must successfully have met the requirements of the preceding stages.

Market opportunity
Given the versatility of
RNA-based
solutions, we believe that the markets for our products are large. In the near term, we intend to pursue more than $10 billion in addressable target markets for plant health, with the full launch of our first product anticipated in 2023.
We define total addressable market as the global revenue opportunity available to pesticide solutions controlling a target pest or disease. In most instances, we do this by defining a relevant active ingredient market for the crop or crops where we intend to market our products and then making an assumption as to the percentage of that market that is spent on controlling the target pest or disease. We use data from AgBioinvestor and FAOSTAT (a database run by the Food and Agriculture Organization of the United Nations), and we use data purchased from third-party consultants to quantify the market and underpin assumptions.
We intend to develop products for our own distribution as well as for commercial partners. In doing so, we will focus our attention on the fresh fruits, vegetables, and nuts markets, which urgently need residue-free crop- protection products or have a strong association with the need to conserve honeybees. We will seek to serve the broadacre markets and international markets through partnerships with established multinational crop-protection companies and distributors. We intend to develop products that farmers trust and incorporate as a regular part of their annual crop-protection program.
Each of the initial products we are developing is intended to be specific to one target pest based on grower needs. We believe we can leverage our expertise in RNA in the future to target multiple pests as well as use our manufacturing platform and experience to make novel products at a cost that works for farmers.
What specific problems are we trying to solve?
Our Plant Health group is working to provide growers with highly effective tools to use within their normal cultural practices that avoid disrupting non-target
organisms while leaving low to no residue in the treated produce. Today there are very few commercially available products that successfully combine these characteristics that growers, regulators, and consumers desire. Our primary focus for this mission is the successful deployment of carefully designed dsRNA. In order for our products to function successfully, the organism that needs to be managed must possess the appropriate cellular apparatus to process exogenous dsRNA to regulate protein biosynthesis. For these organisms, we intend to develop a portfolio of insecticides, acaricides, fungicides, and products that affect crop physiology and health, such as bio stimulants and herbicides.
Insecticides and acaricides
Our insecticides and acaricides program is currently working on six major targets with a combined addressable target market size of $4.4 billion. These projects are distributed across various phases ranging from the most advanced, which is in the pre-commercial
phase awaiting regulatory approval, to nascent candidates. We calculate addressable markets for our projects using market data from AgbioInvestor and FAOSTAT and information purchased from third-party consultants. We use this data as well as our industry knowledge to inform assumptions around expenditures to control the target pest or disease to arrive at the addressable market.
One of our insecticide and acaricide programs, to control the Colorado potato beetle, has been submitted to the EPA for approval. Another, aimed at Varroa mites, is expected to be submitted to the EPA in 2022. We anticipate moving the program for diamond back moth to the field in 2022 or 2023, with EPA submission in 2023. Additionally, we project to submit our two spotted spider mite product to the EPA for approval in 2024.
Colorado potato beetle
Our product candidate for the Colorado potato beetle (
Leptinotarsa decemlineata
), which decimates plants in the nightshade family and accounts for more than $500 million in crop loss annually, has gone from discovery to Environmental Protection Agency (EPA) submission in four years. The application is mixed with water and sprayed using standard agricultural practice over crops at a rate of 9.9 grams per hectare—less than one-tenth
the rate at which many conventional industrial chemicals are normally used on fields. Consumption of the dsRNA, which itself degrades within days, causes the Colorado potato beetle to stop eating and expire from its own toxins while beneficial insects are unaffected. In the United States, we have tested this product over the last three annual growing seasons in Oregon, Washington, Wisconsin, New York, Maine and Idaho. We have also conducted field tests of the product in Spain, Germany and France.

We believe the addressable market for protecting crops from the Colorado potato beetle is approximately $350 million. Assuming EPA approval in 2022, we anticipate full commercialization in 2023.
Widely recognized for its ability to develop resistance to pesticides, the Colorado potato beetle was first described as a pest in the United States in 1859.
We expect the price and performance of the first-ever foliar RNA product—submitted for regulatory approval with the EPA in October 2020—to be competitive with other products currently available to farmers. We have conducted more than 100 field trials over four years to develop a product that is effective at just 9.9 g/hectare, an extremely low active ingredient use rate, equivalent to a spoonful of sugar spread on a football field.
Our testing has shown that our Colorado potato beetle product is safe for honeybees, butterflies, and several other non-target
insects and mammals at use rates 100 times higher than our recommended rate. It degrades in water and soil within three days to benign, natural nucleotides. The product works well with standard growers’ programs to control first- or second-generation Colorado potato beetle. It effectively controls all stages of the life of this beetle but is most effective on young larvae up to one-quarter
inch in length.
In addition to being water soluble, this product contains additional inert ingredients to allow it to be mixed with other agricultural products and applied by farmers in a single spraying using common methods, including low-water
volume (aerial or ground) or chemigation. Although conventional pesticides can require special protective equipment for farmers, we anticipate just basic work gloves will be required for this product.
Varroa mites
Having acquired the rights to portions of Bayer’s topical RNA intellectual property portfolio, which include bee-health
assets, we are developing an
RNA-based
syrup that targets reproductive mites, is easy to use, and will add another tool in the limited Varroa-control market.
We have been field testing our RNA-based product candidate for the Varroa destructor mite, which many beekeepers consider to be the top threat to honeybees and which has been detected in up to 90% of US hives, since March 2021 with the assistance of commercial beekeepers in Georgia, California, Florida, and Maine. To date, these tests demonstrate a measurable improvement in hive health. Hive health is measured by bee management personnel through a visual assessment of open broods (uncapped hive cells containing larvae) and closed broods (capped hive cells containing larvae) and the assignment of scores based on that assessment. The assessment also includes a scored evaluation of the overall health of the hive, including appearance and productivity of drones, brood health and queen health. Hive health measurements attempt to take into account a variety of factors other than mite count and include potential harmful effects from the pathogens mites can introduce into the hive, the potential harmful effects of chemical pesticides and other environmental factors that can affect overall hive health. Our tests measured hive health 12 weeks after application of our Varroa mite product and demonstrated a 20% improvement in open brood health (p=0.0193), a 20% improvement in closed brood health (p=0.0163) and a 17% improvement in overall hive health (p=0.0200), compared to hive health measured 12 weeks after application of the commercial standard chemical Varroa mite control product. As part of our hive health assessments, we also assess mite population and control before and after application of our product, using guidelines from the USDA’s Agricultural Research Services for measuring mite populations. Using these guidelines in our field tests, we observed a decline in mite population of 80% 6 weeks after treatment (p=0.0073) and 77% 12 weeks after treatment (p=0.0106) after the application of our product.
About 3 million commercial honeybee colonies in the United States are used to pollinate more than 100 crops annually that are worth an estimated $15 billion, according to the U.S. Department of Agriculture. The parasitic Varroa mite reproduces in hives, feeds on honeybees, and spreads disease, destroying colonies across the globe. Now in the development phase, our product candidate targets the Varroa mite to protect bees, beekeepers, and pollination-dependent crops.

When we acquired rights from Bayer relating to its bee-health assets, Bayer disclosed to us that in laboratory tests its original Varroa mite product had been observed to have adverse effects on ladybugs. We are developing our own version of this product using our proprietary manufacturing process, and our product has a different composition than the Bayer product. We have not yet observed adverse effects on ladybugs in field tests of products made with our dsRNA manufacturing process. However, even if we do observe these adverse effects with our own version of this product, we do not believe that they will negatively impact our ability to secure a registration from the EPA or impact the attractiveness of our product to potential customers for two reasons. First, during the normal course of use, our product would be delivered in a sealed package directly to beehives, and it is atypical for ladybugs to enter a treated beehive during the proposed treating season. Accordingly, it is unlikely that the organisms that may be negatively affected would be exposed to the product during the normal course of use. Second, we believe that customers would conclude that the benefits of controlling Varroa mites outweigh the potential risks to ladybugs. See “Risk Factors — Risks Related to our Animal Health Program” for a discussion of several risks factors relating to our Varroa mite product. Nonetheless, until we complete our field trials, it is unclear whether we will be able to limit delivery of our product to bees and, through bees, to Varroa mites, in a manner that will effectively impede mite function.
In preparation for seeking EPA approval of our Varroa mite product, we have been conducting laboratory and field tests, including a required high-dose test to assess risks associated with potential overexposure to the product. When we tested our Varroa mite product in the laboratory at the required level of ten times the field use rate, the higher concentration of the product caused the treated bee food to become highly viscous, which limited consumption and resulted in bee starvation. We did not observe these adverse effects either when our product was administered at the field use rate or when our product was administered at the high-dose rate in the field. Because our product is delivered in a ready-to-use formulation through a pre-measured pouch delivery system, rather than through conventional spraying, we do not believe that our product presents a material risk that bees will be exposed to concentrations greater than the field use rate. For more information regarding potential adverse effects on regulatory approval of our Varroa mite product if the EPA does not agree to modify its safety factor protocol, see “
Risk Factors
—
Risks Related to our Animal Health Program
—
The EPA will evaluate our Varroa mite product without a precedent product, which may result in the need to conduct additional field trials and lengthen the regulatory review period.
If we cannot reduce bee mortality experienced in high-dose safety factor testing, the EPA may not approve our product or may impose labeling requirements that materially limit the commercial attractiveness of the product.
”
In order to submit a registration dossier to the EPA in 2022, we need to complete additional studies required for the initial submission, including a bee safety study that is only available seasonally. This study is part of the normal course of an EPA registration and generally cannot be conducted during cold winter months, although we may be able to find an equatorial location suitable this winter. We expect to conduct this study in the spring of 2022. Additional non-target organism studies are also planned for early 2022 for inclusion in the dossier we plan to submit to the EPA. For the United States registration of our Varroa mite product, we will be able to submit for approval under the FIFRA regulations, and we expect to make the submission in the first half of 2022. In certain foreign jurisdictions, including the European Union, we expect that we will be required to apply for authorization of our Varroa mite product as an animal health product under applicable veterinary medicine regulations.
Diamond Back Moth
The Diamond Back Moth (
Plutella xylostella
) is sometimes called the cabbage moth because of its voracious appetite for consuming brassicas plants, which include cabbage, Brussels sprouts, and cauliflower, among others. It represents a global challenge to farmers and growers because its short life cycle allows it to rapidly develop resistance to existing crop protection products.
By testing Diamond Back Moth larvae in greenhouse assays (where they are fed foliage treated with their specific RNA sequence combined with the different delivery technologies we have developed), we believe that the Diamond Back Moth can be controlled with a dsRNA-based pesticide. We are now testing delivery methods by which the product would be delivered to the field. If we successfully develop delivery mechanisms, we expect to enter the field-testing stage for the product. If a successful delivery mechanism is developed, we anticipate moving into our pre-development
phase early in 2022 and the development phase in 2023, with the goal of a 2026 launch, subject to receipt of regulatory approval.
Two Spotted Spider Mite
Two spotted spider mites (
Tetranychus urticae
) (TSSM) are not strictly insects but arachnids that feed on plants. All life cycle stages of the mite will cause damage to the plants upon which they feed. TSSM use their mouthparts to pierce cells on the surface of the leaf to suck out the contents, rendering the cell useless. TSSM will feed on a wide range of crops from Glasshouse ornamentals to tree nuts and fruits to corns and soybeans and can be found almost anywhere crops are grown. This project is currently in the discovery phase where we are seeing good control from our on-plant
assays without any need to develop any specific delivery technology. We anticipate progression into pre-development
in 2023 and move rapidly on to development in 2024 by having an initial focus on controlled environment crops.
Fungicides
Our fungicides program currently has seven major targets in our pipeline with a combined total addressable market of $8.4 billion. This includes botrytis, fusarium, powdery mildew, wheat septoria, downy mildew, Asian soybean rust, and black Sigatoka. We calculate addressable markets for our projects using market data from AgbioInvestor and FAOSTAT and information purchased from third-party consultants. We use this data as well as our industry knowledge to inform assumptions around expenditures to control the target pest or disease to arrive at addressable market.
Our fungicide programs for botrytis and powdery mildew control are currently being field tested, and we expect to make an EPA submission in 2023. We also expect to submit our fusarium program to the EPA in 2023.
Botrytis
Botrytis cinerea
, which causes grey mold and bunch rot, is an ever-present global threat for fresh fruit and vegetables that affects 80% of crops grown and can result in up to 30% yield loss. Even greater losses can occur when botrytis develops en route to the consumer. Given how frequently crops such as grapes, berries, and onions need to be sprayed, resistance to existing chemical fungicides can build quickly and produce can carry residues of multiple products. Botrytis has long been a target for new biological fungicides, but excessive rain or humidity means that very few of these products can be relied on to work consistently.

We began testing our Botrytis product in California, New York and Italy in 2021 and anticipate one more year of field testing before applying to the EPA for product approval in 2023. Assuming an 18-24 month EPA approval cycle, we would expect to begin commercialization in 2025. California, a major market for this product, could lag EPA approval by up to a year or more. Because this product demonstrated disease control in the field on both of the crops that we tested (strawberries and grapes), we expect that it will progress into Phase 2, the pre-development phase, at our next portfolio review in December. We believe we can move this project into Phase 4 of our development process at the end of 2022, which we believe would allow us to move through the remaining development phases and, subject to receipt of regulatory approval, into the market by 2025.
Grapevine powdery mildew
Powdery mildew, caused by Erysiphe necator, is the most common and destructive disease affecting grapes. Mostly observed on the upper surface of leaves as a dusty gray or white coating, the disease also strikes the lower surface, young stems, buds, flowers, canes, and fruit. Severely infected leaves may exhibit mottling or deformity, including leaf curling and withering. Infected fruit turn grayish-white first, then exhibit a brown, rusted appearance and may crack, shrivel, or drop from clusters.
We conducted our first season of field trials in 2021 in New York and California, and we were able to demonstrate disease control comparable to current leading chemical-control products. We anticipate one more year of field trials with the goal of regulatory submission in 2023. Assuming the EPA approves the product in 2025, we would expect to begin commercialization that year. California, a major market for this product, could lag EPA approval by up to a year or more, and non-US grape growing regions such as France could also take one or more additional years to obtain approval. Because this product demonstrated disease control in the field on both of the crops that we tested (strawberries and grapes), we expect that it will progress into Phase 2, the pre-development phase, at our next portfolio review in December. We believe we can move this project into Phase 4 of our development process at the end of 2022, which we believe would allow us to move through the remaining development phases and, subject to receipt of regulatory approval, into the market by 2025.
Fusarium Head Blight
Fusarium Head Blight is a disease of cereal crops most typically caused in the United States and Europe by
Fusarium graminearum
, though some other Fusarium species are implicated. Fusarium species have a wide host range and can cause many different types of damage to crops depending upon the type of crop plant and its growth stage at the time of infection. In the form of the disease in which it infects the flowering ear of the cereal crop, Fusarium does not necessarily rob the farmer of yield but instead frequently produces mycotoxins as part of its metabolic process. These mycotoxins can cause serious illness and even death when consumed in small quantities (the primary mycotoxin is deoxynivalenol, or DON, known colloquially as vomitoxin), so there is a detection limit in process food stuffs of 11ppm. dsRNA can be designed to inhibit the metabolic pathway that produces the mycotoxins. We believe the ability to do this is a key differentiator for GreenLight. The current fungicides available to the grower will control the pathogen but do not provide reliable suppression of the mycotoxins. This product is currently in the “Discovery 1B” phase described above, with GreenLight having demonstrated under controlled conditions that it can stop mycotoxin production on growing wheat. Based on our product development to date, we believe we can move this project into Phase 4 of our development process in 2022, which we believe would allow us to move through the remaining development phases and into the market by 2025.
Crop physiology
The market for crop physiology, crop health, and herbicides is approximately $25 billion, based on data compiled by AgbioInvestor. Our activities in these areas have taught us how to deliver dsRNA into cells, so we are expanding our research to give us further opportunities in the crop-protection market.
Limitations we are working to overcome
The use of dsRNA as a crop-protection technology has been proposed since the discovery of the mechanisms of RNAi in the 1990s. A key barrier to the development of dsRNA was the cost of manufacturing RNA itself.

Our proprietary cell-free technology aims to solve this problem. Other technical, commercial, and social challenges remain, with delivery as the next challenge. Not all organisms will readily uptake dsRNA in the way that the Colorado potato beetle and Varroa mite do, and we need to deploy strategies that overcome barriers for lepidoptera (the rate of breakdown in the gut) or plants (passage across membranes). Much of our mid- and long- term pipeline target work relates to addressing the challenge of extending environmental stability both within the gut of target insects and on the leaves of sprayed plants.
Another perceived limitation of dsRNA is associated with its highly specific nature. While we believe that this specificity is a benefit because it can make the technology safer for beneficial insects and humans, we realize most products on the market are broad-spectrum, which is appealing to farmers because they enable farmers to control multiple pests or diseases at once.
Biotechnology and agriculture have a complicated history. We know that building trust with stakeholders is critical to ensuring smooth adoption. We seek to educate about dsRNA and the benefits of what it can do. By increasing awareness of the benefits of RNA biopesticides, we hope to form strong relationships with other sustainability-oriented initiatives and industry stakeholders who can help tell our story.
Our people and culture
At GreenLight, we celebrate the power of working together to address humanity’s challenges, meet the needs of underserved populations, and push the boundaries of scientific discovery. Our culture represents a team united by a common purpose of creating a more sustainable future by bringing food security, medicine, and healthcare to everyone. From the very beginning, our founders believed that our way forward would be based on equality, diversity, and inclusion (ED&I). These founding principles guide us every day as we seek to identify, attract, retain, incentivize, and develop a highly talented workforce.
Qualified team
Building a platform through RNA manufacturing to address food and agriculture markets and human health markets in vaccines and gene therapies requires deep technical and scientific expertise.
As of September 30, 2021, we have 280 full-time employees. Within our workforce, 252 employees are engaged in research and development and manufacturing operations and 28 are engaged in the shared business-enabling functions. 63% of our team members who are focused on research and development have master’s degrees or higher and 38% of our team members have PhDs. Our employees are not represented by any labor union nor any collective-bargaining arrangement with respect to their employment with us.
In addition to our regular workforce, we are grateful for the collaboration, contributions, and support of a network of industry advisors, consultants, contractors, and temporary staff who make up the overall GreenLight team.
With ED&I principles as the foundation, we are focused on cultivating a team with diverse backgrounds and perspectives. We consider how we can better serve our colleagues of different genders, ethnicities, generations, educational achievements, sexual orientations, workstyles, and more. Our current executive management team is diverse: 40% of our executive team is female, and 40% identify as a non-Caucasian
racial or ethnic group (Black or African American, Hispanic or Latino, American Indian or Alaska Native, Asian or Native Hawaiian, other Pacific Islander, or two or more races). Our management team is committed to continuing to build a diverse team and a culture of inclusion to ensure that diverse perspectives thrive.
Numbers alone cannot capture the rich diversity of our company. However, we collect and report these numbers for transparency and as a marker of our continued efforts. As of September 30, 2021, 44% of our full-time employees self-identify as female and 46% of full-time employees self-identify as a non-Caucasian
racial or ethnic group (as defined above). While we acknowledge that there is still work to be done, we are committed to doing our part to make real changes to address systemic bias and inequities.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (ESG) STRATEGY
Environmental and social impact is inherent to our purpose and the underlying reason our company was launched. We were founded to develop sustainable products for the biggest issues facing humanity and the planet. GreenLight scientists are developing new products for public health challenges and sustainable food production to feed a growing population. We believe our ESG strategy is fundamental to achieving our mission and underscores everything we do at GreenLight.
We are striving to optimize the environmental impact of our facilities and operations, but we recognize the greatest potential for impact is through our product development process and in our goal to design and manufacture
RNA-based
products to support human, animal and plant health more naturally and safely.
Environmental
There is a need to take immediate action to address the environmental crisis that is forcing the reconsideration of how products are made, from our homes to our food, to our clothing. Many modern approaches to produce food and drugs to keep the growing population healthy have had a negative effect on the health of the planet. Clear cutting forests for cattle, chemical residues on food, in the water and in the soil, nitrogen blooms in rivers, declining soil productivity, the loss of bees and other beneficial insects—these are all clear signs that the current system is not sustainable.
The world is running out of arable soil. For years, farmers have used effective petroleum-based chemical pesticides in the form of neonicotinoids, pyrethroids, carbamates, and organophosphates. Over time, these non-targeted
products can have unintended negative consequences, including damage to beneficial insects and plants, and they can linger in the environment for years, eroding soil quality and polluting water resources.
Using RNA, we can create targeted biocontrols for agriculture. Biology also offers a fundamental shift in how things are made and disposed of in a world where things grow and decay, creating circular, regenerative processes. Our goal is to have products that can help the environment, not harm it. GreenLight’s RNA is produced from materials using an enzymatic process and after application our RNA product candidates disappear in a few days. We believe that, because the active RNA ingredients in our product candidates quickly degrade in the environment, our product candidates will have the potential to be more sustainable, or greener, than traditional petroleum-based chemical pesticides.
We aim to provide farmers with
safe-to-use,
cost-effective, targeted biocontrols that stop pests while protecting crops, honeybees, and land before and after harvest. If we help farmers create greener, cleaner crops, they can provide consumers with the greener, cleaner foods they demand. Additionally, we also intend to provide farmers with safer products to handle, while helping farming families promote more sustainable land for future generations.
When we refer to a product or process as ‘green’ in the context of potential agricultural products, we are referring to the fact that dsRNA-based pesticides have the potential to leave little to no residue behind after use, resulting in a significant potential reduction in the toxins or other foreign matter released into local waterways, aquifers, or the food chain. Additionally, when we use the term ‘sustainable,’ we refer to our efforts to align economic development with environmental protection and human well-being as well as our anticipated obligations as a Public Benefit Corporation under § 362(a) of the Delaware General Corporation Law.
Social
Values and biases can be embedded in the technologies that are made, in the applications that are considered, and in the ways problems are addressed. Inclusion of those who have historically been left out of the development of new technologies is essential to building equitable and positive outcomes. GreenLight was born from a passion to make our world more sustainable and more equitable. Our vision is to enable Africa, Asia, and Latin America to meet local demand through local production. Our novel RNA manufacturing process—quick to start, built for scale, and using small bioreactors—may be part of the solution.

An ecosystem thrives with more diversity, and the inclusion of many different voices is essential to growing our company. Team members are empowered to bring their best ideas forward, and leaders are always open to listen and act. We challenge one another to discover breakthroughs that advance our science to deliver on a common cause: sustaining the planet, protecting our food, saving lives. With equity, diversity, and inclusion principles as the foundation, we are relentlessly focused on cultivating a team with diverse backgrounds and perspectives. We are always thinking about how we can better serve our colleagues of different genders, ethnicities, generations, educational achievement, sexual orientation, and workstyles. These values and initiatives are not just a top-down
corporate statement; they are an intrinsic part of our culture.
Governance
At GreenLight, we celebrate the power of working together to address humanity’s challenges, meet the needs of underserved populations, and push the boundaries of scientific discovery. Our culture represents a team united by a common purpose of creating a more sustainable future by bringing food security, medicine, and healthcare to everyone. From the very beginning, our founders believed that our way forward would be based on equality, diversity, and inclusion (ED&I). These founding principles guide us every day as we identify, attract, retain, incentivize, and develop a highly talented workforce.
The following values are deeply coded within our business, mission, and culture:

•	Care for everyone

•	Courage to achieve the impossible

•	Collaboration to propel our success

•	Commitment to science and doing the right thing, always
Our culture is built on care, transparency, diversity, employee ownership and engagement, and a deep, humble respect for science. Transparency is essential to how we operate, to enable sharing of the insights and tools that enable our platform to grow, as well as to build trust and accountability with all our stakeholders.
We have selected independent directors and scientific advisory board members with decades of experience. Our board of directors and management team will leverage that experience and consider the interests of stockholders, customers, employees, suppliers, academic researchers, governments, communities, and other stakeholders to pursue long-term value for our company and drive the sustained health of our global community.
COMPETITION
We are aware of only one large company, Bayer AG, that has human health and agricultural capabilities similar to our company. Other competitors split into either human health or agricultural market categories.
Human health
Our competitors are biotechnology companies working on indications similar to our pipeline, mRNA companies, large pharmaceutical companies, and academia.
We are aware of several large pharmaceutical and biotechnology companies, as well as smaller, early-stage companies, pursuing the development of products and disease indications we are targeting. These include major vaccine and therapeutics companies such as Roche Holding AG, AbbVie, GlaxoSmithKline (GSK), Merck & Co Inc, Sanofi, Pfizer, AstraZeneca, Johnson & Johnson, and Novavax.

Among RNA specialist companies, BioNTech and Moderna already have COVID-19 vaccines on the market, while CureVac N.V., Arcturus Therapeutics Inc., Translate Bio, Daiichi Sankyo, Elixirgen Therapeutics, and Providence Therapeutics have clinical trials underway. Specialized therapeutics companies such as Alnylam Pharmaceuticals, Editas Medicine, and Dicerna Pharmaceuticals also compete against GreenLight.
Agriculture
We believe that our technology platform coupled with our research and development expertise and commercial strategy set us apart from others in the food and agricultural market. Because crop protection is a mature industry, there are several companies targeting similar insects and fungi and investing in effective products. These include larger companies such as Syngenta and Bayer, as well as smaller companies such as Provivi, Vestaron, and Biotalys. Creating the sustainable food system we know is possible will require the expertise and dedication of many people bringing many new products to market. We look forward to collaborating with many companies, even those we have called out as competitors, to achieve that future.
Platform
Our platform, and our ability to manufacture biological molecules, is a key competitive advantage and driver of future growth. Ginkgo Bioworks, Zymergen, and Codexis, among others, have sophisticated know-how
and may emerge as competitors.
FACILITIES
Our principal facilities are located in the metropolitan area of Boston, Massachusetts, Rochester, New York, and Research Triangle Park, North Carolina. We lease all of our facilities.
Our corporate headquarters are located in Medford, Massachusetts, where we lease an aggregate of approximately 50,000 square feet of office and laboratory space. Our leases for this facility expire between February 2024 and February 2025.
Agricultural Manufacturing Facilities
Our manufacturing facilities for our dsRNA agricultural products are located in Rochester, New York. Our lease for this facility commenced in January 2020 and expires in March 2025. Our existing manufacturing operations occupy approximately 17,000 square feet and include two 2,000-liter bioreactors, one of which became operational in the third quarter of 2021.
We expect that our operational bioreactor will provide sufficient manufacturing capacity for our current projected near-term needs for our dsRNA agricultural products and that we would activate the second bioreactor when needed to address an increase in production demand. We estimate that we can currently produce 500 kg of dsRNA per year and that, if the second bioreactor were brought online, we could produce 1,000 kg of dsRNA per year. We estimate that the activation of the second bioreactor would take approximately six months and require an additional investment of approximately $0.6 million, none of which had been incurred as of September 30, 2021. We are currently designing an expansion of our Rochester facility to further increase our manufacturing capacity to up to 30,000 liters of dsRNA for agricultural use.
In the third quarter of 2021, we leased approximately 5,557 square feet of additional laboratory space in the Rochester facility for dsRNA process development. We estimate that this laboratory space will be available for use in the third quarter of 2022 and will require an aggregate investment of approximately $0.5 million, none of which had been incurred as of September 30, 2021.

Agricultural Laboratory and Greenhouse
We currently lease approximately 14,000 square feet of laboratory, office and greenhouse space for our agricultural operations at our facility in Research Triangle, North Carolina. Our lease for this facility commenced in January 2019 and expires in December 2026.
On September 30, 2021, we entered into a new lease for approximately 63,000 square feet of laboratory, office and greenhouse space on the same campus as our existing Research Triangle Park facility. The lease expires 11 years after an occupancy date determined in accordance with the terms of the lease. We expect to relocate our current operations in Research Triangle Park to this new facility in the second half of 2022. We estimate that the total cost to build out the new facility will be approximately $6.0 million, none of which had been incurred as of September 30, 2021.
Human Health Facilities
In addition to research and development conducted at our headquarters, we conduct a portion of our human health research and development activities in approximately 19,000 square feet of laboratory and office space in Woburn, Massachusetts. Our lease for this facility commenced in November 2020 and expires in February 2024.
We recently leased approximately 1,500 square feet in Burlington, Massachusetts for clean room facilities for pre-clinical and early-phase clinical material manufacturing for our human health program. Our lease for this facility commenced in August 2021 and expires in August 2023. We expect that these facilities will allow us to manufacture mRNA clinical materials at three-liter scale. We anticipate that the facilities will begin production by the end of 2021. We expect that the total cost to build out this facility, including GMP readiness, will be approximately $2.0 million, of which $     million had been incurred as of September 30, 2021.
We intend to produce mRNA clinical materials for early-stage clinical trials at our Burlington facility, and we anticipate that this facility will provide sufficient manufacturing capacity for our current projected near-term needs.
We currently anticipate that we will contract with third parties to produce mNRA clinical materials for amounts needed in excess of the capacity of our Burlington facility, including production of our COVID-19 vaccine candidate. In November 2021, we entered into agreements with Samsung Biologics Co., Ltd. to provide manufacturing services to fulfill our mRNA production needs. For more information regarding our agreements with Samsung Biologics Co., Ltd., see “—
Our Manufacturing Platform — Our manufacturing platform for human health
(mRNA)
”.
We believe our facilities are adequate and suitable for our current needs. To support future organic growth or merger-and-acquisition activity, we may enter into new leases, assume lease obligations, or acquire property both domestically and internationally. We believe that suitable or alternative space will be available if and when needed.
INTELLECTUAL PROPERTY
We strive to protect and enhance proprietary technology, inventions, and improvements that are commercially important to the development of our business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. We also rely on trade secrets to develop, strengthen, and maintain proprietary positions that may be important for the development of our business. We additionally may rely on regulatory protection afforded through data exclusivity, market exclusivity, and patent-term extensions, where available.
Our commercial success may depend in part on our ability to: obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how
related to our business;

defend and enforce our patents and patent applications; preserve the confidentiality of our trade secrets; maintain and defend our trademark registrations and applications; and operate without infringing the valid, enforceable patents and other intellectual property and proprietary rights of third parties. Our ability to limit third parties from making, using, selling, offering to sell, or importing our products or using our proprietary methods may depend on the extent to which we have rights under valid and enforceable licenses, patents, trademarks or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products or methods of manufacturing and using the same or that they will prevent others from commercializing competing products or technology.
Patents
As of October 11, 2021, we had approximately 35 patent families (the term “patent family” is used here to denote patents and applications claiming priority to a common patent application) in various fields of our business. Of those patent families, approximately eight families relate to RNA production; approximately four families relate to other human health-related technologies; approximately 14 families relate to crop protection and bee health; approximately two families relate to production of sugars; and approximately seven families relate to process control and compound production. The number of families may change if we file additional applications or obtain additional issued patents or if we abandon any of our pending or issued patents. We continue to evaluate the costs and potential benefits of patent protection in jurisdictions outside the United States. In connection with such evaluations, we may abandon pending applications or issued patents.
Individual patent terms extend for varying periods of time, depending on the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. In most countries in which patent applications are filed, including the United States, the patent term is 20 years from the date of filing of the first non-provisional
application to which priority is claimed. Under certain circumstances, a patent term can be extended. For example, in the United States, a patent’s term may be lengthened by patent term-adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in reviewing and granting a patent; by patent-term extension for certain patents covering products requiring regulatory approval prior to being sold or methods of using or making such products; or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. However, the actual protection afforded by a patent varies on a product-by-product
basis, from country to country, and depends on many factors, including the type of patent, the scope of its coverage, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.
Our eight RNA production patent families include four families directed to RNA production platforms. All four families, including all of the issued patents in such families, contain claims directed to methods of manufacture of RNA and/or related processes. One such platform family includes U.S. Patent No. 10,858,385, the issued claims of which protect certain aspects of our process for production of dsRNA. This family also includes a pending U.S. continuation and 22 foreign applications pending in Argentina, Australia, Brazil, Canada, Chile, China, Costa Rica, the European Patent Office, Japan, Hong Kong, India, Indonesia, Israel, Malaysia, Mexico, New Zealand, Russia, Singapore, South Africa, South Korea, Thailand, and Ukraine. The projected expiration for U.S. Patent No. 10,858,385 is in 2038, not including any term adjustments or extensions if applicable.
Another RNA production platform family contains U.S. Patent No. 10,954,541 along with a pending U.S. continuation, and a number of foreign applications pending in jurisdictions including Australia, Brazil, Canada, Chile, China, Costa Rica, the European Patent Office, Hong Kong, Israel, India, Indonesia, Japan, Malaysia, Mexico, New Zealand, South Korea, Singapore, Thailand, and Ukraine. The projected expiration for U.S. Patent No. 10,954,541 is in 2037, not including any term adjustments or extensions if applicable.

The third RNA production platform family contains an issued Japan patent along with a pending United States application and additional foreign applications pending in jurisdictions including China, the European Patent Office, Israel, India and South Korea. If the U.S. patent application in this family were allowed, the projected expiration of the resultant patent would be in 2036, not including any term adjustments or extensions if applicable.
The fourth RNA production platform family relates to methods for production of mRNA that may have applicability to our next generation approach for such production. This family contains a United States application along with applications recently filed or to be filed in a number of foreign jurisdictions, including, Australia, Canada, China, the European Patent Office, India, Israel, Japan, Korea, Malaysia, Singapore, and South Africa. All applications in this family are national stage applications from International Application No. PCT/US2020/025824. If the U.S. patent application in this family were allowed, the projected expiration of the resultant patent would be in 2040, not including any term adjustments or extensions if applicable.
The RNA production families also contain patent applications directed to various improved compositions and processes. These include, for example, two families, each consisting of an international patent application related to plasmid templates for production of RNA products, proteins and enzymes of interest. If we were to file U.S. national stage patent applications from these international applications and any claims were to be allowed, they would have projected expiration dates in 2040 and 2041, not including any term adjustments or extensions if applicable.
Other Human Health Patent Families
We currently have four additional Human Health specific patent families. One family includes one U.S. patent application and one international application directed to compositions and methods of treatment related to our ongoing research in the field of gene therapy. If the U.S. patent application were to be allowed, the projected expiration of the resultant patent would be in 2041, not including any term adjustments or extensions if applicable. A second family contains a pending United States provisional patent application related to the same research. Another of the families contains a U.S. provisional application directed to mRNA compositions, including the company’s proposed COVID vaccine.
Bee Health and Crop Protection Families
Our 14 Bee Health and Crop Protection patent families include seven Bee Health patent families and seven Crop Protection patent families.
Bee Health Patent Families
Four of our Bee Health patent families contain claims directed to or related to our proposed varroa mite product and/or its use. The first such family is co-owned
with Yissum and subject to an exclusive license to us of Yissum’s ownership interest in commercial rights to this patent family. For more information on this license, see “—Intellectual Property Agreements — Bayer Acquisition Agreement.” This family consists of U.S. Patent Nos. 8,962,584, 9,662,348, and 10,801,028, which contain composition and method of treatment claims expected to expire in 2030, not including any term adjustments or extensions if applicable. This family further includes issued patents in China, France, Germany, Israel, Italy, Mexico, New Zealand, Russia, South Africa, Turkey, the United Kingdom, and Ukraine and pending patent applications in Canada, Chile, China, and Mexico.
Another such Bee Health patent family is
co-owned
with the United States Department of Agriculture. This family consist of U.S. Patents Nos. 10,100,306, 10,927,374, and 9,540,642 with composition and method of treatment claims expected to expire in 2034, not including any term adjustments or extensions if applicable. The family further includes a pending U.S. continuation; issued patents in Australia, Israel, Russia, Ukraine, and South Africa; and pending applications in Australia, Argentina, Canada, Chile, China, European Patent Office, India, Mexico, New Zealand, and Uruguay.

The third such Bee Health patent family includes U.S. Patent No. 10,907,152, which has composition and method of treatment claims and is expected to expire in 2036, not including any term adjustments or extensions if applicable. This family further comprises a pending U.S. continuation; foreign patents in China, Israel, and South Africa; and 12 pending foreign applications in Argentina, Australia, Brazil, Canada, Chile, European Patent Office, India, Mexico, New Zealand, Russia, Ukraine, Uruguay.
The fourth such Bee Health patent family contains a pending U.S. application, Serial No. 17/013,330. If claims of this application were to be allowed, the resultant patent would have a projected expiration in 2040, not including any term adjustments or extensions if applicable.
Crop Protection Patent Families
We has seven Crop Protection patent families. Three such families relate to nucleic acid compositions for control of Colorado potato beetle. One of those three families includes U.S. Patent No. 11,142,768 (expected to expire in 2039, not including any term adjustments or extensions if applicable) with composition claims directed to our proposed Colorado potato beetle product, along with two pending related U.S. applications, and pending foreign patent applications in Australia, Brazil, Canada, China, European Patent Office, India, Japan, New Zealand, Russia, and Ukraine. Another of those three Colorado potato beetle patent families contains an allowed U.S. patent application, Serial No. 16/583,863, which has composition claims and an expected expiration in 2039 (not including any term adjustments or extensions if applicable), one pending related U.S. application, and pending foreign applications in Australia, Brazil, Canada, China, European Patent Office, India, Japan, New Zealand, Russia, and Ukraine. The third such family has one pending U.S. patent application.
Our four other Crop Protection patent families include: one family with a pending international patent application directed to compositions for controlling lepidopteran pests; two provisional applications directed to compositions for controlling fungi; and one provisional application directed to compositions for improved product stability.
Sugar Platform Patent Families
We has two patent families related to enzymatic production of sugars. One family consists of issued U.S. Patent Nos. 10,316,342, 10,577,635, and 10,704,067, all of which contain method of production claims and are expected to expire in 2038, not including any term adjustments or extensions if applicable. That family also consists of a pending U.S. continuation and foreign applications in Australia, Brazil, Canada, Chile, China, Colombia, European Patent Office, Hong Kong, India, Indonesia, Japan, Mexico, Russia, South Korea, and Thailand.
The second sugar platform family comprises United States and pending foreign applications in a number of jurisdictions recently filed as national stage entries of International Application No. PCT/US2019/067113. If the U.S. patent application in this family were to be allowed, the resultant patent claims would have a projected expiration in 2039, not including any patent term adjustments or extensions if applicable.
Trade secrets
GreenLight’s technology-related intellectual property that are not patent-protected are maintained as confidential information and trade secrets. We employ a variety of safeguards to protect our confidential information and trade secrets, including contractual arrangements that impose obligations of confidentiality and security, digital security measures, and physical security precautions.
With respect to contractual arrangements, we protect our confidential and proprietary information by requiring our employees to execute nondisclosure and assignment of invention agreements upon commencement of their employment. Agreements with our employees also bar them from using the proprietary rights of third parties in the course of their employment or disclosing to us any confidential information of third parties.

We require confidentiality and material transfer agreements from third parties that receive our confidential data or materials, and we also incorporate confidentiality and material transfer precautions into our research and collaboration agreements.
We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems
Trademark and domain names
GreenLight owns 5 U.S. trademark applications relating to the greenLight name and logo and the Greenworks brand in the United States and other jurisdictions around the world. We are still evaluating whether we want to release some or all of our products under the GreenLight and Greenworks brand, or whether we want to develop new brands applicable to specific product pipelines. We also have a registered domain name for our website found at www.greenlightbiosciences.com.
Intellectual Property Agreements
Bayer Acquisition Agreement
GreenLight entered into an Assignment and License Agreement between GreenLight and Bayer CropScience LLP (“Bayer”) dated December 10, 2020 (the “Bayer Acquisition Agreement”), pursuant to which GreenLight acquired from Bayer certain intellectual property rights related to (i) RNA technology used to control Varroa mites, Nosema, and bee viruses, which includes assignments of patents and a license to research, develop and sell methods and products in such field with the use of Bayer “know-how” with respect to such technology, and the assignment of Bayer’s rights under a license agreement with Yissum Research and Development Company of the Hebrew University of Jerusalem LTD (the “Yissum License”), and (ii) technology used to control the Colorado potato beetle and canola flea beetle, including a license to research, develop and sell methods and products in such field with the use of Bayer patents and “know-how” with respect to such technology. Under the Bayer Acquisition Agreement, GreenLight was obligated to make a closing payment to Bayer equal to $2,000,000 as well as certain milestone payments equal to up to $2,000,000 in the aggregate, in the event that certain regulatory approvals are achieved with respect to the aforementioned technologies.
GreenLight shall indemnify Bayer against losses arising out of GreenLight’s recklessness, willful misconduct, violation of law or breaches of representations or warranties under the Bayer Acquisition Agreement or activities related to the use of intellectual property assigned to GreenLight thereunder. The Bayer Acquisition Agreement shall survive for so long as the assigned patents remain in effect; provided, that the parties do not terminate the Bayer Acquisition Agreement earlier in accordance with its terms.
Under the Bayer Acquisition Agreement, GreenLight was assigned Bayer’s rights and obligations under the Yissum License. Pursuant to the Yissum License, GreenLight is granted an exclusive, worldwide license to make use of the relevant technology to develop, manufacture, market, distribute, or sell covered products, including an exclusive, worldwide license under Yissum’s interest in any bee health patents jointly owned with GreenLight. Notwithstanding the exclusive license, Yissum retains the right to practice the jointly-owned patents in ways that will not result in competition with GreenLight, including the right of the Hebrew University of Israel (the “University”) to practice the inventions for the University’s own internal research and educational purposes, and to license other academic and not-for-profit research organizations to do the same, provided that no such license directly or indirectly harms GreenLight’s commercial interest in the relevant patents and products.
GreenLight has the right, but not the obligation, to prosecute in its own name and at its own expense any infringement of patents jointly owned with Yissum, but in making its decision whether to assert infringement, GreenLight must give consideration to the views of Yissum. In order to settle any such infringement suit, GreenLight must obtain the consent of Yissum.

Pursuant to the Yissum License, GreenLight agrees to pay Yissum a running royalty percentage in the low single digits on net sales of the licensed products. The License ends on a country-by-country basis upon the later of the date of expiration of the last valid licensed patent, the end of regulatory exclusivity for a product, or 20 years from the date of first sale.
Pursuant to the Yissum License, GreenLight shall be liable for any loss, injury or damage whatsoever caused to its employees or to any person acting on its behalf or to the employees of Yissum or to any person acting on its behalf or to any third party, by reason of GreenLight’s acts or omissions pursuant to the Yissum License or by reason of any use made by GreenLight of the licensed technology and products. Moreover, GreenLight will compensate, indemnify, defend, and hold harmless Yissum or any person acting on its behalf or any of its employees or the University or representatives of the University against any liability imposed upon them by GreenLight’s acts or omissions or which derive from GreenLight’s use, development, manufacture, marketing, sale or sublicensing of any product or licensed technology unless it has been determined by an adjudicator of last resort that that the particular damage, loss or expense was caused by a particular indemnitee’s gross negligence or willful misconduct.
Either party may terminate the Yissum License upon written notice in the event of a bankruptcy or similar proceeding of the other party. Yissum may terminate the license agreement if GreenLight does not commercialize products within a reasonable timeframe, with certain exceptions, if it provides written notice and GreenLight does not cure its failure within a certain timeframe; or if GreenLight has an uncured lapse in necessary insurance coverage; or if GreenLight unreasonably fails to responds to third-party claims against the patents or technology licensed under the Yissum License.
Patent expiration is a legal determination under the laws of each relevant jurisdiction worldwide. Third parties may review public patent filings and make their own determination as to patent expiration based on the available documents. The last to expire U.S. Patent under the Yissum License is expected to expire in 2031.
Bill & Melinda Gates Foundation
GreenLight entered into a Grant Agreement with the Bill and Melinda Gates Foundation dated July 20, 2020, as amended by that certain Amendment 1 to Grant Agreement dated May 25, 2021 (as amended, the “Gates Grant”) pursuant to which GreenLight was awarded a grant in the amount of $3,343,151, payable in milestone tranches, for research regarding treatment and curative therapies for sickle cell disease and/or durable suppression of HIV in developing countries. GreenLight utilizes the Gates Grant funds to explore new, low cost capabilities for the in vivo functional cure of sickle cell disease as well as the durable suppression of HIV. In the event that GreenLight has materially breached the Grant Agreement, the Foundation may demand repayment of the Gates Grant funds.
Acuitas Therapeutics
Development & Option Agreement
In August 2020, we and Acuitas entered into a development and option agreement, or the Acuitas Option Agreement. Under the Acuitas Option Agreement, the parties agreed to jointly develop certain products combining our RNA constructs with Acuitas’s LNPs. Each party granted the other party a worldwide, non-exclusive,
royalty-free license under its proprietary technology to conduct the joint research. We pay Acuitas’s personnel costs and external expenses incurred in performing research in accordance with a work plan under the Acuitas Option Agreement. Under the Acuitas Option Agreement, Acuitas granted us options to obtain non-exclusive,
worldwide, sublicensable licenses under Acuitas’s patent rights and know-how
related to LNP technology, or Acuitas LNP Technology, with respect to three specified targets, or Reserved Targets, to develop and commercialize one or more therapeutic products incorporating Acuitas LNP Technology and our RNA constructs. We paid Acuitas a technology access fee of $750,000 at the outset of the Option Agreement.

Thereafter, we are obligated to pay an annual technology maintenance fee of $250,000 for each option that has not been exercised and target reservation and maintenance fees of $100,000 oer Reserved Target until such Reserved Target is removed from the Reserved Target list or until we exercise an option with respect to such Reserved Target.
On exercise of the first option, we were required to pay a $1.5 million option exercise fee after execution of the first non-exclusive
license. On exercise of the second and third options, we are required to pay a $1.75 million and $2.75 million option exercise fee after execution of the second and third non-exclusive
licenses, respectively.
Unless earlier terminated, the Acuitas Option Agreement will remain in effect until the first to occur of (1) all options are exercised, and (2) three years from the effective date, except that we can choose to extend the three-year term for an additional two years. Either party may terminate the Acuitas Option Agreement for an uncured material breach of the other party or upon the other party’s bankruptcy or a similar event. We may terminate the Acuitas Option Agreement at our convenience following written notice to Acuitas. To GreenLight’s knowledge, the last to expire U.S. patent under the Acuitas Option Agreement will expire in 2041 if the last filed relevant U.S. patent application currently identified by Acuitas is allowed. However, additional intellectual property, including patents, may still be added to the Acuitas Option Agreement or may not be known to us. Therefore the last to expire patent under that Option Agreement may change. Moreover, patent expiration is a legal determination under the laws of each relevant jurisdiction worldwide. Third parties may review public patent filings and make their own determination as to patent expiration based on the available documents.
Any jointly developed intellectual property under the Acuitas Option Agreement is jointly owned by the parties in an undivided one-half
interest to such joint intellectual property.
Non-Exclusive
License Agreement
In January 2021, we exercised the first option under the Acuitas Option Agreement and entered into a non-exclusive
license agreement with Acuitas, or the Acuitas License Agreement. Acuitas granted us a non-exclusive,
worldwide, sublicensable license under the Acuitas LNP Technology to research, develop, manufacture, and commercially exploit a vaccine product consisting of our RNA constructs and Acuitas’s LNPs. We paid Acuitas an option exercise fee of $1.5 million. Under the Acuitas License Agreement, we are required to pay Acuitas an annual license maintenance fee of $1 million until we achieve a particular development milestone. Acuitas is entitled to receive potential clinical, regulatory, and commercial milestone payments of up to $17.25 million in the aggregate. With respect to the sale of each licensed product by us, our affiliates or our sublicensees, Acuitas is entitled to receive low single digit percentage royalties on net sales of the licensed product in a given country until the last to occur, in such country, of (i) the expiration of all licensed patent rights covering the licensed product, (ii) expiration of any regulatory exclusivity for the licensed product, or (iii) ten years from the first commercial sale of the licensed product, or Royalty Terms. We are entitled to certain royalty reductions and offsets with respect to each licensed product in a given country if no licensed patents cover the licensed product or if we are required to obtain rights to third party patents that relate to LNP technology. Unless earlier terminated, the Acuitas License Agreement will remain in effect until the expiration of the last-to-expire
Royalty Term. Either party may terminate the Acuitas License Agreement for an uncured material breach of the other party or upon the other party’s bankruptcy or a similar event. We may terminate the Acuitas License Agreement at our convenience following written notice to Acuitas.
Additional intellectual property, including patents, may still be added to the Acuitas License Agreement or may not be known to us. Therefore the last to expire patent under that License Agreement may change. Moreover, patent expiration is a legal determination under the laws of each relevant jurisdiction worldwide. Third parties may review public patent filings and make their own determination as to patent expiration based on the available documents. To GreenLight’s knowledge the last to expire U.S. patent under the Acuitas License Agreement will expire in 2041 if the last filed relevant U.S. patent application currently identified by Acuitas is allowed.

GOVERNMENT REGULATION
We are using our RNA manufacturing platform to develop products for human health and agriculture, and we are subject to laws and regulations for those markets. These regulations currently apply to development and testing of our products and in the future will apply to manufacturing, import, export, marketing, and sale of products.
Human health products
We are developing human health products and gene therapies that include vaccines for
COVID-19,
influenza, and sickle cell anemia. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“
FDCA
”) and biologics under the Public Health Service Act (“
PHSA
”). Both drugs and biologics also are subject to other federal, state, and local statutes and regulations. The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of drugs and biologics. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.
U.S. biologics regulation
In the United States, biological products such as gene therapies and vaccines are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and other federal, state, local and foreign statutes and regulations. The process required by the FDA before biologics may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s Good Laboratory Practice requirements (“ GLPs ”);

•	submission to the FDA of an investigational new drug application (“ IND ”), which must become effective before clinical trials may begin;

•	approval by an institutional review board (“ IRB ”) or ethics committee at each clinical site before the trial is commenced;

•	performance of adequate and well-controlled human clinical trials to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a biologics license application (“ BLA ”), after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•
satisfactory completion of an FDA
pre-approval
inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with Good Clinical Practices (“
GCPs
”); and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro
studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the
30-day
time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must typically review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.
For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•
Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•
Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•
Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called
Phase 4 studies may also

be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
BLA submission and review by the FDA
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.
Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may also convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and are adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (CRL). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.
If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy (REMS) to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre-
and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.
Expedited development and review programs
The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, the fast track program is intended to expedite or facilitate the process for reviewing product candidates that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. The sponsor of a fast track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.
A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.
Any marketing application for a drug or biologic submitted to the FDA for approval, including a product candidate with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A BLA is eligible for priority review if the product candidate is designed to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness compared to available alternatives for such disease or condition. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the
60-day
filing date (as compared to ten months under standard review).
Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval
of promotional materials, which could adversely impact the timing of the commercial launch of the product.
Fast track designation, breakthrough therapy designation, priority review, and accelerated approval do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time-period for FDA review or approval will not be shortened.
Post-approval requirements
Biologics are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.
The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label
uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Such off-label
uses are common across medical specialties. Physicians may believe that such off-label
uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label
use of their products.
Biosimilars and reference product exclusivity
The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an
FDA-licensed
reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.
Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this
12-year
period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.
A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month
exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an
FDA-issued
“Written Request” for such a study.

Laboratory licensing and certification requirements
We are planning to partner with contract laboratories who are subject to the Clinical Laboratory Improvement Amendments of 1988 (“
CLIA
”), which requires all clinical laboratories to meet certain quality-assurance, quality-control, and personnel standards.
Agricultural products
We are developing insecticides and fungicides to protect crops and acaricides to protect honeybees that are beneficial to crops. In the United States, the development, testing, and commercialization of these products are regulated by the EPA through the Federal Food, Drug, and Cosmetic Act (“
FFDCA
”), the Food Quality Protection Act (“
FQPA
”) and the Federal Insecticide, Fungicide and Rodenticide Act (“
FIFRA
”).
In general, FIFRA prohibits the sale or distribution of any pesticide, a product category that includes the insecticides, fungicides, and acaricides we are developing, unless that pesticide is registered with the EPA. To register a pesticide with the EPA, the applicant must demonstrate that the product will not cause unreasonable adverse effects on human health or the environment. These adverse effects include any unreasonable risk to man or the environment, taking into account the economic, social, and environmental costs and benefits of the use of the pesticide, as well as any human dietary risk from residues that result from use of the pesticide in or on any food consistent with the FFDCA. In the course of its evaluation of a pesticide, EPA assesses the impact that a pesticide may have on endangered species and non-target organisms.
Because our products contain novel RNA-based active ingredients, there will generally be no previously registered pesticide product containing that active ingredient and, as a result, the use of each of our products will require a new registration under FIFRA and the establishment of a tolerance under Section 408 of the FFDCA or the issuance of a tolerance exemption.
In order for the EPA to register a pesticide:

•
the applicant must first conduct specified studies to evaluate mammalian toxicology, toxicological effects to non-target organisms in the environment (ecotoxicological exposures), and the product’s physical and chemical properties;

•	the applicant must then submit to the EPA a registration dossier that includes data demonstrating that the product does not pose unreasonable risks;

•
the EPA will conduct both scientific and administrative reviews of the dossier, including a thorough evaluation of submitted safety data and completion of risk assessments for human dietary and ecotoxicological exposures;

•	if the EPA identifies any risks that appear to exceed regulatory standards or any other deficiencies in the dossier, it will ordinarily issue a letter identifying the deficiencies;

•
the applicant will have one or more opportunities to address any deficiencies, including the submission of factors that mitigate any risks identified in the EPA’s risk assessments; this process may involve ongoing submissions and coordination with the EPA to address any unresolved concerns; and

•	the EPA will undertake various stages of internal review prior to making a final decision on the application.
The Pesticide Registration Improvement Act, enacted in 1996 and subsequently renewed, can serve to reduce the data requirements and timeline related to regulatory approvals for biopesticides when compared to other pesticides, with EPA approvals typically received within 16 to 24 months, compared with 36 months or longer for conventional chemical pesticides.

As part of the pesticide registration process, the EPA under its FFDCA authority establishes tolerances for pesticide chemicals, which consist of limits on pesticide residues that may remain on feed or feed commodities. In some cases, the EPA may issue a tolerance exemption when the chemical will have no impact on human health.
Even if a FIFRA registration is granted, the EPA has the authority to revoke the registration or impose limitations on the use of any of our pest management products if we do not comply with the regulatory requirements, if unexpected problems occur with a product, or if the EPA receives other newly discovered adverse information.
In addition to the approval by the EPA, we are required to obtain regulatory approval from the appropriate regulatory authorities in individual states and foreign jurisdictions before we can market or sell any pest management product in those jurisdictions. In most U.S. states, local authorizations typically take one to three months after EPA approval. In other states, such as California, Arizona and New York, regulatory authorities require additional data specific to their respective jurisdictions, and the process for having a product approved or denied can last an additional two to three months, or longer, for these states.
Outside the United States, the registration process varies by jurisdiction and can take between 24 and 84 months to complete. In most instances, initial submissions to foreign regulatory authorities will not occur until after a U.S. registration has been secured. Moreover, foreign governments typically require up to two seasons of locally generated field efficacy data on crop/pest combinations before a product dossier can be submitted for review. For example, in the EU, we would need to obtain authorization under Regulation (EC) No 1107/2009, which sets forth rules for the authorization, sale, use, and control of plant protection products, in order to market our products, and regulators may seek to require our products to comply with maximum residue levels under Regulation (EC) NO 396/2005.
In some instances, California and Canada will conduct joint reviews with the EPA, which allows some pesticides to receive concurrent approvals in California, Canada and the United States. California and foreign jurisdictions also require us to submit product efficacy data. Historically, the EPA has not required the submission of product efficacy data, but may request it.
The microbial strains used in our agricultural manufacturing process are also regulated by the EPA under the Toxic Substances Control Act (“
TSCA
”). In some circumstances, TSCA requires entities to provide notice to the EPA prior to the manufacture or importation of new microorganisms, called a Microbial Commercial Activity Notice (“
MCAN
”). Persons intending to manufacture or import these microorganisms for commercial purposes in the United States must submit an MCAN to the EPA at least 90 days before such manufacture or importation. The EPA has 90 days to review the submission in order to determine whether the microorganism may present an unreasonable risk to human health or the environment. If the EPA makes that determination, the EPA may impose appropriate regulatory restrictions on the microorganism.
Finally, a number of our products may require registration or approval under various state regulatory programs, including those relating to fertilizers, auxiliary plant substances, soil amendments, beneficial substances and/or biostimulants.
Legal proceedings
We are currently not involved in any legal proceedings. For additional information on risks relating to litigation, please see the sections entitled “
Risk Factors—Risks Related to Intellectual Property—We may become involved in lawsuits to enforce our intellectual property or defend against third-party claims of infringement, misappropriation, or other violations of intellectual property which could be expensive, time consuming, and unsuccessful and may prevent or delay development and commercialization efforts, and could harm our competitive position and business prospects.
,” “Risks Relating to Becoming a Public Benefit Corporation—
As a

public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on our financial condition and results of operations
” and “
Risks Relating to Our Business and Industry—Our business may be affected by litigation and government investigations
.”
GREENLIGHT CORPORATE INFORMATION
GreenLight was incorporated in 2008 as GreenLight Biosciences, Inc., a Delaware corporation and has its principal place of business at 200 Boston Avenue, Medford, Massachusetts 02155, United States. Our website address is www.greenlightbio.com and our primary telephone number is +1(888)
262-0893.
GreenLight’s email address for purpose of notices is
notices@greenlightbio.com
. The information contained in, or that can be accessed through, our website is not part of this proxy statement/prospectus.

GREENLIGHT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of GreenLight Biosciences, Inc. and its consolidated subsidiaries should be read together with GreenLight’s audited financial statements as of and for the years ended December 31, 2020, and 2019, and unaudited financial statements as of September 30, 2021, and for the nine months ended September 30, 2021, and 2020, together with the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed financial information as of and for the nine months ended September 30, 2021, and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. For purposes of this section, all references to “we,” “us,” “our,” “GreenLight” or the “Company” refer to GreenLight and its consolidated subsidiaries.
Overview
GreenLight Biosciences, Inc. is a
pre-commercial
stage synthetic biology company with a proprietary cell-free ribonucleic acid (RNA) production platform for the discovery, development and commercialization of high-performing products to promote healthier plants, foods, and people. Our vision is to pave the way for a sustainable planet through widely available and affordable RNA products. We are developing RNA products for plant and life science applications to advance crop management, plant protection, animal health, vaccine development and pandemic preparation. We have a pipeline of product candidates across various stages of development.
Since our inception in 2008, we have devoted substantially all of our efforts and financial resources to conducting research and development activities for our programs, acquiring, in-licensing,
and discovering product candidates, securing related intellectual property rights, raising capital and organizing and staffing our company. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations primarily with proceeds from the sale of preferred stock and to a lesser extent proceeds from the issuance of convertible notes. Through September 30, 2021, we had received net proceeds of $218.8 million from the sale of preferred stock and $16.6 million from the issuance of convertible notes.
We have incurred significant operating losses since inception. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current or future product candidates. Our net losses were $28.7 million and $53.3 million for the years ended December 31, 2019, and 2020, respectively, and were $35.8 million and $77.6 million for the nine months ended September 30, 2020, and 2021, respectively. As of December 31, 2020, and September 30, 2021, we had an accumulated deficit of $141.3 million and $218.9 million, respectively. We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we:

•	conduct field and clinical trials for our product candidates;

•	continue to develop additional product candidates;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional clinical, scientific manufacturing and commercial personnel;

•
expand external and/or establish internal commercial manufacturing sources and secure supply chain capacity sufficient to provide commercial quantities of any product candidates for which we may obtain regulatory approval;

•	acquire or in-license other product candidates and technologies;

•	seek regulatory approvals for any product candidates that successfully complete field trials or clinical trials;

•	establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain regulatory approval; and

•
add operational, financial and management information systems and personnel to support our product development, clinical execution and planned future commercialization efforts, as well as to support our transition to operating as a public company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. We expect to finance our operations through the sale of equity securities, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements or arrangements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates and delay or discontinue the pursuit of potential in-license
or acquisition opportunities.
Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations. The Company expects that its existing cash and cash equivalents of $34.8 million as of September 30, 2021, will not be sufficient to fund its operations for twelve months from December 6, 2021, the date we issued our unaudited condensed consolidated financial statements for the nine months ended September 30, 2021, and 2020. We expect that the net proceeds from the Business Combination of approximately $300.4 million in the event of no redemptions, or $97.6 million in the event of maximum redemptions, will fund our operations through the first half of 2023 or into the second half of 2022, respectively.
Response to
COVID-19
In response to the ongoing global
COVID-19 pandemic,
we established a cross-functional task force and have implemented business continuity plans designed to address and mitigate the impact of the
COVID-19 pandemic
on our employees and our business. Our operations are considered an essential business and we have been allowed to continue operating under current governmental restrictions during this period. We have taken measures to continue our research and development activities, while work in laboratories and facilities has been organized to reduce risk of
COVID-19
transmission. The extent of the impact of the
COVID-19 pandemic
on our business, operations and product development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our field trial completion, clinical trial enrollment, trial sites, contract research organizations (“
CROs
”), contract manufacturing organizations (“
CMOs
”), and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. While we are experiencing limited financial and operational impacts at this time, given the global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic, our business, financial condition and results of operations ultimately could be materially adversely affected. We continue to closely monitor the
COVID-19 pandemic
as we evolve our business continuity plans, clinical development plans and response strategy.

Recent Developments
Business Combination and Public Company Costs
On August 9, 2021, GreenLight entered into the Business Combination Agreement with ENVI and Merger Sub, pursuant to which Merger Sub will merge with and into GreenLight, with GreenLight surviving the Merger as a wholly owned subsidiary of ENVI.
As of September 30, 2021, ENVI held $207.0 million in a trust account for its public stockholders. In connection with the Business Combination, ENVI’s public stockholders will have the right to redeem all or a portion of their shares of public common stock, and any funds remaining after any such redemptions are expected to be available to finance the future operations of New GreenLight. We are unable to predict the number of shares of public common stock that may be redeemed in connection with the Business Combination and accordingly are unable to predict the amount of funds in the trust account that will be available to finance future operations. In connection with the proposed Business Combination, ENVI has entered into agreements with new investors and existing GreenLight investors to subscribe for and purchase an aggregate of approximately 12.4 million shares of ENVI Class A Common Stock (the “PIPE Financing”) that will result in gross proceeds of approximately $124.3 million upon the closing of the PIPE Financing, which is expected to occur substantially contemporaneously with the closing of the Business Combination.
If the Business Combination closes, upon the consummation of the Business Combination, the Merger will be accounted for as a reverse recapitalization, whereby for accounting and financial reporting purposes, GreenLight will be the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the consolidated financial statements of GreenLight in many respects. The shares of ENVI remaining after redemptions, if any, of shares of ENVI public common stock and the unrestricted net cash and cash equivalents on the date the Business Combination is consummated will be accounted for as a capital infusion to GreenLight.
Upon consummation of the Business Combination (including the PIPE financing), the most significant change in GreenLight’s anticipated financial position and results of operations is expected to be an estimated increase in cash (as compared to GreenLight’s balance sheet at September 30, 2021) of between approximately $124.3 million, under the maximum redemption scenario, or $331.3 million, under the no redemption scenario and prior to payment of the transaction costs. Total direct and incremental transaction costs are estimated at approximately $30.6 million in the event there are no redemptions and $26.4 million in the event there are maximum redemptions, which will be treated as a reduction of the cash proceeds with capital raising costs being deducted from
GreenLight’s additional paid-in capital. See
the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Cash on hand after giving effect to the Merger will be used for general corporate purposes, including advancement of our product development efforts.
As a consequence of the Business Combination, GreenLight will become the successor to a publicly traded and Nasdaq-listed company which will require GreenLight to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. GreenLight expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.
Financial Overview
Components of Our Results of Operations
Revenue
To date, we have not recognized any revenue from product sales, and we do not expect to generate any revenue from the sale of products in the next several years. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.
All of our revenue to date has been derived from collaboration and license agreements with Ingredion Incorporated (“
Ingredion
”), which we entered into in 2015 and subsequent periods and, to a lesser extent, from private grants from the Bill & Melinda Gates Foundation. To support COVID-19-related work, GreenLight reassigned resources from the collaboration with Ingredion. When Ingredion decided to take a different technical direction, the parties mutually agreed to end the collaboration and the Ingredion Agreements and all collaboration projects with Ingredion terminated pursuant to a termination notice received on September 30, 2021.
Collaboration and License Agreements with Ingredion
In December 2015, the Company entered into a research collaboration with Ingredion to develop a semi-continuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by GreenLight. We subsequently entered into an exclusive license agreement with Ingredion and several amendments to both the collaboration agreement and the license agreement (collectively, the “
Ingredion Agreements
”). Under the Ingredion Agreements, we agreed to perform specified research and development services for Ingredion, and we granted Ingredion an exclusive license to related intellectual property rights in exchange for milestone and royalty payments.
Under the Ingredion Agreements, we were entitled to receive milestone payments upon the achievement of six separate milestones and, after achievement of a specified milestone, royalties on net sales by Ingredion of products based on the licensed technology. As of September 30, 2021, no milestones had been achieved, and it was not probable that any milestones would be achieved.
On September 30, 2021, we received a notice of termination from Ingredion terminating the Master Collaboration Agreement, the Exclusive License Agreement as then in effect, and any specific collaboration projects pursuant thereto.
The Company recognized funded research and collaboration revenue in 2019 and 2020, related to specific collaboration projects associated with the Ingredion Agreements. Costs associated with the Ingredion Agreements were recorded as research and development expenses.
Grant Revenue
In July 2020, we entered into a grant agreement with the Bill & Melinda Gates Foundation to advance research in in vivo gene therapy for sickle cell disease and to explore new, low-cost
capabilities for the in vivo functional cure of sickle cell and/or durable suppression of HIV in developing countries. We were approved to receive a grant of $3.3 million in the aggregate. As of September 30, 2021, we had received the entire grant amount, of which $1.4 million was recorded as deferred revenue as of that date. The grant agreement provides for payments to reimburse qualifying costs, including general and administrative costs, incurred to perform our obligations under the agreement. Revenue from this grant agreement is recognized as the qualifying costs related to the grant are incurred, and any amounts received in excess of revenue recognized are initially recorded as deferred revenue on our consolidated balance sheets and later recognized as revenue when qualified costs are incurred. The revenue recognized in 2020 and 2021 under the grant was related to qualifying research and development expenditures that we incurred. The research supported by this grant is expected be completed by the end of May 2022.

Operating Expenses
Research and Development Expenses
Research and development expenses consist primarily of costs incurred for our research activities, including our discovery efforts and the development of our product candidates. We expense research and development costs as incurred. These expenses include:
Program expenses

•
external research and development expenses incurred under agreements with CMOs, CROs, universities and research laboratories that conduct our field trials, preclinical studies and development services;

•	costs related to manufacturing material for our field trials and preclinical studies;

•	laboratory supplies and research materials;

•	payments made in cash or equity securities under third-party licensing agreements and acquisition agreements;

•	costs to fulfill our obligations under the grant agreement with the Bill & Melinda Gates Foundation; and

•	costs related to compliance with regulatory requirements;
Personnel expenses

•	employee-related expenses, including salaries, bonuses, benefits, stock-based compensation, and other related costs for employees involved in research and development efforts;
Facilities and other expenses

•	costs of outside consultants engaged in research and development functions, including their fees and travel expenses; and

•	facilities, depreciation, and other allocated expenses, which include direct and allocated expenses for rent, utilities, and insurance.
Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors and analyzing the progress of our field trials and preclinical studies or other services performed.
This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.
Our direct research and development expenses are not tracked on a program-by-program
basis for our product candidates and consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our pre-clinical
development, field trials, process development, manufacturing, and clinical development activities. Our direct research and development expenses by program also include fees incurred under license, acquisition and option agreements. We do not allocate costs associated with our discovery efforts, laboratory supplies, employee costs or facility expenses, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct our research and discovery as well as for managing our pre-clinical
development, field trials, process development, manufacturing, and clinical development activities. We expect that our research and development expenses will continue to increase as we continue our current discovery and research programs, initiate new research programs, continue development of our product candidates and conduct future field and clinical trials for our product candidates.
General and Administrative Expenses
General and administrative expense consists primarily of employee-related costs, including salaries, bonuses, benefits, stock-based compensation and other related costs. General and administrative expense also includes professional services, including legal, accounting and audit services, consulting fees and facility costs not otherwise included in research and development expenses, insurance, and other general administrative expenses.
We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company.
Other (Expense) Income, Net
Other (expense) income, net consists of interest income, interest expense and any change in the fair value of our warrant liability.
Interest Income
Interest income consists of income earned in connection with our investments in money market funds.
Interest Expense
Interest expense consists of interest on outstanding borrowings under our loan agreement with Trinity Capital, and tenant improvement loans payable with our lessors. Interest expense also includes interest accrued on convertible notes outstanding as well as amortization of debt discount and debt issuance costs.
Fair value of Warrant Liability
Change in fair value of warrant liability consists of the remeasurement gains or losses associated with changes in the fair value of the warrant liability. Until settlement, fluctuations in the fair value of our warrant liability are based on the remeasurement at each reporting period.
Provision for Income Taxes
Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. There is no provision for income taxes for the nine months ended September 30, 2021, and 2020, and the years ended December 31, 2020, and 2019, because the Company has historically incurred net operating losses, and expect to continue to generate net operating losses. Because of this history of net operating losses, we also maintain a full valuation allowance against our deferred tax assets.

Results of Operations
Comparison of the Nine Months Ended September 30, 2020, and 2021
The following table summarizes our results of operations for the nine months ended September 30, 2020, and 2021:

	NINE MONTHS ENDED SEPTEMBER 30,		INCREASE / (DECREASE)
Dollars (in thousands)	2020	2021
Collaboration Revenue	$962	$—	$(962)
Grant Revenue	513	1,180	667

Total Revenue	1,475	1,180	(295)
Operating Expenses:
Research and development	28,901	62,081	33,180
General and administrative	7,699	13,943	6,244

Total operating expenses	36,600	76,024	39,424

Loss from operations	(35,125)	(74,844)	(39,719)

Other income (expense):
Interest income	74	20	(54)
Interest expense	(704)	(1,471)	(767)
Change in fair value of warrant liability	(8)	(1,343)	(1,335)

Total other income, net	(638)	(2,794)	(2,156)

Net loss	$(35,763)	$(77,638)	$(41,875)

Collaboration Revenue
There was no collaboration revenue for the nine months ended September 30, 2021, compared to the collaboration revenue of $1.0 million for the nine months ended September 30, 2020, all of which was derived from the collaboration with Ingredion. The decrease resulted from our decision to pause the efforts under the Ingredion collaboration program in April 2020 to focus on other research priorities, including efforts to develop a COVID-19 vaccine. When Ingredion decided to take a different technical direction, the parties mutually agreed to end the collaboration and the Ingredion Agreements and all collaboration projects with Ingredion terminated pursuant to a termination notice received on September 30, 2021.
Grant Revenue
Grant revenue was $1.2 million for the nine months ended September 30, 2021, compared to grant revenue of $0.5 million for the nine months ended September 30, 2020. All of our grant revenue is derived from a grant made by the Bill & Melinda Gates Foundation in July 2020. The increase in grant revenue resulted from both the timing of the grant, which occurred in the third quarter of 2020, and the progress of our work under the grant. In the nine months ended September 30, 2020, we completed only three months of work under the grant, whereas in the nine months ended September 30, 2021, we completed nine months of work under the grant.
Research and Development Expenses

	NINE MONTHS ENDED SEPTEMBER 30,		INCREASE / (DECREASE)
Dollars (in thousands)	2020	2021
Program expense	$10,078	$25,671	$15,593
Personnel costs	14,014	24,924	10,910
Other	4,809	11,486	6,677

Total research and development expenses	$28,901	$62,081	$33,180

Research and development expense was $62.1 million and $28.9 million for the nine months ended September 30, 2021, and 2020, respectively. The increase of $33.2 million resulted primarily from increased program and personnel expenses. The increase in program expenses of $15.6 million was comprised of $13.1 million of costs related to advancing our preclinical programs, primarily the COVID-19 program, of which $9.1 million related to laboratory supply costs incurred to acquire, develop, and manufacture study and trial materials, and the remaining $4.0 million related to costs incurred for research collaborations and licensing technology. The majority of the remaining $2.5 million was incurred for increased foundational research and development efforts to support advancement of all programs. Program expenses related to advancing our plant health programs remained at approximately $3.0 million during each of the nine months ended September 30, 2021 and 2020.
The Company’s headcount supporting research and development activities was 252 at September 30, 2021, compared to 133 at September 30, 2020. The increase in headcount generated additional personnel-related costs of $10.9 million. Other research and development costs also increased by approximately $6.7 million, primarily related to increased professional fees and facilities-related costs. About $1.8 million of the increase was due to an increase in professional fees primarily to support the advancement of our various preclinical programs. The remaining $4.9 million related to the increase in facilities costs related to the expansion of laboratory and manufacturing space to support increased research activities.
General and Administrative Expenses
General and administrative expense was $13.9 million and $7.7 million for the nine months ended September 30, 2021, and 2020, respectively. The increase of $6.2 million was primarily due to a $2.5 million increase in professional services to support our path to becoming a public company. There was also an increase of $2.2 million in expense related to personnel in general and administrative functions, which resulted from increased headcount of 28 at September 30, 2021, compared to 15 at September 30, 2020. The remaining increase of $1.5 million related to facilities and other administrative expenses.
Interest Income
Interest income was nominal for both periods.
Interest Expense
Interest expense was $1.5 million and $0.7 million for the nine months ended September 30, 2021, and 2020, respectively. Approximately $0.5 million of the increase relates to interest expense arising from our 2021 equipment financing transaction, and the remaining $0.3 million relates to interest accrued on the convertible notes we issued in April 2020.
Change in Fair Value of Warrant Liability
Expense attributable to the change in fair value of warrant liability was $1.3 million and an insignificant amount for the nine months ended September 30, 2021, and 2020, respectively. The entire increase of $1.3 million in the fair value of our warrant liability was due to the increase in the fair value of our preferred stock and common stock underlying the outstanding warrants.
Comparison of the Years Ended December 31, 2019, and 2020
The following table summarizes our results of operations for the years ended December 31, 2019, and 2020:

	YEAR ENDED DECEMBER 31,		INCREASE / (DECREASE)
Dollars (in thousands)	2019	2020
Collaboration Revenue	$3,001	$962	$(2,039)
Grant Revenue	—	785	785

	YEAR ENDED DECEMBER 31,		INCREASE / (DECREASE)
Dollars (in thousands)	2019	2020
Total Revenue	3,001	1,747	(1,254)
Operating Expenses:
Research and development	23,489	42,866	19,377
General and administrative	8,714	11,165	2,451

Total operating expenses	32,203	54,031	21,828

Loss from operations	(29,202)	(52,284)	(23,082)

Other income (expense):
Interest income	865	83	(782)
Interest expense	(317)	(1,028)	(711)
Change in fair value of warrant liability	5	(22)	(27)

Total other income, net	553	(967)	(1,520)

Net loss	$(28,649)	$(53,251)	$(24,602)

Collaboration Revenue
Collaboration revenue was $1.0 million and $3.0 million for the years ended December 31, 2020, and 2019, respectively, all of which was derived from the collaboration with Ingredion. The decrease of $2.0 million resulted from our decision to pause the efforts under the Ingredion collaboration program in April 2020 to focus on other research priorities, including efforts to develop a COVID-19 vaccine.
Grant Revenue
Grant revenue was $0.8 million for the year ended December 31, 2020, all of which was derived from the Bill & Melinda Gates Foundation award made in July 2020. There was no grant revenue in 2019.
Research and Development Expenses

	YEARS ENDED DECEMBER 31,		INCREASE / (DECREASE)
Dollars (in thousands)	2019	2020
Program expense	$6,279	$16,368	$10,089
Personnel expense	12,407	19,645	7,238
Facilities and other expense	4,803	6,853	2,050

Total research and development expenses	$23,489	$42,866	$19,377

Research and development expense was $42.9 million for the year ended December 31, 2020, compared to $23.5 million for the year ended December 31, 2019. The increase of $19.4 million resulted primarily from increased program and personnel expenses. The increase in program expenses of $10.1 million was comprised of $5.1 million for increased research and development efforts to support the regulatory filing efforts for our Colorado potato beetle product and to advance the other products in our plant health pipeline and $5.0 million related to advancing our preclinical COVID-19 and seasonal flu vaccine programs. The Company’s headcount supporting research and development activities was 145 at December 31, 2020 compared to 98 at December 31, 2019. The increase in headcount generated increased personnel-related costs of $7.2 million. Facilities and other costs also increased by $2.1 million driven primarily by increased professional fees and facilities-related costs. The increase in professional fees was to support the advancement of our various preclinical programs and the increase in facilities cost related to the expansion of laboratory and manufacturing space to support increased research activities.

General and Administrative Expenses
General and administrative expense was $11.2 million for the year ended December 31, 2020, compared to $8.7 million for the year ended December 31, 2019. The increase of $2.5 million was primarily due to a $1.6 million increase in consulting and professional service fees. There was also an increase of $0.9 million related to facilities, insurance, and other administrative expenses.
Interest Income
Interest income was $0.1 million for the year ended December 31, 2020, compared to $0.9 million for the year ended December 31, 2019. The decrease of $0.8 million was primarily due to a decline in interest rates in 2020 as compared to 2019.
Interest Expense
Interest expense was $1.0 million for the year ended December 31, 2020, compared to $0.3 million for the year ended December 31, 2019. The increase of $0.7 million arose from interest accrued on the convertible notes issued in April 2020.
Change in Fair Value of Warrant Liability
Expense attributable to the change in fair value of warrant liability was $0.02 million for the year ended December 31, 2020, and an insignificant amount for the year ended December 31, 2019. The entire increase of $0.02 million in the fair value of our warrant liability was due to the increase in the value of our preferred stock underlying the outstanding warrant.
Liquidity and Capital Resources
Sources of Liquidity
Since our inception, we have generated recurring net losses. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. Since our inception, we have funded our operations primarily through proceeds from the issuance of preferred stock and to a lesser extent through the issuance of convertible notes. Through September 30, 2021, we have raised an aggregate of approximately $218.8 million of net proceeds from the sale of our preferred stock and another $16.6 million of net proceeds from the issuance of convertible notes. As of September 30, 2021, we had cash and cash equivalents of $34.9 million.
Horizon Loan Agreement
In December 2021, we entered into a loan and security agreement with Horizon Technology Finance Corporation and Powerscourt Investments XXV, LP, together, the Junior Lenders, providing for a term loan facility in an aggregate principal amount of up to $25.0 million, $15.0 million of which we borrowed at the closing and the remainder of which we may borrow following the achievement of specified milestones, but not after June 30, 2022. Under the agreement, the Junior Lenders will be granted, on or before February 15, 2022, 10-year warrants to purchase shares of common stock of either GreenLight or New GreenLight at our and New GreenLight’s election. The warrants will be exercisable in the aggregate for a number of shares equal to 3% of the total term loan facility (assuming we borrow the full facility amount of $25.0 million) divided by the relevant exercise price provided in the warrants, which may vary as set forth in the form of warrant.
Each term loan accrues interest at an annual rate equal to (i) the greater of 3.25% and the prime rate as quoted in the Wall Street Journal, plus (ii) a margin of 5.75%. Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning February 1, 2023 (or August 1, 2023 if we borrow any of the remaining $10.0 million), with a scheduled final maturity date of July 1, 2025. We may prepay the term loans in full, but not in part, without premium or penalty, other than a premium equal to (i) 3%

of the principal amount of any prepayment made within 12 months after the applicable funding date, (ii) 2% of the principal amount of any prepayment made between 12 and 24 months after the applicable funding date and (iii) 1% of the principal amount of any prepayment made more than 24 months after the applicable funding date. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, we must pay a final payment fee equal to 3.0% of the original principal amount of the funded term loans.
The agreement with the Junior Lenders contains customary affirmative and negative covenants (including an obligation to maintain cash in accounts subject to springing control in favor of the Junior Lenders sufficient to repay all loan obligations) and customary events of default; it does not contain a financial covenant. We granted a second-priority, perfected security interest in substantially all of our present and future personal property and assets, excluding intellectual property, to secure our obligations to the Junior Lenders, which security interest is subordinated to the security interest granted to SVB.
Silicon Valley Bank Loan Agreement
In September 2021, we entered into a loan and security agreement with Silicon Valley Bank, or SVB, providing for a term loan facility in an aggregate principal amount of up to $15.0 million, $10.0 million of which we borrowed at the closing and the remainder of which we may borrow following the achievement of certain milestones, but not after March 31, 2022. At the closing, we granted SVB a 10-year warrant to purchase up to 51,724 shares of GreenLight Common Stock (assuming we borrow the entire $15.0 million from SVB).
Each term loan accrues interest at an annual rate equal to the greater of (i) the prime rate as quoted in the Wall Street Journal plus a margin of 0.25% and (ii) 3.50%. Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning April 1, 2022 (or October 1, 2022 if we borrow any of the remaining $5.0 million), with a scheduled final maturity date of September 1, 2024. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, we must pay a final payment fee equal to 4.0% of the original principal amount of the term loans. We may prepay the term loans in increments of $5.0 million and without premium or penalty, other than a premium equal to (i) with respect to any prepayment made on or before September 22, 2022, 3% of the principal so prepaid, (ii) with respect to any prepayment made after September 22, 2022 and on or before September 22, 2023, 2% of the principal so prepaid and (iii) with respect to any prepayment made after September 22, 2023 and on or before September 1, 2024, 1% of the principal so prepaid.
The loan and security agreement with SVB contains customary affirmative and negative covenants (including an obligation to maintain cash in accounts at SVB sufficient to repay all loan obligations) and customary events of default; it does not contain a financial covenant. We granted a first-priority, perfected security interest in substantially all of our present and future personal property and assets, excluding intellectual property, to secure our obligations to SVB.
Trinity Capital Equipment Financing Agreement
In March 2021, we entered into a master equipment financing agreement with Trinity Capital (Trinity) authorizing equipment financing with an aggregate borrowing capacity of $11.2 million, with up to $5.0 million available immediately and the remaining principal balance available to be drawn before September 2021. We entered into this loan to finance our capital purchases associated primarily with our research and manufacturing programs. The monthly payment factors for each draw are determined by Trinity based on the Prime Rate reported in the Wall Street Journal on the first day of the month in which an equipment financing schedule for such draw is executed, which as of September 30, 2021, is 3.25%. As of September 30, 2021, the Company had drawn the entire $11.2 million, which is repayable in monthly installments starting April 2021.
Other Financing Arrangements
Through August 2019, the Company sold 8,910,069 shares of Series C Preferred Stock at a price of $1.5946 per share, resulting in net proceeds of $14.2 million. In June and July 2020, the Company sold 60,184,332 shares of Series D Preferred Stock at a price of $1.8118 per share, resulting in net proceeds of $108.9 million.

In April and May 2020, the Company issued convertible promissory notes for net proceeds of $16.6 million (the “
2020 Notes
”). The 2020 Notes bear interest at 5% per annum and mature two years after their respective issuance dates. The 2020 Notes are only pre-payable
with the consent of the holders. The Company is required to pay the outstanding principal amount of the 2020 Notes, together with any accrued but unpaid interest, on the respective maturity dates.
Funding Future Operations; Going Concern
The Company expects that its existing cash and cash equivalents of $34.8 million as of September 30, 2021, will not be sufficient to fund its operations for twelve months from December 6, 2021, the date we issued our unaudited condensed consolidated financial statements for the nine months ended September 30, 2020, and 2021. As a result, there is substantial doubt about our ability to continue as a going concern for at least one year from the date of issuance of our financial statements as discussed in Note 1 of the notes to our consolidated financial statements for the years ended December 31, 2020, and 2019, and Note 1, of the notes to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2021, and 2020, included elsewhere in this proxy statement/prospectus.
We believe that the net proceeds from the Business Combination and the PIPE Financing, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements into the second quarter of 2022, assuming the maximum redemption scenario and into the first half of 2023, assuming no redemptions. We have based this estimate on assumptions that may prove to be wrong, and we could expend our capital resources sooner than we expect.
We expect to incur significant expenses and operating losses for the foreseeable future as we advance our product candidates through preclinical and clinical development and field trials, seek regulatory approval and pursue commercialization of any approved product candidates. We expect that our research and development and general and administrative costs will increase in connection with our planned research and development activities. In addition, upon the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with research, development and commercialization of our product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future capital requirements will depend on many factors, including:

•	the design, initiation, timing, costs, progress and results of our planned clinical trials;

•	the progress of preclinical development and possible clinical trials of our current and future earlier-stage programs;

•	the scope, progress, results and costs of our research programs and preclinical development of any additional product candidates that we may pursue;

•	the development requirements of other product candidates that we may pursue;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•	the timing and amount of milestone and royalty payments that we are required to make or eligible to receive under our current or future collaboration and license agreements;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, EPA and other regulatory authorities;

•
the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	the cost of expanding, maintaining and enforcing our intellectual property portfolio, including filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or any of our product candidates;

•	the effect of competing technological and market developments;

•	the cost and timing of completion of commercial-scale manufacturing activities;

•	the extent to which we partner our programs, acquire or in-license other product candidates and technologies or enter into additional collaborations;

•	the revenue, if any, received from commercial sales of any future product candidates for which we receive marketing approval; and

•	the costs of operating as a public company.
Until we can generate product revenues to support our cost structure, if any, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation, dividend, redemption and other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.
Cash Flows
The following table summarizes our cash flows for each of the periods presented:

	YEARS ENDED DECEMBER 31,		INCREASE / (DECREASE)	NINE MONTHS ENDED SEPTEMBER 31,		INCREASE / (DECREASE)
	2019	2020		2020	2021
Net cash used in operating activities	$(25,636)	$(46,599)	$(20,963)	$(29,971)	$(67,241)	$(37,270)
Net cash used in investing activities	(1,896)	(10,047)	(8,151)	(7,502)	(11,362)	(3,860)
Net cash provided by financing activities	13,316	125,848	112,532	126,039	18,376	(107,663)

Net increase (decrease) in cash, cash equivalents and restricted cash	$(14,216)	$69,202	$83,418	$88,566	$(60,227)	$(148,793)

Operating Activities
Cash flows from operating activities represent the cash receipts and disbursements related to all our activities other than investing and financing activities. Operating cash flow is derived by adjusting our net loss for non-cash operating
items such as depreciation and amortization, and stock-based compensation as well as changes in operating assets and liabilities, which reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in our results of operations.
Net cash used in operating activities was $67.2 million for the nine months ended September 30, 2021. Net cash used in operating activities consists of net loss of $77.6 million, adjusted for non-cash items
and the effect of

changes in operating assets and
liabilities. Non-cash adjustments
primarily include depreciation and amortization expense of $3.7 million, stock-based compensation of $1.3 million, non-cash
interest expense of $0.7 million, and change in fair value of warrant liability of $1.3 million. Net cash provided by changes in our operating assets and liabilities for the nine months ended September 30, 2021, consisted of a $4.3 million increase in accounts payable and other current liabilities, partially offset by a $0.9 million increase in prepaid expenses and other current assets. The increase in accounts payable and other liabilities related to the timing of vendor invoicing and payments. The increase in prepaid expenses and other current assets was primarily due to our increased level of research collaborations and manufacturing development activities related to our product candidates.
Net cash used in operating activities was $30.0 million for the nine months ended September 30, 2020. Net cash used in operating activities consists of net loss of $35.8 million, adjusted for non-cash items
and the effect of changes in operating assets and
liabilities. Non-cash adjustments
primarily include depreciation and amortization expense of $1.1 million, stock-based compensation of $0.4 million and non-cash interest expense of $0.3 million. Net cash provided by changes in our operating assets and liabilities for the nine months ended September 30, 2020, consisted of a $4.9 million increase in accounts payable and other current liabilities, including a $1.9 million increase in deferred revenue, partially offset by a $1.0 million increase in prepaid expenses and other current assets. The increase in accounts payable and other liabilities related to the timing of vendor invoicing and payments offset by an increase in prepaid expenses and other current assets due to the timing of payments we made for various research collaborations related to our product candidates.
During 2020, operating activities used $46.6 million of cash, primarily resulting from our net loss of $53.3 million, adjusted for non-cash
items and the effect of changes in operating assets and liabilities.
Non-cash adjustments
primarily include depreciation and amortization expense including gain on disposal of $1.7 million, stock-based compensation of $0.7 million and non-cash
interest expense of $0.6 million. Net cash provided by changes in our operating assets and liabilities for 2020 consisted primarily of a $5.2 million increase in accounts payable, accrued expenses, deferred revenue, and deferred rent, partially offset by a $1.5 million increase in prepaid expenses and other current assets. The increase in accounts payable and accrued expenses related to our increased level of operating activities and timing of vendor invoicing and payments. The increase in deferred revenue resulted from a grant payment we received from the Bill & Melinda Gates Foundation in 2020. The increase in prepaid expenses and other current assets was due to our increased level of research collaborations and manufacturing development activities related to our product candidates.
During 2019, operating activities used $25.6 million of cash, primarily resulting from our net loss of $28.7 million, partially offset by net cash provided by changes in our operating assets and liabilities of $1.9 million and non-cash
charges of $1.1 million.
Non-cash adjustments
primarily include depreciation and amortization expense of $0.7 million and stock-based compensation of $0.4 million. Net cash provided by changes in our operating assets and liabilities for 2019 consisted of a $2.4 million increase in accrued expenses and other liabilities, accounts payable, and deferred rent, partially offset by a $0.5 million increase in prepaid expenses, other assets and other non-current
assets. The increase in accounts payable, deferred rent and other liabilities related to our increased level of operating activities and timing of vendor invoicing and payments. The increase in prepaid expenses, other assets and other non-current
assets was due to our increased level of research collaborations and manufacturing development activities related to our product candidates.
Investing Activities
During the nine months ended September 30, 2021, investing activities used $11.4 million of cash consisting of purchases of property and equipment, of which a substantial majority related to purchases of laboratory equipment and facilities improvements for our manufacturing facility in Rochester, New York and, laboratory construction in our facility in Woburn, Massachusetts.
During the nine months ended September 30, 2020, investing activities used $7.5 million of cash, consisting of purchases of property and equipment of which a substantial majority related to laboratory and facilities improvements in Research Triangle Park, North Carolina and to a lesser extent the facilities improvements for our manufacturing facility in Rochester, New York.
During 2020, investing activities used $10.1 million of cash, consisting of purchases of property and equipment, of which a substantial majority related to laboratory and facilities improvements in Research Triangle Park, North Carolina and purchases of laboratory equipment and facilities improvements for our manufacturing plant in Rochester, New York.
During 2019, investing activities used $1.9 million of cash, consisting of purchases of property and equipment.
Financing Activities
During the nine months ended September 30, 2021, financing activities provided $18.4 million of cash, consisting primarily of $10.4 million of net proceeds from a new secured debt agreement, $10.0 million of net proceeds from a term loan and $0.1 million of proceeds from the exercise of options, partially offset by $1.6 million of repayments on our secured debt and capital lease obligations and $0.5 million of payments related to financing costs incurred on the business combination.
During the nine months ended September 30, 2020, financing activities provided $126.0 million of cash, consisting primarily of $108.9 million of net proceeds from the issuance of Series D Preferred Stock, $16.6 million of net proceeds from the issuance of convertible notes and $1.3 million provided by tenant improvement loans, which were partially offset by $0.7 million of repayments on our note payable, capital lease obligations and tenant improvement loans.
During 2020, financing activities provided $125.9 million of cash, consisting primarily of $108.9 million of net proceeds from the issuance of Series D Preferred Stock, $16.6 million of net proceeds from the issuance of convertible notes and $1.3 million provided by tenant improvement loans, which were partially offset by $0.9 million of repayments on our note payable, capital lease obligations and tenant improvement loans.
During 2019, financing activities provided $13.3 million of cash, consisting primarily of $14.1 million of net proceeds from the issuance of Series C Preferred Stock, partially offset by $0.8 million of repayments on our note payable and capital lease obligations.
Contractual Obligations and Commitments
Operating Lease Obligations
We have
non-cancelable
operating lease obligations, consisting primarily of lease payment obligations for our facilities, including our headquarters in Medford, Massachusetts; clean rooms in Burlington, Massachusetts; office, laboratory and greenhouse space in Research Triangle Park, North Carolina; and our manufacturing facilities in Rochester, New York. The leases for these facilities expire on various dates through 2026, unless extended.
In October 2021, we entered into a lease for new laboratory, office and greenhouse space in Research Triangle Park, North Carolina, with an anticipated commencement date of November 2021 for the greenhouse space and July 2022 for the laboratory and office space. The lease term expires in July 2033, unless extended. The base rent for this lease is $2.3 million per year, subject to a 3% increase each year.
See Note 17, Commitments and Contingencies — Operating Leases, of the notes to our consolidated financial statements for the years ended December 31, 2020, and 2019, and Note 16, Commitments and Contingencies — Operating Leases, of the notes to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2021, and 2020, included elsewhere in this proxy statement / prospectus for further information on our future operating lease obligations.

Purchase Obligations
In the normal course of business, we enter into contracts with third parties for field trials, preclinical studies and research and development supplies. These contracts generally do not contain minimum purchase commitments and provide for termination on notice, and therefore are cancellable contracts.
License Agreement Obligations
We have entered into an assignment and license agreement with Bayer CorpScience LLP (“
Bayer
”) under which we may be obligated to make milestone and royalty payments. These payment obligations are contingent upon future events, such as achieving certain development, regulatory, and commercial milestones or generating product sales. The timing of these events is uncertain; accordingly, we cannot predict the period during which these payments may become due. We have agreed to pay up to $2.0 million in milestone payments under this assignment and license agreement when certain development milestones are met. The Company assessed the milestones at December 31, 2019, and 2020, and September 30, 2021, and concluded no such milestone payments were deemed probable nor due.
We have entered into a license agreement with Acuitas Therapeutics, Inc. (“Acuitas”) under which we are obligated to make potential milestone payments, royalty payments, or both. These payment obligations are contingent upon future events, such as achieving certain clinical and regulatory milestones and generating product sales. Such payments are dependent upon the development of products using the intellectual property licensed under the agreements and are contingent upon the occurrence of future events. The potential clinical and regulatory milestone payments that Acuitas is entitled to is in the low double digit millions for the first option exercised. With respect to the sale of each licensed products, the Company is also obligated to pay Acuitas royalties in the low single digit percentages on net sales of the licensed products by the Company and its affiliates and sublicensees in a given country until the last to occur, in such country, of (i) the expiration or abandonment of all licensed patent rights covering the licensed product, (ii) expiration of any regulatory exclusivity for the licensed product, or (iii) ten years from the first commercial sale of the licensed product. As of December 31, 2020, and September 30, 2021, none of these events were deemed probable and hence no expenses were recorded for year ending December 31, 2020, and nine months ended September 30, 2021.
Debt Obligations
See Note 9,
 Debt
, of the notes to our consolidated financial statements for the years ended December 31, 2020, and 2019, and Note 10,
Debt
, of the notes to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2021, and 2020, included elsewhere in this proxy statement/prospectus for further information on our future debt repayment obligations.
Manufacturing Commitments and Obligations
In November 2021, we entered into the Samsung Agreements, pursuant to which we engaged Samsung as a contract development and manufacturing organization for our mRNA COVID-19 vaccine. Pursuant to the Samsung Agreements, we must, among other things, (a) pay Samsung service fees for its pharmaceutical development and manufacturing services, (b) purchase certain minimum quantities of drug products, and (c) pay Samsung, on a minimum take-or-pay basis for each year under the agreement, for our minimum purchase commitments, as determined under the terms of the Samsung Agreements. Based on our minimum purchase commitments, we expect to pay Samsung a minimum of approximately $11.5 million in service fees under the Samsung Agreements, excluding the cost of raw materials. Based on our current schedule, we expect to incur the substantial majority of these expenses in 2022 and a portion in the first quarter of 2023. For more information related to our arrangement and agreements with Samsung, please see the section titled “
Our Manufacturing Platform
—
Our Manufacturing for Human Health (mRNA)”.

Critical Accounting Policies and Significant Judgments and Estimates
Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the consolidated financial statements prospectively from the date of the change in the estimate.
While our significant accounting policies are described in more detail in Note 2 to our annual consolidated financial statements as of December 31, 2020, and for the two years then ended appearing elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.
Revenue Recognition
Contract Revenue
As of September 30, 2021, our collaboration revenues have consisted solely of payments received under the Ingredion Agreements. We apply revenue recognition guidance in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Subtopic 606, Revenue from Contracts with Customers, or ASC 606, which we adopted on January 1, 2018, using the full retrospective method. Under ASC 606, we recognize revenue when our customers obtain control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.
To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, we perform the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that we will collect consideration we are entitled to receive in exchange for the goods or services we transfer to our customer. All variable consideration, including milestones and royalties, is constrained and therefore not recognized until the cumulative revenue related to the consideration is no longer probable of reversal.
The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations that consist of licenses and other promises, the Company applies judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. The Company evaluates the measure of progress each reporting period and, if necessary, we adjust the measure of performance and related revenue recognition. The Company has determined that the license and research and development services under the Ingredion Agreements are a single combined performance obligation satisfied over time. The Company must select a single measure of progress that best depicts the Company’s measurement of progress. ASC
606-10-26-33
states that appropriate methods of measuring progress include output methods and input methods and notes that an entity should consider the nature of the good or service that the entity promised to transfer to the customer in determining the appropriate method for measuring progress. Since activities performed to research and validate one phase may be useful in researching and validating subsequent phases, the Company believes that an input method, which tracks the Company’s efforts required to perform the contracted activities during the contract term, is more representationally faithful than an output method, which might track the agreed upon deliverables that are not similar to one another.
We receive payments from our customers based on billing schedules established in each contract. Upfront payments and fees are recorded as deferred revenue upon receipt or when due until we satisfy our obligations under these arrangements. Amounts are recorded as accounts receivable when our right to consideration is unconditional.
Grant Revenue
In July 2020, we entered into a grant agreement with the Bill & Melinda Gates Foundation to advance research in in vivo gene therapy for sickle cell disease and to explore new, low-cost
capabilities for the in vivo functional cure of sickle cell and/or durable suppression of HIV in developing countries. The grant agreement provides for payments to reimburse qualifying costs, including, general and administrative costs. As we are performing services under the agreement that are consistent with the Company’s ongoing central activities and we have determined that we are the principal in the agreement, we recognize grant revenue as we perform services under this agreement when the funding is committed, which occurs as underlying costs are incurred. Revenues and related expenses are presented gross in the consolidated statement of operations as we have determined that we are the primary obligor under the agreement relative to the research and development services we perform as the lead technical expert.
Stock-Based Compensation
We measure stock-based awards granted to
employees, non-employees and
directors based on their fair value on the date of the grant using the Black-Scholes option-pricing model for options and the fair value of our common stock for restricted common stock awards. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award for employees and directors and the period during which services are performed for non-employees. We
use the straight-line method to record the expense of awards with service-based vesting conditions. We recognize stock-based compensation for performance awards based on grant date fair value over the service period to the extent achievement of the performance condition is probable.
The fair value of our stock option awards is estimated using a Black-Scholes option-pricing model that uses the following inputs: (1) fair value of our common stock, (2) assumptions we make for the expected volatility of our common stock, (3) the expected term of our stock option awards, (4) the risk-free interest rate for a period that approximates the expected term of our stock option awards, and (5) our expected dividend yield, if any.
Determination of the Fair Value of Common Stock
As there has not been a public market for our common stock, the estimated fair value of our common stock was determined by our board of directors as of the date of grant of each option or restricted stock award, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method (“
OPM
”) or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. The hybrid method is a probability-weighted expected return method (“
PWERM
”) where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.
These independent third-party valuations were performed at various dates, which resulted in estimated valuations of our common stock by our board of directors of $0.46 per share as of December 31, 2019, $0.65 per share as of August 1, 2020, $0.82 per share as of December 31, 2020, $1.74 per share as of May 1, 2021, and $5.26 per share as of September 30, 2021. In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•	the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•	the progress of our research and development programs, including the status and results of our product candidates;

•	our stage of development and commercialization and our business strategy;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our common stock and our preferred stock;

•	the likelihood of achieving a liquidity event given prevailing market conditions; and

•	the analysis of IPOs and the market performance of similar companies in the biotechnology industry.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different. Upon the consummation of the Business Combination, the fair value of New GreenLight Common Stock will be determined based on the quoted market price on the Nasdaq Capital Market.
Off-Balance
Sheet Arrangements
We did not have during the periods presented, and we do not currently have any off-balance sheet
arrangements, as defined in the rules and regulations of the SEC.
Recently Adopted Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is provided in Note 2 to our annual consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

Qualitative and Quantitative Disclosures about Market Risk
We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.
Interest Rate Risk
As of December 31, 2019, December 31, 2020, and September 30, 2021, we had cash and cash equivalents which consisted of cash and money market funds. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our investment portfolio.
We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. As of September 30, 2021, we had $19.8 million in variable rate debt outstanding. A 10% change in interest rates would have an immaterial impact on annualized interest expense.
Foreign Currency Exchange Risk
Our reporting and functional currency is the U.S. dollar. We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.
Effects of Inflation
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Our operations may be subject to inflation in the future.
Emerging Growth Company Status
New GreenLight will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding stockholder advisory votes on executive compensation and any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective, have not filed and not withdrawn a Securities Act registration statement that has not become effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. New GreenLight has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New GreenLight, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New GreenLight’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
New GreenLight will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ENVI’s initial public offering, (b) in which New

GreenLight has total annual gross revenue of at least $1.07 billion, or (c) in which New GreenLight is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates
exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New GreenLight has issued more than $1.0 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Internal Control Over Financial Reporting
In connection with the preparation and audit of our consolidated financial statements as of and for the years ended December 31, 2020, and 2019, material weaknesses were identified in our internal control over financial reporting. Please see the sections of this proxy statement/prospectus titled “
Risk Factors—Risks Related to our Business and Industry—We have identified material weaknesses in our internal controls of financial reporting. If we are unable to remediate the material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet its periodic reporting obligations.

GREENLIGHT EXECUTIVE COMPENSATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “GreenLight,” “we,” “us” or “our” refers to GreenLight and its consolidated subsidiaries prior to the consummation of the Business Combination and to New GreenLight and its consolidated subsidiaries following the Business Combination.
GreenLight aims to pay competitively to attract, develop and retain highly talented employees. We provide rewards for high performance and critical skills and design compensation programs and structures to provide transparency around what is expected, encourage and reward delivery of annual objectives that are aligned with our stockholders’ long-term interests, and ultimately, support the achievement of GreenLight’s business strategy. GreenLight’s executive compensation program consists primarily of base salaries, an annual performance-based bonus program, and our equity-based incentive compensation program under the GreenLight 2012 Stock Incentive Plan (the “
GreenLight 2012 equity plan
”).
This section provides an overview of GreenLight’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
At December 31, 2020, GreenLight’s named executive officers were:

•	Dr. Andrey Zarur, President and Chief Executive Officer

•	Carole B. Cobb, Chief Operating Officer

•	Susan E. Keefe, Chief Financial Officer
Summary Compensation Table for the year ended December 31, 2020
The following table provides information regarding the compensation earned by GreenLight’s named executive officers for the year ended December 31, 2020.

Name and principal position	Year	Salary ($)	Option awards ($) (1)		Non-equity incentive plan compensation ($) (2)	All other compensation (3)	Total ($)
Dr. Andrey Zarur President and Chief Executive Officer	2020	450,000	$1,146,000	(4)	180,000	285	1,776,285
Carole B. Cobb Chief Operating Officer	2020	350,000	196,000		105,000	285	651,285
Susan E. Keefe Chief Financial Officer	2020	325,000	340,000		97,500	285	762,785

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during the year ended December 31, 2020, computed in accordance with FASB ASC 718. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the shares underlying such stock options. For a description of the determination of the fair value of the stock option awards, see “
GreenLight’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates — Determination of the Fair Value of Common Stock” and Note 14 to GreenLight’s audited consolidated financial statements contained elsewhere in this proxy statement/prospectus
.” For additional information regarding the stock option awards, see “—
Outstanding Equity Awards at December 31, 2020,
” “
—Employment Arrangements with Officers
” and “
—GreenLight 2012 Stock Incentive Plan
.”

(2)
These amounts represent performance-based cash bonuses based upon the achievement of goals for 2020, which were earned in 2020 and paid in 2021. GreenLight’s bonus program is more fully described below under the section titled “
—Non-Equity
Incentive Plan Compensation
.”

(3)	These amounts represent life insurance premiums paid by GreenLight for the benefit of the named executive officers.
(4)
In the year ended December 31, 2020, Dr. Zarur received two stock option awards, one of which is a performance-based award and one of which is a service-based award. At the date of grant, achievement of the conditions in the performance-based award was deemed not probable and, accordingly, the grant date fair value of the award was zero based upon the probable outcome of such conditions. Assuming achievement of the highest level of performance, the performance-based award would have had a grant date fair value of $162,681. Accordingly, the value reflected in the table represents only the grant date fair value of the service-based award.

Base Salaries
Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage GreenLight’s business and execute its business strategies. Base salaries for GreenLight’s named executive officers are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, GreenLight’s ability to replace the individual, and other factors deemed relevant.
Effective January 1, 2021, base salaries for the named executive officers were increased as follows:

Name	2021 Base Salary
Dr. Andrey Zarur	$500,000
Carole B. Cobb	$425,000
Susan E. Keefe	$380,000
Non-Equity
Incentive Plan Compensation
At the beginning of 2020, the GreenLight Board set company goals for 2020 with the objective of paying cash bonuses in 2021 based on achievement of the 2020 goals. Company goals consisted of both corporate development and product development goals to be measured and granted at the sole discretion of the GreenLight Board in 2021.
Based on GreenLight’s performance against the company goals for 2020, the GreenLight Board determined to fund the GreenLight employee bonus program at 100% of the target level.
The amounts in the Summary Compensation Table under the column
“Non-equity
incentive plan compensation” are based on each named executive officer’s individual target bonus amount multiplied by the achievement percentage set by the GreenLight Board. For 2020, the target bonus amounts for Dr. Zarur, Ms. Cobb and Ms. Keefe, as a percentage of base salary, were 40%, 30% and 30%, respectively, and were 100% based on achievement of company goals.
Effective January 1, 2021, the target bonus amounts for the named executive officers under the employee bonus program, as a percentage of base salary, were increased as follows:

Name	2021 Target Bonus Amount
Dr. Andrey Zarur	50%
Carole B. Cobb	40%
Susan E. Keefe	40%

Equity Based Incentive Awards
GreenLight’s equity-based incentive awards are designed to more closely align GreenLight’s interests and those of GreenLight’s stockholders with those of GreenLight’s employees and consultants, including GreenLight’s named executive officers. The GreenLight Board is responsible for approving equity grants to GreenLight’s employees and consultants, including GreenLight’s named executive officers.
All options are granted with an exercise price per share that is no less than the fair market value of a share of GreenLight Common Stock on the date of grant of such award. GreenLight’s stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—
Outstanding Equity Awards at December
 31, 2020
.”
Outstanding Equity Awards at December 31, 2020
The following table provides information regarding equity awards granted to GreenLight’s named executive officers that remain outstanding as of December 31, 2020:

	Option awards (1)
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($) (2)	Option expiration date
Dr. Andrey Zarur	10/16/2015		105,648	—	—	$0.23	07/22/2025
	09/13/2018	(3)	904,619	487,103	—	$0.22	09/13/2028
	12/29/2019	(3)	796,706	3,186,827	—	$0.33	12/29/2029
	12/01/2020	(4)	—	—	439,678	$0.65	12/01/2030
	12/01/2020	(5)	—	2,865,000	—	$0.65	12/01/2030
Carole B. Cobb	07/22/2015	(3)	642,657	—	—	$0.23	07/22/2025
	10/21/2016	(3)	54,916	10,984	—	$0.23	10/21/2026
	02/14/2018	(3)	448,500	241,500	—	$0.22	02/14/2028
	09/13/2018	(3)	145,802	136,397	—	$0.22	09/13/2028
	12/29/2019	(3)	152,507	610,035	—	$0.33	12/29/2029
	12/01/2020	(5)	—	490,000	—	$0.65	12/01/2030
Susan E. Keefe	05/10/2019	(3)	220,162	513,712	—	$0.33	05/10/2029
	12/01/2020	(5)	—	850,000	—	$0.65	12/01/2030

(1)	All of the outstanding stock option awards were granted under and subject to the terms of the GreenLight 2012 equity plan, described below under “ — GreenLight 2012 Stock Incentive Plan.”
(2)
The stock option awards were granted with a per share exercise price equal to the fair market value of one share of GreenLight Common Stock on the date of grant, as determined in good faith by the GreenLight Board.

(3)
The stock option award vests as to 20% of the total number of shares subject to the award on the first anniversary of the vesting start date (which in some cases precedes the date of grant), and the remainder vests in 48 equal monthly installments thereafter.

(4)
The stock option award is subject to performance-based vesting conditions. The award will vest as described in footnote (5) below, provided that GreenLight consummates a specified new investment (which for this purpose includes the Business Combination) by December 31, 2021.

(5)
The stock option award vests as to 25% of the total number of shares subject to the award on the first anniversary of the vesting start date (which in some cases precedes the date of grant), and the remainder vests in 36 equal monthly installments thereafter.

Employment Arrangements with Officers
Dr. Andrey Zarur
GreenLight entered into an Amended and Restated Employment Agreement with Dr. Andrey Zarur, dated May 25, 2015 (the “
Zarur Agreement
”) which governs Dr. Zarur’s role as President and Chief Executive Officer of GreenLight. Dr. Zarur’s employment under the Zarur Agreement is at-will
and will continue until terminated at any time by either party. Pursuant to the Zarur Agreement, Dr. Zarur was initially entitled to receive a specified annual base salary for 2015. Dr. Zarur’s salary was most recently increased to $500,000 effective as of January 1, 2021. Dr. Zarur was also initially eligible to receive a discretionary annual bonus equal to up to 40% of his base salary (which was increased to 50% effective as of January 1, 2021) and options to purchase shares of GreenLight Common Stock (as detailed in the Zarur Agreement), subject to vesting over five years. The Zarur Agreement provides for acceleration of vesting of any unvested options upon termination without Cause or for Good Reason (each, as defined in the Zarur Agreement) in connection with a Change of Control Event (as defined in the Zarur Agreement). Additional information regarding Dr. Zarur’s outstanding option awards can be found under the section titled “
— Outstanding Equity Awards at December
 31, 2020
.” Dr. Zarur is also entitled to participate in GreenLight’s employee benefit plans and paid time-off
policies.
If Dr. Zarur’s employment is terminated by GreenLight without Cause (as defined in the Zarur Agreement) or due to illness, accident or disability prohibiting him from performing his duties for three months in a
12-month
period, or by Dr. Zarur for Good Reason (as defined in the Zarur Agreement), then Dr. Zarur will be entitled to severance equal to one year’s salary payable over the succeeding
12-month
period. If payments owed to Dr. Zarur at the time of termination would trigger the acceleration or increase of tax payable under Section 409A of the Code, GreenLight agreed to defer the commencement of such payments until the date that is at least six months following such termination, at which time GreenLight will pay Dr. Zarur a lump-sum
payment equal to the cumulative amounts that would have otherwise been previously paid to Dr. Zarur during such period of deferral. Dr. Zarur’s right to severance is contingent upon his execution of a general release of claims in favor of GreenLight and his continued compliance with his non-competition
and confidentiality agreement with GreenLight.
Carole B. Cobb
GreenLight entered into an offer letter with Carole B. Cobb, dated July 21, 2015, that provides for her at-will
employment as GreenLight’s Senior Vice President of Operations. Ms. Cobb was subsequently named our Chief Operations Officer. The offer letter initially provided for Ms. Cobb to receive a specified annual base salary for 2015. Ms. Cobb’s salary was most recently increased to $425,000 effective as of January 1, 2021. Ms. Cobb was also initially eligible to receive a discretionary annual bonus equal to up to 30% of her annual base salary (which was increased to 40% effective as of January 1, 2021) and an option to purchase shares of GreenLight Common Stock, subject to vesting over five years. The offer letter provides for acceleration of vesting of any unvested options in the event of termination without Cause or by Ms. Cobb for Good Reason (each, as defined in the offer letter) in connection with a Change of Control Event (as defined in the offer letter).
If Ms. Cobb’s employment is terminated by GreenLight without Cause (as defined in the offer letter) or by Ms. Cobb for Good Reason (as defined in the offer letter), she will be entitled to severance equal to three months’ salary, payable in a lump sum within seven days of her termination of employment. Ms. Cobb’s right to severance is contingent upon her execution of a general release of claims in favor of GreenLight. Ms. Cobb is also entitled to participate in GreenLight’s employee benefit plans and paid-time off policies.
Susan E. Keefe
GreenLight entered into an offer letter with Susan E. Keefe, dated May 1, 2019, that provides for her at-will
employment as GreenLight’s Chief Financial Officer. The offer letter provided for Ms. Keefe to receive a specified annual base salary for 2019. Ms. Keefe’s salary was most recently increased to $380,000 effective as of

January 1, 2021. Ms. Keefe was also initially eligible to receive a discretionary annual bonus equal to up to 30% of her annual base salary (which was increased to 40% effective as of January 1, 2021), and an option to purchase shares of GreenLight Common Stock subject to vesting over five years. The offer letter provides for acceleration of vesting of any unvested options upon termination without Cause (as defined in the offer letter) in connection with a Change in Control Transaction (as defined in the offer letter). Pursuant to the offer letter, Ms. Keefe was also eligible to receive (and did receive) an additional option grant subject to performance milestones. If Ms. Keefe’s employment is terminated by GreenLight without Cause (as defined in the offer letter) or by Ms. Keefe for good reason (as defined in the offer letter), she will be entitled to severance equal to six months’ salary payable over the six months following such termination. Ms. Keefe is also entitled to participate in GreenLight’s employee benefit plans and paid time-off
policies.
Potential Payments Upon Termination or Change of Control
Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation, as applicable.
Each named executive officer holds stock options granted subject to the general terms of the GreenLight 2012 equity plan. A description of the termination and change-in-control
provisions in the GreenLight 2012 equity plan and applicable to the stock options granted to GreenLight’s named executive officers is provided below under
“— GreenLight 2012 Stock Incentive Plan
.”
For additional information regarding potential payments and acceleration of stock options upon termination or change of control, see
“— Employment Arrangements with Officers
” above.
Benefits and Perquisites
GreenLight provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance;
short-and
long-term disability insurance; and a
tax-qualified
Section 401(k) plan for which no match is provided by GreenLight. GreenLight provides an enhanced life insurance benefit to its executive officers but does not otherwise maintain any executive-specific benefit or perquisite programs.
Retirement Benefits
GreenLight maintains a 401(k) retirement savings plan, for the benefit of employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged
basis. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax
or
after-tax
(Roth) basis, through contributions to the 401(k) plan. All of a participant’s contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified
retirement plan,
pre-tax
contributions to the 401(k) plan and earnings on those
pre-tax
contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. GreenLight does not provide a match for participants’ elective contributions to the 401(k) plan, nor does GreenLight provide to employees, including its named executive officers, any other retirement benefits, including without limitation any tax-qualified
defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.
GreenLight 2012 Stock Incentive Plan
The GreenLight 2012 equity plan provides for the grant of equity-based awards, denominated in GreenLight Common Stock, including incentive stock options, non-statutory stock
options and restricted stock awards. We

will not make any new awards under the GreenLight 2012 equity plan following the effectiveness of the New GreenLight Equity Plan. The material features of the GreenLight 2012 equity plan are summarized below.
General
. The maximum number of GreenLight Common Stock which may be issued under the GreenLight 2012 equity plan is 30,555,461. Any shares subject to an award granted under the GreenLight 2012 equity plan to any person are counted against this limit.
Purposes
. The purpose of the GreenLight 2012 equity plan is to secure for GreenLight and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of GreenLight who are expected to contribute to GreenLight’s success. We believe that providing such persons with a direct stake in our welfare will assure a closer identification of their interests with our interests and the interests of our shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.
Administration
. The GreenLight 2012 equity plan has been administered by the GreenLight Board. Subject to the terms of the GreenLight 2012 equity plan, the GreenLight Board may determine the types of awards and the terms and conditions of such awards, interpret provisions of the GreenLight 2012 equity plan and select participants to receive awards.
Source of shares
. GreenLight Common Stock issued or to be issued under the GreenLight 2012 equity plan consist of authorized but unissued shares and shares that we have reacquired. GreenLight Common Stock underlying any awards issued under the GreenLight 2012 equity plan that are forfeited, cancelled, reacquired by us or otherwise terminated (other than by exercise) are currently added back to the GreenLight Common Stock with respect to which awards may be granted under the GreenLight 2012 equity plan.
Eligibility
. Awards may be granted under the GreenLight 2012 equity plan to our and our subsidiaries’ respective officers, directors, employees, and to consultants and advisors to and us and/or our subsidiaries.
Amendment or termination of our stock incentive plan
. The GreenLight Board may terminate or amend the GreenLight 2012 equity plan at any time. No amendment or termination may adversely impair the rights of grantees with respect to outstanding awards without the affected participant’s consent to such amendment. As noted above, following the effectiveness of the New GreenLight Equity Plan and the ESPP, the GreenLight 2012 equity plan will terminate and we will not make any further awards under the GreenLight 2012 equity plan.
Options
. The GreenLight 2012 equity plan permits the granting of options to purchase GreenLight Common Stock intended to qualify as “incentive stock options” under the Code, and options that do not qualify as incentive stock options, which are referred to as non-statutory stock
options. We may
grant non-statutory stock
options to our employees, directors, officers, consultants or advisors in the discretion of the GreenLight Board. Incentive stock options will only be granted to our employees.
The exercise price of each incentive stock option
and non-statutory stock
option may not be less than 100% of the fair market value of GreenLight Common Stock on the date of grant. If we grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of GreenLight Common Stock on the date of grant. The term of each option may not exceed 10 years from the date of grant, except that the term of any incentive stock option granted to any 10% stockholder may not exceed five years from the date of grant. At the time of grant of the award, the GreenLight Board determines at what time or times each option may be exercised and the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the GreenLight Board.
In general, an optionee may pay the exercise price of an option by cash or check or, if so provided in the applicable option agreement and with the written consent of the GreenLight Board, by tendering GreenLight Common Stock having a fair market value equal to the aggregate exercise price of the options being exercised, by a personal recourse note issued by the optionee in a principal amount equal to the aggregate exercise price of the options being exercised, by a “cashless exercise” through a broker supported by irrevocable instructions to the broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised, or by any combination of these methods of payment.
Incentive stock options granted under the GreenLight 2012 equity plan may not be transferred or assigned other than by will or under applicable laws of descent and distribution. The GreenLight Board may determine the extent to which a non-statutory option
shall be transferable.
Restricted stock awards
. Restricted stock awards entitle the recipient to acquire, for a purchase price determined by the GreenLight Board, GreenLight Common Stock subject to such restrictions and conditions as the GreenLight Board may determine at the time of grant, including continued employment and/or achievement of pre-established performance
goals and objectives.
Adjustments upon changes in capitalization
. We will make appropriate and proportionate adjustments in outstanding awards and the number of shares available for issuance under the GreenLight 2012 equity plan to reflect recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits and other similar events.
Effect of a change in control
. Upon the occurrence of a “change in control transaction” (as defined in the GreenLight 2012 equity plan), unless otherwise provided in any stock option agreement or restricted stock agreement, the GreenLight Board (or the board of directors of any corporation assuming the obligations of our company), may, in its discretion, take any one or more of the following actions as to some or all outstanding stock options or restricted stock awards:

•	provide that such stock options will be assumed, or equivalent stock options substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•
upon written notice to the optionees, provide that all unexercised stock options will terminate immediately prior to the consummation of the change in control transaction unless exercised by the optionee to the extent otherwise then exercisable within a specified period following the date of such notice;

•	upon written notice to the grantees, provide that all unvested shares of restricted stock will be repurchased at cost;

•
make or provide for a cash payment to the optionees equal to the difference between (x) the fair market value of the per share consideration (whether cash, securities or other property or any combination thereof) the holder of a GreenLight Common Share will receive upon consummation of the change in control transaction times the number of GreenLight Common Stock subject to outstanding vested stock options (to the extent then exercisable at prices not equal to or in excess of such per share consideration) and (y) the aggregate exercise price of such outstanding vested stock options, in exchange for the termination of such stock options; or

•
provide that all or any outstanding stock options will become exercisable and all or any outstanding restricted stock awards will vest in part or in full immediately prior to the change in control transaction. To the extent that any stock options are exercisable at a price equal to or in excess of the per share consideration in the change in control transaction, the GreenLight Board may provide that such stock options will terminate immediately upon the consummation of the change in control transaction without any payment being made to the holders of such stock options.

For additional information regarding potential acceleration of vesting of stock options held by our named executive officers upon termination or change of control, see “
—Employment Arrangements with Officers
” above.

New GreenLight 2021 Equity and Incentive Plan
For more information about the New GreenLight Equity Plan, see the section entitled “
The Incentive Award Plan Proposal.
”
New GreenLight 2021 Employee Stock Purchase Plan
For more information about the ESPP, see the section entitled “
The Employee Stock Purchase Plan Proposal.
”

GREENLIGHT DIRECTOR COMPENSATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “GreenLight,” “we,” “us” or “our” refer to GreenLight and its consolidated subsidiaries prior to the consummation of the Business Combination and to New GreenLight and its consolidated subsidiaries following the Business Combination.
GreenLight currently has no formal policy under which
non-employee
directors receive compensation for their service on the GreenLight Board or its committees. Certain non-employee
directors receive cash fees for their service as a director of GreenLight. GreenLight’s policy is to reimburse non-employee
directors for reasonable and necessary
out-of-pocket
expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee
directors, and GreenLight occasionally grants stock options to non-employee
directors.
Director Compensation Table
The following table provides information regarding the compensation of each person serving as a director of GreenLight for 2020, other than Dr. Zarur, our President and Chief Executive Officer. Dr. Zarur does not receive any compensation for service in his capacity as a director. His compensation as a named executive officer is set forth above in “Executive Compensation.”

Name	Fees earned or paid in cash ($)	Total ($)
Dr. Charles Cooney (1)	75,000	75,000
Jason Dinges	—	—
Mike Liang	—	—
Dr. Ganesh Kishore	—	—
Eric O’Brien	—	—
Dr. Martha Schlicher (2)	50,000	50,000
Neil Renninger (3)	39,583	39,583

(1)
At December 31, 2020, Dr. Cooney held 10,004 shares of restricted stock acquired upon the early exercise of a stock option granted prior to 2020. These share vest in 11 equal monthly installments of 833 shares and a final installment of 841 shares.

(2)
At December 31, 2020, Dr. Schlicher held 7,461 shares of restricted stock acquired upon the early exercise of a stock option granted prior to 2020. These shares vest in two parts: (a) 1,461 shares vest in 13 equal monthly installments of 104 shares and a final installment of 109 shares and (b) 6,000 shares vest in three equal annual installments, the first of which vested on June 24, 2021.

(3)	During the year ended December 31, 2020, Mr. Renninger served as a member of the GreenLight Board until June 2020.
New GreenLight Director Compensation
The New GreenLight Board expects to review director compensation periodically to ensure that director compensation remains competitive so that New GreenLight will be able to recruit and retain qualified directors. In 2020, the Talent and Compensation Committee of the GreenLight Board retained Pay Governance LLC, a third-party compensation consultant, to provide the Talent and Compensation Committee and the GreenLight Board with an analysis of publicly available market data regarding practices and compensation levels at comparable companies and assistance in determining compensation to be provided to New GreenLight non-employee
directors. Based on the discussions with and assistance from the compensation consultant, it is expected that, following the Business Combination, New GreenLight will provide the compensation described below to the New GreenLight non-employee
directors.

Cash Compensation
New GreenLight expects to provide the following cash compensation to New GreenLight non-employee
directors:

•	$ per year for service as a non-employee director (other than the chair);

•	$ per year for service as non-employee chair of the New GreenLight Board;

•	$ per year for service as chair of the New GreenLight audit committee;

•	$ per year for service as a member of the New GreenLight audit committee (other than the chair);

•	$ per year for service as chair of the New GreenLight talent and compensation committee;

•	$ per year for service as a member of the New GreenLight talent and compensation committee (other than the chair);

•	$ per year for service as chair of the New GreenLight nominating and corporate governance committee; and

•	$ per year for service as a member of the New GreenLight nominating and corporate governance committee (other than the chair).
A
non-employee
director who serves as the
non-employee
chair of the New GreenLight Board will receive the annual retainer fee for that role, which includes the annual retainer fee for service as a non-employee
director. Each
non-employee
director who serves as a committee chair of the New GreenLight Board will receive the cash retainer fee for service as the chair of the committee but not the cash retainer fee for service as a member of that committee. These fees to New GreenLight non-employee
directors are expected to be paid quarterly in arrears on a prorated basis. The above-listed fees for service as a chair or member of any committee are payable in addition to the non-employee
director retainer. It is expected that New GreenLight will also reimburse its non-employee
directors for reasonable travel expenses to attend meetings of the New GreenLight Board and its committees.
Equity Compensation
Initial Award
. It is expected that, after the Closing, New GreenLight will grant to each person who first becomes a non-employee
director, on or after the date that the person first becomes a non-employee
director, an initial award of stock options to purchase shares of New GreenLight Common Stock (the “
Initial Award
”). The Initial Award is expected to have an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $                . The Initial Award is expected to vest in equal installments as to                  of the shares of New GreenLight Common Stock subject to the Initial Award on a                  basis following the Initial Award’s grant date, subject to continued services to New GreenLight through the applicable vesting dates. If the person was a member of the New GreenLight Board and also an employee, then becoming a non-employee
director due to termination of employment will not entitle the person to an Initial Award.
If the Director Election Proposal and the other Condition Precedent Proposals are approved and the Business Combination is consummated, it is expected that each of                 ,                 ,                 , and                  will receive an Initial Award in connection with his or her initial appointment to the New GreenLight Board.
Annual Award
. It is expected that, after the Closing, New GreenLight will grant to each non-employee
director, on or after the date of each annual meeting of New GreenLight stockholders (an “
Annual Meeting
”), an award of stock options to purchase shares of New GreenLight Common Stock (the “
Annual Award
”). The Annual Award is expected to have an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $                , except that, if an individual began service as a
non-employee
director after the date of the previous year’s Annual Meeting (or, if there is no such prior Annual Meeting, then after the date of the Closing),

then the Annual Award granted to such
non-employee
director will be prorated based on the number of days that the individual served as a non-employee
director prior to the Annual Award’s grant date during the
12-month
period immediately preceding such Annual Meeting. Each Annual Award is expected to vest as to                  of the shares of New GreenLight Common Stock subject to such award on a                  basis following the Annual Award’s grant date, subject to continued services to New GreenLight through the applicable vesting dates.
Minimum Ownership Requirements
. The Initial Award, the Annual Award and any other equity award granted to a member of the New GreenLight Board will be subject to such minimum stock ownership requirements as the New GreenLight Board may establish from time to time, if any.
Other Award Terms
. Each Initial Award and Annual Award will be granted under the New GreenLight Equity Plan (or its successor plan, as applicable) and form of award agreement under such plan. These awards are expected to have a maximum term to expiration of                  years from the date of grant and a per share exercise price equal to 100% of the fair market value of one share of New GreenLight Common Stock on the date of grant.
Director Compensation Limits
. The New GreenLight Equity Plan provides that the value of all awards awarded under the plan and all other cash compensation paid by New GreenLight to any non-employee
director in any calendar year shall not exceed: (i) $500,000 in the first calendar year an individual becomes a non-employee
director and (ii) $375,000 in any other calendar year. This limitation will be determined without regard to amounts paid to a non-employee
director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as a non-employee
director. The Board may make exceptions to this limit for a
non-executive
chair of the Board with the approval of a majority of the disinterested directors.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New GreenLight following the consummation of the Business Combination.

Name	Age	Position
Executive Officers
Andrey J. Zarur, Ph.D.	51	Chief Executive Officer, President and Class III Director-Nominee
Carole Cobb, M.B.A.	64	Chief Operating Officer
Charu Manocha, M.B.A.	55	Chief People Officer
Marta Ortega-Valle, M.B.A.	49	Chief Business Officer, Human Health
Susan Keefe, M.B.A	49	Chief Financial Officer
David Kennedy	60	General Counsel
Amin Khan, Ph.D.	59	Chief Scientific Officer
Mark Singleton, Ph.D.	54	Senior Vice President of Technology

Non-Employee Directors
Charles Cooney	76	Class III Director-Nominee
Ganesh Kishore	68	Class III Director-Nominee
Eric O’Brien	49	Class I Director-Nominee
Matthew Walker	39	Class II Director-Nominee
Executive Officers
Andrey Zarur, Ph.D.
Dr. Zarur, a
co-founder
of GreenLight and a director-nominee to serve on the New GreenLight Board, has been GreenLight’s Chief Executive Officer and President and a member of its board of directors since August 2008. Dr. Zarur is also the co-founder
of Lumicell Inc., an oncology company delivering advanced imaging solutions for cancer surgery, and has served as its Chairman of the Board since January 2010. Dr. Zarur co-founded
and served as the Chairman of the Board of Solid Biosciences, Inc. (NASDAQ: SLDB), a gene therapy company targeting Duchenne muscular dystrophy, from February 2014 to June 2020, and served as the Managing General Partner of Kodiak Venture Partners, a venture capital firm that is a major shareholder of GreenLight, from February 2006 to February 2014. Dr. Zarur previously served as a senior executive in various companies in the healthcare and clean energy sectors, including as Chief Executive Officer of BioProcessors Corporation, a microscale bioreactor platform developer, from January 2002 to December 2006 and Chief Operating Officer of Starlab NV/SA, a research incubator, from January 1999 to January 2002. Dr. Zarur earned his Doctor of Philosophy degree from the Chemical Engineering Department at the Massachusetts of Technology and a post-graduate certificate in Immunology from Harvard Medical School. Dr. Zarur also holds a Master’s of Science in Engineering Practice from the Chemical Engineering Department at the Massachusetts Institute of Technology and an undergraduate degree from the Universidad Nacional Autónoma de México. We believe Dr. Zarur’s background and track record of leading biopharmaceutical businesses across the discovery, preclinical, and clinical development, commercialization and product life-cycle management states makes him well qualified to serve on the New GreenLight Board.
Carole Cobb, M.B.A.
Ms. Cobb has served as our Chief Operating Officer since 2016. In that role, Ms. Cobb is responsible for process development and manufacturing for products developed through GreenLight’s science and innovation. Ms. Cobb’s career has ranged from development and research engineering to managing global manufacturing operations and she was the first female manufacturing Plant Manager at Genencor International, Inc., a research and development company. She was promoted to Vice President of Worldwide Manufacturing in 1997 and from 1999 to 2008, Ms. Cobb was a Senior Vice President of Global Supply at Genencor and continued in that position following its acquisition by Danisco A/S in 2005. In this role, she was responsible for driving strategy, tactics and implementation for Genencor’s global supply chain. Ms. Cobb earned her Master’s in Business Administration from the Finance Department at the University of Rochester and earned two undergraduate degrees, one from the Department of Chemical Engineering and the other from the Department of Biochemistry, and Cell and Molecular Biology both at the State University of New York at Buffalo.
Charu Manocha, M.B.A
.
Ms. Manocha has served as GreenLight’s Chief People Officer since September 2020. In that role, Ms. Manocha leads GreenLight’s human resources, employee experience and administrative function with the goal of delivering innovative and efficient people programs that are aligned with GreenLight’s mission and values. Previously, Ms. Manocha served as the Group Vice President for Talent Strategies at Bright Horizons, a provider of child-care services, from July 2019 to March 2020, as the Vice President of Human Resources at iRobot, a robotics company, from December 2015 to June 2019 and as the Vice President of Human Resources at Keurig Green Mountain, Inc. (now Keurig Dr. Pepper Inc.) (NASDAQ: KDP), a beverage brewing company, from January 2012 to August 2015. She began her career at a division of General Motors in October 1993 and transitioned to Delphi Automotive Systems in 1999. After various progressive positions spanning different geographies, Ms. Manocha left Delphi to join Dana Corporation in March 2010 as Vice President of Corporate Human Resources. Since June 2021, Ms. Manocha also serves as a governing board member for the National Association for the Education of Young Children and previously served as the M.B.A. and M.M.S. Advisory Board Member at Suffolk University from July 2018 to July 2020. Ms. Manocha earned her M.B.A. in Management from Youngstown State University and her B.Sc. from Delhi University in Math, Physics and Computer Science.
Marta Ortega-Valle, M.B.A
. Ms. Ortega-Valle, a co-founder of GreenLight, has served as GreenLight’s Chief Business Officer, Human Health since March 2021 and in multiple leading roles at GreenLight since 2009. Ms. Ortega-Valle has led GreenLight’s Human Health business since 2019. Under her leadership, GreenLight is developing multiple mRNA-based drugs, including efforts around rapid pandemic response for vaccine, antibody therapies, and affordable gene therapies. Ms. Ortega-Valle joined Kodiak Venture Partners, a venture capital firm, in 2008 where she co-founded GreenLight with Andrey Zarur and James Swartz. Ms. Ortega-Valle started her career in management, strategy, and technology consulting at Accenture plc (NYSE: ACN). During her tenure at Accenture, she led consulting engagements for life sciences and consumer goods multinationals among others industries. In her last role at Accenture Ms. Ortega-Valle was Senior Manager and Director of the Business Intelligence Group in Paris; Since 2019 Ms. Ortega-Valle serves as a member of the board of directors of The Ganeshalab, a Chile-based global biotech scale-up investment fund for science and technology-based startups. Ms. Ortega-Valle earned her M.B.A. from the Sloan School of Management at MIT, where she was part of the Sloan Fellows Program, and her Master’s degree in Electrical Engineering from the ETSEIB (UPC) Engineering School of Barcelona.
Susan Keefe, M.B.A
. Ms. Keefe has served as GreenLight’s Chief Financial Officer since May 2019. In that role, Ms. Keefe has been responsible for overseeing all aspects of GreenLight’s finance and accounting operations. She brings 25 years of experience in financial positions across the biotech, consumer packaged goods, and consulting industries. Most recently, Ms. Keefe served as a financial consultant to a range of life science companies with Danforth Advisors, a financial services consulting company focused on life sciences, from October 2018 to May 2019. From July 2013 to April 2018, Ms. Keefe served as Vice President of Finance and Corporate Treasurer at Aushon Biosystems Inc., a developer of microarray technologies for life science companies, where she was responsible for finance, accounting and human resources. She has also served in various roles at SeraCare Life Sciences Inc., most recently as the Director, Corporate Development and Business Analytics (2007 to 2013), The Procter & Gamble Company, most recently as Finance Manager (2003 to 2007), as Finance Manager at Lante Corporation (2000 to 2001) and PricewaterhouseCoopers LLP, most recently as Manager, Transaction Services (1996 to 2000). Ms. Keefe earned her B.A. in Business Administration from the University of Iowa and an M.B.A. from the University of Chicago, Booth Graduate School of Business.
David Kennedy.
David Kennedy has served as GreenLight’s General Counsel since June 2020. He has also served as Principal of Kennedy, LLP, a law firm, since January 2017. Mr. Kennedy has served in various leading roles at public and private companies, including as General Counsel and Corporate Secretary in Residence at Criteo S.A. (NASDAQ: CRTO), a commerce marketing technology company, from February 2018 to September

2018, Executive Vice President, General Counsel and Chief Compliance Officer for Infosys Limited (NYSE: INFY), an information technology company, from October 2014 to January 2017, Chief Legal Officer for JDA Software, Inc. (now Blue Yonder Group, Inc.), a digital fulfillment platform company, from April 2012 to January 2014, General Counsel and Corporate Secretary for Better Place, an electric battery company, from April 2009 to October 2011, General Counsel and Corporate Secretary for SAP BusinessObjects, an enterprise software company, from April 2007 to April 2009 and Associate General Counsel for International Business Machines Corporation (NYSE: IBM) from 1989 to 2007. Mr. Kennedy earned his J.D. with honors from the University of Connecticut School of Law and his B.S. from the University of Connecticut in Business Administration, where he graduated Magna Cum Laude.
Amin Khan, Ph.D.
Dr. Khan has served as GreenLight’s Chief Scientific Officer since April 2021. In that role, Dr. Khan has led GreenLight’s efforts to utilize its platform to develop and launch vaccines. Prior to GreenLight, Dr. Khan served as Vice President and Head, Vaccines technical Research and Development Team of GlaxoSmithKline plc (NYSE: GSK), a multinational pharmaceutical company, from July 2015 to January 2019. Additionally from January 2019 to March 2021, he served as Vice President of Vaccine research and development acceleration at GSK, where he was responsible for end-to-end development of its vaccine portfolio. His work enabled the development and launch of the Bexsero and Shingrix vaccines for meningitis B and shingles, respectively. From January 2011 to June 2015, Dr. Khan served in various leadership positions at Novartis Vaccines and Diagnostics, Inc., including Global Head of Technical Development from April 2013 to June 2015 and Global Head of Technical Development and Manufacturing Science and Technology from January 2011 to March 2013. Dr. Khan earned a Ph.D. from the University of Nottingham in Pharmaceutical Sciences.
Mark Singleton, Ph.D.
Dr. Mark T. Singleton joined GreenLight as Senior Vice President, Technologies and External Innovation, Plant Health in February 2021. Dr. Singleton oversees all of GreenLight’s Plant Health and Animal Health product pipelines and works with GreenLight’s partners in technology innovation and discovery. Prior to GreenLight, Dr. Singleton was the Head of New Technology at UPL Ltd. (NSE:UPL), an agricultural solutions and agriculture technology company, where he led the identification, characterization, and selection of new technologies to support UPL’s Open Ag purpose. He also served as Vice President of R&D and Regulatory – Agricultural Solutions at Arysta LifeScience Corporation, a chemical manufacturing company, until it was acquired by UPL in 2019. As a member of the Global business leadership team, he oversaw and supervised the research and development portfolio globally and all development, regulatory and innovation efforts. Prior to these roles, Dr. Singleton performed similar duties as the Director of Global Technology at Chemtura AgroSolutions, an agrochemicals and seed treatment supplier. Dr. Singleton earned his Ph.D. in Population Dynamics from The University of Wolverhampton and a B.Sc (Hons) in Agricultural Business Technology from Harper Adams University College.
Non-Employee
Directors
Charles L. Cooney
is a director-nominee to serve on the New GreenLight Board; Dr. Cooney has been a member of the GreenLight Board since December 2010 and has served as its Chairperson since February 2018. Dr. Cooney joined the MIT faculty in 1970 and has been the Robert T. Haslam Professor of Chemical and Biochemical Engineering in the Department of Chemical Engineering at MIT since 2007. In 2015 he became Professor, Emeritus. Dr. Cooney was the founding Faculty Director of the Deshpande Center for Technological Innovation at MIT, from 2002 to 2014. Dr. Cooney also serves as a member of the board of directors of various public and private biotechnology companies, including Elektrofi, a biotechnology company focused on the delivery of biologics to treat diseases, since March 2018; Codiak Biosciences, Inc. (NASDAQ: CDAK), a biotechnology company focused on the development of exosome-based therapeutics, since July 2017, where he also serves as a member of the audit committee and nominating and corporate governance committee; LayerBio, Inc., a biotechnology company focused on sustained-release technology for use with intraocular lenses, since November 2016; Levitronix LLC, a developer of magnetically levitated bearingless motor technology, since January 2016; Innovent Biologics, Inc. (OTCMKTS: IVBXF), a developer of monoclonal antibody drug candidates, since December 2015; and Boyd Technologies, Inc., a developer of membrane products since September 2013. Previously, Dr. Cooney served as a board member at Axcella

Health, Inc. (formerly Pronutria Biosciences, Inc.) (NASDAQ: AXLA), a biopharmaceutical company focused on treating diseases and supporting health using endogenous metabolic modulators, from February 2011 to June 2018. Dr. Cooney earned a B.S. in Chemical Engineering from the University of Pennsylvania and an M.S. and Ph.D. in Biochemical Engineering from MIT. We believe that Dr. Cooney’s extensive experience as a researcher and an educator in the biotechnology field and his experience as a director of both public and private biotechnology companies qualify him to serve as a member of the New GreenLight Board.
Ganesh Kishore, Ph.D.
Dr. Kishore, a director-nominee to serve on the New GreenLight Board, has served on the GreenLight Board since 2015. Dr. Kishore has also served as a Managing Partner at Spruce Capital Partners LLC, a venture capital management firm, since February 2013 and as a
Co-General
Partner of MLS Capital Fund II. Previously he served as the Chief Executive Officer of Malaysian Life Sciences Capital Fund Ltd., a life sciences venture fund, between April 2007 and June 2015. Additionally, from April 2007 to December 2008, Dr. Kishore served as the Managing Director of Burrill & Company, a life sciences private equity and venture capital firm, in its Venture Group and from 1980 to 2000 Dr. Kishore served as President, Nutrition & Consumer Division, Distinguished Science Fellow and Chief Biotechnologist of Monsanto Company. Dr. Kishore also served as the Chief Technology Officer for Agriculture & Nutrition Platform and Chief Biotechnology Officer of DuPont between 2002 and 2007. Dr. Kishore earned his Ph.D. in Biochemistry from the Indian Institute of Science and received postdoctoral training and was a Robert A. Welch Fellow in Microbiology and Chemistry at the University of Texas at Austin. We believe that Dr. Kishore’s knowledge of the biotechnology sector and his finance experience make him well suited to serve on the New GreenLight Board.
Eric O’Brien, M.B.A.
Mr. O’Brien, a director-nominee to serve on the New GreenLight Board, has been a member of the GreenLight Board since June 2019. Mr. O’Brien is also a co-founder and has served as Managing Director of Fall Line Capital, a private equity firm focused on investments in farmland and agricultural technologies, since June 2011. Mr. O’Brien has served on the boards of directors of many public and private companies, including PCH International Company, a custom design manufacturing company, from September 2008 to December 2016; Aquantia Corporation, a manufacturer of high-speed transceivers, from December 2005 to April 2015; Evolv, Inc. (now Cornestone OnDemand), a workforce performance solution analytics company, from January 2008 to November 2014; Partners in School Innovation, a non-profit service organization, from June 2002 to June 2014; and Lemon, Inc., a mobile wallet developer, from September 2008 to December 2013. Prior to his role at Fall Line Capital, Mr. O’Brien was the Managing Director of Lightspeed Venture Partners, a venture capital firm, from February 2000 to December 2011. Mr. O’Brien earned his M.B.A. from the Stanford University Graduate School of Business and an A.B. in Economics from Harvard College. We believe that Mr. O’Brien is qualified to serve on the New GreenLight Board due to his experience and knowledge of GreenLight’s business and his experience in venture capital and finance.
Matthew Walker, Esq., M.B.A.
Mr. Walker, a director-nominee to serve on the New GreenLight Board, has served as a member of the GreenLight Board since December 2018. Mr. Walker has also served as Managing Director at S2G Ventures Fund, an investment fund and a major shareholder of GreenLight, since October 2014. Mr. Walker has served as a member of the board of Solarea Bio, Inc., a biotechnology company focused on solutions for health disorders, since September 2020; a member of the board of directors of Future Meat Technologies, a biotechnology company focused on global meat production, since April 2018; as Chairman of the Board of Directors of Hazel Technologies, Inc., a company developing biotechnology for reducing waste in the agricultural supply chain, since February 2018; a board member of Mercaris, a data service company and online trading platform focused on the organic and non-GMO commodities market place, since May 2017; and a board member of Farmer Focus-Shenandoah Valley Organic, an organic meat brand, since December 2016. Previously, from August 2011 to February 2014. Mr. Walker was an investment banking associate at Perella Weinberg Partners, a financial services firm, where he focused on merger and acquisitions and restructuring transactions across a range of industries. Prior to that role, from July 2007 to July 2009, Mr. Walker was a securities attorney in the Funds, Regulation, and Equity Derivatives practice at Cadwalader, Wickersham & Taft, LLP, a law firm. Mr. Walker earned his M.B.A. from The University of Chicago Booth School of Business, a J.D. from New York University School of Law, and a B.S. in Mechanical Engineering from the University of Michigan. Mr. Walker is also a member of the Illinois Board of Trustees of The Nature Conservancy. We believe that Mr. Walker’s experience in finance and biotechnology companies, as well as his experience as a member of the GreenLight Board, makes him qualified to serve on the New GreenLight Board.
Family Relationships
There are no family relationships among any of the expected directors and executive officers of New GreenLight.
Composition of the Board of Directors Following the Business Combination
In accordance with the terms of the Proposed Charter and Proposed Bylaws, the New GreenLight Board will be divided into three staggered classes of directors and each director will be assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a
3-year
term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2022 for Class I directors, 2023 for Class II directors and 2024 for Class III directors. Eric O’Brien and             will be Class I directors, Matthew Walker and             , will be Class II directors, and Andrey J. Zarur, Charles L. Cooney and Ganesh Kishore will be Class III directors.
Director Independence
Under the Nasdaq listing standards, a majority of the members of the New GreenLight Board must qualify as “independent,” as affirmatively determined by the New GreenLight Board. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. It is anticipated that each individual expected to serve on the New GreenLight Board upon consummation of the Business Combination other than                      and                      will qualify as an independent director under Nasdaq listing standards.
Role of the New GreenLight Board of Directors in Risk Oversight
Upon the Closing, one of the key functions of the New GreenLight Board will be informed oversight of the risk management process. The New GreenLight Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New GreenLight Board as a whole, as well as through various standing committees of the New GreenLight Board that address risks inherent in their respective areas of oversight. In particular, the New GreenLight Board will be responsible for monitoring and assessing strategic risk exposure and New GreenLight’s audit committee will have the responsibility to consider and discuss major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New GreenLight’s talent and compensation committee will be responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The talent and compensation committee will also assess and monitor whether compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Board of Directors
Following the consummation of the Business Combination, it is anticipated that the New GreenLight Board will have three standing committees: an audit committee, a talent and compensation committee, and a nominating and corporate governance committee.

Audit Committee
Upon consummation of the Business Combination, it is anticipated that the members of New GreenLight’s audit committee will be                 ,                 , and                 , and                  is expected to serve as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the Nasdaq and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes, and it is anticipated that each member will qualify as an independent director for audit committee purposes under applicable rules. Each of                 ,                 , and,                  is financially literate and it is anticipated that each of                  and                  will qualify as an “audit committee financial expert” as defined in applicable SEC rules.
Following the consummation of the Business Combination, the audit committee will, among other things:

•	select, retain, compensate, evaluate, oversee and, where appropriate, terminate New GreenLight’s independent registered public accounting firm;

•	review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent registered public accounting firm;

•	evaluate the independence and qualifications of New GreenLight’s independent registered public accounting firm;

•	review New GreenLight’s financial statements, and discuss with management and New GreenLight’s independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•
review and discuss with management and New GreenLight’s independent registered public accounting firm the quality and adequacy of New GreenLight’s internal controls and New GreenLight’s disclosure controls and procedures;

•	discuss with management New GreenLight’s procedures regarding the presentation of New GreenLight’s financial information, and review earnings press releases and guidance;

•	oversee the design, implementation and performance of New GreenLight’s internal audit function, if any;

•	set hiring policies with regard to the hiring of employees and former employees of New GreenLight’s independent registered public accounting firm and oversee compliance with such policies;

•	review, approve and monitor related party transactions;

•	review and monitor compliance with New GreenLight’s Code of Business Conduct and Ethics and consider questions of actual or possible conflicts of interest of New GreenLight’s directors and officers;

•
adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by New GreenLight’s employees of concerns regarding questionable accounting or auditing matters;

•
review and discuss with management and New GreenLight’s independent registered public accounting firm the adequacy and effectiveness of New GreenLight’s legal, regulatory and ethical compliance programs; and

•	review and discuss with management and New GreenLight’s independent registered public accounting firm New GreenLight’s guidelines and policies to identify, monitor and address enterprise risks.
New GreenLight’s audit committee will operate under a written charter, to be effective upon the consummation of the Business Combination that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee
Upon consummation of the Business Combination, New GreenLight’s compensation committee will consist of at least three members of the New GreenLight Board, all of which will be independent directors. The members of the compensation committee are expected to be                 ,                 ,                 and                 , and                  is expected to serve as the chairperson of the compensation committee.
Following consummation of the Business Combination, the New GreenLight compensation committee will, among other things:

•	review and approve or recommend to the New GreenLight Board for approval the compensation for New GreenLight’s executive officers, including New GreenLight’s chief executive officer;

•	review, approve and administer New GreenLight’s employee benefit and equity incentive plans;

•	advise the New GreenLight Board on stockholder proposals related to executive compensation matters;

•	establish and review the compensation plans and programs of New GreenLight’s employees, and ensure that they are consistent with New GreenLight’s general compensation strategy;

•	oversee the management of risks relating to executive compensation plans and arrangements;

•	monitor compliance with any stock ownership guidelines;

•	approve the creation or revision of any clawback policy;

•	review and approve or recommend to the New GreenLight Board for approval non-employee director compensation;

•	review executive compensation disclosure in New GreenLight’s SEC filings and prepare the compensation committee report required to be included in New GreenLight’s annual proxy statement.
New GreenLight’s compensation committee will operate under a written charter, to be effective upon the consummation of the Business Combination that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.
Nominating and Corporate Governance Committee
Upon consummation of the Business Combination, New GreenLight’s nominating and corporate governance committee will consist of at least two members of the New GreenLight Board, all of which will be independent directors. The members of the nominating and corporate governance committee are expected to be                 ,                  and                 , and                 is expected to serve as the chairperson of the nominating and corporate governance committee.
Following consummation of the Business Combination, New GreenLight’s nominating and corporate governance committee will, among other things:

•	review, assess and make recommendations to the New GreenLight Board regarding desired qualifications, expertise and characteristics sought of board members;

•	identify, evaluate, select or make recommendations to the New GreenLight Board regarding nominees for election to the New GreenLight Board;

•	develop policies and procedures for considering stockholder nominees for election to the New GreenLight Board;

•	review New GreenLight’s succession planning process for New GreenLight’s chief executive officer and any other members of New GreenLight’s executive management team;

•	review and make recommendations to the New GreenLight Board regarding the composition, organization and governance the New GreenLight Board and its committees;

•	review and make recommendations to the New GreenLight Board regarding New GreenLight’s corporate governance guidelines and corporate governance framework;

•	oversee director orientation for new directors and continuing education for New GreenLight’s directors;

•	oversee New GreenLight’s Environmental, Social and Governance (“ ESG ”) programs and related disclosures and communications;

•	oversee the evaluation of the performance of the New GreenLight Board and its committees; and

•	administer policies and procedures for communications with the non-management members of the New GreenLight Board.
New GreenLight’s nominating and corporate governance committee will operate under a written charter, to be effective upon the consummation of the Business Combination that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.
Director Compensation
The New GreenLight Board or New GreenLight’s compensation committee will determine the annual compensation to be paid to the members of the New GreenLight Board following the completion of the Business Combination.
Executive Compensation
Following the Closing, New GreenLight intends to develop an executive compensation program that is designed to align compensation with New GreenLight’s business objectives and the creation of stockholder value, while enabling New GreenLight to attract, motivate and retain individuals who contribute to the long-term
success of New GreenLight.
Decisions on the executive compensation program will be made by New GreenLight’s compensation committee.

BENEFICIAL OWNERSHIP OF SECURITIES
Beneficial Ownership of GreenLight Securities
The following table provides information regarding the beneficial ownership of GreenLight Common Stock and GreenLight Preferred Stock as of November 15, 2021 (the “
Ownership Date
”) by:

•	each person who is the beneficial owner of more than 5% of the outstanding GreenLight Common Stock and GreenLight Preferred Stock on an as-converted basis;

•	each of GreenLight’s directors and named executive officers; and

•	all directors and executive officers of GreenLight, as a group.
The number and percentage of shares shown as beneficially owned in the following table are based on the number of shares of GreenLight Common Stock and GreenLight Preferred Stock outstanding as of the Ownership Date. In computing the number of shares of GreenLight Common Stock and GreenLight Preferred Stock beneficially owned by a person and the percentage ownership of that person (other than for the column entitled “Number of Shares of GreenLight Common Stock”), all shares of GreenLight Preferred Stock are deemed to have been converted into shares of GreenLight Common Stock on the Ownership Date at the conversion rate then applicable to such shares under GreenLight’s Sixth Amended and Restated Certificate of Incorporation, and all shares of GreenLight Common Stock and GreenLight Preferred Stock subject to options, warrants and convertible notes held by that person that are currently exercisable or convertible or that will be exercisable or convertible within 60 days of the Ownership Date are deemed to be outstanding (but any shares of GreenLight Common Stock or GreenLight Preferred Stock subject to options, warrants or convertible notes held by any other person are not deemed to be outstanding). In the case of shares of GreenLight Series D Preferred Stock issuable upon conversion of an aggregate principal amount of $16,775,000 of Convertible Promissory Notes (each, a “GreenLight Convertible Note”) issued pursuant to a Convertible Promissory Note Purchase Agreement dated as of April 9, 2020, the number of such shares (and the number of shares of GreenLight Common Stock issuable upon conversion of such shares) is calculated on the basis of the principal amount thereof, together with interest accrued or accruing through December 31, 2021.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security and includes any securities that such stockholder has the right to acquire within 60 days. To our knowledge, no shares of GreenLight Common Stock or GreenLight Preferred Stock beneficially owned by any director or executive officer of GreenLight have been pledged as security.
Each share of GreenLight Common Stock entitles the holder thereof to one vote per share. On matters on which both the shares of GreenLight Common Stock and the shares of GreenLight Preferred Stock are entitled to vote together as a single class, and on matters on which the shares of GreenLight Preferred Stock are entitled to vote together as a single class, each share of GreenLight Preferred Stock entitles the holder thereof to one vote per share on an as-converted
basis. As of the Ownership Date, each share of GreenLight Preferred Stock is convertible into one share of GreenLight Common Stock, except that each share of GreenLight Series
A-1
Preferred Stock, GreenLight Series
A-2
Preferred Stock and GreenLight Series
A-3
Preferred Stock is convertible into approximately 1.2645, 1.2953 and 1.4224 shares of GreenLight Common Stock, respectively. On matters on which a single series of GreenLight Preferred Stock is entitled to vote as a separate class, each share of GreenLight Preferred Stock of that series entitles the holder thereof to one vote per share.

Except as indicated in the footnotes to the table, each of the stockholders listed below is believed to have sole voting and investment power with respect to the shares of GreenLight Common Stock and GreenLight Preferred Stock, as applicable, held by such stockholder, subject to applicable community property laws.

	Number of Shares of GreenLight Common Stock (1)		Number of Shares of GreenLight Preferred Stock (on an as-converted basis) (1)		Number of Shares of GreenLight Common Stock (on an as-converted basis) (1)
Name of Beneficial Owner	(#)	(%)	(#)	(%)	(#)	(%)
Five Percent or Greater Holders
S2G Ventures (2)	—	—	21,541,421	14.2%	21,541,421	13.9%
Morningside Venture Investments Limited (3)	—	—	19,317,805	12.8%	19,317,805	12.5%
Kodiak Venture Partners (4)	—	—	14,738,423	9.7%	14,738,423	9.5%
Fall Line Endurance Fund, LP (5)	—	—	12,317,379	8.1%	12,317,379	7.9%
MLS Capital Fund II, L.P. (6)	—	—	8,629,170	5.7%	8,629,170	5.6%
Baird Ventures (7)	—	—	7,443,812	4.9%	7,443,812	4.8%
Directors and officers of GreenLight (8)
Matthew Walker (2)		—	21,541,421	14.2%	21,541,421	13.9%
Jason Dinges (9)		—	—	—	—	—
Eric O’Brien (5)		—	12,317,379	8.1%	12,317,379	7.9%
Ganesh Kishore (6)	—	—	8,629,170	5.7%	8,629,170	5.6%
Michael Liang (7)	—	—	7,443,812	4.9%	7,443,812	4.8%
Andrey Zarur (10)	4,971,199	68.3%	122,591	*	5,093,790	3.2%
Carole Cobb (11)	1,959,231	35.7%	—	—	1,959,231	1.2%
Charles Cooney	458,705	13.0%	—	—	458,705	*
Susan Keefe (12)	609,376	14.7%	—	—	609,376	*
Martha Schlicher	164,090	4.6%	—	—	164,090	*
Directors and Officers of GreenLight as a group (nine (9) persons)	8,162,601	82.9%	50,054,373	33.0%	58,216,974	36.1%

*	Less than 1%.
(1)
Beneficial ownership of shares of GreenLight Common Stock and GreenLight Preferred Stock is based on (a) 3,535,943 shares of GreenLight Common Stock and (b) 134,952,637 shares of GreenLight Preferred Stock, which are convertible into an aggregate of 141,405,233 shares of GreenLight Common Stock, which includes (1) 2,807,571 shares of GreenLight
Series A-1
Preferred Stock, which are convertible into an aggregate of 3,550,068 shares of GreenLight Common Stock, (2) 6,993,693 shares of GreenLight Series A-2 Preferred Stock, which are convertible into an aggregate of 9,058,757 shares of GreenLight Common Stock, (3) 8,629,505 shares of GreenLight
Series A-3
Preferred Stock, which are convertible into an aggregate of 12,274,540 shares of GreenLight Common Stock, (4) 21,245,353 shares of GreenLight Series B Preferred Stock, which are convertible into an aggregate of 21,245,353 shares of GreenLight Common Stock, (5) 35,092,183 shares of GreenLight Series C Preferred Stock, which are convertible into an aggregate of 35,092,183 shares of GreenLight Common Stock, and (6) 60,184,332 shares of GreenLight Series D Preferred Stock, which are convertible into an aggregate of 60,184,332 shares of GreenLight Common Stock, in each case issued and outstanding as of the Ownership Date.

(2)
Includes (a) 3,135,582 shares of GreenLight Series C Preferred Stock held by S2G Ventures Fund I, L.P., (b)(1) 4,086,398 shares of GreenLight Series B Preferred Stock, (2) 3,135,583 shares of GreenLight Series C Preferred Stock, (3) 3,863,561 shares of GreenLight Series D Preferred Stock and (4) 1,800,925 shares of GreenLight Series D Preferred Stock issuable upon conversion of a GreenLight Convertible Note having an aggregate principal amount of $3,000,000 plus accrued interest through December 31, 2021 of $262,917, in each case held by S2G Ventures Fund II, L.P.; and (c) 5,519,372 shares of GreenLight Series D Preferred Stock held by S2G Ventures Fund III, L.P. (together with S2G Ventures Fund I, L.P. and S2G Ventures Fund II, L.P., “
S2G Ventures
”). The General Partner of S2G Ventures Fund I, L.P. is S2G Ventures, LLC. The General Partner of S2G Ventures Fund II, L.P. is S2G Ventures II, LLC. The General Partner of S2G Ventures Fund III, L.P. is S2G Ventures III, LLC.

Mr. Matthew Walker, a director of GreenLight and a director-nominee of New GreenLight, is a Managing Director at S2G Ventures. Each of S2G Ventures, LLC, S2G Ventures II, LLC and Builders Vision, LLC has the power to vote or direct the voting of the shares of GreenLight Stock held by the S2G Ventures fund managed. By virtue of the foregoing, each of S2G Ventures LLC, S2G Ventures II, LLC and Builders Vision, LLC may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares of GreenLight Stock held by the S2G Ventures fund managed. Mr. Walker disclaims beneficial ownership of these shares of GreenLight Stock except to the extent of any pecuniary interest therein. The business address for S2G Ventures (other than S2G Builders Food & Agriculture Fund III, L.P.) is PO Box 1860, Bentonville, AR 72712. The address for S2G Builders Food & Agriculture Fund III, L.P. is 9218 Metcalf Ave. #238, Overland Park, KS 66212.
(3)
Includes 19,317,805 shares of GreenLight Series D Preferred Stock held by Morningside Venture Investments Limited (“
Morningside
”). Frances Anne Elizabeth Richard, Jill Marie Franklin, Peter Stuart Allenby Edwards and Cheung Ka Ho are the directors of Morningside and have shared voting power over the securities held by Morningside. Each of these individuals disclaims beneficial ownership of the shares owned by Morningside. The address of Morningside is c/o THC Management Services S.A.M., 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco.

(4)
Includes (a)(1) 3,464,397 shares of GreenLight Series
A-1
Preferred Stock, (2) 1,831,756 shares of GreenLight Series
A-2
Preferred Stock, (3) 2,277,432 shares of GreenLight Series
A-3
Preferred Stock, (4) 4,055,242 shares of GreenLight Series B Preferred Stock and (5) 2,753,920 shares of GreenLight Series C Preferred Stock, in each case held by Kodiak Venture Partners III, L.P., and (b)(1) 85,671 shares of GreenLight Series
A-1
Preferred Stock, (2) 45,299 shares of GreenLight Series
A-2
Preferred Stock, (3) 56,319 shares of GreenLight Series
A-3
Preferred Stock, (4) 100,283 shares of GreenLight Series B Preferred Stock and (5) 68,104 shares of GreenLight Series C Preferred Stock, in each case held by Kodiak III Entrepreneurs Fund, L.P. (together with Kodiak Venture Partners III, L.P. “Kodiak”). Kodiak Ventures Management III, L.P. (“
Kodiak Ventures
”) is the General Partner for Kodiak, Kodiak Venture Management (GP), LLC is the General Partner for Kodiak Ventures and Kodiak Ventures Management Company, Inc. is the Member of Kodiak Ventures Management (GP), LLC. Mr. David Furneaux is the Chief Executive Officer of Kodiak Ventures Management Company, Inc.. Each therefore has the power to vote, or direct the voting of, the shares of GreenLight Stock held by Kodiak. By virtue of the foregoing, each of Kodiak, Kodiak Ventures, Kodiak Ventures Management (GP), LLC, Kodiak Ventures Management Company, Inc. and Mr. Furneaux may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares of GreenLight Stock held by Kodiak. Mr. Furneaux disclaims beneficial ownership of these shares of GreenLight Stock except to the extent of any pecuniary interest therein. The business address for Kodiak and Mr. Furneaux is P.O. Box 550225, Waltham, MA 02455.

(5)
Includes (a) 4,670,169 shares of GreenLight Series B Preferred Stock, (b) 3,135,583 shares of GreenLight Series C Preferred Stock, (c) 3,311,623 shares of GreenLight Series D Preferred Stock and (d) 1,200,004 shares of GreenLight Series D Preferred Stock issuable upon conversion of a GreenLight Convertible Note having any aggregate principal amount of $2,000,000 and accrued but unpaid interest of $174,167 through December 31, 2021, in each case held by Fall Line Endurance Fund, LP (“
Fall Line
”). Mr. Eric O’Brien, a director of GreenLight, is the
co-founder
and Managing Director of Fall Line and has the power to vote, or to direct the voting of, the shares of GreenLight Stock held by Fall Line. By virtue of the foregoing, Mr. O’Brien may be deemed to indirectly beneficially own (as that term is defined in Rule
13d-3
of the Exchange Act) the shares of GreenLight Stock held by Fall Line. Mr. O’Brien disclaims beneficial ownership of these shares of GreenLight Stock except to the extent of any pecuniary interest therein. The business address of Fall Line and Mr. O’Brien is 119 South B Street, Suite B, San Mateo, CA 94401.

(6)
Includes (a) 3,680,982 shares of GreenLight Series
A-3
Preferred Stock, (b) 1,962,964 shares of GreenLight Series B Preferred Stock, (c) 1,881,350 shares of GreenLight Series C Preferred Stock and (d) 1,103,874 shares of GreenLight Series D Preferred Stock, in each case held by MLS Capital Fund II, LP (“
MLS
”). Mr. Kishore, a director of GreenLight, is the Manager of MLS and has the power to vote, or to direct the voting of, the shares of GreenLight Stock held by MLS. By virtue of the foregoing, Mr. Kishore may be deemed to indirectly beneficially own (as that term is defined in Rule
13d-3
of the Exchange Act) the shares of GreenLight Stock held by MLS. Mr. Kishore disclaims beneficial ownership of these shares of

GreenLight Stock except to the extent of any pecuniary interest therein. The business address of MLS and Mr. Kishore is 100 Montgomery Street, Suite 2190, San Francisco, CA 94104.
(7)
Includes (a)(1) 308,284 shares of GreenLight Series C Preferred Stock, (2) 203,495 shares of GreenLight Series D Preferred Stock and (3) 104,177 shares of GreenLight Series D Preferred Stock issuable upon conversion of a GreenLight Convertible Note having an aggregate principal amount of $174,006 and accrued but unpaid interest of $14,742 as of December 31, 2021, in each case held by BVP V Affiliates Fund Limited Partnership, (b)(1) 327,367 shares of GreenLight Series C Preferred Stock, (2) 216,090 shares of GreenLight Series D Preferred Stock and (3) 98,105 shares of GreenLight Series D Preferred Stock issuable upon conversion of a GreenLight Convertible Note having an aggregate principal amount of $163,864 and accrued but unpaid interest of $13,883 as of December 31, 2021, in each case held by BVP V Special Affiliates Limited Partnership, and (c)(1) 3,127,048 shares of GreenLight Series C Preferred Stock, (2) 2,064,131 shares of GreenLight Series D Preferred Stock and (3) 995,115 shares of GreenLight Series D Preferred Stock issuable upon conversion of a GreenLight Convertible Note having an aggregate principal amount of $1,662,130 and accrued but unpaid interest of $140,819 as of December 31, 2021, in each case held by Baird Venture Partners V Limited Partnership (together with BVP V Affiliates Fund Limited Partnership and BVP V Special Affiliates Limited Partnership, “
Baird
”). Mr. Michael Liang, a director of GreenLight, is the Director of Baird and has the power to vote, or to direct the voting of, the shares of GreenLight Stock held by Baird. By virtue of the foregoing, Mr. Liang may be deemed to indirectly beneficially own (as that term is defined in Rule
13d-3
of the Exchange Act) the shares of GreenLight Stock held by Baird. Mr. Liang disclaims beneficial ownership of these shares of GreenLight Stock except to the extent of any pecuniary interest therein. The business address of Baird and Mr. Liang is 277 W. Monroe St., Suite 1900, Chicago, IL 60606.

(8)	Unless otherwise noted, the business address of each of the directors and named executive officers of GreenLight is 200 Boston Avenue, Suite 3100, Medford, MA 02155.
(9)
Mr. Jason Dinges, an investment professional and intellectual property counsel at Morningside Technology Advisory LLC, disclaims beneficial ownership of shares held by Morningside as described in footnote 3.

(10)
Includes (a) 1,223,651 shares of GreenLight Common Stock, (b) 3,747,548 shares of GreenLight Common Stock subject to GreenLight Options exercisable within 60 days of the Ownership Date and (c) 122,591 shares of GreenLight Common Stock issuable upon conversion of 122,591 shares of GreenLight Series B Preferred Stock.

(11)	Includes 1,959,231 shares of GreenLight Common Stock subject to GreenLight Options exercisable within 60 days of the Ownership Date.
(12)	Includes 609,376 shares of GreenLight Common Stock subject to GreenLight Options exercisable within 60 days of the Ownership Date.
Beneficial Ownership of New GreenLight Securities
The following table sets forth information regarding (i) the beneficial ownership of GreenLight Common Stock as of November 15, 2021 and (ii) the expected beneficial ownership of shares of New GreenLight Common Stock immediately following consummation of the Business Combination (assuming a “No Redemption” scenario and assuming a “Maximum Redemption” scenario as described below) by:

•
each person who is known to be the beneficial owner of more than 5% of ENVI Class A Common Stock and is expected to be the beneficial owner of more than 5% of shares of New GreenLight Common Stock post-Business Combination;

•	each of ENVI’s current executive officers and directors;

•	each person who will become an executive officer or director of New GreenLight post-Business Combination; and

•	all executive officers and directors of ENVI as a group pre-Business Combination, and all executive officers and directors of New GreenLight post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of ENVI Common Stock pre-Business Combination is based on 20,700,000 shares of ENVI Class A Common Stock and 5,175,000 shares of ENVI Class B Common Stock issued and outstanding as of November 15, 2021.
The expected beneficial ownership of shares of New GreenLight Common Stock post-Business Combination assumes two scenarios:

•
a “No Redemption” scenario where (i) no holders of ENVI Class A Common Stock exercise their redemption rights in connection with the Business Combination and (ii) 103,470,217 shares of New GreenLight Common Stock are issued to equityholders of GreenLight in connection with the Merger; and

•
a “Maximum Redemption” scenario where 20,375,179 shares of ENVI Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of approximately $203.8 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account, which represents the estimated maximum number of redemptions that could occur without a failure to satisfy the Aggregate Transaction Proceeds Condition.

Based on the foregoing assumptions, and including the 12,425,000 shares of ENVI Class A Common Stock issued in connection with the PIPE Financing, we estimate that there would be 141,770,217 shares of New GreenLight Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “No Redemption” scenario, and 121,395,038 shares of New GreenLight Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “Maximum Redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect record of beneficial ownership of any shares of New GreenLight Common Stock issuable upon exercise of any public warrants, private placement warrants and Insider Warrants, as such securities are not exercisable or convertible within 60 days of November 15, 2021.
Unless otherwise indicated, ENVI believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Financing				Post-Business Combination and PIPE Financing
							Maximum
					No Redemptions		Redemptions
Name and Address of Beneficial Owner	# of Shares of ENVI Class A Common Stock	% of ENVI Class A Common Stock	# of Shares of ENVI Class B Common Stock	% of ENVI Class B Common Stock	# of Shares of New GreenLight Common Stock	% of New GreenLight Common Stock	# of Shares of New GreenLight Common Stock	% of New GreenLight Common Stock
5% or Greater Holders of ENVI
Canaccord Genuity Group Inc. (1)	—	—	1,552,500	30.0%	1,552,500	1.1%	1,552,500	1.3%
HB Strategies LLC (2)	1,000,000	4.8%	3,105,000	60.0%	4,105,000	2.9%	3,105,000	2.6%
Highbridge Funds (3)	1,792,381	8.7%	—	—	1,792,381	*	—	—
Directors and Officers of ENVI (4)
Daniel Coyne	—	—	—	—	—	—	—	—
Marc Marano	—	—	—	—	—	—	—	—

	Pre-Business Combination and PIPE Financing				Post-Business Combination and PIPE Financing
							Maximum
					No Redemptions		Redemptions
Name and Address of Beneficial Owner	# of Shares of ENVI Class A Common Stock	% of ENVI Class A Common Stock	# of Shares of ENVI Class B Common Stock	% of ENVI Class B Common Stock	# of Shares of New GreenLight Common Stock	% of New GreenLight Common Stock	# of Shares of New GreenLight Common Stock	% of New GreenLight Common Stock
Andrew Viles	—	—	—	—	—	—	—	—
Jennifer Pardi	—	—	—	—	—	—	—	—
Deval Patrick	—	—	172,500	3.3%	172,500	*	172,500	*
David Brewster	—	—	172,500	3.3%	172,500	*	172,500	*
Dean Seavers	—	—	172,500	3.3%	172,500	*	172,500	*
All directors and executive officers as a group (seven individuals)	—	—	517,500	10.0%	517,500	*	517,500	*
5% or Greater Holders of New GreenLight
S2G Ventures (5)	—	—	—	—	15,776,001	11.2%	15,776,001	13.1%
Morningside Venture Investments Limited (6)	—	—	—	—	13,802,359	9.8%	13,802,359	11.4%
Kodiak Venture Partners (7)	—	—	—	—	9,767,496	6.9%	9,767,496	8.1%
Fall Line Endurance Fund, LP (8)	—	—	—	—	8,863,014	6.3%	8,863,014	7.3%
Directors and Officers of New GreenLight (9)	—	—	—	—
Matthew Walker (5)	—	—	—	—	15,776,001	11.2%	15,776,001	13.1%
Eric O’Brien (8)	—	—	—	—	8,863,014	6.3%	8,863,014	7.3%
Ganesh Kishore (10)	—	—	—	—	5,793,752	4.1%	5,793,752	4.8%
Dr. Andrey Zarur (11)	—	—	—	—	3,375,773	2.3%	3,375,773	2.7%
Carole Cobb (12)	—	—	—	—	1,298,428	*	1,298,428	1.1%
Charles Cooney	—	—	—	—	303,994	*	303,994	*
Susan E. Keefe (13)	—	—	—	—	403,848	*	403,848	*
All directors and executive officers as a group (9 individuals)	—	—	—	—

*	Less than 1%.
(1)
Held directly by CG Investments Inc. VI, our sponsor and excludes 600,000 Insider Warrants owned by the Sponsor. Canaccord Genuity Group Inc. is the sole shareholder of our sponsor CGGI and an affiliate of Canaccord. Canaccord Genuity Group Inc. CGGI disclaims beneficial ownership over any securities directly held by our sponsor other than to the extent of any pecuniary interest it may have therein, directly or indirectly. The business address for Canaccord Genuity Group Inc. is 535 Madison Avenue, New York, New York 10022.

(2)
Excludes 2,000,000 private placement warrants, 500,000 public warrants and 600,000 shares of ENVI Class A Common Stock to be purchased by Tech Opportunities LLC, an affiliate of Hudson Bay Capital Management, LP (“
Hudson Bay
”) in connection with the PIPE Financing. Hudson Bay is the investment manager of HB Strategies LLC and has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay. Each of HB Strategies LLC and Mr. Gerber disclaims beneficial ownership over these securities. The business address for HB Strategies LLC is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor Greenwich CT 06830.

(3)
Based on publicly available information and the Schedule 13G filed by Highbridge Capital Management, LLC, as the trading manager of Highbridge Tactical Credit Master Fund, L.P. and Highbridge SPAC Oportunity Fund, L.P. (collectively, the “
Highbridge Funds
”). The business address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, New York 10172 and the business address of the Highbridge Funds is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(4)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Environmental Impact Acquisition Corp., 535 Madison Avenue, New York, New York 10022.
(5)
Includes (a) 2,078,023 shares held by S2G Ventures Fund I, L.P., (b) 8,540,162 shares held by S2G Ventures Fund II, L.P.; (c) 3,657,816 shares held by S2G Ventures Fund III, L.P.; and (d) 1,500,000 shares held by S2G Builders Food & Agriculture Fund I, L.P. The General Partner of S2G Ventures Fund I, L.P. is S2G Ventures, LLC. The General Partner of S2G Ventures Fund II, L.P. is S2G Ventures II, LLC. The General Partner of S2G Ventures Fund III, L.P. is S2G Ventures III, LLC. The General Partner of S2G Builders Food & Agriculture III, L.P. is Builders Vision, LLC. Mr. Matthew Walker, a director of GreenLight and a director-nominee
of New GreenLight, is a Managing Director at S2G Ventures. Each of S2G Ventures, LLC, S2G Ventures II, LLC, S2G Ventures III, LLC and Builders Vision, LLC has the power to vote or direct the voting of the shares of GreenLight Stock held by the respective S2G Ventures fund managed. By virtue of the foregoing, each of S2G Ventures LLC, S2G Ventures II, LLC, S2G Ventures III, LLC and Builders Vision, LLC may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares of GreenLight Stock held by the respective S2G Ventures fund managed. Mr. Walker disclaims beneficial ownership of these shares of GreenLight Stock except to the extent of any pecuniary interest therein. The business address for S2G Ventures (other than S2G Builders Food & Agriculture Fund III, L.P.) is PO Box 1860, Bentonville, AR 72712. The address for S2G Builders Food & Agriculture Fund III, L.P. is 9218 Metcalf Ave. #238, Overland Park, KS 66212.

(6)
Represents shares held by Morningside Venture Investments Limited (“
Morningside
”). Frances Anne Elizabeth Richard, Jill Marie Franklin, Peter Stuart Allenby Edwards and Cheung Ka Ho are the directors of Morningside and have shared voting power over the securities held by Morningside. Each of these individuals disclaims beneficial ownership of the shares owned by Morningside. The address of Morningside is c/o THC Management Services S.A.M., 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco.

(7)
Includes (a) 235,715 shares held by Kodiak Venture Partners III, L.P., and (b) 9,531,781 shares held by Kodiak III Entrepreneurs Fund, L.P. (together with Kodiak Venture Partners III, L.P. “
Kodiak
”). Kodiak Ventures Management III, L.P. (“
Kodiak Ventures
”) is the General Partner for Kodiak, Kodiak Venture Management (GP), LLC is the General Partner for Kodiak Ventures and Kodiak Ventures Management Company, Inc. is the Member of Kodiak Ventures Management (GP), LLC. Mr. David Furneaux is the Chief Executive Officer of Kodiak Ventures Management Company, Inc. Each therefore has the power to vote, or direct the voting of, the shares of GreenLight Stock held by Kodiak. By virtue of the foregoing, each of Kodiak Venture Partners and Mr. Furneaux may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares of GreenLight Stock held by Kodiak. Mr. Furneaux disclaims beneficial ownership of these shares of GreenLight Stock except to the extent of any pecuniary interest therein. The business address for Kodiak and Mr. Furneaux is P.O. Box 550225, Waltham, MA 02455.

(8)
Represents shares held by Fall Line Endurance Fund, LP (“
Fall Line
”). Mr. Eric O’Brien, a director of GreenLight, is the co-founder and Managing Director of Fall Line and has the power to vote, or to direct the voting of, the shares of GreenLight Stock held by Fall Line. By virtue of the foregoing, Mr. O’Brien may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares of GreenLight Stock held by Fall Line. Mr. O’Brien disclaims beneficial ownership of these shares of GreenLight Stock except to the extent of any pecuniary interest therein. The business address of Fall Line and Mr. O’Brien is 119 South B Street, Suite B, San Mateo, CA 94401.

(9)	Unless otherwise noted, the business address of each of the directors and named executive officers of GreenLight is 200 Boston Avenue, Suite 3100, Medford, MA 02155.
(10)
Represents shares held by MLS. Mr. Kishore, a director of GreenLight, is the Manager of MLS and has the power to vote, or to direct the voting of, the shares held by MLS. By virtue of the foregoing, Mr. Kishore may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares held by MLS. Mr. Kishore disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The business address of MLS and Mr. Kishore is 100 Montgomery Street, Suite 2190, San Francisco, CA 94104.
(11)	Includes (a) 892,186 shares and (b) 2,483,587 shares subject to New GreenLight Options exercisable within 60 days of the Ownership Date.
(12)	Represents shares subject to New GreenLight Options exercisable within 60 days of the Ownership Date.
(13)	Represents shares subject to New GreenLight Options exercisable within 60 days of the Ownership Date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Described below are any transactions occurring since January 1, 2020 and any currently proposed transactions to which either ENVI or GreenLight was a party and in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of ENVI or GreenLight’s total assets, as applicable, at year-end for the last two completed fiscal years; and

•
a director, executive officer, holder of more than 5% of the outstanding capital stock of ENVI or GreenLight, or any member of such person’s immediate family had or will have a direct or indirect material interest.

In addition to the transactions described below, please see the compensation agreements and other arrangements described under the sections entitled “
The Business Combination Proposal
—
Interests of ENVI’s Directors and Officers in the Business Combination
” beginning on page 152 of this proxy statement/prospectus, “
Information About ENVI
—
Executive Compensation and Director Compensation and Other Interests
” beginning on page 227 of this proxy statement/prospectus,
“
GreenLight Executive Compensation
” beginning on page 304 of this proxy statement/prospectus, and “
GreenLight Director Compensation
” beginning on page 312 of this proxy statement/prospectus.
Certain Relationships and Related Person Transactions—ENVI
Class B Common Stock
In connection with ENVI’s initial formation in July 2020, the Sponsor and HB Strategies were issued all of ENVI’s outstanding equity. The Sponsor purchased 2,156,250 shares of ENVI Class B Common Stock in August 2020, resulting in the Sponsor directly owning such shares of ENVI Class B Common Stock. The remaining 5,031,250 shares of ENVI Class B Common Stock were purchased by HB Strategies in September 2020. In December 2020, the Sponsor and HB Strategies returned to ENVI, at no cost, 862,500 and 2,443,750 shares of ENVI Class B Common Stock, respectively, and ENVI issued 143,750 shares of ENVI Class B Common Stock to each of Gov. Patrick, Messrs. Brewster and Seavers, our independent directors, resulting in an aggregate of 4,312,500 shares of ENVI Class B Common Stock outstanding and held by the initial stockholders. On January 13, 2021, ENVI effected a stock dividend of 1.2 shares for each share of ENVI Class B Common Stock outstanding, resulting in the initial stockholders holding an aggregate of 5,175,000 shares of ENVI Class B Common Stock (up to 675,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). The number of shares of ENVI Class B Common Stock outstanding was determined based on the expectation that such shares would represent 20% of the outstanding shares after the initial public offering.
The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their shares of ENVI Class B Common Stock until the earlier to occur of: (A) six months after the completion of a business combination and (B) subsequent to a business combination, (x) if the last sale price of the ENVI Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 60 days after a Business Combination, or (y) the date on which ENVI completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the initial public offering, HB Strategies purchased an aggregate of 2,000,000 private placement warrants (the “
Private Placement Warrants
”) at a price of $1.00 per private placement warrant in a private placement, generating gross proceeds of $2.0 million. At that same time the Company also issued to the Sponsor 600,000 warrants pursuant to a Warrant Subscription Agreement dated

December 21, 2020 (the “
Sponsor Warrants
”), and issued each of ENVI’s three independent directors 50,000 warrants. Pursuant to certain warrant grant agreements dated December 21, 2020 (the “
Director Warrants
”). The Private Placement Warrants, Sponsor Warrants and Director Warrants are identical to the Warrants included in the units sold as part of the units in ENVI’s initial public offering, except as otherwise disclosed in the Registration Statements. No underwriting discounts or commissions were paid with respect to such sale. The issuances of the Private Placement Warrants, Sponsor Warrants and Director Warrants were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
The private placement shares are subject to the
lock-up
period described in the Investor Rights Agreement that was executed by the initial stockholders in connection with the execution of the Business Combination Agreement.
Related Party Note
On September 4, 2020, HB Strategies issued the Promissory Note, pursuant to which ENVI may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the initial public offering. The Promissory Note was repaid at the closing of the initial public offering on January 19, 2021. On August 9, 2021, ENVI issued a promissory note to HB Strategies in the aggregate principal amount of $500,000, which note is non-interest bearing and payable on the earlier of (i) January 19, 2022 or (ii) the consummation of an initial business combination. As of the date of this proxy statement/prospectus, $500,000 remained outstanding under this note.
Related Party Loans
In order to finance transaction costs in connection with a business combination, the Sponsor, members of ENVI management or any of their respective affiliates or other third parties may, but are not obligated to, loan ENVI funds as may be required (“
Working Capital Loans
”), which will be repaid only upon the consummation of a business combination. If ENVI does not consummate a business combination, ENVI may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into units identical to the ENVI Units at a price of $10.00 per unit at the option of the holder. As of September 30, 2021, there were no Working Capital Loans outstanding.
Business Combination Marketing Agreement
On January 13, 2021 ENVI entered into the Business Combination Marketing Agreement with Canaccord, an affiliate of the Sponsor, pursuant to which ENVI engaged Canaccord as an advisor in connection with a business combination to assist ENVI in arranging meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce ENVI to potential investors that may be interested in purchasing ENVI securities, assist in obtaining stockholder approval for the business combination and assist with the preparation of ENVI press releases and public filings in connection with the business combination. For such services, ENVI will pay Canaccord upon the consummation of a business combination, including the Business Combination, a cash fee in an amount equal to 3.76% of the gross proceeds of the initial public offering (or $7,783,200) (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the Business Combination Marketing Agreement, no fee will be due if ENVI does not complete an business combination.
Investor Rights Agreement
Concurrently with the execution of the Business Combination Agreement, ENVI, the initial stockholders and certain stockholders of GreenLight entered into the Investor Rights Agreement pursuant to which, among other things, the initial stockholders and such stockholders of GreenLight agreed not to effect any sale or distribution of any equity securities of ENVI during the
lock-up
period described therein and will be granted certain registration rights, in each case subject to, and conditioned upon and effective as of, the effective time of the Merger. The Investor Rights Agreement amends and restates the ENVI Registration Rights Agreement.
For additional information, see “
Business Combination Proposal
—
Related Agreements—Investor Rights Agreement
.”
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the initial stockholders and GreenLight entered into the Sponsor Letter Agreement, pursuant to which the initial stockholders have agreed to, among other things, (i) vote all of their founder shares in favor of, and consent to, the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents or any other anti-dilution or similar protection with respect to the Class B Shares, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise, and (iii) be bound by certain other covenants and agreements related to the Business Combination including an agreement to deal exclusively with GreenLight and restrictions on transfers with respect to his, her or its founder shares prior to the Closing. However, shares of ENVI Class A Common Stock owned by HB Strategies are not subject to certain of the transfer restrictions under the Sponsor Letter Agreement. In addition, HB Strategies and the Sponsor agreed that, if more than 25% of the shares of ENVI Class A Common Stock are redeemed pursuant to the Existing Charter, then they will forfeit 25% of their respective private placement warrants and Insider Warrants immediately before the closing of the Business Combination.
Certain Relationships and Related Person Transactions—GreenLight Biosciences
GreenLight Convertible Note Financing
From April 2020 through May 2020, GreenLight Pandemic Response, Inc. (“
GPR
”), a wholly owned subsidiary of GreenLight, sold GreenLight Convertible Notes (the “
GreenLight Convertible Notes
”) with an aggregate principal amount of $16.8 million for an aggregate purchase price of $16.8 million (the “
GreenLight Convertible Note Financing
”). The GreenLight Convertible Notes are unsecured, mature between April 2022 and May 2022 and bear simple interest at the rate of 5% per annum. GreenLight unconditionally guaranteed both payment and performance of the GreenLight Convertible Notes. At the time of issuance, the GreenLight Convertible Notes were convertible at the election of the holder into either (a) shares of GreenLight’s then-anticipated Series D Preferred Stock (the “
Share Conversion Right
”) or (b) a right to receive a royalty payment based on revenue generated from GPR’s proposed COVID-19 business.
The participants in the GreenLight Convertible Note Financing included persons affiliated with members of GreenLight’s board of directors and persons that held more than 5% of GreenLight’s outstanding capital stock at the time of the issuance of the GreenLight Convertible Notes. The following table summarizes purchases of GreenLight Convertible Notes by such related persons:

Name	GreenLight Convertible Note Principal Amount	Total Purchase Price
S2G Ventures Fund II, L.P. (1)	$3,000,000	$3,000,000
Fall Line Endurance Fund, LP (2)	$2,000,000	$2,000,000
Baird Venture Partners V Limited Partnership (3)	$1,662,130	$1,662,130
BVP V Affiliates Fund Limited Partnership (3)	$174,006	$174,006
BVP Special Affiliates Limited Partnership (3)	$163,864	$163,864

(1)
Matthew Walker was a member of the GreenLight board of directors at the time of the issuance of the GreenLight Convertible Notes and has continuously served on the GreenLight board of directors since that time. S2G Ventures Fund II, L.P. (“
S2G II
”) and its affiliated funds, S2G Ventures Fund I, L.P. and S2G Builders Food & Agriculture Fund III, L.P., held more than 5% of GreenLight’s outstanding capital stock at the time of issuance of the GreenLight Convertible Notes to S2G II and has continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the issuance of the GreenLight Convertible Notes. It is expected that Mr. Walker will serve on the New GreenLight Board.
(2)
Eric O’Brien was a member of the GreenLight board of directors at the time of the issuance of the GreenLight Convertible Notes and has continuously served on the GreenLight board of directors since that time. During this period, he has been an affiliate of Fall Line Endurance Fund L.P. (“
Fall Line
”). Fall Line held more than 5% of GreenLight’s outstanding capital stock at the time of issuance of the GreenLight Convertible Notes to Fall Line and has continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the issuance of the GreenLight Convertible Notes. It is expected that Mr. O’Brien will serve on the New GreenLight Board.

(3)
Michael Liang was a member of the GreenLight board of directors at the time of the issuance of the GreenLight Convertible Notes and has continuously served on the GreenLight board of directors since that time. During this period, he has been an affiliate of each of Baird Venture Partners V Limited Partnership, BVP V Affiliates Fund Limited Partnership and BVP Special Affiliates Limited Partnership (all such funds collectively, “
Baird
”). Baird held less than 5% of GreenLight’s outstanding capital stock at the time of GreenLight Convertible Note Financing.

In connection with the issuance of the GreenLight Convertible Notes, GreenLight entered into side letters with each of S2G II, Fall Line and Baird in which GreenLight and such investor agreed, among other things, that, if the then-anticipated GreenLight Series D Preferred Stock Financing were to be led by an existing investor in GreenLight, the conversion rate of the GreenLight Convertible Notes would be reduced. This condition was not satisfied.
In August 2021, with the consent of the holders of a majority of the aggregate outstanding principal amount of GreenLight Convertible Notes, we amended and restated such notes to eliminate the right to receive a royalty and to make GreenLight the direct and sole obligor on such notes.
GreenLight Series D Preferred Stock Financing
In June and July 2020, GreenLight sold an aggregate of 60,184,332 shares of GreenLightSeries D Preferred Stock at a purchase price of $1.8118 per share, or an aggregate purchase price of $109.0 million (the “
GreenLight Series D Preferred Stock Financing
”).
The participants in the GreenLight Series D Preferred Stock Financing included persons affiliated with members of GreenLight’s board of directors and persons that held more than 5% of GreenLight’s outstanding capital stock at the time of the closing of the GreenLight Series D Preferred Stock Financing. The following table summarizes purchases of shares of GreenLight Series D Preferred Stock from GreenLight by such related persons:

Name	Number of Shares	Total Purchase Price
Morningside Venture Investments Limited (1)	19,317,805	$34,999,999
S2G Builders Food & Agriculture Fund III, L.P. (2)	5,519,372	$9,999,998
S2G Ventures Fund II, L.P. (2)	3,863,561	$7,000,000
Fall Line Endurance Fund, LP (3)	3,311,623	$5,999,999
Baird Venture Partners V Limited Partnership (4)	2,064,131	$3,739,793
BVP Special Affiliates Limited Partnership (4)	216,090	$391,512
BVP V Affiliates Fund Limited Partnership (4)	203,495	$368,692
Series Greenlight 2, A Separate Series of BlueIO Growth LLC (5)	1,421,238	$2,574,999
MLS Capital Fund II, L.P. (6)	1,103,874	$1,999,999

(1)
Jason Dinges is a member of the GreenLight board of directors. Mr. Dinges joined the GreenLight board of directors at the time of the closing of the GreenLight Series D Preferred Stock Financing and has continuously served on the GreenLight board of directors since that time. Morningside acquired more than 5% of GreenLight’s outstanding capital stock in the GreenLight Series D Preferred Stock Financing.

(2)
Matthew Walker was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing and has continuously served on the GreenLight board of directors since that time. S2G Ventures held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series D Preferred Stock Financing and has continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series D Preferred Stock Financing. It is expected that Mr. Walker will serve on the New GreenLight Board.

(3)
Eric O’Brien was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing and has continuously served on the GreenLight board of directors since that time. During this period, he has been an affiliate of Fall Line. Fall Line held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series D Preferred Stock Financing and has continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series D Preferred Stock Financing. It is expected that Mr. O’Brien will serve on the New GreenLight Board.

(4)
Michael Liang was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing and has continuously served on the GreenLight board of directors since that time. During this period, he has been an affiliate of Baird. Baird held less than 5% of GreenLight’s outstanding capital stock at the time of GreenLight Series D Preferred Stock Financing.

(5)
David Furneaux was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing. Mr. Furneaux joined the board of directors in July 2013 and served on the GreenLight board of directors until the initial closing of the GreenLight Series D Preferred Stock Financing. During this period, he was an affiliate of Series Greenlight 2, A Separate Series of BlueIO Growth LLC (“
Series Greenlight 2
”). Series Greenlight 2 held less than 5% of GreenLight’s outstanding capital stock at the time of GreenLight’s Series D Preferred Stock Financing.

(6)
Ganesh Kishore was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing and has continuously served on the GreenLight board of directors since that time. During this period, he has been an affiliate of MLS Capital Fund II, L.P. (“
MLS
”). MLS held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series D Preferred Stock Financing and has continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series D Preferred Stock Financing. It is expected that Mr. Kishore will serve on the New GreenLight Board.

GreenLight Series C Preferred Stock Financing
From December 2018 to June 2019, GreenLight sold an aggregate of 35,092,183 shares of its Series C Preferred Stock at a purchase price of $1.59 per share, or an aggregate purchase price of $55.7 million (the “
GreenLight Series C Preferred Stock Financing
”).

The participants in the GreenLight Series C Preferred Stock Financing included persons affiliated with members of GreenLight’s board of directors and persons that held more than 5% of GreenLight’s outstanding capital stock at the time of the closing of the GreenLight Series C Preferred Stock Financing. The following table summarizes purchases of shares of GreenLight Series C Preferred Stock from GreenLight by such related persons:

Name	Number of Shares	Total Purchase Price
S2G Ventures Fund I, L.P. (1)	3,135,582	$4,985,575
S2G Ventures Fund II, L.P. (1)	3,135,583	$4,985,576
Baird Venture Partners V Limited Partnership (2)	3,762,699	$5,982,691
Fall Line Endurance Fund, LP (3)	3,135,583	$4,985,576
Kodiak Venture Partners III, L.P. (4)	2,753,920	$4,378,733
Kodiak III Entrepreneurs Fund, L.P. (4)	68,104	$108,285
Series Greenlight, a Separate Series of BlueIO Growth LLC (4)	1,301,266	$2,074,999
Furneaux Capital Holdco, LLC (dba BlueIO) (4)	188,134	$299,998
MLS Capital Fund II, L.P. (5)	1,881,350	$2,991,357

(1)
Matthew Walker is a member of the GreenLight board of directors. Mr. Walker joined the board of directors at the time of the closing of the GreenLight Series C Preferred Stock Financing and has continuously served on the GreenLight board of directors since that time. S2G Ventures acquired more than 5% of GreenLight’s outstanding capital stock in the GreenLight Series C Preferred Stock Financing. It is expected that Mr. Walker will serve on the New GreenLight Board.

(2)
Michael Liang is a member of the GreenLight board of directors. Mr. Liang joined the board of directors at the time of the closing of the GreenLight Series C Preferred Stock Financing and has continuously served on the GreenLight board of directors since that time. During this period, he has been an affiliate of Baird. Baird acquired more than 5% of GreenLight’s outstanding capital stock in the GreenLight Series C Preferred Stock Financing.

(3)
Eric O’Brien was a member of the GreenLight board of directors at the time of the GreenLight Series C Preferred Stock Financing and has continuously served on the GreenLight board of directors since that time. During this period, he has been an affiliate of Fall Line. Fall Line held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series C Preferred Stock Financing and has continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series C Preferred Stock Financing. It is expected that Mr. O’Brien will serve on the New GreenLight Board.

(4)
David Furneaux was a member of the GreenLight board of directors at the time of the GreenLight Series C Preferred Stock Financing. Mr. Furneaux joined the board of directors in June 2013 and served on the GreenLight board of directors until the initial closing of the GreenLight Series D Preferred Stock Financing. During this period, he was an affiliate of (i) Kodiak Venture Partners III, L.P. and Kodiak III Entrepreneurs Fund, L.P. (collectively, “
Kodiak
”), (ii) Series Greenlight 2 and Series Greenlight, a Separate Series of BlueIO Growth LLC “(collectively, “
Series Greenlight
”) and (iii) Furneaux Capital Holdco, LLC (dba BlueIO) (“
Furneaux Capital
” and, together with Series Greenlight, “
BlueIO
”). Kodiak acquired more than 5% of GreenLight’s outstanding capital stock in the GreenLight Series C Preferred Stock Financing. BlueIO held less than 5% of GreenLight’s outstanding capital stock at the time of GreenLight Series C Preferred Stock Financing.

(5)
Ganesh Kishore was a member of the GreenLight board of directors at the time of the GreenLight Series C Preferred Stock Financing and has continuously served on the GreenLight board of directors since that time. During this period, he has been an affiliate of MLS. MLS held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series C Preferred Stock Financing and has continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series C Preferred Stock Financing. It is expected that Mr. Kishore will serve on the New GreenLight Board.

Director Subscription Agreements
In November 2018, GreenLight entered into Subscription Agreements with Andrey Zarur and Jonathan Fleming, pursuant to which Messrs. Zarur and Fleming purchased 122,591 and 79,725 shares of GreenLight Series B Preferred Stock, respectively, from GreenLight at a purchase price of $0.8565 per share. Messrs. Zarur and Fleming were members of the GreenLight board of directors at the time of the subscription agreements. Mr. Fleming joined the GreenLight board of directors in July 2013 and served on the board of directors until the initial closing of the GreenLight Series C Preferred Stock Financing. It is expected that Mr. Zarur will serve on the New GreenLight Board.
GreenLight Investors’ Rights Agreement
GreenLight is a party to a Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 15, 2020 (the “
GreenLight IRA
”), which grants certain customary registration rights and information rights, among other things, to certain holders of GreenLight’s capital stock, including Morningside, Baird, Fall Line, MLS, S2G Ventures, Kodiak, and Khosla Ventures V, LP (“
Khosla V
”), Khosla Ventures Seed B, LP (“
Khosla Seed
” and, together with Khosla V, “
Khosla
”) and entities affiliated with such persons. These stockholders became parties to the GreenLight IRA (or an earlier version thereof) in connection with their respective investments in GreenLight, including in connection with the GreenLight Series D Preferred Stock Financing and the GreenLight Series C Preferred Stock Financing, as applicable. The GreenLight IRA will terminate upon the closing of the Business Combination.
GreenLight Voting Agreement
GreenLight is a party to the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020 (the “
GreenLight Voting Agreement
”), pursuant to which certain holders of GreenLight’s capital stock, including Morningside, Baird, Fall Line, MLS, S2G Ventures, Kodiak, and Khosla and entities affiliated with such persons, have agreed to vote their shares of GreenLight’s capital stock in favor of certain matters, including with respect to the election of directors. These stockholders became parties to the GreenLight Voting Agreement (or an earlier version thereof) in connection with their respective investments in GreenLight, including in connection with the GreenLight Series D Preferred Stock Financing and the GreenLight Series C Preferred Stock Financing, as applicable. The GreenLight Voting Agreement will terminate upon the closing of the Business Combination.
Management Rights Letters
GreenLight is a party to a Management Rights Letter with Kodiak, dated as of July 7, 2011 (the “
Kodiak MRL
”), a Management Rights Letter with Khosla Seed, dated as of July 26, 2013 (the “
Khosla Seed MRL
”), a Management Rights Letter with Khosla V, dated as of June 1, 2015 (the “
Khosla V MRL
” and together with the Khosla Seed MRL, the “
Khosla MRLs
”), a Management Rights Letter with Lewis & Clark Ventures I, LP and Lewis & Clark Plant Sciences Fund I, LP (collectively, “
Lewis
 & Clark
”), dated as of August 31, 2017 (the “
Lewis
 & Clark MRL
”), and a Management Rights Letter with Morningside, dated as of June 15, 2020 (the “
Morningside MRL
” and, together with the Kodiak MRL, the Khosla MRLs and the Lewis & Clark MRL, the “
Management Rights Letters
”), pursuant to which each of Kodiak, Khosla, Lewis & Clark and Morningside was granted certain customary information rights in connection with their respective investments in GreenLight.
The Management Rights Letters will terminate upon the closing of the Business Combination.
Post-Business Combination Arrangements
In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

•	the Subscription Agreements, which were executed and delivered by the following holders of more than 5% of GreenLight’s outstanding capital stock, as follows:

Name	Number of Shares	Subscription Amount
S2G Builders Food & Agriculture Fund III, L.P. (1)	1,500,000	$15,000,000
Morningside Venture Investments Limited	1,000,000	$10,000,000
Fall Line Endurance Fund, LP	700,000	$7,000,000
MLS Capital Fund II, L.P.	75,000	$750,000

(1)	S2G Builders Food & Agriculture Fund III, L.P. is affiliated with S2G Ventures.

•
the Transaction Support Agreements, which were executed and delivered by the following holders of more than 5% of GreenLight’s outstanding capital stock: Fall Line, Khosla, Kodiak, MLS, Morningside, and S2G Ventures; and

•
the Investor Rights Agreement, which was executed and delivered by the following holders of more than 5% of GreenLight’s outstanding capital stock: Fall Line, Khosla, Kodiak, MLS, Morningside, and S2G Ventures.

For more information about these agreements, see the section titled “
Business Combination Proposal—Related Agreements.
”
Indemnification under Proposed Charter and Proposed Bylaws; Indemnification Agreements
The Proposed Charter and Proposed Bylaws, as will be in effect following the consummation of the Business Combination pending stockholder approval at the Special Meeting, provide that New GreenLight will indemnify its directors and officers to the maximum extent permitted by the DGCL, subject to certain exceptions. In addition, the Proposed Charter, as will be in effect following the consummation of the Business Combination pending stockholder approval at the Special Meeting, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the maximum extent permitted by the DGCL.
New GreenLight also intends to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the maximum extent permitted under the DGCL, subject to certain exceptions contained in those agreements. For additional information, see “
Description of New GreenLight Securities—Limitations on Liability and Indemnification of Officers and Directors
.”
Policies and Procedures for Related Party Transactions
Effective upon the consummation of the Business Combination, the board of directors of New GreenLight will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which New GreenLight or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of New GreenLight’s directors or executive officers;

•	any person who is known by New GreenLight to be the beneficial owner of more than 5% of its voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother-in-law
or
sister-in-law
of a director, executive officer or a beneficial owner of more than 5% of New GreenLight’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New GreenLight’s voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New GreenLight will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF STOCKHOLDERS’ RIGHTS
GreenLight is incorporated under the laws of the State of Delaware and the rights of GreenLight stockholders are governed by the laws of the State of Delaware, including the DGCL, GreenLight’s Certificate of Incorporation and GreenLight’s bylaws. As a result of the Business Combination, GreenLight stockholders who receive New GreenLight Common Stock will become New GreenLight stockholders. New GreenLight is incorporated under the laws of the State of Delaware and the rights of New GreenLight stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Proposed Bylaws. Thus, following the Business Combination, the rights of GreenLight stockholders who become New GreenLight stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by GreenLight’s Certificate of Incorporation and GreenLight’s bylaws but instead will be governed by the Proposed Charter and the Proposed Bylaws.
Additionally, if the Public Benefit Corporation Proposal is approved and adopted by our stockholders, New GreenLight will convert into a PBC. We do not believe that an investment in the stock of a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. Holders of New GreenLight Common Stock will have voting, dividend, and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a public benefit corporation. However, the DGCL imposes additional or different requirements on PBCs than traditional Delaware corporations, including disclosure of a report to stockholders at least biennially that details the promotion of the PBC Purpose and of the best interests of those materially affected by its conduct and an obligation of the board of directors of a PBC to balance the pecuniary interests of its stockholders, the best interests of those materially affected by its conduct, and the specific public benefits identified in its certificate of incorporation. However, the New GreenLight Board will not have any duty to any person on account of any interest of such person in the PBC Purpose or on account of any interest materially affected by New GreenLight’s conduct, and its balance requirement described in the previous sentence will be deemed satisfied if the New GreenLight Board’s decision is both informed and disinterested and not such that no person of ordinary sound judgment would approve. For more information on the material differences between a PBC and a corporation that is not designated as a public benefit corporation, see “
The Public Benefit Corporation Proposal
” in this proxy statement/prospectus.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of GreenLight’s stockholders under GreenLight’s Certificate of Incorporation and GreenLight’s bylaws (left column), and the rights of New GreenLight stockholders under the forms of the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of GreenLight’s Certificate of Incorporation and GreenLight’s bylaws, the form of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex B, and the form of the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex C, as well as the relevant provisions of the DGCL.

GreenLight	New GreenLight

Authorized Capital Stock

GreenLight Common Stock
. GreenLight is currently authorized to issue 191,500,000 shares of common stock, par value $0.001 per share. As of August 31, 2021, there were 3,407,641 shares of GreenLight Common Stock outstanding.

GreenLight Preferred Stock
. GreenLight is currently authorized to issue 145,948,944 shares of preferred stock, par value $0.001 per share, 2,865,698 of which are designated as Series
A-1
Preferred Stock, 7,018,203 of which are designated as Series
A-2
Preferred Stock, 8,647,679 of which are designated as Series
A-3
Preferred Stock, 21,245,353 of which are designated as Series B Preferred Stock, 35,152,184 of which are designated as Series C Preferred Stock and 71,019,827 of which are designated as Series D Preferred Stock. As of August 31, 2021, there were outstanding 2,807,571 shares of GreenLight Series
A-1
Preferred Stock, 6,993,693 shares of GreenLight Series
A-2
Preferred Stock, 8,629,505 shares of GreenLight Series
A-3
Preferred Stock, 21,245,353 shares of GreenLight Series B Preferred Stock, 35,092,183 shares of GreenLight Series C Preferred Stock and 60,184,332 shares of GreenLight Series D Preferred Stock.

New GreenLight Common Stock
. New GreenLight will be authorized to issue 510,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. Following consummation of the Business Combination, it is expected that there will be                shares of New GreenLight Common Stock issued and outstanding. See “Description of New GreenLight Securities—Common Stock” for information regarding assumptions underlying the calculation of this figure.

New GreenLight Preferred Stock
. Following consummation of the Business Combination, New GreenLight is not expected to have any preferred stock outstanding.

Change in Authorized Shares
. The number of authorized shares of New GreenLight Common Stock or New GreenLight Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority of the shares of capital stock of New GreenLight entitled to vote (and without a separate vote of the class the authorized number of shares of which is being increased or decreased).

Undesignated Preferred Stock

GreenLight is not currently authorized to issue any undesignated series of preferred stock.	The New GreenLight Board is authorized to provide for, out of the unissued shares of New GreenLight Preferred Stock, one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the New GreenLight Board providing for the issuance of such series.

GreenLight	New GreenLight

Conversion

There are no conversion rights relating to GreenLight Common Stock.

At any time, each holder of GreenLight Preferred Stock has the right, at its option, to convert any or all of such holder’s GreenLight Preferred Stock into GreenLight Common Stock at the then-effective Conversion Price. Each GreenLight Preferred Share is currently convertible into such number of shares of GreenLight Common Stock as is determined by dividing the applicable Original Issue Price (as defined in GreenLight’s Certificate of Incorporation) for such series of preferred stock by the applicable Conversion Price (as defined in GreenLight’s Certificate of Incorporation) for such series in effect at the time of conversion. GreenLight’s Certificate of Incorporation includes provisions to reduce the applicable Conversion Price of each series of GreenLight Preferred Stock for specified issuances of shares (or deemed issuances of shares) below the then-applicable Conversion Price for such series, subject to customary exclusions.
There are no conversion rights relating to the New GreenLight Common Stock.

Number of Directors

The stockholders at the annual meeting of GreenLight will determine the number of directors, and the number of directors may be increased or decreased by GreenLight’s stockholders or the board of directors by a vote of a majority of directors then in office, except that any such decrease by vote of the directors will only be made to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors.	Subject to the rights of the holders of any New GreenLight Preferred Stock that may be issued in the future, the number of directors that constitutes the New GreenLight Board shall be determined from time to time by the New GreenLight Board.

Classified Board Structure; Term of Office

GreenLight does not have a classified board structure. Each GreenLight director will hold office until the next annual meeting of GreenLight stockholders.

Each GreenLight director will continue to hold office until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified.

New GreenLight has a classified board structure. The New GreenLight Board will be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The terms of the initial Class I directors, Class II directors and Class III directors will expire at the first, second and third annual meetings of the New GreenLight stockholders, respectively, after the Business Combination. At each annual meeting of the New GreenLight stockholders after the Business Combination, each of the successors elected to replace the class of directors whose term expires at that annual meeting will be elected for a term expiring at the third annual meeting of the New GreenLight stockholders thereafter.

GreenLight	New GreenLight

Each director will hold continue to office until the election and qualification of his or her successor, or until his or her earlier death, resignation, disqualification or removal.

Election of Directors

The holders of record of the shares of each of the GreenLight Series A Preferred Stock, GreenLight Series B Preferred Stock, GreenLight Series C Preferred Stock and GreenLight Series D Preferred Stock, each voting exclusively and as a separate class, are entitled to elect one director of GreenLight, or a total of four directors in the aggregate (the “
Preferred Directors
”).
The holders of record of the shares of Common Stock, voting exclusively and as a separate class, are entitled to elect one director of GreenLight (the “
Common Director
”). The balance of the total number of directors are elected by the holders of GreenLight Common Stock and any other class or series of voting stock of GreenLight (including the GreenLight Preferred Stock), exclusively and voting together as a single class, by vote of a majority of such shares.

If the holders of GreenLight shares of any class or series of stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, then any directorship not so filled will remain vacant until the holders of such series or class of stock elect a person to fill such directorship by vote or written consent. No such directorship may be filled by stockholders of GreenLight other than by the stockholders of GreenLight that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect a director.

Following the Business Combination, subject to the rights of the holders of any New GreenLight Preferred Stock that may be issued in the future, holders of shares of New GreenLight Common Stock will have the exclusive right to vote for the election of directors, at any annual or special meeting of the stockholders of New GreenLight.

At any meeting of New GreenLight stockholders, the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

GreenLight	New GreenLight

Vacancies on the Board of Directors

Vacancies on the GreenLight board of directors and any newly created directorships resulting from an increase in the number of directors may be filled by vote of the stockholders at a meeting called for such purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board effective at a future date, a majority of the directors then in office, including those who have resigned, will have power to fill such vacancy or vacancies, the vote or action in writing thereon to take effect when such resignation or resignations become effective; provided however, that any vacancy in any directorship filled by the holders of a specific class or series, may be filled only by the affirmative vote or written consent of the holders of such class or series.	Subject to the special rights of the holders of any series of New GreenLight Preferred Stock to elect directors, newly created directorships resulting from an increase in the number of directors and any vacancies on the New GreenLight Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders. Any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Removal of Directors

The Preferred Directors and the Common Director may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors. The Preferred Directors and the Common Director may be removed with cause by the holders of a majority of the stock issued and outstanding and entitled to vote at an election of directors.

Any director of the GreenLight Board who is not a Preferred Director or the Common Director may be removed, with or without cause, by the holders of a majority of the stock issued and outstanding and entitled to vote at an election of directors. No director removed shall have any right to receive compensation as such director for any period following removal unless the body acting in the removal, in its discretion, provides for compensation.
Subject to the rights of holders of any New GreenLight Preferred Stock to elect and remove any directors whom such holders have the right to elect, any director may be removed at any time, but only for cause and only by the affirmative vote of at least a majority of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class.

Voting

Each GreenLight Common Share is entitled to one vote at all meetings of stockholders and written actions in lieu of meetings.

On any matter presented to the GreenLight stockholders, the holders of GreenLight Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of GreenLight Common Stock into which the shares of Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter.
Each share of New GreenLight Common Stock is entitled to one vote on each matter submitted to a vote of stockholders.

GreenLight	New GreenLight

Preferred Stock Protective Provisions

At any time when at least 2,000,000 shares of Preferred Stock are outstanding, neither GreenLight nor any subsidiary of GreenLight may, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted
basis:

liquidate, dissolve or
wind-up
the business and affairs of GreenLight, effect any Deemed Liquidation Event (as defined in the GreenLight Certificate of Incorporation), or effect a reorganization or recapitalization, or enter into a merger, acquisition, sale or other disposition of substantially all the assets of GreenLight in which the stockholders of GreenLight immediately prior to such transaction do not own at least two-thirds
of the capital stock of the surviving or resulting corporation, or consent to any of the foregoing (any of the foregoing, a “
Liquidation Event
”); however, for any Deemed Liquidation Event in which the holders of Preferred Stock will receive an amount per share greater than the Series
A-3
Original Issue Price (as defined in the GreenLight Certificate of Incorporation), only the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted
basis, shall be required for this purpose;

amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of GreenLight;

create, authorize, issue or obligate itself to issue shares of any additional class or series of capital stock unless it ranks junior to each series of the Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up, the payment of dividends, and rights of redemption;

change the authorized number of shares of Common Stock or Preferred Stock;

Not applicable.

GreenLight	New GreenLight
reclassify, alter or amend any existing security of GreenLight that is pari passu with any series of the Preferred Stock in respect of the distribution of assets on liquidation, dissolution or winding up, the payment of dividends or rights of redemption, if doing so would render such other security senior to such series of Preferred Stock in respect of any such right, preference or privilege;

reclassify, alter or amend any existing security of GreenLight that is junior to any series of Preferred Stock in respect of the distribution of assets on liquidation, dissolution or winding up, the payment of dividends or rights of redemption, if such action would render such other security senior to or pari passu with such series of Preferred Stock in respect of any such right, preference or privilege;

purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of capital stock of GreenLight, subject to specified exceptions;

create, authorize, issue or authorize the issuance of any debt security, other than equipment leases or bank lines of credit, unless such debt security has received the prior approval of the Board, including the approval of a majority of the Preferred Directors then serving on the Board;

change the number of directors constituting the Board; or

change the principal line of business of GreenLight.

In addition, neither GreenLight nor any subsidiary of GreenLight may, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a separate class, and the holders of a majority of the outstanding shares of Series D Preferred Stock, voting together as a separate class:

effect a Liquidation Event;

GreenLight	New GreenLight
amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of GreenLight (to the extent such event would adversely affect such class);

create, authorize, issue or obligate itself to issue shares of any additional class or series of capital stock unless it ranks junior to such series of the Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up, the payment of dividends, and rights of redemption;

purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of capital stock of GreenLight junior to such series;

create, authorize, issue or authorize the issuance of any debt security unless such debt security has received the prior approval of the Board;

create or hold capital stock in any subsidiary that is not a wholly owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets; or

increase or decrease the authorized number of directors constituting the Board.

The above provisions apply, in the case of the Series D Preferred Stock, whenever at least 13,046,416 shares are outstanding and, in the case of the Series C Preferred Stock, whenever at least 7,798,850 shares are outstanding, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

Special Meeting of the Board of Directors

Special meetings of the GreenLight board of directors may be held at any time and at any place as designated in the notice of the meeting, when called by the President, or by one-third
or more in number of the directors, reasonable notice thereof being given to each director.	Special meetings of the New GreenLight board of directors may be called by the Chairman of the Board or Chief Executive Officer (or, if the Corporation has no Chief Executive Officer, the President) and must be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and will be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.

GreenLight	New GreenLight

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a certificate of incorporation generally requires the affirmative vote of a majority of the outstanding shares of stock entitled to vote thereon and a majority of the outstanding shares of stock of each class entitled to vote thereon as a class. See “
Preferred Stock Protective Provisions
” above for certain rights of the GreenLight Preferred Stockholders.
Subject to the rights of the holders of any New GreenLight Preferred Stock that may be issued in the future, in addition to any vote required by applicable law or the certificate of incorporation or bylaws of New GreenLight, the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, is required to reduce the authorized number of shares of New GreenLight Preferred Stock or to amend, alter, change or repeal, or adopt any provision inconsistent with, the following provisions of the Proposed Charter:

Section 4.2, which relates to the authorization and designation of New GreenLight Preferred Stock;

Article V, which relates to the number, powers and term of the New GreenLight Board, the filling of vacancies in the New GreenLight Board and the removal of directors;

Article VI, which relates to the amendment, alteration, repeal or adoption of bylaws;

Article VII, which relates to the calling of meetings of stockholders, notice requirements for stockholder proposals and director nominations and the prohibition of actions by written consent of stockholders;

Article IX, which relates to the amendment, alteration, change or repeal of any provision of the Proposed Charter; and

Article X, which relates to exclusive forum provisions for certain lawsuits.

For an amendment of any other provision of the Proposed Charter, the Proposed Charter applies Delaware law, which allows an amendment to a certificate of incorporation generally with the affirmative vote of a majority of the outstanding shares of stock entitled to vote thereon.

GreenLight	New GreenLight
Amendment of Bylaws

The bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders at any regular or special meeting of the stockholders or by the affirmative vote of a majority of the GreenLight board of directors.	The New GreenLight Board may adopt, amend, alter or repeal bylaws by the affirmative vote of a majority of the directors then in office. The adoption, alteration, amendment or repeal of bylaws by the stockholders will generally require the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. However, if the New GreenLight Board recommends such adoption, amendment, alteration or repeal, such action will only require the affirmative vote of a majority of the then-outstanding shares of capital stock of New GreenLight entitled to vote on such action, voting together as a single class.

Quorum

Board of Directors
. At any meeting of the directors, a majority of the directors then in office constitutes a quorum. A quorum may not in any case be less than one-third
of the total number of directors constituting the whole GreenLight board of directors.

Stockholders
. The holders of a majority of the stock issued and outstanding and entitled to vote thereat constitutes a quorum at all meetings of the stockholders for the transaction of business. At any meeting held for the purpose of electing a director, the presence of the holders of a majority of the outstanding shares of the class or series entitled to elect such director or directors constitutes a quorum for the purpose of electing such director.

Board of Directors
. A majority of the New GreenLight Board constitutes a quorum. A quorum may in no case be less than one-third
of the total number of directors constituting the New GreenLight Board.

Stockholders.
The holders of shares representing a majority of the voting power of all outstanding shares of capital stock of New GreenLight entitled to vote at a meeting constitutes a quorum, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series constitutes a quorum of such class or series.

Stockholder Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted.	Any action required or permitted to be taken by the stockholders must be effected by a duly called annual meeting or special meeting of the stockholders and may not be effected by written consent of the stockholders.

GreenLight	New GreenLight

Special Stockholder Meetings

A special meeting of GreenLight’s stockholders may be called at any time by the President and must be called by the President or the Secretary at the request in writing of a majority of the board of directors, or at the request in writing of the holders of at least ten percent of all capital stock of GreenLight issued and outstanding and entitled to vote at such meeting for the purposes prescribed in the notice and at a place, date and time fixed by the board of directors. Business transacted at any special meeting of stockholders shall be confined to the purposes stated in the notice.	The Proposed Bylaws provides that special meetings of stockholders for any purpose or purposes may be called only by the New GreenLight Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Nominations of persons for election to the New GreenLight Board and stockholder proposals of other business may not be brought before a special meeting of stockholders to be considered by the stockholders, unless the special meeting is held in lieu of an annual meeting, in which case such special meeting will be deemed an annual meeting of the stockholders.

Notice of Stockholder Meetings

Written notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in case of a special meeting, the purpose or purposes for which the meeting is called, must be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.	Written notice stating the place, if any, date and time of each meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in case of a special meeting, the purpose or purposes for which the meeting is called, must be mailed to or transmitted electronically not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice.
No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in New GreenLight’s notice of meeting (or any supplement thereto) given by or at the direction of the New GreenLight Board, (ii) properly brought before the annual meeting by or at the direction of the New GreenLight Board or (iii) otherwise properly brought before the annual meeting by any stockholder of New GreenLight who is entitled to vote at the meeting, who complies with the requisite notice procedures and who is a stockholder of record both at the time such notice is delivered to the Secretary of New GreenLight and on the record date for the determination of stockholders entitled to vote at such annual meeting.

GreenLight	New GreenLight

The stockholder must (i) give timely notice thereof in proper written form to the Secretary of New GreenLight, (ii) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws and (iii) together with the beneficial owner(s), if any, on whose behalf the business proposal is made, otherwise act in accordance with the Proposed Bylaws. To be timely, a stockholder’s notice must be received not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is more than 30 days before or more than 60 days after that anniversary date (or if there was no prior annual meeting), notice must be received not earlier than the close of business on the 150th day before the meeting and not later than the later of the close of business on the 120th day before the meeting or the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New GreenLight.

Stockholder Nominations of Persons for Election as Directors

Not applicable.	Nominations of persons for election to the New GreenLight Board may be made at an annual meeting of stockholders, or at any special meeting of stockholders in lieu of an annual meeting, (i) by or at the direction of the New GreenLight Board or (ii) by any stockholder of New GreenLight who is entitled to vote at the meeting, who complies with the requisite notice procedures and who is a stockholder of record both at the time such notice is delivered to the Secretary of New GreenLight and on the record date for the determination of stockholders entitled to vote at such annual meeting.

For a nomination to be made by a stockholder, such stockholder must (i) give timely notice thereof in proper written form to the Secretary, (ii) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination is made, otherwise act in accordance with the Proposed Bylaws. To be timely, a stockholder’s notice must be received not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the anniversary date of the immediately preceding annual meeting of stockholders. However,

GreenLight	New GreenLight

if the annual meeting is more than 30 days before or more than 60 days after that anniversary date (or if there was no prior annual meeting), notice must be received not earlier than the close of business on the 150th day before the meeting and not later than the later of the close of business on the 120th day before the meeting or the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New GreenLight.

Limitation of Liability of Directors and Officers

To the fullest extent permitted by the DGCL, a director of GreenLight will not be personally liable to GreenLight or its stockholders for monetary damages for breach of fiduciary duty owed to GreenLight and its stockholders. If the DGCL or any other law of the state of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of GreenLight shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The amendment, repeal or modification of this provision in GreenLight’s Certificate of Incorporation will not eliminate, reduce or adversely affect any right or protection of, or increase the liability of, a director of GreenLight with respect to any act or omission occurring before such amendment, repeal or modification.

No director of New GreenLight will be personally liable to New GreenLight or its stockholders for monetary damages for breach of fiduciary duty owed to New GreenLight or its stockholders, except to the extent such elimination of liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Additionally, if the Public Benefit Corporation Proposal is approved and adopted, directors must balance (i) the pecuniary interests of the stockholders, (ii) the best interest of stakeholders materially affected by the public benefit corporation’s conduct and (iii) the specific public benefit identified in the amended and restated certificate of incorporation. However, directors are not subject to the traditional duty to maximize short-term stockholder value.

Neither the amendment, repeal or modification of the relevant provision of the Proposed Charter, nor, to the fullest extent permitted by the DGCL, any modification of law, will adversely affect any right or protection of a director of New GreenLight with respect to any act or omission occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of the relevant provision of the Proposed Charter to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors of New GreenLight will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

GreenLight	New GreenLight

Indemnification of Directors, Officers, Employees and Agents

GreenLight will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person for any proceeding by reason of the fact that such person is or was a director, officer or agent of GreenLight or, while a director or officer, is or was serving at the request of GreenLight as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise,

The right to indemnification covers all expenses, liability and loss reasonably incurred or suffered by such person in connection with any such proceeding, but an advancement of expenses will be made only upon delivery to GreenLight of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it should be determined that the indemnitee is not entitled to be indemnified for the expenses.

Notwithstanding the foregoing, GreenLight will not be required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

Any amendment, repeal or modification of the indemnification provisions in the GreenLight Certificate of Incorporation will not adversely affect any right or protection of a director, officer or other agent of GreenLight existing at the time of such amendment, repeal or modification.

New GreenLight will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person for any proceeding by reason of the fact that such person is or was a director or officer of New GreenLight or, while a director or officer, is or was serving at the request of New GreenLight as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent.

The right to indemnification covers all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, and amounts paid in settlement) incurred by such person in connection with any such proceeding.

An indemnitee will also have the right to be reimbursed for the expenses (including attorneys’ fees) reasonably incurred in defending or otherwise participating in a proceeding in advance of its final disposition, provided, however, that if required by law any such reimbursement will be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be determined that the indemnitee is not entitled to be indemnified for the expenses.

Except for proceedings to enforce rights to indemnification, New GreenLight will indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the New GreenLight Board.

New GreenLight has the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, any employee or agent of New GreenLight who was or is made a party or is otherwise involved in a proceeding by reason of the fact that he or she is or was an employee or agent of New GreenLight or is or was serving at the request of New GreenLight as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

GreenLight	New GreenLight

Any amendment, alteration, change, or repeal of the indemnification provisions in the New GreenLight Certificate of Incorporation will not adversely affect any right or protection existing at the time of such amendment, alteration, change or repeal.

Dividends, Distributions and Stock Repurchases

GreenLight shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of GreenLight (other than dividends on shares of GreenLight Common Stock payable in shares of Common Stock for which an adjustment is made pursuant to the GreenLight Certificate of Incorporation) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the GreenLight Preferred Stock then outstanding shall first receive, or simultaneously receive, the Accruing Dividends then accrued on each outstanding share of GreenLight Preferred Stock and not previously paid plus an equivalent dividend on an as-converted
basis.

Dividends accrue at set rates on each share of GreenLight Preferred Stock (together “
Accruing Dividends
”). Dividends accrue at a rate per annum of $0.08 per share, $0.1316 per share, $0.1855 per share, $0.06852 per share, $0.12822 per share and $0.14494 per share from the date of issuance of the Series
A-1
Preferred Stock, Series
A-2
Preferred Stock, Series
A-3
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.
Subject to applicable law and the rights and preferences of the holders of any New GreenLight Preferred Stock that may be issued in the future, and to the other provisions of the Proposed Charter, the holders of GreenLight Common Stock will be entitled to the payment of dividends when, as and if declared by the New GreenLight Board.

Liquidation

Upon any liquidation, dissolution, winding up, merger or consolidation of GreenLight, the assets available for distribution to its stockholders will be paid out on a pari passu
basis:

•  First, to holders of GreenLight Series D Preferred Stock then outstanding in an amount per share equal to the Series D Original Issue Price of $1.8118 per share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid.

•  Second, to holders of GreenLight Series C Preferred Stock and Series B Preferred Stock then outstanding in an amount per share equal to the applicable Original Issue Price of $1.5946 per share for the Series C Preferred Stock and $0.8565
Subject to applicable law and the rights and preferences of the holders of any New GreenLight Preferred Stock that may be issued in the future, in the event of any voluntary or involuntary liquidation, dissolution or winding up of New GreenLight, after payment or provision for payment of the debts and other liabilities of New GreenLight, the holders of shares of New GreenLight Common Stock will be entitled to receive all the remaining assets of New GreenLight available for distribution to its stockholders, ratably in proportion to the number of shares of New GreenLight Common Stock held by them.

GreenLight	New GreenLight
per share for the Series B Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

•  Third, to holders of GreenLight Series A Preferred Stock then outstanding in an amount per share equal to the applicable Original Issue Price of $1.53 per share for the Series
A-1
Preferred Stock, $1.645 per share for the Series
A-2
Preferred Stock and $2.3185 per share for the Series
A-3
Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

•  Fifth, to holders of GreenLight Common Stock, pro rata based on the number of shares held by each such holder.

Choice of Forum

Not applicable.	The Proposed Charter provides that, unless New GreenLight gives an Alternative Forum Consent, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New GreenLight, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New GreenLight to New GreenLight or its stockholders, (iii) any action asserting a claim against New GreenLight, its directors, officers or employees arising pursuant to any provision of the DGCL, the Proposed Charter or New GreenLight’s bylaws, or (iv) any action asserting a claim against New GreenLight, its directors, officers or employees governed by the internal affairs doctrine, subject to certain exceptions. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, for which claims may be brought in any U.S. federal court, or any other claim for which the federal courts have exclusive jurisdiction. The Proposed Charter also provides that, unless New GreenLight gives an Alternative Forum Consent, the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

DESCRIPTION OF NEW GREENLIGHT SECURITIES
As a result of the Business Combination, GreenLight equityholders who receive shares of New GreenLight Common Stock in the Business Combination will become New GreenLight stockholders. Your rights as a New GreenLight stockholder will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of New GreenLight’s capital stock, including the shares of New GreenLight Common Stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. ENVI urges you to read the applicable provisions of Delaware law and the Proposed Charter and the Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of New GreenLight Common Stock.
In connection with the Business Combination, New GreenLight will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and the Proposed Bylaws, each of which will be in effect upon the consummation of the Business Combination, and the forms of which are attached as Annexes C and D to this proxy statement/prospectus, respectively. You are urged read the Proposed Charter and the Proposed Bylaws in their entirety, as well as the applicable provisions of the DGCL.
New GreenLight’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Authorized Capitalization
Upon the consummation of the Business Combination, New GreenLight’s authorized capital stock will consist of 500,000,000 shares of New GreenLight Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “
New GreenLight Preferred Stock
”). No shares of New GreenLight Preferred Stock will be issued or outstanding immediately after the Business Combination. Unless the New GreenLight Board determines otherwise, New GreenLight will issue all shares of its capital stock in uncertificated form.
Common Stock
Holders of shares of New GreenLight Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of shares of New GreenLight Common Stock will not have cumulative voting rights in the election of directors.
Upon New GreenLight’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of New GreenLight Preferred Stock having liquidation preferences, if any, the holders of shares of New GreenLight Common Stock will be entitled to receive pro rata New GreenLight’s remaining assets available for distribution. Holders of shares of New GreenLight Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no sinking fund provisions applicable to New GreenLight Common Stock. All shares of New GreenLight Common Stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable.
The rights, powers, preferences and privileges of holders of shares of New GreenLight Common Stock will be subject to those of the holders of any shares of New GreenLight Preferred Stock that the New GreenLight Board may authorize and issue in the future.
As of the date of this prospectus, ENVI had 20,700,000 shares of ENVI Class A Common Stock held by                  holders of record and 5,175,000 shares of ENVI Class B Common Stock issued and outstanding held by five holders of record. Immediately after giving effect to the Business Combination, (x) assuming no public shares are redeemed, (y) assuming there are no other issuances of equity interests by ENVI or GreenLight before the Business Combination and (z) without taking into account any ENVI options or warrants that will remain outstanding immediately following the Closing and may be exercised at a later date (including the Rollover

Options and the Assumed Warrants), ENVI expects that New GreenLight will have approximately 141,770,217 shares of New GreenLight Common Stock outstanding, consisting of (i) 103,470,217 shares issued to GreenLight stockholders, (ii) 12,425,000 shares issued to the Subscribers pursuant to the Subscription Agreements, (iii) 20,700,000 shares held by ENVI’s public stockholders and (iv) 5,175,000 shares held by our initial stockholders.
Preferred Stock
Upon the consummation of the Business Combination and pursuant to the Proposed Charter that will become effective at the consummation of the Business Combination, the total number of authorized shares of New GreenLight Preferred Stock will be 10,000,000. Upon the consummation of the Business Combination, no shares of New GreenLight Preferred Stock will be issued or outstanding.
Under the terms of the Proposed Charter, the New GreenLight Board is authorized to issue shares of New GreenLight Preferred Stock in one or more series without the approval of New GreenLight’s stockholders. The New GreenLight Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of New GreenLight Preferred Stock.
The purpose of authorizing the New GreenLight Board to issue New GreenLight Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of New GreenLight Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock of New GreenLight. Additionally, the issuance of New GreenLight Preferred Stock may adversely affect the holders of shares of New GreenLight Common Stock by restricting dividends on New GreenLight Common Stock, diluting the voting power of New GreenLight Common Stock or subordinating the liquidation rights of New GreenLight Common Stock. As a result of these or other factors, the issuance of New GreenLight Preferred Stock could have an adverse impact on the market price of New GreenLight Common Stock.
Warrants
As of September 30, 2021, there were outstanding 10,350,000 public warrants, which were issued in connection with our initial public offering, and 2,750,000 private placement warrants, which were issued to our initial stockholders and certain of our independent directors. Except as described below, the private placement warrants are identical in all material respects to the public warrants.
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of New GreenLight Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our initial public offering or 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of New GreenLight Common Stock. No fractional warrant will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of New GreenLight Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New GreenLight Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New GreenLight Common Stock upon exercise of a warrant unless New GreenLight Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New GreenLight Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement covering the shares of New GreenLight Common Stock issuable upon exercise of the warrants, to cause such registration statement to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to those shares of New GreenLight Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of New GreenLight Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if New GreenLight Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “ 30-day redemption period ”) to each warrantholder; and

•
if, and only if, the reported last sale price of New GreenLight Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of New GreenLight Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of New GreenLight Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in our initial public offering.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of New GreenLight Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New GreenLight Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New GreenLight Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New GreenLight Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of New GreenLight Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of New GreenLight Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New GreenLight Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our initial stockholders and their permitted transferees would still be entitled to exercise their private placement warrants (and private placement-equivalent warrants) for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New GreenLight Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of New GreenLight Common Stock is increased by a stock dividend payable in shares of New GreenLight Common Stock, or by a split-up
of shares of New GreenLight Common Stock or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of shares of New GreenLight Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New GreenLight Common Stock. A rights offering to holders of New GreenLight Common Stock entitling holders to purchase shares of New GreenLight Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New GreenLight Common Stock equal to the product of (i) the number of shares of New GreenLight Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New GreenLight Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of New GreenLight Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes: (i) if the rights offering is for securities convertible into or exercisable for New GreenLight Common Stock, in determining the price payable for New GreenLight Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New GreenLight Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New GreenLight Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New GreenLight Common Stock on account of such shares of New GreenLight Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New GreenLight Common Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of New GreenLight Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of New GreenLight Common Stock if we do not complete the initial business combination within 18 months from the closing of our initial public offering (or up to 24 months from the closing of our initial public offering if we, by resolution of our board, extend the period of time by an additional six months) or (e) in connection with the redemption of our public shares upon our failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New GreenLight Common Stock in respect of such event.
If the number of outstanding shares of New GreenLight Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New GreenLight Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New GreenLight Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New GreenLight Common Stock.
Whenever the number of shares of New GreenLight Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New GreenLight Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New GreenLight Common Stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of New GreenLight Common Stock or securities convertible into or exercisable or exchangeable for shares of New GreenLight Common Stock for capital raising purposes in connection with the closing of the Business Combination, at an issue price or effective issue price of less than $9.20 per share of New GreenLight Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance (the “
Newly Issued Price
”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Business Combination, and (z) the volume weighted average trading price of the New GreenLight Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (the “
Market Value
”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding shares of New GreenLight Common Stock (other than those described above or that solely affects the par value of such shares of New GreenLight Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New GreenLight Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New GreenLight Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New GreenLight Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement in connection with our initial public offering, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then-outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then-outstanding private placement warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New GreenLight Common Stock or any voting rights until they exercise their warrants and receive shares of New GreenLight Common Stock. After the issuance of shares of New GreenLight Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New GreenLight Common Stock to be issued to the warrantholder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. In addition, the warrant agreement provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.
Private Placement Warrants
The private placement warrants (and private placement-equivalent warrants) (including the shares issuable upon exercise of such warrants) will not be redeemable by us so long as they are held by members of our initial stockholders or their permitted transferees. Otherwise, the private placement warrants (and private placement-equivalent warrants) are identical to the warrants sold in our initial public offering except that the private placement warrants (and private placement-equivalent warrants), so long as they are held by our initial stockholders or their permitted transferees, (i) will not be redeemable by us, (ii) may not (including New GreenLight Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Business Combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) with respect to any private placement warrants (or any private placement-equivalent warrants) held by the Sponsor, for so long as they are held by the Sponsor, will be subject to a lock-up
in compliance with FINRA Rule 5110(e), will have limitations on resale registration and will not be exercisable more than five years from the effective date of the registration statement for our initial public offering in accordance with FINRA Rule 5110(g)(8)(A).
If holders of the private placement warrants (and private placement-equivalent warrants) elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of New GreenLight Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New GreenLight Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of New GreenLight Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of New GreenLight Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by our initial stockholders or their permitted transferees is because we did not know at the time of our initial public offering whether they would be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he, she or they are in possession of material non-public
information. Accordingly, unlike public stockholders who could sell the shares of New GreenLight Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Dividends
Declaration and payment of any dividend will be subject to the discretion of the New GreenLight Board. The time and amount of dividends will be dependent upon, among other things, New GreenLight’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders, and any other factors or considerations the New GreenLight Board may regard as relevant.
New GreenLight currently intends to retain all available funds and any future earnings to fund the development and growth of its business and therefore does not anticipate declaring or paying any cash dividends on New GreenLight Common Stock in the foreseeable future.
Public Benefit Corporation Status
If the Public Benefit Corporation Proposal is approved by the stockholders, New GreenLight will become a public benefit corporation under subchapter XV of the DGCL.
As a public benefit corporation, the New GreenLight Board will be required by the DGCL to manage or direct New GreenLight’s business and affairs in a manner that balances the pecuniary interests of the New GreenLight stockholders, the best interests of those materially affected by its conduct, and the specific public benefits identified in the PBC Proposed Charter. However, the New GreenLight Board will not have any duty to any person on account of any interest of such person in the PBC Purpose or on account of any interest materially affected by New GreenLight’s conduct, and its balance requirement described in the previous sentence will be deemed satisfied if the New GreenLight Board’s decision is both informed and disinterested and not such that no person of ordinary sound judgment would approve. New GreenLight will also be required to assess its benefit performance internally and to disclose to stockholders at least biennially a report that details its promotion of the public benefits identified in the PBC Proposed Charter and of the best interests of those materially affected by its conduct. It is expected that the New GreenLight Board will measure New GreenLight’s benefit performance against the objectives and standards proposed by it and approved by the New GreenLight Board. When determining the objectives and standards by which the New GreenLight Board will measure its public benefit performance, the New GreenLight Board will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of New GreenLight’s business on the communities in which it operates, and society and the environment, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii) transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.
Under the DGCL, New GreenLight’s stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of our outstanding shares or, upon New GreenLight’s listing, the lesser of such percentage or shares of at least $2 million in market value. For more information relating to the requirements of a PBC, see the section titled “
The Public Benefit Corporation Proposal
” in this proxy statement/prospectus.
Lock-Up
The Proposed Bylaws will contain a
Lock-up
that will prevent the transfer of
Lock-up
Securities until the end of the
Lock-up
Period. The
“Lock-up
Securities” are (i) the shares of New GreenLight Common Stock issuable as consideration pursuant to the terms of the Business Combination Agreement, (ii) the options issuable by New GreenLight pursuant to the Business Combination Agreement in respect of the Rollover Options and (iii) the shares of New GreenLight Common Stock issuable upon the exercise, conversion, exchange or other settlement of such options. The
“Lock-up
Period” means the period beginning on the Closing and ending on the date that is the earlier of (iv) 180 days after the Closing and (v) the date that the last sale price of New GreenLight Common Stock equals or exceeds $15.00 per share for any 20 trading days within any
30-trading
day period commencing at least 120 days after the Effective Time or the date on which New GreenLight completes a merger, reorganization or other similar transaction that results in all of New GreenLight’s stockholders having the right to exchange their shares of New GreenLight Common Stock for cash, securities or other property.
The
Lock-up
will not apply to certain excluded transfers, including:

•	transfers to New GreenLight or in connection with its liquidation or dissolution;

•	transfers pursuant to a bona fide business combination or other transaction or series of related transactions involving a change in control of New GreenLight;

•	the establishment of a Rule 10b5-1 plan, as long as the plan does not provide for the transfer of any Lock-up Securities during the Lock-up Period;

•	transfers pursuant to a qualified domestic relations order or court order or in connection with a divorce settlement; or

•
transfers to generate cash to pay the exercise price of, and/or satisfy tax withholding obligations in connection with, the exercise of options expiring within the
Lock-up
Period (including a “broker-assisted cashless exercise” involving a market sale).

In addition,
Lock-up
Securities may be transferred in the following circumstances, but the transferee will be bound by the
Lock-up:

•	transfers as a bona fide gift or charitable contribution;

•	transfers to a trust, family limited partnership or other entity formed primarily for estate planning purposes for the primary benefit of specified family members;

•	transfers by will or intestate succession upon the death of the holder;

•
if the holder is a corporation, partnership, limited liability company, trust or other business entity, (i) transfers to another entity that controls, is controlled by or is under common control or management with the holder, or (ii) dividends, distributions or other dispositions to the equity holders of the holder;

•	if the holder is a trust, transfers to a trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

•	transfers to New GreenLight’s officers, directors or their affiliates;

•	transfers to any other holder subject to the Lock-up, any affiliates of any such holder or any related partnerships, funds or investment vehicles controlled or managed by such persons or entities;

•	Certain pledges or postings of Lock-up Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any holder; and

•	transfers to a nominee or custodian of a permitted transferee.
Anti-Takeover Provisions
The Proposed Charter and the Proposed Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of New GreenLight. New GreenLight expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New GreenLight to first negotiate with the New GreenLight Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the New GreenLight Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
The authorized but unissued shares of New GreenLight Common Stock and New GreenLight Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New GreenLight Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of New GreenLight by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The Proposed Charter provides that the New GreenLight Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third
of the New GreenLight Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the New GreenLight Board.
Stockholder Action; Special Meetings of Stockholders
The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of New GreenLight capital stock would not be able to amend New GreenLight’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Proposed Charter and Proposed Bylaws. Further, the Proposed Charter will provide that only the New GreenLight Board, acting pursuant to a resolution adopted by a majority of the New GreenLight Board, may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or the ability of stockholders controlling a majority of New GreenLight capital stock to take any action, including the removal of directors, until the next annual meeting of stockholders.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Proposed Bylaws will establish an advance notice procedure for stockholder proposals and director nominations to be brought before an annual meeting of stockholders or a special meeting in lieu thereof. Generally, in order for any matter or nomination to be “properly brought” before an annual meeting, the matter must be (i) specified in New GreenLight’s notice of meeting (or any supplement thereto) given by or at the direction of the New GreenLight Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the New GreenLight Board or (iii) otherwise properly brought before the annual meeting by any stockholder of New GreenLight (x) who is a stockholder of record entitled to vote at such annual meeting both on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the Proposed Bylaws. Further, for business or a director nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of New GreenLight and such business must otherwise be a proper matter for stockholder action. A stockholder’s notice to the Secretary of New GreenLight with respect to such business or nomination, to be timely, must be received by the Secretary of New GreenLight at the principal executive offices of New GreenLight not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely generally must be so delivered not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New GreenLight.
Stockholders at an annual meeting or special meeting in lieu thereof may only consider proposals or nominations in accordance with the foregoing procedures. Nominations of persons for election to the Board and stockholder proposals of other business may not be brought before a special meeting of stockholders (other than a special meeting in lieu of an annual meeting). These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next annual meeting of stockholders.
Amendment of Charter or Bylaws
Upon consummation of the Business Combination, the Proposed Charter will provide that affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to reduce the total number of shares of New GreenLight Preferred Stock authorized to be issued by New GreenLight or to amend, alter, change or repeal, or adopt any provision of the Certificate of Incorporation inconsistent with, the following provisions of the Proposed Charter:

•	Section 4.2 of the Proposed Charter, which relates to the authorization and designation of New GreenLight Preferred Stock;

•	Article V of the Proposed Charter, which relates to the number, powers and term of the New GreenLight Board, the filling of vacancies in the New GreenLight Board and the removal of directors;

•	Article VI of the Proposed Charter, which relates to the amendment, alteration, repeal or adoption of bylaws;

•
Article VII of the Proposed Charter, which relates to the calling of meetings of stockholders, notice requirements for stockholder proposals and director nominations and the prohibition of actions by written consent of stockholders;

•	Article IX of the Proposed Charter, which relates to the amendment, alteration, change or repeal of any provision of the Proposed Charter; and

•	Article X of the Proposed Charter, which relates to exclusive forum provisions for certain lawsuits.
New GreenLight’s stockholders may amend any other section of the Proposed Charter by the affirmative vote of holders of not less than a majority of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote thereon.
Upon consummation of the Business Combination, the Proposed Charter will provide that the New GreenLight Board will have the power to amend, alter or repeal the Proposed Bylaws, or adopt new bylaws, by the affirmative vote of a majority of the New GreenLight Board. The Proposed Charter will also provide that the Proposed Bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the stockholders, provided that, in addition to any other vote required by law or by the Proposed Charter (including any certificate of designation of any New GreenLight Preferred Stock), the affirmative vote of the holders of at least 75% of all then-outstanding shares of New GreenLight capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to adopt, amend, alter or repeal the Proposed Bylaws or adopt new bylaws. However, if the New GreenLight Board recommends such action, then such action will only require the affirmative vote of the holders of a majority of such shares.
Section 203 of the Delaware General Corporation Law
New GreenLight is subject to Section 203 of the DGCL, an anti-takeover statute. Section 203 provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquires 15% or more of the corporation’s voting stock, unless:

•	before the person becomes an interested stockholder, the board of directors approves the business combination or the transaction that results in the person becoming an interested stockholder;

•
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the business combination commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

•
the business combination is approved by the board of directors and the affirmative vote, at a meeting and not by written consent, of two-thirds
of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the corporation’s voting stock.
A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by Section 203. Since New GreenLight has not opted out of Section 203, that section will apply to New GreenLight. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New GreenLight for a three-year period. This provision may encourage companies interested in acquiring New GreenLight to negotiate in advance with the New GreenLight Board because the supermajority stockholder approval requirement would be avoided if the New GreenLight Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New GreenLight

Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter and the Proposed Bylaws will provide indemnification and advancement of expenses for New GreenLight’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. New GreenLight has entered into, or will enter into, indemnification agreements with each of its directors and executive officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained in Delaware law or provided by the Proposed Charter and Proposed Bylaws. In addition, as permitted by Delaware law, the Proposed Charter will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duties as a director to the maximum extent permitted by law. The effect of these provisions is to restrict New GreenLight’s rights and the rights of New GreenLight’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These indemnification provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New GreenLight’s stockholders will have appraisal rights in connection with a merger or consolidation of New GreenLight. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Forum Selection
The Proposed Charter will provide that, unless New GreenLight gives an Alternative Forum Consent, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New GreenLight, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New GreenLight to New GreenLight or its stockholders, (iii) any action asserting a claim against New GreenLight, its directors, officers or employees arising pursuant to any provision of the DGCL, the Proposed Charter or New GreenLight’s bylaws, or (iv) any action asserting a claim against New GreenLight, its directors, officers or employees governed by the internal affairs doctrine, subject to certain exceptions. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, for which claims may be brought in any U.S. federal court, or any other claim for which the federal courts have exclusive jurisdiction. The Proposed Charter also provides that, unless New GreenLight gives an Alternative Forum Consent, the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.
Transfer Agent and Registrar
The transfer agent and registrar for the New GreenLight Common Stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
New GreenLight intends to apply to list the New GreenLight Common Stock on Nasdaq under the symbol “    ” upon the Closing.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW GREENLIGHT COMMON STOCK
Pursuant to Rule 144 under the Securities Act (“
Rule 144
”), a person who has beneficially owned securities which are considered “restricted securities” under the rule for at least six months would ordinarily be entitled to sell their securities in accordance with the provisions of the rule, provided that (i) such person is not an affiliate of the issuer at the time of, or at any time during the three months preceding, such sale and (ii) the issuer has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period that the issuer was required to file reports) preceding the sale.
Persons who have beneficially owned restricted securities for at least six months but who are affiliates of the issuer at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions under Rule 144, under which such person would be entitled to sell within any three-month
period only a number of securities (whether or not restricted) that does not exceed the greater of:

•	1% of the total number of securities then outstanding; or

•	the average weekly reported trading volume of the securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and are subject to the availability of current public information about the issuer.
Restrictions on the Use of Rule 144 by Stockholders of New GreenLight
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. ENVI is a shell company (but not a business combination related shell company) and, as a result, Rule 144 will not initially be available for use by stockholders of New GreenLight. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company.
We anticipate that, following the consummation of the Business Combination, New GreenLight will no longer be a shell company. Accordingly, once the conditions set forth above are satisfied, Rule 144 will become available for the resale of restricted securities of New GreenLight.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New GreenLight’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New GreenLight’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New GreenLight Board, (ii) otherwise properly brought before such meeting by or at the direction of the New GreenLight Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New GreenLight’s Proposed Bylaws. To be timely for New GreenLight’s annual meeting of stockholders, New GreenLight’s secretary must receive the written notice at New GreenLight’s principal executive offices:

•	not later than the 120th day; and

•
not earlier than the 150th day before the
one-year
anniversary of the preceding year’s annual meeting;
provided, however
that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (A) the close of business on the 120th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New GreenLight.

Under Rule
14a-8
of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule
14a-8
must be received at our principal office a reasonable time before New GreenLight begins to print and send out its proxy materials for such 2021 annual meeting (and New GreenLight will publicly disclose such date when it is known).
Stockholder Director Nominees
New GreenLight’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New GreenLight’s Proposed Bylaws. In addition, the stockholder must give timely notice to New GreenLight’s secretary in accordance with New GreenLight’s Proposed Bylaws, which, in general, require that the notice be received by New GreenLight’s secretary within the time periods described above under
“
-Stockholder
Proposals”
for stockholder proposals.

STOCKHOLDER COMMUNICATIONS
ENVI stockholders and interested parties may communicate with the ENVI Board, any committee chairperson or the non-management
directors as a group by writing to the board or committee chairperson in care of Environmental Impact Acquisition Corp., 535 Madison Avenue, New York, New York 10022. Following the Business Combination, such communications should be sent in care of New GreenLight, 200 Boston Avenue, Suite 3100, Medford, Massachusetts 02155. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management
directors.
LEGAL MATTERS
Latham & Watkins LLP, Los Angeles, CA, has passed upon the validity of the securities of New GreenLight offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Environmental Impact Acquisition Corp. as of December 31, 2020 and for the period from July 2, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of GreenLight Biosciences, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to GreenLight Biosciences, Inc.’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given on the authority as experts in auditing and accounting.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, ENVI and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of ENVI’s annual report to stockholders and ENVI’s proxy statement. Upon written or oral request, ENVI will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. ENVI stockholders receiving multiple copies of such documents may likewise request that ENVI delivers single copies of such documents in the future. ENVI stockholders may notify ENVI of their requests by calling or writing ENVI at its principal executive offices at 535 Madison Avenue, New York, New York 100022 or (212)
389-8109.
TRANSFER AGENT AND REGISTRAR
The transfer agent for ENVI’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
ENVI has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
ENVI files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ENVI at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, ENVI’s corporate website at htto://www.eiacorp.com. ENVI’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to ENVI has been supplied by ENVI, and all such information relating to GreenLight has been supplied by GreenLight. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than                 , 2022.
All information contained in this document relating to ENVI has been supplied by ENVI and all such information relating to GreenLight has been supplied by the GreenLight stockholders. Information provided by ENVI or GreenLight does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS
Financial Statements for Environmental Impact Acquisition Corp.:

Financial Statements for GreenLight Biosciences, Inc.

ENVIRONMENTAL IMPACT ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited, restated)
ASSETS
Current assets
Cash	$158,337	$156,848
Prepaid expenses	698,309	—

Total Current Assets	856,646	156,848
Deferred offering costs	—	168,152
Investments held in Trust Account	207,008,746	—

TOTAL ASSETS	$207,865,392	$325,000

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,017,789	$2,528
Accrued offering costs	118,569	—
Promissory note — related party	500,000	300,000

Total Current Liabilities	3,636,358	302,528
Warrant liabilities	13,341,000	—
Deferred underwriting fee payable	—	—

Total Liabilities	16,977,358	302,528

Commitments and Contingencies
Class A common stock subject to possible redemption 20,700,000 and no shares at redemption value as of September 30, 2021 and December 31, 2020, respectively	207,000,000	—
Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,175,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	518	518
Additional paid-in capital	—	24,482
Accumulated deficit	(16,112,484)	(2,528)

Total Stockholders’ (Deficit) Equity	(16,111,966)	22,472

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$207,865,392	$325,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ENVIRONMENTAL IMPACT ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the Period from July 2, 2020 (Inception) Through September 30, 2020
General and administrative expenses	$2,556,742	$4,084,445	$878

Loss from operations	(2,556,742)	(4,084,445)	(878)

Other income (expense):
Interest earned on marketable securities held in Trust Account	3,180	8,746	—
Loss in initial issuance of Private Placement Warrants	—	(1,272,500)	—
Change in fair value of warrant liabilities	1,027,000	1,840,000	—

Other income, net	1,030,180	576,246	—

Net loss	$(1,526,562)	$(3,508,199)	$(878)

Weighted average shares outstanding, Class A common stock (restated)	20,700,000	19,335,165	—

Basic and diluted net loss per share, Class A common stock (restated)	$(0.06)	$(0.14)	$—

Weighted average shares outstanding, Class B common stock (restated)	5,175,000	5,130,495	4,500,000

Basic and diluted net loss per share, Class B common stock (restated)	$(0.06)	$(0.14)	$(0.00)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ENVIRONMENTAL IMPACT ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount

Balance — January 1, 2021	5,175,000	$518	$24,482	$(2,528)	$22,472
Accretion of Class A common stock subject to possible redemption	—	—	(24,482)	(12,601,757)	(12,626,239)
Net income	—	—	—	1,042,799	1,042,799
Balance — March 31, 2021 (restated)	5,175,000	$518	$—	$(11,561,486)	$(11,560,968)
Net loss	—	—	—	(3,024,436)	(3,024,436)

Balance — June 30, 2021 (restated)	5,175,000	$518	$—	$(14,585,922)	$(14,585,404)
Net loss	—	—	—	(1,526,562)	(1,526,562)

Balance — September 30, 2021	5,175,000	$518	$—	$(16,112,484)	$(16,111,966)

FOR THE PERIOD FROM JULY 2, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance — July 2, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,175,000	518	24,482	—	25,000
Net loss	—	—	—	—	—	(878)	(878)

Balance — September 30, 2020	—	$—	$5,175,000	$518	$24,482	$(878)	$24,122

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ENVIRONMENTAL IMPACT ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2021	For the Period from July 2, 2020 (Inception) through September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(3,508,199)	$(878)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on issuance of Private Placement Warrants	1,272,500	—
Change in fair value of warrant liabilities	(1,840,000)	—
Transaction costs incurred in connection with warrants	50,179	—
Interest earned on marketable securities held in Trust Account	(8,746)	—
Changes in operating assets and liabilities:
Prepaid expenses	(698,309)	—
Accounts payable and accrued expenses	3,015,261	878

Net cash used in operating activities	(1,717,314)	—

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(207,000,000)	—

Net cash used in investing activities	(207,000,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	206,750,000	—
Proceeds from sale of Private Placement Warrants	2,000,000	—
Proceeds from sale of Unit Purchase Option	6,000	—
Proceeds from promissory note — related party	500,000	27,450
Repayment of promissory note — related party	(300,000)	—
Payment of offering costs	(237,197)	(27,450)

Net cash provided by financing activities	208,718,803	25,000

Net Change in Cash	1,489	25,000
Cash — Beginning	156,848	—

Cash — Ending	$158,337	$25,000

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$118,569	$38,243

Offering costs paid through promissory note	$—	$81,125

Initial classification of warrant liabilities	$15,181,000	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Environmental Impact Acquisition Corp. (the “Company”) was incorporated in Delaware on July 2, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has one wholly-owned subsidiary, Honey Bee Merger Sub, Inc., which was incorporated in the State of Delaware on August 6, 2021 (“ENVI Merger Sub”).
As of September 30, 2021, the Company had not commenced any operations. All activity for the period from July 2, 2020 (inception) through September 30, 2021, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of GreenLight Biosciences, Inc., a Delaware corporation (“GreenLight”) (see Note 7). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the marketable securities held in the Trust Account.
The registration statement for the Company’s Initial Public Offering was declared effective on January 13, 2021. On January 19, 2021 the Company consummated the Initial Public Offering of 20,700,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,700,000 Units, at $10.00 per Unit, generating gross proceeds of $207,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 2,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to HB Strategies LLC (“HB Strategies”), the anchor investor and an affiliate of Hudson Bay Capital Management LP, generating gross proceeds of $2,000,000, which is described in Note 5.
Transaction costs amounted to $773,917, consisting of $250,000 in cash underwriting fees, inclusive of $150,000 paid for underwriter’s concession fees (see Note 7), and $523,917 of other offering costs.
Following the closing of the Initial Public Offering on January 19, 2021, an amount of $207,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of
Rule 2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. In addition, HB Strategies has agreed to vote its Founder Shares in favor of approving a Business Combination. Each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by July 19, 2022 (or by January 19, 2023 if the Company, by resolution of it board, extends the period of time by an additional six months) and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. HB Strategies has agreed to the foregoing terms with respect to its Founder Shares but not with respect to any Public Shares it may acquire.
The Company will have until July 19, 2022 (or until January 19, 2023 if the Company, by resolution of its board, extends the period of time by an additional six months) to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of September 30, 2021, the Company had approximately $158,000 in cash and a working capital deficit of approximately $2,780,000.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase the Founder Shares (as defined in Note 6), and loan proceeds from the Sponsor of $300,000 and $500,000 under separate Promissory Notes (as defined in Note 6).

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

The Company repaid the $300,000 Note in full on January 19, 2021. The $500,000 Note was initiated on August 9, 2021 and total borrowings as of September 30, 2021 were $500,000. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the private placement held outside of the Trust Account.
The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.
If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through July 19, 2022, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2.
RESTATEMENT
OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the Company’s financial statements as of September 30, 2021, the Company originally concluded it should revise its financial statements to classify all Public Shares in temporary equity. However, upon further consideration the Company determined that the change was material and needed to be treated as a restatement. In accordance with ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of
$10.00 per Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Accordingly, effective with this filing, the Company presents all redeemable Class A common stock as temporary equity and recognizes accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480.

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the changes and has determined that the related impact was material to the previously issued (i) audited balance sheet as of January 19, 2021, included in exhibit 99.1 to the Company’s Form
8-K
filed with the SEC on January 25, 2021 (the “Form
8-K”)
and (ii) unaudited interim financial statements included in the Company’s Quarterly Report on Form
10-Q
for the quarterly period ended March 31, 2021, filed with the SEC on May 24, 2021 and (iii) unaudited interim financial statements included in the Company’s Quarterly Report on Form
10-Q
for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021 and (iv) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 12, 2021 (together with the
Form 8-K,
the “Affected Financial Statements”) and such Affected Financial Statements should no longer be relied upon. Therefore, the Company, in consultation with its Audit Committee, concluded that its Affected Financial Statements should be restated to report all Public Shares as temporary equity. As such the Company reported these restatements of the Affected Financial Statements in its Quarterly Report on
Form 10-Q/A.
There has been no change in the Company’s total assets, liabilities, or operating results.
The impact of the restatement on the Company’s previously issued financial statement is reflected in the following tables:

Balance Sheet as of January 19, 2021 (audited)	As Previously Reported	Adjustment	As Restated
Class A common stock subject to possible redemption	$188,080,750	$18,919,250	$207,000,000
Class A common stock	$189	$(189)	$—
Additional paid-in capital	$6,323,303	$(6,323,303)	$—
Accumulated deficit	$(51,506)	$(12,595,758)	$(12,647,264)
Total Stockholders’ Equity (Deficit)	$6,272,504	$(18,919,250)	$(12,646,746)

Balance Sheet as of March 31, 2021 (unaudited)
Class A common stock subject to possible redemption	$190,439,030	$16,560,970	$207,000,000
Class A common stock	$166	$(166)	$—
Additional paid-in capital	$3,959,047	$(3,959,047)	$—
Accumulated deficit	$1,040,271	$(12,601,757)	$(11,561,486)
Total Stockholders’ Equity (Deficit)	$5,000,002	$(16,560,970)	$(11,560,968)

Balance Sheet as of June 30, 2021 (unaudited)
Class A common stock subject to possible redemption	$187,414,590	$19,585,410	$207,000,000
Class A common stock	$196	$(196)	$—
Additional paid-in capital	$6,983,457	$(6,983,457)	$—
Accumulated deficit	$(1,984,165)	$(12,601,757)	$(14,585,922)
Total Stockholders’ Equity (Deficit)	$5,000,006	$(19,585,410)	$(14,585,404)

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Statement of Cash Flows for the Three Months Ended March 31, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Initial classification of Class A ordinary shares subject to possible redemption	$190,439,030	$16,560,970	$207,000,000
Change in value of Class A ordinary shares subject to possible redemption	(12,816,720)	12,816,720	—

Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited)
Initial classification of Class A ordinary shares subject to possible redemption	$187,414,590	$19,585,410	$207,000,000
Change in value of Class A ordinary shares subject to possible redemption	(3,024,440)	3,204,440	—

Statement of Changes in Stockholders’ Equity (Deficit) March 31, 2021	As Previously Reported	Adjustment	As Restated
Sale of 20,700,000 Class A shares, net of underwriting discounts	$194,373,761	$(194,373,761)	$—
Accretion for Class A common stock to redemption amount	—	(12,626,239)	(12,626,239)
Change in value of Class A common stock subject to redemption	(190,439,030)	190,439,030	—
Total stockholders’ equity (deficit)	5,000,002	(16,560,970)	(11,560,968)

Statement of Changes in Stockholders’ Equity (Deficit) June 30, 2021
Change in value of Class A common stock subject to redemption	$3,024,440	$(3,024,440)	$—
Total stockholders’ equity (deficit)	5,000,006	(19,585,410)	(14,585,404)
In connection with the change in presentation for the Class A common stock subject to redemption, the Company also restated its income (loss) per share calculated to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

The impact of this restatement on the Company’s financial statements is reflected in the following table:

	As Previously Reported For the Three Months Ended March 31, 2021	As Restated For the Three Months Ended March 31, 2021	As Previously Reported For the Three Months Ended June 30, 2021	As Restated For the Three Months Ended June 30, 2021	As Previously Reported For the Six Months Ended June 30, 2021	As Restated For the Six Months Ended June 30, 2021
Basic and diluted weighted average shares outstanding, Class A common stock	20,700,000	16,560,000	20,700,000	20,700,000	20,700,000	18,641,436
Basic and diluted net loss per share, Class A common stock	$—	$0.05	$—	$(0.12)	$—	$(0.08)
Basic and diluted weighted average shares outstanding, Class B common stock	5,032,500	5,040,000	5,175,000	5,175,000	5,107,873	5,107,873
Basic and diluted net loss per share, Class B common stock	$0.21	$0.05	$(0.58)	$(0.12)	$(0.39)	$(0.08)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on January 13, 2021, as well as the Company’s Current Report on Form
8-K,
as filed with the SEC on January 25, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

F-
12

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

F-
13

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 30, 2020.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and is measured at redemption value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021 and December 31, 2020, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets. Accordingly, at September 30, 2021 and December 31, 2021, Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period.
At September 30, 2021, the Class A common stock subject to possible redemption reflected in the condensed consolidated balance sheet are reconciled in the following table:

Gross proceeds	$207,000,000
Less:
Proceeds allocated to Public Warrants	(11,902,500)
Class A common stock issuance costs	(723,739)
Plus:
Accretion of carrying value to redemption value	12,626,239

Class A common stock subject to possible redemption	$207,000,000

Warrant Liabilities
The Company accounts for the Public Warrants (as defined in Note 4) and Private Placement Warrants (together, with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC
815-40-15-under
which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants for periods where no observable traded price was available were valued using a Modified Black Scholes Option Pricing

F-
14

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Model. The Public Warrants for periods where no observable traded price was available were valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2021 and December 31, 2020, the Company had deferred tax assets with a full valuation allowance recorded against them.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up
costs and are not currently deductible. During the three months and nine months ended September 30, 2021, the Company recorded no income tax expense. The Company’s effective tax rate for the three and nine months ended September 30, 2021 was approximately 0%, which differs from the expected income tax rate mainly due to the change in the fair value of the warrant liabilities and the start-up
costs (discussed above) which are not currently deductible.
Net Income (Loss) Per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class
method in calculating income (loss) per common share. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.
The calculation of diluted income (loss) per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 13,100,000 shares of Class A common stock in the aggregate. As of September 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) loss per common share is the same as basic net income (loss) per common share for the periods presented.

F-
15

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021		For the Period from July 2, 2020 (Inception) Through September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(1,221,250)	$(305,312)	$(2,765,190)	$(743,009)	$—	$(878)
Denominator:
Basic and diluted weighted average shares outstanding	20,700,000	5,175,000	19,335,165	5,130,495	—	4,500,000

Basic and diluted net loss per common share	$(0.06)	$(0.06)	$(0.14)	$(0.14)	$—	$(0.00)
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheets, primarily due to their short-term nature, except for the warrant liabilities (see Note 10).
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-06
— “Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)”,
to simplify accounting for certain financial instruments ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,700,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 2,700,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half
of one redeemable warrant (“Public Warrant”).

F-
16

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, HB Strategies and/or its affiliates purchased an aggregate of 2,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($2,000,000 in the aggregate) from the Company in a private placement. Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6. RELATED PARTY TRANSACTIONS
Founder Shares
In August and September of 2020, the Company issued an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) to the Sponsor and HB Strategies (together, the “Initial Stockholders”) for an aggregate price of $25,000. In December 2020, the Sponsor and HB Strategies returned to the Company, at no cost, 862,500 and 2,443,750 Founder Shares, respectively, and the Company issued an aggregate of 431,250 Founder Shares to its independent director nominees, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. On January 13, 2021, the Company effected a stock dividend of 1.2 shares for each share of common stock outstanding, resulting in the Initial Stockholders holding an aggregate of 5,175,000 Founder Shares. All share and per share amounts have been retroactively restated. The Founder Shares included an aggregate of up to 675,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted
basis, approximately 20% of the Company’s issued and outstanding common shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 60 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On September 4, 2020, HB Strategies issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of (i) March 31, 2021 or (ii) the

F-
17

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

consummation of the Initial Public Offering. As of December 31, 2020, there was $300,000 in borrowings outstanding under the Promissory Note, which was repaid at the closing of the Initial Public Offering on January 19, 2021. Borrowings under the Promissory Note are no longer available.
On August 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $500,000 pursuant to a promissory note (the “Note”). The Note is non-interest
bearing and payable upon consummation of the Company’s initial Business Combination. At September 30, 2021, there was $500,000 of borrowings outstanding
under the Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s management team or any of their respective affiliates or other third parties may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”), which will be repaid only upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant at the option of the holder. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021 and December 31, 2020, there were no Working Capital Loans outstanding.
Sponsor and Director Insider Warrants
At the closing of the Initial Public Offering, the Company issued 600,000 private placement-equivalent warrants to the Sponsor and 50,000 private placement-equivalent warrants to each of Gov. Patrick, Messrs. Brewster and Seavers, the Company’s independent director. Such warrants were issued for nominal amount and are identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The Company recorded the fair value of these warrants of approximately $0.9 million on the date of issuance which is included in loss on initial issuance of Private Placement Warrants in the statements of operations for the three and nine months ended September 30, 2021.
Underwriter
The underwriter is an affiliate of the Sponsor (see Note 7).
NOTE 7. COMMITMENTS

Registration Rights
Pursuant to a registration rights agreement entered into on January 13, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities.

F-
18

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Initial Stockholders may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion.
In addition, pursuant to a registration agreement with Hudson Bay Capital Management LP (“Hudson Bay”) and its permitted transferees, the Company is required to register (i) resale of any securities purchased in the Initial Public Offering by filing a registration statement within 30 days after the closing of the Initial Public Offering and use its best effort to have such registration statement declared effective within 90 days after the closing of the Initial Public Offering; and (ii) resale of any Private Placement Warrants and shares of Class A common stock underlying the Private Placement Warrants by filing a registration statement within 30 days after the completion of a Business Combination and use its best effort to have such registration statement declared effective within 90 days after the completion of a Business Combination. In the event of any delay in filing and/or effectiveness of any aforesaid registration statement under the registration agreement with Hudson Bay and its permitted transferees, the unavailability of such restatement after effectiveness or a public information failure (each, a “Registration Default”), Hudson Bay and its permitted transferees are entitled to payments from the Company equal to 2% of the purchase price on the occurrence of each Registration Default and 2% per month (or a portion thereof pro rata) that such Registration Default continues to exist.
Underwriting Agreement
The Company engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. Additionally, the Company agreed to pay the underwriter $150,000 in expenses to cover seller’s concessions to selling group member in connection with the Initial Public Offering. The independent underwriter will receive no other compensation.
Business Combination Marketing Agreement
The Company engaged Canaccord Genuity LLC (“Canaccord”) as advisors in connection with its Business Combination to assist the Company in arranging meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that may be interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with the preparation of its press releases and public filings in connection with the Business Combination. The Company will pay Canaccord for such services upon the consummation of a Business Combination a cash fee in an amount equal to 3.76% of the gross proceeds of the Initial Public Offering. Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete a Business Combination.

F-
19

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Proposed Business Combination and Related Agreements
On August 9, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with ENVI Merger Sub and GreenLight.
The Business Combination Agreement provides for, among other things, the following transactions on the closing date (collectively, the “
Business Combination
”):

•
The stockholders of GreenLight that have agreed to participate in the transaction will exchange (the “
Exchange
”) their interests in GreenLight for shares of common stock, par value $0.0001 per share, of the Company (the “
ENVI Class
 A Common Stock
”);

•
ENVI Merger Sub will merge with and into GreenLight (the “
Merger
”), with GreenLight as the surviving company (the “
Surviving Company
”) in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of the Company;

•
In connection with the Merger, each issued and outstanding share of capital stock of GreenLight (other than treasury stock and any dissenting shares) (a “
Greenlight Share
”) will be converted into a number of shares of ENVI Class A Common Stock equal to the product of (x) the conversion ratio applicable to such Greenlight Share multiplied by (y) the quotient obtained by dividing (a) 120,000,000, by (b) the number of Fully-Diluted Shares (as defined in the Business Combination Agreement) (such ratio, the “
Exchange Ratio
”);

•
Each option to purchase shares of capital stock of GreenLight (“
GreenLight Option
”) that is outstanding and unexercised immediately prior to the effective time of the Merger shall be converted into an option issued under the Company’s incentive equity plan to purchase a number of common shares of the Company (each, a “
Rollover Option
”) equal to the product (rounded down to the nearest whole number) of (x) the number of Greenlight Shares subject to such GreenLight Option immediately prior to the effective time of the Merger, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such GreenLight Option immediately prior to the effective time of the Merger divided by (ii) the Exchange Ratio. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding GreenLight Option immediately prior to the effective time of the Merger, except (I) as specifically provided above, or (II) as to (1) terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that may have adjusted or may adjust the number of underlying shares that are subject to any such option until the effective time of the Merger), or (2) such other immaterial administrative or ministerial changes as the Company board of directors (or the compensation committee of the Company board of directors) may determine in good faith are appropriate to effectuate the administration of the Rollover Options;

•
Shares of ENVI Class A Common Stock issued in respect of shares of Greenlight common stock that are subject to vesting or forfeiture (“
Greenlight Restricted Shares
”), shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Greenlight Restricted Share immediately prior to the effective time of the Merger; and

•
Each warrant of GreenLight (“
GreenLight Warrant
”), to the extent outstanding and unexercised, shall automatically, without any action of any party or any other person (including the holder thereof), be assumed by GreenLight and converted into a warrant to acquire shares of ENVI Class A Common

F-
20

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Stock equal to the product (rounded down to the nearest whole number) of (x) the number of common shares of GreenLight (on an as converted basis) subject to such GreenLight Warrant immediately prior to the effective time of the Merger, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such GreenLight Warrant immediately prior to the effective time of the Merger, divided by (ii) the Exchange Ratio.
Private Placement
Concurrently with the execution of the Business Combination Agreement, the Company entered into Subscription Agreements with certain investors (collectively, the “
Private Placement Investors
”) pursuant to which, among other things, such investors agreed to subscribe for and purchase and the Company agreed to issue and sell to such investors, an aggregate of 12,425,000 ENVI Class A Shares (the “
Private Placement
 Shares
”), at a purchase price of $10.00 per share (the “
Private Placement
”). The closing of the Private Placement is contingent upon, among other things, the substantially concurrent consummation of the Business Combination and related transactions. In connection with the Private Placement, the Company will grant the Private Placement Investors certain customary registration rights. The Private Placement Shares have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising.
Registration Rights and Transfer Restrictions
Concurrently with the execution of the Business Combination Agreement, the Company entered into an Investor Rights Agreement (the “
Investor Rights Agreement
”) with certain stockholders of GreenLight, ENVI Sponsor, HB Strategies and the other holders of Class B Common Stock, pursuant to which the Company agreed, following the consummation of the Merger, to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of common stock of the Company, as well as other equity securities that are held by the parties thereto from time to time.
Additionally, the Investor Rights Agreements and the Bylaws that will be effective following the consummation of the Business Combination, contain certain restrictions on transfer with respect to the ENVI Class A Common Stock received as consideration for the Merger. Such restrictions begin at the consummation of the Business Combination and end at the date that is 180 days after the consummation of the Business Combination (the “
Lock-Up
Period
”), except that the
Lock-Up
Period may shorten to 120 days if, following the consummation of the Business Combination, the last sale price of the ENVI Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any
30-trading
day period.
Transaction Support Agreement
Concurrently
with the execution of the Business Combination Agreement, the Company entered into a Transaction Support Agreement (the “
Transaction Support Agreement
”) with certain stockholders of GreenLight (the “
Supporting Stockholders
”). Under the Transaction Support Agreement, the Supporting Stockholders agreed, within five business days following the declar
a
tion by the staff of the SEC that the proxy statement / prospectus relating to the approval by the Company’s stockholders of the transactions contemplated in the Business Combination Agreement is effective, to execute and deliver a written consent with respect to the outstanding Greenlight Shares held by the Supporting Stockholder adopting the Business Combination Agreement and related

F-
21

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

transactions and approving the Merger. The Greenlight Shares owned by the Supporting Stockholders represent a majority of the outstanding voting power (on a converted basis) of GreenLight.
NOTE 8. STOCKHOLDERS’ EQUITY
Preferred Stock
— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2021, there were 20,700,000 shares of Class A common stock issued and outstanding, which are subject to possible redemption and presented as temporary equity. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class
 B Common Stock
— The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 5,175,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as otherwise required by law.
The shares of Class B common stock will automatically convert into Class A common stock at the time of the Business Combination, on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding (i) any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination, (ii) any securities issued to the initial stockholders of the Company upon conversion of Working Capital Loans and (iii) any public shares redeemed by public stockholders in connection with a Business Combination, provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
NOTE 9. WARRANTS

As of September 30, 2021, there were 10,350,000 Public Warrants outstanding. As of December 31, 2020, there were no Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

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22

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective within 60 business days following a Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending three business trading days before sending the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of

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23

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
As of September 30, 2021, there were 2,000,000 Private Placement Warrants outstanding and 750,000 Insider Warrants outstanding which are identical to the Private Placement Warrants. As of December 31, 2020 there were no Private Placement Warrants or Insider Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (1) the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be exercisable on a cashless basis, (3) the Private Placement Warrants will be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees, and (4) the holders of the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will have certain registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

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24

ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity
in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.”
Held-to-maturity
securities are those securities which the Company has the ability and intent to hold until maturity.
Held-to-maturity
treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At September 30, 2021, assets held in the Trust Account were comprised of $1,002 in cash $207,007,744 in money market funds, which primarily invest in U.S. Treasury securities. During the nine months ended September 30, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	Fair Value
Assets:
Investments held in Trust Account — Money market funds	1	$207,007,744
Liabilities:
Warrant Liability — Public Warrants	1	10,453,500
Warrant Liability — Private Placement Warrants	3	2,100,000
Warrant Liability — Sponsor and Directors	3	787,500
The Warrants are accounted for as liabilities in accordance with ASC
815-40
and presented within warrant liabilities in the accompanying condensed consolidated balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.
The Private Placement Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The

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ENVIRONMENTAL IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date. The measurement of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market.
The key inputs into the Black-Scholes-Merton model for the warrants were as follows:

Input	January 13, 2021	September 30, 2021
Risk-free interest rate	0.74%	1.07%
Expected term (years)	5.00	5.00
Expected volatility	21%	16.3%
Exercise price	$11.50	$11.50
Fair value of Units	$9.43	$9.89
The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 19, 2021	3,272,500	11,902,500	15,175,000
Change in valuation inputs or other assumptions	(385,000)	(2,898,000)	(3,283,000)
Transfers to Level 1	—	(9,004,500)	(9,004,500)

Fair value as of September 30, 2021	$2,887,500	$—	$2,887,500

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the nine months ended September 30, 2021 was approximately $9.0 million, when the Public Warrants were separately listed and traded.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Environmental Impact Acquisition Corp.:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Environmental Impact Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 2, 2020 (inception) through December 31, 2020, the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 2, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 26, 2021

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27

ENVIRONMENTAL IMPACT ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020

ASSETS
Current asset — cash	$156,848
Deferred offering costs	181,027

TOTAL ASSETS	$337,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities
Accrued expenses	$2,528
Accrued offering costs	12,875
Promissory note — related party	300,000

Total Current Liabilities	315,403

Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,175,000 shares issued and outstanding (1)	518
Additional paid-in capital	24,482
Accumulated deficit	(2,528)

Total Stockholders’ Equity	22,472

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,875

(1)
Included up to 675,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. In December 2020, the Company cancelled an aggregate of 3,306,250 shares of Class B common stock and issued an aggregate of 431,250 shares of Class B common stock to its independent director nominees, resulting in an aggregate of 4,312,500 shares of Class B common stock outstanding. In January 2021, the Company effected a stock dividend of 1.2 shares for each share of common stock outstanding, resulting in the Company’s Initial Stockholders holding an aggregate of 5,175,000 Founder Shares. All share and per-share
amounts have been retroactively restated to reflect the stock dividend (see Note 5).

The accompanying notes are an integral part of the financial statements.

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ENVIRONMENTAL IMPACT ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$2,528

Net Loss	$(2,528)

Weighted average shares outstanding, basic and diluted (1)	4,500,000

Basic and diluted net loss per common share	$(0.00)

(1)
Excluded up to 675,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. In December 2020, the Company cancelled an aggregate of 3,306,250 shares of Class B common stock and issued an aggregate of 431,250 shares of Class B common stock to its independent director nominees, resulting in an aggregate of 4,312,500 shares of Class B common stock outstanding. In January 2021, the Company effected a stock dividend of 1.2 shares for each share of common stock outstanding, resulting in the Company’s Initial Stockholders holding an aggregate of 5,175,000 Founder Shares. All share and per-share
amounts have been retroactively restated to reflect the stock dividend (see Note 5).

The accompanying notes are an integral part of the financial statements.

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29

ENVIRONMENTAL IMPACT ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — July 2, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Initial Stockholders (1)	5,175,000	518	24,482	—	25,000
Net loss	—	—	—	(2,528)	(2,528)

Balance — December 31, 2020	5,175,000	$518	$24,482	$(2,528)	$22,472

(1)
Included up to 675,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. In December 2020, the Company cancelled an aggregate of 3,306,250 shares of Class B common stock and issued an aggregate of 431,250 shares of Class B common stock to its independent director nominees, resulting in an aggregate of 4,312,500 shares of common stock outstanding. In January 2021, the Company effected a stock dividend of 1.2 shares for each share of common stock outstanding, resulting in the Company’s Initial Stockholders holding an aggregate of 5,175,000 Founder Shares. All share and per-share
amounts have been retroactively restated to reflect the stock dividend (see Note 5).

The accompanying notes are an integral part of the financial statements.

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30

ENVIRONMENTAL IMPACT ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(2,528)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	2,528

Net cash used in operating activities	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to the Initial Stockholders	25,000
Proceeds from promissory note — related party	180,632
Payment of offering costs	(48,784)

Net cash provided by financing activities	156,848

Net Change in Cash	156,848
Cash — Beginning	—

Cash — Ending	$156,848

Non-cash Investing and Financing Activities:
Deferred offering costs included in accrued offering costs	$12,875

Deferred offering costs paid through promissory note — related party	$119,368

The accompanying notes are an integral part of the financial statements.

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NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Environmental Impact Acquisition Corp. (the “Company”) was incorporated in Delaware on July 2, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 2, 2020 (inception) through December 31, 2020, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on January 13, 2021. On January 19, 2021 the Company consummated the Initial Public Offering of 20,700,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,700,000 Units, at $10.00 per Unit, generating gross proceeds of $207,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 2,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to CG Investments Inc. VI (the “Sponsor”) and HB Strategies LLC (“HB Strategies”), the anchor investor and an affiliate of Hudson Bay Capital Management LP, generating gross proceeds of $2,000,000, which is described in Note 4.
Transaction costs amounted to $773,917, consisting of $250,000 in cash underwriting fees, inclusive of $150,000 paid for underwriters concession fees (see Note 6), and $523,917 of other offering costs.
Following the closing of the Initial Public Offering on January 19, 2021, an amount of $207,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination

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either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. In addition, HB Strategies has agreed to vote its Founder Shares in favor of approving a Business Combination. Each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by July 19, 2022 (or by January 19, 2023 if the Company, by resolution of it board, extends the period of time by an additional six months) and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. HB Strategies has agreed to the foregoing terms with respect to its Founder Shares but not with respect to any Public Shares it may acquire.
The Company will have until July 19, 2022 (or until January 19, 2023 if the Company, by resolution of its board, extends the period of time by an additional six months) to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further

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liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and capital resources
As of December 31, 2020, the Company had approximately $157,000 in cash and a working capital deficit of approximately $143,000. The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase the Founder Shares (as defined in Note 5), and loan proceeds from the Sponsor of $300,000 under the Note (as defined in Note 5). The Company repaid the Note in full on January 19, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
Based on the foregoing, management believes that the Company will have borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. The Company’s Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors intend, but are not obligated, to provide working capital loans as needed to meet liquidity needs. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

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Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On January 19, 2021, offering costs amounting to $773,917 were charged to stockholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $181,027 of deferred offering costs recorded in the accompanying balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences

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attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred taxes were deemed to be de minimus as of December 31, 2020.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed to be de minimus as of December 31, 2020.
Net Loss Per Common Share
Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average common shares were reduced for the effect of an aggregate of 675,000 shares of Class B common stock that were subject to forfeiture by the Sponsor if the over-allotment option was not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,700,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 2,700,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, HB Strategies and/or its affiliates purchased an aggregate of 2,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($2,000,000 in the aggregate) from the Company in a private placement. Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment

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(see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In August and September of 2020, the Company issued an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) to the Sponsor and HB Strategies (together, the “Initial Stockholders”) for an aggregate price of $25,000. In December 2020, the Sponsor and HB Strategies returned to the Company, at no cost, 862,500 and 2,443,750 Founder Shares, respectively, and the Company issued an aggregate of 431,250 Founder Shares to its independent director nominees, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. On January 13, 2021, the Company effected a stock dividend of 1.2 shares for each share of common stock outstanding, resulting in the Initial Stockholders holding an aggregate of 5,175,000 Founder Shares. All share and per share amounts have been retroactively restated. The Founder Shares included an aggregate of up to 675,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted
basis, approximately 20% of the Company’s issued and outstanding common shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 60 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On September 4, 2020, HB Strategies issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. As of December 31, 2020, there was $300,000 in borrowings outstanding under the Promissory Note, which was repaid at the closing of the Initial Public Offering on January 19, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s management team or any of their respective affiliates or other third parties may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”), which will be repaid only upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into units at a price of $10.00 per unit at the option of the holder. The units would be identical to the Placement Units. As of December 31, 2020, there were no Working Capital Loans outstanding.

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Sponsor and Director Compensation
At the closing of the Initial Public Offering, the Company issued 600,000 private placement-equivalent warrants to the Sponsor for services rendered in connection with the Initial Public Offering and 50,000 private placement-equivalent warrants to each of Gov. Patrick, Messrs. Brewster and Seavers, the Company’s independent director nominees, in connection with services to be rendered by the management team in connection with the Initial Public Offering and the Company’s Business Combination activities. Such warrants were identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.
Underwriter
The underwriter is an affiliate of the Sponsor (see note 6).
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on January 13, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Initial Stockholders may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion.
In addition, pursuant to a registration agreement with Hudson Bay Capital Management LP (“Hudson Bay”) and its permitted transferees, the Company is required to register (i) resale of any securities purchased in the Initial Public Offering by filing a registration statement within 30 days after the closing of the Initial Public Offering and use its best effort to have such registration statement declared effective within 90 days after the closing of the Initial Public Offering; and (ii) resale of any Private Placement Warrants and shares of Class A common stock underlying the Private Placement Warrants by filing a registration statement within 30 days after the completion of a Business Combination and use its best effort to have such registration statement declared effective within 90 days after the completion of a Business Combination. In the event of any delay in filing and/or effectiveness of any aforesaid registration statement under the registration agreement with Hudson Bay and its permitted transferees, the unavailability of such restatement after effectiveness or a public information failure

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(each, a “Registration Default”), Hudson Bay and its permitted transferees are entitled to payments from the Company equal to 2% of the purchase price on the occurrence of each Registration Default and 2% per month (or a portion thereof pro rata) that such Registration Default continues to exist.
Underwriting Agreement
The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. Additionally, the Company agreed to pay the underwriter $150,000 in expenses to cover seller’s concessions to selling group member in connection with the Initial Public Offering. The independent underwriter will receive no other compensation.
Business Combination Marketing Agreement
The Company engaged Canaccord Genuity LLC (“Canaccord”) as advisors in connection with its Business Combination to assist the Company in arranging meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that may be interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with the preparation of its press releases and public filings in connection with the Business Combination. The Company will pay Canaccord for such services upon the consummation of a Business Combination a cash fee in an amount equal to 3.76 % of the gross proceeds of the Initial Public Offering if the underwriters’ over-allotment option is exercised in full. Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete a Business Combination.
NOTE 7 — STOCKHOLDERS’ EQUITY
Preferred Stock
— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class
 B Common Stock
— The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 5,175,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as otherwise required by law.
The shares of Class B common stock will automatically convert into Class A common stock at the time of the Business Combination, on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued,

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by the Company in connection with or in relation to the consummation of a Business Combination, excluding (i) any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination, (ii) any securities issued to the initial stockholders of the Company upon conversion of Working Capital Loans and (iii) any public shares redeemed by public stockholders in connection with a Business Combination, provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
Warrants
— As of December 31, 2020, there were no warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective within 60 business days following a Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60 th
business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending three business trading days before sending the notice of redemption to warrant holders.

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If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (1) the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be exercisable on a cashless basis, (3) the Private Placement Warrants will be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees, and (4) the holders of the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will have certain registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial Audit Opinion.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders’ and the Board of Directors of GreenLight Biosciences, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of GreenLight Biosciences, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, expects continuing operating losses for the foreseeable future, needs to raise additional capital to finance its future operations and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 7, 2021
We have served as the Company’s auditor since 2019.

GREENLIGHT BIOSCIENCES, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	DECEMBER 31,
	2019	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,916	$95,068
Prepaid expenses	544	2,031

Total current assets	26,460	97,099
Restricted cash	30	80
Property and equipment, net	3,749	16,279
Security deposits	370	370

TOTAL ASSETS	$30,609	$113,828

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,527	$4,537
Accrued expenses	3,518	6,826
Note Payable	249	—
Capital lease obligations, current portion	431	633
Deferred revenue	—	1,663
Other current liabilities	—	252

Total current liabilities	5,725	13,911
Preferred stock warrant liabilities	103	125
Capital lease obligations, net of current portion	892	992
Convertible debt	—	17,273
Other liabilities	225	1,562

Total liabilities	6,945	33,863
COMMITMENTS AND CONTINGENCIES (Note 17)
Series A-1 redeemable convertible preferred stock, $0.001 par value, 2,865,698 shares authorized, 2,807,571 shares issued and outstanding as of December 31, 2019 and December 31, 2020 Liquidation preference of $5,858 and $6,079 at December 31, 2019 and December 31, 2020 respectively	4,411	4,411
Series A-2 redeemable convertible preferred stock, $0.001 par value, 7,018,203 shares authorized, 6,993,693 shares issued and outstanding as of December 31, 2019 and December 31, 2020 Liquidation preference of $17,302 and $18,224 at December 31, 2019 and December 31, 2020 respectively	11,438	11,438
Series A-3 redeemable convertible preferred stock, $0.001 par value, 8,647,679 shares authorized 8,629,505 shares issued and outstanding as of December 31, 2019 and December 31, 2020 Liquidation preference of $27,347 and $28,952 at December 31, 2019 and December 31, 2020 respectively	19,917	19,917
Series B redeemable convertible preferred stock, $0.001 par value, 21,245,353 shares authorized, issued and outstanding as of December 31, 2019 and 2020 Liquidation preference of $21,108 and $22,567 at December 31, 2019 and December 31, 2020 respectively	18,671	18,671
Series C redeemable convertible preferred stock, $0.001 par value, 35,152,184 shares authorized, 35,092,183 shares issued and outstanding as of December 31, 2019 and December 31, 2020 Liquidation preference of $60,470 and $65,014 at December 31, 2019 and December 31, 2020 respectively	55,851	55,851
Series D redeemable convertible preferred stock, $0.001 par value, 0 and 71,019,827 shares authorized, 0 and 60,184,332 shares issued and outstanding as of December 31, 2019 and December 31, 2020 respectively Liquidation preference of $0 and $113,736 at December 31, 2019 and December 31, 2020 respectively	—	108,499
STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 105,000,000 and 191,500,000 shares authorized, 3,149,356 and 3,290,101 shares issued and 3,121,514 and 3,252,636 shares outstanding at December 31, 2019 and December 31, 2020 respectively	3	3
Additional paid-in capital	1,381	2,434
Accumulated deficit	(88,008)	(141,259)

Total stockholders’ deficit	(86,624)	(138,822)

TOTAL LIABILITIES REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$30,609	$113,828

See notes to consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	YEAR ENDED DECEMBER 31,
	2019	2020
REVENUE:
Collaboration Revenue	$3,001	$962
Grant Revenue	—	785

Total revenue	3,001	1,747
OPERATING EXPENSES:
Research and development	23,489	42,866
General and administrative	8,714	11,165

Total operating expenses	32,203	54,031

LOSS FROM OPERATIONS	(29,202)	(52,284)
OTHER INCOME (EXPENSE), NET:
Interest income	865	83
Interest expense	(317)	(1,028)
Change in fair value of warrant liability	5	(22)

Total other income (expense), net	553	(967)

Net loss	$(28,649)	$(53,251)

Preferred Stock Dividends	(8,505)	(13,445)

Net loss attributable to common stockholders — basic and diluted (Note 15)	$(37,154)	$(66,696)

Net loss per share attributable to common stockholders — basic and diluted	$(10.81)	$(20.76)

Weighted-average common stock outstanding — basic and diluted	3,437,367	3,211,968

See notes to consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share and per share data)

	REDEEMABLE CONVERTIBLE PREFERRED STOCK
	$0.001 PAR VALUE SERIES A		$0.001 PAR VALUE SERIES B		$0.001 PAR VALUE SERIES C		$0.001 PAR VALUE SERIES D		COMMON STOCK $0.001 PAR VALUE		TREASURY STOCK $0.001 PAR VALUE		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
BALANCE, January 1, 2019	18,430,769	$35,766	21,245,353	$18,671	26,182,114	$41,673	—	$—	3,498,898	$3	1,200,000	$(128)	$933	$(59,359)	(58,551)
Issuance of series C redeemable convertible preferred stock, net of issuance costs of $30	—	—	—	—	8,889,375	14,145	—	—						—	—
Vesting of restricted stock	—	—	—	—	—	—	—	—	12,850					—	—
Retirement of 1,200,000 shares of common stock held in treasury									(1,200,000)	(1)	(1,200,000)	128	(127)		—
Stock-based compensation	—	—	—	—	20,694	33	—	—	260,257				397	—	397
Stocks issued for prior periods board fees	—	—	—	—	—	—	—	—	520,243	1			172	—	173
Exercise of common stock options	—	—	—	—	—	—	—	—	29,266		—	—	6	—	6
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(28,649)	(28,649)

BALANCE, January 1, 2020	18,430,769	$35,766	21,245,353	$18,671	35,092,183	$55,851	—	$—	3,121,514	$3	—	$—	$1,381	$(88,008)	$(86,624)

	REDEEMABLE CONVERTIBLE PREFERRED STOCK
	$0.001 PAR VALUE SERIES A		$0.001 PAR VALUE SERIES B		$0.001 PAR VALUE SERIES C		$0.001 PAR VALUE SERIES D		COMMON STOCK $0.001 PAR VALUE		TREASURY STOCK $0.001 PAR VALUE		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Issuance of series D redeemable convertible preferred stock, net of issuance costs of $543	—	—	—	—	—	—	60,184,332	108,499					357	—	357
Vesting of restricted stock									31,086						—
Stock-based compensation	—	—	—	—	—	—	—	—					659	—	659
Exercise of common stock options	—	—	—	—	—	—	—	—	100,036		—	—	37	—	37
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(53,251)	(53,251)

BALANCE, December 31, 2020	18,430,769	$35,766	21,245,353	$18,671	35,092,183	$55,851	60,184,332	$108,499	3,252,636	$3	—	$—	$2,434	$(141,259)	$(138,822)

See notes to consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	YEAR ENDED DECEMBER 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,649)	$(53,251)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	688	1,754
Gain on disposal of property and equipment	—	(15)
Stock-based compensation expense	430	659
Noncash interest expense	30	588
Changes in fair value of warrant liability	(5)	22
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(359)	(1,489)
Other non-current assets	(168)	—
Accounts payable	506	1,172
Accrued expenses and other liabilities	1,666	1,904
Accrued interest	—	(83)
Deferred rent	225	477
Deferred revenue	—	1,663

Net cash used in operating activities	(25,636)	(46,599)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,896)	(10,047)

Net cash used in investing activities	(1,896)	(10,047)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series C preferred stock	14,175	—
Payment of issuance costs	(30)
Proceeds from issuance of Series D preferred stock	—	109,042
Payment of issuance costs	—	(186)
Proceeds from stock option exercises	6	37
Proceeds from Convertible debt	—	16,775
Payment of issuance costs	—	(134)
Proceeds from tenant improvement allowance	—	1,250
Principal payments on tenant improvement allowance and note payable	(667)	(304)
Principal payments on capital lease obligations	(168)	(632)

Net cash provided by financing activities	13,316	125,848

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(14,216)	69,202
Cash, cash equivalents and restricted cash at beginning of year	40,162	25,946

Cash, cash equivalents and restricted cash at end of year	$25,946	$95,148

SUPPLEMENTAL DISCLOSURE OF CASH-FLOW INFORMATION:
Cash paid for interest	$287	$376

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment included in accrued expenses and accounts payable	$319	$3,562

Property and equipment acquired under capital lease	$1,075	$934

Settlement of prior year accrued expenses through issuance of common stock	$173	$—

Non Cash Series D issuance costs	$—	$357

The following table provides a reconciliation of the cash, cash equivalents and restricted cash as of each of the periods shown above:

	YEAR ENDED DECEMBER 31,
	2019	2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$25,916	$95,068
Restricted cash	30	80

Total cash, cash equivalents and restricted cash	$25,946	$95,148

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION
GreenLight Biosciences, Inc. (“GreenLight”) was incorporated in Delaware in 2008. GreenLight, together with its wholly owned subsidiaries, GreenLight Pandemic Response, Inc. (“GLPRI”), and GreenLight Security Corporation (“GLSC”), is referred to on a consolidated basis as the “Company”. The Company has developed technology to create high-performing, natural ribonucleic acid (“RNA”) products to address global sustainability challenges and promote healthier plants, foods, and people.
The Company is located and headquartered in Medford, Massachusetts. The Company has additional lab and office space in Research Triangle Park, North Carolina, and a manufacturing facility in Rochester, New York. The Company’s revenues and expenses are derived from operations in the United States. Since its inception, the Company has devoted substantially all of its efforts to research and development activities, including the development of the Company’s cell-free RNA production process. The Company does not currently generate revenue from sales of any products.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Liquidity and going concern
Since its inception, the Company has devoted substantially all of its resources to building its platform and advancing development of its portfolio of programs, establishing and protecting its intellectual property, conducting research and development activities, organizing and staffing the Company, business planning, raising capital and providing general and administrative support for these operations. The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, technical risks associated with the successful research, development and manufacturing of product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Current and future programs will require significant research and development efforts, including extensive field trials, preclinical and clinical trials and regulatory approvals prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
As presented in the financial statements, the Company has incurred substantial losses since inception and incurred net losses of $28,649 and $53,251 for the years ended December 31, 2019, and 2020, respectively. As of December 31, 2020, the Company had an accumulated deficit of $141,259 and cash and cash equivalents of $95,068. Cash used in operating activities totaled $25,636 and $46,599 for the years ended December 31, 2019, and 2020, respectively. The Company expects to generate operating losses and negative operating cash flows for the foreseeable future. As described in Note 19, Subsequent events, as of June 2021, the Company has borrowed $7,719 from Trinity Capital under the equipment financing arrangement and the remaining $3,531 was drawn on August 31, 2021.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

As of September 7, 2021, the issuance date of the annual consolidated financial statements for the years ended December 31, 2020 and 2019, the Company expects that its existing cash and cash equivalents of $52,340 as of June 30, 2021, will not be sufficient to fund its operations for twelve months from the date these financial statements are issued.
The Company will not generate any revenue from product sales unless and until it successfully completes development and obtains regulatory approval for one or more of its product candidates. If the Company obtains regulatory approval for any of its product candidates, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing and distribution.
As a result, the Company will need substantial additional funding to support its operating activities as it advances its product candidates through development, seeks regulatory approval and prepares for and, if any of its product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings, debt financings, and license and development agreements in connection with any future collaborations. Adequate funding may not be available to the Company on acceptable terms, or at all.
If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.
Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the operations of the Company and its wholly owned subsidiaries, GLPRI and GLSC. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, and the disclosure of contingent assets and liabilities as of and during the reporting period. The Company bases its estimates and assumptions on historical experience when available and on various factors that it believes

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

to be reasonable under the circumstances. This process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements if these results differ from historical experience, or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, the accrual of research and development costs, acquisition of in-process research
and development assets, the fair values of common and Preferred Stock (as defined below), useful lives assigned to property and equipment, and the fair value of warrant liabilities. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates.
Operating Segments
Operating segments are identified as components of an enterprise about which separate discrete financial information is made available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s Chief Executive Officer. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company’s cash equivalents in the consolidated balance sheets at December 31, 2019, and 2020, were $25,916 and $95,068 respectively, which approximates fair value and were determined based upon Level 1 inputs. The money market account is valued using quoted market prices with no valuation adjustments applied and is categorized as Level 1.
Restricted Cash
The Company maintains a letter of credit in conjunction with one of the Company’s lease agreements. As of December 31, 2019, and 2020, the underlying cash balance securing this letter of credit of $30 and $80 respectively, was classified as a noncurrent asset in the consolidated balance sheets based on the terms of the lease agreement.
Concentrations of Credit Risk
The Company has no significant
off-balance
sheet credit risk. Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company deposits its cash and cash equivalents in financial institutions that it believes have high credit quality, has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
Fair Value Measurements
ASC 820,
 Fair Value Measurements and Disclosures
(“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for a similar asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the inputs that market participants would use in pricing the asset or liability.
Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Property and Equipment
Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs to an asset that do not improve or extend its life are expensed in the period incurred. Expenditures made to improve or extend the life of property and equipment are capitalized. Leasehold improvements are depreciated over the shorter of the useful life of the improvements or the remaining term of the associated lease. The estimated useful lives of property and equipment are as follows:

ESTIMATED USEFUL LIFE
Laboratory equipment	5 years
Computer equipment and software	3 years
Leasehold improvements	Shorter of useful life or lease term
Property and equipment subject to a capital lease are depreciated over useful life or the term of the lease. Construction in progress is stated at cost, which includes direct costs attributable to the setup or construction of the related asset. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the Company’s statement of operations.
Acquired
In-process
Research and Development
In 2020, the Company adopted ASU
2017-01, Business
Combinations, or ASU
2017-01,
which clarified the definition of a business. The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes transaction costs, and the consideration is allocated to the items acquired based on a relative fair value methodology. Goodwill is not recognized in asset acquisitions. In an asset acquisition, the cost allocated to acquire in-process
research and development with no alternative future use is charged to research and development expense at the acquisition date. At the time of acquisition, the Company determines if a transaction should be accounted for as a business combination or acquisition of assets.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

The Company applied asset acquisition treatment in accounting for the acquisition of the intangible assets of Bayer Crop Science, LLP acquired during the year ended December 31, 2020.
Impairment of Long-lived Assets
The Company evaluates its long-lived assets, which consist primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such events and circumstances include, but are not limited to, significant decreases in the market value of an asset, adverse changes in the extent or manner in which the asset is being used, or significant changes in business climate. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the years ended December 31, 2019, and 2020, no impairment indicators were identified.
Redeemable Convertible Preferred Stock
The Company classifies redeemable convertible Preferred Stock (“Preferred Stock”) as temporary equity in the accompanying consolidated balance sheets due to certain redemption events that are not within the Company’s control such as a liquidation, winding up, certain mergers, and the occurrence of a deemed liquidation event as defined in the Company’s certificate of incorporation. In the event of a deemed liquidation event, the proceeds from the event are distributed in accordance with liquidation preferences (Note 11). As of December 31, 2019, and 2020, none of the circumstances under which the Company’s Preferred Stock would become redeemable are probable, and, as a result, the Company does not accrete the carrying values of the Preferred Stock to the redemption values. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such a liquidation event will occur.
Treasury Stock
Treasury stock purchases are accounted for under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. Upon retirement of treasury stock, the Company allocates any excess of stock repurchase price over par value between additional paid-in
capital and retained earnings.
Preferred Stock Warrants
The Company applies relevant accounting guidance for warrants to purchase the Company’s stock based on the nature of the relationship with the counterparty. For warrants issued to investors or lenders in exchange for cash or other financial assets, the Company follows guidance issued within ASC 480,
Distinguishing Liabilities from Equity
(“ASC 480”), and ASC 815,
Derivatives and Hedging
(“ASC 815”), to assist in the determination of whether the warrants should be classified as liabilities or equity. Warrants that are determined to require liability classification are measured at fair value upon issuance and are subsequently remeasured to their then fair value at each subsequent reporting period with changes in fair value recorded in current earnings. Warrants that are determined to require equity classification are measured at fair value upon issuance and are not subsequently remeasured unless they are required to be reclassified.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

For warrants issued to nonemployees for goods or services, or to customers as non-cash
consideration, the Company follows guidance issued within ASC 718,
Compensation – Stock Compensation
(“ASC 718”), to determine whether the share-based payments are equity or liability classified. Such warrants are measured at fair value on the grant date. The related expense or reduction in transaction price is recognized in the same period and in the same manner as if the Company had paid cash for the goods or services, or in the same manner that transfer of control of the related performance obligations occurs.
Contract Revenue
The Company recognizes revenue in accordance with ASC Topic 606,
Revenue from Contracts with Customers
(“ASC 606”), which provides a five-step model for recognizing revenue from contracts with customers as follows:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when or as performance obligations are satisfied
As of December 31, 2019, and 2020, all contract revenue was generated from a collaboration agreement with Ingredion Incorporated (“Ingredion”) to develop a semicontinuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by GreenLight. The Ingredion Agreement is within the scope of ASC 606.
Under ASC 606, an entity recognizes revenue when or as its customer obtains control of distinct promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.
Our customer arrangements primarily consist of a license, rights to our intellectual property, and research and developments services. Performance obligations are promises in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, we consider factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own, or whether the required expertise is readily available and whether the goods or services are integral or dependent to other goods or services in the contract.
The Company estimates the transaction price based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration may include fixed consideration or variable consideration. At the inception of each arrangement that includes variable consideration, the Company evaluates the amount of potential payments and the likelihood that the payments will be received. The Company utilizes either the most likely amount method or expected amount method to estimate the amount expected to be received based on which method best predicts the amount expected to be received. The amount of variable consideration, which is included in the transaction price, may be constrained and is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period when the variability is resolved. Under the collaboration agreement with Ingredion, the variability related to the variable consideration would be resolved when the Company has successfully achieved pilot scale production that satisfies specified volume, yield, and cost targets (“Milestone 2”).

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

For revenue related to sales-based royalties received from licensees, including milestone payments based on the level of sales, where the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any consideration related to sales-based royalty revenue resulting from the Ingredion collaboration agreement.
The Company allocates the transaction price based on the estimated stand-alone selling price of each of the performance obligations and develops assumptions that require judgment to determine the stand-alone selling price for each performance obligation identified in a contract with a customer. The Company utilizes key assumptions to determine the stand-alone selling price for service obligations, which may include other comparable transactions, pricing considered in negotiating the transaction, and the estimated costs. Any variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated are consistent with the amounts we would expect to receive for the satisfaction of each performance obligation.
The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations that consist of licenses and other promises, the Company applies judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. The Company has determined that the license and R&D services under the Ingredion agreement are a single combined performance obligation satisfied over time. The Company must select a single measure of progress that best depicts the Company’s measurement of progress. ASC
606-10-26-33
states that appropriate methods of measuring progress include output methods and input methods and notes that an entity should consider the nature of the good or service that the entity promised to transfer to the customer in determining the appropriate method for measuring progress. Since activities performed to research and validate one phase may be useful in researching and validating subsequent phases, the Company believes that an input method, which tracks the Company’s efforts required to perform the contracted activities during the contract term, is more representationally faithful than an output method, which might track the agreed upon deliverables that are not similar to one another.
Grant Revenue
In July 2020, we entered into a grant agreement with the Bill & Melinda Gates Foundation to advance research in in vivo gene therapy for sickle cell disease and to explore new, low-cost
capabilities for the in vivo functional cure of sickle cell and/or durable suppression of HIV in developing countries. The grant agreement with the Bill & Melinda Gates foundation provides for payments for reimbursed costs, which include general and administrative costs. As we are performing services under the agreement that are consistent with the Company’s ongoing central activities and we have determined that we are the principal in the agreement, we recognize grant revenue as we perform services under this agreement when the funding is committed, which occurs as underlying costs are incurred. Revenues and related expenses are presented gross in the consolidated statement of operations as we have determined that we are the primary obligor under the agreement relative to the research and development services we perform as the lead technical expert.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

Deferred Revenue
Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheets. If the related performance obligation is expected to be satisfied within the next twelve months, the related deferred revenue will be classified in current liabilities.
Research and Development Costs
Research and development expenses consist primarily of costs related to discovery and research and development of products, including personnel expenses, stock-based compensation expense, allocated facility-related and depreciation expenses, third-party license fees, and external costs of outside vendors engaged to conduct field trials and clinical development activities. The Company records accruals for estimated costs incurred of our field trials, preclinical studies, and manufacturing development. A portion of our field trials, preclinical studies, and manufacturing development activities are conducted by third-party service providers, including contract research organizations and contract manufacturing organizations. The financial terms of these contracts may result in payments that do not match the periods over which materials or services are provided. We accrue the costs incurred under the agreements based on an estimate of actual work completed in accordance with the agreements. In the event we make advance payments for goods or services that will be used or rendered for future research and development activities, the payments are deferred and capitalized as a prepaid expense and recognized as expense as the goods are received or the related services are rendered. Research and development costs that do not meet the requirements to be recognized as an asset as the associated future benefits are uncertain and there is are no alternative future use at the time the costs were incurred are expensed as incurred.
Patent and Trademark Costs
All patent and trademark related costs incurred in connection with filing and prosecuting patent and trademark applications are expensed as incurred due to uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.
Stock-Based Compensation Expense
The Company accounts for all stock-based payment awards granted to employees and non-employees as
stock-based compensation expense at grant date fair value. The Company’s stock-based payments include stock options and grants of common stock, including common stock subject to vesting. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, which is the vesting period, on a straight-line basis. After the adoption of ASU
No. 2018-07,
the measurement date for
non-employee
awards is the later of the adoption date of ASU
No. 2018-07
or the date of grant, without changes in the fair value of the award. Stock-based compensation costs for non-employees
are recognized as expense over the vesting period on a straight-line basis. The Company has also issued restricted stock awards with milestone or performance-based vesting conditions and records the expense for these awards if or when it was deemed probable that the milestone or performance condition would be achieved. Stock-based compensation is classified in the accompanying statements of operations based on the function to which the related services are provided. The Company recognizes stock-based compensation expense for the portion of awards that have vested. Forfeitures are accounted for as they occur.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company has historically been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The Company uses the simplified method as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107,
Share-Based Payment
, to calculate the expected term for options granted to employees and non-employees,
whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the options due to its lack of sufficient historical data. Prior to the adoption of ASU
No. 2018-07,
the expected term for stock options granted to
non-employees
was equal to the contractual term of the options. After the adoption of ASU
No. 2018-07,
the expected term of stock options granted to
non-employees
is determined in the same manner as stock options granted to employees. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.
Income Taxes
The Company is primarily subject to U.S. federal, Massachusetts, North Carolina and New York state income taxes. The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities represent future tax consequences of temporary differences between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities and for loss carryforwards using enacted tax rates expected to be in effect in the years in which the differences reverse. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense.
Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. The Company also recognizes a tax benefit from uncertain tax positions only if it is “more likely than not” that the position is sustainable based on its technical merits. We evaluate uncertain tax positions on a regular basis. The evaluations are based on several factors, including changes in facts and circumstances, and changes in tax law. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax. To date, we have not been subject to any interest or penalties.
Net Loss per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common stock. Net loss per share attributable to common stockholders is calculated using the two-class method, which
is an earnings allocation formula that determines net loss per share for the holders of the Company’s common shares and participating securities. The Company’s Preferred Stock contains participation rights in any dividend paid by the Company and is deemed to be a participating

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

security. Net loss attributable to common stockholders and participating preferred shares are allocated to each share on an as-converted
basis as if all of the earnings for the period had been distributed. The participating securities do not include a contractual obligation to share in losses of the Company and are not included in the calculation of net loss per share in the periods in which a net loss is recorded.
Diluted net loss per share is computed using the more dilutive of (a) the two-class
method or (b) the
if-converted
method. The Company allocates earnings first to preferred stockholders based on dividend rights and then to common and preferred stockholders based on ownership interests. The weighted-average number of common shares included in the computation of diluted net loss gives effect to all potentially dilutive common equivalent shares, including outstanding stock options, warrants and Preferred Stock.
Common stock equivalent shares are excluded from the computation of diluted net loss per share if their effect is antidilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is generally the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2019, and 2020.
Comprehensive Loss
Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner
sources. As of December 31, 2019, and 2020, the Company had no items qualifying as other comprehensive loss; accordingly, comprehensive loss equaled net loss.
Recently Adopted Accounting Pronouncements
Effective January 1, 2020, the Company early adopted ASU No.
2018-08,
Not-for-Profit
Entities (Topic 958): Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made (
“
ASU No.
 2018-08
”
)
. ASU
No. 2018-08
clarifies and improves the scope and the accounting guidance for contributions received and made, primarily by not-for-profit
organizations. It provides guidance for determining whether a transaction should be accounted for as a contribution or as an exchange transaction. In addition, it clarifies whether a contribution is conditional and better distinguishes a donor-imposed condition from a donor-imposed restriction. Grant revenue was recorded under the provisions of ASU
No. 2018-08.
The Company adopted
ASU 2018-08
on January 1, 2020 and the adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU No.
2016-02,
Leases
(ASC 842), which requires a lessee to record a
right-of-use
asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its consolidated financial statements and related disclosures.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

3.	BAYER ASSET ACQUISITION
On December 10, 2020, the Company entered into an Assignment and License Agreement (“ALA”) with Bayer CropScience LLP (“Bayer”) to acquire certain assets related to Bayer’s Bee Health, Insect Control, and Deliver intellectual property (the “Bayer Assets”or the “acquired IPR&D”).
The Company acquired the Bayer Assets for cash consideration of $2,000. The Company has applied the principles of ASC 805 in determining the proper accounting treatment for the acquisition. As of the acquisition date, the acquired set of assets does not meet the definition of a business and thus the IPR&D acquired will be accounted for as an asset acquisition. As of the acquisition date, the assets acquired had no alternative future use and had not reached a stage of technological feasibility. As a result, the amounts have been recorded as research and development expense in the accompanying condensed consolidated statements of operations. Additionally, the Company has also agreed to make additional contingent cash payments up to an aggregate of $2,000 based on the achievement of certain development, regulatory and commercialization events as set forth in the ALA. The ALA includes potential milestone payments that are dependent upon the development of products using the intellectual property licensed under the ALA and contingent upon the achievement of certain development or regulatory approval milestones, as well as commercial milestones. As of December 31, 2020, no milestones have been achieved and it is not probable that the Company will reach any milestones and hence did not recognize these potential obligations in the consolidated financial statements.
As the acquired IPR&D was determined to have no alternative future use and the contingent payments were not determined to be a derivative, these payments will be recorded when the contingency is resolved, and the related consideration is issued or becomes issuable. As of December 31, 2020, no contingent payments have been accrued or paid.

4.	FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values:

DESCRIPTION	DECEMBER 31, 2019	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	UNOBSERVABLE SIGNIFICANT INPUTS (LEVEL 3)
Asset
Money market funds	$26,032	$26,032	$—	$—

Total financial assets	$26,032	$26,032	$—	$—

Liabilitiy
Warrant Liability	$103	$—	$—	$103

	$103	$—	$—	$103

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

DESCRIPTION	DECEMBER 31, 2020	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Asset
Money market funds
Total financial assets	$55,747	$55,747	$—	$—

	$55,747	$55,747	$—	$—

Liability
Warrant Liability	$125	$—	$—	$125

	$125	$—	$—	$125

Money market funds were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy.
The fair value of the common and Preferred Stock warrant liabilities was determined using the Black-Scholes option-pricing model with the assumptions as disclosed in Note 10. These assumptions include significant judgments including the fair value of the underlying common and Preferred Stock. An increase or decrease in the estimated fair value will result in increases or decreases in the fair value of the warrant liability and such changes could be material.
The following table presents a roll-forward of the aggregate fair values of the Company’s liabilities for which fair value is determined by Level 3 inputs:

WARRANT LIABILITY
Balance - January 1, 2019	$108
Change in fair value	(5)

Balance - December 31, 2019	103
Change in fair value	22

Balance - December 31, 2020	$125

There have been no transfers between fair value levels during the years ended December 31, 2019, and 2020. The carrying values of other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

5.	COLLABORATION ARRANGEMENT
The Company’s collaboration revenue is generated through collaboration arrangements with Ingredion. Starting in December 2015, the Company entered into a Master Collaboration and Exclusive License Agreement and related amendments (collectively, the “Ingredion Agreements”) with Ingredion to develop a semicontinuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by GreenLight. As per the Ingredion Agreements, (a) the Company and Ingredion will agree to specific collaboration projects from time to time and the Company will be compensated by Ingredion for each project according to an agreed-upon
billing schedule, (b) Ingredion will make payments to the Company upon achievement of specific technical milestones, and (c) Ingredion will also make royalty payments, including annual minimum royalty payments, to the Company if and when certain commercial and regulatory milestones are met.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

The Company recognized funded research and collaboration revenue of $3,001 and $962 in the consolidated statements of operations during the years ended December 31, 2019, and 2020, respectively, related to specific collaboration projects associated with the Ingredion Agreements. Costs associated with the Ingredion Agreements were recorded as research and development expenses.
Under the Ingredion Agreements, the Company is entitled to receive up to $12,000 in milestone payments upon the achievement of six separate milestones, including demonstration of feasibility, achievement of pilot scale production that satisfies specified volume, yield, and cost targets (“Milestone 2”), and achievement of commercial scale production that satisfies specified volume, yield, and cost targets, as well as achievement of three separate targets for net sales by Ingredion of products based on the licensed technology. At the end of each reporting period, the Company re-evaluates
the probability of achievement of Milestone 2 and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are added to the transaction price with a corresponding adjustment being made to the measure of progress, and, as necessary, recorded on a cumulative catch-up
basis, which would affect collaboration revenue in the period of adjustment. As of December 31, 2020, no milestone payments have been included in the transaction price.
For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). The Company is entitled to receive royalties on net sales by Ingredion of products based on the licensed technology. The royalty rate is in the mid-single
digits and is subject to an annual minimum royalty in the amounts of $100 starting 30 months after achievement of Milestone 2, $500 per year after the fifth anniversary of achievement of Milestone 2 and $1,000 annually after the eighth anniversary of achievement of Milestone 2. As of December 31, 2020, no milestones have been achieved, and it is not probable that the Company will reach any milestones. As such, no royalty revenue has been recognized.

6.	GRANT REVENUE
In July 2020, the Company was approved to receive a grant from the Bill & Melinda Gates Foundation in the amount of $3,343. As of December 31, 2020, the Company had received $2,448 of the total grant award. The grant funds are to be used for the sole purpose of research for in vivo gene therapy for sickle cell disease and to explore new, low-cost
capabilities for the in vivo functional cure of sickle cell and or durable suppression of HIV in developing countries. The Company incurred research and development costs of $683 associated with this grant for the year ended December 31, 2020. The Company has recognized revenue of $785 in the consolidated statements of operations and recorded the balance of $1,663 as deferred revenue in the consolidated balance sheets as of December 31, 2020. The research supported by this grant is expected be completed by May 31, 2022.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

7.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following as of December 31, 2019, and 2020:

	DECEMBER 31,
	2019	2020
Computer hardware and software	$12	$533
Laboratory equipment	4,320	8,040
Leasehold improvements	228	4,545
Construction in progress	1,181	6,847

Total	5,741	19,965
Less: Accumulated depreciation and amortization	(1,992)	(3,686)

Property and equipment, net	$3,749	$16,279

As of December 31, 2019, and 2020, property and equipment, net included capital lease assets of $1,574 and $2,508 respectively, with accumulated amortization of $379 and $927, respectively, within the consolidated balance sheets.
Depreciation and amortization expense for the years ended December 31, 2019, and 2020, was $687 and $1,709, respectively, within the consolidated statements of operations.

8.	ACCRUED EXPENSES
Accrued expenses at December 31, 2019, and 2020 consisted of the following:

	DECEMBER 31,
	2019	2020
Accrued Employee compensation and benefits	$2,752	$4,024
Accrued Research and development	405	612
Accrued Professional fees	242	568
Accrued Other	119	1,622

Total accrued expenses	$3,518	$6,826

9.	DEBT
Convertible Notes
In April and May 2020, GLPRI issued a series of convertible notes payable in exchange for cash totaling $16,775 (the “2020 Notes”). GreenLight guaranteed payment and performance of the 2020 Notes. The 2020 Notes bear interest at 5% per annum that is accrued each period and is payable at maturity. The total amount of accrued interest on the notes is $587 as of December 31, 2020. The 2020 Notes mature two years after their respective issuance dates. The 2020 Notes are only pre-payable
with the consent of the holders. GLPRI is required to settle the total outstanding principal together with any accrued but unpaid interest on the maturity date.
The 2020 Notes provide the option to convert the outstanding principal, plus accrued and unpaid interest, into shares of the Company’s Series D Preferred Stock (on or after the date of the Series D Preferred Stock financing) or the right to receive royalties on future sales of certain of GLPRI’s products.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

In conjunction with entering into the 2020 Note agreements, each holder entered into a side letter agreement (the “Side Letter”) with GreenLight and GLPRI, which gives the holder the right to convert the 2020 Notes into shares of Series D Preferred Stock at a discounted conversion price (85% of the price per share of the Series D Preferred Stock) in the event that the Series D financing is deemed an inside round. This discount did not apply as the Series D financing was determined not to be an inside round. At issuance, the Company concluded that the fair value of the discount feature was de minimis.
The 2020 Notes include the following conversion and redemption features:

a)
From the date of the initial closing of the then-next equity financing of the Company (the “Series D Financing”) until maturity, conversion at the option of the holder into Series D Preferred Stock (based upon the original issue price of the Series D Preferred Stock) or the right to receive certain royalty payments over a
15-year
period, commencing on the conversion date (such royalty payment being equal to the net sales of specified GLPRI products multiplied by the adjusted royalty rate, such royalty payment not to exceed the net profit in any quarter).

b)
Upon the occurrence of certain contingent events after the Company’s Series D Financing and before maturity, automatic conversion into Series D Preferred Stock (based upon on the original issue price of the Series D Preferred Stock).

c)
Automatic redemption upon an event of default, as defined in the 2020 Notes. Upon the occurrence of an event of default, the 2020 Notes will either automatically become due and payable or can become due and payable at the holder’s option (based on the nature of the event of default). Upon such acceleration, all outstanding principal (with no penalty) and unpaid accrued interest will become payable.

The Company assessed the embedded features within the 2020 Notes and determined that the features do not meet the definition of a derivative or were clearly and closely related to the host contract, and thus did not require separate accounting. In addition, the optional redemption feature to receive royalty payments is subject to a scope exception from derivative accounting.
The 2020 Notes were recorded based on proceeds received and were recorded net of related debt issuance costs of $134, which will be amortized to interest expense using the effective interest rate method over the term of the notes.
Notes Payable
On August 16, 2014, the Company entered into a Loan and Security Agreement (as amended on April 17, 2015, and June 14, 2016, the “Loan Agreement”) with Silicon Valley Bank (the “Lender”). Pursuant to the Loan Agreement and the respective amendments, a term loan of $2,000 was funded on June 23, 2016.
The term loan bears interest at an annual rate equal to 4.25%. The Loan Agreement provides for interest-only payments until March 31, 2017, and repayment of the aggregate outstanding principal balance of the term loan in monthly installments starting on April 1, 2017, and continuing through March 1, 2020 (the “Maturity Date”). During March of 2020, the Company paid in full all remaining principal and accrued interest on the Loan Agreement.
In addition, under the Loan Agreement, the Company issued the Lender warrants to purchase 40,000 shares of the Company’s common stock at an exercise price per share of $0.22 (the “Common Warrants”). The Common Warrants will be exercisable for ten years from the date of issuance.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

During the years ended December 31, 2019, and 2020, the Company made principal payments of $667 and $167, respectively.

10.	WARRANTS
Preferred Stock Warrants Classified as Liabilities
The Company has outstanding warrants to purchase shares of
Series A-1,
A-2,
and
A-3
Preferred Stock. These warrants are recognized as liabilities on the consolidated balance sheets and were measured at their inception date fair value and subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. Preferred stock warrants classified as liabilities consisted of the following at December 31, 2019, and 2020:

	AS OF DECEMBER 31, 2019
Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Series A-1	58,127	$59	December 31, 2011	$0.15	The earlier of January 17, 2022, or a deemed liquidation or IPO
Series A-2	24,510	19	August 26, 2014	$1.53	The earlier of August 25, 2024, or the date of a qualifying acquisition
Series A-3	18,174	25	December 18, 2015	$0.23	The earlier of December 18, 2025, or a deemed liquidation or IPO

Total	100,811	$103

	AS OF DECEMBER 31, 2020
Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Series A-1	58,127	$75	December 31, 2011	$0.15	The earlier of January 17, 2022, or a deemed liquidation or IPO
Series A-2	24,510	21	August 26, 2014	$1.53	The earlier of August 25, 2024, or the date of a qualifying acquisition
Series A-3	18,174	29	December 18, 2015	$0.23	The earlier of December 18, 2025, or a deemed liquidation or IPO

Total	100,811	$125

The Company estimated the fair value of the warrants as of December 31, 2019, and 2020 using the Black-Scholes option-pricing model with the following assumptions:

	AS OF DECEMBER 31, 2019
	Series A-1	Series A-2	Series A-3
Fair value of underlying series of preferred stock	$1.17	$1.30	$1.55
Risk-free interest rate	1.60%	1.70%	1.80%
Expected volatility	76.2%	76.6%	76.3%
Estimated time (in years)	2.05	4.65	5.97

	AS OF DECEMBER 31, 2020
	Series A-1	Series A-2	Series A-3
Fair value of underlying series of preferred stock	$1.45	$1.54	$1.76
Risk-free interest rate	0.10%	0.27%	0.36%
Expected volatility	88.4%	78.5%	82.4%
Estimated time (in years)	1.05	3.65	4.97

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

Preferred Stock Warrant Classified as Equity
In connection with the July 2020 issuance of Series D convertible Preferred Stock, a warrant to purchase shares of Series D Preferred Stock was issued. The holder of the warrant is entitled to purchase 874,130 shares of the Company’s Series D Preferred Stock at an exercise price of $1.8118 per share.
The warrant was determined to represent compensation for services provided by the holder, rather than a component of the financing transaction, and therefore was accounted for under ASC 718. The warrants were issued to the holder in relation to its role in assisting the Company with identifying the lead investor for the financing round. The warrant meets the requirements for equity classification under ASC 718 and should be measured at cost, which was determined to be equal to its grant date fair value of $357. As the services related to its issuance were completed during 2020, the Company recognized the cost of the warrant. As the warrant was determined to be a direct and incremental cost of the Series D financing, the cost of the warrant was recorded as a stock issuance cost.

Warrant Class	Shares	Issuance Date	Exercise Price	Expiration Date
Series D	874,130	July 24, 2020	$1.8118	The earlier of July 24, 2025 or the date of a qualifying acquisition or IPO

Total	874,130

Common Stock Warrant
In connection with the Loan Agreement the Company entered into with Silicon Valley Bank in June 2016, the Company issued the bank a warrant to purchase 40,000 shares of the Company’s common stock at an exercise price per share of $0.22 (the “Common Warrant”). The Common Warrant will be exercisable for ten years from the date of issuance. The Common Warrant was determined to represent additional consideration for services provided by the lender, rather than a component of the financing transaction, and therefore was accounted for under ASC 718. The Common Warrant meets the requirements for equity classification under ASC 718 and should be measured at cost, which was determined to be equal to its grant date fair value of $5.
Common stock warrant classified as a component of permanent equity consisted of the following at December 31, 2020:

Warrant Class	Shares	Issuance Date	Exercise Price	Expiration Date
Common stock warrant	40,000	June 14, 2016	$0.22	The earlier of June 13, 2026, or the date of a qualifying acquisition

Total	40,000

During the years ended December 31, 2019, and 2020, there were no exercises of existing warrants or issuances of additional common stock warrants.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

11.	REDEEMABLE CONVERTIBLE PREFERRED STOCK
The Company has issued Series
A-1
redeemable convertible Preferred Stock (the “Series
A-1
Preferred Stock”), Series
A-2
redeemable convertible Preferred Stock (the “Series
A-2
Preferred Stock”), Series
A-3
redeemable convertible Preferred Stock (the “Series
A-3
Preferred Stock” and together with the Series
A-1
Preferred Stock and the Series
A-2
Preferred Stock, the “Series A Preferred Stock”), Series B redeemable convertible Preferred Stock (the “Series B Preferred Stock”), Series C redeemable convertible Preferred Stock (the “Series C Preferred Stock”) and Series D redeemable convertible Preferred Stock (the “Series D Preferred Stock”), all of which are collectively referred to as the “Preferred Stock.”
From inception through December 31, 2017, the Company issued and sold 39,676,122 shares of Preferred Stock (Series
A-1,
A-2,
A-3,
and B) for total proceeds of $54,786. Issuance costs associated with these issuances were $349.
Series C Preferred Stock –
On December 7, 2018, the Company entered into a stock purchase agreement for the Series C Preferred Stock. As part of the initial closing, through December 2018, the Company issued and sold 26,182,114 shares of Series C Preferred Stock at a price of $1.5946 per share, resulting in gross proceeds of $41,750. Issuance costs associated with the Series C Preferred Stock initial closing were $77. Through August 2019, as part of additional closings, the Company issued and sold 8,910,069 shares of Series C Preferred Stock at a price of $1.5946 per share, for gross proceeds of $14,208. Issuance costs associated with the Series C Preferred Stock additional closings were $30.
Series D Preferred Stock
 —
In June 2020, the Company issued and sold 56,601,159 shares of Series D Preferred Stock at a price of $1.8118 per share. In July 2020, the Company issued and sold an additional 3,583,173 shares of Series D Preferred Stock at a price of $1.8118 per share, resulting in aggregate gross cash proceeds of $109,042. Issuance costs associated with the Series D Preferred Stock closings were $543, of which $357 represents non-cash
stock issuance costs associated with the Series D warrants discussed in Note 10.
At December 31, 2019, and 2020, the Company’s convertible Preferred Stock consisted of the following:

	AS OF DECEMBER 31, 2019
	PREFERRED STOCK AUTHORIZED	PREFERRED STOCK ISSUED AND OUTSTANDING	CARRYING VALUE	LIQUIDATION VALUE	COMMON STOCK ISSUABLE UPON CONVERSION
Series A-1	2,865,698	2,807,571	$4,411	$5,858	3,550,068
Series A-2	7,018,203	6,993,693	11,438	17,302	9,058,757
Series A-3	8,647,679	8,629,505	19,917	27,347	12,274,540
Series B	21,245,353	21,245,353	18,671	21,108	21,245,353
Series C	35,152,184	35,092,183	55,851	60,470	35,092,183

	74,929,117	74,768,305	$110,288	$132,085	81,220,901

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

	AS OF DECEMBER 31, 2020
	PREFERRED STOCK AUTHORIZED	PREFERRED STOCK ISSUED AND OUTSTANDING	CARRYING VALUE	LIQUIDATION VALUE	COMMON STOCK ISSUABLE UPON CONVERSION
Series A-1	2,865,698	2,807,571	$4,411	$6,079	3,550,068
Series A-2	7,018,203	6,993,693	11,438	18,224	9,058,757
Series A-3	8,647,679	8,629,505	19,917	28,952	12,274,540
Series B	21,245,353	21,245,353	18,671	22,567	21,245,353
Series C	35,152,184	35,092,183	55,851	65,014	35,092,183
Series D	71,019,827	60,184,332	108,499	113,736	60,184,332

	145,948,944	134,952,637	$218,787	$254,572	141,405,233

The Company’s Preferred Stock have the followings rights and privileges:
Voting Rights
The holders of each share of Preferred Stock (“Preferred Stockholders”) generally have the right to one vote for each share of common stock into which such Preferred Stock could then convert. On matters on which the holders of shares of a particular series of Preferred Stock have the right to vote separately as a single class, such holders have the right to one vote per share of Preferred Stock of that particular series.
Optional Conversion
Each share of Preferred Stock is convertible into common stock at any time at the option of the holder. Each share will be converted into such number of shares of common stock as is determined by dividing the applicable original issuance price by the applicable conversion price in effect at the time of the conversion. The conversion price is subject to adjustment upon the happening of specified events, including the issuance or deemed issuance of certain additional shares of common stock, stock splits and combinations, dividends, distributions, mergers and reorganizations. The original issuances prices of the shares of
Series A-1,
Series A-2,
Series A-3,
Series B, Series C and Series D Preferred Stock are $1.5300, $1.645, $2.3185, $0.8565, $1.5946 and 1.8118, respectively. As of December 31, 2019, and 2020, the
Series A-1,
Series A-2,
Series A-3,
Series B and Series C conversion prices are $1.2100, $1.2700, $1.6300, $0.8565, and $1.5946 per share, respectively. As of December 31, 2020, the Series D conversion price is $1.8118. As such, the shares of Preferred Stock convert on a one-for-one basis,
except that the shares of
Series A-1,
Series A-2
and
Series A-3
Preferred Stock convert at the rates of approximately 1.26446, 1.29528 and 1.42239 shares of common stock, respectively, per share of Preferred Stock.
Conversion is mandatory at the earlier of the closing of a firm commitment underwritten public offering of the Company’s common stock at a price of at least $5.4354 per share and with net proceeds to the Company of at least $75,000 or at the election of the holders of a majority of the outstanding shares of Series D Preferred Stock.
Dividends
The holders of Series
A-1
Preferred Stock are entitled to receive cumulative dividends that accrue at an annual rate of approximately 5%. The holders of
Series A-2,
Series A-3,
Series B, Series C and Series D Preferred Stock are entitled to receive cumulative dividends that accrue at an annual rate of approximately 8%. Dividends are payable only when, as and if declared by the Board of Directors. In the event the

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

Company declares, pays, or sets aside any dividends on shares of any class of capital stock of the Company, other than dividends on shares of common stock payable in shares of common stock, the holders of Preferred Stock will be entitled to receive, before or at the same time as such dividends, a dividend on each outstanding share of Preferred Stock in the amount of the accruing dividends unpaid as of such date as well as a comparable dividend on an as-converted
basis. As of December 31, 2019, and 2020, no dividends had been declared.
Redemption
The Company’s Preferred Stock may only be redeemed upon a deemed liquidation event as described in the Company’s certificate of incorporation. Upon redemption, holders of shares of Preferred Stock of a particular series are entitled to receive a redemption amount equal to the original issue price of the shares of that series, plus any accrued but unpaid dividends and any declared but unpaid dividends for the shares of that series, subject to the terms summarized in the “Liquidation Preference” section below.
Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock of a particular series are entitled to receive an amount per share equal to the greater of (i) the original issuance price of the shares of Preferred Stock of that series, plus any accruing dividends that are unpaid, whether or not declared, plus any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had such shares of Preferred Stock been converted into common stock. Such liquidating distributions are payable first, to the holders of shares of Series D Preferred Stock, second, to the holders of shares of Series C Preferred Stock and Series B Preferred Stock on a pari passu basis, third, to the holders of shares of Series A Preferred Stock on a pari passu basis, and finally, to the holders of shares of common stock. If insufficient assets and funds are available to permit payment of the full amount of the applicable liquidation preference payable to the holders of any series of Preferred Stock (or group of series payable on a pari passu basis), then all available assets and funds will be distributed to the holders of such series (or group of series) on a pro rata basis, taking into account the order of priority set forth in the previous sentence.
After payment in full to the Preferred Stockholders, the holders of common stock are entitled to receive the remaining assets of the Company available for distribution on a pro rata basis based on the number of shares held.

12.	COMMON STOCK
The Company was authorized to issue 105,000,000 and 191,500,000 shares of $0.001 par value common stock as of December 31, 2019, and 2020, respectively.
The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock set forth above.
Each share of common stock generally entitles the holder to one vote, together with the holders of Preferred Stock, on all matters submitted to the stockholders for a vote. As of December 31, 2019, and 2020, no cash dividends have been declared or paid.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

As of December 31, 2019, and 2020, the Company has reserved the following shares of common stock for potential conversion of outstanding Preferred Stock, potential conversion of convertible debt with accrued interest through December 31, 2020, into Series D Preferred Stock, the vesting of restricted stock and exercise of stock options and common stock warrants:

	DECEMBER 31
	2019	2020
Redeemable convertible preferred stock	81,220,901	141,405,233
Convertible debt with accrued interest	—	9,583,023
Unvested restricted stock	27,842	37,465
Options to purchase common stock	19,701,693	22,538,570
Common stock warrants	40,000	40,000

	100,990,436	173,604,291

13.	TREASURY STOCK
In 2019, the Company retired 1,200,000 of the Company’s treasury shares previously repurchased. The Company’s additional paid-in
capital was reduced by $127 during the year ended December 31, 2019. During the year ended December 31, 2020, there were no retirement or repurchases of Company’s shares that were previously issued.

14.	STOCK-BASED COMPENSATION
2012 Stock Incentive Plan
The Company adopted the 2012 Stock Incentive Plan (the “Plan”) in April 2012 for the issuance of stock options and other stock-based awards to employees, consultants, officers, and directors. As of December 31, 2019, and 2020, the maximum number of shares of Common Stock issuable under the Plan is 21,576,227 and 30,555,461 respectively. There were 1,623,363 and 7,592,252 shares of common stock available for future grants under the Plan as of December 31, 2019, and 2020.
The Plan is administered by the Company’s board of directors (the “Board”). The exercise prices, vesting and other restrictions are determined at the discretion of the Board, except that the exercise price per share of incentive stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date unless the Board sets a shorter term. Vesting periods for awards under the plans are determined at the discretion of the Board. Incentive stock options granted to employees and non-statutory options
and restricted stock awards granted to employees, officers, members of the Board, advisors, and consultants of the Company typically vest over four or five years.
The fair value of stock option awards is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

	YEAR ENDED DECEMBER 31
	2019	2020
Fair value of underlying common stock	$0.33	$0.46—$0.65
Weighted average risk-free interest rate	1.62%—2.56%	0.27%—1.55%
Expected term (in years)	5.0—6.4	5.0—6.0
Expected volatility	70.0%—74.4%	69.5%—70.4%
Expected dividend yield	0	0

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

The following table summarizes the activity of the Company’s stock options under the Plan for the year ended December 31, 2020:

	SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED-AVERAGE REMAINING CONTRACTUAL TERM (in years)	AGGREGATE INTRINSIC VALUE
Outstanding at December 31, 2019	19,701,693	$0.29	9.0	$3,404
Granted	8,354,564	0.65
Exercised	(140,745)	0.26		$79
Cancelled or forfeited	(5,376,942)	0.32

Outstanding at December 31, 2020	22,538,570	$0.41	8.5	$9,170

Vested and expected to vest at December 31, 2019	19,701,693	$0.29	9.0	$3,404
Vested and expected to vest at December 31, 2020	22,538,570	$0.41	8.5	$9,170
Exercisable at December 31, 2019	4,354,321	$0.21	6.6	$1,083
Exercisable at December 31, 2020	6,947,529	$0.25	7.0	$3,957
The weighted-average grant date fair value of stock options granted during the years ended December 31, 2019, and 2020 was $0.21 per share and $0.40 per share, respectively. As of December 31, 2019, and 2020 total unrecognized compensation expense related to stock options totaled $2,970 and $4,606, respectively, which is expected to be recognized over weighted-average periods of 3.4 years and 3.5 years, respectively.
The aggregate intrinsic value of common stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock. The intrinsic value of options exercised in 2019, and 2020, was $6 and $79 respectively.
The Company grants common stock to members of its board of directors as payment for their services. During 2019, the Company issued 780,500 shares of common stock to independent directors with an estimated grant date fair value of $0.33 per share and a total value of $258, all of which vested immediately upon issuance. This amount was primarily used to settle a $172 accrual for board member services performed through December 31, 2018, with the remaining $86 representing payment for services rendered in 2019, which is included in stock-based compensation expense for the year ended December 31, 2019.
Restricted Stock
The fair value of each restricted common stock award is estimated on the date of grant based on the fair value of the Company’s common stock on that same date. Since 2018, the Company has issued 131,925 shares of restricted common stock to independent members of the Board of Directors, members of the Scientific Advisory Board and certain scientific founders, having a fair value of $31, and subject to vesting over periods of 2 to 4 years.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

A summary of the Company’s restricted stock activity during the years ended December 31, 2019, and 2020 is presented below:

	SHARES	WEIGHTED- AVERAGE GRANT-DATE FAIR VALUE
Unvested shares as of December 31, 2018	40,692	$0.23
Vested	(12,850)	0.23

Unvested shares as of December 31, 2019	27,842	$0.23

Granted	40,709	0.46
Vested	(31,086)	0.36

Unvested shares as of December 31, 2020	37,465	$0.37

The total fair value of restricted stock that vested during the year ended December 31, 2019, and 2020 was $3 and $11, respectively.
Stock-Based Compensation Expense
Stock-based compensation expense recorded as research and development and general and administrative expenses, for employees, directors and non-employees
during the years ended December 31, 2019, and 2020 is as follows:

	YEAR ENDED DECEMBER 31
	2019	2020
Research and development	$166	$306
General and administrative	264	353

	$430	$659

15.	NET LOSS PER SHARE
The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company:

	YEAR ENDED DECEMBER 31,
	2019	2020
Numerator:
Net loss	$(28,649)	$(53,251)
Less: Accruals of dividends of preferred stock	(8,505)	(13,445)

Net loss attributable to common stockholders	$(37,154)	$(66,696)

Denominator:
Weighted-average common stock outstanding	3,437,367	3,211,968

Net loss per share, basic and diluted	$(10.81)	$(20.76)

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

The Company excluded the following potential common stock, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	YEAR ENDED DECEMBER 31,
	2019	2020
Preferred stock	81,220,901	141,405,233
Convertible debt with accrued interest	—	9,583,023
Unvested restricted stock	27,842	37,465
Options to purchase common stock	19,701,693	22,538,570
Warrants	171,096	1,045,226

	101,121,532	174,609,517

16.	INCOME TAXES
As the Company generated net operating losses (“NOLs”) during 2019 and 2020, has generated historical NOLs, and is forecasting to continue to generate NOLs, the Company did not record a provision for or benefit from income taxes for the years ended December 31, 2019, and 2020.
A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows for the years ended December 31, 2019, and 2020:

	YEAR ENDED DECEMBER 31,
	2019	2020
Federal income tax (benefit)/expense at statutory rate	21.0%	21.0%
State income tax benefit	6.0%	5.4%
Permanent items	-0.3%	-0.2%
Change in Valuation Allowance	-29.7%	-29.3%
Federal R&D Tax Credits	3.1%	3.1%
Other	-0.1%	0.0%

Effective income tax rate	0.0%	0.0%

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

Deferred tax assets and liabilities reflect the net tax effects of NOLs and tax credit carryforwards and temporary differences between the carrying amount of assets and liabilities for financial reporting and the amounts used for tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2019, and 2020 were as follows:

	YEAR ENDED DECEMBER 31,
	2019	2020
Deferred tax assets
Federal net operating loss carryforwards	$13,626	$26,464
State net operating loss carryforwards	3,807	6,542
Tax credits	1,759	4,059
Stock based compensation	17	89
Capitalized research and development expenses	5,157	4,398
Accruals and other	517	763

Total deferred tax assets	24,883	42,315
Valuation allowance	(24,340)	(39,965)

Total net deferred tax assets	$543	$2,350

Deferred tax liabilities
Depreciation and amortization	$(543)	$(2,350)

Total deferred tax liabilities	$(543)	$(2,350)

Total deferred tax assets (liability)	$—	$—

As of December 31, 2020, the Company had federal NOL carryforwards of $126,017 and state NOL carryforwards of approximately $ 103,517, which are available to reduce future taxable income. The Company also had federal tax credits of $3,490 as of December 31, 2020. The federal NOLs generated before 2018 of approximately $27,104 will expire at various dates through 2037, and NOL carryforwards generated after 2017 of approximately $98,913 have an indefinite carryforward period. The state NOLs and tax credit carryforwards will expire at various dates through 2040.
After consideration of all the evidence, both positive and negative, the Company has recorded a valuation allowance against its deferred tax assets at December 31, 2019, and 2020 because the Company’s management has determined that it is more likely than not that these assets will not be fully realized.
Utilization of the NOL carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not currently completed an evaluation of ownership changes through December 31, 2020, to assess whether utilization of the Company’s NOL or research and development credit carryforwards would be subject to an annual limitation under Section 382. To the extent an ownership change occurs in the future, the NOL and credit carryforwards would be subject to limitation. Further, until a study is completed, and any limitation is known, no amounts are being presented as an uncertain tax position.
As of December 31, 2019, and 2020, the Company had not recorded any uncertain tax provisions. The Company files income tax returns in the U.S. federal and various state jurisdictions. The federal and state income tax returns are generally subject to examinations for the tax years ended December 31, 2017,

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

through December 31, 2020. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period. There are currently no federal or state audits in process.

17.	COMMITMENTS AND CONTINGENCIES
Operating Leases
On May 15, 2009, the Company entered into an operating lease in Medford, Massachusetts, for office and laboratory space that comprises the headquarters. On August 15, 2020, the Company entered into an expansion and extension of its lease effective from August 15, 2020, through the lease term end date of February 14, 2024, unless otherwise extended.
On January 15, 2019, the Company entered into an operating lease for office, laboratory, and greenhouse facilities in Research Triangle Park, North Carolina. The Company has occupied the greenhouse space since January 2019 and the office and laboratory space since January 2020. The lease term is for 84 months from the first day of the first full month following the commencement of the office and laboratory space occupation. The initial lease term expires in December 2026. The Company has the option to extend the lease for an additional five-year
term. The lease agreement provided for a base tenant improvement allowance of $535 and an additional tenant improvement allowance of $1,000 to finance a portion of the capital improvements of the facility. The additional tenant improvement allowance paid for by the landlord is repayable along with the monthly base rent at 9% interest over the lease term. The Company is required to pay for any additional tenant improvement costs.
On January 1, 2020, the Company entered into an operating lease for its manufacturing facility in Rochester, New York, for an initial term of 63 months, expiring on March 31, 2025. The Company has the option to extend the lease for up to two additional terms of five years each. The lease agreement provided for a base tenant improvement allowance of $17 and an additional tenant improvement allowance of $250 to finance a portion of the capital improvements of the facility. The additional tenant improvement allowance paid for by the landlord is repayable along with the monthly base rent at 10% interest over 60 months. The Company is required to pay for any additional tenant improvement costs.
On October 28, 2020, the Company entered into a license and services agreement for an on-demand cleanroom in Burlington, Massachusetts for its pre-clinical and early phase clinical material manufacturing. The license is for a 24-month period and the clean rooms are expected to be available starting the third quarter of 2021.
On November 15, 2020, the Company entered into an operating lease for additional lab space in Woburn, Massachusetts.
Total rent expense in the consolidated statements of operations for the operating leases was $1,784 and $2,096 for the years ended December 31, 2019, and 2020, respectively.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

A summary of the Company’s future minimum lease payments under noncancelable operating leases, excluding tenant improvement payables, as of December 31, 2020, are as follows:

FOR THE YEAR ENDED DECEMBER 31,
2021	$3,436
2022	6,108
2023	4,879
2024	655
2025	405
Thereafter	402

$15,885

Capital lease obligation
The Company acquired certain equipment with a value of approximately $1,075 and $934 under capital lease arrangements during the years ended December 31, 2019, and 2020, respectively. Amortization of assets held under capital leases is included in depreciation expense.
Future minimum lease payments under the capital lease agreements as of December 31, 2020, together with the present value of the minimum lease payments are as follows:

FOR THE YEAR ENDED DECEMBER 31,
2021	$839
2022	779
2023	330
Thereafter	—

Total minimum lease payments	$1,948
Less: amount representing interest	(323)

Present value of minimum lease payments	$1,625

Legal proceedings
Legal claims may arise from time to time in the normal course of business. There are no such claims as of December 31, 2019, and 2020, that are expected to have a material effect on the Company’s consolidated financial statements.

18.	LICENSE AGREEMENT
In August 2020, the Company entered into a Development and Option agreement (the “Development and Option Agreement”) with Acuitas Therapeutics, Inc. (“Acuitas”). Under the terms of the Development and Option Agreement, the parties agreed to a program for the joint development of certain products combining the Company’s mRNA constructs with Acuitas’s liquid nanoparticle technology (“Acuitas LNP technology”). Upon entering the Development and Option Agreement, the Company incurred a $750 Technology Access Fee. Under the Development and Option Agreement, the Company may reserve up to three specified targets (“Reserved Targets”) for development of therapeutic products related to such targets, using the Acuitas LNP Technology. In order to reserve a Reserved Target, the Company must provide a Target Reservation Notice to Acuitas and must pay a Target Reservation and Maintenance Fee of $100 per target per contract year. For each Reserved Target, the Company may also reserve up to three additional

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

vaccine or antibody targets meant to be included within the same product as the Reserved Target (“Additional Targets”) which incur additional Target Reservation Fee per contract year. Under the Development and Option Agreement, the Company is required to maintain at least one Reserved Target.
Under the Development and Option Agreement, the Company has the right to exercise a license option to develop and commercialize one or more therapeutic products relating to each Reserved Target. In the event that the Company exercises the options, the Company will pay $1,500 for the first non-exclusive license,
$1,750 for the
second non-exclusive license
and $2,750 for the third
non-exclusive
license. Under the terms of the Development and Option Agreement, the Company is also responsible for the FTE funding obligations and reimbursements to Acuitas for certain development and material costs incurred by them, which is currently approximately $350 per year.
During the year ended December 31, 2020, the Company recorded an aggregate of $750 of research and development expenses, consisting of the payments made for technology access fees.
The option exercise fees under the Development and Option Agreement will be recorded as research and development expense, if and when the Company exercises such options. Additionally, the technology access fees, target reservation and maintenance fees, expenses associated with the FTE funding obligations and reimbursements for development and material costs incurred by Acuitas are recorded as research and development expense when incurred.

19.	SUBSEQUENT EVENTS
The Company has completed an evaluation of all subsequent events through September 7, 2021, the date these consolidated financial statements were available to be issued.
Merger with Environmental Impact Acquisition Corp.
On August 9, 2021, the Company and Environmental Impact Acquisition Corp. (“ENVI”) signed a definitive business combination agreement, which will result in ENVI acquiring 100% of the Company’s issued and outstanding equity securities (the “Business Combination”). The proposed merger will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as GreenLight Biosciences issuing equity for the net assets of ENVI, with no goodwill or intangible assets recorded. Under this method of accounting, ENVI will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined entity, Company representatives will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. As a result of the proposed merger, ENVI will be renamed GreenLight Biosciences, Inc. The boards of directors of both ENVI and GreenLight Biosciences have approved the proposed merger transaction.
GreenLight Biosciences is expected to receive aggregate net proceeds of approximately $282.3 million, inclusive of the PIPE financing, upon the closing of the Business Combination, assuming no redemptions are made by stockholders of ENVI, and will operate under the current GreenLight Biosciences management team upon the closing of the Business Combination. In connection with the Business Combination, ENVI has entered into agreements with new investors and existing GreenLight investors to subscribe for and purchase an aggregate of 10.5 million shares of its Class A common stock (the “PIPE Financing”) that will result in gross proceeds of $105.3 million upon the closing of the PIPE Financing. The closing of the Business Combination is a precondition to the PIPE Financing.

GREENLIGHT BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

Subject to the terms of the business combination agreement, at the effective time of the merger (the “Effective Time”), each outstanding share of capital stock of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the Delaware General Corporation Law are properly exercised and not withdrawn) will be exchanged for shares of Class A common stock of ENVI, and outstanding GreenLight options and warrants to purchase shares of capital stock of GreenLight (whether vested or unvested) will be converted into comparable options and warrants to purchase Class A common stock of ENVI, in each case at the exchange rate applicable to the relevant class of capital stock. Completion of the PIPE Financing and proposed merger transactions is subject to approval of ENVI stockholders and the satisfaction or waiver of certain other customary closing conditions. The approval from ENVI stockholders is expected in late 2021.
Debt Funding
On March 29, 2021, the Company entered into a master equipment financing agreement with Trinity Capital (“Trinity”) authorizing equipment financing in the aggregate of $11,250 with advances to be made as follows: (1) up to $5,000 at execution of the agreement and (2) remaining balance to be drawn at Company’s option no later than September 1, 2021. The Company and Trinity will enter into one or more equipment financing schedules which represent a drawdown and list the equipment to be financed. The monthly payment factors under each financing schedule will be fixed for the term of such schedule. The monthly payment factors are determined by Trinity based on the Prime Rate reported in The Wall Street Journal on the first day of the month in which a schedule is executed, which as of the effective date of the equipment financing agreement was 3.25%. The monthly payment factors will be adjusted for each subsequent drawdown, using the then existing Prime Rate; however, in no event will a downward adjustment occur that is below the monthly payment factor set forth in the first schedule.
As of September 7, 2021, the Company has drawn a cumulative of $11,250 under three separate schedules, with effective dates of March 29, 2021 for a borrowing of $3,341, June 17, 2021 for a borrowing of $4,378 and August 31, 2021 for a borrowing of $3,531. The amounts borrowed are repayable in equal monthly installments over 36 month periods commencing with each respective borrowing in April, July and September of 2021. In conjunction with this financing, the Company also issued a warrant to purchase up to 219,839 shares of common stock at a price of $0.82 per share.
Operating Leases
On January 11, 2021, the Company entered into an expansion of its Woburn lab space lease effective from March 1, 2021, that was amended on March 22, 2021, and further amended on April 14, 2021, for additional space effective from April 1, 2021, and June 1, 2021, respectively. The lease term has an end date of February 14, 2024. The increase in base rent resulting from these amendments is $579 with annual escalations for cost-of-living adjustments.
On February 22, 2021, the Company entered into a sublease agreement for additional lab space in Medford, Massachusetts. The initial term of the lease is 48 months, expiring on February 28, 2025, unless otherwise extended. Base rent for this lease is $686.
On June 23, 2021, the Company entered into an operating lease agreement for additional office space in Medford, Massachusetts. The initial term of the lease is 44 months, expiring on February 28, 2025, unless otherwise extended. Base rent for this lease is $274 with annual escalations for cost-of-living adjustments.
******

GREENLIGHT BIOSCIENCES, INC.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands, except share and per share data)

	DECEMBER 31, 2020	SEPTEMBER 30, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,068	$34,754
Prepaid expenses	2,031	2,781

Total current assets	97,099	37,535
Restricted cash	80	167
Property and equipment, net	16,279	21,744
Deferred offering costs	—	2,590
Security deposits	370	1,256

TOTAL ASSETS	$113,828	$63,292

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$4,537	$6,559
Accrued expenses	6,826	9,351
Convertible debt	—	17,959
Deferred Revenue	1,663	1,378
Long-term debt, current portion	633	5,844
Other current liabilities	252	585

Total current liabilities	13,911	41,676
Warrant liabilities	125	1,293
Long-term debt, net of current portion	992	15,013
Convertible debt	17,273	—
Other liabilities	1,562	1,355

Total liabilities	33,863	59,337
COMMITMENTS AND CONTINGENCIES (Note 16)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note 12)	218,787	218,787
STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 191,500,000 shares authorized, 3,290,101 and 3,534,570 shares issued and 3,252,636 and 3,472,730 shares outstanding at December 31, 2020 and September 30, 2021 respectively	3	3
Additional paid-in capital	2,434	4,062
Accumulated deficit	(141,259)	(218,897)

Total stockholders’ deficit	(138,822)	(214,832)

TOTAL LIABILITIES REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$113,828	$63,292

See notes to unaudited condensed consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)

	NINE MONTHS ENDED SEPTEMBER 30,
	2020	2021
REVENUE:
Collaboration Revenue	$962	$—
Grant Revenue	513	1,180

Total Revenue	1,475	1,180
OPERATING EXPENSES:
Research and development	28,901	62,081
General and administrative	7,699	13,943

Total operating expenses	36,600	76,024

LOSS FROM OPERATIONS	(35,125)	(74,844)
OTHER INCOME (EXPENSE), NET:
Interest income	74	20
Interest expense	(704)	(1,471)
Change in fair value of warrant liability	(8)	(1,343)

Total other income (expense), net	(638)	(2,794)

Net loss	$(35,763)	$(77,638)

Preferred Stock Dividends	(9,101)	(13,033)

Net Loss available to common stockholders	$(44,864)	$(90,671)

Net loss per share available to common stockholders — basic and diluted	$(14.01)	$(27.27)

Weighted-average common stock outstanding — basic and diluted	3,201,202	3,324,547

See notes to unaudited condensed consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit (unaudited)
(In thousands, except share and per share data)

	$0.001 PAR VALUE CONVERTIBLE PREFERRED STOCK		COMMON STOCK $0.001 PAR VALUE		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT
BALANCE, January 1, 2020	74,768,305	$110,288	3,121,514	$3	$1,381	$(88,008)	$(86,624)
Issuance of series D redeemable convertible preferred stock at $1.8118 per share, net of issuance costs of $543	60,184,332	$108,499			357		357
Vesting of restricted stock			23,814	—	—		—
Stock-based compensation					442	—	442
Exercise of common stock options			92,004	—	34	—	34
Net loss			—	—	—	(35,763)	(35,763)

BALANCE, September 30, 2020	134,952,637	$218,787	3,237,332	$3	$2,214	$(123,771)	$(121,554)

	$0.001 PAR VALUE CONVERTIBLE PREFERRED STOCK		COMMON STOCK $0.001 PAR VALUE		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT
BALANCE, January 1, 2021	134,952,637	$218,787	3,252,636	$3	$2,434	$(141,259)	$(138,822)
Vesting of restricted stock			39,876	—	—		—
Warrants issued in connection with Debt					231		231
Stock-based compensation					1,292	—	1,292
Exercise of common stock options			180,218	—	105	—	105
Net loss			—	—	—	(77,638)	(77,638)

BALANCE, September 30, 2021	134,952,637	$218,787	3,472,730	$3	$4,062	$(218,897)	$(214,832)

See notes to unaudited condensed consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	NINE MONTHS ENDED SEPTEMBER 30
	2020	2021
CASHFLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,763)	$(77,638)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,136	3,675
Gain on disposal of property and equipment	—	(5)
Stock-based compensation expense	442	1,292
Noncash interest expense	291	738
Change in fair value of warrant liability	8	1,343
Changes in operating assets and liabilities
Prepaid expenses and other assets	(1,020)	(919)
Accounts payable	1,188	1,276
Accrued expenses and other liabilities	1,330	3,349
Deferred Rent	482	(68)
Deferred Revenue	1,935	(284)

Net cash used in operating activities	(29,971)	(67,241)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,502)	(11,362)

Net cash used in investing activities	(7,502)	(11,362)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series D Preferred Stock	109,042	—
Payment of Series D issuance costs	(186)	—
Proceeds from issuance of convertible debt	16,775	—
Payment of Convertible Debt issuance costs	(134)	—
Proceeds from stock option exercises	34	105
Proceeds from secured debt, net of issuance costs and security deposits	—	10,360
Proceeds from secured term loan, net of issuance costs	—	9,961
Proceeds from tenant improvement allowance	1,250	—
Principal payments on debt and capital lease obligation	(742)	(1,558)
Payment of deferred offering costs	—	(492)

Net cash provided by financing activities	126,039	18,376

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	88,566	(60,227)
Cash, cash equivalents and restricted cash, beginning of year	25,946	95,148

Cash, cash equivalents and restricted cash, end of year	$114,512	$34,921

SUPPLEMENTAL DISCLOSURE OF CASH-FLOW INFORMATION
Cash paid for interest	$303	$551

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment included in accrued expenses and accounts payable	$1,379	$1,296

Property and equipment acquired under capital lease	$934	$—

Non Cash secured financing issuance costs	$357	$370

Deferred financing costs in accrued expenses and accounts payable	$—	$2,097

Debt issuance costs in accounts payable	$—	$141

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$114,432	$34,754
Restricted cash included in non current assets	80	167

Total cash, cash equivalents and restricted cash	$114,512	$34,921

See notes to unaudited condensed consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION
Organization
GreenLight Biosciences, Inc. (“GreenLight”) was incorporated in Delaware in 2008. GreenLight, together with its wholly owned subsidiaries, GreenLight Pandemic Response, Inc. (“GLPRI”), and GreenLight Security Corporation (“GLSC”), is referred to on a consolidated basis as the “Company”. The Company has developed technology to create high-performing, natural ribonucleic acid (“RNA”) products to address global sustainability challenges and promote healthier plants, foods, and people.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Unaudited Interim Financial Statements
The unaudited condensed consolidated financial statements include the accounts of GreenLight Biosciences, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The information as of December 31, 2020, included in the unaudited condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. The unaudited condensed consolidated financial statements included in this proxy statement/prospectus were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (all of which are considered of a normal recurring nature) considered necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods and dates presented. The results of operations for the nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.
These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.
Liquidity and Going Concern
Since its inception, the Company has devoted substantially all of its resources to building its platform and advancing development of its portfolio of programs, establishing and protecting its intellectual property, conducting research and development activities, organizing and staffing the Company, business planning, raising capital and providing general and administrative support for these operations. The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, technical risks associated with the successful research, development and manufacturing of product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Current and future programs will

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

require significant research and development efforts, including extensive field trials, preclinical and clinical trials and regulatory approvals prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
As presented in the financial statements, the Company has incurred substantial losses since inception and incurred net losses of $77,638 for the nine months ended September 30, 2021. As of September 30, 2021, the Company had an accumulated deficit of $218,897 and cash and cash equivalents of $34,754. Cash used in operating activities totaled $67,241 for the nine months ended September 30, 2021. The Company expects to generate operating losses and negative operating cash flows for the foreseeable future.
As of December 6, 2021, the Company expects that its existing cash and cash equivalents of $34,754 as of September 30, 2021, will not be sufficient to fund its operations for twelve months from the date these financial statements are issued.
The Company will not generate any revenue from product sales unless and until it successfully completes development and obtains regulatory approval for one or more of its product candidates. If the Company obtains regulatory approval for any of its product candidates, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing and distribution.
As a result, the Company will need substantial additional funding to support its operating activities as it advances its product candidates through development, seeks regulatory approval and prepares for and, if any of its product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings, debt financings, and license and development agreements in connection with any future collaborations. Adequate funding may not be available to the Company on acceptable terms, or at all.
If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.
Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for twelve months from the issuance date of these financial statements.
The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company’s significant accounting policies are disclosed in the Company’s audited consolidated financial statements for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. Since the date of those financial statements, there have been no changes to its significant accounting policies except as noted below.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

Deferred Offering Costs
As of September 30, 2021, the Company capitalized deferred offering costs of $2,590. Deferred offering costs include certain legal, accounting, consulting and other third-party fees incurred directly related to the anticipated business combination. The Company will keep deferred offering costs classified as a long-term asset until the closing or termination of the business combination. At the closing of the business combination, these costs will be recorded in stockholders’ deficit as a reduction of additional paid-in capital. Should the business combination to which those costs relate no longer be considered probable of being consummated, all deferred offering costs will be charged to operating expenses in the statement of operations at such time.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight- line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for in a manner similar to the guidance for operating leases that applies before the new standard takes effect. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jumpstart Our Business Startups Act (“JOBS Act”), the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company engaged an external third party to assist with the adoption of ASU 2016-02 and expects the guidance to have a material impact on its consolidated balance sheets due to the recording of right of use assets and lease liabilities for leases in which it is a lessee and which it currently treats as operating leases. The Company continues to evaluate the impact of the new guidance.

3.	BAYER ASSET ACQUISITION
On December 10, 2020, the Company entered into an Assignment and License Agreement (“ALA”) with Bayer CropScience LLP (“Bayer”) to acquire certain assets related to Bayer’s bee health, insect control, and delivery intellectual property (the “Bayer Assets” or the “acquired IPR&D”).
The Company acquired the Bayer Assets for cash consideration of $2,000. As of the acquisition date, the acquired assets did not meet the definition of a business and thus the acquired IPR&D was accounted for as an asset acquisition. The assets acquired had no alternative future use and had not reached a stage of technological feasibility and as such the amounts were recorded as research and development expense during the year ended December 31, 2020. Additionally, the Company has also agreed to make additional contingent cash payments up to an aggregate of $2,000 based on the achievement of certain development, regulatory and commercialization events as set forth in the ALA.
As of December 31, 2020, and September 30, 2021, no contingent payments have been accrued or made as no milestones were achieved or deemed probable.

4.	LICENSE AGREEMENT
In August 2020, the Company entered into a Development and Option Agreement (the “Development and Option Agreement”) with Acuitas Therapeutics, Inc. (“Acuitas”). Under the terms of the Development and Option Agreement, the parties agreed to a program for the joint development of certain products

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

combining the Company’s mRNA constructs with Acuitas’s liquid nanoparticle technology (“Acuitas LNP Technology”). Upon entering the Development and Option Agreement, the Company incurred a $750 technology access fee. Under the Development and Option Agreement, the Company may reserve up to three specified targets (“Reserved Targets”) for development of therapeutic products related to such targets, using the Acuitas LNP Technology. In order to reserve a Reserved Target, the Company must provide a target reservation notice to Acuitas and must pay a target reservation and maintenance fee of $100 per target per contract year. For each Reserved Target, the Company may also reserve up to three additional vaccine or antibody targets meant to be included within the same product as the Reserved Target (“Additional Targets”), which incur additional target reservation fees per contract year. Under the Development and Option Agreement, the Company is required to maintain at least one Reserved Target.
Under the Development and Option Agreement, the Company has the right to exercise a license option to develop and commercialize one or more therapeutic products relating to each Reserved Target. In the event that the Company exercises the options, the Company will pay $1,500 for the first non-exclusive license, $1,750 for the second non-exclusive license and $2,750 for the third non-exclusive license. Under the terms of the Development and Option Agreement, the Company is also responsible for the full-time employee funding obligations and reimbursements to Acuitas for certain development and material costs incurred by them, which is currently approximately $350 per year.
In January 2021, the Company exercised the first option under the Development and Option Agreement and entered into a non-exclusive license agreement with Acuitas (the “Acuitas License Agreement”), under which the Company was granted a non-exclusive, worldwide, sublicensable license under the Acuitas LNP Technology to research, develop, manufacture, and commercially exploit vaccine products consisting of certain of the Company’s mRNA constructs and Acuitas’s LNP technology. In connection with the option exercise, the Company paid Acuitas an option exercise fee of $1,500. Under the Acuitas License Agreement, the Company is required to pay Acuitas an annual license maintenance fee of $1,000 for the first and second targets and $750 for the third target until the Company achieves a particular development milestone. Acuitas is entitled to receive potential clinical and regulatory milestone payments in in the low double-digit millions for this exercised option. With respect to the sale of each licensed product, the Company is also obligated to pay Acuitas percentage royalties in the low single digits on net sales of the licensed products by the Company and its affiliates and sublicensees in a given country until the last to occur, in such country, of (i) the expiration or abandonment of all licensed patent rights covering the licensed product, (ii) expiration of any regulatory exclusivity for the licensed product, or (iii) ten years from the first commercial sale of the licensed product.
The option exercise fee under the Development and Option Agreement was recorded as research and development expense upon the Company’s exercise of the first option. Additionally, the technology access fees, target reservation and maintenance fees, expenses associated with the full-time employee funding obligations and reimbursements for development and material costs incurred by Acuitas are recorded as research and development expense when incurred. The annual maintenance fee will be recorded as an expense on an annual basis based on the stated amount for the applicable year. Upon determination that a milestone payment is probable to occur, the amount of the milestone payment will be recorded as research and development expense. As the triggering of these milestone payments was not considered probable as of September 30, 2021, no expense has been recorded for the nine months ended September 30, 2021. The royalty payment is contingent upon sales of licensed products under the Acuitas License Agreement. As such, when such expenses are considered probable and estimable at the commencement of sales, the Company will accrue royalty expense for the amount the Company is obligated to pay.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

The Company recorded an aggregate of $750 and $2,000 of research and development expenses, consisting of the technology access fees, option exercise fee and technology maintenance fees, for the nine months ended September 30, 2020 and 2021, respectively.

5.	FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values:

DESCRIPTION	DECEMBER 31, 2020	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Asset
Money market funds	$55,747	$55,747	$—	$—

Total financial assets	$55,747	$55,747	$—	$—

Liabilitiy
Warrant Liability	$125	$—	$—	$125

	$125	$—	$—	$125

DESCRIPTION	SEPtEMBER 30, 2021	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Asset
Money market funds	$33,714	$33,714	$—	$—

Total financial assets	$33,714	$33,714	$—	$—

Liabilitiy
Warrant Liability	$1,606	$—	$—	$1,606

	$1,606	$—	$—	$1,606

Money market funds, which are included in cash and cash equivalents, were valued by the Company based on quoted market prices in active markets, which represent a Level 1 measurement within the fair value hierarchy.
The fair value of the Common and Preferred Stock (as defined below) warrant liabilities was determined using the Black-Scholes option-pricing model with the assumptions as disclosed in Note 11. These assumptions include significant judgments, including the fair value of the underlying Common and Preferred Stock. An increase or decrease in the estimated fair value will result in increases or decreases in the fair value of the warrant liability, and such changes could be material.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

The following table presents a roll-forward of the aggregate fair values of the Company’s liabilities for which fair value is determined by Level 3 inputs:

WARRANT LIABILITY
Balance - January 1, 2020	$103
Change in fair value	8

Balance - September 30, 2020	$111

WARRANT LIABILITY
Balance - January 1, 2021	$125
Issuance of warrant	138
Change in fair value	1,343

Balance - September 30, 2021	$1,606

There have been no transfers between fair value levels during the year ended December 31, 2020, and the respective nine months ended September 30, 2020, and 2021. The carrying values of other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

6.	COLLABORATION ARRANGEMENT
The Company’s collaboration revenue is generated through collaboration arrangements with Ingredion. Starting in December 2015, the Company entered into a Master Collaboration and Exclusive License Agreement and related amendments (collectively, the “Ingredion Agreements”) with Ingredion to develop a semicontinuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by GreenLight. The parties have mutually agreed to end the collaboration and an official termination notice was received on September 30, 2021.
As per the Ingredion Agreements, (a) the Company and Ingredion were to agree to specific collaboration projects from time to time and the Company was to be compensated by Ingredion for each project according to an agreed-upon
billing schedule, (b) Ingredion was to make payments to the Company upon achievement of specific technical milestones, and (c) Ingredion was also to make royalty payments, including annual minimum royalty payments, to the Company if and when certain commercial and regulatory milestones are met.
The Company recognized funded research and collaboration revenue of $962 and $0 in the consolidated statements of operations for the nine months ended September 30, 2020, and 2021, respectively, related to specific collaboration projects associated with the Ingredion Agreements. Costs associated with the Ingredion Agreements were recorded as research and development expenses.
Under the Ingredion Agreements, the Company was entitled to receive up to $12,000 in milestone payments upon the achievement of six separate milestones, including demonstration of feasibility, achievement of pilot scale production that satisfies specified volume, yield, and cost targets (“Milestone 2”), and achievement of commercial scale production that satisfies specified volume, yield, and cost targets, as well as achievement of three separate targets for net sales by Ingredion of products based on the licensed technology. At the end of each reporting period, the Company re-evaluated the probability of achievement of Milestone 2 and any related constraint, and if necessary, adjusted its estimate of the overall transaction

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

price. Any such adjustments were added to the transaction price with a corresponding adjustment being made to the measure of progress, and, as necessary, recorded on a cumulative catch-up basis,
which would have affected collaboration revenue in the period of adjustment. As of September 30, 2021, no milestones had been achieved, and the Ingredion Agreements had been terminated. As such, no milestone payments have been included in the transaction price.
For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). The Company was entitled to receive royalties on net sales by Ingredion of products based on the licensed technology. The royalty rate was in the mid-single
digits and was subject to an annual minimum royalty in the amounts of $100 starting 30 months after achievement of Milestone 2, $500 per year after the fifth anniversary of achievement of Milestone 2 and $1,000 annually after the eighth anniversary of achievement of Milestone 2. As of September 30, 2021, no milestones had been achieved, and the Ingredion Agreements had been terminated. As such, no royalty revenue has been recognized.

7.	GRANT REVENUE
In July 2020, the Company was approved to receive a grant from the Bill & Melinda Gates Foundation in the amount of $3,343. As of September 30, 2021, the Company had received the entire grant award, of which $2,448 was received during the year ended December 31, 2020, and the remaining $895 was received during the nine months ending September 30, 2021. The grant funds are to be used for the sole purpose of research for in vivo gene therapy for sickle cell disease and to explore new, low-cost
capabilities for the in vivo functional cure of sickle cell and or durable suppression of HIV in developing countries. The Company incurred research and development costs of $442 and $1,026 associated with this grant for the nine months ended September 30, 2020, and 2021, respectively. The Company has recognized revenue of $513 and $1,180 in the unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020, and 2021, respectively, and recorded the balance of $1,663 and $1,378 as deferred revenue in the unaudited condensed consolidated balance sheet as of December 31, 2020 and September 30, 2021, respectively. The research supported by this grant is expected to be completed by May 31, 2022.

8.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:

	DECEMBER 31, 2020	SEPTEMBER 30, 2021
Computer hardware and software	$533	$701
Laboratory equipment	8,040	15,816
Leasehold improvements	4,545	9,832
Construction in progress	6,847	2,695

Total	19,965	29,044
Less: Accumulated depreciation and amortization	(3,686)	(7,300)

Property and equipment, net	$16,279	$21,744

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

As of December 31, 2020, and September 30, 2021, property, and equipment, net included capital lease assets of $2,508, with accumulated amortization of $927 and $1,326, respectively, within the unaudited condensed consolidated balance sheets.
Depreciation and amortization expense for the nine months ended September 30, 2020, and 2021, was $1,108, and $3,635, respectively.

9.	ACCRUED EXPENSES
Accrued expenses consisted of the following:

	DECEMBER 31, 2020	SEPTEMBER 30, 2021
Accrued employee compensation and benefits	$4,024	$5,332
Accrued research and development	612	1,659
Accrued professional fees	568	933
Accured other	1,622	1,427

Total accrued expenses	$6,826	$9,351

10.	DEBT
Term Loan
In September 2021, the Company entered into a loan and security agreement with Silicon Valley Bank (SVB), which provided for a term loan facility in an aggregate principal amount of up to $15,000, $10,000 of which was borrowed at the closing and the remainder of which may be borrowed following the achievement of certain milestones, but not after March 31, 2022.
Each term loan accrues interest at an annual rate equal to the greater of (i) the prime rate as quoted in the Wall Street Journal plus a margin of 0.25% and (ii) 3.50%. Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning April 1, 2022 (or October 1, 2022, if the Company borrows any of the remaining $5,000), with a scheduled final maturity date of September 1, 2024. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, the Company must pay a final payment fee equal to 4.0% of the original principal amount of the term loans. The Company may prepay the term loans in increments of $5,000 and without premium or penalty, other than a premium equal to (i) with respect to any prepayment made on or before September 22, 2022, 3% of the principal so prepaid, (ii) with respect to any prepayment made after September 22, 2022 and on or before September 22, 2023, 2% of the principal so prepaid and (iii) with respect to any prepayment made after September 22, 2023 and on or before September 1, 2024, 1% of the principal so prepaid. The Company granted a first-priority, perfected security interest in substantially all of the Company’s present and future personal property and assets, excluding intellectual property, to secure its obligations to SVB.
The debt was recorded based on proceeds received net of related debt issuance costs of $411. The debt issuance costs include the fair value of $232 for the 51,724 common warrants the Company is authorized to issue in conjunction with this financing. As of September 30, 2021 the Company has issued 34,483 warrants in conjunction with this financing. Total debt issuance costs of $411 will be amortized over the term of the financing agreement.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

Equipment Financing
On March 29, 2021, the Company entered into a master equipment financing agreement with Trinity Capital (Trinity) authorizing equipment financing in the aggregate of $11,250 with advances to be made as follows: (1) up to $5,000 at execution of the agreement and (2) the remaining balance to be drawn at Company’s option but no later than September 1, 2021. The monthly payment factors are determined by Trinity based on the Prime Rate reported in The Wall Street Journal on the first day of the month in which a financing schedule is executed, which as of the effective date of the equipment financing agreement was 3.25%. As of September 30, 2021, the Company has drawn the entire $11,250, which is repayable over 36 months starting April 2021. The carrying value of the assets subject to a lien under this financing arrangement is approximately $13,292.
The debt was recorded based on proceeds received net of related debt issuance costs of $392. The debt issuance costs include the fair value of $138 for the 219,839 common stock warrants the Company issued in conjunction with this financing. Total debt issuance costs of $392 will be amortized over the term of the financing agreement.
Convertible Notes
In April and May 2020, GLPRI issued a series of convertible notes payable in exchange for cash totaling $16,775 (the “2020 Notes”). GreenLight guaranteed payment and performance of the 2020 Notes. The 2020 Notes mature in April 2022 and bear interest at 5% per annum that is accrued each period and is payable at maturity. The total amount of accrued interest on the notes is $587 and $1,224 at December 31, 2020, and September 30, 2021, respectively. The 2020 Notes are only pre-payable
with the consent of the holders. GLPRI is required to settle the total outstanding principal together with any accrued but unpaid interest on the maturity date.
The 2020 Notes provide the option to convert the outstanding principal, plus accrued and unpaid interest, into shares of the Company’s Series D Preferred Stock (on or after the date of the Series D Preferred Stock financing) or the right to receive royalties on future sales of certain of GLPRI’s products.
In conjunction with entering into the 2020 Note agreements, each holder entered into a side letter agreement (the “Side Letter”) with GreenLight and GLPRI, which gives the holder the right to convert the 2020 Notes into shares of Series D Preferred Stock at a discounted conversion price (85% of the price per share of the Series D Preferred Stock) in the event that the Series D financing is deemed an inside round. This discount did not apply as the Series D financing was determined not to be an inside round. At issuance, the Company concluded that the fair value of the discount feature was de minimis.
The 2020 Notes were recorded based on proceeds received and were recorded net of related debt issuance costs of $134, which will be amortized to interest expense using the effective interest rate method over the term of the notes.
In August 2021, the 2020 Notes were amended and restated to make GreenLight the sole obligor under the 2020 Notes and to remove the right to receive royalties on future sales of certain products.

11.	WARRANTS
Preferred Stock Warrants Classified as Liabilities
The Company has outstanding warrants to purchase shares of
Series A-1,
A-2,
and
A-3
Preferred Stock. These warrants are recognized as liabilities on the consolidated balance sheets and were measured at their inception date fair value and subsequently remeasured at each reporting period with changes recorded

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

as a component of other income (expense) in the Company’s unaudited condensed consolidated statement of operations. Preferred Stock warrants classified as liabilities consisted of the following at December 31, 2020 and September 30, 2021:

	AS OF DECEMBER 31, 2020
Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Series A-1	58,127	$75	December 31, 2011	$0.15	The earlier of January 17, 2022, or a deemed liquidation or IPO
Series A-2	24,510	21	August 26, 2014	$1.53	The earlier of August 25, 2024 or the date of a qualifying acquisition
Series A-3	18,174	29	December 18, 2015	$0.23	The earlier of December 18, 2025 or a deemed liquidation or IPO

Total	100,811	$125

	AS OF SEPTEMBER 30, 2021
Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Series A-1	58,127	$314	December 31, 2011	$0.15	The earlier of January 17, 2022 or a deemed liquidation or IPO
Series A-2	24,510	110	August 26, 2014	$1.53	The earlier of August 25, 2024 or the date of a qualifying acquisition
Series A-3	18,174	98	December 18, 2015	$0.23	The earlier of December 18, 2025 or a deemed liquidation or IPO

Total	100,811	$522

	As of December 31, 2020
Valuation Assumptions	Series A-1	Series A-2	Series A-3
Fair value of underlying series of preferred stock	$1.45	$1.54	$1.76
Risk free interest rate	0.10%	0.27%	0.36%
Expected volatility	88.4%	78.5%	82.4%
Estimated time (in years)	1.05	3.65	4.97
The Company estimated the fair value of the warrants as of December 31, 2020, and September 30, 2021, using the Black-Scholes option-pricing model with the following assumptions:

	As of September 30, 2021
Valuation Assumptions	Series A-1	Series A-2	Series A-3
Fair value of underlying series of preferred stock	$5.55	$5.58	$5.64
Risk free interest rate	0.04%	0.53%	0.76%
Expected volatility	72.7%	89.8%	83.2%
Estimated time (in years)	0.30	2.90	4.22
Preferred Stock Warrant Classified as Equity
In connection with the July 2020 issuance of Series D Preferred Stock, a warrant to purchase shares of Series D Preferred Stock was issued. The holder of the warrant is entitled to purchase 874,130 shares of the Company’s Series D Preferred Stock at an exercise price of $1.8118 per share.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

The warrant was determined to represent compensation for services provided by the holder, rather than a component of the financing transaction, and therefore was accounted for under ASC 718. The warrants were issued to the holder in relation to its role in assisting the Company with identifying the lead investor for the financing round. As the warrant was determined to be a direct and incremental cost of the Series D financing, the cost of the warrant was recorded as a stock issuance cost. The warrant meets the requirements for equity classification under ASC 718 and should be measured at cost, which was determined to be equal to its grant date fair value of $357. As the services related to its issuance were completed during 2020, the Company recognized the cost of the warrant during the year ending December 31, 2020.

Warrant Class	Shares	Issuance Date	Exercise Price	Expiration Date
Series D	874,130	July 24, 2020	$1.8118	The earlier of July 24, 2025 or the date of a qualifying acquisition or IPO

Total	874,130

During the nine months ended September 30, 2021, there were no exercises of existing warrants or issuances of additional Preferred Stock warrants.
Common Stock Warrant classified as Liability
In connection with the equipment financing in March 2021, the Company issued a warrant to purchase 219,839 shares of the Company’s common stock at an exercise price of $0.82 per share.
The warrant was determined to represent additional consideration provided to the lender at the closing of the financing agreement and thus considered a component of the financing transaction, and therefore was accounted for under ASC 480. The warrant meets the requirements for liability classification under ASC 480 and should be measured at cost at its inception date fair value and subsequently remeasured at the end of each reporting period, with changes recorded as a component of other income in the Company’s consolidated statement of operations.

Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Common stock	219,839	$1,084	March 29, 2021	$0.82	The earlier of March 29, 2031 or the date of a qualifying acquisition
The warrant’s fair value upon issuance and as of September 30, 2021 was estimated to be approximately $138 and $1,084, respectively, and was measured using a Black-Scholes option-pricing model with the following assumptions:

Valuation Assumptions	At Issuance (as of March 29, 2021)	As of September 30, 2021
Fair value of common stock	$0.82	$5.26
Risk free interest rate	1.73%	1.52%
Expected volatility	72.10%	82.50%
Expected term (in years)	10.00	9.5

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

Common Stock Warrants classified as Equity
In connection with the Loan Agreement the Company entered into with SVB in June 2016, the Company issued to SVB a warrant to purchase 40,000 shares of the Company’s common stock at an exercise price per share of $0.22 (the “2016 Common Warrant”). The 2016 Common Warrant is exercisable for ten years from the date of issuance. The 2016 Common Warrant was determined to represent additional consideration for services provided by SVB, rather than a component of the financing transaction, and therefore was accounted for under ASC 718. The 2016 Common Warrant meets the requirements for equity classification under ASC 718 and should be measured at cost, which was determined to be equal to its grant date fair value of $5.
In connection with the term loan obtained in September 2021 from SVB, at closing the Company authorized a warrant to SVB to purchase 51,724 shares of the Company’s common stock at an exercise price per share of $1.74 (the “2021 Common Warrant”). The 2021 Common Warrant is classified as a component of permanent equity because it is a freestanding financial instrument that is legally detachable and separately exercisable from the debt instrument with which it was issued, is immediately exercisable, does not embody an obligation for the Company to repurchase its shares, and permits the holder to receive a fixed number of shares of common stock upon exercise. The Company valued the 2021 Common Warrant at issuance using the Black-Scholes option pricing model and determined the fair value of the 2021 Common Warrant to be $232.
Common stock warrants classified as a component of permanent equity consisted of the following at September 30, 2021:

As of September 30, 2021

Warrant Class	Shares	Issuance Date	Price per Share	Expiration Date
Common stock warrant	40,000	June 14, 2016	$0.22	The earlier of June 13, 2026 or the date of a qualifying acquisition
Common stock warrant	51,724	September 22, 2021	$1.74	The earlier of September 21, 2031 or the date of a qualifying acquisition

Total	91,724

During the year ended December 31, 2020, and the nine months ending September 30, 2020, and 2021, there were no exercises of existing common stock warrants.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

12.	REDEEMABLE CONVERTIBLE PREFERRED STOCK
Authorized Shares
At December 31, 2020, and September 30, 2021, the Company was authorized to issue 145,948,944 shares of redeemable convertible preferred stock with a par value of $0.001 per share (“Preferred Stock”). The following table summarizes details of Preferred Stock authorized, issued and outstanding as of December 31, 2020, and September 30, 2021:

Redeemable Convertible Preferred Stock Classes	December 31, 2020	September 30, 2021
Series A-1 redeemable convertible preferred stock, $0.001 par value, 2,865,698 shares authorized, 2,807,571 shares issued and outstanding as of December 31, 2020 and September 30, 2021 Liquidation preference of $6,079 and $6,247 at December 31, 2020 and September 30, 2021 respectively	$4,411	$4,411
Series A-2 redeemable convertible preferred stock, $0.001 par value, 7,018,203 shares authorized, 6,993,693 shares issued and outstanding as of December 31, 2020 and September 30, 2021 Liquidation preference of $18,224 and $18,913 at December 31, 2020 and September 30, 2021 respectively	11,438	11,438
Series A-3 redeemable convertible preferred stock, $0.001 par value, 8,647,679 shares authorized 8,629,505 shares issued and outstanding as of December 31, 2020 and September 30, 2021 Liquidation preference of $28,952 and $30,149 at December 31, 2020 and September 30, 2021 respectively	19,917	19,917
Series B redeemable convertible preferred stock, $0.001 par value, 21,245,353 shares authorized, issued and outstanding as of December 31, 2020 and September 30, 2021 Liquidation preference of $22,567 and $23,656 at December 31, 2020 and September 30, 2021 respectively	18,671	18,671
Series C redeemable convertible preferred stock, $0.001 par value, 35,152,184 shares authorized, 35,092,183 shares issued and outstanding as of December 31, 2020 and September 30, 2021 Liquidation preference of $65,014 and $68,379 at December 31, 2020 and September 30, 2021 respectively	55,851	55,851
Series D redeemable convertible preferred stock, $0.001 par value, 71,019,827 shares authorized, 60,184,332 shares issued and outstanding and as of December 31, 2020 and September 30, 2021 Liquidation preference of $113,736 and $120,261 at December 31, 2020 and September 30, 2021 respectively	108,499	108,499

Total	$218,787	$218,787

The Company’s Preferred Stock have the followings rights and privileges:
Voting Rights
The holders of each share of Preferred Stock (“Preferred Stockholders”) generally have the right to one vote for each share of common stock into which such Preferred Stock could then convert. On matters on which the holders of shares of a particular series of Preferred Stock have the right to vote separately as a single class, such holders have the right to one vote per share of Preferred Stock of that particular series.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

Optional Conversion
Each share of Preferred Stock is convertible into common stock at any time at the option of the holder. Each share will be converted into such number of shares of common stock as is determined by dividing the applicable original issuance price by the applicable conversion price in effect at the time of the conversion. The conversion price is subject to adjustment upon the happening of specified events, including the issuance or deemed issuance of certain additional shares of common stock, stock splits and combinations, dividends, distributions, mergers and reorganizations. The original issuances prices of the shares of Series
A-1,
Series
A-2,
Series
A-3,
Series B, Series C and Series D Preferred Stock are $1.5300, $1.645, $2.3185, $0.8565, $1.5946 and $1.8118, respectively. As of December 31, 2020, and September 30, 2021, the Series
A-1,
Series
A-2,
Series
A-3,
Series B, Series C and Series D conversion prices are $1.2100, $1.2700, $1.6300, $0.8565, $1.5946 and $1.8118 per share, respectively. As such, the shares of Preferred Stock convert on a one-for-one basis,
except that the shares of Series
A-1,
Series
A-2
and Series
A-3
Preferred Stock convert at the rates of approximately 1.26446, 1.29528 and 1.42239 shares of common stock, respectively, per share of Preferred Stock.
Conversion is mandatory at the earlier of the closing of a firm commitment underwritten public offering of the Company’s common stock at a price of at least $5.4354 per share and with net proceeds to the Company of at least $75,000 or at the election of the holders of a majority of the outstanding shares of Series D Preferred Stock.
Dividends
The holders of Series
A-1
Preferred Stock are entitled to receive cumulative dividends that accrue at an annual rate of approximately 5%. The holders of Series
A-2,
Series A-3, Series B, Series C and Series D Preferred Stock are entitled to receive cumulative dividends that accrue at an annual rate of approximately 8%. Dividends are payable only when, as and if declared by the Board of Directors. In the event the Company declares, pays, or sets aside any dividends on shares of any class of capital stock of the Company, other than dividends on shares of common stock payable in shares of common stock, the holders of Preferred Stock will be entitled to receive, before or at the same time as such dividends, a dividend on each outstanding share of Preferred Stock in the amount of the accruing dividends unpaid as of such date as well as a comparable dividend on an as-converted
basis. As of December 31, 2020, and September 30, 2021, no dividends had been declared.
Redemption
The Company’s Preferred Stock may only be redeemed upon a deemed liquidation event as described in the Company’s certificate of incorporation. Upon redemption, holders of shares of Preferred Stock of a particular series are entitled to receive a redemption amount equal to the original issue price of the shares of that series, plus any accrued but unpaid dividends and any declared but unpaid dividends for the shares of that series, subject to the terms summarized in the “Liquidation Preference” section below.
Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock of a particular series are entitled to receive an amount per share equal to the greater of (i) the original issuance price of the shares of Preferred Stock of that series, plus any accruing dividends that are unpaid, whether or not declared, plus any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had such shares of Preferred Stock been converted into common stock. Such liquidating distributions are payable first, to the holders of shares of Series D Preferred

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

Stock, second, to the holders of shares of Series C Preferred Stock and Series B Preferred Stock on a pari passu basis, third, to the holders of shares of Series A Preferred Stock on a pari passu basis, and finally, to the holders of shares of common stock. If insufficient assets and funds are available to permit payment of the full amount of the applicable liquidation preference payable to the holders of any series of Preferred Stock (or group of series payable on a pari passu basis), then all available assets and funds will be distributed to the holders of such series (or group of series) on a pro rata basis, taking into account the order of priority set forth in the previous sentence.
After payment in full to the Preferred Stockholders, the holders of common stock are entitled to receive the remaining assets of the Company available for distribution on a pro rata basis based on the number of shares held.

13.	COMMON STOCK
The Company was authorized to issue 191,500,000 shares of $0.001 par value common stock as of December 31, 2020, and September 30, 2021.
The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock set forth above.
Each share of common stock generally entitles the holder to one vote, together with the holders of Preferred Stock, on all matters submitted to the stockholders for a vote. As of December 31, 2020, and September 30, 2021, no cash dividends have been declared or paid.
As of December 31, 2020, and September 30, 2021, the Company has reserved the following shares of common stock for potential conversion of outstanding Preferred Stock, potential conversion of convertible debt with accrued interest through September 30, 2021, into Series D Preferred Stock, the vesting of restricted stock and exercise of stock options and issued preferred and common stock warrants:

	DECEMBER 31, 2020	SEPTEMBER 30, 2021
Redeemable convertible preferred stock	141,405,233	141,405,233
Convertible debt with accrued interest	9,583,023	9,934,084
Unvested restricted stock	37,465	61,839
Options to purchase common stock	22,538,570	26,490,587
Warrants	1,045,226	1,299,548

	174,609,517	179,191,290

14.	STOCK-BASED COMPENSATION
2012 Stock Incentive Plan
The Company adopted the 2012 Stock Incentive Plan (the “Plan”) in April 2012 for the issuance of stock options and other stock-based awards to employees, consultants, officers, and directors. As of December 31, 2020, and September 30, 2021, the maximum number of shares of Common Stock issuable under the Plan is 30,555,461. There were 3,395,767 shares of common stock available for future grants under the Plan as of September 30, 2021.
The Plan is administered by the Company’s board of directors (the “Board”). The exercise prices, vesting and other restrictions are determined at the discretion of the Board, except that the exercise price per share of incentive stock options may not be less than 100% of the fair market value of the common stock on

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

the date of grant. Stock options awarded under the Plan expire ten years after the grant date unless the Board sets a shorter term. Vesting periods for awards under the plans are determined at the discretion of the Board. Incentive stock options granted to employees and non-statutory options
and restricted stock awards granted to employees, officers, members of the Board, advisors, and consultants of the Company typically vest over four or five years.
The fair value of stock option awards is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

	NINE MONTHS ENDED SEPTEMBER 30,
	2020	2021
Fair value of underlying common stock	$0.46 - $0.65	$0.82 - $5.26
Weighted average risk-free interest rate	0.27% -1.55%	0.48% -1.29%
Expected term (in years)	5 - 6	5 - 6
Expected volatility	69.53% -70.36%	67.27% - 68.80%
Expected dividend yield	0.00%	0.00%
The following table summarizes the Company’s stock option activity during the nine months ended September 30, 2021:

	SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (in years)	AGGREGATE INTRINSIC VALUE (in thousands)
Outstanding at December 31, 2020	22,538,570	$0.41	8.5	$9,170
Granted	4,594,102	1.33
Cancelled or Forfeited	(397,617)	0.39
Exercised	(244,468)	0.43		$1,181

Outstanding at September 30, 2021	26,490,587	$0.57	8.1	$124,331

Vested and expected to vest at December 31, 2020	22,538,570	$0.41	8.5	$9,170
Vested and expected to vest at September 30, 2021	26,490,587	$0.57	8.1	$124,331
Exercisable at December 31, 2020	6,947,529	$0.25	7.0	$3,957
Exercisable at September 30, 2021	9,203,021	$0.28	6.6	$45,789
The weighted-average grant date fair value of stock options granted during the nine months ended September 30, 2020, and 2021, was $0.40 per share and $0.81 per share, respectively. As of September 30, 2021, total unrecognized compensation expense related to stock options totaled 6,844, which is expected to be recognized over a weighted-average period of 3.1 years.
The aggregate intrinsic value of common stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

Restricted Stock
A summary of restricted stock activity during the nine months ended September 30, 2021, is as follows:

	SHARES	WEIGHTED AVERAGE GRANT DATE FAIR VALUE
Unvested shares as of December 31, 2020	37,465	$0.37
Granted	64,250	0.82
Vested	(39,876)	0.55

Unvested at September 30, 2021	61,839	$0.72

The total fair value of restricted stock that vested during the nine months ended September 30, 2020, and 2021, was $11 and $22, respectively. As of September 30, 2021, total unrecognized compensation expense related to restricted stock totaled $45, which is expected to be recognized over weighted-average period of 2.4 years.
Stock-Based Compensation Expense
Stock-based compensation expense recorded as research and development and general and administrative expenses for employees, directors and non-employees
during the nine months ended September 30, 2020, and 2021, respectively, is as follows:

	NINE MONTHS ENDED SEPTEMBER 30,
	2020	2021
Research and development	$201	$580
General and administrative	241	712

Total stock-based compensation expense	$442	$1,292

15.	NET LOSS PER SHARE
The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company:

	NINE MONTHS ENDED SEPTEMBER 30,
	2020	2021
Numerator:
Net loss	$(35,763)	$(77,638)
Less: Accruals of dividends of preferred stock	(9,101)	(13,033)

Net loss available to common stockholders	$(44,864)	$(90,671)

Denominator:
Weighted-average common stock outstanding	3,201,202	3,324,547

Net loss per share, basic and diluted	$(14.01)	$(27.27)

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

The Company’s potential dilutive securities include redeemable convertible preferred stock, unvested restricted stock, common stock options and common and preferred stock warrants that will convert to common stock. The Company excluded the following potential common stock, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	NINE MONTHS ENDED SEPTEMBER 30,
	2020	2021
Preferred stock	141,405,233	141,405,233
Convertible debt with accrued interest	9,464,717	9,934,084
Unvested restricted stock	44,737	61,839
Options to purchase common stock	19,477,614	26,490,587
Warrants	1,045,226	1,299,548

	171,437,527	179,191,290

16.	COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company’s significant operating leases entered as of December 31, 2020, are disclosed in Note 17, Commitments and Contingencies – Operating Leases, of the notes to the audited consolidated financial statements for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. Since the date of those financial statements, the Company has entered into new operating leases or has modified existing operating leases for the nine months ending September 30, 2021, as noted below.
On November 15, 2020, the Company entered into an operating lease with its landlord for additional lab space in Woburn, Massachusetts. On January 11, 2021, the Company entered into an expansion of its Woburn lab space lease effective from March 1, 2021, that was amended on March 22, 2021, and further amended on April 14, 2021, for additional space effective from April 1, 2021, and June 1, 2021, respectively. The lease term has an end date of February 14, 2024.
On February 22, 2021, the Company entered into a sublease agreement for additional lab space in Medford, Massachusetts. The initial term of the lease is 48 months, expiring on February 28, 2025, unless otherwise extended.
On June 23, 2021, the Company entered into an operating lease agreement for additional office space in Medford, Massachusetts. The initial term of the lease is 44 months, expiring on February 28, 2025, unless otherwise extended.
Total rent expense in the consolidated statements of operations for the operating leases was $1,463 and $3,224 for the nine months ended September 30, 2020, and 2021, respectively.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

Future minimum lease payments under noncancelable operating leases, excluding tenant improvement payables as of September 30, 2021, are as follows:

FOR THE YEARS ENDED DECEMBER 31,
2021 (remaining 3 months)	$1,899
2022	7,646
2023	6,418
2024	1,687
2025	565
Thereafter	402

Total minimum lease payments	$18,617

Capital Leases
The Company leases certain laboratory equipment under capital lease agreements with fixed payments due through December 2023. Future minimum payments under these capital lease arrangements as of September 30, 2021, are as follows:

FOR THE YEARS ENDED DECEMBER 31,
2021 (remaining 3 months)	$198
2022	779
2023	330
Thereafter	—

Total minimum lease payments	$1,307
Less: amount representing interest	160

Present value of obligations under capital leases	1,147

Business Combination Agreement and Plan of Merger
On August 9, 2021, the Company and Environmental Impact Acquisition Corp. (“ENVI”) signed a definitive business combination agreement, which if consummated will result in ENVI acquiring 100% of the Company’s issued and outstanding equity securities (the “Business Combination”). The proposed merger will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as GreenLight Biosciences issuing equity for the net assets of ENVI, with no goodwill or intangible assets recorded. Under this method of accounting, ENVI will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that, following to the merger, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined company, Company representatives will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. As a result of the proposed merger, ENVI will be renamed GreenLight Biosciences, Inc. The boards of directors of both ENVI and GreenLight Biosciences have approved the proposed merger transaction.

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

GreenLight Biosciences is expected to receive aggregate net proceeds of approximately $282.3 million, inclusive of the PIPE financing, upon the closing of the Business Combination, assuming no redemptions are made by stockholders of ENVI, and will operate under the current GreenLight Biosciences management team upon the closing of the Business Combination. In connection with the execution of the definitive agreement for the Business Combination, ENVI entered into agreements with new investors and existing GreenLight investors to subscribe for and purchase an aggregate of approximately 10,500,000 shares of its Class A common stock (the “PIPE Financing”) that will result in gross proceeds of $105,300 upon the closing of the PIPE Financing. The closing of the Business Combination is a precondition to the PIPE Financing.
Subject to the terms of the business combination agreement, at the effective time of the merger (the “Effective Time”), each outstanding share of capital stock of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the Delaware General Corporation Law are properly exercised and not withdrawn) will be exchanged for shares of Class A common stock of ENVI, and outstanding GreenLight options and warrants to purchase shares of capital stock of GreenLight (whether vested or unvested) will be converted into comparable options and warrants to purchase Class A common stock of ENVI, in each case at the exchange ratio applicable to the relevant class of capital stock. Completion of the PIPE Financing and proposed merger transactions is subject to approval of ENVI stockholders and the satisfaction or waiver of certain other customary closing conditions. The approval from ENVI stockholders is expected in late 2021 or early 2022.
Legal Proceedings
Legal claims may arise from time to time in the normal course of business. There are no such claims as of December 31, 2020, or September 30, 2021, that are expected to have a material effect on the Company’s consolidated financial statements.

17.	SUBSEQUENT EVENTS
The Company has completed an evaluation of all subsequent events through December 6, 2021, the date these unaudited condensed consolidated financial statements were available to be issued. There were no subsequent events that require adjustments to or disclosure in the financial statements, except for those referenced below.
Operating Leases
In October 2021, the Company entered into a lease for new laboratory, office and greenhouse space in Research Triangle Park, North Carolina, with an anticipated commencement date of November 2021 for the greenhouse space and July 2022 for the laboratory and office space. The lease term expires in July 2033, unless extended. The base rent for this lease is $2.3 million per year, subject to a 3% increase each year.
In November 2021, the Company entered into a lease for additional laboratory and office space in Rochester, New York. The initial term of the lease is 41 months, expiring on March 31, 2025, unless otherwise extended. Base rent for this lease is $92 per year with annual escalations for cost-of-living adjustments.
Contract Manufacturing
In November 2021, the Company engaged Samsung Biologics Co., Ltd. (“Samsung”) as a contract development and manufacturing organization for its mRNA COVID-19 vaccine pursuant to a Master Services Agreement (the “MSA”) and a Product Specific Agreement (the “PSA”, and together with the

GREENLIGHT BIOSCIENCES, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
(In thousands, except share and per share data)

MSA, the “Samsung Agreements”). Under the Samsung Agreements, Samsung will perform pharmaceutical development and manufacturing services for the Company over a period of years at Samsung’s South Korean facility in exchange for service fees. Under these agreements, the Company must purchase certain minimum quantities of drug products. The Company agreed that, if it enters into a purchase agreement for commercial quantities of drug product, it will pay Samsung, on a minimum take-or-pay basis for each year under that agreement, for its minimum purchase commitments, as determined pursuant to the terms of the Samsung Agreements. Based on the Company’s minimum purchase commitments, the Company expects to pay Samsung a minimum of approximately $11.5 million in service fees under the Samsung Agreements, excluding the cost of raw materials, which the Company must supply to Samsung separately. These fees include initial technology and analytical method transfer fees, process development and scale-up fees, process characterization fees, an annual project management fee, and per-batch engineering and cGMP run fees. Based on the Company’s current schedule, the Company expects to incur the substantial majority of these expenses in 2022 and a portion in the first quarter of 2023. If the Company moves to commercial production, the agreement provides for additional process validation, inspection, cleaning, stability testing and commercial production fees, most of which would be incurred on a per-batch basis.
The Samsung Agreements will terminate after a period of years unless earlier terminated or extended in accordance with their terms. If the Company terminates the Samsung Agreements, the Company will generally be responsible for paying the purchase price for its aggregate product commitment for the remainder of the term, less any amounts it has already paid. Samsung agreed that, at or before the end of the term of the Samsung Agreements, it will assist the Company to transfer the commercial scale manufacturing process to a facility designated by the Company. The Samsung Agreements impose limits on Samsung’s liability to the Company for breaches of the agreements.
Business Combination
In November 2021, in connection with the Business Combination, ENVI entered into additional subscription agreements with new investors and existing GreenLight investors to subscribe for and purchase an additional 1,900,000 shares of its Class A common stock (the “Additional PIPE Financing”) that will result in additional gross proceeds of $19,000 upon the closing of the Additional PIPE Financing. The closing of the Business Combination is a precondition to the Additional PIPE Financing. GreenLight Biosciences is expected to receive aggregate net proceeds of approximately $300,400 or $97,600, inclusive of both the PIPE Financing and the Additional PIPE Financing, upon the closing of the Business Combination, assuming either no redemptions or maximum redemptions, respectively, are made by stockholders of ENVI.

ANNEX A
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
ENVIRONMENTAL IMPACT ACQUISITION CORP.,
HONEY BEE MERGER SUB, INC.
AND
GREENLIGHT BIOSCIENCES, INC.
DATED AS OF AUGUST 9, 2021

A-i

A-ii

ANNEXES AND EXHIBITS

Annex A	PIPE Investors
Annex B	Supporting Company Shareholders
Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of PIPE Subscription Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Transaction Support Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Amended and Restated Certificate of Incorporation of ENVI
Exhibit G	Form of Amended and Restated Bylaws of ENVI
Exhibit H	Form of Company Shareholder Written Consent
Exhibit I	Form of ENVI Incentive Equity Plan
Exhibit J	Form of ENVI Employee Stock Purchase Plan

A-iii

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “
Agreement
”), dated as of August 9, 2021, is made by and among Environmental Impact Acquisition Corp., a Delaware corporation (“
ENVI
”), Honey Bee Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), and GreenLight Biosciences, Inc., a Delaware corporation (the “
Company
”). ENVI, Merger Sub and the Company shall be referred to herein from time to time collectively as the “
Parties
”. Capitalized terms used but not otherwise defined herein have the meanings set forth in
Section
 1.1
.
WHEREAS, (a) ENVI is a blank check company incorporated in Delaware on July 2, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is a wholly owned Subsidiary of ENVI that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of ENVI, ENVI is required to provide an opportunity for its shareholders to have all or a portion of their outstanding ENVI Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with the consummation of the transactions contemplated hereby;
WHEREAS, as of the date of this Agreement, CG Investments Inc. VI, a Canadian corporation (the “
ENVI Sponsor
”), and the Other Class B Shareholders collectively own 5,175,000 ENVI Class B Shares;
WHEREAS, concurrently with the execution of this Agreement, the ENVI Sponsor, the Other Class B Shareholders, ENVI and the Company are entering into the sponsor letter agreement, substantially in the form attached hereto as
Exhibit A
(the “
Sponsor Letter Agreement
”), pursuant to which the ENVI Sponsor and each Other Class B Shareholder has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of ENVI or any other anti-dilution or similar protection with respect to the ENVI Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (c) subject to certain exceptions, not, directly or indirectly, sell, assign, transfer (including by operation of law), create any Lien or pledge, dispose of or otherwise encumber any securities or other equity interests of ENVI or otherwise agree to do any of the foregoing, and (d) not solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, an ENVI Acquisition Proposal;
WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company, with the Company as the Surviving Company in the Merger and, after giving effect to such Merger, the Company will be a wholly owned Subsidiary of ENVI, and each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, the investors set forth on
Annex A
hereto (the “
PIPE Investors
”) are entering into a subscription agreement, substantially in the form attached hereto as
Exhibit B
, (each, as amended, restated or otherwise modified from time to time in accordance with its terms, the “
PIPE Subscription Agreements
”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and ENVI has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of ENVI Class A Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “
PIPE Financing Amount
”, and the equity financing under all PIPE Subscription Agreements, collectively, the “
PIPE Financing
”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, each of ENVI, the ENVI Sponsor, certain Company Shareholders, and each of the Other Class B Shareholders are entering into an investor rights agreement, substantially in the form attached hereto as
Exhibit C
(the “
Investor Rights Agreement
”), pursuant to which, among other things, each of the ENVI Sponsor, the Company Shareholders party thereto and any such Other Class B Shareholders (a) will agree not to effect any sale or distribution of any Equity Securities of ENVI held by any of them during the lock-up
period described therein and (b) will be granted certain registration rights with respect to their respective ENVI Shares, in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, the members of the board of directors of ENVI (the “
ENVI Board
”) present at the meeting of the ENVI Board, have unanimously (a) approved this Agreement, the Ancillary Documents to which ENVI is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the adoption and approval of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of ENVI Shares entitled to vote thereon;
WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and adopted this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the adoption and approval of this Agreement and the transactions contemplated by this Agreement (including the Merger) by ENVI, as the sole stockholder of Merger Sub;
WHEREAS, ENVI, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, the board of directors of the Company (the “
Company Board
”) has unanimously (a) approved and adopted this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) by the holders of Company Shares entitled to vote thereon (such recommendation, the “
Company Board Recommendation
”);
WHEREAS, concurrently with the execution of this Agreement, each Company Shareholder set forth on
Annex B
hereto (collectively, the “
Supporting Company Shareholders
”) will duly execute and deliver to ENVI a transaction support agreement, substantially in the form attached hereto as
Exhibit D
(collectively, the “
Transaction Support Agreements
”), pursuant to which each such Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of immediately prior to the Effective Time, (c) subject to certain exceptions, not, directly or indirectly, sell, assign, transfer (including by operation of law), create any Lien or pledge, dispose of or otherwise encumber any securities or other equity interests of the Company or otherwise agree to do any of the foregoing, and (d) not solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;
WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code to which ENVI and the Company are parties within the meaning of Section 368(b) of the Code and Treasury Regulations promulgated thereunder and (b) the Merger (or, if applicable, the Alternative Transaction Structure) constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a) and (b), the “
Intended Tax Treatment
”); and
WHEREAS, in connection with the Closing, ENVI shall be renamed “GreenLight Biosciences, Inc.” and shall trade publicly on Nasdaq under a new ticker symbol selected by the Company.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section
 1.1
Definitions
.
As used in this Agreement, the following terms have the respective meanings set forth below.
“
Additional ENVI SEC Repo
rts
” has the meaning set forth in
Section
 4.7
.
“
Affiliate
” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “
Control
” or “
control
” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, the Affiliates of the ENVI Sponsor shall not be deemed to include Canaccord Genuity LLC.
“
Affiliate Agreements
” has the meaning set forth in
Section
 3.7(a)(xv)
.
“
Aggregate Closing PIPE Proceeds
” means the aggregate cash proceeds actually received in respect of the PIPE Financing (whether on or prior to the Closing Date) and held in a bank account owned and controlled by an ENVI Party on the Closing Date (and, for the avoidance of doubt, after giving effect to the funding of the PIPE Financing on such date and before giving effect to the payment of any Unpaid ENVI Expenses or Unpaid ENVI Liabilities). Notwithstanding the foregoing, in no event shall the Aggregate Closing PIPE Proceeds include any cash that is ENVI Excluded Cash.
“
Aggregate Transaction Proceeds
” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to any ENVI Party from the Trust Account in connection with the transactions contemplated hereby (which amount, for the avoidance of doubt and without duplication, shall be calculated after giving effect to the ENVI Shareholder Redemption (
i.e.,
reduced by the aggregate amount payable with respect to all ENVI Shareholder Redemptions, notwithstanding that such amounts may not have been paid out of the Trust Account at such time) and the distribution of any other amounts paid or payable to any Person other than an ENVI Party (or, if so requested in writing by the Company and agreed to in writing by ENVI prior to the Effective Time, the Company) from the Trust Account as provided in the Trust Agreement (
i.e.
, reduced by any distribution of any such other amounts) (collectively, the “
Trust Satisfied Obligations
”)) and (ii) the Aggregate Closing PIPE Proceeds,
minus
(b) the Unpaid ENVI Expenses and the Unpaid ENVI Liabilities.
“
Aggregate Transaction Proceeds Schedule
” has the meaning set forth in
Section
 2.3(b)
.
“
Agreement
” has the meaning set forth in the introductory paragraph to this Agreement.
“
Allocation Schedule
” has the meaning set forth in
Section
 2.3(a)
.

“
Allocation Schedule Principles
” has the meaning set forth in
Section
 2.3(a)
.
“
Alternative Transaction Structure
” has the meaning set forth in
Section
 5.5(a)(ii)
.
“
Ancillary Documents
” means the Investor Rights Agreement, Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate executed, or contemplated to be executed, in connection with the transactions contemplated hereby, including the Merger.
“
Anti-Corruption Laws
” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), and (b) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.
“
Antitrust Laws
” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, and the rules and regulations promulgated thereunder, including the HSR Act.
“
Assumed Warrant
” has the meaning set forth in
Section
 2.4(b)
.
“
Business Combination Proposal
” has the meaning set forth in
Section
 5.9
.
“
Business Day
” means a day, other than a Saturday or Sunday, on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining when any payment is due, commercial banks in New York, New York are open for the general transaction of business.
“
CBA
” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.
“
Certificate of Merger
” has the meaning set forth in
Section
 2.1(b)
.
“
Certificates
” has the meaning set forth in
Section
 2.1(g)
.
“
Closing
” has the meaning set forth in
Section
 2.2
.
“
Closing Company Audited Financial Statements
” has the meaning set forth in
Section
 5.19(a)
.
“
Closing Company Financial Statements
” has the meaning set forth in
Section
 5.19(a)
.
“
Closing Date
” has the meaning set forth in
Section
 2.2
.
“
Closing Filing
” has the meaning set forth in
Section
 5.4(b)
.
“
Closing Notice
” has the meaning set forth in the PIPE Subscription Agreements.
“
Closing Press Release
” has the meaning set forth in
Section
 5.4(b)
.
“
COBRA
” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“
Code
” means the U.S. Internal Revenue Code of 1986, as amended.
“
Company
” has the meaning set forth in the introductory paragraph to this Agreement.

“
Company Acquisition Proposal
” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, (i) of the Equity Securities of the Company, in each case, that, if consummated, would result in a Person acquiring beneficial ownership of 15% or more of any class of outstanding voting Equity Securities of the Company or 15% or more of the outstanding voting Equity Securities of the Company (regardless of class) or (ii) of all or a portion of assets or businesses of the Group Companies which constitute 15% or more of the fair market value of the Group Companies, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any direct or indirect acquisition, in one or a series of related transactions, of 15% or more of any class of outstanding voting Equity Securities of the Company or 15% or more of the outstanding voting Equity Securities of the Company (regardless of class) (in each case of clauses (a) and (b) other than pursuant to the exercise or conversion of Company Options or Company Warrants in accordance with the terms of the Company Equity Plan, the underlying grant, award or similar agreement (as applicable)). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any transaction with any ENVI Party shall constitute (in whole or in part) a Company Acquisition Proposal.
“
Company Affiliated Party
” has the meaning set forth in
Section
 3.19
.
“
Company Affiliated Party Transactions
” has the meaning set forth in
Section
 3.19
.
“
Company Board
” has the meaning set forth in the recitals to this Agreement.
“
Company Board Recommendation
” has the meaning set forth in the recitals to this Agreement.
“
Company Certificate of Incorporation
” means the Sixth Amended and Restated Certificate of Incorporation of the Company.
“
Company Change of Control Payment
” means any success, change of control, retention, transaction bonus or other similar payment or amount that any Group Company is required to pay to any current or former officer, director or employee of the Company or any other Company Affiliated Party (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents;
provided
,
however
, that “Company Change of Control Payment” shall not include (a) the ENVI Class A Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options or the Assumed Warrants at the Effective Time on the terms and subject to the conditions of this Agreement, or (b) for the avoidance of doubt, Liabilities that become payable on the basis that any Group Company has breached, defaulted or failed to comply with or perform any obligations or covenants under a Contract.
“
Company Common Shares
” means shares of common stock, par value $0.001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.
“
Company D&O Persons
” has the meaning set forth in
Section
 5.17(a)
.
“
Company Designee
” has the meaning set forth in
Section
 5.18(c)
.
“
Company Disclosure Schedules
” means the disclosure schedules to this Agreement delivered to ENVI by the Company on the date of this Agreement.

“
Company Dissenting Shareholders
” has the meaning set forth in
Section
 2.7
.
“
Company Dissenting Shares
” has the meaning set forth in
Section
 2.7
.
“
Company Equity Award
” means, as of any determination time, each Company Option, each Company Restricted Share and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.
“
Company Equity Plan
” means the Company’s 2012 Stock Incentive Plan and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.
“
Company Equityholders
” means, collectively, the Company Shareholders, the holders of Company Equity Awards and the holders of Company Warrants as of any determination time prior to the Effective Time.
“
Company Expenses
” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of any Group Company or that any Group Company is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fees;
provided
,
however
, notwithstanding the foregoing or anything to the contrary herein, the Company Expenses shall not include any ENVI Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by the ENVI Parties pursuant to this Agreement or any Ancillary Document.
“
Company Fundamental Representations
” means the representations and warranties set forth in
Section
 3.1(a)
and
Section
 3.1(b)
(Organization and Qualification),
Section
 3.2(a)
through
Section
 3.2(c)
,
Section
 3.2(d)
and
Section
 3.2(f)
(Capitalization of the Group Companies),
Section
 3.3
(
Authority
) and
Section
 3.17
(
Brokers
).
“
Company IT Systems
” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, including any outsourced systems and Processes, in each case, relied on, owned, licensed or leased by a Group Company.
“
Company Knowledge Parties
” has the meaning set forth in
Section
 8.12
.
“
Company Licensed Intellectual Property
” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.
“
Company Material Adverse Effect
” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Merger, in each case, in accordance with the terms of this Agreement;
provided
,
however
, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or accounting standards (including legally binding interpretations thereof), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (
provided
that the exception in this clause (vi) shall not apply to the representations and warranties set forth in
Section
 3.5(b)
to the extent that its purpose is to address the consequences resulting from the execution or public announcement of this Agreement or the pendency or the consummation of the transactions contemplated hereby or the condition set forth in
Section
 6.2(a)
to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID- 19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing;
provided
,
however
, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonable be expected to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.
“
Company Option
” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise (which, for the avoidance of doubt, shall not include any Company Warrant).
“
Company Owned Intellectual Property
” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.
“
Company Preferred Shares
” means, collectively, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C Preferred Shares and the Company Series D Preferred Shares.
“
Company Product
” means each platform or product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.
“
Company Registered Intellectual Property
” means all Registered Intellectual Property owned or purported to be owned by or filed by or in the name of any Group Company that has not been cancelled, expired, lapsed, or been abandoned.
“
Company Required Shareholder Approval
” has the meaning set forth in
Section
 3.3
.
“
Company Restricted Share
” means a Company Common Share that is subject to vesting and forfeiture, whether granted under a Company equity plan or otherwise.

“
Company Series A Preferred Shares
” means shares of preferred stock, par value $0.001 per share, of the Company designated as (i) “Series
A-1
Preferred Stock,” (ii) “Series
A-2
Preferred Stock,” and (iii) “Series
A-3
Preferred Stock,” pursuant to the Company Certificate of Incorporation.
“
Company Series B Preferred Shares
” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.
“
Company Series C Preferred Shares
” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Company Certificate of Incorporation.
“
Company Series D Preferred Shares
” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series D Preferred Stock” pursuant to the Company Certificate of Incorporation.
“
Company Shareholder Written Consent
” has the meaning set sort in
Section
 5.14(a)
.
“
Company Shareholder Written Consent Deadline
” has the meaning set sort in
Section
 5.14(a)
.
“
Company Shareholders
” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.
“
Company Shareholders Agreement
” means, collectively, (a) the Fifth Amended and Restated Investors’ Rights Agreement, dated June 15, 2020, by and among the Company and the Company Shareholders party thereto, (b) the Fifth Amended and Restated Voting Agreement, dated June 15, 2020, by and among the Company and the Company Shareholders party thereto and (c) the Fifth Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated June 15, 2020, by and among the Company and the Company Shareholders party thereto.
“
Company Shares
” means, collectively, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C Preferred Shares, the Company Series D Preferred Shares and the Company Common Shares.
“
Company Warrants
” means any warrant to purchase shares of Company Shares.
“
Confidentiality Agreement
” means that certain Mutual Confidentiality Agreement, dated as of February 12, 2021, by and between the Company and ENVI.
“
Consent
” means any notice, authorization, qualification, registration, filing, notification, Permit, waiver, Order, consent, clearance, waiting period expiration or termination, or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“
Contract
” or “
Contracts
” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.
“
Conversion Ratio
” means, as to each class of capital stock of the Company, the conversion ratio for such class of stock set forth in the Governing Documents of the Company.
“
Copyrights
” has the meaning set forth in the definition of Intellectual Property Rights.
“
COVID-19
” means
SARS-CoV-2
or
COVID-19
and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“
Creator
” has the meaning set forth in
Section
 3.13(d).

“
Designated Material Contracts
” has the meaning set forth in
Section
 5.1(b)(vii)
.
“
DGCL
” means the Delaware General Corporate Law.
“
Disqualification Event
” means a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.
“
Disqualified Designee
” means any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (d)(2)(iii) or (d)(3) is applicable.
“
DPA
” had the meaning set forth in
Section
 4.20
.
“
Effective Time
” has the meaning set forth in
Section
 2.1(b)
.
“
Employee Benefit Plan
” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan or program sponsored or maintained by a Governmental Entity.
“
Employee Stock Purchase Plan Proposal
” has the meaning set forth in
Section
 5.9
.
“
ENVI
” means Environmental Impact Acquisition Corp., a Delaware corporation, and anticipated to be renamed GreenLight Biosciences, Inc., a Delaware corporation.
“
ENVI Acquisition Proposal
” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which ENVI or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), (b) any equity, debt or similar investment in ENVI or any of its controlled Affiliates or (c) any other “Business Combination” as defined in the Prospectus. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an ENVI Acquisition Proposal.
“
ENVI Affiliated Party
” has the meaning set forth in
Section
 4.12
.
“
ENVI Affiliated Party Transactions
” has the meaning set forth in
Section
 4.12
.
“
ENVI Benefit Plan
” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that ENVI, Merger Sub or any of their Subsidiaries maintains, sponsors or contributes to, or under or with respect to which ENVI, Merger Sub or any of their Subsidiaries has any Liability, other than any plan or program sponsored or maintained by a Governmental Entity.
“
ENVI Board
” has the meaning set forth in the recitals to this Agreement.
“
ENVI Board Recommendation
” has the meaning set forth in
Section
 5.9
.
“
ENVI Change in Recommendation
” has the meaning set forth in
Section
 5.9
.

“
ENVI Change of Control Payment
” means any success, change of control, retention, transaction bonus or other similar payment or amount that any ENVI Party is required to pay to any current or former officer, director or employee of ENVI or any other ENVI Affiliated Party (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract, to which any ENVI Party is a party or by which any of the ENVI Parties’ assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents;
provided
,
however
, that “ENVI Change of Control Payment” shall not include any ENVI Expenses, or, for the avoidance of doubt, any Liabilities that become payable on the basis any ENVI Party has breached, defaulted or failed to comply with or perform any obligations or covenants under a Contract.
“
ENVI Class
 A Shares
” means ENVI’s shares of Class A common stock, par value $0.0001 per share.
“
ENVI Class
 B Shares
” means ENVI’s shares of Class B common stock, par value $0.0001 per share.
“
ENVI Common Stock
” means, collectively, (i) ENVI Class A Shares and (ii) ENVI Class B Shares.
“
ENVI D&O Persons
” has the meaning set forth in
Section
 5.16(a)
.
“
ENVI Designee
” has the meaning set forth in
Section
 5.18(b)
.
“
ENVI Disclosure Schedules
” means the disclosure schedules to this Agreement delivered to the Company by ENVI on the date of this Agreement in connection with the execution of this Agreement.
“
ENVI Employee Stock Purchase Plan
” has the meaning set forth in
Section
 5.20
.
“
ENVI Excluded Cash
” means, without duplication of the Trust Satisfied Obligations or any other amounts included within clause (b) of the definition of Aggregate Transaction Proceeds, any cash of the ENVI Parties that is not freely usable by such ENVI Party because of restrictions or limitations on use by any Contract to which an ENVI Party is bound (other than, for the avoidance of doubt, any restrictions or limitations on use under this Agreement or the Ancillary Documents).
“
ENVI Expenses
” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of any ENVI Party or that any ENVI Party is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, underwriters, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of any ENVI Party (including with respect to this Agreement and the PIPE Financing) and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any ENVI Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fees;
provided
,
however
, notwithstanding the foregoing or anything to the contrary herein, the ENVI Expenses shall not include (i) the Trust Satisfied Obligations to the extent such obligations will be satisfied from the Trust Account, or (ii) the Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by Company or any Company Equityholder pursuant to this Agreement or any Ancillary Document.
“
ENVI Financial Statements
” means all of the financial statements of ENVI included in the ENVI SEC Reports.

“
ENVI Fundamental Representations
” means the representations and warranties set forth in
Section
 4.1
(
Organization and Qualification
),
Section
 4.2
(
Authority
),
Section
 4.4
(
Brokers
),
Section
 4.6
(
Capitalization of the ENVI Parties
) and
Section
 4.8
(
Absence of Changes
).
“
ENVI Incentive Equity Plan
” has the meaning set forth in
Section
 5.20
.
“
ENVI Intervening Event
” means any material change, event, circumstance, occurrence, effect, development or state of facts (x) that was not known to the ENVI Board as of the date hereof and that becomes known to the ENVI Board after the date hereof and prior to the receipt of the ENVI Shareholder Approval and (y) that does not relate to a breach by ENVI of its obligations under
Section
 5.7
.
“
ENVI Knowledge Parties
” has the meaning set forth in
Section
 8.12
.
“
ENVI Liabilities
” means, as of any determination time, the aggregate amount, without duplication, of Liabilities of the ENVI Parties as of such determination time that would be required to be set forth on a balance sheet of the ENVI Parties prepared in accordance with GAAP (as in effect as of the date hereof), including any Liabilities that would, as of such determination time, be required to be set forth on a balance sheet of the ENVI Parties prepared in accordance with GAAP (as in effect as of the date hereof) arising in connection with the transactions contemplated by this Agreement or any Ancillary Documents, the performance of an ENVI Party’s covenants or agreements in this Agreement or any Ancillary Document to which it is or is contemplated hereby to be a party or the consummation of the transactions contemplated hereby or thereby;
provided
,
however
, notwithstanding the foregoing, ENVI Liabilities shall not include (a) any ENVI Expenses, (b) the Trust Satisfied Obligations to the extent such obligations will be satisfied from the Trust Account, or (c) any Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by to the Company or any Company Equityholder pursuant to this Agreement or any Ancillary Document.
“
ENVI Material Adverse Effect
” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business of ENVI, results of operations or financial condition of the ENVI Parties, taken as a whole, or (b) the ability of any ENVI Party to consummate the Merger, in each case, in accordance with the terms of this Agreement;
provided
,
however
, that, in the case of clause (a), none of the following shall be taken into account in determining whether an ENVI Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or accounting standards (including legally binding interpretations thereof), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any ENVI Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any ENVI Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (
provided
that the exception in this clause (vi) shall not apply to the representations and warranties set forth in
Section
 4.3(b)
to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or the consummation of the transactions contemplated hereby or the condition set forth in
Section
 6.3(a)
to the extent it relates to such representations and warranties), (vii) any failure by any ENVI Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including
COVID-19)
or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing;
provided
,
however
, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), or (viii) may be taken into account in determining whether an ENVI Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the ENVI Parties, taken as a whole, relative to other Special Purpose Acquisition Companies operating in the industries in which the ENVI Parties operate.
“
ENVI Material Contract
” has the meaning set forth in
Section
 4.9(b)
.
“
ENVI Parties
” means, collectively, ENVI and Merger Sub.
“
ENVI Required Shareholder Approval
” means the approval of the Business Combination Proposal, the Nasdaq Proposal, the Required Governing Document Proposal, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal by the affirmative vote of the requisite percentage of holders of ENVI Common Stock entitled to vote thereon, whether in person or by proxy at the ENVI Shareholders Meeting (or any adjournment thereof), under and in accordance with the Governing Documents of ENVI and applicable Law.
“
ENVI SEC Reports
” has the meaning set forth in
Section
 4.7
.
“
ENVI Share Value
” means $10.00.
“
ENVI Shareholder Approval
” means, collectively, the ENVI Required Shareholder Approval and the Other ENVI Shareholder Approval.
“
ENVI Shareholder Redemption
” means the right of the holders of ENVI Class A Shares to redeem all or a portion of their ENVI Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of ENVI.
“
ENVI Shareholders Meeting
” has the meaning set forth in
Section
 5.9
.
“
ENVI Shares
” means (a) collectively, the ENVI Class A Shares and the ENVI Class B Shares, (b) undesignated preferred shares and (c) shares of common stock, par value $0.0001 per share, of ENVI as contemplated pursuant to the ENVI Certificate of Incorporation. Any reference to the ENVI Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a), (b) and/or clause (c) of this definition, as the context so requires.
“
ENVI Sponsor
” has the meaning set forth in the recitals to this Agreement.
“
ENVI Sponsor Specified Provisions
” has the meaning set forth in
Section
 8.9
.
“
Environmental Laws
” means all Laws and Orders concerning pollution, protection of the environment or natural resources, or human health or safety (as related to exposure to Hazardous Substances), including those relating to pesticide application, surface or groundwater, drinking water supply, indoor or ambient air, endangered or threatened species, or the use, handling, transportation, treatment, storage, disposal, Release or threat of Release, or investigation or remediation of Hazardous Substances.
“
ENVI Warrant
” means any warrant to purchase shares of ENVI Common Stock issued by ENVI.
“
ENVI Warrant Agreement
” means that certain Warrant Agreement by and between ENVI and Continental Stock Transfer & Trust Company (in its capacity as the warrant agent), dated January 13, 2021, and any amendments thereto.

“
ENVI Warrant Price
” means the price per share at which ENVI Common Stock may be purchased upon exercise of any ENVI Warrant.
“
Equity Securities
” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“
Equity Value
” means $1,200,000,000.
“
ERISA
” means the Employee Retirement Income Security Act of 1974.
“
Exchange Act
” means the Securities Exchange Act of 1934.
“
Exchange Agent
” has the meaning set forth in
Section
 2.5(a)
.
“
Exchange Agent Agreement
” has the meaning set forth in
Section
 2.5(a)
.
“
Exchange Fund
” has the meaning set forth in
Section
 2.5(c)
.
“
Exchange Ratio
” means the quotient obtained by dividing (a) the Transaction Share Consideration, by (b) the number of Fully-Diluted Shares.
“
FDA
” means the U.S. Food and Drug Administration.
“
Federal Securities Laws
” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“
Financial Statements
” has the meaning set forth in
Section
 3.4(a)
.
“
Foreign Benefit Plan
” means an Employee Benefit Plan maintained for employees, officers, directors or other individual service providers located outside of the United States.
“
Fraud
” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
“
Fully-Diluted Shares
” means an amount equal to, without duplication, (a) the aggregate number of Company Shares and any other shares of capital stock of the Company that are issued and outstanding as of immediately prior to the Effective Time calculated on an as converted to Company Common Shares basis in accordance with the Company Certificate of Incorporation, plus
(b) the aggregate number of shares of Company Common Shares issuable upon the full exercise, exchange or conversion of Company Options that are outstanding as of immediately prior to the Effective Time, plus
(c) the aggregate number of shares of Company Common Shares issuable upon the full exercise of Company Warrants that are outstanding as of immediately prior to the Effective Time, in each case of clauses (b) and (c), determined on a net exercise basis.
“
GAAP
” means United States generally accepted accounting principles.

“
Governing Documents
” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “
Governing Documents
” of a U.S. corporation are its certificate or articles of incorporation and bylaws, the “
Governing Documents
” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership and the “
Governing Documents
” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.
“
Governmental Entity
” means any U.S. or
non-U.S.
(a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal of competent jurisdiction (public or private).
“
GPR Notes
” means the convertible promissory notes issued pursuant to that certain Convertible Note Purchase Agreement dated as of April 9, 2020 by and between a Subsidiary of the Company and the other parties thereto, as amended to date.
“
Group Company
” and “
Group Companies
” means, collectively, the Company and its Subsidiaries.
“
Hazardous Substance
” means any hazardous, toxic, explosive or radioactive material, substance or waste or other pollutant that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per-
and poly-fluoroakyl substances, or radon.
“
HB Strategies
” means HB Strategies, LLC.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“
Incentive Equity Plan Proposal
” has the meaning set forth in
Section
 5.9
.
“
Incentive Stock Option
” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).
“
Indebtedness
” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For avoidance of doubt, Indebtedness shall not include Taxes.
“
Intellectual Property Rights
” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the U.S. or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part
and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “
Patents
”); (b)

trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, rights in Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “
Marks
”); (c) copyrights and other rights in works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “
Copyrights
”); (d) rights in trade secrets,
know-how
and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.
“
Intended Tax Treatment
” has the meaning set forth in the recitals to this Agreement.
“
Investment Company Act
” means the Investment Company Act of 1940.
“
Investor Rights Agreement
” has the meaning set forth in the recitals to this Agreement.
“
IPO
” has the meaning set forth in
Section
 4.16(c)
.
“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
Latest Balance Sheet
” has the meaning set forth in
Section
 3.4(a)
.
“
Latest ENVI Balance Sheet
” has the meaning set forth in
Section
 4.17
.
“
Law
” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other legally binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“
Leased Real Property
” has the meaning set forth in
Section
 3.18(b)
.
“
Letter of Transmittal
” means the letter of transmittal, substantially in the form attached as
Exhibit E
hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of ENVI and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ENVI, as applicable).
“
Liability
” or “
liability
” means any and all debts, liabilities and obligations, whether accrued, unaccrued, liquidated or unliquidated, fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“
Lien
” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license,
charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“
Marks
” has the meaning set forth in the definition of Intellectual Property Rights.
“
Material Contracts
” has the meaning set forth in
Section
 3.7(a)
.
“
Material Permits
” has the meaning set forth in
Section
 3.6
.
“
Material Supplier
” has the meaning set forth in
Section
 3.24
.

“
Merger
” has the meaning set forth in
Section
 2.1
.
“
Merger Sub
” has the meaning set forth in the introductory paragraph to this Agreement.
“
Multiemployer Plan
” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.
“
Nasdaq
” means the Nasdaq Capital Market.
“
Nasdaq Proposal
” has the meaning set forth in
Section
 5.9
.
“
Non-Scheduled
Contracts
” has the meaning set forth in
Section
 3.13(c)
.
“
Off-the-Shelf
Software
” means any Software that is made generally available on a commercial basis (including technology offered on a Software as a service (SaaS), Platform as a Service (PaaS), or Infrastructure as a Service (IaaS) or similar basis and Software available through retail stores, distribution networks or that is pre-installed
as a standard part of hardware) and is licensed to any of the Group Companies on a non-exclusive
basis under standard terms and conditions for a
one-time
license fee of less than $50,000 per license or an ongoing license fee of less than $100,000 per year.
“
Officers
” has the meaning set forth in
Section
 5.18(a)
.
“
Order
” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“
Other Class
 B Shareholders
” means, collectively, HB Strategies, David Brewster, Dean Seavers and Deval L. Patrick.
“
Other Closing Company Financial Statements
” has the meaning set forth in
Section
 5.19(a)
.
“
Other ENVI Shareholder Approval
” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of ENVI Shares entitled to vote thereon, whether in person or by proxy at the ENVI Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ENVI and applicable Law.
“
Other Transaction Proposal
” means each Transaction Proposal, other than the Required Transaction Proposals.
“
Pandemic Measures
” means any
“shelter-in-place,”
“stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, Order or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in response to
COVID-19.
“
Parties
” has the meaning set forth in the introductory paragraph to this Agreement.
“
Patents
” has the meaning set forth in the definition of Intellectual Property Rights.
“
PCAOB
” means the Public Company Accounting Oversight Board.
“
Per Share Merger Consideration
” has the meaning set forth in
Section
 2.1(g)
.

“
Permits
” means any approvals, authorizations, clearances, business licenses, registrations, permits or certificates issued or approved by a Governmental Entity.
“
Permitted Liens
” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with GAAP that are disclosed in the Financial Statements, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case, in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive
rights in Intellectual Property Rights in the ordinary course of business and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.
“
Person
” or “
Persons
” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.
“
Personal Data
” means any data or information that (a) can, alone or when combined with other information maintained for or on behalf of the Company, identify a natural person, or (b) is otherwise subject to applicable Laws or any privacy policies of the Company governing personal information.
“
PIPE Financing
” has the meaning set forth in the recitals to this Agreement.
“
PIPE Financing Amount
” has the meaning set forth in the recitals to this Agreement.
“
PIPE Investors
” has the meaning set forth in the recitals to this Agreement.
“
PIPE Subscription Agreements
” has the meaning set forth in the recitals to this Agreement.
“
Pre-Closing
Actions
” has the meaning set forth in
Section
 5.25
.
“
Pre-Closing
ENVI Shareholders
” means the holders of ENVI Shares as of immediately prior to the Effective Time.
“
Privacy and Data Security Policies
” has the meaning set forth in
Section
 3.20(a)
.
“
Privacy Commitments
” has the meaning set forth in
Section
 3.20(a)
.
“
Privacy Laws
” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies, including Laws regarding data privacy and information security; data breach notification; consumer protection; requirements for website and mobile application privacy policies and practices; social security numbers; email, text message or telephone communications; and/or payment card information.

“
Proceeding
” means any lawsuit, litigation, action, audit, examination, investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“
Process
” (or “
Processing
” or “
Processes
”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“
Prospectus
” has the meaning set forth in
Section
 8.18
.
“
Proxy Statement / Prospectus
” has the meaning set forth in
Section
 5.8
.
“
Public Health Laws
” means all applicable Laws relating to the development,
pre-clinical
testing, clinical testing, manufacture, production, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug, biologic or medical device (including any ingredient or component of the foregoing products) intended for any medical or clinical use subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301
et seq
.) or similar federal, state or foreign Laws.
“
Public Shareholders
” has the meaning set forth in
Section
 8.18
.
“
Public Software
” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (
e.g.
, Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.
“
Real Property Leases
” means all leases,
sub-leases,
licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or sub-leases
any real property.
“
Registered Intellectual Property
” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.
“
Registration Statement / Proxy Statement
” means a registration statement on Form
S-4
relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of ENVI.
“
Regulatory Permits
” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, abbreviated new drug applications, medical device or in vitro diagnostic premarket approval applications, medical device or in vitro diagnostic premarket clearances (e.g., 510(k) clearances), investigational device exemptions, and other comparable national or foreign manufacturing approvals and authorizations.
“
Release
” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, dumping or disposing into, through, upon, or beneath the indoor or outdoor environment (including the ambient air, soil, surface and sub-surface
strata, surface water, and groundwater), including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or land, but not including Hazardous Substances fully encapsulated in construction materials in indoor spaces and not Released to or posing a threat of Release to the ambient environment (including the indoor or ambient air, soil, surface and sub-surface
strata, surface water, and groundwater) or any risk to human health.

“
Representatives
” means, with respect to any Person, such Person’s and such Person’s Affiliates’ respective directors, managers, general partners, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.
“
Required Governing Document Proposal
” has the meaning set forth in
Section
 5.9
.
“
Required Transaction Proposals
” means, collectively, the Business Combination Proposal, the Nasdaq Proposal, the Required Governing Document Proposal, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal.
“
Rollover Option
” has the meaning set forth in
Section
 2.4(a)
.
“
Sanctions and Export Control Laws
” means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, and the United Nations or (c) anti-boycott measures.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
Schedules
” means, collectively, the Company Disclosure Schedules and the ENVI Disclosure Schedules.
“
SEC
” means the U.S. Securities and Exchange Commission.
“
Securities Act
” means the U.S. Securities Act of 1933.
“
Securities Laws
” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“
Security Incident
” has the meaning set forth in
Section
 3.20(d)
.
“
Signing Filing
” has the meaning set forth in
Section
 5.4(b)
.
“
Signing Press Release
” has the meaning set forth in
Section
 5.4(b)
.
“
Software
” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“
Sponsor Letter Agreement
” has the meaning set forth in the recitals to this Agreement.
“
Subscription Amount
” has the meaning set forth in the PIPE Subscription Agreements.
“
Subsidiary
” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“
Supporting Company Shareholders
” has the meaning set forth in the recitals to this Agreement.
“
Surviving Company
” has the meaning set forth in
Section
 2.1(a)
.
“
Surviving Company Share
” has the meaning set forth in
Section
 2.1(f)
.
“
Tax
” means any U.S. federal, state, local or
non-U.S.
income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, windfall profits or other taxes of any kind whatsoever, whether computed on a separate or combined, unitary or consolidated basis, together with any interest, deficiencies, penalties, fees, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto.
“
Tax Authority
” means any Governmental Entity responsible for the collection or administration of, or having jurisdiction with respect to, Taxes or Tax Returns.
“
Tax Proceeding
” means any audit, claim, assessment or other legal action or Proceeding in respect of Taxes, in each case, by or before any Tax Authority.
“
Tax Return
” means (i) any return, information return, statement, declaration, claim for refund, schedule, and report relating to Taxes filed or required to be filed with any Tax Authority, including any attachment to or amendment of any of the foregoing and (ii) TD F
90-22.1
(and its successor form, FinCEN Form 114 or any successor form thereto).
“
Termination Date
” has the meaning set forth in
Section
 7.1(d)
.
“
Transaction Litigation
” has the meaning set forth in
Section
 5.2(d)
.
“
Transaction Proposals
” has the meaning set forth in
Section
 5.9
.
“
Transaction Share Consideration
” means 120,000,000 shares of ENVI Class A Shares.
“
Transaction Support Agreements
” has the meaning set forth in the recitals to this Agreement.
“
Transfer Taxes
” has the meaning set forth in
Section
 5.5(c)
.
“
Trust Account
” has the meaning set forth in
Section
 8.18
.
“
Trust Account Released Claims
” has the meaning set forth in
Section
 8.18
.
“
Trust Agreement
” has the meaning set forth in
Section
 4.11
.
“
Trustee
” has the meaning set forth in
Section
 4.11
.

“
Unpaid Company Expenses
” means the Company Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.
“
Unpaid ENVI Expenses
” means the ENVI Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.
“
Unpaid ENVI Liabilities
” means the ENVI Liabilities calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.
“
Unvested Company Option
” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.
“
Vested Company Option
” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Effective Time or otherwise).
“
WARN
” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.
“
Willful Breach
” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
“
Year End Financial Statements
” has the meaning set forth in
Section
 3.4(a)
.
ARTICLE 2
MERGER
Section
 2.1
The Merger
.
(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company (the “
Merger
”). As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “
Surviving Company
”).
(b) At the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, in a form reasonably satisfactory to the Company and ENVI (the “
Certificate of Merger
”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by ENVI and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “
Effective Time
”).
(c) The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(d) At the Effective Time, (i) each ENVI Class A Share and each ENVI Class B Share that is issued and outstanding immediately prior to the Merger shall become one share of common stock, $0.0001 par value per share, of ENVI and (ii) the Governing Documents of Merger Sub shall be adopted as the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(e) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until their earlier death, resignation or removal.
(f) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “
Surviving Company Share
”).
(g) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to
Section
 2.1(j)
and any Company Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive a number of ENVI Class A Shares equal to the product of (x) the Conversion Ratio applicable to such Company Share multiplied by
(y) the Exchange Ratio (the “
Per Share Merger Consideration
”). From and after the Effective Time, each Company Shareholder’s certificates (the “
Certificates
”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law. Prior to the Effective Time, ENVI shall cause all ENVI Class A Shares issued in the Merger and the PIPE Financing to constitute duly authorized, validly issued, fully paid and non-assessable
ENVI Class A Shares. ENVI Common Stock issued in respect of Company Restricted Shares shall be subject to the same terms and conditions (including applicable vesting and forfeiture provisions) that applied to the corresponding Company Restricted Share immediately prior to the Effective Time.
(h) For purposes of calculating the aggregate number of ENVI Class A Shares issuable to each holder of Company Shares pursuant to the terms of
Section
 2.1(g)
, all Company Shares held by such holder shall be aggregated by class, and the applicable Conversion Ratio and the Exchange Ratio shall be applied to that aggregate number of shares of such class held by such holder, and not on a share-by-share
basis and, after adding the resulting amounts for all classes (including all fractional shares otherwise issuance to such holder upon conversion of Company Shares of each class), the aggregate number of ENVI Class A Shares to be issued shall be rounded down to the nearest whole share.
(i) If, between the date of this Agreement and the Closing, the outstanding ENVI Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or value (including dollar value) or amount contained herein which is based upon the number of ENVI Shares will be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement;
provided
,
however
, that this
Section
 2.1(i)
shall not (A) be construed to permit ENVI, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement, or (B) apply to any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.
(j) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically cancelled and extinguished, and no consideration shall be paid with respect thereto.

Section
 2.2
Closing of the Transactions Contemplated by this Agreement
. The closing of the transactions contemplated by this Agreement (the “
Closing
”) shall take place electronically by exchange of the closing deliverables by the means provided in
Section
 8.11
as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in
Article 6
(other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as the “
Closing Date
”) or at such other place, date and/or time as ENVI and the Company may agree in writing. ENVI shall be renamed “GreenLight Biosciences, Inc.” and shall continue to trade publicly on Nasdaq under a new ticker symbol selected by the Company.
Section
 2.3
Allocation Schedule; Aggregate Transaction Proceeds Schedule
.
(a)
Allocation Schedule
. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to ENVI an allocation schedule (the “
Allocation Schedule
”) setting forth, as of three (3) Business Days prior to the Closing Date, (i) the number of Company Shares held by each Company Shareholder and, for each class so held, the applicable Conversion Ratio thereof, (ii) the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, (iii) the number of Company Shares subject to the Assumed Warrants, (iv) in the case of the Company Options or Assumed Warrants, the exercise price thereof as of immediately prior to the Effective Time, (v) the portion of the Transaction Share Consideration allocated to each Company Option pursuant to
Section
 2.4(b)
and the portion of the Transaction Share Consideration allocated to each Company Share pursuant to
Section
 2.1(g)
(as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including the Exchange Ratio and the Conversion Ratios (by class of capital stock of the Company))), and (vi) a certification, duly executed by an authorized officer of the Company, that, to their knowledge and solely in their capacity as an officer of the Company (and without any personal liability), the information and calculations delivered pursuant to clauses (i), (ii), (iii) and (iv) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects and (B) in accordance with the Allocation Schedule Principles. The Allocation Schedule (and the calculations and determinations contained therein) will be prepared in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholders Agreement and applicable Laws and, in the case of the Company Options, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option, and, in the case of the Company Warrants, in accordance with the terms and conditions of the respective Company Warrants (collectively, the “
Allocation Schedule Principles
”). The Company will review any comments to the Allocation Schedule provided by ENVI or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by ENVI or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) in no event shall the aggregate number of ENVI Class A Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Equityholders) exceed the Transaction Share Consideration and (y) the ENVI Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or the Exchange Agent Agreement, as applicable.
(b)
Aggregate Transaction Proceeds Schedule
. At least two (2) Business Days prior to the Closing Date, ENVI shall deliver to the Company a reasonably detailed calculation of the Aggregate Transaction Proceeds (the “
Aggregate Transaction Proceeds Schedule
”), including each subcomponent thereof, and reasonably detailed supporting documentation and a certification, duly executed by an authorized officer of ENVI, that, to their knowledge and solely in their capacity as an officer of ENVI (and without any personal liability), the information and calculations in the Aggregate Transaction Proceeds Schedule is, and will be as of immediately prior to the Effective Time, (i) to their knowledge, true and correct in all respects, and (ii) in accordance with the applicable provisions of this Agreement. ENVI will review any comments to the Aggregate Transaction Proceeds Schedule provided by the Company or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by the Company or any of its Representatives. ENVI may update the Aggregate Transaction Proceeds Schedule if any of the calculations or amounts shown therein are incorrect as a result of changes in the number of ENVI shareholders participating in the ENVI Shareholder Redemption, not later than one (1) Business Day prior to the Closing Date.
Section
 2.4
Treatment of Company Options and Company Warrants
.
(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company,
Section
 2.4(e)
), each Company Option (whether a Vested Company Option or an Unvested Company Option) that is outstanding and unexercised as of immediately prior to Effective Time shall be converted into an option issued under the ENVI Incentive Equity Plan to purchase a number of ENVI Shares (such option, a “
Rollover Option
”) equal to the product (rounded down to the nearest whole number) of (x) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time, multiplied
by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Company Option immediately prior to the Effective Time, divided
by (ii) the Exchange Ratio;
provided
,
however
, that such conversion shall occur in a manner intended to comply with (A) the requirements of Section 409A of the Code and (B) in the case of any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except (I) as provided above in this
Section
 2.4(a)
, or (II) as to (1) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that may have adjusted or may adjust the number of underlying shares that are subject to any such option until the Effective Time), or (2) such other immaterial administrative or ministerial changes as the ENVI Board (or the compensation committee of the ENVI Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options.
(b) At the Effective Time, each Company Warrant, to the extent outstanding and unexercised, shall automatically, without any action of any Party or any other Person (including the holder thereof), be assumed by ENVI and converted into a warrant to acquire a number of ENVI Class A Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Company Common Shares (on an as converted basis) subject to such Company Warrant immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Company Warrant immediately prior to the Effective Time, divided by (ii) the Exchange Ratio (each such resulting warrant, an “
Assumed Warrant
”).
(c) Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including vesting conditions, if any), except for terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that may have adjusted or may adjust the number of underlying shares that are subject to such Assumed Warrant until the Effective Time).
(d) As of the Effective Time, all Company Equity Plans shall terminate, and all Company Options (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in this
Section
 2.4
.
(e) At or prior to the Effective Time, the Parties and their respective boards of directors, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the treatment of the Company Options and Company Warrants pursuant to this
Section
 2.4
. Prior to the Closing, the Company shall take, or cause to be taken, all other reasonably necessary or appropriate actions under the Company Equity Plans, under the underlying grant, award or similar agreement and otherwise to give effect to the provisions of this
Section
 2.4
.

Section
 2.5
Company Shareholder Deliverables
.
(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, ENVI shall appoint an exchange agent reasonably acceptable to the Company (the “
Exchange Agent
”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “
Exchange Agent Agreement
”) for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to
Section
 2.1(g)
and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with ENVI and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement and the covenants and agreements set forth in this
Section
 2.5
(including the provision of any information, or the entry into any agreements or documentation, necessary or advisable in connection with any of the foregoing or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).
(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Shareholders a Letter of Transmittal.
(c) At the Effective Time, ENVI shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this
Section
 2.5
through the Exchange Agent, evidence of ENVI Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to
Section
 2.1(g)
in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to
Section
 2.1(g)
deposited with the Exchange Agent shall be referred to in this Agreement as the “
Exchange Fund
”.
(d) Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant
Section
 2.1(g)
shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the date provided in
Section
 2.5(e)
upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent.
(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, and any other documents or agreements required by the Letter of Transmittal, are delivered to the Exchange Agent in accordance with
Section
 2.5(d)
 (i) at least two Business Days prior to the Closing Date, then ENVI and the Company shall use commercially reasonable efforts to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form as soon as practicable on or after the Closing Date, or (ii) less than two Business Days prior to the Closing Date, then ENVI and the Company shall use commercially reasonable efforts to cause the applicable portion of the Transaction Share Consideration to be issued to the Company Shareholder in book-entry form as soon as practicable on or after the second (2 nd
) Business Day after such delivery.
(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that, in addition to any other requirements set forth in the Letter of Transmittal or the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.
(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this
Section
 2.5
, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to
Section
 2.1(j)
or any Company Dissenting Shares) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to
Section
 2.1(g)
.
(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.
(i) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to ENVI or as otherwise instructed by ENVI, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this
Section
 2.5
prior to that time shall thereafter look only to ENVI for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of ENVI, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of ENVI free and clear of any claims or interest of any Person previously entitled thereto.
Section
 2.6
Withholding
. ENVI, Merger Sub, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration or other amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, however, that in the event that ENVI determines that it is so required to deduct or withhold any such amounts, ENVI shall use commercially reasonable efforts to provide at least five (5) Business Days’ prior written notice thereof to the Company, including a reasonably detailed explanation therefor, and shall reasonably cooperate with the Company in responding to any requests for information or clarification made by the Company in respect thereof;
provided
, that such notice shall not be required for withholdings with respect to (i) any amounts properly treated as compensation for services for applicable tax purposes; (ii) any withholding required in connection with the failure to deliver the certification described in
Section
 5.21
; and (iii) any withholding arising as a result of a failure of an applicable holder to provide a duly completed IRS Form
W-9
or applicable IRS Form
W-8.
To the extent that amounts are so withheld and timely remitted to the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
Section
 2.7
Company Dissenting Shares
. Notwithstanding anything to the contrary herein, any Company Shares for which a Company Shareholder (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, such shareholders, the “
Company Dissenting Shareholders
”, and such shares, the “
Company Dissenting Shares
”) shall not be converted into the right to receive the Per Share

Merger Consideration pursuant to
Section
 2.1(g)
. From and after the Effective Time, (i) the Company Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Company Dissenting Shareholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of ENVI, the Surviving Company or any of their respective Affiliates (including ENVI); provided, that if any Company Dissenting Shareholder effectively withdraws or loses such appraisal rights (whether through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Company Dissenting Shareholder (A) shall no longer be deemed to be Company Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Per Share Merger Consideration pursuant to
Section
 2.1(g)
upon delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal) and the surrender of the applicable documents and other deliverables set forth in
Section
 2.5(d)
. Each Company Dissenting Shareholder who becomes entitled to payment for his, her or its Company Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give ENVI prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and ENVI shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and Proceedings with respect to all such demands. The Company shall not, except with the prior written consent of ENVI (which Consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.
Section
 2.8
Further Assurances
. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Merger Sub or the Surviving Company (as applicable), the applicable directors and officers of the Company, Merger Sub, the Surviving Company and ENVI (or their designees) are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES
Except as set forth in the Company Disclosure Schedules (which shall only qualify the representations and warranties in this Article 3 in the manner set forth in
Section
 8.8
), the Company hereby represents and warrants to the ENVI Parties, in each case, as of the date of this Agreement and as of the Closing, as follows:
Section
 3.1
Organization and Qualification
.
(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).
Section
 3.1(a)
of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b) True and complete copies of the Governing Documents of the Company and the Company Shareholders Agreement have been made available to ENVI, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or the Company Shareholders Agreement.
(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
Section
 3.2
Capitalization of the Group Companies
.
(a)
Section
 3.2(a)
of the Company Disclosure Schedules sets forth a true and complete statement, as of the date hereof, of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding as of the date hereof, and, (ii) the identity of the Persons that are the record owners thereof. Except as set forth on
Section
 3.2(a)
of the Company Disclosure Schedules or for Equity Securities issued or granted after the date hereof either permitted by
Section
 5.1(b)(iv)
(including as set forth in
Section
 5.1(b)(iv)
of the Company Disclosure Schedules), or in accordance with
Section
 5.1(b)(iv)
(including, for the avoidance of doubt, upon the exercise of any Company Options or Company Warrants), the Company does not have any issued and outstanding Equity Securities. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and non-assessable,
and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option for purposes of
Section
 2.5
(i.e., the value of the Transaction Share Consideration allocated to each Company Option (determined by reference to, for the avoidance of doubt, the ENVI Share Value) is in excess of the exercise (or similar) price applicable to such Company Option).
(b) The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company, or in violation of the Company Shareholders Agreement or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, and (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Options, Company Warrants and GPR Notes set forth on
Section
 3.2(a)
of the Company Disclosure Schedules and those either permitted by
Section
 5.1(b)(iv)
(including as set forth in
Section
 5.1(b)(iv)
of the Company Disclosure Schedules), or issued, granted or entered into in accordance with
Section
 5.1(b)(iv)
the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights, options, restricted stock units, phantom stock or other compensatory equity or equity-linked awards, and no such awards have been promised to any Person, or (y) warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.
(c)
Section
 3.2(c)
of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. Except as set forth on
Section
 3.2(c)
of the Company Disclosure Schedules, there are no issued or outstanding (A) equity appreciation, phantom equity or profit participation rights, options, restricted stock, restricted stock units, phantom stock or other compensatory equity or equity-linked awards, and no such awards have been promised to any Person, or (B) warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the

Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of Company Shares may vote. No Subsidiary of the Company has adopted, sponsored or maintained any incentive equity or equity-based plan providing for equity or equity-linked incentives or compensation to any Person.
(d) Except as set forth on
Section
 3.2(d)
of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities between the Company and any other Person.
(e) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.
(f)
Section
 3.2(f)
of the Company Disclosure Schedules sets forth a list of all Company Change of Control Payments as of the date of this Agreement.
(g)
Section
 3.2(g)
of the Company Disclosure Schedules sets forth a true and complete statement, as of the date hereof, of (x) with respect to each Company Equity Award, (i) the name of the holder thereof, (ii) the date of grant, (iii) exercise (or similar) price, if applicable , (iv) any applicable expiration (or similar) date, (v) any applicable vesting schedule (including acceleration provisions), (vi) with respect to each Company Option, whether such Company Option is an Incentive Stock Option, and (vii) with respect to each Company Warrant, the exercise (or similar) price.
(h)
Section
 3.2(h)
of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies of the type described in clause (a) or (b) of the definition of Indebtedness as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
Section
 3.3
Authority
. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is (or, in the case of any Ancillary Document contemplated hereby to be entered into after the date of this Agreement, will be) a party and (subject to the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) by holders of (a) a majority of the voting power of the outstanding Company Shares, voting together on an as-converted
to Company Common Shares basis, (b) a majority of the outstanding Company Common Shares, (c) the majority of the outstanding Company Preferred Shares, voting together on an as-converted
to Company Common Shares basis, (d) the majority of the outstanding Company Series C Preferred Shares, voting as a separate class, and (e) the majority of the Company Series D Preferred Shares, voting as a separate class (clauses (a)-(e), the “
Company Required Shareholder Approval
”)), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Required Shareholder Approval, no other corporate or equivalent action or Proceeding on the part of the Company or the Company Shareholders is necessary to authorize this Agreement or such Ancillary Documents, the Company’s performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which the Company is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which the Company is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof), duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company

(assuming that this Agreement and the Ancillary Documents to which the Company is or is contemplated to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Required Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the Merger).
Section
 3.4
Financial Statements; Undisclosed Liabilities
.
(a) The Company has made available to ENVI (i) a true and complete copy of the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended (the “
Year End Financial Statements
”), and (ii) the unaudited consolidated balance sheets of the Group Companies as of June 30, 2021 (the “
Latest Balance Sheet
”) and the unaudited statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for the six months ended June 30, 2021 (collectively, with the Year End Financial Statements, the “
Financial Statements
”), which are attached as
Section
 3.4(a)
of the Company Disclosure Schedules. The Financial Statements (including the notes thereto, if applicable) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and (B) fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company for the period indicated therein.
(b) Except (i) as set forth on the Year End Financial Statements for 2020, (ii) as set forth on the Latest Balance Sheet (and the notes thereto), (iii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (excluding any Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, Proceeding or violation of, or non-compliance
with Law), (iv) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses), (v) executory obligations under Contracts (excluding any Liabilities directly or indirectly related to a breach of Contract), (vi) that are expressly permitted pursuant to or incurred in accordance with
Section
 5.1(b)
and (vii) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.
(c) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate Financial Statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.
(d) Except as set forth on
Section
 3.4(d)
of the Company Disclosure Schedules, in the prior three years, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section
 3.5
Consents and Requisite Governmental Approvals; No Violations
.
(a) No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger or (iv) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect. The Company is its own ultimate parent entity (as such term is defined in the HSR Act).
(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.
Section
 3.6
Permits; Schedule of Permits
. Each of the Group Companies has all Permits (the “
Material Permits
”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company. Each of the Material Permits upon its termination or expiration in the ordinary due course will be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions. There are no Proceedings pending or, to the Company’s knowledge, threatened that would reasonably be expected to result in the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any Material Permit.
Section
 3.7
Material Contracts
.
(a)
Section
 3.7(a)
of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party or by which any of their respective assets are bound and that are not expired or have not been terminated, and not including any Contracts pursuant to which the Company has with no material outstanding or executory obligations or Liabilities (each Contract required to be set forth on
Section
 3.7(a)
of the Company Disclosure Schedules, the “
Material Contracts
”):
(i) any Contract relating to Indebtedness for borrowed money of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;
(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;
(iv) any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion,
commercialization or research or development Contract, or similar Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the Contract or (B) other Contract with respect to material Company Licensed Intellectual Property (other than any
Non-Scheduled
Contracts);
(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of ENVI or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit, in any material respect, ENVI or any of its Affiliates after the Closing;
(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $200,000 annually or (B) $1,000,000 over the life of the agreement;
(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $50,000;
(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of $50,000 or made any capital contribution to, or other investment in, any Person;
(ix) any Contract required to be disclosed on
Section
 3.19
of the Company Disclosure Schedules;
(x) any Contract with any Person (A) pursuant to which any Group Company (or ENVI or any of its Affiliates after the Closing) is or may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material Company Product or any material Intellectual Property Rights;
(xi) any Contract providing for any Company Change of Control Payment;
(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an
“earn-out”,
contingent purchase price or other contingent or deferred payment obligation;
(xiii) any settlement, conciliation or similar Contract (A) requiring monetary payments by any Group Company after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes any material, non-monetary
obligations on any Group Company (or ENVI or any of its Affiliates after the Closing);

(xiv) each collective bargaining agreement or other Contract with any Group Company, on the one hand, and any labor union, labor organization or works council representing employees of such Group Company, on the other hand;
(xv) any Contract with any Group Company, or with any officer, director, manager, stockholder, member of an Affiliate of any Group Company or any of their respective Affiliates (“
Affiliate Agreements
”) (excluding employee confidentiality and invention assignment agreements, equity or incentive equity documents, Governing Documents, employment agreements, indemnification agreements, and offer letters for at-will
employment); and
(xvi) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $300,000 or (B) aggregate payments to or from any Group Company in excess of $1,500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.
(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to ENVI true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).
Section
 3.8
Absence of Changes
. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their businesses in the ordinary course in all material respects, (ii) no Group Company has taken any action that would require the Consent of ENVI if taken during the period from the date of this Agreement until the Closing pursuant to
Section
 5.1(b)(iv)
,
Section
 5.1(b)(viii)
,
Section
 5.1(b)(xii)
or
Section
 5.1(b)(xvi)
(to the extent related to any of the foregoing) and (iii) no Group Company has taken any action that would require the Consent of ENVI if taken during the period from the date of this Agreement until the Closing pursuant to
Section
 5.1(b)(i)
,
Section
 5.1(b)(xv)
or
Section
 5.1(b)(xvi)
(to the extent related to
Section
 5.1(b)(i)
or
Section
 5.1(b)(xv)
).
Section
 3.9
Litigation
. There is (and since January 1, 2020 there has been) no Proceeding, by any counterparty not a Party hereto, pending or, to the Company’s knowledge, threatened against or involving any Group Company or, to the Company’s knowledge, pending or threatened against or involving any Group Company’s managers, officers, directors or employees (in their capacity as such), that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. From January 1, 2020 through the date hereof, there have been no material Proceedings by a Group Company pending against any other Person.
Section
 3.10
Compliance with Applicable Law
. Each Group Company (a) conducts (and, during the prior three years, has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) as of the date of this Agreement, has not received any written communications or, to the Company’s knowledge, any other communications from a

Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section
3.11
Employee Plans
.
(a)
Section
 3.11(a)
of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided ENVI with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.
(b) Each Employee Benefit Plan has been maintained, operated and administered in all material respects in compliance with applicable Laws and with the terms of such Employee Benefit Plan.
(c) No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full premium cost of coverage. No Group Company has any material Liabilities by reason of at any relevant time being considered a single employer under Section 414 of the Code with any other Person.
(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. To the knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.
(e) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(f) There are no pending or, to the Company’s knowledge, threatened in writing, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that have resulted in or could reasonably be expected to result in a material Liability to any Group Company. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(g) Except as set forth on
Section
 3.11(g)
of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit (including any Company Change of Control Payment) becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.
(h) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise Tax under Section 4999 of the Code.
(i) The Group Companies have no material obligation to make a
“gross-up”
or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.
(j) Group Companies do not maintain any Foreign Benefit Plan.
Section
 3.12
Environmental Matters
.
(a) The Group Companies are now, and have been at all times, in material compliance with all Environmental Laws. No Group Company has conducted any testing showing that any Company Product failed to comply with Environmental Laws, and to the Company’s knowledge, no other Person has conducted testing showing such noncompliance.
(b) The Group Companies have all Permits necessary for their business and operations that are required to comply in all material respects with all applicable Environmental Laws and the Group Companies are now and have at all times been in compliance with the terms and conditions of such Permits in all material respects. No Governmental Entity has ever denied any Group Company a Permit for the use, development, or testing of any Company Product.
(c) None of the Group Companies have received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential material violation of, or material Liability under, any Environmental Laws, and there is no basis for the same.
(d) There is (and, in the prior three years, there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving any Group Company in respect to any Environmental Laws.
(e) The Company has not manufactured, Released, treated, stored, disposed of, arranged for disposal of, transported or handled, or exposed any Person to, any Hazardous Substances, and no current or former property or facility is or has been contaminated by any Hazardous Substances, except in material compliance with, and except as could not reasonably be expected to give rise to Liability under, applicable Environmental Laws.
(f) The Group Companies have made available to ENVI copies of all material environmental assessments, audits, Permits, Permit applications, communications with regulators regarding Permits and Permit applications, and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or reasonable control relating to the current or former operations, properties or facilities of the Group Companies, as well as the Company Products.

Section
 3.13
Intellectual Property
.
(a)
Section
 3.13(a)
of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property (ii) all Patents that are licensed to any of the Group Companies and included in the Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement.
Section
 3.13(a)
of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item where record owner includes situations where Company is the assignee, the applicant or beneficiary of an executory obligation to assign, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.
(b) As of the date of this Agreement, all necessary fees and filings with respect to any Patent constituting Company Registered Intellectual Property and any other material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Patents and other material Company Registered Intellectual Property in full force and effect, except, in each case, where a Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any immaterial issuance, registration or application. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any immaterial issuance, registration or application. As of the date of this Agreement, there are no material Proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.
(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned or purported to be owned by the Group Companies, each inventor on the Patent has presently assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product on anything other than a non-exclusive
basis.
Section
 3.13(c)
of the Company Disclosure Schedules sets forth a list of all current (i.e., not terminated or expired) Contracts for Company Licensed Intellectual Property as of the date of this Agreement pursuant to which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, such Company Licensed Intellectual Property, other than any of the following (the “
Non-Scheduled
Contracts
”): (A) Contracts for
Off-the-Shelf
Software, (B) Contracts for Public Software,
(C) non-disclosure
Contracts and (D) Contracts with licenses granted by employees, individual consultants or individual contractors of any Group Company to a Group Company that do not materially differ from the Group Companies’ form therefor that has been made available to ENVI. The applicable Group Company has valid rights under all of its Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitute all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property (other than Company Registered Intellectual Property that has been applied for but not issued as registered), to the Company’s knowledge, is valid and enforceable, and, to the Company’s knowledge, all of the Group Companies’

rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property in the prior three years (each such Person, a “
Creator
”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Creator’s employment or other engagement with such Group Company, other than such Intellectual Property Rights that cannot be assigned under applicable Law.
(e) Each Group Company takes reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how
and other confidential information owned by each Group Company that the applicable Group Company desires to maintain as confidential. Without limiting the foregoing, each Group Company has not disclosed any material trade secrets, know-how
or confidential information that the applicable Group Company desired to maintain as confidential to any other Person unless such disclosure was under an appropriate contractual, fiduciary or professional non-disclosure
obligations. To the Company’s knowledge, in the prior three years, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how
or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.
(f) Except as set forth in
Section
 3.13(f)
of the Company Disclosure Schedules, no funding or support from a Governmental Entity, nor any funding, support or facilities of a university, college, other educational institution, research center or other nonprofit organization was used in the development of any material Company Owned Intellectual Property.
(g) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(h) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product as authorized by any Group Company infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(i) In the prior three years, there is no material Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(j) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. In the prior three years, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.
(k) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company’s business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the confidential Software source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such Software source code. To the Company’s knowledge, no event has occurred that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any confidential Software source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.
(l) No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section
 3.14
Labor Matters
.
(a) In the prior three years, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, (i) none of the Group Companies (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company.
(b) Each Group Company is in compliance in all material respects with all applicable Laws relating to employment or labor, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment and employee leave issues.
(c) In the prior three years, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor are they reasonably expected to incur any Liability under WARN as a result of the transactions contemplated by this Agreement.
(d) No Group Company is a party to or bound by any CBA and no employees of the Group Companies are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. In the prior three years, there has been no actual or, to the Company’s knowledge, threatened material unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the prior three years, there have been no labor organizing activities with respect to any employees of any Group Company.
(e) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force,
furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred in the prior three years or, as of the date of this Agreement, is currently contemplated, planned or announced, including as a result of
COVID-19
or any Pandemic Measure. As of the date of this Agreement, the Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of
COVID-19
or any Pandemic Measure.
Section
 3.15
Insurance
.
Section
 3.15
of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to ENVI. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not have a Company Material Adverse Effect.
Section
 3.16
Tax Matters
.
(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by or with respect to it, all such Tax Returns are true and complete in all material respects, and each Group Company has paid all material Taxes required to have been paid by or with respect to it, regardless of whether shown on a Tax Return.
(b) Each Group Company has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid by it in connection with amounts paid or owing to any employee, individual independent contractor, other service provider, equity interest holder or other Person.
(c) No Group Company is currently the subject of a Tax audit or examination or similar Proceeding or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination or similar Proceeding, which has not been resolved or completed, in each case with respect to material Taxes. No assessment, deficiency or similar claim for material Taxes with respect to a Group Company has been proposed or assessed by any Tax Authority.
(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that are extensions of time to file Tax Returns obtained in the ordinary course of business.
(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company, which agreement or ruling would be effective after the Closing Date.
(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations
Section 1.6011-4
(or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law).
(g) There are no Liens for material Taxes on any assets of the Group Companies, other than liens for Taxes not yet due and payable.
(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under
Section 1.1502-6
of the Treasury Regulations (or any similar provision of state, local or
non-U.S.
Law), as a transferee or successor or by Contract or otherwise (other than liabilities pursuant to a Contract entered into in the ordinary course of business that is not primarily related to Taxes).
(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file a Tax Return claiming that such Group Company is or may be subject to taxation by that jurisdiction that would be reported on or the subject of such Tax Return, which claims have not been resolved or withdrawn.
(k) No Group Company is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any such agreement to which only Group Companies are parties or any such agreement that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Each Group Company is tax resident (and subject to income Tax) only in its jurisdiction of formation.
(m) Company currently conducts a business. Such business is the Company’s “historic business” within the meaning of Treasury Regulations
Section 1.368-1(d),
and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent the Surviving Company from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations
Section 1.368-1(d).
(n) As of the date of this Agreement, to the knowledge of the Company, no Group Company has taken or agreed to take any action, in each case not contemplated by this Agreement and/or any Ancillary Document, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist as of the date of this Agreement, in each case not contemplated by this Agreement or any Ancillary Document, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(o) The Company is not an “investment company” as such term is use in Section 368(a)(2)(F) of the Code.
(p) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any installment sale or other transaction occurring prior to the Closing, any accounting method change or agreement with any Tax Authority filed or made prior to the Closing or use of an improper method of accounting prior to the Closing, any prepaid amount received prior to the Closing or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) occurring or existing prior to the Closing. No Group Company has any liability in connection with Section 965 of the Code, or has ever owned any Person organized in a jurisdiction located outside the United States.
Section
 3.17
Brokers
. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on
Section
 3.17
of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.
Section
 3.18
Real and Personal Property
.
(a)
Owned Real Property
. No Group Company owns any real property.
(b)
Leased Real Property
.
Section
 3.18(b)
of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “
Leased Real Property
”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to ENVI. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease.
(c)
Personal Property
. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.
(d)
Assets
. Immediately after the Effective Time, the tangible assets (which, for the avoidance of doubt, shall include any tangible assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Group Companies will constitute all of the tangible assets necessary to conduct the businesses of the Group Companies immediately after the Closing, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section
 3.19
Transactions with Affiliates
.
Section
 3.19
of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any employee, officer, director, equityholder or Affiliate of any Group Company or any spouse, child or member of the same household of any officer, director or employee of any Group Company or any Affiliate of any Group Company, on the other hand (each Person identified in this clause (b), a “
Company Affiliated Party
”), other than (i) Contracts with respect to a Company Affiliated Party’s status as an (A) employee (including Employee Benefits Plans and other ordinary course compensation) entered into in the ordinary course of business, or (B) consultant or other non-employee
service provider of the Company that have been made available to ENVI and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to
Section
 5.1(b)
or entered into in accordance with
Section
 5.1(b)
, (iii) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Award’s status as a holder of Equity Securities of the Company, and (iv) customary director and officer indemnification agreements that have been made available to ENVI. No Company Affiliated Party (A) owns any material interest in any material asset or property used in any Group Company’s business, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of any Group Company. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this
Section
 3.19
(including, for the avoidance of doubt, pursuant to the second sentence of this
Section
 3.19
) are referred to herein as “
Company Affiliated Party Transactions
”.
Section
 3.20
Data Privacy and Security
.
(a) Since March 31, 2019, each Group Company has been in compliance with Privacy Laws, and in all material respects with (i) Contracts (or portions thereof) between such Group Company and other Persons relating to Personal Data and (ii) applicable written policies, public statements and other public representations relating to the Processing of Personal Data, inclusive of all disclosures required by applicable Privacy Laws (“
Privacy and Data Security Policies,
” and together with Privacy Laws and such Contracts, “
Privacy Commitments
”
). The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be a party, and the consummation of the transactions contemplated hereby or thereby, are not reasonably expected to, directly or indirectly, result in a violation of any Privacy Commitments that would be materially adverse to the Group Companies, taken as a whole.
(b) Since March 31, 2019, the Privacy and Data Security Policies have at all times been maintained and made available to individuals in accordance with reasonable industry practices and as required by Privacy Laws, are accurate and complete and are not misleading or deceptive (including by omission). The practices of each Group Company with respect to the Processing of Personal Data conform in all material respects to the Privacy and Data Security Policies that govern such Personal Data.
(c) There is (and in the prior three years there has been) no material Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of a Group Company is or was in violation of any Privacy Commitments. To the Company’s knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Proceeding for any potential violation of any Privacy Commitments.
(d) In the prior three years, (i) there has been no unauthorized access to, or unauthorized use, disclosure, or Processing of Personal Data in the possession or control of any Group Company or any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company (“
Security Incident
”), (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal

Data, except, in each case of clauses (i), (ii), and (iii), as would not have a Company Material Adverse Effect. Each Group Company has implemented commercially reasonable administrative, physical and technical safeguards to protect the confidentiality, integrity and security of Personal Data against any Security Incident, including taking all reasonable steps to safeguard and back up Personal Data.
(e) Each Group Company owns or has a license or other right to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. All Company IT Systems are (i) free from any defect, bug, virus or programming, design or documentation error and (ii) in sufficiently good working condition to effectively perform all information technology operations necessary for the operation of the Group Companies’ businesses (except for ordinary wear and tear), except in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. In the prior three years, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.
Section
 3.21
Compliance with International Trade
 & Anti-Corruption Laws
.
(a) None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the prior three years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the prior three years, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b) None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
(c) To the Company’s knowledge, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Entity), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Corruption Laws related to the Company or any of the Company’s Subsidiaries.
Section
 3.22
Information Supplied
. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the
Pre-Closing
ENVI Shareholders or at the time of the ENVI Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this
Section
 3.22
, no representation or warranty is made by either the Group Companies with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of the Group Companies for use therein.

Section
 3.23
Regulatory Compliance
.
(a) No Company Products are or have been classified by the FDA as medical devices, biologics or pharmaceuticals or are or have been otherwise regulated by the FDA or any other Governmental Entity under the Public Health Laws or any other comparable Laws that require any premarket authorization, clearance, or approval for any Company Product before commercialization or that classify medical devices, biologics, or pharmaceuticals as exempt from premarket authorization, clearance, or approval. Neither the FDA nor any other Governmental Entity has provided written or verbal notice to any Group Company that the Company Products may be subject to such Laws by FDA nor any other Governmental Entity regulation under any Public Health Laws or any other comparable Laws.
(b) In the prior three years, none of the Group Companies have held any Regulatory Permits and no such Regulatory Permits are or have been required and necessary for the Group Companies to conduct their respective businesses as currently conducted. To the Company’s knowledge, no Governmental Entity has informed the Company that a Regulatory Permit is required for the Group Companies to conduct their respective businesses as currently conducted.
(c) There is (and in the prior three years there has been) no material Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company related to compliance with Public Health Laws. The Group Companies do not have, and, in the prior three years, have not had, any material Liabilities for failure to comply with any Public Health Laws.
(d) In the prior three years, no Group Company has undergone, or is currently undergoing, any inspection related to any Company Product or any other Governmental Entity investigation under any Public Health Law.
Section
 3.24
Suppliers
.
Section
 3.24
of the Company Disclosure Schedules sets forth the top ten (10) suppliers/service providers of the Company for the fiscal years ended December 31, 2019 and December 31, 2020 (determined on the basis of payments to such vendors/suppliers) (each, a “
Material Supplier
”). Other than in the ordinary course of business, no Material Supplier has terminated, or given written notice that it intends to terminate, any of its business relationship with any Group Company. There has been no material dispute or controversy or, to the Company’s knowledge, threatened material dispute or controversy, between any Group Company, on the one hand, and any such Material Supplier, on the other hand.
Section
 3.25
Investigation; No Other Representations
.
(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition and operations of, the ENVI Parties and (ii) it has been furnished with or given access to such documents and information about the ENVI Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any ENVI Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the ENVI Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section
 3.26
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES
. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY ENVI PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY ENVI PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY ENVI PARTY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY ENVI PARTY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE ENVI PARTIES
Except (a) as set forth on the ENVI Disclosure Schedules, (which will only qualify the representations and warranties set forth in this Article 4 in the manner set forth in
Section
 8.8
), or (b) as set forth in any ENVI SEC Reports publicly filed with the SEC prior to the date of this Agreement (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, (y) any information incorporated by reference into the ENVI SEC Reports (other than from other ENVI SEC Reports), or (z) any information or disclosure subject to a confidential treatment order or not otherwise publicly available);, each ENVI Party hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing, as follows:
Section
 4.1
Organization and Qualification
. Each ENVI Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). The Governing Documents of each ENVI Party are in full force and effect, and no ENVI Party is in breach or violation of any provision set forth in its Governing Documents.

Section
4.2
Authority
. Each ENVI Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is (or, in the case of any Ancillary Document contemplated hereby to be entered into after the date of this Agreement, will be) a party and, subject to (a) the receipt of the ENVI Shareholder Approval and (b) the approvals and Consents to be obtained by Merger Sub pursuant to
Section
 5.10
(which, in the case of this clause (b), do not require any Consent other than the Consent of ENVI), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which an ENVI Party is or will be a party, the performance of an ENVI Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and unanimously approved by the members of the ENVI Board present (including that, as of the date hereof, the members of the ENVI Board present at the meeting of the ENVI Board has unanimously made, and has not revoked, the ENVI Board Recommendation) and upon receipt of the ENVI Required Shareholder Approval (and the approvals and Consents to be obtained with respect to Merger Sub pursuant to
Section
 5.10
, which do not require any Consent other than the Consent of ENVI), no other corporate or equivalent action or proceeding on the part of any holder of ENVI capital stock, ENVI or Merger Sub is necessary to authorize this Agreement or such Ancillary Documents, the performance of any ENVI Party’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which an ENVI Party is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which an ENVI Party is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof), duly and validly executed and delivered by such ENVI Party and constitutes (or, with respect to each Ancillary Document contemplated to be executed after the execution of this Agreement, will constitute upon execution thereof), a valid, legal and binding agreement of such ENVI Party (assuming this Agreement has been and the Ancillary Documents to which such ENVI Party is or is contemplated to be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such ENVI Party in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The ENVI Required Shareholder Approval and the approvals and Consents to be obtained by Merger Sub pursuant to
Section
 5.10
are the only votes or Consents of the holders of any class or series of capital stock of ENVI or Merger Sub required to approve and adopt this Agreement, the Ancillary Documents to which any ENVI Party is or is contemplated to be a party, the performance of the ENVI Parties’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Merger).
Section
 4.3
Consents and Requisite Governmental Approvals; No Violations
.
(a) No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an ENVI Party with respect to such ENVI Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the ENVI Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) the filing of the Certificate of Merger, or (v) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an ENVI Material Adverse Effect.
(b) None of the execution or delivery by an ENVI Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an ENVI Party of its obligations hereunder or thereunder or the consummation by an ENVI Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of an ENVI Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an ENVI Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such ENVI Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of an ENVI Party, except in the case of any of clauses (ii) through (iv) above, as would not have an ENVI Material Adverse Effect.
Section
 4.4
Brokers
. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on
Section
 4.4
of the ENVI Disclosure Schedules (which fees shall be the sole responsibility of the ENVI), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any ENVI Party or any of its Affiliates for which an ENVI Party has any obligation.
Section
 4.5
Information Supplied
. None of the information supplied or to be supplied by or on behalf of either ENVI Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the
Pre-Closing
ENVI Shareholders or at the time of the ENVI Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this
Section
 4.5
, no representation or warranty is made by either ENVI Party with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of the ENVI Parties for use therein.
Section
 4.6
Capitalization of the ENVI Parties
.
(a)
Section
 4.6(a)
of the ENVI Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding ENVI Shares. All outstanding ENVI Shares (except to the extent such concepts are not applicable under the applicable Law of ENVI’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable.
Such Equity Securities (x) were not issued in violation of the Governing Documents of ENVI or in violation of any other Contracts to which ENVI is a party or otherwise bound, in each case, in any material respect, (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of ENVI) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (z) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clause (y) and (z), in all material respects. Except for the ENVI Shares set forth on
Section
 4.6(a)
of the ENVI Disclosure Schedules, immediately prior to Closing and before giving effect to the PIPE Financing and the ENVI Shareholder Redemption, there shall be no other Equity Securities of ENVI issued and outstanding.
(b) Immediately after the Effective Time, (i) the authorized share capital of ENVI will consist of 500,000,000 shares of ENVI Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 25,875,000 shares of ENVI Common Stock will be issued and outstanding (not including any shares of ENVI Common stock issuable in connection with the PIPE Financing or any shares of ENVI Common Stock to be issued pursuant to this Agreement, and assuming that no redemptions of ENVI Class A Shares are effected in connection with the ENVI Shareholder Redemption, none of the Rollover Options are exercised for

ENVI Shares on the Closing Date and no Equity Securities are issued or granted after the Effective Time (including, for the avoidance of doubt, any Equity Securities granted under or issued in respect of the ENVI Incentive Equity Plan (or any awards thereunder) or the ENVI Employee Stock Purchase Plan on the Closing Date)) and no shares of preferred stock or any other Equity Securities of ENVI will be issued and outstanding ((A) assuming that the Allocation Schedule is true and correct in all respects and otherwise in accordance with the requirements of
Section
 2.3(a)
and the Company has complied in all respects with
Section
 2.4(e)
and
Section
 5.1(b)(iv)
and (B) other than the Rollover Options, any Equity Securities either permitted to be issued or granted pursuant to
Section
 5.11(h)
(including as set forth in
Section
 5.11(h)
of the ENVI Disclosure Schedules or in accordance with
Section
 5.11(h)
) or any Equity Securities issued or granted after the Effective Time (including, for the avoidance of doubt, any Equity Securities granted under or issued in respect of the ENVI Incentive Equity Plan (or any awards thereunder) or the ENVI Employee Stock Purchase Plan on the Closing Date)), and (ii) all of the issued and outstanding ENVI Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance with applicable Law, including Securities Laws, in each case under clause (B), in all material respects and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which ENVI is a party or bound, in each case under clause (C), in any material respect.
(c) Except (w) as set forth on
Section
 4.6(a)
of the ENVI Disclosure Schedules, (x) for the issuance of the ENVI Common Stock as expressly contemplated by this Agreement or the PIPE Subscription Agreements or the entry into the applicable Ancillary Documents, (y) as permitted to be issued, granted or entered into, as applicable, pursuant to
Section
 5.11(h)
(including as set forth in
Section
 5.11(h)
of the ENVI Disclosure Schedules) in accordance with
Section
 5.11(h)
or (z) for the capital stock of Merger Sub owned by ENVI, (i) there are no outstanding (A) equity appreciation, phantom equity or profit participation rights with respect to an ENVI Party is a party or pursuant to which it has any obligations or (B) options, restricted stock, restrictive stock units phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts or commitment that could require ENVI to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any ENVI Party. There are no outstanding bonds, debentures, notes or other indebtedness of ENVI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of ENVI Common Stock may vote. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any ENVI Party’s Equity Securities between an ENVI Party and any other Person. The ENVI Parties are not a party to any shareholders agreement, or registration rights agreement relating to ENVI Common Stock or any other Equity Securities of ENVI. There are no securities issued by or to which ENVI is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, in each case, that have not been or will not be waived on or prior to the Closing Date.
(d) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Law, including Securities Laws, in each case under clause (ii), in all material respects and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by ENVI free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Merger Sub). As of the date of this Agreement, ENVI has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub. Merger Sub was formed solely for the purpose of consummating the Merger.
(e) Except for the ownership of ENVI of the Equity Securities of Merger Sub, no ENVI Party owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and no ENVI Party is a partner or member of any partnership, limited liability company or joint venture.

Section
 4.7
SEC Filings
. ENVI has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “
ENVI SEC Reports
”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “
Additional ENVI SEC Reports
”). Each of the ENVI SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional ENVI SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the ENVI SEC Reports or the Additional ENVI SEC Reports (for purposes of the Additional ENVI SEC Reports, assuming that the representation and warranty set forth in
Section
 3.22
is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the ENVI SEC Reports did not, and the Additional ENVI SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional ENVI SEC Reports, assuming that the representation and warranty set forth in
Section
 3.22
is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the ENVI SEC Reports.
Section
 4.8
Absence of Changes
. During the period beginning on December 31, 2020 and ending on the date of this Agreement, no ENVI Material Adverse Effect has occurred.
Section
 4.9
Contracts; No Defaults
.
(a)
Section
 4.9(a)
of the ENVI Disclosure Schedules contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation
S-K
of the SEC) (other than confidentiality and
non-disclosure
agreements) to which an ENVI Party is a party or by which any of their respective assets are bound as of the date hereof.
(b) Each Contract of a type required to be listed on
Section
 4.9(a)
of the ENVI Disclosure Schedules (each, an “
ENVI Material Contract
”), (i) is valid and binding on the applicable ENVI Party and, to the ENVI Parties’ knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such ENVI Party and, to the ENVI Parties’ knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable ENVI Party and, to the Parties’ knowledge, the counterparties thereto are not in material breach of, or default under, any ENVI Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any ENVI Material Contract by the applicable ENVI Party or, to the Parties’ knowledge, the counterparties thereto. ENVI Parties have made available to the Company true and complete copies of all ENVI Material Contracts in effect as of the date hereof (it being understood and agreed, for the avoidance of doubt, that each ENVI Material Contract set forth in any ENVI SEC Report that is publicly available as of the date hereof shall be deemed to have been made available to the Company pursuant to this sentence).

Section
 4.10
Investment Company Act
. No ENVI Party is an “investment company” within the meaning of the Investment Company Act.
Section
 4.11
Trust Account; Financial Ability
. As of the date of this Agreement, ENVI has an amount in cash in the Trust Account equal to at least $207,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated January 13, 2021 (the “
Trust Agreement
”), between ENVI and Continental Stock Transfer & Trust Company , as trustee (the “
Trustee
”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the ENVI SEC Reports to be inaccurate or, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the
Pre-Closing
ENVI Shareholders who shall have elected to redeem their ENVI Class A Shares pursuant to the Governing Documents of ENVI or (iii) if ENVI fails to complete a business combination within the allotted time period set forth in the Governing Documents of ENVI and liquidates the Trust Account, subject to the terms of the Trust Agreement, ENVI (in limited amounts to permit ENVI to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of ENVI) and then the
Pre-Closing
ENVI Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of ENVI and the Trust Agreement. As of the date hereof, ENVI has performed all material obligations required to be performed by it, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to ENVI’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending, or to ENVI’s knowledge, threatened with respect to the Trust Account. Since January 13, 2021, ENVI has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the
Pre-Closing
ENVI Shareholders who have elected to redeem their ENVI Class A Shares pursuant to the Governing Documents of ENVI, each in accordance with the terms of and as set forth in the Trust Agreement), ENVI shall have no further obligation under either the Trust Agreement or the Governing Documents of ENVI to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section
 4.12
Transactions with Affiliates
.
Section
 4.12
of the ENVI Disclosure Schedules sets forth all Contracts between (a) ENVI, on the one hand, and (b) any employee, officer, director, equityholder or Affiliate of ENVI or any spouse, child or member of the same household of any officer, director or employee of ENVI, ENVI Sponsor, or any of their respective Affiliates, on the other hand (each Person identified in this clause (b), an “
ENVI Affiliated Party
”), other than (i) Contracts with respect to an ENVI Affiliated Party’s employment with, or the provision of services to, ENVI entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to
Section
 5.11
(including as set forth in
Section
 5.11(a)-(r)
of the ENVI Disclosure Schedules) or entered into in accordance with
Section
 5.11
, (iii) Contracts with respect to a Person’s status as a holder of ENVI Shares and (iv) customary director and officer indemnification agreements that have been made available to the Company or are in the form that is publicly filed with the SEC. No ENVI Affiliated Party (A) owns any material interest in any material asset or property used in the business of ENVI, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of ENVI. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this
Section
 4.12
(including, for the avoidance of doubt, pursuant to the second sentence of this
Section
 4.12
) are referred to herein as “
ENVI Affiliated Party Transactions
”.

Section
 4.13
Litigation
. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding by any counterparty not a Party hereto, pending or, to ENVI’s knowledge, threatened against or involving any ENVI Party, or, to ENVI’s knowledge, pending or threatened against or involving any ENVI Party’s managers, officers, directors or employees (in their capacity as such), that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the ENVI Parties, taken as a whole. None of the ENVI Parties nor any of their respective properties or assets is subject to any material Order. Since ENVI’s organization, incorporation or formation, as applicable, through the date hereof, there have been no material Proceedings by any ENVI Party pending against any other Person.
Section
 4.14
Compliance with Applicable Law
. Each ENVI Party (a) is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, and (b) as of the date of this Agreement, has not received any written communications or, to ENVI’s knowledge, any other communications from a Governmental Entity that alleges that any ENVI Party is not in compliance with any Law or Order, except in each case of except in the case of clauses (a) and (b) as is not and would not reasonably be expected, individually or in the aggregate, material to the ENVI Parties, taken as a whole.
Section
 4.15
ENVI Party Activities
.
(a) Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, its continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. ENVI owns 100% of the outstanding Equity Securities of Merger Sub.
(b) Since its incorporation, ENVI has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Documents or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except for this Agreement or the Ancillary Documents, there is no Contract binding upon any ENVI Party or to which any ENVI Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).
Section
 4.16
Internal Controls:
Listing:
Financial Statements
.
(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of ENVI’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) ENVI has established and maintained a system of internal controls over financial reporting (as defined in Rule
13a-15
and Rule
15d-15
under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of ENVI’s financial reporting and the preparation of the ENVI’s financial statements for external purposes in accordance with GAAP and (ii) ENVI has established and maintained disclosure controls and procedures (as defined in Rule
13a-15
and Rule
15d-15
under the Exchange Act) designed to ensure that material information relating to ENVI is made known to ENVI’s principal executive officer and principal financial officer by others within ENVI.

(b) ENVI has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by ENVI to any executive officer (as defined in Rule
3b-7
under the Exchange Act) or director of ENVI.
(c) Since its initial public offering (“
IPO
”), except as set forth on
Section
 4.16(c)
of the ENVI Disclosure Schedules, ENVI has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The ENVI Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to ENVI’s knowledge, threatened against ENVI by Nasdaq or the SEC with respect to any intention by such entity to deregister ENVI Class A Shares or prohibit or terminate the listing of ENVI Class A Shares on Nasdaq. ENVI has not taken any action that is designed to terminate the registration of ENVI Class A Shares under the Exchange Act.
(d) The ENVI SEC Reports contain true and complete copies of the applicable ENVI Financial Statements. The ENVI Financial Statements (i) fairly present in all material respects the financial position of ENVI as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto) and subject, in the case of any unaudited financial statements, to normal year-end
audit adjustments (none of which is expected to be material) and the absence of notes thereto, (iii) in the case of the audited ENVI Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation
S-X
or Regulation
S-K,
as applicable).
(e) ENVI has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for ENVI’s and its Subsidiaries’ assets. ENVI maintains and, for all periods covered by the ENVI Financial Statements, has maintained books and records of ENVI in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of ENVI in all material respects.
(f) Since its incorporation, ENVI has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of ENVI, (ii) a “material weakness” in the internal controls over financial reporting of ENVI or (iii) fraud, whether or not material, that involves management or other employees of ENVI who have a significant role in the internal controls over financial reporting of ENVI.
Section
 4.17
No Undisclosed Liabilities
. Except for the Liabilities (a) set forth in
Section
 4.17
of the ENVI Disclosure Schedules, (b) ENVI Expenses incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on
Section
 4.17
of the ENVI Disclosure Schedules), (c) incurred in connection with or incident or related to an ENVI Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence of either ENVI Party, in each case, which are immaterial in nature, (d) that are immaterial and incurred in connection with activities that are administrative or ministerial in nature, (e) set forth on (or in the notes to) the balance sheet of ENVI contained in the Quarterly Report on Form
10-Q,
filed with the SEC on May 24, 2021 (the “
Latest ENVI Balance Sheet
”), (f) that have arisen since the date of the Latest ENVI Balance Sheet in the ordinary course of business (excluding any Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, Proceeding or violation of, or non-compliance
with Law), (g) that are first incurred after the date hereof, expressly permitted pursuant to the terms
Section
 5.11
(including as set forth in
Section
 5.11(a)-(r)
of the ENVI Disclosure Schedules), or incurred in accordance with
Section
 5.11
or (h) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the ENVI Parties, taken as a whole, the ENVI Parties do not have any Liabilities.
Section
 4.18
Employees
. Other than any officers as described in the ENVI SEC Reports, ENVI and Merger Sub have never employed any employees or retained any contractors. ENVI and Merger Sub have never maintained, sponsored, contributed to or had any direct liability under, and do not currently maintain, sponsor, contribute to or have any direct liability under, any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control compensation, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement and any Ancillary Document nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of ENVI, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the ENVI, Merger Sub or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a) (1)(B) of the Code. There is no Contract, agreement, plan or arrangement to which ENVI or Merger Sub is a party which requires payment by any party of a Tax gross-up
or Tax reimbursement payment to any person, including under Section 4999 or 409A of the Code.
Section
 4.19
Tax Matters
.
(a) Each ENVI Party has prepared and filed all material Tax Returns required to have been filed by or with respect to it, all such Tax Returns are true and complete in all material respects, and each ENVI Party has paid all material Taxes required to have been paid by or with respect to it regardless of whether shown on a Tax Return.
(b) Each ENVI Party has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid by it in connection with amounts paid or owing to any employee, individual independent contractor, other service provider, equity interest holder or other Person.
(c) No ENVI Party is currently the subject of a Tax audit or examination or similar Proceeding or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination or similar Proceeding, which has not been resolved or completed, in each case with respect to material Taxes. No assessment, deficiency or similar claim for material Taxes with respect to any ENVI Party has been proposed or assessed by any Tax Authority.
(d) No ENVI Party has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any ENVI Party, which agreement or ruling would be effective after the Closing Date.
(f) None of the ENVI Parties is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations
Section 1.6011-4
(or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law).

(g) There are no Liens for material Taxes on any assets of the ENVI Parties, other than Liens for Taxes not yet due and payable.
(h) During the two (2)-year period ending on the date of this Agreement, no ENVI Party was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(i) No ENVI Party (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ENVI) or (ii) has any material Liability for the Taxes of any other Person under
Section 1.1502-6
of the Treasury Regulations (or any similar provision of state, local or
non-U.S.
Tax Law), as a transferee or successor or by Contract or otherwise (other than liabilities pursuant to a Contract entered into in the ordinary course of business that is not primarily related to Taxes).
(j) No written claims have ever been made by any Tax Authority in a jurisdiction where an ENVI Party does not file a Tax Return claiming that such ENVI Party is or may be subject to taxation by that jurisdiction that would be reported on or the subject of such Tax Return, which claims have not been resolved or withdrawn.
(k) No ENVI Party is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no ENVI Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l) No ENVI Party has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Each ENVI Party is tax resident (and subject to income Tax) only in its jurisdiction of organization, incorporation or formation, as applicable.
(m) No ENVI Party has ever owned, directly or indirectly, any Company Share.
(n) Merger Sub is a wholly owned, first-tier Subsidiary of ENVI and was formed solely to effect the Merger.
(o) No ENVI Party has any present plan or intention to sell or otherwise dispose of any material assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.
(p) It is the present intention of the ENVI Parties (i) to continue or cause the continuation of at least one significant “historic business” line (within the meaning of Treasury Regulations
Section 1.368-1(d)(2))
of the Company or (ii) to use or cause the use of a significant portion of the Company’s “historic business assets” (within the meaning of Treasury Regulations
Section 1.368-1(d)(3))
in a business.
(q) As of the date of this Agreement, to the knowledge of ENVI, none of the ENVI Parties has taken or agreed to take any action, in each case not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of ENVI, no facts or circumstances exist as of the date of this Agreement, in each case not contemplated by this Agreement or any Ancillary Document, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(r) No ENVI Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any installment sale or other transaction occurring prior to the Closing, any accounting method change or agreement with any Tax Authority filed or made prior to the Closing or use of an improper method of accounting prior to the Closing, any prepaid amount received prior to the Closing or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) occurring or existing prior to the Closing. No Group Company has any liability in connection with Section 965 of the Code, or has ever owned any Person organized in a jurisdiction located outside the United States.
Section
 4.20
CFIUS Foreign Person Status
. No ENVI Party is a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, including all implementing regulations thereof (the “
DPA
”). No ENVI Party is controlled by a “foreign person,” as defined in the DPA. No ENVI Party permits any foreign person affiliated with ENVI, whether affiliated as a limited partner or otherwise, to obtain through ENVI any of the following with respect to ENVI: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of ENVI; (ii) membership or observer rights on the Board of Directors or equivalent governing body of ENVI or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of ENVI; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of ENVI regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by ENVI, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).
Section
 4.21
Compliance with International Trade
 & Anti-Corruption Laws
.
(a) Since ENVI’s incorporation, neither ENVI nor, ENVI’s respective officers, directors or employees or, to ENVI’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)-(iii) or any country or territory which is or has, since ENVI’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b) Since ENVI’s incorporation, none of the ENVI Parties, any of their respective officers or directors or, to ENVI’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section
 4.22
Change of Control Payments
.
Section
 4.22
of the ENVI Disclosure Schedules sets forth a list of all ENVI Change of Control Payments as of the date of this Agreement.
Section
 4.23
PIPE Financing
. ENVI has delivered to the Company a true, correct and complete copy of the fully executed PIPE Subscription Agreements as in effect as of the date hereof, each of which is substantially in the form as
Exhibit B
, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 10,525,000 shares of ENVI Common Stock for $10.00 per share. Each of the PIPE Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor, that each such PIPE Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the PIPE Subscription Agreements has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to ENVI’s knowledge, no such amendment or modification is contemplated as of the date hereof. Except as has not and would not reasonably be expected to cause any of the conditions to a PIPE Investor’s obligation to purchase the ENVI Shares under the applicable PIPE Subscription Agreement to not be satisfied, ENVI is not in breach of any of the representations or warranties of ENVI, or terms or conditions set forth in any of the PIPE Subscription Agreements. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein (assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and, with respect to each PIPE Investor, the accuracy of the PIPE Investors set forth in each PIPE Subscription Agreement). As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 3 in all material respects and, with respect to each PIPE Investor, the representations and warranties of each PIPE Investor in the applicable PIPE Subscription Agreement in all material respects, the performance by the Company of its covenants, agreements and obligations to be performed prior to the Closing hereunder in all material respects and, with respect to each PIPE Investor, the performance by each PIPE Investor of its covenants, agreements and obligations under the applicable PIPE Subscription Agreement in all material respects, ENVI (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the PIPE Subscription Agreements, (ii) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of ENVI in any of the PIPE Subscription Agreements inaccurate in any material respect and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the PIPE Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the PIPE Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no PIPE Investor has notified ENVI in writing of its intention to terminate all or any portion of the Subscription Amount (as defined in the PIPE Subscription Agreements) or not to provide the financing contemplated thereunder. Other than as set forth in the PIPE Subscription Agreements delivered to the Company in connection with the execution of this Agreement, (i) there are no conditions precedent or contingencies to the obligations of the parties under the PIPE Subscription Agreements to make the full amount of the PIPE Financing available to ENVI on the terms therein, and (ii) to the knowledge of ENVI, there are no side letters or other understandings or Contracts (written, oral or otherwise) related to the PIPE Subscription Agreements or the PIPE Financing, other than those entered into with the placement agents of the PIPE Financing.
Section
 4.24
Investigation; No Other Representations
.
(a) Each ENVI Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each ENVI Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each ENVI Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section
 4.25
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES
. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR

OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE ENVI PARTIES OR ANY OTHER PERSON MAKES, AND EACH ENVI PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE ENVI PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE ENVI PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY ENVI PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ENVI PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ENVI PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 5
COVENANTS
Section
 5.1
Conduct of Business of the Company
.
(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or Pandemic Measure, as set forth on
Section
 5.1(a)
of the Company Disclosure Schedules, or as consented to in writing by ENVI (such consent not to be unreasonably withheld, conditioned or delayed), (i) to use commercially reasonable efforts to operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.
(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on
Section
 5.1(b)
of the Company Disclosure Schedules or as consented to in writing by ENVI (such Consent, other than in the case of
Section
 5.1(b)(i)
,
Section
 5.1(b)(ii)(A)
,
Section
 5.1(b)(iv)(A)
,
Section
 5.1(b)(x)
,
Section
 5.1(b)(xiii)
, or
Section
 5.1(b)(xiv)
(to the extent related to any of the foregoing) not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding

Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;
(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders Agreement;
(iv) (A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, other than inventory or obsolete equipment in the ordinary course of business, or (B) subject any material assets or properties of the Group Companies to any new Lien (other than any Permitted Liens);
(v) transfer, issue, sell, grant or otherwise dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than, in each case, (x) the issuance of Company Common Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement, (y) the issuance of Company Series A Preferred Shares or Company Series D Preferred Shares upon the exercise of any Company Warrants outstanding in accordance with the terms of the applicable agreement governing the terms of such Company Warrants and (z) the issuance of Company Common Shares upon conversion of Company Preferred Shares in accordance with the Governing Documents of the Company;
(vi) incur, create or assume any Indebtedness, other than ordinary course trade payables, or guarantee any Liability of any Person;
(vii) (A) amend or modify, in either case in a manner materially adverse to the Company, or terminate any Material Contract of the type described in
Section
 3.7(a)(iv)
,
Section
 3.7(a)(v)
,
Section
 3.7(a)(ix)
,
Section
 3.7(a)(x)
or
Section
 3.7(a)(xi)
(such types of Material Contracts, collectively, the “
Designated Material Contracts
”) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), (B) waive any material benefit or right under any Designated Material Contract or (C) enter into any Contract that would, if in effect as of the date hereof, have constituted a Designated Material Contract or take any of the actions described in clause (A) or (B) with respect to any Contract entered into after the date hereof that would, if in effect as of the date hereof, have constituted a Designated Material Contract;
(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, and (B) the reimbursement of expenses of employees or advancements of expenses, in each case, in the ordinary course of business;
(ix) except (x) as required under the terms of any Employee Benefit Plan set forth on
Section
 3.11(a)
of the Company Disclosure Schedules of any Group Company, or (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this
Section
 5.1(b)
) (A) amend or modify in any material respect, adopt or enter into any CBA, any Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement (excluding any employment or consulting agreements entered into in the ordinary course of business with any newly hired or newly engaged service providers to any Group Company each of whose base salary would not exceed, on an annualized basis $400,000 per year), (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payments (whether individually or in the aggregate), right to payment or benefit, or the funding of any payment or benefit, right to material payments (whether individually or in the aggregate), payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company other than to the extent required by the Company Equity Plans, or (D) waive or release any noncompetition, nonsolicitation, no-hire,
nondisclosure or other restrictive covenant obligation of any current or former director, officer, employee, individual independent contractor or other service provider of any Group Company;
(x) make, change or revoke any material election concerning Taxes other than in the ordinary course of business consistent with past practice, change any annual Tax accounting period, surrender any right to claim a material Tax refund, materially amend any filed material Tax Return, file any material Tax Return inconsistent with past practice in any material respect, enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), enter into any material Tax closing agreement, settle any material Tax claim or assessment, or Consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(xi) enter into any settlement, conciliation or similar Contract with any Person the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary
obligations on any Group Company (or ENVI or any of its Affiliates after the Closing);
(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving any Group Company;
(xiii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(xiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;
(xv) make any Company Change of Control Payment that is not set forth on
Section
 5.1(b)(xiv)
of the Company Disclosure Schedules or make any material payment with respect to a Company Affiliated Party Transaction that is not set forth on
Section
 5.1(b)(xiv)
of the Company Disclosure Schedules; or
(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this
Section
 5.1
.
Notwithstanding anything in this
Section
 5.1
or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give ENVI, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures,
“sheltering-in-place”
or other restrictions that relates to, or

arises out of,
COVID-19
shall in no event be deemed to constitute a breach of
Section
 5.1
and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to
COVID-19
to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of
Section
 5.1
; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give ENVI prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to ENVI promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in
Section
 5.1(b)(i)
,
Section
 5.1(b)(ii)
,
Section
 5.1(b)(iii)
,
Section
 5.1(b)(iv)
,
Section
 5.1(b)(v)
,
Section
 5.1(b)(vii)
,
Section
 5.1(b)(xi)
,
Section
 5.1(b)(xii)
,
Section
 5.1(b)(xiii)
,
Section
 5.1(b)(xiv)
,
Section
 5.1(b)(xv)
, or
Section
 5.1(b)(xvi)
(to the extent related to any of the foregoing).
Section
 5.2
Efforts to Consummate; Transaction Litigation
.
(a) Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) by using commercially reasonable efforts with respect to the satisfaction, but not waiver, of the closing conditions set forth in Article 6) and, in the case of any Ancillary Document to which such Party is contemplated hereby to be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, and (ii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on
Section
 5.2(a)
of the Company Disclosure Schedules to be terminated effective as of the closing without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, ENVI). Without limiting the generality of the foregoing, each of the Parties shall, and each of the Parties shall cause its controlled Affiliates to, use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Each Party shall pay fifty percent (50%) of the HSR Act filing fees, any filing fees or other costs payable to a Governmental Entity in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement. Subject to
Section
 8.6
, except with respect to the HSR Act filing fees, any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement (which will be allocated as indicated above), each Party shall bear its out-of-pocket
costs and expenses in connection with the preparation and receipt of any such Consents, including the legal and related expenses in connection with the preparation and submission of filings and other materials required under the Antitrust Laws. Each Party shall (i) make all required filings pursuant to the Antitrust Laws with respect to the transactions contemplated by this Agreement promptly (and in any event, with respect to the HSR Act, within ten (10) Business Days) following the date of this Agreement (unless the Parties otherwise agree in writing to a different date), and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the Antitrust Laws. ENVI shall promptly inform the Company of any communication between any ENVI Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform ENVI of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of ENVI and the Company. Nothing in this
Section
 5.2
obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, businesses, assets or facilities of any Group Company or any entity, business, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, (iv) enter into new licenses or other agreements or (v) undertake any other remedy, condition or commitment of any kind. No Party shall agree to any of the measures set forth in the immediately preceding sentence with respect to such Party or its Affiliates or with respect to any other Party or any of its Affiliates, except with ENVI’s and the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the ENVI Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any ENVI Party) or ENVI (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any ENVI Party, the Company, or, in the case of the Company, ENVI in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any ENVI Party, the Company, or, in the case of the Company, ENVI, the opportunity to attend and participate in such meeting or discussion.
(c) Notwithstanding anything to the contrary in the Agreement, in the event that this
Section
 5.2
conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, ENVI, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly (i) of any event which would reasonably be expected to cause the conditions set forth in Article 6 to fail or (ii) after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “
Transaction Litigation
”) commenced against, in the case of ENVI, any of the ENVI Parties or any of their respective Representatives (in their capacity as a Representative of an ENVI Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). ENVI and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) ENVI, any other ENVI Party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of theCompany (not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of ENVI (not to be unreasonably withheld, conditioned or delayed).
Section
 5.3
Confidentiality and Access to Information
.
(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the

Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this
Section
 5.3(a)
or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.
(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to ENVI and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required pursuant to this
Section
 5.3(b)
to provide, or caused to be provided, to ENVI or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure
or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use, and shall cause the other Group Companies to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or any of their respective Affiliates or Representatives, on the one hand, and any ENVI Party, the ENVI Sponsor or any of their respective Affiliates or Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.
(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, ENVI shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers and books and records of the ENVI Parties (in a manner so as to not interfere with the normal business operations of the ENVI Parties). Notwithstanding the foregoing, ENVI shall not be required pursuant to this
Section
 5.3(c)
to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any ENVI Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any ENVI Party with respect to confidentiality, nondisclosure or privacy or (D) jeopardize protections afforded to any ENVI Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), ENVI shall use, and shall cause the other ENVI Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an ENVI Party, the ENVI Sponsor or any of their respective Affiliates or Representatives, on the one hand, and any Group Company or any of their respective Affiliates or Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that ENVI shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.
Section
 5.4
Public Announcements
.
(a) Subject to
Section
 5.4(b)
,
Section
 5.7
and
Section
 5.8
, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and ENVI; provided, however, that each Party, the ENVI Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by such applicable Law, use commercially reasonable efforts to consult with the Company, if the disclosing Person is any ENVI Party, the ENVI Sponsor or any of their respective Representatives, or ENVI, if the disclosing Person is the Company or any of its Representatives, and give the Company or ENVI, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by such applicable Law, use commercially reasonable efforts to consult with ENVI and give ENVI the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this
Section
 5.4
and (iii) to Governmental Entities in connection with any Consents required to be obtained or made under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and ENVI prior to the execution of this Agreement and such initial press release (the “
Signing Press Release
”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement (but in any event within four (4) Business Days after the date of this Agreement), ENVI shall file a current report on Form
8-K
(the “
Signing Filing
”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and ENVI shall consider such comments in good faith. The Company, on the one hand, and ENVI, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ENVI, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “
Closing Press Release
”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by ENVI and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), ENVI shall file a current report on Form
8-K
(the “
Closing Filing
”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and ENVI prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ENVI, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section
 5.5
Tax Matters
.
(a)
Tax Treatment
.
(i) The Parties intend that the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the Merger to so qualify (provided, for the avoidance of doubt, that nothing in this
Section
 5.5(a)(i)
shall be interpreted to require any party to modify the economic terms of the business combination contemplated by this Agreement or take similar actions). To the fullest extent permitted by applicable Law, the Parties shall file all Tax Returns consistent with and take no position inconsistent with (whether in audits, Tax Returns or otherwise) the Intended Tax Treatment, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity, and (y) reasonably cooperate with each other and their respective counsel to document and provide factual support for the Intended Tax Treatment, including by reasonably cooperating to provide factual support and customary representation letters.
(ii) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections
1.368-2(g)
and
1.368-3(a).
The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action not contemplated by this Agreement or any Ancillary Document, or knowingly fail to take any action required by this Agreement or any Ancillary Document, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that there is a reasonable likelihood that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in a manner consistent with the provisions of
Section
 5.5(a)(i)
in order to facilitate the Merger qualifying for the Intended Tax Treatment). If, after the date hereof but prior to the Closing Date, the Company and ENVI mutually determine (acting reasonably and in good faith) that the Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “
Alternative Transaction Structure
”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including, if applicable, with respect to the Merger, by adding a merger to take place immediately after the Merger whereby the Surviving Company in the Merger would merge with and into ENVI or a wholly owned Subsidiary of ENVI that is a limited liability company disregarded as separate from ENVI for U.S. federal income tax purposes, with the new wholly owned Subsidiary of ENVI being the surviving company in such merger. If, in connection with the preparation and filing of the Registration Statement /Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection therewith with respect to the qualification of the Merger as a reorganization and/or the consequences of the transactions contemplated hereby to the holders of securities of the Company, then Foley Hoag LLP or other counsel to the Company shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to such matters (and in no event will Latham & Watkins LLP or counsel to ENVI be required to furnish such opinion). The Parties will reasonably cooperate in connection with the provision of any opinions required in connection with the transactions contemplated hereby, including in connection with the provision of customary factual representation letters.
(b)
Tax Matters Cooperation
. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) making available (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(c)
Transfer Taxes
. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“
Transfer Taxes
”) arising in connection with the Merger shall be borne by the Persons responsible for such Taxes under applicable Law. Each Party shall reasonably cooperate in providing any certificates or other documents required to reduce the applicable Transfer Taxes and, if and to the extent required by applicable Law, shall join the other Party(ies) in the execution of any Tax Return in respect thereof.

Section
 5.6
Company Exclusive Dealing
.
(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective officers and directors to not and shall use its commercially reasonable efforts to cause the other Representatives of the Group Companies to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public
information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding a Company Acquisition Proposal; (iv) other than in connection with the transactions contemplated pursuant to this Agreement or the Ancillary Documents, make any filings or submissions with the SEC in connection with a public offering of any Equity Securities, or other securities, of any Group Company; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any Company Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of the Company’s obligations under this
Section
 5.6
).
(b) The Company agrees to (i) notify ENVI promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (ii) keep ENVI reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than ENVI) conducted prior to or as of the date hereof by the Company or any of the Group Companies, and the Company will, and will cause the other Group Companies and its and their Representatives, to cease and cause to be terminated any and all existing activities, discussions or negotiations, that could reasonably be expect to lead to a Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public
information in respect of the Company or any of the Group Companies for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal.
Section
 5.7
ENVI Exclusive Dealing
.
(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the ENVI Parties shall not, and shall cause their respective officers and directors not to, and shall cause the ENVI Sponsor and its controlled Affiliates not to, and shall use their commercially reasonable efforts to cause their other Affiliates and the other Representatives of the ENVI Parties, the ENVI Sponsor and their controlled Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, an ENVI Acquisition Proposal; (ii) furnish or disclose any non-public
information to any Person in connection with, or that could reasonably be expected to lead to, an ENVI Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding an ENVI Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with any offering of any Equity Securities, or other securities, of any ENVI Party, other than any such filings or submissions required or otherwise expressly contemplated by this Agreement; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any ENVI Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of the ENVI Parties’ obligations under this
Section
 5.7
).
(b) ENVI agrees to (i) notify the Company promptly upon receipt of any ENVI Acquisition Proposal by any ENVI Party or ENVI Sponsor, and to describe the material terms and conditions of any such ENVI Acquisition Proposal in reasonable detail (including the identity of the Persons making such ENVI Acquisition

Proposal) and (ii) keep the Company reasonably informed on a current basis of any modifications to such offer or information. ENVI shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than the Group Companies) conducted prior to or as of the date hereof by any of the ENVI Parties or ENVI Sponsor, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that could reasonably be expect to lead to an ENVI Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public
information in respect of ENVI or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential ENVI Acquisition Proposal.
Section
 5.8
Preparation of Registration Statement / Proxy Statement
. As promptly as reasonably practicable following the date of this Agreement, ENVI and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of ENVI or the Company, as applicable), and ENVI shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus (the “
Proxy Statement / Prospectus
”) of ENVI which will be included therein and which will be used for the ENVI Shareholders Meeting to adopt and approve the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the ENVI Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by ENVI’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of ENVI and the Company shall use its commercially reasonable efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of ENVI or the Company, as applicable) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. ENVI, on the one hand, and the Company, on the other hand, shall use commercially reasonable efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this
Section
 5.8
or for inclusion in any other statement, filing, notice or application made by or on behalf of ENVI to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including using commercially reasonable efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith in each case as described and to the extent provided for in
Section
 5.5(a)(iii)
. If any Party becomes aware of any information, event or circumstance relating to any Party, its business or any of its Affiliates, officers, directors or employees that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any ENVI Party, the Company, or, in the case of the Company, ENVI thereof; (ii) the Party to which the disclosure relates shall prepare and mutually agree upon with, if such Party is the Company, ENVI, or, if such party is ENVI, the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) ENVI shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the shareholders of ENVI. ENVI shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of ENVI Shares for offering or sale in any jurisdiction, and ENVI and the Company shall each use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of its Representatives, that is supplied by it or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section
 5.9
ENVI Shareholder Approval
. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, (A) ENVI shall duly call, give notice of and duly convene and hold a meeting of its stockholders (the “
ENVI Shareholders Meeting
”), in accordance with the Governing Documents of ENVI and applicable Law, for the purposes of obtaining the ENVI Shareholder Approval, (B) mail the Proxy Statement / Prospectus and a valid form of proxy to the applicable shareholders of ENVI in accordance with applicable Law, (C) use commercially reasonable efforts to solicit proxies from the holders of ENVI Shares to vote in favor of each of the Transaction Proposals and (D) in connection with the mailing of the Proxy Statement / Prospectus and the ENVI Shareholders Meeting, provide the applicable ENVI shareholders with the opportunity to elect to effect an ENVI Shareholder Redemption in accordance with the Governing Documents of ENVI. ENVI shall, through unanimous approval of the members of the ENVI Board present at the meeting of the ENVI Board, recommend to its shareholders each of the following (the “
ENVI Board Recommendation
”): (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “
Business Combination Proposal
”); (B) the approval of the issuance of the ENVI Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “
Nasdaq Proposal
”); (C) the adoption and approval of the Amended and Restated Certificate of Incorporation of ENVI, in the form attached hereto as
Exhibit F
(the “
Required Governing Document Proposal
”), and related advisory proposals regarding the material amendments reflected therein; (D) the adoption and approval of the ENVI Incentive Equity Plan (the “
Incentive Equity Plan Proposal
”); (E) the adoption and approval of the ENVI Employee Stock Purchase Plan (the “
Employee Stock Purchase Plan Proposal
”); (F) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (G) the adoption and approval of each other proposal reasonably agreed to by ENVI and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (H) the adoption and approval of a proposal for the adjournment of the ENVI Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (H), collectively, the “
Transaction Proposals
”), and ENVI shall include the ENVI Board Recommendation in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, without the prior written consent of the Company, ENVI may only adjourn the ENVI Shareholders Meeting (and ENVI shall adjourn the ENVI Shareholder Meeting if an adjournment is reasonably requested by the Company in writing) (1) to solicit additional proxies because there are not sufficient votes to constitute the ENVI Shareholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that ENVI (or the Company) has reasonably determined in good faith, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the applicable shareholders of ENVI prior to the ENVI Shareholders Meeting or (4) if the holders of ENVI Class A Shares have elected to redeem a number of ENVI Class A Shares as of such time that would reasonably be expected to result in the condition set forth in
Section
 6.3(d)
not being satisfied (assuming for purposes of this clause (4) that the full PIPE Financing Amount will be funded pursuant to the terms of the PIPE Subscription Agreements);
provided
,
however
, that, without the prior written consent of the Company, in no event shall ENVI adjourn the ENVI Shareholders Meeting (a) for more than ten (10) Business Days later than the most recently adjourned meeting, (b) in the case of any adjournment pursuant to clause (4), to a date that is later than twenty (20) Business Days after the originally scheduled date of the ENVI Shareholders Meeting or (c) to a date that is beyond the Termination Date. ENVI covenants that none of the ENVI Board, ENVI or any committee of the ENVI Board shall, except as otherwise determined by the ENVI Board in good faith, based on written advice from outside counsel, that, in response to an ENVI Intervening Event, a failure to change, withdraw, withhold, qualify, amend or modify its recommendation would violate the ENVI Board’s fiduciary duties under applicable Law, (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the ENVI Board Recommendation or any other recommendation by the ENVI Board or ENVI of the proposals set forth in the Registration Statement / Proxy Statement, (ii) adopt, approve, recommend or declare advisable to the shareholders of ENVI, or publicly propose to adopt, approve, recommend or declare advisable, any ENVI Acquisition Proposal or (iii) fail to include the ENVI Board Recommendation in the Registration Statement / Proxy Statement (any action described in clause (i), (ii) or (iii) an “
ENVI Change in Recommendation
”).
Section
 5.10
Merger Sub Shareholder Approval
. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, ENVI, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section
 5.11
Conduct of Business of ENVI
. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ENVI shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, as contemplated pursuant to the PIPE Subscription Agreements), as required by applicable Law, as set forth on
Section
 5.11
of the ENVI Disclosure Schedules or as consented to in writing by the Company (such consent, other than in the case of
Section
 5.11(a)
,
Section
 5.11(b)
,
Section
 5.11(c)
,
Section
 5.11(d)
,
Section
 5.11(h)
, or
Section
 5.11(j)
, not to be unreasonably withheld, conditioned or delayed), do any of the following:
(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any ENVI Party;
(b) create or form any Subsidiary;
(c) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person;
(d) (i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its, or any of its Subsidiaries’, Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding of its, or any of its Subsidiaries’, Equity Securities, or (ii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any ENVI Party;
(e) split, combine or reclassify any of its, or any of its Subsidiaries’, capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its, or any of its Subsidiaries’, capital stock;
(f) incur, create or assume any Indebtedness, or guarantee any Liability of any Person;
(g) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, ENVI or any of its Subsidiaries;
(h) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(i) (i) amend, modify or renew any ENVI Affiliated Party Transaction, or make any material payment to any ENVI Affiliated Party (other than compensation payments to employees in the ordinary course of business, consistent with past practice, or the Contracts set forth on
Section
 4.12
of the ENVI Disclosure Schedules), or (ii) enter into any Contract that would constitute an ENVI Affiliated Party Transaction;
(j) engage in any activities or business, or incur any liabilities, other than any activities, businesses or ENVI Liabilities (i) in connection with or incidental or related to Merger Sub’s organization, incorporation or formation, as applicable, or an ENVI Party’s continuing corporate (or similar) existence, (ii) that are either expressly permitted under this
Section
 5.11
(including, for the avoidance of doubt, any activities, businesses or ENVI Liabilities expressly contemplated by, incurred in connection with the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby), in accordance with
Section
 5.11
or (iii) those that are administrative or ministerial in nature and less than $100,000 individually, or in the aggregate;
(k) enter into, or amend or modify any material term of (in a manner adverse to any ENVI Party), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on
Section
 4.9
of the ENVI Disclosure Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on
Section
 4.9
of the ENVI Disclosure Schedules);
(l) (i) adopt or amend any ENVI Benefit Plan, or enter into any employment Contract or collective bargaining agreement or (ii) hire any person as an employee of ENVI or Merger Sub;
(m) make, change or revoke any material election concerning Taxes other than in the ordinary course of business consistent with past practice, change any annual Tax accounting period, surrender any right to claim a material Tax refund, materially amend any filed material Tax Return, file any material Tax Return inconsistent with past practice in any material respect, enter into any Tax allocation, Tax sharing, Tax indemnity or other similar agreement (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), enter into any material Tax closing agreement, settle any material Tax claim or assessment, or Consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(n) change any ENVI Party’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(p) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(q) make any ENVI Change of Control Payment that is not set forth on
Section
 4.22
of the ENVI Disclosure Schedules;
(r) amend, modify, alter, change or waive any of the terms, conditions and other provisions of any ENVI Warrant, including any reduction, adjustment or other alteration of the ENVI Warrant Price, whether pursuant to Section 3.1 of the ENVI Warrant Agreement or otherwise; or
(s) enter into any Contract to take, or cause to be taken, any of the actions set forth in this
Section
 5.11
.

Notwithstanding anything in this
Section
 5.11
or this Agreement to the contrary, but without limiting the terms of this
Section
 5.11
, nothing set forth in this Agreement shall (i) give the Company, directly or indirectly, the right to control or direct the operations of any ENVI Party or (ii) prohibit, or otherwise restrict the ability of, any ENVI Party from using the funds held by ENVI outside the Trust Account to pay any ENVI Expenses or ENVI Liabilities or from otherwise distributing or paying over any funds held by ENVI outside the Trust Account that were loaned to ENVI by the ENVI Sponsor or HB Strategies as permitted under
Section
 5.11
, as otherwise described in the Prospectus, or with the prior written consent of the Company to the ENVI Sponsor, HB Strategies or any of their respective Affiliates, in each case prior to the Closing.
Section
 5.12
Nasdaq
Listing; ENVI Public Filings
.
(a)
Nasdaq
Listing
. ENVI shall use its commercially reasonable efforts to cause (a) ENVI’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to be approved, (b) the ENVI Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (c) to satisfy any and all of ENVI’s applicable initial and continuing listing requirements of Nasdaq, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Representatives to, cooperate with ENVI and its Representatives in connection with the foregoing provisions of this
Section
 5.12(a)
, as reasonably requested by ENVI.
(b)
ENVI Public Filings
. From the date hereof through the Closing, ENVI shall (except, in the case of any reports to be filed or furnished in connection with the transactions contemplated by this Agreement or any Ancillary Document, to the extent that the Company’s breach of its applicable covenants, agreements and obligations hereunder would result in the ENVI’s inability to make such filings) use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section
 5.13
Trust Account
. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, ENVI shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of ENVI pursuant to the ENVI Shareholder Redemption, (B) pay the amounts due to the underwriters of ENVI’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to ENVI in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section
 5.14
Company Shareholder Approval
.
(a) As promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the fifth (5th) Business Day following the date the Registration Statement / Proxy Statement is declared effective under the Securities Act, the “
Company Shareholder Written Consent Deadline
”), the Company shall obtain and deliver to ENVI a true and correct copy of a written consent (in the form attached hereto as
Exhibit H
) adopting and approving this Agreement and the transactions contemplated hereby (including the Merger) from the Company Shareholders that hold at least a number of Company Shares equal to the Company Required Shareholder Approval (the “
Company Shareholder Written Consent
”).
(b) Promptly following the receipt of the Company Required Shareholder Approval, the Company shall prepare and deliver to each Company Shareholder who has not executed and delivered the Company Shareholder Written Consent an information statement, in form and substance required under the DGCL and otherwise reasonably satisfactory to ENVI, which information statement shall include (i) copies of this Agreement and the Proxy Statement / Prospectus, (ii) a description of any dissenters’ rights of the Company Shareholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iii) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Shareholder who has not executed and delivered the Company Shareholder Written Consent of the corporate action by those Company Shareholders who did execute the Company Shareholder Written Consent.
Section
 5.15
Financing
.
(a) ENVI shall use its commercially reasonable efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the PIPE Subscription Agreements. The Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Representatives to, cooperate with ENVI and its Representatives in connection with the matters specified in this
Section
 5.15(a)
. If reasonably requested by the Company, ENVI shall, to the extent it has such rights under any PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of such PIPE Subscription Agreement by the applicable PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, (ii) subject to, and condition upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, the Company also waives any such breach to the extent the Company is a third-party beneficiary of the provision that was so breached, and (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.
(b) ENVI shall not amend, modify or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company;
provided
, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent of the Company, so long as ENVI has provided to the Company no less than two (2) Business Days’ prior written notice of such amendment, modification or waiver (including the form thereof), it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces the amount of the PIPE Financing available under the PIPE Subscription Agreements or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing.
(c) ENVI shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) at least 24 hours prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Company for its prior review and Consent (which Consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following the Company’s reasonable request, deliver the Closing Notice (as defined in the PIPE Subscription Agreement) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied or waived in accordance with the terms hereof and thereof and all of the conditions to the Closing set forth in Article 6 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

Section
 5.16
ENVI Indemnification; Directors
’
and Officers
’
Insurance
.
(a) Each Party agrees that (i) all rights to indemnification or exculpation existing as of the date of this Agreement and in effect immediately prior to the Effective Time in favor of the directors and officers of each ENVI Party, as provided in the applicable ENVI Party’s Governing Documents or director and officer indemnification agreements, in substantially the form set forth in the ENVI SEC Reports, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ENVI will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, ENVI shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable ENVI Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the ENVI Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any ENVI Party (the “
ENVI D&O Persons
”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such ENVI D&O Person was a director or officer of any ENVI Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b) ENVI shall not have any obligation under this
Section
 5.16
to any ENVI D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable)
that the indemnification of such ENVI D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c) ENVI shall obtain, at or prior to the Closing, and ENVI shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of ENVI in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time, which may be satisfied by an existing D&O insurance policy of ENVI, providing the aforementioned coverage set forth in this
Section
 5.16(c)
(including via a prepaid or previously acquired “tail” that automatically takes effect at the Closing). Such “tail” coverage shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under ENVI’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, ENVI or any their respective Affiliates shall be obligated to pay a premium for any “tail” policy, if any, in excess of three-hundred percent (300%) of the most recent annual premium paid by ENVI prior to the date of this Agreement and, in such event, ENVI or one of its Affiliates shall purchase the maximum coverage available for three-hundred percent (300%) of the most recent annual premium paid by ENVI prior to the date of this Agreement.
(d) If ENVI or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, ENVI shall use commercially reasonable efforts to cause the successors or assigns of ENVI to assume all of the obligations set forth in this
Section
 5.16
.
(e) The Persons entitled to the indemnification, liability limitation, exculpation and/or insurance coverage set forth in this
Section
 5.16
are intended to be third-party beneficiaries of this
Section
 5.16
. This
Section
 5.16
shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ENVI.

Section
 5.17
Company Indemnification; Directors
’
and Officers
’
Insurance
.
(a) Each Party agrees that (i) all rights to indemnification or exculpation existing as of the date of this Agreement and in effect immediately prior to the Effective Time in favor of the directors and officers of the Group Companies, as provided in the applicable Group Company’s Governing Documents or director and officer indemnification agreements set forth on
Section
 5.17(a)
of the Company Disclosure Schedules, in the form made available, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ENVI will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, ENVI shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the applicable Group Company’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of the Group Companies (the “
Company D&O Persons
”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b) None of ENVI or the Group Companies shall have any obligation under this
Section
 5.17
to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable)
that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c) The Company shall obtain, at or prior to the Closing, and ENVI shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time, which may be satisfied through by an existing D&O insurance policy of the Company described in
Section
 5.17(a)
, providing the aforementioned coverage set forth in this
Section
 5.17(c)
(including via a prepaid or previously acquired “tail” that automatically takes effect at the Closing). Such “tail” coverage shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement;
provided
that none of the Company, ENVI or any their respective Affiliates shall be obligated to pay a premium for any “tail” policy, if any, in excess of three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company or one of its Affiliates shall purchase the maximum coverage available for three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.
(d) If ENVI or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, ENVI shall use commercially reasonable efforts to cause the successors or assigns of ENVI to assume all of the obligations set forth in this
Section
 5.17
.
(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this
Section
 5.17
are intended to be third-party beneficiaries of this
Section
 5.17
. This
Section
 5.17

shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ENVI.
Section
 5.18
Post-Closing Directors and Officers
.
(a) ENVI shall take all such action within its power as may be necessary or reasonably appropriate such that effective as of the Effective Time: (i) the ENVI Board shall consist of seven (7) directors; provided, that, if an individual is not identified to serve as a director pursuant to
Section
 5.18(e)
, then one director seat shall be vacant following the Effective Time until a director is appointed or elected to fill such vacant directorship in accordance with the Governing Documents of ENVI; (ii) the members of the ENVI Board are the individuals determined in accordance with
Section
 5.18(b)
,
Section
 5.18(c)
and
Section
 5.18(d)
; (iii) the members of the compensation committee, audit committee and nominating committee of the ENVI Board are the individuals determined in accordance with
Section
 5.18(f)
; and (iv) the officers of ENVI (the “
Officers
”) are the individuals determined in accordance with
Section
 5.18(g)
.
(b) The individual designated by ENVI as identified on
Section
 5.18(b)
of the ENVI Disclosure Schedules shall be a director on the ENVI Board immediately after the Effective Time (the “
ENVI Designee
”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the ENVI Sponsor may, by giving the Company and ENVI written notice, replace the ENVI Designee with any individual (so long as such individual is not a Disqualified Designee) and, upon the ENVI Sponsor so giving notice of the replacement of the ENVI Designee,
Section
 5.18(b)
of the ENVI Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the ENVI Designee in lieu of the individual so replaced.
(c) The four (4) individuals designated by the Company as identified on
Section
 5.18(c)
of the Company Disclosure Schedules shall be directors on the ENVI Board immediately after the Effective Time (each, a “
Company Designee
”);
provided
,
however
, that at least two (2) of such Company Designees shall be “independent directors” with respect to ENVI under the listing rules of Nasdaq. Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, (i) the Company may, by giving ENVI and the ENVI Sponsor written notice, replace any Company Designee with any other individual that is a member of the Company Board or is a Company Board observer, in either case, as of the date of this Agreement and, upon the Company so giving notice of the replacement of such Company Designee,
Section
 5.18(c)
of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, the individual so replaced. The Company may, with the prior written consent of ENVI and the ENVI Sponsor (such consent not to be unreasonably withheld, conditioned or delayed by either ENVI or the ENVI Sponsor), replace each and any Company Designee with any other individual and, if each of ENVI and the ENVI Sponsor each provides its written consent to the replacement of any such Company Designee pursuant to this clause (ii), then
Section
 5.18(c)
of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of the individual so replaced. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by ENVI and the ENVI Sponsor, in no event shall there be less than two (2) Company Designees that qualify as “independent directors” (as defined in Nasdaq rule 5605(a)(2)) (whether as a result of the replacement of any Company Designee as contemplated by this
Section
 5.18(c)
or otherwise).
(d) The Company’s Chief Executive Officer, who as of the date of this Agreement is Andrey Zarur, shall be a director on the ENVI Board immediately after the Effective Time.
(e) The Company may identify one individual that qualifies as an “independent director” under the listing rules of Nasdaq and is reasonably acceptable to the ENVI Sponsor to serve as a director of the ENVI Board immediately after the Effective Time.
(f) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the ENVI Board immediately after the Effective Time, subject to applicable listing rules of Nasdaq and applicable Federal Securities Laws.
(g) The individuals identified on
Section
 5.18(g)
of the Company Disclosure Schedules shall be Officers immediately after the Effective Time, with each such individual holding the title set forth opposite their name. In the event that any such individual identified on
Section
 5.18(g)
of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service, removal from office, or otherwise) to serve as an Officer, then, the Company may, with the prior written consent of the ENVI Sponsor (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such Officer and, if the ENVI Sponsor provides its Consent to the replacement of such Officer, then
Section
 5.18(g)
of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an Officer in lieu of the individual so replaced with such title(s as the Company shall specify.
(h) The obligations of ENVI pursuant to
Section
 5.18(a)
shall include ENVI causing the removal or resignation of the applicable officers and directors of ENVI prior to or at the Effective Time for purposes of effectuating the agreements therein, to the extent such removal or resignation has not otherwise occurred prior to the Effective Time.
Section
 5.19
PCAOB Financials
.
(a) The Company shall deliver to ENVI, (i) as promptly as reasonably practicable following the date of this Agreement, the audited consolidated balance sheets of the Company as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company for the years then ended (the financial statements described in this clause (i), the “
Closing Company Audited Financial Statements
”), and (ii) as promptly as reasonably practicable following the date of the applicable period, any other audited or unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date
period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable, that as of such date is required to be included in the Registration Statement / Proxy Statement (the financial statements described in this clause (ii), the “
Other Closing Company Financial Statements
”, and collectively with the Closing Company Audited Financial Statements, the “
Closing Company Financial Statements
”). The Company shall cause the Closing Company Financial Statements (A) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end
audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) in the case of any audited financial statements, to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation
S-X
or Regulation
S-K,
as applicable).
(b) The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, ENVI in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by ENVI with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section
 5.20
ENVI Incentive Equity Plan; ENVI Employee Stock Purchase Plan
. Prior to the ENVI Shareholders Meeting, the ENVI Board shall approve and adopt (a) the equity incentive plan, in substantially the form attached as
Exhibit I
and with any changes or modifications thereto as the Company and ENVI may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ENVI, as applicable) (the “
ENVI Incentive Equity Plan
”), in the manner prescribed under applicable Laws, effective as of immediately prior to the Closing, reserving initially 31,750,000 ENVI Shares for grant thereunder plus such additional ENVI Shares as may become available for issuance in accordance with the terms set forth in the ENVI Incentive Equity Plan, and (b) an employee stock purchase plan, in substantially the form attached as
Exhibit J
and with any changes or modifications thereto as the Company and ENVI may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ENVI, as applicable) (the “
ENVI Employee
Stock Purchase Plan
”), in the manner prescribed under applicable Laws, effective as of immediately prior to the Closing, reserving initially 2,000,000 ENVI Shares for grant thereunder plus such additional ENVI Shares as may become available for issuance in accordance with the terms set forth in the ENVI Employee Stock Purchase Plan.
Section
 5.21
FIRPTA Certificates
. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to ENVI a certificate, duly executed by the Company, complying with Treasury Regulations
Section 1.897-2(h)(2)
and
1.1445-2(c)(3),
together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations
Section 1.897-2(h)(2),
in each case, in a form and substance reasonably acceptable to ENVI.
Section
 5.22
Section
 16 Matters
. Prior to the Effective Time, ENVI shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the ENVI Class A Shares that occurs or is deemed to occur by reason of or pursuant to the transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ENVI to be exempt under Rule
16b-3
promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the
No-Action
Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.
Section
 5.23
Post-Closing Cooperation; Further Assurances
. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement.
Section
 5.24
Affiliate Agreements
. Except as set forth on
Section
 5.24
of the Company Disclosure Schedules, prior to the Closing, the Company shall terminate, or cause to be terminated, without liability to ENVI or any Group Company, all Affiliate Agreements, including the Contract(s) set forth on
Section
 3.7
of the Company Disclosure Schedule, and obtain evidence reasonably satisfactory to ENVI that such Affiliate Agreements have been terminated effective prior to the Closing.
Section
 5.25
Pre-Closing
Actions
. Prior to the Closing, the Company shall take, and cause its Subsidiaries to take at their own cost and expense, the actions set forth and described in
Section
 5.25
of the Company Disclosure Schedules (the “
Pre-Closing
Actions
”).

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section
 6.1
Conditions to the Obligations of the Parties
. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by all of the Parties, of the following conditions:
(a) each applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(b) no Order or Law issued or enacted by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction enjoining or prohibiting the consummation of the Merger shall be in effect;
(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d) the Company Required Shareholder Approval shall have been obtained;
(e) the ENVI Required Shareholder Approval shall have been obtained;
(f) ENVI’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, ENVI shall, after giving effect to the ENVI Shareholder Redemption, satisfy any applicable initial and continuing listing requirements of Nasdaq, and ENVI shall not have received any notice of non-compliance
therewith (and there is no basis for Nasdaq to provide such a notice of non-compliance)
that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, the ENVI Shares (including the ENVI Shares to be issued hereunder) shall have been approved for listing on Nasdaq; and
(g) after giving effect to the transactions contemplated hereby (including after giving effect to the PIPE Financing and after giving effect to the ENVI Shareholder Redemption), ENVI shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) immediately after the Effective Time.
Section
 6.2
Other Conditions to the Obligations of the ENVI Parties
. The obligations of the ENVI Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by ENVI (on behalf of itself and the other ENVI Parties) of the following further conditions:
(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in
Section
 3.8(a)
) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in
Section
 3.8(a)
shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iii) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;
(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;
(d) the
Pre-Closing
Actions have been performed in accordance with
Section
 5.25
of the Company Disclosure Schedules; and
(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to ENVI the following documents:
(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in
Section
 6.2(a)
,
Section
 6.2(b)
and
Section
 6.2(c)
are satisfied, in a form and substance reasonably satisfactory to ENVI; and
(ii) the Investor Rights Agreement duly executed by the Company Shareholders set forth on
Section
 6.2(e)(ii)
of the Company Disclosure Schedules.
Section
 6.3
Other Conditions to the Obligations of the Company
. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:
(a) (i) the ENVI Fundamental Representations (other than the representations and warranties set forth in
Section
 4.8(a)
) shall be true and correct (without giving effect to any limitation as to “materiality” or “ENVI Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties ENVI Parties set forth in
Section
 4.8(a)
shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no ENVI Material Adverse Effect is continuing, and (iii) the representations and warranties of the ENVI Parties of the ENVI Parties (other than the ENVI Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “ENVI Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ENVI Material Adverse Effect;
(b) the ENVI Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no ENVI Material Adverse Effect has occurred that is continuing;
(d) the Aggregate Transaction Proceeds shall be equal to or greater than $105,000,000;
(e) as of immediately following the Effective Time, the ENVI Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to
Section
 5.18(a)(i)-(ii)
;
(f) (i) the Amended and Restated Certificate of Incorporation of ENVI, in the form attached hereto as
Exhibit F
(or in such other form to which the Company shall have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed)), shall have been filed with the Secretary of State of the State of Delaware and shall have become effective or shall provide that they will become effective no later than the Effective Time and (ii) the Amended and Restated Bylaws of ENVI, in the form attached hereto as
Exhibit G
(or in such other form to which the Company shall have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed)), shall have become effective or shall provide that they will become effective no later than the Effective Time;
(g) the ENVI Sponsor and the Other Class B Shareholders shall have complied in all material respects with their covenants and agreements required to be performed or complied with by them under the Sponsor Letter Agreement at or prior to the Closing;
(h) at or prior to the Closing, ENVI shall have delivered, or caused to be delivered, the following documents:
(i) a certificate duly executed by an authorized officer of ENVI, dated as of the Closing Date, to the effect that the conditions specified in
Section
 6.3(a)
,
Section
 6.3(b)
, and
Section
 6.3(c)
, are satisfied, in a form and substance reasonably satisfactory to the Company; and
(ii) the Investor Rights Agreement duly executed by ENVI, the ENVI Sponsor and the Other Class B Shareholders.
Section
 6.4
Frustration of Closing Conditions
. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s breach of its obligations under this Agreement, including a breach of its obligations to use commercially reasonable efforts to cause the Closing to occur as required by
Section
 5.2
. None of the ENVI Parties rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by an ENVI Party’s breach of its obligations under this Agreement, including a breach of its obligations to use commercially reasonable efforts to cause the Closing to occur as required by
Section
 5.2
.
ARTICLE 7
TERMINATION
Section
 7.1
Termination
. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a) by mutual written consent of ENVI and the Company;
(b) by ENVI, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either
Section
 6.2(a)
or
Section
 6.2(b)
could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by ENVI, and (ii) the Termination Date;
provided
,
however
, that none of the ENVI Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either
Section
 6.3(a)
or
Section
 6.3(b)
from being satisfied;
(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any ENVI Party has failed to perform any covenant or agreement on the part of such applicable ENVI Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either
Section
 6.3(a)
or
Section
 6.3(b)
could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to ENVI by the Company and (ii) the Termination Date
; provided
,
however
, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in
Section
 6.2(a)
or
Section
 6.2(b)
from being satisfied;
(d) by either ENVI or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to 11:59 P.M. Eastern Time on February 10, 2022 the “
Termination
Date
”);
provided
, that (i) the right to terminate this Agreement pursuant to this
Section
 7.1(d)
shall not be available to ENVI if any ENVI Party’s breach of any of its covenants or obligations under this Agreement or any Ancillary Document to which it is a party shall have proximately caused (either individually or when taken together) the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this
Section
 7.1(d)
shall not be available to the Company if the Company’s breach of any its covenants or obligations under this Agreement or any Ancillary Document to which it is party shall have proximately caused (either individually or when taken together) the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
provided
, further, that the Termination Date shall be automatically extended by an additional six months if the U.S. Department of Justice or the U.S. Federal Trade Commission issues a “Second Request” for additional information or documentary material pursuant to the HSR Act;
(e) by either ENVI or the Company, if any Governmental Entity of competent jurisdiction shall have issued an Order or enacted or promulgated a Law permanently enjoining or prohibiting the consummation of the Merger (and, in the case of an Order, such Order shall have become final and nonappealable);
(f) by either ENVI or the Company, if the ENVI Shareholders Meeting has been held (including following any adjournment thereof), has concluded, ENVI’s shareholders have duly voted and the ENVI Required Shareholder Approval was not obtained; or
(g) by ENVI, if the Company has not delivered, or cause to be delivered, to ENVI written consents of the Company Shareholders sufficient to constitute the Company Shareholder Written Consent on or prior to the date that constitutes the Company Shareholder Written Consent Deadline; provided, however, that the termination rights under this
Section
 7.1(g)
shall expire and ENVI shall not be entitled to terminate this Agreement pursuant to this
Section
 7.1(g)
if the Company Required Shareholder Approval has been obtained and delivered to ENVI prior to the time that this Agreement is terminated pursuant to this
Section
 7.1(g)
.
Section
 7.2
Effect of Termination
. Except for a termination pursuant to
Section
 7.1(a)
, any termination of this Agreement pursuant to
Section
 7.1
will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to each of the other Parties hereto. In the event of the termination of this Agreement pursuant to
Section
 7.1
, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of
Section
 5.3(a)
, this
Section
 7.2
, Article 8 and Article 1 (to the extent, with respect to Article 1, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and the Confidentiality Agreement shall survive any such termination and remain the valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to
Section
 7.1
shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or any Fraud or (ii) any Person’s Liability under any PIPE Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement, or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.
ARTICLE 8
MISCELLANEOUS
Section
 8.1
Non-Survival
. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time) of the Parties set forth in this Agreement shall terminate at the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.
Section
 8.2
Entire Agreement; Assignment
. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including the
Non-Binding
Letter of Intent dated April 21, 2021. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of ENVI and the Company; provided, however, that to the extent any such assignment following the Closing relates to the ENVI Sponsor Specified Provisions, the assigning Party shall continue to be bound by its obligations under such provisions. Any attempted assignment of this Agreement not in accordance with the terms of this
Section
 8.2
shall be void.
Section
 8.3
Amendment
. This Agreement may be amended or modified only by a written agreement executed and delivered by ENVI and the Company;
provided
,
however
, that following the Closing any amendment or modification to the ENVI Sponsor Specified Provisions that is adverse to the ENVI Sponsor shall also require the written consent of the ENVI Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this
Section
 8.3
shall be void
ab initio
. Subject to the foregoing, this Agreement may be amended or modified before or after the adoption and approval of this Agreement by the Company Shareholders or the shareholders of Merger Sub, provided that after any such adoption and approval, no amendment or modification shall be made to this Agreement that by Law requires further approval or authorization by the Company Shareholders or the shareholders of Merger Sub without such further approval or authorization.
Section
 8.4
Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by
e-mail
(having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the
e-mail
was sent to the intended recipient thereof without an “error” or similar message that such
e-mail
was not received by such intended recipient)), by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) or by reputable overnight courier (fees prepaid) (upon the next Business Day) to the other Parties as follows:
(a) If to any ENVI Party, to:
c/o Environmental Impact Acquisition Corp.
535 Madison Avenue
New York, NY 10022

Attention: Legal Department
E-mail:
    lteipner@cgf.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk; Brian Duff
E-mail:
    steven.stokdyk@lw.com; brian.duff@lw.com
(b) If to the Company, to:
GreenLight Biosciences, Inc.
200 Boston Avenue, Suite 3100
Medford, MA 02155
Attention: General Counsel
Email: notices@greenlightbio.com
with a copy (which shall not constitute notice) to
:
Foley Hoag LLP
155 Seaport Blvd.
Boston, MA 02210
Attention: David Broadwin; John Hancock
E-mail:
     dab@foleyhoag.com; jhancock@foleyhoag.com
and a copy (which shall not constitute notice) to
:
Foley Hoag LLP
1301 Avenue of the Americas, 25
th
Floor
New York, NY 10019
Attention: Adrienne Ellman
Email:       aellman@foleyhoag.com
or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.
Section
 8.5
Governing Law
. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
Section
 8.6
Fees and Expenses
. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. For the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and ENVI shall pay, or cause to be paid, all Unpaid ENVI Expenses.
Section
 8.7
Construction; Interpretation
. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) references to the pronoun “they” or “them” when referring to a natural person shall also include the feminine, masculine and other genders; (c) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (d) references to “$” or “dollar” or “US$” shall be references to United States dollars; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (j) the words “provided”, “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to ENVI, any documents or other materials posted to the electronic data room located at the Intralinks Virtual Data Room under the project name “Project Honey Bee” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted
from time to time; and (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section
 8.8
Exhibits and Schedules
. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the ENVI Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ENVI Disclosure Schedules), respectively, shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ENVI Disclosure Schedules), respectively, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the sections or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature and shall not be deemed to be an admission that such information is material or required to be disclosed.
Section
 8.9
Parties in Interest
. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in
Section
 5.16
,
Section
 5.17
, the last sentence of this
Section
 8.9
and
Section
 8.13
, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The ENVI Sponsor shall be an express third-party beneficiary of
Section
 8.2
,
Section
 8.3
, this
Section
 8.9
,
Section
 8.13
and
Section
 8.14
(collectively, the “
ENVI Sponsor Specified Provisions
”).
Section
 8.10
Severability
. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or its stockholders. Upon any such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the

Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section
 8.11
Counterparts; Electronic Signatures
. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by
e-mail,
DocuSign (or similar platform) or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.
Section
 8.12
Knowledge of Company; Knowledge of ENVI
. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on
Section
 4.8(a)
of the Company Disclosure Schedules (the “
Company Knowledge Parties
”), assuming the Company Knowledge Parties have made reasonable inquiry of their direct reports. For all purposes of this Agreement, the phrase “to ENVI’s knowledge” and “to the knowledge of ENVI” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on
Section
 8.12(b)
of the ENVI Disclosure Schedules (the “
ENVI Knowledge Parties
”), assuming the ENVI Knowledge Parties have made reasonable inquiry of their direct reports. For the avoidance of doubt, none of the individuals set forth on
Section
 8.12(a)
of the Company Disclosure Schedules or
Section
 8.12(b)
of the ENVI Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section
 8.13
No Recourse
. Without limiting any rights of any party to an Ancillary Document against any other party to such Ancillary Document to the extent arising under the terms and conditions thereof or any Liabilities of any party to an Ancillary Document to any other party to such Ancillary Document to the extent arising under the terms and conditions thereof, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought by and against, the Parties, and then only with respect to the specific covenants, agreements, obligations, representations and warranties set forth herein with respect to such Party. Without limiting any rights of any party to an Ancillary Document against any other party to such Ancillary Document to the extent arising under the terms and conditions thereof or any Liabilities of any party to an Ancillary Document to any other party to such Ancillary Document to the extent arising under the terms and conditions thereof, except for the Parties (and then only to the extent of the specific covenants, agreements, obligations, representations and warranties undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other Liabilities of any one or more of the Company, ENVI or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section
 8.14
Extension; Waiver
. The Company may (a) extend the time for the performance of any of the obligations or other acts of the ENVI Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the ENVI Parties set forth herein or (c) waive compliance by the ENVI Parties with any of the agreements or conditions set forth herein. ENVI may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, following the Closing any extension or waiver of the ENVI Sponsor Specified Provisions that is adverse to the ENVI Sponsor shall also require the written consent of the ENVI Sponsor. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section
 8.15
Waiver of Jury Trial
. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 8.15
.
Section
 8.16
Submission to Jurisdiction
. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby,. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this
Section
 8.16
for any reason, (B) any claim that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by overnight courier to such party’s address set forth in
Section
 8.4
shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section
 8.17
Remedies
. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section
 8.18
Trust Account Waiver
.
Reference is made to the final prospectus of ENVI, dated as of January 13, 2021 and filed with the SEC (File Nos.
333-251593
and
333-252093)
on January 15, 2021 (the “
Prospectus
”). The Company acknowledges and agrees and understands that ENVI has established a trust account (the “
Trust Account
”) containing the proceeds of its IPO (including the proceeds of the exercise by the underwriters of their over-allotment option) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of ENVI’s public shareholders (the “
Public Shareholders
”), and that ENVI may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ENVI entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Representatives (acting through the Company) does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between ENVI or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “
Trust Account Released Claims
”). The Company, on behalf of itself and its Representatives (acting through the Company), hereby irrevocably waives any Trust Account Released Claims that the Company or any of its Representatives (acting through the Company) may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with ENVI or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with ENVI or its Affiliates), other than for the release of proceeds from the Trust Account upon the consummation of the Merger.
* * * * *

IN WITNESS WHEREOF
, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ENVIRONMENTAL IMPACT ACQUISITION CORP.

By:	/s/ Daniel Coyne
Name: Daniel Coyne
Title: Chief Executive Officer

HONEY BEE MERGER SUB, INC.

By:	/s/ Daniel Coyne
Name: Daniel Coyne
Title: Chief Executive Officer

GREENLIGHT BIOSCIENCES, INC.

By:	/s/ Andrey Zarur
Name: Andrey Zarur, Ph.D.
Title: Chief Executive Officer

ANNEX B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENVIRONMENTAL IMPACT ACQUISITION CORP.
                    , 2021
Environmental Impact Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “
Corporation
”), DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “
Environmental Impact Acquisition Corp.
”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 2, 2020 (the “
Original Certificate
”).
2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on January 13, 2021 (as amended from time to time, the “
Existing Certificate
”).
3. This Second Amended and Restated Certificate of Incorporation (the “
Certificate of Incorporation
”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with Sections 211, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “
DGCL
”).
4. This Certificate of Incorporation shall become effective simultaneously with, and not before or after, the filing with the Secretary of State of Delaware of that certain Certificate of Merger of Honey Bee Merger Sub, Inc., a Delaware corporation, with and into GreenLight Biosciences, Inc., a Delaware corporation, with the Secretary of the State of Delaware or, if later, the time specified in such Certificate of Merger for the merger contemplated therein to become effective.
5. The text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is GreenLight Biosciences, Inc. (the “
Corporation
”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as the same exists or may hereafter be amended.

ARTICLE III
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is The Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1
Authorized Capital Stock
. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 510,000,000 shares, consisting of (a) 500,000,000 shares of common stock (the “
Common Stock
”) and (b) 10,000,000 shares of preferred stock (the “
Preferred Stock
”).
Section 4.2
Preferred Stock
. The Board of Directors of the Corporation (the “
Board
”) is hereby expressly authorized, without any action or vote by the Corporation’s stockholders (except as may be provided by the terms of any class or series of Preferred Stock then outstanding), to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “
Preferred Stock Designation
”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Subject to
Article IX
and the rights, if any, of the holders of any outstanding series of Preferred Stock under any Preferred Stock Designation, the number of authorized shares of Preferred Stock or any series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section 4.3
Common Stock.

(a)	Voting .
(i) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.
(iii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(iv) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
(b)
Dividends
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)
Liquidation, Dissolution or Winding Up of the Corporation.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4
Rights and Options
. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options;
provided, however
, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1
Board Powers
. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws of the Corporation (“
Bylaws
”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders;
provided, however
, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2
Number, Election and Term
.
(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b) Subject to
Section
 5.5
hereof, the Board is and shall continue to be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation after January 13, 2021, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation after January 13, 2021, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation after January 13, 2021. At each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation after January 13,

2021, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third annual meeting of the stockholders of the Corporation thereafter. Subject to
Section
 5.5
hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights, if any of the holders of shares of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
(c) Subject to
Section
 5.5
hereof, a director shall hold office until the annual meeting for the year in which such director’s term expires and thereafter until the election and qualification of such director’s successor in office, subject to such director’s earlier death, resignation, retirement, disqualification or removal.
(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.
Section 5.3
Newly Created Directorships and Vacancies
. Subject to
Section
 5.5
hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred.
Section 5.4
Removal
. Subject to
Section
 5.5
hereof and except as otherwise required by this Certificate of Incorporation (including any Preferred Stock Designation), any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5
Preferred Stock Directors
. Notwithstanding any other provision of this
Article V
, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation), and such directors shall not be included in any of the classes created pursuant to this
Article V
unless expressly provided by such terms.
Section 5.6
Quorum
. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders;
provided, however
, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws;
provided further, however
, that if the Board recommends that stockholders approve such adoption, amendment, alteration or repeal at such meeting of stockholders, such adoption, amendment, alteration or repeal shall only require the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class;
and provided further, however
, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1
Meetings
. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.
Section 7.2
Advance Notice
. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3
Action by Written Consent
. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION; INSURANCE
Section 8.1
Limitation of Director Liability
. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2
Indemnification and Advancement of Expenses
.
(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “
Proceeding
”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “
Indemnitee
”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition;
provided, however
, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this
Section
 8.2
or otherwise. The rights to indemnification and advancement of expenses conferred by this
Section
 8.2
shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this
Section
 8.2(a)
, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.
(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this
Section
 8.2
shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c) Any amendment, alteration, change or repeal of this
Section
 8.2
by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this
Section
 8.2
, shall, unless otherwise required by law, be prospective only (except to the extent such amendment, alteration, change, repeal or adoption permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such amendment, alteration, change, repeal or adoption in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such amendment, alteration, change, repeal or adoption.
(d) This
Section
 8.2
shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.
Section 8.3
Insurance
. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, against all liability and loss suffered and expenses incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability, loss or expense under the DGCL.
ARTICLE IX
AMENDMENT; SEVERABILITY
Section 9.1
General
. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in
Article VIII
, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this
Article IX
.

Section 9.2
Voting Requirements
. Notwithstanding anything contained in this Certificate of Incorporation (including any Preferred Stock Designation) to the contrary, in addition to any vote required by applicable law, this Certificate of Incorporation (including any Preferred Stock Designation) or the Bylaws, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to reduce the total number of shares of Preferred Stock authorized to be issued by the Corporation or to amend, alter, change or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with,
Section
 4.2
,
Article V
,
Article VI
,
Article VII
,
this
Article IX
or
Article X
. No amendment, alteration, change or repeal of, or adoption of any provision of this Certificate of Incorporation inconsistent with, any of
Section
 4.2
,
Article V
,
Article VI
,
Article VII
, this
Article IX
or
Article X
shall adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such amendment, alteration, change, repeal or adoption.
Section 9.3
Severability
. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 10.1
Forum
. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (the “
Court of Chancery
”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or Proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine (as defined by the laws of the State of Delaware) and, if brought outside the State of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this
Section
 10.1
will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 10.2
Consent to Jurisdiction
. If any action the subject matter of which is within the scope of
Section
 10.1
immediately above is filed in a court other than a court located within the State of Delaware (a “
Foreign Action
”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce
Section
 10.1
immediately above (an “
FSC Enforcement Action
”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 10.3
Notice
. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this
Article X
.
ARTICLE XI
CORPORATE OPPORTUNITY
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply to any director of the Corporation who is not an officer or employee of the Corporation or any of its subsidiaries (any such director, a “
Covered Director
”) in circumstances where the application of any such doctrine would conflict with any fiduciary duty or contractual obligation such Covered Director may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any interest or expectancy that any Covered Director will offer to the Corporation any such corporate opportunity of which he or she may become aware, except that the doctrine of corporate opportunity shall apply with respect to any Covered Director with respect to a corporate opportunity that is presented or offered to, or acquired, created or developed by, or otherwise comes into the possession of, such Covered Director solely in his or her capacity as a director of the Corporation, and the Covered Director is permitted to present that opportunity to the Corporation without violating any legal obligation. An opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is not financially or legally able to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Environmental Impact Acquisition Corp. has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ENVIRONMENTAL IMPACT ACQUISITION CORP.

By:

Name:
Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

ANNEX C
AMENDED AND RESTATED BYLAWS
OF
ENVIRONMENTAL IMPACT ACQUISITION CORP.
(THE “CORPORATION”)
ARTICLE I
OFFICES
Section
 1.1
Registered Office
. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.
Section
 1.2
Additional Offices
. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “
Board
”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
Section
 2.1
Annual Meetings
. The annual meeting of stockholders shall be held at such place, either within or outside the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that
the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to
Section
 9.5(a)
. At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting. If no annual meeting has been held for a period of thirteen (13) months after the Corporation’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an annual meeting. Any and all references hereafter in these Bylaws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
Section
 2.2
Special Meetings
. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“
Preferred Stock
”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Board pursuant to a resolution adopted by a majority of the Board and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or outside the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that
the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to
Section
 9.5(a)
. The Board may, in its sole discretion, postpone or reschedule any previously scheduled special meeting of stockholders. Nominations of persons for election to the Board and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with
Section
 2.1
of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an annual meeting for purposes of these Bylaws.

Section
 2.3
Notices.
Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by
Section
 9.3
to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “
DGCL
”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed or cancelled by the Board upon Public Announcement (as defined in
Section
 2.7(c)
) given before the date previously scheduled for such meeting.
Section
 2.4
Quorum
. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “
Certificate of Incorporation
”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present, in person or by proxy, at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in
Section
 2.6
until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes;
provided, however
, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section
 2.5
Voting of Shares
.
(a)
Voting Lists
. The Secretary of the Corporation (the “
Secretary
”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder;
provided, however
, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Nothing contained in this
Section
 2.5(a)
shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that
the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by
Section
 9.5(a)
, the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence regarding which stockholders are entitled to examine the list required by this
Section
 2.5(a)
or to vote in person or by proxy at any meeting of stockholders.
(b)
Manner of Voting
. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in
Section
 9.3
),
provided that
any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
(c)
Proxies
. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.
(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that
any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used;
provided that
such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)
Required Vote
. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
(e)
Inspectors of Election
. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section
 2.6
Adjournments
. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with
Section
 9.2
, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section
 2.7
Advance Notice for Business
.
(a)
Annual Meetings of Stockholders
. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (A) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this
Section
 2.7(a)
and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this
Section
 2.7
(
a)
. Notwithstanding anything in this
Section
 2.7(a)
to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to
Section
 3.2
will be considered for election at such meeting.
(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to
Section
 2.7(a)(iv)
, a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the anniversary date of the immediately preceding annual meeting of stockholders;
provided, however
, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (A) the close of business on the 120th day before the meeting or (B) the close of business on the 10th day following the day on which Public Announcement of the date of the annual meeting is first made by the Corporation. The Public

Announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this
Section
 2.7(a)
.
(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner with respect to the Corporation’s securities, (E) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (G) a representation that such stockholder is a stockholder of record and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (H) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal.
(iii) A stockholder providing timely notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business) provided or required to be provided in such notice pursuant to these Bylaws shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to such annual meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date of the annual meeting (in the case of the update and supplement required to be made as of 10 business days prior to the meeting).
(iv) The foregoing notice requirements of this
Section
 2.7(a)
shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule
14a-8
(or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Except as otherwise required by law, nothing in this
Section
 2.7
shall obligate the Corporation to include information with respect to such proposal in any proxy statement. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this
Section
 2.7(a)
,
provided,
however
, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this
Section
 2.7(a)
shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this
Section
 2.7(a)
or that the information provided in a stockholder’s notice does not satisfy the information requirements of this
Section
 2.7(a
), then such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this
Section
 2.7(a)
, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(v) In addition to the provisions of this
Section
 2.7(a
), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this
Section
 2.7(a)
shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule
14a-8
under the Exchange Act.
(b)
Special Meetings of Stockholders
. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders.
(c)
Public Announcement
. For purposes of these Bylaws, “
P
ublic Announcement
” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).
Section
 2.8
Conduct of Meetings
. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section
 2.9
Consents in Lieu of Meeting
. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual meeting or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE III
DIRECTORS
Section
 3.1
Powers; Number
. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
Section
 3.2
Advance Notice for Nomination of Directors
.
(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation at any meeting of stockholders, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (A) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this
Section
 3.2
and on the record date for the determination of stockholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this
Section
 3.2
.
(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the anniversary date of the immediately preceding annual meeting of stockholders;
provided, however
, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (A) the close of business on the 120th day before the meeting or (B) the close of business on the 10th day following the day on which Public Announcement of the date of the annual meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this
Section
 3.2
.
(c) Notwithstanding anything in
Section
 3.2(b)
to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no Public Announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this
Section
 3.2
shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such Public Announcement was first made by the Corporation.
(d) To be in proper written form, a stockholder’s notice to the Secretary must:
(i) set forth, as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person, (D) a reasonably detailed description of any compensatory, indemnification, reimbursement, payment or other financial agreement, arrangement or understanding that the person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “
Third-Party Compensation Arrangement
”), and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(ii) set forth, as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner with respect to the Corporation’s securities, (D) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (E) a representation that such stockholder is a stockholder of record and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to elect each such nominee and/or (2) otherwise to solicit proxies from stockholders in support of such nomination, and (G) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and
(iii) be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e) A stockholder providing timely notice of a nomination to be made at any annual meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to these Bylaws shall be true and correct as of the record date for the annual meeting and as of the date that is 10 business days prior to such annual meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date of the annual meeting (in the case of the update and supplement required to be made as of 10 business days prior to the annual meeting).
(f) To be eligible to be a stockholder’s nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under this
Section
 3.2
: (i) a completed directors’ and officers’ questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (ii) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (iii) a written representation and agreement that, unless previously disclosed to the Corporation in the nominating stockholder’s notice under this
Section
 3.2
, the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (iv) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
(g) If the Board or the chairman of the annual meeting of stockholders determines that any nomination was not made in accordance with the provisions of this
Section
 3.2
, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this
Section
 3.2
, then such nomination shall not be considered at the annual meeting. Notwithstanding the foregoing provisions of this
Section
 3.2
, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(h) In addition to the provisions of this
Section
 3.2
, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this
Section
 3.2
shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
Section
 3.3
Compensation
. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed for their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
ARTICLE IV
BOARD MEETINGS
Section
 4.1
Annual Meetings
. The Board shall meet as soon as practicable after the adjournment of each annual meeting of stockholders at the place of the annual meeting of stockholders unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this
Section
 4.1
.
Section
 4.2
Regular Meetings
. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or outside the State of Delaware) as shall from time to time be determined by the Board.
Section
 4.3
Special Meetings
. Special meetings of the Board (a) may be called by the Chairman of the Board or Chief Executive Officer (or, if the Corporation has no Chief Executive Officer, the President) and (b) shall be called by the Chairman of the Board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or outside the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in
Section
 9.3
, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with
Section
 9.4
.
Section
 4.4
Quorum; Required Vote
. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section
 4.5
Consent In Lieu of Meeting
. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section
 4.6
Organization
. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V
COMMITTEES OF DIRECTORS
Section
 5.1
Establishment
. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section
 5.2
Available Powers
. Any committee established pursuant to
Section
 5.1
hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section
 5.3
Alternate Members
. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.
Section
 5.4
Procedures
. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. If the Board or the committee shall have appointed a chairman of the committee, the chairman of the committee may call a meeting of the committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to
Article III
and
Article IV
of these Bylaws.
ARTICLE VI
OFFICERS
Section
 6.1
Officers
. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this
Article VI
. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.
(a)
Chairman of the Board
. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.
(b)
Chief Executive Officer
. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to
Section
 6.1(a)
above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c)
President
. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.
(d)
Vice Presidents
. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
(e)
Chief Financial Officer
. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).
(f)
Treasurer
. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.
(g)
Secretary
.
(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
(h)
Assistant Secretaries
. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
Section
 6.2
Term of Office; Removal; Vacancies; Absence or Disability
. The elected officers of the Corporation shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer or President, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.
Section
 6.3
Other Officers
. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
Section
 6.4
Multiple Officeholders; Stockholder and Director Officers
. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders, directors or residents of the State of Delaware.
ARTICLE VII
SHARES
Section
 7.1
Certificated and Uncertificated Shares
. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Section
 7.2
Multiple Classes of Stock
. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above;
provided, however
, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section
 7.3
Signatures
. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section
 7.4
Consideration and Payment for Shares
.
(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.
(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.
(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, destruction or wrongful taking of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 7.6 Transfer of Stock.
(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
(i) in the case of certificated shares, the certificate representing such shares has been surrendered;
(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with
Section
 7.8(a)
; and
(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.
(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.
Section
 7.7
Registered Stockholders
. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section
 7.8
Effect of the Corporation
’
s Restriction on Transfer
.
(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.
Section
 7.9
Regulations
. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE VIII
INDEMNIFICATION
Section
 8.1
Right to Indemnification
. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “
proceeding
”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “
Indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in
 Section
 8.3
 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section
 8.2
Right to Advancement of Expenses
. In addition to the right to indemnification conferred in
 Section
 8.1
, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “
advancement of expenses
”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “
undertaking
”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this
 Article
 VIII
 or otherwise.
Section
 8.3
Right of Indemnitee to Bring Suit
. If a claim under
 Section
 8.1
 or
 Section
 8.2
 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “
final adjudication
”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
 Article
 VIII
 or otherwise shall be on the Corporation.
Section
 8.4
Non-Exclusivity
of Rights
. The rights provided to any Indemnitee pursuant to this
 Article
 VIII
 shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
Section
 8.5
Insurance
. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section
 8.6
Indemnification of Other Persons
. This
 Article
 VIII
 shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this
 Article
 VIII
 with respect to the indemnification and advancement of expenses of Indemnitees under this
 Article
 VIII
.
Section
 8.7
Amendments
. Any repeal or amendment of this
 Article
 VIII
 by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this
 Article
 VIII
, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this
 Article VIII
 shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.
Section
 8.8
Certain Definitions
. For purposes of this
 Article
 VIII
, (a) references to “
other enterprise
” shall include any employee benefit plan; (b) references to “
fines
” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “
serving at the request of the Corporation
” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
Section
 8.9
Contract Rights
. The rights provided to Indemnitees pursuant to this
 Article VIII
 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
Section
 8.10
Severability
. If any provision or provisions of this
 Article
 VIII
 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this
 Article
 VIII
 shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this
 Article
 VIII
 (including, without limitation, each such portion of this
Article VIII
 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
Section
 9.1
Place of Meetings
. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation;
provided, however
, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to
Section
 9.5
hereof, then such meeting shall not be held at any place.
Section
 9.2
Fixing Record Dates
.
(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;
provided, however
, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this
Section
 9.2(a)
at the adjourned meeting.
(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 9.3 Means of Giving Notice.
(a)
Notice to Directors
. Whenever notice is required to be given to any director under applicable law, the Certificate of Incorporation or these Bylaws, such notice shall be given either (i) in writing and sent either by hand delivery or through the United States mail, or by a nationally recognized delivery service for next day delivery, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)
Notice to Stockholders
. Whenever notice is required to be given to any stockholder under applicable law, the Certificate of Incorporation or these Bylaws, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in, Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice;
provided, however
, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c)
Electronic Transmission
. “
Electronic transmission
” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d)
Notice to Stockholders Sharing Same Address
. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e)
Exceptions to Notice Requirements
.
(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this
Section
 9.3(e)(ii)
to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section
 9.4
Waiver of Notice
. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.5 Meeting Attendance via Remote Communication Equipment.
(a)
Stockholder Meetings
. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(i) participate in a meeting of stockholders; and
(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that
(A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.
(b)
Board Meetings
. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section
 9.6
Dividends
. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section
 9.7
Reserves
. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section
 9.8
Contracts and Negotiable Instruments
. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section
 9.9
Fiscal Year
. The fiscal year of the Corporation shall be fixed by the Board.
Section
 9.10
Seal
. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section
 9.11
Books and Records
. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section
 9.12
Resignation
. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section
 9.13
Surety Bonds
. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
Section
 9.14
Securities of Other Entities
. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation or other entity in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation or other entity, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
Section
 9.15
Amendments
. These Bylaws may be amended, altered or repealed, in whole or in part, and new bylaws may be adopted, by the Board or by the stockholders as provided in the Certificate of Incorporation.
ARTICLE X
BUSINESS COMBINATION
LOCK-UP
Section
 10.1
Certain Definitions
. For purposes of this
Article X
:
(a) “
Business Combination Agreement
” shall mean the Business Combination Agreement dated as of August 9, 2021 among the Corporation, Honey Bee Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation (“
ENVI Merger Sub
”), and Greenlight Biosciences, Inc., a Delaware corporation (“
GLBS
”).
(b) “
Change in Control
” means the Transfer (whether by merger, consolidation, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, other business combination or other transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Corporation’s voting securities if, after such Transfer, such person or group of affiliated persons (i) would hold outstanding securities representing a majority of the voting power of the Corporation (or the surviving, resulting or acquiring entity or a parent thereof), (ii) would otherwise have the power to control the board of directors (or its nearest equivalent) of the Corporation (or the surviving, resulting or acquiring entity or a parent thereof) or (iii) would otherwise have the power to direct the operations of the Corporation (or the surviving, resulting or acquiring entity or a parent thereof).
(c) “
Common Stock
” shall mean the shares of the Corporation’s common stock, par value $0.0001 per share.
(d) “
GLBS Merger
” shall mean the merger of ENVI Merger Sub with and into GLBS pursuant to the Business Combination Agreement.
(e) “
Lock-up
Party
” shall mean a holder of
Lock-up
Shares and its Permitted Transferees.
(f) “
Lock-up
Period
” shall mean the period beginning on the closing date of the GLBS Merger and ending on the date that is the earlier of (i) 180 days after such closing date and (ii) the date that the last sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the date of adoption of this
Article X
) for any 20 trading days within any
30-trading
day period commencing at least 120 days after the Effective Time (as defined in the Business Combination Agreement), or (y) the date on which the Corporation completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
(g) “
Lock-up
Shares
” shall mean (i) the shares of Common Stock issuable as consideration pursuant to the terms of the GLBS Merger under the Business Combination Agreement, (ii) the options issuable by the Corporation pursuant to the Business Combination Agreement in respect of the Rollover Options (as defined in the Business Combination Agreement) and (iii) the shares of Common Stock issuable upon the exercise, conversion, exchange or other settlement of such options. For avoidance of doubt, “
Lock-up
Shares
” do not include any shares of Common Stock issuable substantially contemporaneously with the GLBS Merger pursuant to subscription agreements between the Corporation and certain investors or any shares of Common Stock acquired in the public market.
(h) “
Permitted Transferees
” means, prior to the expiration of the
Lock-up
Period, any person or entity to whom a
Lock-up
Party is permitted to transfer
Lock-up
Shares pursuant to
Section
 10.4
.
(i) “
Transfer
” shall mean to, directly or indirectly (i) sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other agreement, arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person or entity, (ii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any such interest, (iii) enter into any swap, short sale, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such interest, whether any such transaction is to be settled by delivery of securities, in cash or otherwise, or (iv) make any public announcement of any intention to effect any transaction specified in clause (i), (ii) or (iii).
Section
 10.2
Lock-up
.
Lock-up
Shares may not be Transferred until the end of the
Lock-up
Period (the “
Lock-up
”).

Section
 10.3
Excluded Transfers
. The
Lock-up
shall not apply to the following:
(a) Transfers to the Corporation (including without limitation Transfers to the Corporation to pay the exercise price of any option or warrant or to satisfy any tax withholding obligations in connection with the exercise of any option or warrant or the vesting of any stock-based awards) or in connection with the liquidation or dissolution of the Corporation;
(b) Transfers pursuant to a
bona fide
third-party merger, consolidation, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, other business combination or other transaction or series of related transactions involving a Change in Control of the Corporation;
provided, however
, that in the event that such merger, consolidation, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, other business combination or other transaction is not completed, the
Lock-up
Shares shall remain subject to the
Lock-up;
(c) the establishment of a trading plan pursuant to Rule
10b5-1
promulgated under the Exchange Act,
provided that
such plan does not provide for the Transfer of any
Lock-up
Shares during the
Lock-up
Period; for the avoidance of doubt, any
Lock-up
Shares subject to any such plan shall continue to be subject to the
Lock-up;
(d) Transfers pursuant to a qualified domestic relations order, court order or in connection with a divorce settlement; or
(e) Transfers to generate proceeds (on an
after-tax
basis) to pay the exercise price of, and/or satisfy tax withholding obligations in connection with, the exercise of options to purchase shares of Common Stock expiring within the
Lock-up
Period (including a “broker-assisted cashless exercise” involving a market sale).
Section
 10.4
Transfers to Permitted Transferees
. Notwithstanding the
Lock-up,
Lock-up
Shares may be Transferred to a Permitted Transferee during the
Lock-up
Period by a
Lock-up
Party in the following circumstances (but, for avoidance of doubt, any
Lock-up
Shares so Transferred shall remain
Lock-up
Shares):
(a) Transfers as a
bona fide
gift or charitable contribution;
(b) Transfers to a trust, family limited partnership or other entity formed primarily for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the
Lock-up
Party or any other person with whom the
Lock-up
Party has a relationship by blood, marriage or adoption not more remote than first cousin and Transfers to any such family member;
(c) Transfers by will or intestate succession upon the death of the
Lock-up
Party,
provided that
the appointment of one or more executors, administrators or personal representatives of the estate of a
Lock-up
Party shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of the
Lock-up
on behalf of such estate;
(d) if the
Lock-up
Party is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity (each, an “
Entity
”), (i) Transfers to another Entity that controls, is controlled by or is under common control or management with the
Lock-up
Party, or (ii) dividends, distributions or other dispositions to direct or indirect stockholders, partners, limited liability company members or other equity holders of the
Lock-up
Party, including, for the avoidance of doubt, where the
Lock-up
Party is a partnership, to its general partner or a successor partnership, fund or investment vehicle, or any other partnerships, funds or investment vehicles controlled or managed by such partnership;
(e) if the holder is a trust, Transfers to a trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;
(f) Transfers to the Corporation’s officers, directors or their affiliates;

(g) Transfers to any other
Lock-up
Party or direct or indirect stockholders, partners, limited liability company members or other equity holders of a
Lock-up
Party, any affiliates of any
Lock-up
Party or any related partnerships, funds or investment vehicles controlled or managed by such persons or Entities;
(h) pledges or postings of
Lock-up
Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any
Lock-up
Party;
provided, however
, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers, provided that
the Permitted Transferee’s obligations under the
Lock-up
with respect to the
Lock-up
Shares Transferred to such Permitted Transferee need not take effect until the Permitted Transferee takes possession of the
Lock-up
Shares as a result of a foreclosure, margin call or similar disposition; or
(i) Transfers to a nominee or custodian of a Permitted Transferee under this
Section
 10.4
.
Section 10.5 Miscellaneous Provisions Relating to Transfers.
(a)
Prior Notice
. A transferring
Lock-up
Party shall give the Corporation at least three (3) business days’ prior notice of any proposed Transfer of
Lock-up
Shares that is permitted by
Section
 10.3
or
Section
 10.4
.
(b)
Null and Void
. Any attempt to Transfer any
Lock-up
Shares that is not in compliance with this
Article X
shall be null and void
ab initio
, and the Corporation shall not be obligated to, and may cause any transfer agent not to, give any effect in the Corporation’s stock records to such attempted Transfer, and the purported transferee in any such purported Transfer shall not be treated as the owner of such
Lock-up
Shares for any purpose.
Section
 10.6
No Adverse Changes
. No amendment, alteration, change or repeal of any provision of this
Article X
that adversely affects the rights or obligations of a
Lock-up
Party may be enforced against such
Lock-up
Party with respect to any
Lock-up
Shares issued before such amendment, alteration, change or repeal, unless the
Lock-up
Party (or a prior holder of such
Lock-up
Shares) shall have voted in favor of, or otherwise agreed in writing to, such amendment, alteration, change or repeal.
Section
 10.7
Amendment and Waiver
. The Board may amend, alter, change or repeal, or waive the application of, any provision of this
Article X
as provided in the Certificate of Incorporation, but any such amendment, alteration, change, repeal or waiver shall (i) not make such restrictions more restrictive or apply for a longer period of time and (ii) require the unanimous approval of the directors present at any duly called meeting of the Board at which a quorum is present.
Section
 10.8
Expiration
. This
Article X
shall expire and cease to have any force or effect upon the end of the
Lock-up
Period, but the expiration hereof shall not relieve any person or Entity of any liability for any violation of this
Article X
prior to such expiration.

ANNEX D
SPONSOR LETTER AGREEMENT
This SPONSOR LETTER AGREEMENT (this “
Agreement
”), dated as of August 9, 2021, is made by and among (i) CG Investments Inc. VI, a Canadian corporation (“
Sponsor
”), (ii) HB Strategies LLC, a Delaware limited liability company (“
HB Strategies
”), (iii) the other holders of Class B Common Stock, par value $0.0001 per share, of ENVI (“
ENVI Class
 B Shares
”) (such holders, the “
Other Class
 B Shareholders
” and together with Sponsor and HB Strategies, the “
Shareholders
,” and each a “
Shareholder
”), (iv) Environmental Impact Acquisition Corp., a Delaware corporation (“
ENVI
”), and (v) GreenLight Biosciences, Inc., a Delaware corporation (the “
Company
”). Each of the Shareholders, ENVI and the Company shall be referred to herein from time to time collectively as the “
Parties
” and each as a “
Party
.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, as of the date hereof the Shareholders are collectively the holders of record and “beneficial owners” (within the meaning of Rule
13d-3
under the Exchange Act) of an aggregate of 5,175,000 ENVI Class B Shares, warrants (the “
Private Placement Warrants
”) to purchase 2,000,000 shares of Class A Common Stock, par value $0.0001 per share, of ENVI (“
ENVI Class
 A Shares
” and together with ENVI Class B Shares, the “
ENVI Common Stock
”) issued to HB Strategies pursuant to a private placement of securities, and warrants (the “
Insider Warrants
,” and together with the Private Placement Warrants and any other warrants to purchase ENVI Class A Shares that ENVI may issue to HB Strategies, Sponsor or any of their respective Affiliates after the date hereof, the “
ENVI Warrants
”) to purchase 750,000 ENVI Class A Shares issued to the Sponsor and certain directors and officers of ENVI (the ENVI Class B Shares, Private Placement Warrants and Insider Warrants owned by the Shareholders, together with any additional ENVI Common Stock or securities convertible into or exercisable or exchangeable for ENVI Common Stock issued as a result of a stock dividend, stock split, recapitalization, combination, reclassification or exchange of such shares, or upon exercise or conversion of such securities, the “
Subject ENVI Securities
”);
WHEREAS, concurrently with the execution and delivery of this Agreement, ENVI, the Company and Honey Bee Merger Sub, Inc., a Delaware corporation (“
ENVI
Merger Sub
” and together with ENVI, the “
ENVI Parties
” and each an “
ENVI Party
”), are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “
Business Combination Agreement
”); and
WHEREAS, the Business Combination Agreement contemplates that, concurrently with the entry into the Business Combination Agreement by the parties thereto, the Parties will enter into this Agreement, pursuant to which, among other things, (a) the Shareholders agree that they will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (b) the Shareholders agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of ENVI, including under Article IV of the Amended and Restated Certificate of Incorporation of ENVI, or any other anti-dilution or similar protection with respect to all of the ENVI Class B Shares related to the transactions contemplated by the Business Combination Agreement, (c) subject to certain exceptions or as otherwise set forth herein, the Shareholders agree not, directly or indirectly, to sell, assign, transfer (including by operation of law), create any Lien or pledge, dispose of or otherwise encumber any securities or other equity interests of ENVI or otherwise agree to do any of the foregoing, and (d) the Shareholders agree not to solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, an ENVI Acquisition Proposal.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.
Agreement to Vote
.
(a) Each Shareholder (in his, her or its capacity as a shareholder of ENVI and on behalf of himself, herself and itself and not the other Shareholders) hereby irrevocably agrees, at any meeting of the shareholders of ENVI duly called and convened in accordance with the Governing Documents of ENVI, whether or not adjourned and however called, including at the ENVI Shareholders Meeting or otherwise, and in any action by written consent of the shareholders of ENVI, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of such Subject ENVI Securities (if any) held of record or beneficially by such Shareholder as of the date of this Agreement, or to which such Shareholder acquires record or beneficial ownership after the date hereof, in favor of each of the Transaction Proposals, in each case, to the extent Subject ENVI Securities are entitled to vote thereon or consent thereto and (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject ENVI Securities to be counted as present thereat for the purpose of establishing a quorum, and (iii) to vote against, or cause to be voted against, or withhold written consent, or cause written consent to be withheld, with respect to, as applicable, (A) any ENVI Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of such Shareholder’s covenants, agreements or obligations under this Agreement, (y) a breach of any of the ENVI Parties’ covenants, agreements or obligations under the Business Combination Agreement or (z) any of the conditions to the Closing set forth in Sections 6.1 or 6.3 of the Business Combination Agreement not being satisfied.
(b) Without limiting any other rights or remedies of the Company, each Shareholder hereby irrevocably appoints each of the chief executive officer, the chief financial officer and the general counsel of the Company, and each of them acting singly, or any other officer of the Company designated by the Company, as such Shareholder’s agent, attorney-in-fact
and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of such Shareholder, (i) to attend on behalf of such Shareholder any meeting of the shareholders of ENVI, including any ENVI Shareholders Meeting, with respect to the matters described in
Section
 1(a)
, (ii) to include the Subject ENVI Securities in any computation for purposes of establishing a quorum at any such meeting of the shareholders of ENVI, and (iii) to vote (or cause to be voted), or deliver a written consent (or withhold consent) with respect to, as applicable, the Subject ENVI Securities on the matters specified in, and in accordance and consistent with
Section
 1(a)
in connection with any such meeting or any action by written consent by the holders of ENVI Shares, in each case, in the event that such Shareholder fails to perform, to be counted as present at any meeting or otherwise comply with the covenants, agreements or obligations set forth in
Section
 1(a)
.
(c) The proxy granted by each Shareholder pursuant to
Section
 1(b)
is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Shareholder pursuant to
Section
 1(b)
is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Shareholder and shall revoke any and all prior proxies granted by such Shareholder with respect to the Subject ENVI Securities. The vote or consent of the proxyholder in accordance with
Section
 1(b)
and with respect to the matters described in
Section
 1(a)
shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject ENVI Securities and a vote or consent by such Shareholder of such Subject ENVI Securities (or any other Person with the power to vote or provide consent with respect to such Subject ENVI Securities) with respect to the matters described in
Section
 1(a)
. The proxyholder may not exercise the proxy granted pursuant to
Section
 1(b)
on any matter except for those matters described in
Section
 1(a)
.
2.
Waiver of Anti-dilution Protection
. Each Shareholder hereby agrees that, at or before the Closing, all ENVI Class B Shares held by such Shareholder shall be converted into an identical number of ENVI Class A

Shares, without any adjustment whatsoever, and each Shareholder shall take such action as shall be necessary to effectuate such conversion at such time. Each Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the ENVI Class B Shares held by him, her or it convert into ENVI Class A Shares, including those set out in Article IV of the Amended and Restated Certificate of Incorporation of ENVI, in connection with the transactions contemplated by the Business Combination Agreement or otherwise. ENVI hereby acknowledges and agrees to such waiver. If for any reason a Shareholder shall receive, in respect of the conversion of the ENVI Class B Shares held by him, her or it, more than an identical number of ENVI Class A Shares, such Shareholder agrees to, and hereby does, surrender all such excess ENVI Class A Shares to ENVI without additional consideration.
3.
Transfer of Shares
.
(a) Except with the prior written consent of the Company (such consent to be given or withheld in its sole discretion), from and after the date hereof, each Shareholder hereby agrees that he, she or it shall not (i) Transfer any of his, her or its Subject ENVI Securities, (ii) enter into (A) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more other developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to Transfer his, her or its Subject ENVI Securities or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject ENVI Securities in a manner inconsistent with the covenants and obligations of this Agreement, or (iii) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (i)
 or
(ii)
;
provided
,
however
, that the foregoing shall not apply to any Transfer (1) to any other Shareholder party to this Agreement; (2) in the case of an individual, by will or intestate succession upon the death of the individual (it being understood and agreed that the appointment of one or more executors, administrators or personal representatives of the estate of an individual shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of this Agreement on behalf of such estate); (3) in the case of an individual, pursuant to a qualified domestic relations order, court order or in connection with a divorce settlement; (4) in the case of an individual, to a trust, family limited partnership or other entity Controlled by such individual and formed primarily for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such individual or any other person with whom the individual has a relationship by blood, marriage or adoption not more remote than first cousin; (5) to an Affiliate Controlled by such Shareholder; or (6) to a nominee or custodian of a permitted transferee under clauses (1) through (5) above;
provided
, that the transferring Shareholder shall, and shall cause any transferee of his, her or its Subject ENVI Securities of the type set forth in clauses (1) through (6), to enter into a written agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the transferring Shareholder hereunder and the making of all applicable representations and warranties of the transferring Shareholder set forth in
Section
 5
with respect to such transferee and his, her or its Subject ENVI Securities received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “
Transfer
” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). For the avoidance of doubt and not withstanding any other provision of this Section 3, nothing in this Agreement or otherwise shall prevent HB Strategies or its affiliates from Transferring or otherwise transacting in any securities of ENVI other than the Subject ENVI Securities, including without limitation those acquired in the open market, privately negotiated transactions, the ENVI initial public offering or otherwise.
(b) In the event of a stock split, stock dividend or distribution, or any change in the Equity Securities of ENVI by reason of a split-up,
reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Subject ENVI Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
(c) In furtherance of the foregoing, ENVI hereby agrees to (i) place a revocable stop order on all Subject ENVI Securities subject to
Section
 3(a)
, including those which may be covered by a registration statement, and (ii) notify ENVI’s transfer agent in writing of such stop order and the restrictions on such Subject ENVI Securities under
Section
 3(a)
and direct ENVI’s transfer agent not to process any attempts by any such Shareholder to Transfer any Subject ENVI Securities except in compliance with
Section
 3(a)
; for the avoidance of doubt, the obligations of ENVI under this
Section
 3(b)
shall be deemed to be satisfied by the existence of any similar stop order or restrictions currently existing on the Subject ENVI Securities.
4.
Other Covenants
.
(a)
Confidentiality
. Each Shareholder hereby acknowledges and agrees that prior to the Company’s public announcement of the Business Combination Agreement on a Report on Form
8-K,
the information being provided in connection with this Agreement, the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of that certain Mutual Confidentiality Agreement, dated February 12, 2021, by and between the Company and ENVI, a form of which is attached hereto as
Exhibit A
(the “
Confidentiality Agreement
”)
and the terms of which are incorporated herein by reference, that such information may constitute confidential information of each of the Company and ENVI, that such Shareholder shall be bound by the Confidentiality Agreement to the same extent as if it were a party thereto as a recipient of confidential information thereunder, and that such Shareholder shall not disclose any such confidential information except as otherwise permitted by the Confidentiality Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this
Section
 4(a)
or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement, the Business Combination Agreement, or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement, the Business Combination Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.
(b)
Public Announcements
. Each Shareholder agrees that neither it nor any of its Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Business Combination Agreement or the transactions contemplated hereby and thereby without the prior written consent of the Company and ENVI;
provided, however
, that each Shareholder and its Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Shareholder shall, to the extent permitted by such applicable Law, use commercially reasonable efforts to consult with the Company and ENVI and give each of the Company and ENVI the opportunity to review such announcement or communication and comment thereon and the disclosing Shareholder shall consider such comments in good faith, or (B) after the Closing, the disclosing Shareholder and/or its Representatives, as applicable, shall, to the extent permitted by such applicable Law, use commercially reasonable efforts to consult with ENVI and give ENVI the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this
Section
 4(b)
and (iii) to Governmental Entities in connection with any Consents required to be obtained or made under this Agreement, the Business Combination Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
(c)
Exclusive Dealing
. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Shareholder shall not, and shall cause its Representatives and controlled Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, an ENVI Acquisition Proposal; (ii) furnish or disclose any non-public
information to any Person in connection with, or that could reasonably be expected to lead to, an ENVI Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding an ENVI Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with any offering of any Equity Securities, or other securities, of any ENVI Party, other than any such filings or submissions required or otherwise expressly contemplated by the Business Combination Agreement; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any ENVI Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of such Shareholder’s obligations under this
Section
 4(c)
).
(d)
Acknowledgement of Reliance
. Each Shareholder acknowledges and agrees that the Company is entering into the Business Combination Agreement in reliance upon such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and without such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.
(e)
Waiver of Redemption
. Each Shareholder hereby agrees that it shall not participate in or effect, or submit a request to participate in or effect any ENVI Shareholder Redemption with respect to any Subject ENVI Securities held by him, her or it, provided however,
that nothing in this Section 4(e) or otherwise shall prohibit or restrict HB Strategies from redeeming any securities of ENVI other than the Subject ENVI Securities, including without limitation those acquired in the open market, privately negotiated transactions, the ENVI initial public offering or otherwise.
(f)
Further Assurances
. From time to time, at the Company’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Each Shareholder further agrees not to commence or participate (in a manner adverse to ENVI or the Company) in, and to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, derivate or otherwise, against ENVI, the Company or any of their respective Affiliates, challenging the transactions contemplated by the Business Combination Agreement or disputing the allocation of the consideration payable as part of the Merger pursuant to the terms of the Business Combination Agreement (including any Proceeding (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Business Combination Agreement or (b) alleging breach of any fiduciary duty of the ENVI Board in connection with this Agreement, the Business Combination Agreement, any other Ancillary Agreement or any of the transactions contemplated hereby or thereby), except for any Proceeding to enforce such Shareholder’s right under the Investor Rights Agreement following the Closing.
(g)
Authorization to Publish
. Each Shareholder hereby authorizes ENVI and the Company to publish and disclose in any announcement, filing or disclosure required to be made by any Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC such Shareholder’s identity and ownership of Equity Securities of the Company or ENVI and the nature of such Shareholder’s obligations under this Agreement.
(h)
Forfeiture
. If more than 25% of the ENVI Class A Shares issued and outstanding as of the date hereof are redeemed by the holders of such shares in accordance with the terms of ENVI’s Governing Documents, then, (i) immediately prior to the Closing, HB Strategies will forfeit a number of ENVI Warrants equal to the HB Pro Rata Share of the Forfeited Warrants (the “
HB Forfeited Warrants
”), and (ii) immediately prior to the Closing, Sponsor will forfeit a number of ENVI Warrants equal to the Sponsor Pro Rata Share of the Forfeited Warrants (the “
Sponsor Forfeited Warrants
”). To the extent HB Strategies and Sponsor are required

to forfeit any such warrants, as applicable, in accordance with this Section 4(h), then immediately prior to the Closing, HB Strategies and Sponsor, as applicable, will (and, subject only to the occurrence of the Closing does), irrevocably surrender, forfeit and transfer to ENVI, for no consideration and without any further right thereto, and consents to the termination and cancellation of the HB Forfeited Warrants (and any other Equity Securities into which the HB Forfeited Warrants may have been converted or for which such HB Forfeited Warrants may have been exercised or exchanged) and the Sponsor Forfeited Warrants (and any other Equity Securities into which the Sponsor Forfeited Warrants may have been converted or for which such Sponsor Forfeited Warrants may have been exercised or exchanged). For purposes of this Section 4(h): “
Forfeited Warrants
” shall mean 25% of the total number of outstanding ENVI Warrants as of the date hereof (and shall include any other Equity Securities into which the Forfeited Warrants are or have been converted or for which such Forfeited Warrants are or have been exercised or exchanged, and any other securities issued in respect of any Forfeited Warrants in connection with a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of any such securities); “
HB Pro Rata Share
” shall mean the number of ENVI Warrants held by HB Strategies divided by
the total number of ENVI Warrants held by both Sponsor and HB Strategies; and “
Sponsor Pro Rata Share
” shall mean the number of ENVI Warrants held by Sponsor
divided by
the total number of ENVI Warrants held by both Sponsor and HB Strategies.
5.
Shareholder Representations and Warranties
. Each Shareholder represents and warrants, solely with respect to himself, herself or itself and not any of the other Shareholders, to the Company as follows:
(a) If such Shareholder is an entity, such Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
(b) If such Shareholder is an entity, such Shareholder has the requisite corporate, limited liability company or other similar power and authority or, if such Shareholder is an individual, has the legal capacity and the requisite power and authority to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. If such Shareholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of such Shareholder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid, legal and binding agreement of such Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against such Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of such Shareholder with respect to such Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of such Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(d) None of the execution or delivery of this Agreement by such Shareholder, the performance by such Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if such Shareholder is an entity, result in any breach of any provision of such Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which such Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject ENVI Securities, except, in the case of any of clauses (ii) through (iv) above, as would not adversely affect the ability of such Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(e) Such Shareholder is the record and beneficial owner of the Subject ENVI Securities and has valid, good and marketable title to the Subject ENVI Securities, free and clear of all Liens (other than transfer restrictions under applicable Securities Law, under the Governing Documents of ENVI, under the Ancillary Documents or under the other Contracts set forth on Section 4.6(a) of the ENVI Disclosure Schedules). Except for the Equity Securities of ENVI set forth on
Schedule II
hereto, together with any other Equity Securities of ENVI that such Shareholder acquires record or beneficial ownership after the date hereof, such Shareholder does not own, beneficially or of record, any Equity Securities of ENVI or have the right to acquire any Equity Securities of ENVI. Such Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject ENVI Securities and, except for this Agreement, the Business Combination Agreement, the Governing Documents of ENVI, the Ancillary Documents, the Contracts set forth on Section 4.6(a) of the ENVI Disclosure Schedules, or any proxy given for purposes of voting in favor of the Transaction Proposals, such Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more other developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to Transfer any of the Subject ENVI Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject ENVI Securities in a manner inconsistent with the requirements of this Agreement. The Shareholders, collectively, hold 100% of the issued and outstanding ENVI Class B Shares as of the date hereof.
(f) There is no Proceeding pending or, to such Shareholder’s knowledge, threatened in writing against or involving such Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of such Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
(g) Such Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents to which he, she or it is or will be a party and (ii) he, she or it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.
(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, such Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of the Company (including, for the avoidance of doubt, none of the representations or warranties of the Company set forth in the Business Combination Agreement or any other Ancillary Document to which such Shareholder is not and will not be a party) or any other Person, either express or implied, and such Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.
(i) Such Shareholder hereby acknowledges and agrees that he, she, or it shall not receive (whether in his, her or its capacity as a shareholder of ENVI or otherwise) from ENVI any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the transactions contemplated by the Business Combination Agreement, except as otherwise expressly contemplated by the Business Combination Agreement, and excluding, for the avoidance of doubt, his, her or its ENVI Shares.
6.
Termination
. This Agreement (including the proxy granted pursuant to
Section
 1
) shall automatically terminate, without any notice or other action by any Party, and be void ab initio
upon the earliest of (a) the Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the mutual written agreement of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to
Section
 6(b)
shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii)
 Section
 4(a)
(Confidentiality) and the representations and warranties set forth in
Sections 5(g)
and
(h)
 shall each survive any termination of this Agreement, (iii)
 Section
 4(b)
(Public Announcements) and
Section
 17
shall each survive the termination of this Agreement pursuant to
Section
 6(a)
, and (iv) this
Section
 6
,
Section
 7
,
Section
 8
,
Section
 13
,
Section
 15
,
Section
 16
and
Sections 9
through
12
,
14
and
18
through
23
(to the extent related to any of the provisions that survive the termination of this Agreement) shall survive any termination of this Agreement. For purposes of this
Section
 6
, (x) “
Willful Breach
” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “
Fraud
” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “
Fraud
” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
7.
No Recourse
. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Affiliated Party or any ENVI Affiliated Party (other than the Shareholders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) no Company Affiliated Party or ENVI Affiliated Party (other than the Shareholders named as parties hereto, on the terms and subject to the conditions set forth herein), shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any

Shareholder have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Shareholder under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Shareholder), and (ii) in no event shall ENVI have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of any Shareholder under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any Shareholder).
8.
Fiduciary Duties
. Notwithstanding anything in this Agreement to the contrary, (a) each Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and/or beneficial owner of such Shareholder’s Subject ENVI Securities, and not, in the case of each Other Class B Shareholder, in such Other Class B Shareholder’s capacity as a director, officer or employee of any ENVI Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Shareholder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any ENVI Party or as an officer, employee or fiduciary of any ENVI Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such ENVI Party.
9.
No Third-Party Beneficiaries
. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
10.
Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by
e-mail
(having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the
e-mail
was sent to the intended recipient thereof without an “error” or similar message that such
e-mail
was not received by such intended recipient)), by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) or by reputable overnight courier (fees prepaid) (upon the next Business Day) to the other Parties, as applicable, as follows:
(a) If to ENVI prior to the Effective Time, to:
Environmental Impact Acquisition Corp.
535 Madison Avenue
New York, NY 10022
Attention: Legal Department
E-mail:
lteipner@cgf.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk and Brian Duff
E-mail:
steven.stokdyk@lw.com; brian.duff@lw.com

(b) If to the Company prior to the Effective Time or to ENVI after the Effective Time, to:
GreenLight Biosciences, Inc.
200 Boston Avenue, Suite 3100
Medford, MA 02155
Attention: General Counsel
Email: notices@greenlightbio.com
with a copy (which shall not constitute notice) to:
Foley Hoag LLP
155 Seaport Blvd.
Boston, MA 02210
Attention: David A. Broadwin and John D. Hancock
E-mail:
dab@foleyhoag.com; jdh@foleyhoag.com
and with a copy (which shall not constitute notice) to:
Foley Hoag LLP
1301 Avenue of the Americas, 25
th
Floor.
New York, NY 10019
Attention: Adrienne Ellman
E-mail:
aellman@foleyhoag.com
(c) If to Sponsor or any Other Class B Shareholder, to:
CG Investments Inc. VI
535 Madison Avenue
New York, NY 10022
Attention: Legal Department
E-mail:
lteipner@cgf.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk
E-mail:
steven.stokdyk@lw.com
(d) If to HB Strategies LLC, to:
c/o Hudson Bay Capital Management LP
28 Havemeyer Place
Greenwich, CT 06830
Attn: Direct Investments Team
investments@hudsonbaycapital.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
11.
Entire Agreement
. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

12.
Amendments and Waivers; Assignment
. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Party hereto. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without each other Party’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this
Section
 12
shall be void.
13.
Fees and Expenses
. Without limiting the Company’s rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
14.
Remedies
. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform his, her or its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
15.
No Ownership Interest
. Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidents of ownership of or with respect to the Subject ENVI Securities. All rights, ownership and economic benefits of and relating to the Subject ENVI Securities shall remain vested in and belong to the applicable Shareholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of ENVI or exercise any power or authority to direct such Shareholder in the voting of any of the Subject ENVI Securities, except as otherwise expressly provided herein with respect to the Subject ENVI Securities. Except as otherwise expressly provided in
Section
 1
, no Shareholder shall be restricted from voting in favor of, against or abstaining with respect to or giving (or withholding) such Shareholder’s written consent to any other matters presented to the shareholders of ENVI.
16.
Acknowledgements
. Each Party acknowledges that (a) Latham & Watkins LLP, counsel for ENVI and Sponsor, is only representing ENVI and Sponsor in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and (b) Foley Hoag LLP, counsel for the Company, is only representing the Company in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. Each Shareholder acknowledges that (i) neither of the foregoing firms is representing HB Strategies or the Other Class B Shareholders in connection with this Agreement, the Merger, the Business Combination Agreement, the Ancillary Documents or the transactions contemplated hereby, thereby or otherwise and (ii) each of HB Strategies and the Other Class B Shareholders acknowledges that he, she or it has had the opportunity to consult with his, her or its own counsel.
17.
Non-Survival
. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time) in this Agreement shall terminate at the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.
18.
Governing Law
. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
19.
Construction; Interpretation
. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted
from time to time; and (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
20.
Severability
. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
21.
Counterparts; Electronic Signatures
. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by
e-mail,
DocuSign (or similar platform) or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
22.
Waiver of Jury Trial
. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR

HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS AGREEMENT OR A COPY THEREOF WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 22
.
23.
Submission to Jurisdiction
. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding, claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this
Section
 23
for any reason, (B) any claim that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) any claim that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or overnight courier to such Party’s address set forth in
Section
 10
shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ENVIRONMENTAL IMPACT ACQUISITION CORP.

By:	/s/ Daniel Coyne
Name:	Daniel Coyne
Title:	Chief Executive Officer and Director

GREENLIGHT BIOSCIENCES, INC.

By:	/s/ Andrey Zarur
Name:	Andrey Zarur
Title:	Chief Executive Officer

CG INVESTMENTS INC. VI

By:	/s/ Jeffrey Barlow
Name: Jeffrey Barlow
Title: Director

HB STRATEGIES LLC

By:	/s/ George Antonopoulos
Name: George Antonopoulos
Title: Authorized Signatory

/s/ David Brewster
David Brewster

/s/ Dean Seavers
Dean Seavers

/s/ Deval L. Patrick
Deval L. Patrick
[Signature Page to Sponsor Letter Agreement]

SCHEDULE I
Other Class B Shareholders
David Brewster
Dean Seavers
Deval L. Patrick

SCHEDULE II
Equity Securities as of August 9, 2021
HB Strategies and Affiliates
1,000,000 ENVI Class A Shares
500,000 warrants to purchase ENVI Class A Shares
2,000,000 Private Placement Warrants
3,105,000 ENVI Class B Shares
Tech Opportunities, LLC, an affiliate of HB Strategies LLC, is making a commitment to acquire 600,000 shares of ENVI’s Class A Common Stock pursuant to a Subscription Agreement being executed contemporaneously with the Business Combination Agreement.
Sponsor
1,552,500 ENVI Class B Shares
600,000 Private Placement Warrants
Dean Seavers
172,500 ENVI Class B Shares
50,000 Private Placement Warrants
David Brewster
172,500 ENVI Class B Shares
50,000 Private Placement Warrants
Deval Patrick
172,500 ENVI Class B Shares
50,000 Private Placement Warrants

EXHIBIT A
Form of Confidentiality Agreement

ANNEX E
SUBSCRIPTION AGREEMENT
August 9, 2021
In connection with the proposed business combination (the “
Transaction
”) between Environmental Impact Acquisition Corp., a Delaware corporation (the “
Company
”), and GreenLight Biosciences, Inc., a Delaware corporation (the “
Target
”), pursuant to that certain Business Combination Agreement, dated as of August 9, 2021 (as it may be amended, the “
Transaction Agreement
”), by and among the Company, the Target and certain other parties named therein, the Company is seeking commitments from interested investors to purchase, prior to the consummation of the Transaction, shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “
Common Stock
”), for a purchase price of $10.00 per share (the “
Purchase Price per Share
” and the aggregate of such Purchase Price per Share for all Shares (as defined below) being referred to herein as the “
Purchase Price
”), in a private placement to be conducted by the Company (the “
Offering
”).
On the date set forth on the signature page of this subscription agreement (this “
Subscription Agreement
”), the Company is entering into subscription agreements (the “
Other Subscription Agreements
” and together with the Subscription Agreement, the “
Subscription Agreements
”) with certain other subscribers (the “
Other Subscribers
” and together with the undersigned, the “
Subscribers
”), which are on substantially the same terms as the terms of this Subscription Agreement, pursuant to which the Subscribers, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the shares of Common Stock to be purchased by the undersigned, an aggregate amount of up to [______] shares of Common Stock, at the Purchase Price per Share. In connection therewith, the undersigned subscriber (the “
Subscriber
”) and the Company agree as follows:
1.
Subscription
. Subject to the terms and conditions hereof, at the Closing (as defined below), the Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Subscriber, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “
Shares
”) at the Purchase Price per Share and on the terms provided for herein.
2.
Closing; Delivery of Shares
.
(a) The closing of the sale of Shares contemplated hereby (the “
Closing
”, and the date that the Closing actually occurs, the “
Closing Date
”) is contingent upon the substantially concurrent consummation of the Transaction (the “
Transaction Closing
”). The Closing shall occur on the date of, and immediately prior to, the Transaction Closing.
(b) The Company shall provide written notice (which may be via email) to the Subscriber (the “
Closing Notice
”) that the Company reasonably expects all conditions of the Transaction Closing to be satisfied or waived on a date specified in the notice (the “
Scheduled Closing Date
”) that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Subscriber, which Closing Notice shall contain (i) such Scheduled Closing Date and (ii) the Company’s wire instructions for an escrow account (the “
Escrow Account
”) established by the Company with a third-party escrow agent (the “
Escrow Agent
”) to be identified in the Closing Notice (or such other account as agreed by the Company and the Subscriber). No later than two (2) business days prior to the Scheduled Closing Date, the Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Shares to the Subscriber. Further, subject to the satisfaction or waiver of the conditions set forth in this
Section
 2
and
Section
 3
, the Subscriber shall deliver to the Company, prior to 10:00 a.m. (Eastern Time) on the Scheduled Closing Date, the Purchase Price for the Shares by wire transfer of United States dollars in immediately available funds (i) to the Escrow Account or (ii) to an account specified by the Company (“
Alternative Settlement Procedures
”), against delivery to the Subscriber on the Closing Date of the Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws and those arising under separate legal or contractual obligations of the Subscriber), in the name of the Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Subscriber, as applicable. On the Closing Date, the Company shall deliver to the Subscriber a copy of the records of the Company or its transfer agent showing the Subscriber (or its nominee or custodian) as the owner of the Shares on and as of the Closing Date (the “
Subscriber’s Deliveries
”). Unless otherwise provided pursuant to Alternative Settlement Procedures, upon transfer of the Subscriber’s Deliveries by the Company to the Subscriber (or its nominee in accordance with its delivery instructions), the Escrow Agent shall release the Purchase Price from the Escrow Account to the Company. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Subscriber to the Escrow Account, then promptly after such termination, the Company will instruct the Escrow Agent to promptly return such funds to the Subscriber. If the Transaction Closing does not occur within three (3) business days of the Scheduled Closing Date, unless otherwise instructed by the Company and the Subscriber, the Escrow Agent or the Company, as applicable, shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by the Subscriber, and any book entries shall be deemed cancelled;
provided, however
, that unless this Subscription Agreement has been terminated pursuant to
Section
 7
below, such return of funds shall not terminate this Subscription Agreement or relieve the Subscriber of its obligation to redeliver funds to the Escrow Agent or the Company on the new Closing Date following the Company’s redelivering to the Subscriber a new Closing Notice and to purchase the Shares at the Closing.
3.
Closing Conditions
. In addition to the conditions set forth in
Section
 2
:
(a) The Closing is also subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i)
no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing;

(ii)
no governmental authority of competent jurisdiction shall have rendered, issued, promulgated, enforced, enacted or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and which then makes the consummation of the transactions contemplated hereby illegal or then restrains or prohibits the consummation of the transactions contemplated hereby; and

(iii)
all conditions precedent to the Transaction Closing set forth in the Transaction Agreement, including all necessary approvals of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing).

(b) The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date); and

(ii)
the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing except where the failure of such performance or compliance would not delay, or materially impair, the ability of the Subscriber to consummate the Closing.

(c) The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date);

(ii)
the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)
the terms of the Transaction Agreement (as in effect on the date hereof, including the conditions thereto), shall not have been amended or waived in a manner that would reasonably be expected to be materially adverse to the economic benefits of the Common Stock to be received under this Subscription Agreement;

(iv)
There shall have been no amendment, waiver or modification to any Other Subscription Agreement that materially benefits one or more Other Subscribers unless the Subscriber shall have been offered the same benefits; and

(v)
The Company shall have filed with the Nasdaq Stock Market, Inc. (“
NASDAQ
”) an application or supplemental listing application for listing of the Shares and the Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) Prior to or at the Closing, upon request of the Company, the Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8.
(e) The Company and the Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated in this Subscription Agreement.
4.
Company Representations and Warranties
. The Company represents and warrants to the Subscriber that:
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b) The Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable
and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation, the Company’s bylaws or under the laws of the State of Delaware.
(c) This Subscription Agreement and the Transaction Agreement (the “
Transaction Documents
”) have been duly authorized, executed and delivered by the Company and are enforceable against the Company in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) The execution, delivery and performance of the Transaction Documents, including the issuance and sale of the Shares and the consummation of the transactions contemplated hereby, will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, operations (including results of operations), condition (including financial condition), stockholders’ equity or results of operations of the Company (a “
Material Adverse Effect
”) or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) the provisions of the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.
(e) Assuming the accuracy of the representations and warranties of the Subscriber (and the similar representations and warranties of the Other Subscribers under the Other Subscription Agreements), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including the issuance of the Shares), other than (i) any required filing of a Notice of Exempt Offering of Securities on Form D with the U.S. Securities and Exchange Commission (the “
SEC
”) under Regulation D of the Securities Act of 1933, as amended (the “
Securities Act
”), (ii) the filing with the SEC of the Registration Statement (as defined below), (iii) the filings required by applicable state or federal securities laws, (iv) the filings required in accordance with
Section
 11
, (v) any filings or notices required by NASDAQ, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, (A) a Material Adverse Effect or (B) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Shares to the Subscriber.
(f) Other than as set forth in the Transaction Agreement, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date.
(g) As of the date of this Subscription Agreement (and immediately prior to the filing of the Amended and Restated Certificate of Incorporation of the Company pursuant to the terms of the Transaction Agreement), the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, (ii) 20,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “
Class
 B Common Stock
”) and (iii) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “
Preferred Stock
”). As of the date of this Subscription Agreement (and immediately prior to the filing of the Amended and Restated Certificate of Incorporation of the Company pursuant to the terms of the Transaction Agreement), (A) 20,700,000 shares of Common Stock are issued and outstanding, (B) 5,175,000 shares of Class B Common Stock are issued and outstanding, (C) 13,100,000 warrants to purchase Common Stock are issued and outstanding and (D) no Preferred Stock is issued and outstanding. All (1) issued and outstanding shares of Common Stock and Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable
and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Documents (as defined below), as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock, Class B Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Company has no subsidiaries, other than subsidiaries formed for purposes of the Transaction, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (1) as set forth in the SEC Documents and (2) as contemplated by the Transaction Agreement.
(h) The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and are listed for trading on NASDAQ under the symbol “ENVI.” (The Company notes that the symbol will change upon the closing of the Transaction.) There is no suit, action, proceeding or disclosed investigation pending or, to the knowledge of the Company, threatened against the Company by NASDAQ or the SEC with respect to any intention by such entity to deregister the Common Stock or prohibit or terminate the listing of the Common Stock on NASDAQ, excluding, for the purposes of clarity, the customary ongoing review by NASDAQ of the Company’s listing application with respect to the Transaction. The Company has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act prior to the Closing.
(i) Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company. The Other Subscription Agreements reflect the same Purchase Price Per Share. No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than to the Subscriber hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.
(j) The Company has made available to the Subscriber (including via the SEC’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy statement, registration statement and other document filed by the Company with the SEC prior to the date of this Subscription Agreement (the “
SEC Documents
”). None of the SEC Documents filed under the Exchange Act contained, when filed (or, if amended, when amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and such SEC Documents (if amended, when amended) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The Company has timely filed (subject to Rule
12b-25
under the Exchange Act) each report, statement, schedule, prospectus, proxy statement, registration statement and other document that the Company was required to file with the SEC since its initial registration of the Common Stock with the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Staff of the SEC with respect to any of the SEC Documents. Other than as disclosed in the SEC Documents, the financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly represent in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end
audit adjustments.
(k) Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the

Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.
(l) The Company is in compliance with all applicable laws, except where such non-compliance
would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance,
default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(m) The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than SVB Leerink LLC (“
SVB Leerink
”) and Credit Suisse Securities (USA) LLC (“
Credit Suisse
” and together with SVB Leerink, the “
Placement Agents
”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for acting as a placement agent in connection with the sale of any shares of Common Stock in the Offering.
(n) The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(o) Assuming the accuracy of the Subscriber’s representations and warranties set forth in
Section
 5
(and the similar representations and warranties of the Other Subscribers under the Other Subscription Agreements), in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(p) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreements.
(q) The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.
5.
Subscriber Representations, Warranties and Covenants
. The Subscriber represents and warrants to the Company that:
(a) At the time the Subscriber was offered the Shares, it was, and as of the date hereof, the Subscriber is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or, if
Exhibit A
hereto is completed and executed herewith, an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) satisfying the applicable requirements set forth on
Exhibit A
hereto, and accordingly, understands that the Offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J), and (ii) acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber is not an entity formed for the specific purpose of acquiring the Shares.
(b) The Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to
non-U.S.
persons pursuant to offers and sales that

occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (ii) and (iii) in accordance with any applicable securities laws of the states of the United States and other jurisdictions, and that any certificates (if any) or any book entries representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect and, as a result, the Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber further acknowledges that the Shares will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act, until, among other requirements, at least one year has elapsed from the time that the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and Subscriber effecting a pledge of Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Subscription Agreement.
(c) The Subscriber understands and agrees that the Subscriber is purchasing Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to the Subscriber by or on behalf of the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.
(d) The Subscriber’s acquisition, holding and disposition of the Shares do not and will not constitute or result in a non-exempt
prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”), or any applicable similar law.
(e) The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Shares. Target has informed the Subscriber that upon the consummation of the Transaction, the holders of equity securities of the Target will be locked-up
pursuant to the Company’s bylaws. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received (or in the case of documents filed with the SEC, had access to) and reviewed the following items (collectively, the “
Disclosure Documents
”): (i) the SEC Documents, including the final prospectus of the Company, dated as of January 15, 2021 and filed with the SEC on January 15, 2021 (the “
Prospectus
”), (ii) the Transaction Agreement, a copy of which will be filed by the Company with the SEC and (iii) the investor presentation by the Company and the Target most recently posted in the electronic data room made available to the Subscriber in connection herewith (the “
Investor Presentation
”). The undersigned understands the significant extent to which certain of the disclosures contained in item (i) above shall not apply following the Transaction Closing. The Subscriber acknowledges that the Company intends to file with the SEC a registration statement on Form
S-4
with respect to the shares of Common Stock to be issued to stockholders of the Target in the Transaction, that such registration statement will contain detailed information regarding, among other things, the Transaction and the business, management, operations, properties, assets, liabilities, financial condition and results of operations of, and the risks faced by, the Target, and that the Subscriber has determined to participate in the Offering without such detailed information. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
(f) The Subscriber became aware of this Offering by means of direct contact between the Subscriber, on the one hand, and the Target, the Company, the Placement Agents or one or more representatives of the Target, the Company or the Placement Agents, on the other hand, and the Shares were offered to the Subscriber solely through such direct contact. The Subscriber did not become aware of this Offering, nor were the Shares offered to the Subscriber, by any other means. The Subscriber acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Subscriber acknowledges that the Subscriber shall be responsible for any and all of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Company nor the Target has provided any tax advice or any other representation, warranty or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.
(g) The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Documents and in the Company’s filings with the SEC. The Subscriber is able to fend for itself in the transactions contemplated hereby and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision.
(h) Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists. The Subscriber has exercised independent judgment in evaluating its participation in the Offering, and accordingly, the Subscriber understands that the Offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(i) In making its decision to purchase the Shares, the Subscriber has relied solely upon the independent investigation made by the Subscriber, the Investor Presentation and the representations and warranties of the Company set forth herein. The Subscriber has determined, based on such independent investigation and any professional advice as it deems appropriate, that its purchase of the Shares and participation in the transactions contemplated by this Subscription Agreement (i) are consistent with its financial needs, objectives and condition, (ii) comply and are consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, and (iv) do not and will not violate or constitute a default under its charter, by-laws
or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have (i) had the full opportunity to ask such questions, receive such answers and obtain such information as the Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and (ii) conducted and completed independent due diligence with respect to the Offering and the Shares. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by the Placement Agents, the Company, the Target any of their respective affiliates or any of such person’s or its affiliates’ control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents concerning the Company, the Target or the Shares or the offer and sale of the Shares other than those representations and warranties included in this Subscription Agreement. The Subscriber acknowledges and agrees that the Placement Agents have not, acting in their role as placement agents to the Company, provided the Subscriber with any information or advice with respect to the Shares nor is such information or advice necessary or desired. The Placement Agents, acting in their role as placement agents to the Company, have not made and are not making any representation as to the Company or Target or the quality or value of the Shares and the Placement Agents, acting in their role as placement agents to the Company, may have acquired non-public
information with respect to the Company or Target which the Subscriber agrees need not be provided to it. The Placement Agents, acting in their role as placement agents to the Company, have no responsibility with respect to the completeness or accuracy of any information or materials furnished to the Subscriber in connection with the transactions contemplated hereby.
(j) The Subscriber understands and agrees that no federal, state or foreign agency has passed upon or endorsed the merits of the Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of any of the Disclosure Documents or any other information provided to the Subscriber or its professional advisors, if any.
(k) The Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.
(l) The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a violation, breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement, undertaking or instrument to which the Subscriber is a party or by which the Subscriber is bound or to which any of the property or assets of the Subscriber is subject, and will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms.
(m) Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.
(n) The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, or on the Foreign Sanctions Evaders, Foreign Financial Institutions Subject to Correspondent Account or Payable-Through Account Sanctions,
Non-SDN
Palestinian Legislative Council,
Non-SDN
Iranian Sanctions, and
Non-SDN
Menu-Based Sanctions lists administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any Executive Order issued by the President of the United States and administered by OFAC (“
OFAC Lists
”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (iii) a person or entity named on the Denied Persons, Entity, Military End User, Military Intelligence End User, or Unverified Lists of the Bureau of Industry and Security, or on the Debarred Parties or Nonproliferation Sanctions Lists of the U.S. State Department, (iv) a person or entity for which dealings transactions are prohibited under any
non-U.S.
sanctions laws, including those promulgated by the European Union and the UN Security Council, or (v) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank. Neither the Subscriber nor any person acting on its behalf has unlawfully exported, re-exported,
transferred or brokered the sale of any goods, services, technology or technical data to or from, or entered into, or facilitated any transaction or had any dealing with, any person or entity for whom a license or other authorization is required under any applicable sanctions laws except pursuant to a valid license or other authorization. The Subscriber maintains policies and procedures reasonably designed to ensure compliance with applicable sanctions programs, including the OFAC Lists. The Subscriber is not currently undergoing any audit, review, inspection, investigation, survey or examination by any government law enforcement agency relating to sanctions or other trade-related activity.
(o) The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided
that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”),

the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Shares were legally derived.
(p) The Subscriber does not have, as of the date hereof, any “put equivalent position” as such term is defined in Rule
16a-1
under the Exchange Act, any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps or similar arrangements (including on a total return basis), and/or other short sale positions, whether through a broker dealer or otherwise, with respect to the securities of the Company. Notwithstanding the foregoing, if (i) other entities under common management with the Subscriber have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Transaction (including the Subscriber’s affiliates) or (ii) the Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Subscriber’s assets, then, in each case, the foregoing representation shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
(q) If the Subscriber is, or is acting on behalf of or using the assets of, (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a
non-U.S.
plan (as described in Section 4(b)(4) of ERISA) or other employee benefit plan that is not subject to Title I of ERISA or Section 4975 of the Code but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code (“
Similar Law
”), or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in the foregoing clauses (i), (ii) or (iii) (each such plan, account, arrangement or entity described in the foregoing clauses (i), (ii), (iii) or (iv), a “
Plan
”), the Subscriber represents and warrants that: (A) neither the Company, the Target nor any of their respective affiliates, agents or employees (the “
Transaction Parties
”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary or otherwise with respect to any decision to acquire, continue to hold or transfer the Shares; (B) the decision to acquire and hold the Shares is made by a named fiduciary of the Plan who is authorized to invest the assets of the Plan (the “
Fiduciary
”); (C) the Fiduciary (x) has determined that an investment in the Shares is consistent with the Fiduciary’s responsibilities to the Plan under ERISA or other applicable law and (y) is qualified to make such investment decision; (D) none of the Transaction Parties (x) exercises any authority or control with respect to the management or disposition of assets of the Plan used to purchase the Shares, (y) renders investment advice for a fee with respect to such assets of the Plan, or has the authority to do so, or (z) is an employer maintaining or contributing to, or any of whose employees are covered by, the Plan; and (E) the representations and warranties made on
Exhibit B
hereto (Benefit Plan Investor Questionnaire) are true and complete.
(r) At the Closing, the Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) above.
(s) The Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public
information relating to the Company.
(t) No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares. The Placement Agents and each of their members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by or on behalf of the Company or the Target. In connection with the offer and sale of the Shares, the Placement Agents have not acted as the Subscriber’s financial advisor or fiduciary.
(u) The Subscriber acknowledges and is aware that SVB Leerink and Credit Suisse are acting as financial advisors and capital markets advisors to Target in connection with the Transaction and the Subscriber hereby waives any claims it may have based on any actual or potential conflict of interest or similar claim relating to or arising from SVB Leerink and Credit Suisse acting as financial advisors and capital markets advisors to Target and acting as placement agents to the Company.
(v) If applicable, in connection with the Transaction, the Subscriber shall comply promptly but in no event later than ten (10) business days after the date hereof with all applicable requirements pursuant to Antitrust Laws (as defined below). “
Antitrust Laws
” means all laws, rules and regulations that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If applicable, Subscriber shall use its reasonable best efforts to furnish to the Company, as promptly as reasonably practicable, all information required for any notification or filing to be made pursuant to Antitrust Laws in connection with the Transaction. If applicable, Subscriber shall request early termination of all applicable waiting periods under Antitrust Laws with respect to the Transaction and shall use its reasonable best efforts to, as promptly as practicable, (i) cooperate in good faith with the relevant authorities; (ii) substantially comply with any information or document requests; and (iii) obtain the termination or expiration of all waiting periods under Antitrust Laws, in each case, in connection with the Transaction.
6.
Registration Rights
.
(a) The Company agrees that, within thirty (30) calendar days after the Transaction Closing (the “
Filing Date
”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the initial registration statement and any other registration statement that may be filed by the Company under this Section 6, the “
Registration Statement
”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Transaction Closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”);
provided, that
if such day falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business;
and
provided further
, that if the SEC is closed on a business day (whether by reason of government shutdown, government order, health protocol or otherwise), the Effectiveness Deadline shall be extended by the same number of such business days. Notwithstanding the foregoing, if the SEC or its staff prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of shares of Common Stock by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC or its staff. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such Shares not included in the Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. The Company shall use its commercially reasonable efforts to provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of filing the

Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Subscriber’s review. The Company agrees that it will use its commercially reasonable efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective as to the Subscriber until the earliest (such earliest date, the “
Effectiveness Expiration
”) of (i) two (2) years from the date of effectiveness of the initial Registration Statement, (ii) the date on which the Subscriber ceases to hold the Shares covered by such Registration Statement, or (iii) the first date on which the Subscriber can sell all of its Shares under Rule 144 of the Securities Act without restriction, including any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule
13d-3
of the Exchange Act, of the Shares to the Company upon request to assist the Company in making the determination described above. The Company’s obligations to include the Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company such information regarding the Subscriber, the securities of the Company beneficially owned by the Subscriber, the intended method of disposition of the Shares, and transactions and relationships with the Company, the Target and their respective affiliates as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided
that the Subscriber shall not in connection with the foregoing be required to execute any lock-up
or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. With respect to the information to be provided by the Subscriber pursuant to this Section 6 or otherwise in connection with the Registration Statement, the Company shall request such information from the Subscriber at least ten (10) business days prior to the anticipated filing date of the Registration Statement. Any failure by the Company to file the Registration Statement by the Filing Date or for the Registration Statement to be declared effective by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 6. For purposes of this Section 6, “
Shares
” shall mean, as of any date of determination, the Shares and any other equity security of the Company issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.
(b) In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform the Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense, the Company shall:

(i)
except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;

(ii)	advise the Subscriber within two (2) business days:

(1)	when a Registration Statement or any post-effective amendment thereto has become effective;

(2)	of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3)	of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4)
of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5)
subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Subscriber of such events listed above, provide the Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding the Company;

(iii)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)
upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)	use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Common Stock is then listed;

(vi)
use its commercially reasonable efforts (A) to take all other steps necessary to effect and maintain the registration of the Shares contemplated hereby and (B) until the Effectiveness Expiration, to timely file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other materials is required for the applicable provisions of Rule 144 to enable the Subscriber to sell the Shares under Rule 144; and

(vii)
upon request of the Subscriber, use commercially reasonable efforts to promptly cause the removal of any restrictive legends on the Shares and issue a certificate or a book entry record without any such legends to the holder of the Shares if (A) such Shares are registered for resale pursuant to an effective registration statement under the Securities Act, upon the sale thereof, (B) the Shares are sold pursuant to Rule 144, or (C) the Shares can be sold, assigned or transferred without restriction or current public information requirements pursuant to Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and any requirement for the Company to be in compliance with the current public information required under Rule 144(c) or Rule 144(i), as applicable, and in each case, the holder provides the Company with an undertaking to effect any sales or other transfers in accordance with the Securities Act.

With respect to a sale pursuant to the foregoing clause (vii)(B), the Company shall use its commercially reasonable efforts to cause the removal of such legend within three (3) business days of receipt of the Subscriber’s request, provided that the Subscriber has provided customary representations and other documentation in connection therewith. The Company shall be responsible for the fees of the applicable transfer agent and counsel to the Company and the Subscriber shall be responsible for all other fees and expenses (including, without limitation, any applicable broker fees, fees and disbursements of their legal counsel and any applicable transfer taxes). The Company shall use its commercially reasonable efforts at its own expense to cause its legal counsel to deliver an opinion, if necessary, to the applicable transfer agent in connection with the instruction under Section 6(b)(vii) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Subscriber as reasonably requested by the Company, its counsel or the applicable transfer agent, establishing that restrictive legends are no longer required.

(c) The Company may delay filing or suspend the use of any such registration statement if the Company determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto or a supplement to the related prospectus would be needed, or if the Chief Executive Officer of the Company reasonable believes, upon advice of legal counsel, that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “
Suspension Event
”);
provided
,
however
, that the Company may not delay filing or suspend the use of any registration statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading, the Subscriber agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above (which the Company agrees to promptly prepare and deliver) and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in the Subscriber’s possession;
provided, however
, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing
document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.
(d) The Company shall indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), its officers, directors, general partners, managing members, managers, employees and agents, and each person who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable and documented out-of-pocket
attorneys’ fees) and expenses (collectively, “
Losses
”), resulting from (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (ii) any violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 6, except to the extent, and only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action, suit, claim or other proceeding if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).
(e) The Subscriber shall, separately and not jointly with any Other Subscriber, indemnify, defend and hold harmless the Company, its directors, officers, employees and agents, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, general partners, managing members, managers, officers, agents and employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or any amendment or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, and only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action, suit, claim or other proceeding if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld or delayed). In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation.
(f) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it may seek indemnification hereunder (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder except to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed). If such defense is assumed, the indemnifying party shall not be liable for any settlement made by the indemnified party without the prior written consent of the indemnifying party. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, except to the extent that in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(g) If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by or on behalf of, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be subject to the limitations set forth in this Section 6 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 6(f) shall be individual, not joint and several, and in no event shall the liability of the Subscriber hereunder exceed the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation.
7.
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to February 10, 2022 and the terminating party’s breach (in the case of termination by the Subscriber, whether alone or together with one or more Other Subscribers’ breaches of one or more Other Subscription Agreements) was not the primary reason the Closing failed to occur by such date;
provided
that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of
Sections 8
through
10
of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. The Company shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 7, any monies paid by the Subscriber to the Company in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Subscriber.
8.
Trust Account Waiver
. The Subscriber hereby represents and warrants that it has read the Prospectus and understands and acknowledges that the Company has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “
IPO
”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including persons and entities holding overallotment shares acquired by the Company’s underwriters, the “
Public Stockholders
”), and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus, the “
Business Combination
”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 24 months after the closing of the IPO, which is subject to extension by amendment to the Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise and income tax obligations and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subscriber hereby waives any and all right, title and interest, or any claim of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action, suit, claim or other proceeding based upon, in connection with, as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Shares, which action, suit, claim or other proceeding seeks, in whole or in part, monetary relief against the Company or its representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Subscriber (or any person claiming on its behalf or in lieu of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this
Section
 8
to the contrary, nothing herein shall be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company.

9.
Miscellaneous
.
(a) Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, provided
that the Subscriber may transfer or assign all or a portion of its rights and obligations under this Subscription Agreement to an affiliate or to any fund or account managed by the same investment manager as the Subscriber if the transferee or assignee makes all of the representations and warranties contained in
Section
 5
at the time of the assignment (it being understood that no such transfer or assignment shall relieve the Subscriber of its obligations hereunder if any such transferee or assignee fails to perform such obligations), provided
further that the Subscriber shall provide notice to the Company upon such transfer or assignment. Any purported transfer or assignment in violation of this Section 9(a) shall be null and void ab initio.
(b) The Company may request from the Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of the Subscriber to acquire the Shares and to register the Shares for resale, and Subscriber shall provide such information as may be reasonably requested, provided
that the Company agrees to keep any such information provided by the Subscriber confidential unless otherwise required by law, subpoena or regulatory request or requirement.
(c) The Subscriber acknowledges that the Company, the Placement Agents, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however
, that the Closing may only be enforced against the Subscriber by the Company. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein is no longer accurate in any material respect. The Subscriber agrees that the purchase by the Subscriber of the Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein by the Subscriber as of the time of such purchase. The Subscriber acknowledges and agrees that the Placement Agents are third-party beneficiaries of the acknowledgements, understandings, agreements, representations and warranties of the Subscriber contained in Section 5 of this Subscription Agreement. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
(d) The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Subscriber acknowledges that the Company may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of the Company. Prior to the Transaction Closing, the Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).
(e) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(f) This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 hereof) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver or termination is sought. No amendment, modification, termination or waiver signed by the Company and the Subscriber shall require the consent of any third-party beneficiary hereunder, and any and all rights of third-party beneficiaries shall be subject to any and all such amendments, modifications, waivers and termination.
(g) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j) This Subscription Agreement may be executed and delivered in one or more counterparts and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., .pdf or www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement without the posting of any bond and without proof of the inadequacy of money damages, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. In connection with any proceeding for which the Company is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by the Subscriber, shall include damages related to the consideration that is or was to be paid to the Company under this Subscription Agreement and such damages are not limited to an award of out-of-pocket
fees and expenses related to the Transaction Agreement and this Subscription Agreement.
(l)
THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.
(m)
EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ARE WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A)
 NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 9(m)
.
(n) THE PARTIES HERETO AGREE THAT ALL DISPUTES, ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, NEW YORK, AND ANY APPELLATE COURT THEREFROM (COLLECTIVELY THE “
DESIGNATED COURTS
”). EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS SUBSCRIPTION AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM (OTHER THAN TO ENFORCE A JUDGMENT, DECREE OR OTHER ORDER OF A DESIGNATED COURT). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES HERETO ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 9(O) SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HERETO HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.
(o) All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient (without an “error” or similar message that such
e-mail
was not received by such intended recipient), (iii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) three (3) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(o):

If to the Company, to: Environmental Impact Acquisition Corp. 535 Madison Avenue New York, NY 10022 Attention: Legal Department E-mail: lteipner@cgf.com Telephone No.: (212) 389-8109 with copies (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk
E-mail:
steven.stokdyk@lw.com
Telephone No.: (213)
891-7421

Notice to the Subscriber shall be given to the address underneath the Subscriber’s name on the signature page hereto.
(p) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “
business day
” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”,
“shelter-in-place”,
“non-essential
employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “
person
” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “
affiliate
” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “
control
” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, CG Investments Inc. VI.
(q) The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under any Other Subscription Agreement, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under any Other Subscription Agreement. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscriber and any Other Subscriber(s) as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and any Other Subscriber(s) are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent for the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Subscriber shall be entitled to independently protect and enforce its rights, including the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.
(r) The Subscriber understands and agrees that the Subscriber is purchasing the Shares directly from the Company. The Subscriber further acknowledges that there have not been, and the Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to the Subscriber by the Company, any other party to the Transaction, any of the foregoing person’s representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. The Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
(s) At Closing, each party hereto shall execute and deliver such additional documents and take such additional actions as the other party may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

10.
Non-Reliance
and Exculpation
. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Subscriber agrees that neither (i) any Other Subscriber pursuant to any Other Subscription Agreement (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber) nor (ii) either Placement Agent, its affiliates or any of its or its affiliates’ respective controlling persons, members, officers, directors, partners, agents, or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.
11.
Disclosure
. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form
8-K
(collectively, the “
Press Release
”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that the Company has provided to the Subscriber at any time prior to the filing of the Press Release. Upon the filing of the Press Release, to the Company’s knowledge, to the extent the Subscriber received only the Disclosure Documents, the Subscriber shall not be in possession of any material, non-public
information received from the Company or any of its officers, directors, employees or agents (including the Placement Agents) and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents or any of their respective affiliates in connection with the transactions contemplated hereby. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Subscriber, its investment adviser, if applicable, or any of its affiliates, or include the name of the Subscriber, its investment adviser, if applicable, or any of its affiliates in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Subscriber, except (i) as required by the federal securities laws and (ii) to the extent such disclosure is required by law, at the request of the Staff of the SEC or regulatory agency or under the regulations of NASDAQ, in which case the Company shall provide the Subscriber with prior written notice of such disclosure permitted under the foregoing clauses (i) and (ii).
12.
Placement Agent Matters
. Each party hereto agrees for the express benefit of the Placement Agents that:
(a) The Placement Agents (i) have no duties or obligations as placement agents other than those specifically set forth herein or in the engagement letter, dated as of June 4, 2021, among the Company and the Placement Agents, as amended to date (as amended, the “
Engagement Letter
”); (ii) shall not be liable for any improper payment made in accordance with the information provided by the Company; (iii) make no representation or warranty, and have no responsibilities, as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Subscription Agreement or in connection with any of the transactions contemplated hereby; and (iv) shall not be liable (x) for any action taken, suffered or omitted by either of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon them by this Subscription Agreement or (y) for anything which either of them may do or refrain from doing in connection with this Subscription Agreement, except for such party’s own gross negligence, willful misconduct or bad faith.
(b) The Placement Agents shall be entitled to (i) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to either of them by or on behalf of the Company, and (ii) be indemnified by the Company for acting as placement agents hereunder pursuant the indemnification provisions set forth in the Engagement Letter.
{SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Environmental Impact Acquisition Corp.

By:	/s/ Daniel Coyne
Name: Daniel Coyne
Title: Chief Executive Officer and Director

SUBSCRIBER

Name(s) of Subscriber:

Signature of Authorized Signatory of Subscriber:

Name of Authorized Signatory:
Title of Authorized Signatory:

Address for Notice to Subscriber:

Attention:
Email:
Facsimile No.:
Telephone No.:

Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount:	$

Number of Shares:

EIN:

Exhibit A
Accredited Investor Questionnaire
Capitalized terms used and not defined in this
Exhibit A
shall have the meanings given in the Subscription Agreement to which this
Exhibit A
is attached. The undersigned represents and warrants that the undersigned is an “accredited investor” (an “
Accredited Investor
”) as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the U.S. Securities Act of 1933, as amended (the “
Securities Act
”), for
one or more
of the reasons specified below (please check
all
that apply):

_______	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”);

_______	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940, as amended (the “
Investment Advisers Act
”), or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

_______	An insurance company as defined in Section 2(a)(13) of the Securities Act;

_______	An investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in Section 2(a)(48) of that act;

_______	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

_______	A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

_______	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______	An employee benefit plan within the meaning of ERISA, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_______	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

_______	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

_______	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

_______	The Subscriber does not qualify under any of the investor categories set forth above.
Type of the Subscriber
. Indicate the form of entity of the Subscriber:

☐	Corporation	☐	Limited Partnership
☐	Limited Liability Company	☐	General Partnership
☐	Revocable Trust
☐	Other Type of Trust (indicate type):
☐	Other (indicate form of organization):
Indicate the approximate date the Subscriber entity was formed: _____________________.
Initial
the line below which correctly describes the application of the following statement to the Subscriber’s situation: the Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Shares and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in the Subscriber.

True
False
If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

SUBSCRIBER

Name(s) of Subscriber:

Signature of Authorized Signatory of Subscriber:

Name of Authorized Signatory:
Title of Authorized Signatory:

Address for Notice to Subscriber:

Attention:
Email:
Facsimile No.:
Telephone No.:
[
Signature Page to Exhibit A of the Subscription Agreement
]

Exhibit B
Benefit Plan Investor Questionnaire
Capitalized terms used and not defined in this
Exhibit B
shall have the meanings given in the Subscription Agreement to which this
Exhibit B
is attached. The undersigned represents and warrants as follows (please check all
boxes that apply):

☐	The Subscriber is not and will not be, and is not acting on behalf of or using the assets of, an entity or any other person that is or will be a Benefit Plan Investor (as defined below).

☐	The Subscriber is, or is acting on behalf of or using the assets of, a Benefit Plan Investor.

☐	The Subscriber is, or is acting on behalf of or using the assets of, an employee benefit plan that is not subject to ERISA or Section 4975 of the Code but is subject to any Similar Law.
If the Subscriber is, or is acting on behalf of or using the assets of, a Benefit Plan Investor, it is so because it is (
check appropriate box
):

☐	an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the provisions of Part 4 of Subtitle B of Title I of ERISA.

☐	a plan, account or arrangement to which Section 4975 of the Code applies.

☐	an entity (other than an insurance company general account) the assets of which are treated as “plan assets” for purposes of ERISA or Section 4975 of the Code; and
the percentage of the assets of such entity which are or may become “plan assets” for purposes of ERISA or Section 4975 of the Code will not exceed _____%.

☐	an insurance company general account, some or all of the assets of which are considered “plan assets” for purposes of ERISA or Section 4975 of the Code; and
the percentage of the assets of such insurance company general account which are or may become “plan assets” for purposes of ERISA or Section 4975 of the Code will not exceed _____%.
The term “
Benefit Plan Investor
” is defined in the U.S. Department of Labor Regulation
Section 2510.3-101(f)(2)
(as modified by Section 3(42) of ERISA) to include: (i) employee benefit plans subject to Part 4 of Title I of ERISA, (ii) plans, individual retirement accounts, annuities and other plans subject to Section 4975 of the Code and (iii) investment funds and other entities whose assets are deemed to include plan assets (because 25% or more of any one or more classes of equity interests in such fund or entity is held by Benefit Plan Investors, or otherwise).

If, at any time, any of the representations set forth in this
Exhibit B
(including, without limitation, the percentages set forth above) is or is reasonably expected to become untrue, inaccurate or incomplete, then, without limiting any other remedies available to the Company, the Target or any of their respective affiliates, the Subscriber shall so inform the Company in writing and provide any necessary information promptly. The Subscriber further agrees to provide such other information as the Company may reasonably request from time to time in order to ensure compliance with ERISA, Section 4975 of the Code or any Similar Law, as applicable.

SUBSCRIBER

Name(s) of Subscriber:

Signature of Authorized Signatory of Subscriber:

Name of Authorized Signatory:
Title of Authorized Signatory:

Address for Notice to Subscriber:

Attention:
Email:
Facsimile No.:
Telephone No.:
[
Signature Page to Exhibit B of the Subscription Agreement
]

ANNEX F
Investor Rights Agreement
This Investor Rights Agreement (this “
Agreement
”), dated as of August 9, 2021, is among Environmental Impact Acquisition Corp., a Delaware corporation (the “
Company
”), and the other parties hereto identified as a “Holder” on the signature pages and
Schedule A
hereto (each, a “
Holder
” and collectively, the “
Holders
”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement dated as of the date hereof (the “
Business Combination Agreement
”), among the Company, Honey Bee Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), and GreenLight Biosciences, Inc., a Delaware corporation (“
GreenLight
”).
WHEREAS, the Company, Merger Sub and GreenLight are parties to the Business Combination Agreement, pursuant to which, among other things, on the Closing Date (as defined in the Business Combination Agreement), Merger Sub will merge (the “
Merger
”) with and into GreenLight, with GreenLight surviving the Merger as a wholly owned subsidiary of the Company, and the Company will change its name to “GreenLight Biosciences, Inc.”;
WHEREAS, the Company, HB Strategies LLC, a Delaware limited liability company (“
HB Strategies
”), CG Investments Inc. VI, a Canadian corporation (the “
Sponsor
”), and the Independent Directors (as defined herein, and, together with HB Strategies and the Sponsor, the “
Original Holders
”) are parties to a Registration Rights Agreement dated as of January 13, 2021 (the “
Prior Agreement
”);
WHEREAS, the Holders designated as “
New Holders
” on
Schedule A
(the “
New Holders
”) will receive upon consummation of the Merger shares of the Company’s Common Stock on the Closing Date pursuant to the Business Combination Agreement;
WHEREAS, the Company has entered into separate Subscription Agreements (collectively, the “
Subscription Agreements
”) dated as of the date hereof with certain investors (the “
PIPE Investors
”), pursuant to which the Company has agreed to issue and sell to the PIPE Investors the number of shares of Common Stock set forth in such Subscription Agreements (the “
PIPE Shares
”) in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth therein; and
WHEREAS, contingent upon and effective as of the Effective Time (as defined in the Business Combination Agreement), the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the New Holders.
NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section
 1.1
Definitions
. For purposes of this Agreement, the following terms and variations thereof have the respective meanings set forth below:
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus or any preliminary prospectus, in the light of the circumstances under

F-1

which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide
business purpose for not making such information public.
“
Agreement
” shall have the meaning given in the Preamble.
“
Assumed Warrants
” shall mean the Assumed Warrants (as defined in the Business Combination Agreement).
“
Block Trade
” shall mean any
non-marketed
underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act), bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors, the issuance of a “comfort letter” by the Company’s auditors, or the issuance of a legal opinion or negative assurance letter by the Company’s legal counsel.
“
Board
” shall mean the Board of Directors of the Company.
“
Business Combination
” shall mean any merger, consolidation, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.
“
Business Day
” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“
Change in Control
” shall mean the Transfer (whether or not by means of a Business Combination), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such Transfer, such person or group of affiliated persons (i) would hold outstanding securities representing a majority of the voting power of the Company (or the surviving, resulting or acquiring entity or a parent thereof), (ii) would otherwise have the power to control the board of directors (or its nearest equivalent) of the Company (or the surviving, resulting or acquiring entity or a parent thereof) or (iii) would otherwise have the power to direct the operations of the Company (or the surviving, resulting or acquiring entity or a parent thereof).
“
Commission
” shall mean the Securities and Exchange Commission.
“
Common Stock
” shall mean the Company’s Class A common stock, par value $0.0001 per share.
“
Company
” shall have the meaning given in the Preamble.
“
Demand Registration
” shall have the meaning given in
subsection 2.1.1
.
“
Demand Requesting Holder
” shall have the meaning given in
subsection 2.1.1
.
“
Demanding Holders
” shall have the meaning given in
subsection 2.1.1
.
“
Director Warrants
” shall mean the warrants issued to the Independent Directors pursuant to the Warrant Grant Agreements dated as of January 13, 2021 between the Company and each of the Independent Directors, which warrants entitle the Independent Directors to purchase an aggregate of 150,000 shares of Common Stock.
“
Effectiveness Expiration
” shall have the meaning given in
subsection 2.3.1
.
“
Effective Time
” shall have the meaning set forth in the Business Combination Agreement.

F-2

“
Entity
” shall have the meaning given in
subsection 5.2.5
.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
Form
S-1
” shall mean a Registration Statement on Form
S-1
or any comparable successor form or forms thereto.
“
Form
S-3
” shall mean a Registration Statement on Form
S-3
or any comparable successor form or forms thereto.
“
Founder Shares
” shall mean the 5,175,000 shares of Class B Common Stock, par value $0.0001 per share, of the Company, outstanding on the date hereof and held by HB Strategies, the Sponsor and the Independent Directors, which shares will convert into 5,175,000 shares of Common Stock at the Effective Time.
“
HB Strategies
” shall have the meaning given in the Recitals.
“
Holders
” shall have the meaning given in the Preamble.
“
Holders Majority
” shall have the meaning given in
Section
 7.11
.
“
Independent Directors
” shall mean David Brewster, Deval L. Patrick and Dean Seavers.
“
Liquidation Event
” shall mean any of the following that occur following the Effective Time: (i) the acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any Business Combination but excluding any sale of stock for capital-raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of equity securities in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company (or the surviving or resulting entity or a parent thereof); (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.
“
Lock-up
Shares
” shall mean (i) any shares of Common Stock issued pursuant to the Merger, (ii) the Rollover Options, the Assumed Warrants and the shares of Common Stock issuable upon exercise thereof, (iii) the Founder Shares and the shares of Common Stock issuable upon conversion thereof, (iv) the Private Placement Warrants, the Sponsor Warrants, the Director Warrants, the Working Capital Warrants and the shares of Common Stock issuable upon exercise thereof and (v) any other equity security of the Company issued or issuable with respect to any of the foregoing by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. For avoidance of doubt, the
Lock-up
Shares shall not include (x) any shares of Common Stock acquired in open market transactions, (y) any Public Warrants or any shares of Common Stock issuable upon exercise thereof or (z) any shares of Common Stock acquired pursuant to the Subscription Agreements.
“
Maximum Number of Securities
” shall have the meaning given in
subsection 2.1.4
.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements made in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

F-3

“
New Holders
” shall have the meaning given in the Recitals.
“
New Holders Majority
” shall have the meaning given in
Section
 7.11
.
“
New Registration Statement
” shall have the meaning given in
subsection 2.3.4
.
“
Original Holders
” shall have the meaning given in the Recitals.
“
Original Holders Majority
” shall have the meaning given in
Section
 7.11
.
“
Permitted Transferee
” shall mean any person or entity to whom
Lock-up
Shares may be Transferred pursuant to
Section
 5.2.1
through
Section
 5.2.10
.
“
Piggyback Registration
” shall have the meaning given in
subsection 2.3.1
.
“
PIPE Investors
” shall have the meaning given in the Recitals.
“
PIPE Shares
” shall have the meaning given in the Recitals.
“
Prior Agreement
” shall have the meaning given in the Recitals.
“
Private Placement Warrants
” shall mean the warrants issued to HB Strategies pursuant to the Private Placement Warrants Purchase Agreement dated as of January 13, 2021 between the Company and HB Strategies, which warrants entitle HB Strategies to purchase an aggregate of 2,000,000 shares of Common Stock.
“
Pro Rata
” shall have the meaning given in
subsection 2.1.4
.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Public Warrants
” shall mean the warrants issued by the Company pursuant to its initial public offering (including pursuant to the exercise of the underwriters’ over-allotment option), each of which currently entitles the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share.
“
Registrable Security
”, “
Registrable Securities
” shall mean the following securities held by any Holder: (i) any PIPE Shares and any shares of Common Stock issuable pursuant to the Business Combination Agreement, (ii) any shares of Common Stock issued to a Holder (or a Permitted Transferee) on or after the Closing Date upon exercise or conversion of the Founder Shares, the Private Placement Warrants, the Sponsor Warrants, the Director Warrants, the Working Capital Warrants, the Rollover Options or the Assumed Warrants and (iii) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off,
reorganization or other similar transaction;
provided, however
, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security upon the earliest of the following to occur: (A) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificate(s) or notice(s) of book entry for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold by the Holder thereof without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

F-4

“
Registration
” shall mean a registration effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the documented,
out-of-pocket
expenses of a Registration or Underwritten Offering incurred by the Company, including, without limitation, the following:
(i) all registration and filing fees (including fees with respect to filings required to be made by any Underwriters, brokers or dealers with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(ii) fees and expenses of compliance with securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with “Blue Sky” qualifications of Registrable Securities);
(iii) printing, messenger, telephone and delivery expenses;
(iv) reasonable fees and disbursements of counsel for the Company;
(v) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering; and
(vi) in the case of a Demand Registration, reasonable fees and disbursements of one (1) legal counsel selected by the majority-in-interest
of the Demanding Holders initiating such Demand Registration to be registered for offer and sale in the applicable Registration, not to exceed $50,000.
“
Registration Statement
” shall mean any registration statement (and any successor thereto) that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Requesting Holder
” shall have the meaning given in
subsection 2.3.5
.
“
Resale Shelf Registration Statement
” shall have the meaning given in
subsection 2.3.1
.
“
Rollover Options
” shall mean the Rollover Options (as defined in the Business Combination Agreement).
“
SEC Guidance
” shall have the meaning given in
subsection 2.3.4
.
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Selling Holders
” shall mean any Holder electing to sell any of its Registrable Securities in a Registration.
“
Sponsor
” shall have the meaning given in the Recitals.
“
Sponsor Warrants
” shall mean the 600,000 warrants issued to the Sponsor pursuant to the Warrant Subscription Agreement dated as of January 13, 2021 between the Company and the Sponsor, which warrants entitle the Sponsor to purchase an aggregate of 600,000 shares of Common Stock.
“
Subscription Agreements
” shall have the meaning given in the Recitals.
“
Takedown Requesting Holder
” shall have the meaning given in
subsection 2.3.5
.

F-5

“
Transfer
” shall mean to, directly or indirectly (i) sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other agreement, arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person or entity, (ii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any such interest, (iii) enter into any swap, short sale, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such interest, whether any such transaction is to be settled by delivery of securities, in cash or otherwise, or (iv) make any public announcement of any intention to effect any transaction specified in clause (i), (ii) or (iii).
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.”
“
Underwritten Registration
” or “
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including for the avoidance of doubt an Underwritten Shelf Takedown.
“
Underwritten Shelf Takedown
” shall have the meaning given in
subsection 2.3.5
.
“
Working Capital Warrants
” shall mean warrants having terms equivalent to the Private Placement Warrants and issued on or before the Closing Date to the Sponsor, HB Strategies, an affiliate of the Sponsor or HB Strategies, or a director or officer of the Company upon conversion of loans made to the Company at a conversion price of $1.00 per warrant, which warrants entitle the holders thereof to purchase an aggregate of up to 1,500,000 shares of Common Stock.
ARTICLE II
REGISTRATION
Section
 2.1
Demand Registration
.
2.1.1
Request for Registration
. Subject to the provisions of
subsection 2.1.4
and
Section
 2.4
hereof, at any time and from time to time following the Effective Time (but subject to Article IV), Holders holding at least thirty percent (30%) of the then-outstanding number of Registrable Securities held by all Holders (such Holders, as the case may be, the “
Demanding Holders
”), may make a written demand for Registration of all or part of their Registrable Securities on Form
S-3
(or, if Form
S-3
is not available to be used by the Company at such time, on Form
S-1
or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “
Demand Registration
”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “
Demand Requesting Holder
”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its commercially reasonable efforts to effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration (or ninety (90) days if the Commission or its staff notifies the Company that

F-6

it will “review” the Registration Statement), the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration;
provided that
the Company shall not be obligated to effect any Registration under this subsection 2.1.1 if the Demanding Holders and Demand Requesting Holders propose to sell Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts or commissions) reasonably expected to be less than, in the aggregate, $75,000,000. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this subsection 2.1.1
.
2.1.2
Effective Registration
. Notwithstanding the provisions of
subsection 2.1.1
above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied in all material respects with all of its obligations under this Agreement with respect thereto;
provided
,
further
,
however
, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective for purposes of counting Registrations under subsection 2.1.1
above unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest
of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing;
provided, further, however
, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or has been terminated.
2.1.3
Underwritten Offering
. Subject to the provisions of
subsection 2.1.4
and
Section
 2.4
hereof, if a
majority-in-interest
of the Demanding Holders advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3
shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, such Underwriter(s) to be reasonably acceptable to a majority-in-interest
of the Demanding Holders.
2.1.4
Reduction of Underwritten Offering
. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company in writing (which written advice the Company shall make available to the Demanding Holders and the Demand Requesting Holders (if any) upon request) that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “
Pro Rata
”)) that can be sold without exceeding the

F-7

Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.5
Demand Registration Withdrawal
. In the case of a Demand Registration under
subsection 2.1.1
, a
majority-in-interest
of the Demanding Holders and the Demand Requesting Holders (if any) shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or after such Registration Statement has been declared effective and is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency). In the event of such withdrawal, the Holders exercising such right of withdrawal shall be responsible for the Registration Expenses incurred in connection with such Registration prior to such withdrawal under this subsection 2.1.5
, unless the Holders of a
majority-in-interest
of the then-outstanding number of Registrable Securities held by all Holders forfeit their right to one (1) demand registration pursuant to
Section
 2.1
.
2.1.6 The Company shall not be obligated to effect, or to take any action to effect, any Registration pursuant to
Section
 2.1.1
during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated Registration, provided that
the Company is actively employing in good faith commercially reasonable efforts to cause such Registration Statement to become effective.
Section 2.2 Piggyback Registration.
2.2.1
Piggyback Rights
. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (other than pursuant to
Section
 2.1
and
2.3
of this Agreement), other than a Registration Statement (i) filed in connection with any equity compensation or other benefit plan, (ii) for an exchange offer, (iii) for an offering of securities solely to the Company’s existing stockholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) filed on Form
S-4
related to any merger, acquisition, business combination or other transaction subject to Rule 145 under the Securities Act (or any successor thereto), (vi) for a dividend reinvestment plan or (vii) any Block Trade, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “
Piggyback Registration
”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1
to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1
shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

F-8

2.2.2
Reduction of Piggyback Registration
. If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company in writing (which written advice the Company shall make available to the Holders of Registrable Securities participating in the Piggyback Registration upon request) that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to
Section
 2.2.1
hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1
hereof, Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested to be included in such Registration, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and
(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1
, Pro Rata based on the respective number of Registrable Securities that each Holder has so requested to be included in such Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.2.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration, or, if such Piggyback Registration is in connection with an underwritten offering pursuant to an effective shelf registration statement, then prior to the public announcement of such offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time (including after effectiveness of such Registration Statement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3
.

F-9

2.2.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, any Registration effected pursuant to
Section
 2.2
hereof shall not be counted as a Registration pursuant to a Demand Registration effected under
Section
 2.1
hereof.
2.2.5
Right to Terminate Registration
. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section
 2.2
at any time whether or not any Holder of Registrable Securities has elected to include securities in such registration (including after effectiveness of such Registration Statement).
Section 2.3 Resale Shelf Registration Rights.
2.3.1
Registration Statement Covering Resale of Registrable Securities
. The Company shall use commercially reasonable efforts to prepare and file or cause to be prepared and filed with the Commission, no later than forty-five (45) days following the Closing Date (the “
Filing Deadline
”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders (the “
Resale Shelf Registration Statement
”). The Resale Shelf Registration Statement shall be on Form
S-3
(or, if Form
S-3
is not available to be used by the Company at such time, on Form
S-1
or another appropriate form permitting Registration of such Registrable Securities for resale). If the Resale Shelf Registration Statement is initially filed on Form
S-1
and thereafter the Company becomes and remains eligible to use Form
S-3
for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form
S-3.
The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing;
provided, however
, that the Company’s obligations to include the Registrable Securities held by a Holder in the Resale Shelf Registration Statement are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company beneficially owned by the Holder, the intended method of disposition of the Registrable Securities, and transactions and relationships with the Company and its affiliates as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the earliest (such earliest date, the “
Effectiveness Expiration
”) of (i) three (3) years from the date of effectiveness of such Registration Statement, (ii) the date on which all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement and (iii) the date on which all Registrable Securities and other securities covered by such Registration Statement have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1
shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date of such Registration Statement (subject to lock-up
restrictions provided in
Section
 5.1
of this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders.
2.3.2
Notification and Distribution of Materials
. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf

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Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.
2.3.3
Amendments and Supplements
. Subject to the provisions of
Section
 2.3.1
above, the Company shall use commercially reasonable efforts to promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities, in each case until the Effectiveness Expiration. If any Resale Shelf Registration Statement filed pursuant to
Section
 2.3.1
is filed on Form
S-3
and thereafter the Company becomes ineligible to use Form
S-3
for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its commercially reasonable efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form
S-3
and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until the Effectiveness Expiration;
provided, however
, that at any time the Company once again becomes eligible to use Form
S-3,
the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form
S-3.
2.3.4
SEC Cutback
. Notwithstanding the registration obligations set forth in this
Section
 2.3
, in the event the Commission or its staff informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission or its staff and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “
New Registration Statement
”) on Form
S-3,
or if Form
S-3
is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering;
provided, however
, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly available written or oral guidance, comments, requirements or requests of the Commission staff (the “
SEC Guidance
”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission or its staff that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form
S-3
or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.
2.3.5
Underwritten Shelf Takedown
. At any time and from time to time after a Resale Shelf Registration Statement on Form
S-3
has been declared effective by the Commission and remains effective, the Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to such Resale Shelf Registration Statement (each, an “
Underwritten Shelf Takedown
”);

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provided, however
, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering of the requesting Holders’ Registrable Securities has a total offering price (including piggyback securities and before deduction of underwriting discounts or commissions) reasonably expected to exceed, in the aggregate, $75,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least twenty (20) days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Except in the case of a requested Underwritten Shelf Takedown in the form of a Block Trade, following receipt of a request for an Underwritten Shelf Takedown, the Company shall promptly notify the other Holders of the request and of their right to participate in the Underwritten Shelf Takedown, which shall specify the anticipated public announcement date. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “
Takedown Requesting Holder
”) at least four Business Days prior to the anticipated public announcement date of such Underwritten Shelf Takedown set forth in the Company notice pursuant to written contractual piggyback registration rights of such Holder (including those set forth herein). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this subsection 2.3.5
shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, such Underwriter(s) to be reasonably acceptable to a majority-in-interest
of the Takedown Requesting Holders initiating the Underwritten Shelf Takedown.
2.3.6
Reduction of Underwritten Shelf Takedown
. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise(s) the Company in writing (which written advice the Company shall make available to the Takedown Requesting Holders upon request) that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other shares of the Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Requesting Holders, Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown, that can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.
2.3.7
Limit on Underwritten Shelf Takedowns
. Registrations effected pursuant to this
Section
 2.3
shall not be counted as Demand Registrations effected pursuant to
Section
 2.1
. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Underwritten Shelf Takedowns in any
12-month
period.
2.3.8
Block Trades
. If the Company shall receive a request from a Holder or Holders of Registrable Securities that the Company effect the sale of Registrable Securities with a total offering price (before deduction of underwriting discounts or commissions) reasonably expected to exceed, in the aggregate, $25,000,000 in an Underwritten Shelf Takedown in the form of a Block Trade (which notice shall contain the information required to be disclosed in the relevant Prospectus with respect such Block Trade), then the Company shall use commercially reasonable efforts, as expeditiously as possible, to cooperate and effect the offering of the Registrable Securities in such Block Trade, without giving any effect to any required notice periods or delivery of notices to any other Holders. A Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this
Section
 2.3.8
in any twelve (12) month period. Any offering conducted as a Block Trade will not count as an Underwritten Shelf Takedown for the purposes of
Section
 2.3.7
.
2.3.9
Withdrawal
. A
majority-in-interest
of the Takedown Requesting Holders shall have the right to withdraw from an Underwritten Shelf Takedown (including a Block Trade) for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such

F-12

Underwritten Shelf Takedown (or Block Trade) before the filing of the applicable “red herring” prospectus or prospectus supplement used to market such Underwritten Shelf Takedown (or Block Trade). In the event of such withdrawal of an Underwritten Shelf Takedown that is not a Block Trade, the Holders exercising such right of withdrawal shall be responsible for the Registration Expenses incurred in connection with such Registration prior to such withdrawal under this subsection 2.3.8
, unless the Holders of a
majority-in-interest
of the then-outstanding number of Registrable Securities held by all Holders forfeit their right to one (1) Underwritten Shelf Takedown during the succeeding twelve (12) month period. In the event of such withdrawal of a Block Trade, the Holders exercising such right of withdrawal shall be responsible for the Registration Expenses incurred in connection with such Registration prior to such withdrawal under this subsection 2.3.8
.
Section
 2.4
Restrictions on Registration Rights
. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) file a Registration Statement pursuant to a Demand Registration request made under
Section
 2.1
or effectuate any Underwritten Shelf Takedowns (including any Block Trade) pursuant to any request made under
Section
 2.3
during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration, provided that
the Company continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become effective.
ARTICLE III
COMPANY PROCEDURES
Section
 3.1
General Procedures
. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall use its commercially reasonable efforts, as expeditiously as possible, to:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “Blue Sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in

F-13

such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided, however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;
3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a draft copy thereof to each seller of such Registrable Securities or its counsel;
3.1.10 notify the Holders, at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Company reasonable believes the Prospectus included in such Registration Statement, as then in effect, includes a potential Misstatement, and then correct such potential Misstatement as set forth in
Section
 3.4
hereof;
3.1.11 permit a representative of the Holders selected by a
majority-in-interest
of the Holders participating in a Registration, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense (except as otherwise set forth herein), in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration;
provided, however
, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.12 in the event of an Underwritten Registration, obtain from the Company’s independent registered public accountants a “cold comfort” letter in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to such managing Underwriter(s);
3.1.13 in the event of an Underwritten Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, if requested by the Underwriter(s), if any, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration addressed to the Underwriter(s) covering such legal matters with respect to the Registration in respect of which

F-14

such opinion and negative assurance letter are being given as are customarily included in such opinions and negative assurance letters;
3.1.14 in the event of any Underwritten Registration, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;
3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of
Section
 11(a)
of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.16 if a Registration, including an Underwritten Offering, involves the Registration of Registrable Securities having a total offering price (including piggyback securities and before deduction of underwriting discounts or commissions) reasonably expected to exceed $75,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and
3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
Section
 3.2
Registration Expenses
. Except as set forth in
Section
 2.1.5
, all Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
Section
 3.3
Requirements for Participation in Underwritten Offerings
. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up
agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements;
provided however
, that no party to this Agreement as a condition to participating in an Underwritten Offering may be required to enter into any lock-up
or similar agreement with any underwriter for a period of more than 90 days from the date of the pricing of the Underwritten Offering.
Section
 3.4
Suspension of Sales; Adverse Disclosure
. Upon receipt of written notice from the Company that it reasonably believes that a Registration Statement or Prospectus contains a potential Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the potential Misstatement or until he, she, or it is advised in writing by the Company that the use of the Prospectus may be resumed, provided
that the Company agrees to use its commercially reasonable efforts to prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to request the immediate effectiveness thereof. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus included in any Registration Statement at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (iii) in the good faith judgment of the Board, would be materially detrimental to the Company, the Company shall have the right to defer the filing, initial effectiveness or continued use of each Registration Statement and each Prospectus included in any Registration Statement pursuant to clause (i), (ii) or (iii), provided, however
, that the Company shall not defer any such filing, initial effectiveness or use of a Registration Statement or Prospectus included in any Registration Statement pursuant to

F-15

this
Section
 3.4
on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.
Section
 3.5
Reporting Obligations
. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, agrees to use its commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings in electronic form upon request. The Company further agrees to use its commercially reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions as reasonably requested. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Section
 3.6
Limitations on Registration Rights
. Other than the registration rights granted to the purchasers under the Subscription Agreements, the Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement. In the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Notwithstanding anything herein to the contrary, the Sponsor and any transferee that is an underwriter and related party (as defined in FINRA Rule 5110 and 5121) in connection with the initial public offering of the Company (i) may not exercise its rights under
Section
 2.1
and
2.2
hereunder after five (5) and seven (7) years, respectively, after the effective date of the registration statement relating to the Company’s initial public offering and (ii) may not exercise its rights under
Section
 2.1
more than one time.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1 Indemnification.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its directors, general partners, managing members, managers, officers, agents and employees and each person who controls (within the meaning of the Securities Act) such Holder against all losses, claims, damages and liabilities and expenses (including reasonable and documented out-of-pocket
attorneys’ fees) caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, preliminary prospectus or amendment or supplement thereto, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in or omitted from any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein. In the underwriting agreement for any Underwritten Offering, the Company shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) on customary terms and conditions.
4.1.2 In connection with any Registration Statement or Prospectus in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and,

F-16

to the extent permitted by law, shall indemnify the Company, its directors, officers, agents and employees and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented out-of-pocket
attorneys’ fees) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, preliminary prospectus or amendment or supplement thereto, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is contained in or omitted from any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein;
provided, however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. In the underwriting agreement for any Underwritten Offering, the Holders of Registrable Securities participating in such Underwritten Offering shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) on customary terms and conditions.
4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it may seek indemnification (
provided, however
, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder except to the extent such failure has materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If the indemnifying party assumes the defense of any claim, the indemnifying party shall not be obligated to pay any fees or expenses thereafter incurred by the indemnified party with respect to such claim. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. The indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the prior written consent of the indemnifying party (but such consent shall not be unreasonably withheld, conditioned or delayed). No indemnifying party shall, without the prior written consent of the indemnified party (but such consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.
4.1.5 If the indemnification provided under
Section
 4.1
hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses which are expressly indemnifiable pursuant to the terms of
Section
 4.1
, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or

F-17

alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action;
provided, however
, that the liability of any Holder under this
subsection 4.1.5
shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1
,
4.1.2
and
4.1.3
above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5
were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this subsection 4.1.5
. No person guilty of fraudulent misrepresentation (within the meaning of
Section
 11(f)
of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5
from any person who was not guilty of such fraudulent misrepresentation. In the underwriting agreement for any Underwritten Offering, the Company and the Holders of Registrable Securities participating in such Underwritten Offering shall provide for contribution on customary terms and conditions to any losses, claims, damages, liabilities and expenses incurred by the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s).
4.1.6 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an Underwritten Offering conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
ARTICLE V
LOCK-UP
Section
 5.1
Lock-Up
. Except as permitted by
Section
 5.2
and pursuant to
Section
 5.3
, each Holder shall not Transfer any
Lock-up
Shares beneficially owned or owned of record by such Holder until the close of business on the date that is 180 days from the Closing Date (the “
Lock-up
Period
”).
Section
 5.2
Exceptions
. The provisions of
Section
 5.1
shall not apply to:
5.2.1 Transfers pursuant to a qualified domestic relations order, court order or in connection with a divorce settlement;
5.2.2 Transfers as a
bona fide
gift or charitable contribution;
5.2.3 Transfers to a trust, family limited partnership or other entity formed primarily for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the Holder or any other person with whom the Holder has a relationship by blood, marriage or adoption not more remote than first cousin and Transfers to any such family member;
5.2.4 Transfers by will or intestate succession upon the death of the Holder (it being understood and agreed that the appointment of one or more executors, administrators or personal representatives of the estate of a Holder shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of this
Article V
on behalf of such estate);
5.2.5 if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity (each, an “
Entity
”), (i) Transfers to another Entity that controls, is controlled by or is under common control or management with the Holder, or (ii) dividends, distributions or other dispositions to direct or indirect stockholders, partners, limited liability company members or other equity holders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership, fund or investment vehicle, or any other partnerships, funds or investment vehicles controlled or managed by such partnership;

F-18

5.2.6 if the Holder is a trust, Transfers to a trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;
5.2.7 Transfers to the Company’s officers, directors or their affiliates;
5.2.8 Transfers to any other Holder or the direct or indirect stockholders, partners, limited liability company members or other equity holders of a Holder, any affiliates of any Holder or any related partnerships, funds or investment vehicles controlled or managed by such persons or entities;
5.2.9 pledges or postings of
Lock-up
Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder;
provided, however
, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers (it being understood and agreed that the Permitted Transferee’s written agreement to be bound by the provisions of this Agreement with respect to the
Lock-up
Shares Transferred to such Permitted Transferee need not take effect until the Permitted Transferee takes possession of the
Lock-up
Shares as a result of a foreclosure, margin call or similar disposition);
5.2.10 Transfers to a nominee or custodian of a person or Entity to whom a Transfer would be permissible under
Sections 5.2.2
through
5.2.9
;
5.2.11 Transfers pursuant to a
bona fide
third-party merger, consolidation, stock exchange, asset acquisition, stock purchase, recapitalization, other business combination or other transaction or series of related transactions involving a Change in Control of the Company;
provided, however
, that in the event that such merger, consolidation, stock exchange, asset acquisition, stock purchase, recapitalization, other business combination or other transaction is not completed, the
Lock-up
Shares subject to this
Article V
shall remain subject to this
Article V
;
5.2.12 Transfers to the Company (including without limitation Transfers to the Company to pay the exercise price of any option or warrant or to satisfy any tax withholding obligations in connection with the exercise of any option or warrant or the vesting of any stock-based awards) or in connection with the liquidation or dissolution of the Company;
5.2.13 the establishment of a trading plan pursuant to Rule
10b5-1
promulgated under the Exchange Act;
provided, however
, that such plan does not provide for the Transfer of any
Lock-up
Shares during the
Lock-Up
Period; for the avoidance of doubt, any
Lock-up
Shares subject to any such plan shall continue to be subject to the restrictions on Transfer set forth in this
Article V
; or
5.2.14 Transfers to generate proceeds (on an
after-tax
basis) to pay the exercise price of, and/or satisfy tax withholding obligations in connection with, the exercise of options to purchase shares of Common Stock expiring within the
Lock-up
Period (including without limitation a “broker-assisted cashless exercise” involving a market sale);
provided, however
, that in the case of any Transfer pursuant to
Sections 5.2.2
through
5.2.10
, each Permitted Transferee shall have first executed and delivered to the Company a written agreement, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this
Article V
with respect to the
Lock-up
Shares Transferred to such Permitted Transferee. Notwithstanding the provisions set forth in
Section
 5.1
or
Section
 5.2
above, nothing in this
Article V
or any other provision of this Agreement shall restrict or prohibit Transfers by HB Strategies of any securities of the Company other than the
Lock-Up
Shares, including any securities acquired in the Company’s initial public offering, in open market purchases, privately negotiated transaction, or otherwise.
Section
 5.3
Release of
Lock-Up
Restrictions
. The
Lock-up
Period shall end on the earlier of (A) the period set forth in
Section
 5.1
and (B) the date that the last sale price of the Common Stock equals or exceeds $15.00

F-19

per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 120 days after the Effective Time, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Notwithstanding the other provisions set forth herein, the Board may, in its sole discretion, determine to waive, amend, or repeal the restrictions set forth in
Section
 5.1
above, whether in whole or in part,
provided that
any such waiver, amendment or repeal shall (i) not make such restrictions more restrictive or apply for a longer period of time and (ii) require the unanimous approval of the directors present at any duly called meeting of the Board at which a quorum is present.
ARTICLE VI
TERMINATION
Section
 6.1
Termination
. This Agreement shall terminate upon the earliest to occur of: (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the date on which neither the Holders nor any of their permitted assignees holds any Registrable Securities, (iii) a Liquidation Event and (iv) the fifth (5 th
) anniversary of the Effective Time.
Section
 6.2
Effect of Business Combination Termination
. In the event of a termination of this Agreement as a result of the termination of the Business Combination Agreement, this Agreement shall become void and the Prior Agreement shall continue in full force and effect.
ARTICLE VII
GENERAL PROVISIONS
Section
 7.1
Effectiveness of this Agreement; Termination of Prior Agreement
. Upon execution and delivery of this Agreement, only
Article VI
and this
Article VII
shall become effective. The remainder of this Agreement shall only become effective at the Effective Time and prior to such date shall be of no force or effect. Pursuant to Section 5.6 of the Prior Agreement, the undersigned parties who are parties to the Prior Agreement hereby terminate the Prior Agreement effective at the Effective Time, with the intent and effect that the Prior Agreement shall be replaced and superseded in its entirety by this Agreement effective at the Effective Time. The undersigned parties who are parties to the Prior Agreement hereby agree that, until the Effective Time, no term, provision or condition of the Prior Agreement shall be amended, modified, supplemented or waived without the prior written consent of GreenLight.
Section
 7.2
Notices
. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient (without an “error” or similar message that such
e-mail
was not received by such intended recipient), (iii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) three (3) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at the following addresses or
e-mail
addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this
Section
 7.2
):
If to the Company prior to the Effective Time, to it at:
Environmental Impact Acquisition Corp.
535 Madison Avenue
New York, NY 10022
Attention: Legal Department

F-20

E-mail:
lteipner@cgf.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk
E-mail:
steven.stokdyk@lw.com
If to the Company prior to the Effective Time or to GreenLight at any time, to it at:
GreenLight Biosciences, Inc.
200 Boston Avenue, Suite 3100
Medford, MA 02155
Attention: General Counsel
Email: notices@greenlightbio.com
with a copy (which shall not constitute notice) to:
Foley Hoag LLP
155 Seaport Blvd.
Boston, MA 02210
Attention: David A. Broadwin and John D. Hancock
E-mail:
dab@foleyhoag.com; jdh@foleyhoag.com
and with a copy (which shall not constitute notice) to:
Foley Hoag LLP
1301 Avenue of the Americas, 25
th
Floor.
New York, NY 10019
Attention: Adrienne Ellman
E-mail:
aellman@foleyhoag.com
If to a Holder, to the address or email address set forth for such Holder on its signature page hereof.
Section
 7.3
Severability
. If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section
 7.4
Entire Agreement; Assignment; Joinder
. Subject to the provisions of
Section
 7.1
, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
provided, however
, that this Agreement does not supersede the Fifth Amended and Restated Investors’ Rights Agreement dated as of June 15, 2020 by and among GreenLight and the investors party thereto (such investors, the “
GreenLight Investors
”), which is expected to remain in effect until the Effective Time. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior written consent of the Company (and, until the Effective Time, GreenLight), except that a Holder may, without any such consent, assign such Holder’s rights under this Agreement to any Permitted Transferee by delivering to the Company (and, until the Effective Time, GreenLight) a written agreement executed and delivered by such Permitted Transferee, in form and substance

F-21

reasonably satisfactory to the Company (and, until the Effective Time, GreenLight), to be bound by the provisions of this Agreement, whereupon such Permitted Transferee shall be a “Holder” hereunder. Each GreenLight Investor shall be entitled to become a party to this Agreement by executing and delivering to the Company a counterpart signature page hereto, whereupon such GreenLight Investor shall be a “Holder” hereunder.
Section
 7.5
Parties in Interest
. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its successors and permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that each GreenLight Investor who is not a party hereto shall be a third-party beneficiary of the last sentence of
Section
 7.4
.
Section
 7.6
Governing Law; Exclusive Forum
. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court;
provided, however
, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or order rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, any claim that (A) it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) (1) the action in any such court is brought in an inconvenient forum, (2) the venue of such action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section
 7.7
Waiver of Jury Trial
. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION
 7.7
.
Section
 7.8
Headings; Interpretation
. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words

F-22

“includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and shall mean such law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.
Section
 7.9
Counterparts
. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section
 7.10
Specific Performance
. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, without proof of the inadequacy of money damages and without posting any bond or other security. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section
 7.11
Amendment
. Until the Effective Time, this Agreement may not be amended except by an instrument in writing signed by (i) the Company, (ii) Greenlight, (iii) New Holders (including Permitted Transferees) holding securities that at the Effective Time will become a majority-in-interest
(such Holders, the “
New Holders Majority
”) of the then-outstanding number of Registrable Securities held by all New Holders (including Permitted Transferees) in their capacities as New Holders (including Permitted Transferees), (iv) Original Holders (including Permitted Transferees) holding a majority-in-interest
(such Holders, the “
Original Holders Majority
”) of the then-outstanding number of Registrable Securities held by the Original Holders in their capacities as Original Holders (including Permitted Transferees) and (v) any Holder whose rights and/or obligations under this Agreement are materially and adversely affected by such amendment, unless such amendment is signed by Holders holding a majority-in-interest
of the then-outstanding number of Registrable Securities (or, as applicable, securities that at the Effective Time will become such securities) held by all Holders whose rights and/or obligations under this Agreement are affected in a substantially similar manner. After the Effective Time, this Agreement may not be amended except by an instrument in writing signed by (i) the Company, (ii) Holders holding a majority-in-interest
(such Holders, the “
Holders Majority
”) of the then-outstanding number of Registrable Securities held by all Holders and (iii) any Holder whose rights and/or obligations under this Agreement are materially and adversely affected by such amendment, unless such amendment is signed by Holders holding a majority-in-interest
of the then-outstanding number of Registrable Securities held by all Holders whose rights and/or obligations under this Agreement are affected in a substantially similar manner.
Section
 7.12
Waiver
. At any time, the Company (and, until the Effective Time, Greenlight) may (i) extend the time for the performance of any obligation or other act of any Holder, (ii) waive any inaccuracy in the representations and warranties of any Holder contained herein or in any document delivered by such Holder pursuant hereto and (iii) waive compliance with any agreement of such Holder or any condition to its own obligations contained herein. Until the Effective Time, Greenlight, the New Holders Majority and the Original Holders Majority may, and after the Effective Time, the Holders Majority may, (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to their own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties specified in this
Section
 7.12
for such extension or waiver. No course of dealing between any Holder or

F-23

the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder by such party.
Section
 7.13
Further Assurances
. At the request of the Company, in the case of any Holder, or at the request of any Holder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
Section
 7.14
No Strict Construction
. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(
Next Page is Signature Page
)

F-24

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

Environmental Impact Acquisition Corp.

By:	/s/ Daniel Coyne
Name:	Daniel Coyne
Title:	Chief Executive Officer and Director
[Signature Page to Investor Rights Agreement]

F-25

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

Holder:

Name of Holder

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Investor Rights Agreement]

F-26

Schedule A
Original Holders
CG Investments Inc. VI
HB Strategies LLC
New Holders
Andrey Zarur
Baird Venture Partners V Limited Partnership
BVP V Affiliates Fund Limited Partnership
BVP V Special Affiliates Limited Partnership
Fall Line Endurance Fund, LP
Khosla Ventures Seed B (CF), LP
Khosla Ventures Seed B, LP
Khosla Ventures V, LP
Kodiak III Entrepreneurs Fund, L.P.
Kodiak Venture Partners III, L.P.
MLS Capital Fund II, L.P.
S2G Ventures Fund I, L.P.
S2G Ventures Fund II, L.P.
S2G Ventures Fund III, L.P.
Independent Directors
David Brewster
Deval L. Patrick
Dean Seavers

F-27

ANNEX G
FORM OF TRANSACTION SUPPORT AGREEMENT
This
TRANSACTION SUPPORT AGREEMENT
(this “
Agreement
”) is entered into as of August 9, 2021, by and between Environmental Impact Acquisition Corp., a Delaware corporation (“
ENVI
”), and [●], a [●] (the “
Supporting Company Shareholder
”). Each of ENVI and the Supporting Company Shareholder are sometimes referred to herein individually as a “
Party
” and collectively as the “
Parties
”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).
RECITALS
WHEREAS
, on August 9, 2021, ENVI, Honey Bee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENVI (“
Merger Sub
”), and GreenLight Biosciences, Inc., a Delaware corporation (the “
Company
”), entered into that certain Business Combination Agreement (as amended or modified from time to time in accordance with its terms, the “
Business Combination Agreement
”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned Subsidiary of ENVI, and each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive ENVI Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS
, the Supporting Company Shareholder is the record and beneficial owner of the number and class or series (as applicable) of issued and outstanding Company Shares set forth on
Schedule A
hereto (the “
Owned Shares
”, and together with any other Company Shares that the Supporting Company Shareholder acquires record and beneficial ownership after the date hereof, collectively, the “
Subject Company Shares
”);
WHEREAS
, the Business Combination Agreement contemplates that, concurrently with the entry into the Business Combination Agreement by the parties thereto, each Supporting Company Shareholder set forth on Annex B attached thereto will enter into this Agreement, pursuant to which, among other things, the Supporting Company Shareholder will agree to (a) support and vote in favor of the Business Combination Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated thereby (including the Merger); (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of immediately prior to the Effective Time; (c) subject to certain exceptions or as otherwise set forth herein, not, directly or indirectly, sell, assign, transfer (including by operation of law), create any Lien or pledge, dispose of or otherwise encumber any securities or other equity interests of the Company or otherwise agree to do any of the foregoing, and (d) not solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; and
WHEREAS
, in consideration for the benefits to be received by the Supporting Company Shareholder under the terms of the Business Combination Agreement and as a material inducement to ENVI and the other ENVI Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Supporting Company Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE
, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
AGREEMENT
1.
Company Shareholder Consent and Related Matters
.
(a) As promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Supporting Company Shareholder, in its, his or her capacity as a shareholder of the Company, shall duly execute and deliver to the Company and ENVI the Company Shareholder Written Consent under which it, he, or she shall irrevocably and unconditionally consent with respect to the Subject Company Shares held as of the record date for such Company Shareholder Written Consent to the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger). Without limiting the generality of the foregoing, prior to the Closing the Supporting Company Shareholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such other matters, actions or proposals necessary or reasonably requested by the Company or ENVI for consummation of the Merger or the other transactions contemplated by the Business Combination Agreement;
provided
, that nothing in this Agreement shall preclude the Supporting Company Shareholder from exercising full power and authority to vote (or to abstain from voting) the Subject Company Shares in the Supporting Company Shareholder’s sole discretion for or against, and the proxy granted pursuant to this Agreement shall not cover, any proposal submitted to a vote of the shareholders of the Company (1) that decreases the amount or changes the form of the consideration payable to the Supporting Company Shareholder or (2) that imposes any material restrictions or additional conditions on the consummation of the Merger or the payment of the ENVI Shares to the Supporting Company Shareholder, in the case of either clause (1) or (2), that is not contemplated by the Business Combination Agreement or the Ancillary Documents (clauses (1) and (2), collectively, the “
Excluded Voting Matters
”). Without limiting the generality of the foregoing, prior to the Closing, the Supporting Company Shareholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Supporting Company Shareholder’s covenants, agreements or obligations under this Agreement, (y) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (z) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied.
(b)
Without limiting any other rights or remedies of ENVI, the Supporting Company Shareholder hereby irrevocably appoints ENVI or any officer of ENVI designated by ENVI as the Supporting Company Shareholder’s agent, attorney-in-fact
and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Supporting Company Shareholder, (i) to attend on behalf of the Supporting Company Shareholder any meeting of the Company Shareholders with respect to the matters described in
Section
 1(a)
, (ii) to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders and (iii) to vote (or cause to be voted), or deliver a written consent (or withhold consent) with respect to, the Subject Company Shares on the matters specified in, and in accordance and consistent with (and for the avoidance of doubt excluding the Excluded Voting Matters),
Section
 1(a)
in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Written Consent), in each case, in the event that the Supporting Company Shareholder fails to perform, to be counted as present thereat or otherwise comply with the covenants, agreements or obligations set forth in
Section
 1(a).
(c)
The proxy granted by the Supporting Company Shareholder pursuant to
Section
 1(b)
is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for ENVI entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Supporting Company Shareholder pursuant to
Section
 1(b)
is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Supporting Company Shareholder and shall revoke any and all prior proxies granted by the Supporting Company Shareholder with respect to the Subject Company Shares, other than that certain proxy in Section 5.2 of the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020, by and among the Company and certain shareholders party thereto (the “
Voting Agreement
”) that is applicable to a “Sale of the Company” (as defined therein) but not, for the avoidance of doubt, applicable to the transactions contemplated by the Business Combination Agreement or the Ancillary Documents. The vote or consent of the proxyholder in accordance with
Section
 1(b)
and with respect to the matters described in
Section
 1(a)
shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Supporting Company Shareholder of the Subject Company Shares (or any other Person with the power to vote or provide consent with respect to the Subject Company Shares) with respect to the matters described in
Section
 1(a)
. The proxyholder may not exercise the proxy granted pursuant to
Section
 1(b)
on any matter except for those matters described in
Section
 1(a)
.
2.
Other Covenants and Agreements
.
(a)
Confidentiality
. The Supporting Company Shareholder hereby acknowledges and agrees that the information being provided in connection with this Agreement, the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of that certain Mutual Confidentiality Agreement, dated February 12, 2021, by and between the Company and ENVI, a form of which is attached hereto as
Exhibit A
(the “
Confidentiality Agreement
”) and the terms of which are incorporated herein by reference, that such information constitutes confidential information of each of the Company and ENVI, that the Supporting Company Shareholder shall be bound by the Confidentiality Agreement to the same extent as if it were a party thereto as a recipient of confidential information thereunder, and that the Supporting Company Shareholder shall not disclose any such confidential information except as otherwise permitted by the Confidentiality Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this
Section
 2(a)
or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement, the Business Combination Agreement, or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement, the Business Combination Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.
(b)
Public Announcements
. The Supporting Company Shareholder agrees that neither the Supporting Company Shareholder nor any of the Supporting Company Shareholder’s Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Business Combination Agreement or the transactions contemplated hereby and thereby without the prior written consent of the Company and ENVI;
provided, however
, that the Supporting Company Shareholder and the Supporting Company Shareholder’s Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the Supporting Company Shareholder shall, to the extent permitted by such applicable Law, use commercially reasonable efforts to consult with the Company and ENVI and give each of the Company and ENVI the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the Supporting Company Shareholder and/or the Supporting Company Shareholder’s Representatives, as applicable, shall, to the extent permitted by such applicable Law, use commercially reasonable efforts to consult with ENVI and give ENVI the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this
Section
 2(b)
and (iii) to Governmental Entities in connection with any Consents required to be obtained or made under this Agreement, the Business Combination Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

(c)
Exclusive Dealing
. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Supporting Company Shareholder shall not, and shall cause the Supporting Company Shareholder’s Representatives and controlled Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public
information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding a Company Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with any offering of any Equity Securities, or other securities, of any Group Company other than any such filings or submissions required or otherwise expressly contemplated by the Business Combination Agreement; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any Company Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of the Supporting Company Shareholder’s obligations under this
Section
 2(c)
).
(d)
Trust Account Waiver
. The Supporting Company Shareholder acknowledges and agrees and understands that ENVI has established the Trust Account containing the proceeds of its IPO (including the proceeds of the exercise by the underwriters of their over-allotment option) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Public Shareholders of ENVI, and that ENVI may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ENVI entering into the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Supporting Company Shareholder hereby agrees on behalf of the Supporting Company Shareholder and the Supporting Company Shareholder’s Representatives that, notwithstanding anything to the contrary in this Agreement or the Business Combination Agreement, neither the Supporting Company Shareholder nor any of the Supporting Company Shareholder’s Representatives (acting through the Supporting Company Shareholder) does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Business Combination Agreement or any proposed or actual business relationship between ENVI or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “
Trust Account Released Claims
”). The Supporting Company Shareholder, on behalf of the Supporting Company Shareholder and the Supporting Company Shareholder’s Representatives (acting through the Supporting Company Shareholder), hereby irrevocably waives any Trust Account Released Claims that the Supporting Company Shareholder or any of the Supporting Company Shareholder’s Representatives (acting through the Supporting Company Shareholder) may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with ENVI or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with ENVI or its affiliates), other than any proceeds that may be released from the Trust Account upon the consummation of the Merger.
(e)
Acknowledgement of Reliance
. The Supporting Company Shareholder acknowledges and agrees that ENVI and the other ENVI Parties are entering into the Business Combination Agreement in reliance upon the Supporting Company Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and, without the Supporting Company Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, ENVI and the other ENVI Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

(f)
Waiver of Rights of Appraisal or Rights to Dissent
. The Supporting Company Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger or any other transaction contemplated by the Business Combination Agreement that the Supporting Company Shareholder may have by virtue of ownership of the Subject Company Shares.
(g)
Further Assurances
. From time to time, at ENVI’s request and without further consideration, the Supporting Company Shareholder shall execute and deliver such additional documents and take all further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Supporting Company Shareholder further agrees not to commence or participate (in a manner adverse to ENVI or the Company) in, and to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, derivate or otherwise, against ENVI, the Company or any of their respective Affiliates, challenging the transactions contemplated by the Business Combination Agreement or disputing the allocation of the consideration payable as part of the Merger pursuant to the terms of the Business Combination Agreement (including any Proceeding (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Business Combination Agreement or (ii) alleging breach of any fiduciary duty of the Company Board in connection with this Agreement, the Business Combination Agreement, any other Ancillary Agreement or any of the transactions contemplated hereby or thereby), except for any Proceeding to collect Merger consideration owed to the Supporting Company Shareholder pursuant to the terms of the Business Combination Agreement, or to enforce the Supporting Company Shareholder’s right under the Investor Rights Agreement following the Closing.
(h)
Authorization to Publish
. The Supporting Company Shareholder hereby authorizes ENVI and the Company to publish and disclose in any announcement, filing or disclosure required to be made by any Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC the Supporting Company Shareholder’s identity and ownership of Equity Securities of the Company or ENVI and the nature of the Supporting Company Shareholder’s obligations under this Agreement.
(i)
Termination of Investor Agreements
. The Supporting Company Shareholder hereby agrees that, effective immediately prior to, and contingent upon, the Effective Time, each of (i) the Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 15, 2020, by and among the Company and the Investor parties thereto, as amended, (ii) the Fifth Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of June 15, 2020, by and among the Company and the Investor and Key Holder parties thereto, as amended, (iii) the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020, by and among the Company and the Investor and Key Holder parties thereto, as amended, and (iv) any management rights letter, investor side letter or other investor agreement providing for board observer rights, information rights, inspection rights or other rights of investors, in each case between or among the Company and the Supporting Company Shareholder (and/or other persons), and all rights and obligations contained therein, will be terminated in all respects, the survival of any provision therein will be waived in all respects, and such agreements will cease to have any force or effect upon termination. In accordance with
Section
 2(g)
, upon request, the Supporting Company Shareholder shall promptly execute and deliver to the Company a separate termination agreement evidencing the forgoing in such form as the Company shall reasonably request.
3.
Supporting Company Shareholder Representations and Warranties
. The Supporting Company Shareholder represents and warrants to ENVI as follows:
(a) If the Supporting Company Shareholder is an entity, the Supporting Company Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
(b) The Supporting Company Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Supporting Company Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Company Shareholder and constitutes a valid, legal and binding agreement of the Supporting Company Shareholder (assuming that this Agreement is duly authorized, executed and delivered by ENVI), enforceable against the Supporting Company Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Supporting Company Shareholder with respect to the Supporting Company Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Supporting Company Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(d) None of the execution or delivery of this Agreement by the Supporting Company Shareholder, the performance by the Supporting Company Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Supporting Company Shareholder is an entity, result in any breach of any provision of the Supporting Company Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Supporting Company Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Supporting Company Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii)
 and
(iii)
above, as would not adversely affect the ability of the Supporting Company Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(e) The Supporting Company Shareholder is the record and beneficial owner of the Owned Shares and has valid, good and marketable title to the Owned Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement or Governing Documents). Except for the Equity Securities of the Company set forth on
Schedule A
hereto, together with any other Equity Securities of the Company that the Supporting Company Shareholder acquires record or beneficial ownership after the date hereof, the Supporting Company Shareholder does not own, beneficially or of record, any Equity Securities of any Group Company or have the right to acquire any Equity Securities of any Group Company. Except as contemplated in Section 5.2 of the Voting Agreement with respect to a “Sale of the Company” (as defined therein), which does not, for the avoidance of doubt, apply to the transactions contemplated by the Business Combination Agreement or the Ancillary Documents, the Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Owned Shares and, except for this Agreement, the Business Combination Agreement and the Company Shareholders Agreement, the Supporting Company Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Company Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject

Company Shares that would adversely affect the ability of the Supporting Company Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(f) There is no Proceeding pending or, to the Supporting Company Shareholder’s knowledge, threatened in writing against or involving the Supporting Company Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Supporting Company Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
(g) The Supporting Company Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the ENVI Parties and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents to which he, she or it is or will be a party and (ii) he, she or it has been furnished with or given access to such documents and information about the ENVI Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.
(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Supporting Company Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any ENVI Party (including, for the avoidance of doubt, none of the representations or warranties of any ENVI Party set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Supporting Company Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the ENVI Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.
4.
Transfer of Subject Company Shares; Change in Capital Stock
.
(a) Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of ENVI (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Supporting Company Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more other developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Company Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (a) or (b);
provided, however
, that the foregoing shall not apply to any Transfer (A) to a person or entity who is a party to a transaction support agreement with ENVI that is substantially similar to this Agreement, (B) in the case of an individual, by will or intestate succession upon the death of the individual (it being understood and agreed that the appointment of one or more executors, administrators or personal representatives of the estate of an individual shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of this Agreement on behalf of such estate); (C) in the case of an individual, pursuant to a qualified domestic relations order, court order or in connection with a divorce settlement, (D) in the case of an individual, to a trust, family limited partnership or other entity Controlled by such individual and formed primarily for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such individual or any other person with whom the individual has a relationship by blood, marriage or adoption not more remote than first cousin; (E) to an Affiliate Controlled by the Supporting Company Shareholder; or (F) to a nominee or custodian of a permitted transferee under clauses (A) through (E) above; provided, that the Supporting Company Shareholder shall, and shall cause any transferee of any Transfer of the type set forth in clauses (A) through (F) to, enter into a written agreement in form and substance reasonably satisfactory to ENVI, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Supporting Company Shareholder hereunder and the making of all the representations and warranties of the Supporting Company Shareholder set forth in
Section
 3
with respect to such transferee and his, her or its Subject Company Shares received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “
Transfer
” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).
(b) In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of a split-up,
reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Owned Shares” and “Subject Company Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
5.
Termination
. This Agreement (including the proxy granted pursuant to
Section
 1
) shall automatically terminate, without any notice or other action by any Party, and be void ab initio
upon the earliest of (a) the Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the mutual written agreement of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to
Section
 5(b)
shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii)
 Section
 2(a)
(Confidentiality) and the representations and warranties set forth in
Sections 3(g)
and
(h)
 shall each survive any termination of this Agreement, (iii)
 Section
 2(b)
(Public Announcements) and
Section
 16
shall each survive the termination of this Agreement pursuant to
Section
 5(a)
, (iv)
Section
 2(d)
(Trust Account Waiver) shall survive the termination of this Agreement pursuant to
Section
 5(b)
and (A) this
Section
 5
,
Sections 6
and
7
,
Section
 11
,
Section
 14
and
Section
 15
and (B)
 Sections 8
through
10
,
Sections 12
and
13
and
Sections 17
through
22
(to the extent related to any of the provisions that survive the termination of this Agreement) shall survive any termination of this Agreement. For purposes of this Agreement, (x) “
Willful Breach
” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “
Fraud
” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “
Fraud
” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
6.
Fiduciary Duties
. Notwithstanding anything in this Agreement to the contrary, (a) the Supporting Company Shareholder makes no agreement or understanding herein in any capacity other than in the Supporting Company Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Shares, and not in the

Supporting Company Shareholder’s capacity as a director, officer or employee of any Group Company or in the Supporting Company Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction by the Supporting Company Shareholder or any representative of the Supporting Company Shareholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.
7.
No Recourse
. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Affiliated Party (other than the Supporting Company Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any ENVI Affiliated Party, and (b) none of the Company, any Company Affiliated Party (other than the Supporting Company Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any ENVI Affiliated Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby, except, in each case, as provided herein.
8.
Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by
e-mail
(having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the
e-mail
was sent to the intended recipient thereof without an “error” or similar message that such
e-mail
was not received by such intended recipient)), by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) or by reputable overnight courier (fees prepaid) (upon the next Business Day) to the other Parties as follows:
If to ENVI (prior to the Effective Time), to:
Environmental Impact Acquisition Corp.
535 Madison Avenue
New York, NY 10022
Attention: Legal Department
Email: lteipner@cgf.com
With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Steven B. Stokdyk and Brian Duff
steven.stokdyk@lw.com; brian.duff@lw.com
If to the Supporting Company Shareholder, to the address and email set forth on the signature pages hereto.
with a copy (which shall not constitute notice) to:
GreenLight Biosciences, Inc.
200 Boston Avenue, Suite 3100
Medford, MA 02155
Attention: General Counsel
Email: notices@greenlightbio.com

with a copy (which shall not constitute notice) to:
Foley Hoag LLP
155 Seaport Blvd.
Boston, MA 02210
Attention: Dave Broadwin; John D. Hancock
Email: dab@foleyhoag.com; jdh@foleyhoag.com
and a copy (which shall not constitute notice) to:
Foley Hoag LLP
1301 Avenue of the Americas, 25
th
Floor
New York, NY 10019
Attention: Adrienne Ellman
Email: aellman@foleyhoag.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
9.
Entire Agreement
. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
10.
Amendments and Waivers; Assignment.
Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Supporting Company Shareholder and ENVI. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without ENVI’s prior written consent (in the case of the Supporting Company Shareholder) and the Supporting Company Shareholder’s written consent (in the case of ENVI) (in each case, to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this
Section
 10
shall be void.
11.
Fees and Expenses
. Without limiting ENVI’s rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
12.
Remedies
. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that he, she or it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.
Third-Party Beneficiaries
. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.
14.
No Ownership Interest.
Nothing contained in this Agreement will be deemed to vest in ENVI any direct or indirect ownership or incidents of ownership of or with respect to the Subject Company Shares. All rights, ownership and economic benefits of and relating to the Subject Company Shares shall remain vested in and belong to the Supporting Company Shareholder, and ENVI shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Supporting Company Shareholder in the voting of any of the Subject Company Shares, except as otherwise expressly provided herein with respect to the Subject Company Shares. Except as otherwise expressly provided in
Section
 1
, the Supporting Company Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to, or giving (or withholding) the Supporting Company Shareholder’s written consent to any other matters presented to the shareholders of the Company. Without limiting the foregoing, nothing in this Agreement shall obligate or require the Supporting Company Shareholder to exercise an option or warrant to purchase any Company Shares.
15.
Acknowledgements.
The Parties each acknowledge that (x) Latham & Watkins LLP, counsel for ENVI, is representing ENVI in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby and (y) Foley Hoag LLP, counsel for the Company, is representing the Company in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. The Supporting Company Shareholder acknowledges that (x) neither of the foregoing firms is representing the Supporting Company Shareholder in connection with this Agreement, the Merger, the Business Combination Agreement, the Ancillary Documents or the transactions contemplated hereby, thereby or otherwise and (y) he, she or it has had the opportunity to consult with his, her or its own counsel.
16.
Non-Survival
. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time) in this Agreement shall terminate at the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.
17.
Governing Law
. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
18.
Construction
;
Interpretation
. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) the references to the pronoun “they” or “them” when referring to a natural person shall also include the feminine and other genders; (c) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (d) references to “$” or “dollar” or “US$” shall be references to United States dollars; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted
from time to time; and (k) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
19.
Severability
. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
20.
Counterparts
;
Electronic Signatures
. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by
e-mail,
DocuSign (or similar platform) or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
21.
Waiver of Jury Trial
. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS AGREEMENT OR A COPY THEREOF WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 21
.
22.
Submission to Jurisdiction
. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding, claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this
Section
 22
for any reason, (B) any claim that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) any claim that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or overnight courier to such Party’s address set forth in
Section
 8
shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ENVIRONMENTAL IMPACT ACQUISITION CORP.

By:	/s/ Daniel Coyne
Name:	Daniel Coyne
Title:	Chief Executive Officer and Director

Name of Stockholder

By:

Name:

Title:

Email:

SCHEDULE A

Owned Shares

Class/Series Securities	Number of Shares
Company Series A Preferred Shares 1
Company Series B Preferred Shares
Company Series C Preferred Shares
Company Series D Preferred Shares
Company Common Shares

Other Equity Securities of the Company
Company Options
Company Warrants
Convertible Notes

1
To list all shares of Series
A-1
Preferred Stock, Series
A-2
Preferred Stock, and/or Series
A-3
Preferred Stock (each, as defined in the Company’s Certificate of Incorporation) held by the Shareholder.

ANNEX H
GREENLIGHT BIOSCIENCES, INC.
2021 EQUITY AND INCENTIVE PLAN
Section 1.
Purposes of the Plan
The purposes of the GreenLight Biosciences, Inc. 2021 Equity and Incentive Plan (the “Plan”) are to (i) provide long-term incentives and rewards to those employees, officers, directors and other key persons (including consultants) of GreenLight Biosciences, Inc.
(the “Company”) and its Subsidiaries (as defined below) who are in a position to contribute to the long-term success and growth of the Company and its Subsidiaries, (ii) to assist the Company and its Subsidiaries in attracting and retaining persons with the requisite experience and ability, and (iii) to more closely align the interests of such employees, officers, directors and other key persons with the interests of the Company’s stockholders.
Section 2.
Definitions
The following terms shall be defined as set forth below:
“Act”
means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator”
is defined in Section 3(a).
“Award”
or
“Awards,”
except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Dividend Equivalent Rights and Cash Awards.
“Award Agreement”
shall mean the agreement, whether in written or electronic form, specifying the terms and conditions of an Award granted under the Plan.
“Board”
means the Board of Directors of the Company.
“
Business Combination Agreement
” means that certain Business Combination Agreement, dated as of August 9, 2021, by and among the Company (which as of the signing of the Business Combination Agreement was known as Environmental Impact Acquisition Corp.) (“ENVI”), Honey Bee Merger Sub, Inc. (“Merger Sub”) and GreenLight Biosciences, Inc. (the corporation that entered into the Business Combination Agreement with ENVI and Merger Sub).
“Cash Awards”
means Awards granted pursuant to Section 11.
“Change in Control Transaction”
is defined in Section 19.
“Code”
means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Dividend Equivalent Right”
means Awards granted pursuant to Section 12.
“Effective Date”
means the date on which the Plan becomes effective as set forth in Section 21.
“Exchange Act”
means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value”
means the closing price for the Stock on any given date during regular trading, or as reported on the principal exchange on which the Stock is then traded, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

“Grant Date”
means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process.
“Incentive Stock Option”
means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Independent Director”
means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Nonstatutory Stock Option”
means any Stock Option that is not an Incentive Stock Option.
“Option”
or
“Stock Option”
means any option to purchase shares of Stock granted pursuant to Section 6.
“Reporting Persons”
means a person subject to Section 16 of the Exchange Act.
“Restricted Stock Award”
means Awards granted pursuant to Section 8.
“Restricted Stock Units”
means Awards granted pursuant to Section 9.
“Section
 409A”
means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship”
means any relationship as an employee, officer, director or consultant of the Company or a Subsidiary.
“Stock”
means the common stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 4.
“Stock Appreciation Right”
means an Award granted pursuant to Section 7.
“Subsidiary”
means any corporation or other entity (other than the Company) in which the Company owns at least a 50% interest or controls, either directly or indirectly.
“Substitute Award”
means an Award granted pursuant to Section 4(c).
“Termination Date”
means the date, as determined by the Administrator, that an individual’s Service Relationship terminates for any reason.
“Unrestricted Stock Award”
means any Award granted pursuant to Section 10.
Section 3.
Administration Of Plan
(a)
Administrator
. The Plan shall be administered by either the Board or a committee of the Board of not less than two Independent Directors (in either case, the “Administrator”), as determined by the Board from time to time; provided that for purposes of Awards to directors or Reporting Persons of the Company, the Administrator shall be deemed to include only directors who are Independent Directors and no director who is not an Independent Director shall be entitled to vote or take action in connection with any such proposed Award.
(b)
Powers of Administrator
. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Dividend Equivalent Rights and Cash Awards, or any combination of the foregoing, granted to any one or more grantees;
(iii) to determine the number of shares of Stock to be covered by any Award;
(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;
(v) to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect the repricing of such Awards through cancellation and re-grants,
or cancel such Awards in exchange for cash or other Awards;
(vi) to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vii) subject to the provisions of Section 6(a)(ii) or Section 7(a)(iii), to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised;
(viii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;
(ix) at any time to adopt, alter and repeal such rules, guidelines and practices for administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration and operation of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan; and
(x) to make any adjustments or modifications to Awards granted to participants who are working outside the United States and adopt any sub-plans
as may be deemed necessary or advisable for participation of such participants, to fulfill the purposes of the Plan and/or to comply with applicable laws.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)
Delegation of Authority to Grant Awards
. The Administrator, in its discretion, may delegate to one or more executive officers of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards at Fair Market Value, to individuals who are not Reporting Persons. Any such delegation by the Administrator shall include a limitation as to the amount or value of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)
Indemnification
. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.
Section 4.
Stock Issuable Under the Plan; Changes in Stock; Substitution; Director Limits
(a)
Stock Issuable
. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 31,750,000 shares (the “Initial Limit”), plus on January 1, 2022 and on January 1 of each year thereafter, the number of shares reserved and available for issuance under the Plan shall be increased by four percent (4%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the Administrator (the “Annual Increase”), subject to adjustment as provided in Section 4(b) (the “Pool”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on January 1 of each year thereafter by the lesser of the Annual Increase for each year or a number of shares of Stock equal to twice the Initial Limit, subject to adjustment as provided in Section 4(b).
For purposes of this limitation, in respect of any shares of Stock under any Award under the Plan which shares are forfeited, canceled, held back upon the exercise of an Option or settlement of an Award to satisfy the exercise price or tax withholding, satisfied without the issuance of Stock, otherwise terminated, or, for shares of Stock issued pursuant to any unvested full value Award, reacquired by the Company at not more than the grantee’s purchase price (“Unissued Shares”), the number of shares of Stock that were removed from the Pool for such Unissued Shares shall be added back to the Pool and, to the extent consistent with the requirements of Section 422 of the Code such shares may be issued as Incentive Stock Options. The shares available for issuance from the Pool may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury, or shares purchased on the open market. In addition, Substitute Awards shall not reduce the Stock authorized for grant under the Plan, including the shares available to be issued in the form of Incentive Stock Options to the extent consistent with the requirements of Section 422 of the Code; nor shall Stock subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, cancelation, reacquisitions, expiration, termination, cash settlement or non-issuance,
as set forth above.
(b)
Changes in Stock
. Subject to Section 19 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash
assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price per share subject to each outstanding Restricted Stock Award, and (iv) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options or Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the

Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.
(c)
Substitute Awards
. The Administrator may grant Awards (“Substitute Awards”) under the Plan in substitution for stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the Substitute Awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. For the avoidance of doubt, the term “Substitute Awards” does not include awards that were previously issued under the GreenLight Biosciences, Inc. 2012 Stock Incentive Plan, and subsequently assumed in connection with the transactions contemplated by the Business Combination Agreement.
(d)
Maximum Awards to Independent Directors
. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Independent Director in any calendar year shall not exceed: (i) $500,000 in the first calendar year an individual becomes an Independent Director and (ii) $375,000 in any other calendar year;
provided, however
, that this limitation shall be determined without regard to amounts paid to an Independent Director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as an Independent Director;
and provided further
, that the Board may make exceptions to this limit for a
non-executive
chair of the Board with the approval of a majority of the disinterested directors.
Section 5.
Eligibility
Incentive Stock Options may only be granted to employees (including officers and directors who are also employees) of the Company or a Subsidiary. All other Awards may be granted to employees, officers, directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries.
Section 6.
Stock Options
(a)
Stock Options
. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and may be either Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that an Option does not qualify as an Incentive Stock Option, it shall be deemed a Nonstatutory Stock Option.
(b) Stock Options granted pursuant to this Section 6 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(i)
Exercise Price
. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 6 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the Grant Date. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the Grant Date.
(ii)
Option Term
. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to a black-out
period of a Company policy or a
lock-up
agreement undertaken in connection with an offering of securities of the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out
period or
lock-up
agreement subject to the requirements of Section 409A; provided, however, that no such extension will be made if the exercise price of such Option at the date the initial term would otherwise expire is above the Fair Market Value of the Stock on such date.
(iii)
Exercisability; Rights of a Stockholder
. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the Grant Date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(iv)
Method of Exercise
. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:
(A) In cash, or by certified or bank check or other instrument acceptable to the Administrator;
(B) Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(C) By a “cashless exercise” arrangement pursuant to which the optionee delivers to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure;
(D) By a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or
(E) Any other method permitted by the Administrator.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.
(c)
Annual Limit on Incentive Stock Options
. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Nonstatutory Stock Option.
(d)
Non-transferability
of Incentive Stock Options
. No Incentive Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and Incentive Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity.
Section 7.
Stock Appreciation Rights
(a)
Nature of Stock Appreciation Rights
. A Stock Appreciation Right is an Award entitling the recipient to receive cash or shares of Stock, as determined by the Administrator, having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised. Stock Appreciation Rights shall be subject to the following terms and conditions and shall contain such other terms and conditions as shall be determined from time to time by the Administrator.
(i)
Grant Price of Stock Appreciation Rights
. The grant price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the Grant Date.
(ii)
Grant of Stock Appreciation Rights
. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 6 of the Plan.
(iii)
Stock Appreciation Right Term
. The term of a Stock Appreciation Right may not exceed ten years. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to a black-out
period of a Company policy or a
lock-up
agreement undertaken in connection with an offering of securities of the Company, the term of the Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out
period or
lock-up
agreement subject to the requirements of Section 409A; provided, however, that no such extension will be made if the grant price of such Stock Appreciation Right at the date the initial term would otherwise expire is above the Fair Market Value of the Stock on such date. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
Section 8.
Restricted Stock Awards
(a)
Nature of Restricted Stock Awards
. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (if any) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on a continuing Service Relationship and/or achievement of pre-established
performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing a Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
(b)
Rights as a Stockholder
. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to any exceptions or conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 8(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c)
Restrictions
. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee’s Service Relationship terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested as of the Termination Date at its original purchase price, if any, from the grantee or the grantee’s legal representative. Unless otherwise stated in the written instrument evidencing the Restricted Stock Award, any Restricted Stock for which the grantee did not pay any purchase price and which is not vested as of the grantee’s Termination Date shall automatically be forfeited immediately following such termination.
(d)
Vesting of Restricted Stock
. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established
performance goals, objectives and other conditions on which the non-transferability
of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established
performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s Termination Date and such shares shall be subject to forfeiture or the Company’s right of repurchase as provided in Section 8(c) above.
Section 9.
Restricted Stock Units
(a)
Nature of Restricted Stock Units
. A Restricted Stock Unit is a bookkeeping entry representing the right to receive, upon its vesting, one share of Stock (or a percentage or multiple of one share of Stock if so specified in the Award Agreement evidencing the Award) for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on a continuing Service Relationship and/or achievement of pre-established
performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Notwithstanding the foregoing, the Administrator, in its discretion, may determine either at the time of grant or at the time of settlement, that a Restricted Stock Unit shall be settled in cash. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.
(b)
Rights as a Stockholder
. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the unissued shares of Stock underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.
(c)
Termination
. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate immediately upon termination of the grantee’s Service Relationship for any reason.
Section 10.
Unrestricted Stock Awards
Grant or Sale of Unrestricted Stock
. The Administrator may, in its sole discretion, grant (or sell at a purchase price (determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

Section 11.
Cash Awards
The Administrator, in its discretion, may provide for cash payments to be made under the Plan as a form of Award. The Administrator shall determine a cash payment amount, formula or payment range for the Cash Award, the conditions upon which the Cash Award shall become vested or payable, and such other terms and conditions as the Administrator shall determine. Payment, if any, with respect to a Cash Award shall be made in accordance with the terms of the Award.
Section 12.
Dividend Equivalent Rights
(a)
Dividend Equivalent Rights
. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award (other than an Option or Stock Appreciation Right) or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.
Section 13.
Tax Withholding
(a)
Payment by Grantee
. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.
(b)
Payment in Stock
. If provided in the instrument evidencing an Award, either the grantee or the Company may elect to have the statutory minimum required tax withholding obligation satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due.
Section 14.
Transferability of Awards
No Award shall be transferable by the grantee otherwise than by will or by the laws of descent and distribution and all Awards shall be exercisable, during the grantee’s lifetime, only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award Agreement regarding a given Award (other than an Incentive Stock Option), or may agree in writing with respect to an outstanding Award, that the grantee may transfer the Award to members of the grantee’s immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.
Section 15.
Section
 409A Awards
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A, and the Plan and all Award Agreements shall be interpreted accordingly. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall have any liability or obligation to any Award recipient or any other person for any taxes, interests or penalties that may arise as a result of any failure of the Plan or an Award to comply with, or be exempt from, Section 409A.
Section 16.
Termination of Service Relationship
For purposes of the Plan, unless as otherwise set forth in an Award Agreement, the following events shall not be deemed a termination of a Service Relationship:
(a) a transfer to the employment or service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;
(b) any change in status between full-time and part-time employment, or a change in relationship between employee and consultant; or
(c) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment
is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
Section 17.
Amendments and Termination
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders. Nothing in this Section 17 shall limit the Administrator’s authority to take any action permitted pursuant to Sections 3(b) or 4(c).
Section 18.
Status of Plan
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
Section 19.
Change in Control Provisions
(a) In the event of and subject to the consummation of a Change in Control Transaction as defined in this Section 19, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Change in Control Transaction do not provide for the assumption, continuation or substitution of Awards, upon the closing of the Change in Control Transaction (the “Closing”) the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Agreement, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Change in Control Transaction shall become fully vested and exercisable as of the Closing, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the Closing, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Change In Control Transaction in the Administrator’s discretion or to the extent specified in the relevant Award Agreement. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the “Transaction Price” (as defined below) multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Transaction Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Transaction Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Change in Control Transaction as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Transaction Price multiplied by the number of vested shares of Stock under such Awards.
(b) “Change in Control Transaction” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
(c) “Transaction Price,” with respect to a Change in Control Transaction, shall mean the consideration payable, or otherwise to be received by stockholders of the Company, per share of Stock, as determined by the Administrator.

Section 20.
General Provisions
(a)
No Distribution; Compliance with Legal Requirements
. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates, or notations on book records, for Stock and Awards as it deems appropriate. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(b)
Issuance of Stock
. To the extent certificated, stock certificates shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).
(c)
Awards to Non U.S. Recipients
. Notwithstanding anything to the contrary contained in this Plan, Awards may be made to an individual who is a foreign national or employed or performing services outside of the United States on such terms and conditions different from those specified in the Plan as the Administrator considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws. The Administrator may establish subplans with respect to such Awards and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan). Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
(d)
Other Compensation Arrangements; No Employment Rights
. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)
Trading Policy Restrictions
. Option exercises and other Awards under the Plan shall be subject to such company’s insider trading policy, as in effect from time to time.
(f)
Forfeiture of Awards under Sarbanes-Oxley Act; Clawback Policy
. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the
12-month
period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. In addition, Awards under the Plan shall be subject to any policy of the Company providing for forfeiture of incentive or performance based compensation in the event of an individual’s misconduct, or certain changes in the financial reporting or financial results of the Company (such policy, a “Clawback Policy”), as may be in effect from time to time.
(g)
Delivery and Execution of Electronic Documents
. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan and any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit participants in the Plan to electronically execute applicable Plan documents (including but not limited to, Award Agreements) in a manner prescribed by the Administrator.

Section 21.
Effective Date of Plan, Term of Plan
This Plan shall become effective upon the date immediately preceding the date of the closing of the transactions contemplated by the Business Combination Agreement, subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
Section 22.
Governing Law
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS: __________, __ 2021
DATE APPROVED BY STOCKHOLDERS: __________, __ 2021

ANNEX I
GreenLight Biosciences, Inc.
2021 EMPLOYEE STOCK PURCHASE PLAN
1.
Purpose of the Plan
The purpose of the GreenLight Biosciences, Inc. 2021 Employee Stock Purchase Plan (the “
Plan
”) is to provide eligible employees of GreenLight Biosciences, Inc. (the “
Company
”) and each Designated Company (as defined below) with the opportunity to purchase shares of the Company’s common stock, par value $0.0001 per share (the “
Stock
”).
The Plan is comprised of two components: (a) the “
423 Component
,” pursuant to which rights to purchase Stock that satisfy the requirements for an “employee stock purchase plan” within the meaning of Section 423(b) of the Code (a “
Qualified ESPP
”) may be granted to eligible Employees, and (b) the “
Non-423
Component
,” pursuant to which rights to purchase Stock under the Plan that are not intended to satisfy such requirements may be granted to eligible employees. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as a Qualified ESPP. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Administrator, the
Non-423
Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings under the 423 Component which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan, the Offering Document or the requirements of a Qualified ESPP), and the Company will designate which Designated Company is participating in each separate Offering.
2.
Definitions
The following terms shall be defined as set forth below:
“Administrator”
is defined at
Section
 3
.
“
Affiliate
” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with the Company.
“Board”
means the Board of Directors of the Company.
“Change in Control”
means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Code”
means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“
Compensation
” means the amount of base pay, prior to salary reduction such as pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains related to Company stock options or other share-based awards, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.
“
Designated Company
” means any present or future Affiliate or Subsidiary that has been designated by the Administrator to participate in the Plan. The current list of Designated Companies is attached hereto as
Appendix A
.
“Effective Date”
means the date on which the Plan becomes effective as set forth in
Section
 21
.
“
Employee
” means any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by the Company or any Designated Company.
“
Exercise Date
” means the last day of each Offering.
“Fair Market Value”
means the closing price for the Stock on any given date during regular trading, or as reported on the principal exchange on which the Stock is then traded, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.
“Option”
means any option to purchase shares of Stock granted pursuant to
Section
 10
.
“
Offering
” is defined at
Section
 6
.
“
Offering Commencement Date
” means the first day of each Offering.
“
Option Price
” means the purchase price of a share of Stock hereunder as provided in
Section
 10
.
“
Participant
” means an eligible Employee that participates in the Plan.
“
Parent
” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
“
Subsidiary
” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.
“
Trading Date
” means a date on which the national stock exchange on which the Stock is listed is open for trading.
3.
Administration
The Plan will be administered by the Board or the Compensation Committee of the Board or such other person or persons (the “
Administrator
”) appointed by the Board. The Administrator has authority at any time to: (i) designate any Subsidiary or Affiliate as a Designated Company, or revoke any such designation, and further designate such companies or Participants as participating in the 423 Component or the
Non-423
Component; (ii) determine which affiliates or eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the
Non-423
Component; (iii) determine which Designated Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings); (iv) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (v) interpret the terms and provisions of the

Plan; (vi) make all determinations it deems advisable for the administration of the Plan, including to accommodate the specific requirements of applicable laws, regulations and procedures in jurisdictions outside the United States; (vii) decide all disputes arising in connection with the Plan; and (viii) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants.
4.
Shares Authorized
Subject to the adjustment provisions of
Section
 15
, the maximum number of shares of Stock that may be issued under the Plan will be 2,000,000 shares, plus an additional number of shares added on January 1, 2022 and January 1 of each year thereafter until the Plan terminates pursuant to
Section
 17
, in an amount equal to the lesser of (i) 4,000,000 shares of Stock, (ii) four percent (4%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of shares of Stock as determined by the Administrator. If any Option granted under the Plan terminates without having been exercised in full, the shares of Stock not purchased under such Option will again become available for issuance under the Plan. Shares issued upon exercise of an Option may be from authorized but unissued Stock, from shares held in the treasury of the Company, or from any other proper source.
5.
Eligibility
Except as otherwise determined by the Administrator in advance of an Offering, all Employees of the Company and each Designated Company are eligible to participate in any one or more of the Offerings under the Plan. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system are not considered to be Employees of the Company or any Designated Company and shall not be eligible to participate in the Plan.
6.
Offerings
The Company may make one or more offerings to eligible Employees to purchase Stock under the Plan (“
Offerings
”). Unless otherwise determined by the Administrator, an Offering will begin on the first Trading Day occurring on or after each January 1 and July 1, and will end on the last Trading Date occurring before the July 1 and January 1 thereafter, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration.
7.
Participation
An eligible Employee may participate in an Offering by submitting an enrollment form to the Company or an agent designated by the Company at least 15 business days before the Offering Commencement Date (or by such other deadline as shall be established by the Administrator for the Offering). The enrollment form (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) will (a) state a whole percentage or amount to be deducted from the Employee’s Compensation per pay period, (b) authorize the purchase of Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Stock purchased for such individual are to be issued. An Employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions or contributions and purchases will continue at the same percentage or amount of Compensation for future Offerings, provided he or she remains eligible.
8.
Employee Contributions
.
An eligible Employee may authorize payroll deductions or contributions at a minimum of one percent (1%) up to a maximum of 15 percent (15%) of such Employee’s Compensation for each pay period or such other maximum as may be specified by the Administrator in advance of an Offering. The Company will maintain book accounts showing the amount of payroll deductions or contributions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions or contributions, except as may be required by applicable law. If payroll deductions or contributions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions or contributions” in this
Section
 8
(or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this
Section
 8
.
9.
Contribution Changes; Withdrawal
(a) Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction or contributions during any Offering, but may increase or decrease his or her payroll deduction or contributions with respect to the next Offering by filing a new enrollment form at least fifteen (15) business days before the next Offering Commencement Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction or contributions during an Offering.
(b) A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to the Company or an agent designated by the Company (in accordance with such procedures as may be established by the Administrator). The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an Employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with
Section
 7
.
10.
Grant of Options
On each Offering Commencement Date, the Company will grant to each eligible Employee who is then a Participant in the Plan an option (“
Option
”) to purchase, on the last day of such Offering (the “
Exercise Date
”) and at the Option Price (as defined herein) hereinafter provided for, the lowest of (a) a number of shares of Stock determined by dividing such Participant’s accumulated payroll deductions or contributions on such Exercise Date by the Option Price, (b) the number of shares of Stock determined by dividing $25,000 by the Fair Market Value of the Stock on the Offering Commencement Date for such Offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions or contributions on the Exercise Date. The purchase price for each share purchased under each Option (the “
Option Price
”) will be eighty-five percent (85%) of the Fair Market Value of the Stock on the Offering Commencement Date or the Exercise Date, whichever is less.
Notwithstanding the foregoing, no Employee shall be eligible for the grant of an Option under the 423 Component if such Employee, immediately after the Option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant. In addition, no Employee may be granted an Option under the 423 Component which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time.

11.
Exercise of Option and Purchase of Shares
Each Employee who continues to be a Participant in the Plan on an Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions or contributions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of an Offering, any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering and any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.
Notwithstanding the foregoing, if the total number of shares of Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions or contributions accumulated on behalf of each Participant that would otherwise be used to purchase Stock on such Exercise Date.
12.
Issuance of Certificates
Certificates or book-entries at the Company’s transfer agent representing shares of Stock purchased under the Plan may be issued only in the name of the Employee, in the name of the Employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the Employee to be his, her or their, nominee for such purpose.
13.
Rights on Termination or Transfer of Employment
If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction or contributions will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, if permitted by the Administrator and valid under applicable law, to his or her designated beneficiary or to the legal representative of his or her estate. An Employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be a Subsidiary or Affiliate, or if the Employee is transferred to any corporation other than the Company or a Designated Company. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Companies or a Designated Company and the Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the
Non-423
Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the
Non-423
Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified
under the
Non-423
Component. Further, an Employee will not be deemed to have terminated employment for purposes of this
Section
 13
, if the Employee is on an approved leave of absence where the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.
14.
Special Rules and
Sub-Plans
Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans
applicable to the Employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has Employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contributions by other means, establishment of bank or trust accounts to hold payroll deductions or contributions, payment of interest, conversion of local currency, obligation to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements; provided that if such special rules or sub-plans
are inconsistent with the requirements of Section 423(b) of the Code the Employees subject to such special rules or sub-plans
will participate in the
Non-423
Component. Any special rules or
sub-plans
established pursuant to this
Section
 14
shall, to the extent possible, result in the Employees subject to such rules having substantially the same rights as other Participants in the Plan.
15.
Adjustment in Case of Changes Affecting Stock; Change in Control
In the event of a subdivision of outstanding shares of Stock, the payment of a dividend in Stock or any other change affecting the Stock, the number of shares approved for the Plan and the share limitation set forth in
Section
 10
shall be equitably or proportionately adjusted to give proper effect to such event. In the case of and subject to the consummation of a Change in Control, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:
(a) to provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion;
(b) to provide that the outstanding Options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c) to make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future;
(d) to provide that the Offering with respect to which an Option relates will be shortened, and that the Exercise Date with respect to such Offering shall be the last Trading Date of such shortened period (the “
New Exercise Date
”). The New Exercise Date will occur before the date of the Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering; and
(e) to provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.
16.
Amendment of the Plan
The Board may at any time and from time to time amend the Plan in any respect, except that (i) without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the 423 Component of the Plan or making any other change to the 423 Component of the Plan that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code; and (ii) no amendment to the Plan that would require stockholder approval under the rules of any securities exchange or market system will be made without such approval.

17.
Termination of the Plan; Term of Plan
The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded. Unless terminated earlier, the Plan shall automatically terminate on the ten-year
anniversary of the Effective Date.
18.
Compliance with Law
The Company’s obligation to sell and deliver Stock under the Plan is subject to applicable laws and the completion of any registration or qualification of the Stock under any U.S. or
non-U.S.
local, state or federal securities or exchange control law, or under rulings or regulations of the SEC or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and
non-U.S.
local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Stock with the SEC or any other U.S. or
non-U.S.
securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock.
19.
Miscellaneous
(a)
No Rights as a Shareholder
. Neither the granting of an Option to a Participant nor the deductions or contributions from his or her pay shall result in such Participant becoming a holder of the shares of Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.
(b)
Required Notification upon Sale of Shared under the 423 Component
. Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.
(c)
No Transferability
. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.
(d)
No Right to Employment
. Neither eligibility to participate in nor participation in the Plan shall be deemed to create any right of continued employment or in any way affect to the right of the Company or a Designated Company to terminate employment of any Employee.
(e)
Unfunded Plan
. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.
(f)
Governing Law
. The Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles
20.
Tax Withholding
Participation in the Plan is subject to any applicable U.S. and
non-U.S.
federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may withhold from the proceeds of the sale of Stock or use any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation
Section 1.423-2(f)
with respect to the 423 Component. The Company will not be required to issue any Stock under the Plan until such obligations are satisfied.
21.
Effective Date and Approval of Shareholders
The Plan shall take effect on the date immediately preceding the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of August 9, 2021, by and among the Company (which as of the signing of the Business Combination Agreement was known as Environmental Impact Acquisition Corp.) (“
ENVI
”)), Honey Bee Merger Sub, Inc. (“
Merger Sub
”) and GreenLight Biosciences, Inc. (the corporation that entered into the Business Combination Agreement with ENVI and Merger Sub), subject to approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders within 12 months before or after the date the Plan is adopted by the Board.
DATE APPROVED BY BOARD OF DIRECTORS:

,

, 2021
DATE APPROVED BY STOCKHOLDERS:

,

, 2021

APPENDIX A
Designated Companies

ANNEX J
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENVIRONMENTAL IMPACT ACQUISITION CORP.
                    , 2021
Environmental Impact Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “
Corporation
”), DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “
Environmental Impact Acquisition Corp.
”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 2, 2020 (the “
Original Certificate
”).
2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on January 13, 2021 (as amended from time to time, the “
Existing Certificate
”).
3. This Second Amended and Restated Certificate of Incorporation (the “
Certificate of Incorporation
”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with Sections 211, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “
DGCL
”).
4. This Certificate of Incorporation shall become effective simultaneously with, and not before or after, the filing with the Secretary of State of Delaware of that certain Certificate of Merger of Honey Bee Merger Sub, Inc., a Delaware corporation, with and into GreenLight Biosciences, Inc., a Delaware corporation, with the Secretary of the State of Delaware or, if later, the time specified in such Certificate of Merger for the merger contemplated therein to become effective.
5. The text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the public benefit corporation is GreenLight Biosciences, PBC (the “
Corporation
”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any act or activity to improve the public health and wellbeing of people and the environment by, among other things, engineering, developing and commercializing biological products that can reduce chemicals in the environment and promote health through delivery of high quality, affordable solutions that improve outcomes for people and the planet, and to engage in any other lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is The Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1
Authorized Capital Stock
. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 510,000,000 shares, consisting of (a) 500,000,000 shares of common stock (the “
Common Stock
”) and (b) 10,000,000 shares of preferred stock (the “
Preferred Stock
”).
Section 4.2
Preferred Stock
. The Board of Directors of the Corporation (the “
Board
”) is hereby expressly authorized, without any action or vote by the Corporation’s stockholders (except as may be provided by the terms of any class or series of Preferred Stock then outstanding), to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “
Preferred Stock Designation
”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Subject to
Article IX
and the rights, if any, of the holders of any outstanding series of Preferred Stock under any Preferred Stock Designation, the number of authorized shares of Preferred Stock or any series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section 4.3 Common Stock.
(a)
Voting
.
(i) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.
(iii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(iv) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
(b)
Dividends
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)
Liquidation, Dissolution or Winding Up of the Corporation.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4
Rights and Options
. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options;
provided, however
, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1
Board Powers
. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws of the Corporation (“
Bylaws
”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders;
provided, however
, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2
Number, Election and Term
.
(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b) Subject to
Section
 5.5
hereof, the Board is and shall continue to be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation after January 13, 2021, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation after January 13, 2021, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation after January 13, 2021. At each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation after

January 13, 2021, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third annual meeting of the stockholders of the Corporation thereafter. Subject to
Section
 5.5
hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights, if any of the holders of shares of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
(c) Subject to
Section
 5.5
hereof, a director shall hold office until the annual meeting for the year in which such director’s term expires and thereafter until the election and qualification of such director’s successor in office, subject to such director’s earlier death, resignation, retirement, disqualification or removal.
(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.
Section 5.3
Newly Created Directorships and Vacancies
. Subject to
Section
 5.5
hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred.
Section 5.4
Removal
. Subject to
Section
 5.5
hereof and except as otherwise required by this Certificate of Incorporation (including any Preferred Stock Designation), any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5
Preferred Stock Directors
. Notwithstanding any other provision of this
Article
V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation), and such directors shall not be included in any of the classes created pursuant to this
Article V
unless expressly provided by such terms.
Section 5.6
Quorum
. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders;
provided, however
, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws;
provided further,
however
, that if the Board recommends that stockholders approve such adoption, amendment, alteration or repeal at such meeting of stockholders, such adoption, amendment, alteration or repeal shall only require the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class;
and provided further, however
, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1
Meetings
. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.
Section 7.2
Advance Notice
. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3
Action by Written Consent
. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION; INSURANCE
Section 8.1
Limitation of Director Liability
. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2
Indemnification and Advancement of Expenses
.
(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “
Proceeding
”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “
Indemnitee
”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition;
provided, however
, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this
Section
 8.2
or otherwise. The rights to indemnification and advancement of expenses conferred by this
Section
 8.2
shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this
Section
 8.2(a)
, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.
(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this
Section
 8.2
shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c) Any amendment, alteration, change or repeal of this
Section
 8.2
by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this
Section
 8.2
, shall, unless otherwise required by law, be prospective only (except to the extent such amendment, alteration, change, repeal or adoption permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such amendment, alteration, change, repeal or adoption in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such amendment, alteration, change, repeal or adoption.
(d) This
Section
 8.2
shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.
Section 8.3
Insurance
. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, against all liability and loss suffered and expenses incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability, loss or expense under the DGCL.
ARTICLE IX
AMENDMENT; SEVERABILITY
Section 9.1
General
. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in
Article VIII
, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this
Article IX
.

Section 9.2
Voting Requirements
. Notwithstanding anything contained in this Certificate of Incorporation (including any Preferred Stock Designation) to the contrary, in addition to any vote required by applicable law, this Certificate of Incorporation (including any Preferred Stock Designation) or the Bylaws, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to reduce the total number of shares of Preferred Stock authorized to be issued by the Corporation or to amend, alter, change or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with,
Section
 4.2
,
Article V
,
Article VI
,
Article VII
,
this
Article IX
or
Article X
. No amendment, alteration, change or repeal of, or adoption of any provision of this Certificate of Incorporation inconsistent with, any of
Section
 4.2
,
Article V
,
Article VI
,
Article VII
, this
Article IX
or
Article X
shall adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such amendment, alteration, change, repeal or adoption.
Section 9.3
Severability
. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 10.1
Forum
. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (the “
Court of Chancery
”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or Proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine (as defined by the laws of the State of Delaware) and, if brought outside the State of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this
Section
 10.1
will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 10.2
Consent to Jurisdiction
. If any action the subject matter of which is within the scope of
Section
 10.1
immediately above is filed in a court other than a court located within the State of Delaware (a “
Foreign Action
”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce
Section
 10.1
immediately above (an “
FSC Enforcement Action
”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 10.3
Notice
. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this
Article X
.
ARTICLE XI
CORPORATE OPPORTUNITY
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply to any director of the Corporation who is not an officer or employee of the Corporation or any of its subsidiaries (any such director, a “
Covered Director
”) in circumstances where the application of any such doctrine would conflict with any fiduciary duty or contractual obligation such Covered Director may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any interest or expectancy that any Covered Director will offer to the Corporation any such corporate opportunity of which he or she may become aware, except that the doctrine of corporate opportunity shall apply with respect to any Covered Director with respect to a corporate opportunity that is presented or offered to, or acquired, created or developed by, or otherwise comes into the possession of, such Covered Director solely in his or her capacity as a director of the Corporation, and the Covered Director is permitted to present that opportunity to the Corporation without violating any legal obligation. An opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is not financially or legally able to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Environmental Impact Acquisition Corp. has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ENVIRONMENTAL IMPACT ACQUISITION CORP.

By:

Name:
Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

ANNEX K

Confidential	August 9, 2021
Board of Directors
Environmental Impact Acquisition Corp.
535 Madison Avenue
New York, NY 10022
Dear Members of the Board of Directors:
Environmental Impact Acquisition Corp. (“
ENVI
”) has engaged Duff & Phelps, A Kroll Business operating as Kroll, LLC (“
Duff
 & Phelps
”) to serve as an independent financial advisor to the Board of Directors (the “
Board of Directors
”) of ENVI (solely in their capacity as members of the Board of Directors) in connection with the Board of Directors’ consideration of ENVI’s business combination transaction with GreenLight Biosciences, Inc. (“
GreenLight”
) (the “
Initial Business Combination
”). Specifically, the Board of Directors has requested that Duff & Phelps provide it with a written opinion as to whether the consideration to be paid by ENVI pursuant to the Business Combination Agreement (as defined below) is fair to ENVI, from a financial point of view (this “
Opinion
”). Capitalized terms used but not defined herein have the meanings set forth in the Business Combination Agreement.
It is Duff & Phelps’ understanding that (i) ENVI is contemplating entering into a Business Combination Agreement, to be dated as of August 9, 2021 (the “
Business Combination
Agreement
”), by and among ENVI, Honey Bee Merger Sub, Inc., a wholly-owned subsidiary of ENVI (“
Merger Sub
”), and GreenLight, and (ii) pursuant to the Business Combination Agreement, Merger Sub will merge with and into GreenLight, with GreenLight as the surviving company in the merger and, after giving effect to such merger, GreenLight will be a wholly-owned subsidiary of ENVI.
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate to render this Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

Board of Directors
Environmental Impact Acquisition Corp.

August 9, 2021

1.	Reviewed the following documents:

a.
ENVI’s audited balance sheet as of January 19, 2021 included in ENVI’s Form 8-K filed with the Securities and Exchange Commission (“
SEC”
) on January 25, 2021, ENVI’s audited balance sheet as of December 31, 2020 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 2, 2020 (Inception) through December 31, 2020 included in ENVI’s Form 10-K filed with the SEC on March 26, 2021, and ENVI’s unaudited interim financial statements as of and for the three months ended March 31, 2021 included in ENVI’s Form 10-Q filed with the SEC on May 24, 2021;

b.
Audited financial statements of GreenLight as of and for the year ended December 31, 2019, unaudited financial information of GreenLight as of and for the year ended December 31, 2020 and for the three months ended March 31, 2021 and the six months ended June 30, 2021, which GreenLight’s management identified as being the most current financial statements available;

c.
Other internal documents relating to the history, current operations, and probable future outlook of GreenLight, including financial projections of Greenlight for the years ended December 31, 2021 through December 31, 2025, prepared by GreenLight and provided to us by the management of ENVI (the “
Financial Projections
”);

d.
A letter dated August 9, 2021 from the management of ENVI and GreenLight which made certain representations as to historical financial statements, the Financial Projections and the assumptions underlying the Financial Projections, for ENVI and GreenLight, respectively;

e.	Industry reports that Duff & Phelps deemed relevant;

f.	The GreenLight PIPE Investor Deck, dated August 9, 2021; and

g.	A draft of the Business Combination Agreement, by and among Environmental Impact Acquisition Corp., Honey Bee Merger Sub, Inc., and GreenLight Biosciences, Inc., dated August 8, 2021;

2.	Discussed the information referred to above and the background and other elements of the Initial Business Combination with the management of ENVI and with the management of GreenLight;

3.	Discussed with ENVI management and GreenLight management the plans and intentions with respect to the management and operation of ENVI following the completion of the Initial Business Combination;

4.	Reviewed the historical trading price and trading volume of ENVI’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Initial Business Combination and the Business Combination Agreement, Duff & Phelps, with ENVI’s consent:

1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including ENVI management, and did not independently verify such information;

Board of Directors
Environmental Impact Acquisition Corp.

August 9, 2021

2.
Relied upon the fact that the Board of Directors and ENVI have been advised by counsel as to all legal matters with respect to the Initial Business Combination, including whether all procedures required by law to be taken in connection with the Initial Business Combination have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections or the underlying assumptions;

4.	Assumed that information supplied by and representations made by ENVI management are substantially accurate regarding ENVI, GreenLight and the Initial Business Combination;

5.	Assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of ENVI or GreenLight since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Initial Business Combination will be satisfied and that the Initial Business Combination will be completed in accordance with the
Business Combination Agreement without any material amendments thereto or any material waivers of any terms or conditions thereof; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Initial Business Combination will be obtained without any adverse effect on ENVI, GreenLight, or the contemplated benefits expected to be derived in the Initial Business Combination.

Given ENVI’s nature as a special purpose acquisition company, for purposes of this Opinion and at ENVI’s direction and with ENVI’s consent, Duff & Phelps has assumed a value of $10.00 per share of ENVI Class A Common Stock and ENVI Class B Common Stock, with such $10.00 value being based on the sale price of the Units of ENVI sold in ENVI’s initial public offering of Units and the approximate amount of cash contained in ENVI’s trust account per outstanding share of ENVI Class A Common Stock (excluding, for the avoidance of doubt, any dilutive impact of the shares of ENVI Class B Common Stock, any warrants of ENVI or any other securities). Duff & Phelps has further assumed, for purposes of this Opinion and at ENVI’s direction and with ENVI’s consent, that ENVI Class A Common Stock and ENVI Class B Common Stock are identical in all respects.
To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Initial Business Combination.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Board of Directors
Environmental Impact Acquisition Corp.

August 9, 2021

Duff & Phelps did not evaluate ENVI’s or GreenLight’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Initial Business Combination, the assets, businesses or operations of ENVI or any alternatives to the Initial Business Combination, (ii) negotiate the terms of the Initial Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from ENVI’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Initial Business Combination, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Initial Business Combination.
Duff & Phelps is not expressing any opinion as to the market price or value of ENVI’s common stock or securities or GreenLight’s common stock or securities (or anything else) after the announcement or the consummation of the Initial Business Combination. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of ENVI’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of ENVI’s or GreenLight’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by ENVI in the Initial Business Combination, or with respect to the fairness of any such compensation.
This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Initial Business Combination and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Initial Business Combination versus any alternative strategy or transaction; (ii) does not address any transaction related to the Initial Business Combination, including the PIPE Financing; (iii) is not a recommendation as to how the Board of Directors or any stockholder of ENVI should vote or act with respect to any matters relating to the Initial Business Combination, or whether to proceed with the Initial Business Combination or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable by ENVI under any circumstances; instead, it merely states whether the consideration to be paid by ENVI pursuant to the Business Combination Agreement is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Initial Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party or person.
Except for the Opinion expressed herein, Duff & Phelps does not express any view or opinion as to (i) any other term, aspect or implication of (a) the Initial Business Combination (including, without limitation, the form or structure of the Initial Business Combination) or the Business Combination Agreement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Initial Business Combination or (ii) the fairness, financial or otherwise, of the Initial Business Combination and/or the Business Combination Agreement to, or of any consideration to be paid to or received by, the holders of any class of securities of ENVI or GreenLight. This Opinion does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of ENVI or any other party or person). Duff & Phelps also does not address, or express a view with respect to, any acquisition of control or effective control of ENVI by any stockholder or group of stockholders of GreenLight.

Board of Directors
Environmental Impact Acquisition Corp.

August 9, 2021

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and ENVI dated June 25, 2021 (the “
Engagement Letter
”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, the entirety of Duff & Phelps’ fee is earned upon the delivery by Duff & Phelps of this Opinion to the Board of Directors; a portion of such fee is payable upon delivery of this Opinion and a portion is payable upon the closing of the Initial Business Combination. In addition, Duff & Phelps expects to be reimbursed for reasonable out-of-pocket expenses it incurred in connection with this engagement. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has provided corporate finance advisory services and valuation services to ENVI. For the prior corporate finance advisory services engagement, which was terminated prior to engagement completion, Duff & Phelps expects to be reimbursed for reasonable out-of-pocket expenses it incurred. For the prior valuation services engagement, Duff & Phelps received customary fees, expense reimbursement, and indemnification. Duff & Phelps may provide future additional financial advisory or other services to ENVI or its affiliates.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the consideration to be paid by ENVI pursuant to the Business Combination Agreement is fair to ENVI, from a financial point of view.
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,

Duff & Phelps, A Kroll Business
Kroll, LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of directors and officers
The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits and Financial Statements Schedules
(a) Exhibits.

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of August 9, 2021, by and among Environmental Impact Acquisition Corp., Honey Bee Merger Sub, Inc., and GreenLight Biosciences, Inc. (included as Annex A to the proxy statement/prospectus).

3.1	Form of Certificate of Incorporation of New GreenLight (included as Annex B to the proxy statement/prospectus).

3.2	Form of Public Benefit Corporation Certificate of Incorporation of New GreenLight (included as Annex J to the proxy statement/prospectus).

3.3	Form of Bylaws of New GreenLight (included as Annex C to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on December 21, 2020).

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on December 21, 2020).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on December 21, 2020).

5.1**	Opinion of Latham & Watkins LLP.

8.1**	Tax opinion of .

10.1	Sponsor Letter Agreement, dated as of August 9, 2021 by and among the CG Investments Inc. VI, Environmental Impact Acquisition Corp., HB Strategies, LLC, David Brewster, Jennifer E. Pardi, Deval L. Patrick and GreenLight Biosciences, Inc. (included as Annex D to the proxy statement/prospectus).

Exhibit Number	Description

10.2	Form of Subscription Agreement (included as Annex E to the proxy statement/prospectus).

10.3	Form of Investor Rights Agreement (included as Annex F to the proxy statement/prospectus).

10.4	Form of GreenLight Transaction Support Agreement (included as Annex G to the proxy statement/prospectus).

10.5+	Form of New GreenLight 2021 Equity and Incentive Plan (included as Annex H to the proxy statement/prospectus).

10.6+	Form of New GreenLight 2021 Employee Stock Purchase Plan (included as Annex I to the proxy statement/prospectus).

10.7+	Form of Non-Qualified Stock Option Agreement under the New GreenLight 2021 Equity Incentive Plan.

10.8+	Form of Incentive Stock Option Agreement under the New GreenLight 2021 Equity Incentive Plan.

10.9+	Form of Restricted Stock Unit Agreement under the GreenLight Biosciences, Inc. 2021 Equity Incentive Plan.

10.10+	Form of Restricted Stock Award Agreement under the GreenLight Biosciences, Inc. 2021 Equity Incentive Plan.

10.11	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed by the Registrant on December 21, 2020).

10.12*+†	Amended and Restated Employment Agreement dated May 25, 2015, between GreenLight Biosciences, Inc. and Andrey Zarur.

10.13*+†	Employment Offer Letter, dated July 21, 2015, between GreenLight Biosciences, Inc. and Carole Cobb.

10.14*+†	Employment Offer Letter, dated April 29, 2019, between GreenLight Biosciences, Inc. and Susan Keefe.

10.15	[Reserved]

10.16*	Lease Agreement, dated September 30, 2021, by and between ARE-NC Region No. 17 LLC and GreenLight Biosciences, Inc.

10.17**	Form of New GreenLight Indemnification Agreement.

10.18*	Commercial Lease, dated April 27, 2009, by and between Cummings Properties, LLC and GreenLight Biosciences Inc., as amended

10.19*	Loan and Security Agreement, dated September 22, 2021, by and between Silicon Valley Bank and GreenLight Biosciences, Inc.

10.20*†	Warrant to Purchase Shares of Common Stock, dated September 22, 2021, by and between Silicon Valley Bank and GreenLight Biosciences, Inc.

10.21(a)*†	Grant Agreement, dated July 20, 2020, by and between the Bill & Melinda Gates Foundation and GreenLight Biosciences, Inc.

10.21(b)*†	Amendment to Grant Agreement, dated July 20, 2020, by and between the Bill & Melinda Gates Foundation and GreenLight Biosciences, Inc.

10.22*†	Development and Option Agreement, dated August 24, 2020, by and between Acuitas Therapeutics, Inc. and GreenLight Biosciences, Inc.

10.23*†	Non-Exclusive License Agreement, dated September 1, 2020, by and between Acuitas Therapeutics, Inc. and GreenLight Biosciences, Inc.

10.24*†	Assignment and License Agreement dated December 10, 2020 by and between Bayer CropScience LLP and GreenLight Biosciences, Inc.

Exhibit Number	Description

10.25*	Master Equipment Financing Agreement, dated March 29, 2021, by and between Trinity Capital Inc. and GreenLight Biosciences, Inc.

10.26*	Warrant to Purchase Shares of Series B Preferred Stock, dated August 26, 2014, by and between Silicon Valley Bank and GreenLight Biosciences, Inc.

10.27*	Warrant to Purchase Shares of Common Stock, dated June 14, 2016, by and between Silicon Valley Bank and GreenLight Biosciences, Inc.

10.28*	Warrant to Purchase Shares of Series D Preferred Stock, dated July 24, 2020 issued to Leerink Partners Co-Investment Fund, LLC by GreenLight Biosciences, Inc.

10.29+*	GreenLight Biosciences, Inc. 2012 Stock Incentive Plan, as amended.

10.30*†	License and Sponsored Research Agreement, dated April 2010, between Yissum Research Development Company of the Hebrew University of Jerusalem LTD and Beeologics, Inc.

10.31*†	Assignment Agreement, dated December 10, 2020, by and between Beeologics, Inc. and GreenLight Biosciences, Inc.

10.32*	Promissory Note, dated August 9, 2021, between Environmental Impact Acquisition Corp. and HB Strategies LLC.

10.33*†	Master Services Agreement, dated November 24, 2021, between Samsung Biologics Co., LTD. and GreenLight Biosciences, Inc, as amended.

10.34†	Product Specific Agreement, dated November 24, 2021, between Samsung Biologics Co., LTD. and GreenLight Biosciences, Inc.

10.35††	Venture Loan and Security Agreement, dated December 10, 2021, between Horizon Technology Finance Corporation, Powerscourt Investments XXV, LP, and Greenlight Biosciences, Inc.

23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Environmental Impact Acquisition Corp.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for GreenLight Biosciences, Inc.

23.3**	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

23.4**	Consent of (included as part of Exhibit 8.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Consent of Andrey Zarur to be named as a director.

99.2	Consent of Duff & Phelps.

99.3**	Form of Proxy for the Special Meeting.

99.4*	Consent of Charles Cooney to be named as a director.

99.5*	Consent of Ganesh Kishore to be named as a director.

99.6*	Consent of Eric O’Brien to be named as a director.

99.7	[Reserved]

99.8*	Consent of Matthew Walker to be named as a director.

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH	Inline XBRL Taxonomy Extension Schema

101.CAL	Inline XBRL Taxonomy Calculation Linkbase

Exhibit Number	Description

101.LAB	Inline XBRL Taxonomy Label Linkbase

101.PRE	Inline XBRL Definition Linkbase Document

101.DEF	Inline XBRL Definition Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Previously filed
**	To be filed by amendment.
+	Indicates management contract or compensatory plan.
†
Certain identified information has been excluded from this exhibit because either (a) the information is both not material and the type of information that the Registrant treats as private or confidential or (b) disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.

††
Schedules and exhibits to this Exhibit omitted pursuant to Regulation
S-K
Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.

Item 22. Undertakings

11.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

12.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

13.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

14.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

15.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

16.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 23rd day of December, 2021.

ENVIRONMENTAL IMPACT ACQUISITION CORP.

By:	/s/ Daniel Coyne
Name: Daniel Coyne
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Daniel Coyne Daniel Coyne	Chief Executive Officer, President and Director (Principal Executive Officer)	December 23, 2021

/s/ Marc Marano Marc Marano	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 23, 2021

* Jennifer Pardi	Director	December 23, 2021

* Deval Patrick	Director	December 23, 2021

* David Brewster	Director	December 23, 2021

* Dean Seavers	Director	December 23, 2021

*By:	/s/ Daniel Coyne
Daniel Coyne
attorney-in-fact